Form 10-K, Exhibit 13
period 1993-12-31
PPG INDUSTRIES INC
filed 1994-02-17
CIK 79879

                                                           EXHIBIT 13

                          FINANCIAL AND OPERATING REVIEW

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of PPG Industries, Inc.:
  We have audited the accompanying balance sheet of PPG Industries, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of PPG Industries, Inc. and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.
  As discussed in Note 2 to the financial statements, effective January 1, 1993, the Company changed its methods of accounting for income taxes, postretirement benefits other than pensions and postemployment benefits. Also as discussed in
Note 2 to the financial statements, as of January 1, 1991, the Company changed its method of accounting for the costs of rebuilding glass and fiber glass melting facilities.


DELOITTE & TOUCHE
Pittsburgh, Pennsylvania
January 20, 1994


MANAGEMENT STATEMENT

Responsibility for Preparation of the Financial Statements
  The management of PPG Industries, Inc. is responsible for the preparation of the financial statements included in this Annual Report.
  To ensure the reliability of financial data, PPG has established, and maintains, an internal control system. We believe the internal controls in use give reasonable assurance that financial reports do not contain any material misstatement.
  We believe that the financial statements and related notes in this report are accurate in all material respects, and that they were prepared according to generally accepted accounting principles.

  We believe, further, that the other financial information contained in this Annual Report is consistent with the financial statements.


JERRY E. DEMPSEY
Chairman of the Board
and Chief Executive Officer

RAYMOND W. LEBOEUF
Vice President, Finance

14  PPG INDUSTRIES, INC.

                                                              1993 ANNUAL REPORT
                               STATEMENT OF INCOME

                                                         For the Year
- -------------------------------------------------------------------------------
(Millions, except per share amounts)                   1993       1992     1991
- -------------------------------------------------------------------------------
Net sales                                          $5,753.9   $5,813.9 $5,672.6
- -------------------------------------------------------------------------------
Cost of sales                                       3,633.3    3,694.8  3,676.1
- -------------------------------------------------------------------------------
Gross profit                                        2,120.6    2,119.1  1,996.5
- -------------------------------------------------------------------------------
Other expenses
  Selling, general and administrative                 871.7      879.8    858.5
  -----------------------------------------------------------------------------
  Depreciation                                        331.1      351.5    351.2
  -----------------------------------------------------------------------------
  Research and development--net (See Note 14)         201.2      203.0    220.4
  -----------------------------------------------------------------------------
  Interest                                            103.1      141.0    153.4
  -----------------------------------------------------------------------------
  Business divestitures and realignments (See
   Note 3)                                            126.4       10.4     84.3
  -----------------------------------------------------------------------------
  Other charges                                        80.0      112.0     91.1
- -------------------------------------------------------------------------------
  Total other expenses                              1,713.5    1,697.7  1,758.9
- -------------------------------------------------------------------------------
Other earnings (See Note 13)                          137.0      120.4    115.9
- -------------------------------------------------------------------------------
Income before income taxes and minority interest      544.1      541.8    353.5
- -------------------------------------------------------------------------------
Income taxes (See Note 7)                             236.2      218.4    146.7
- -------------------------------------------------------------------------------
Minority interest                                      12.9        4.0      5.4
- -------------------------------------------------------------------------------
Income before cumulative effect of accounting
changes                                               295.0      319.4    201.4
- -------------------------------------------------------------------------------
Cumulative effect of accounting changes (See
  Note 2)
  Other postretirement and postemployment
   benefits, net of income taxes of $231.9
   million                                           (363.2)        --       --
  -----------------------------------------------------------------------------
  Income taxes                                         90.4         --       --
  -----------------------------------------------------------------------------
  Major repairs to glass and fiber glass melting
   facilities, net of income taxes
   of $47.8 million                                      --         --     74.8
- -------------------------------------------------------------------------------
Net income                                         $   22.2   $  319.4 $  276.2
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
Earnings per share
Income before cumulative effect of accounting
changes                                            $   2.78   $   3.01 $   1.90
- -------------------------------------------------------------------------------
Cumulative effect of accounting changes
  Other postretirement and postemployment
   benefits                                           (3.42)        --       --
  -----------------------------------------------------------------------------
  Income taxes                                          .85         --       --
  -----------------------------------------------------------------------------
  Major repairs to glass and fiber glass melting
   facilities                                            --         --      .70
- -------------------------------------------------------------------------------
Earnings per share                                 $    .21   $   3.01 $   2.60
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
Average shares outstanding                            106.3      106.1    106.2
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

The accompanying notes to the financial statements are an integral part of this statement.

                                          PPG INDUSTRIES, INC.                15

                                  BALANCE SHEET

                                                            December 31
- -----------------------------------------------------------------------------
(Millions)                                                   1993       1992
- -----------------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                             $   111.9  $    61.4
  ---------------------------------------------------------------------------
  Receivables (See Note 4)                                  996.7    1,023.4
  ---------------------------------------------------------------------------
  Inventories (See Note 4)                                  683.3      742.3
  ---------------------------------------------------------------------------
  Deferred income taxes (See Note 7)                        147.4       49.9
  ---------------------------------------------------------------------------
  Other                                                      86.6       73.8
- -----------------------------------------------------------------------------
   Total current assets                                   2,025.9    1,950.8
- -----------------------------------------------------------------------------
Property (See Note 4)                                     6,041.9    6,157.7
- -----------------------------------------------------------------------------
Less accumulated depreciation                             3,254.6    3,186.2
- -----------------------------------------------------------------------------
   Property--net                                          2,787.3    2,971.5
- -----------------------------------------------------------------------------
Investments                                                 264.5      233.6
- -----------------------------------------------------------------------------
Other assets                                                573.8      505.8
- -----------------------------------------------------------------------------
   Total                                                $ 5,651.5  $ 5,661.7
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities
  Short-term debt and current portion of long-term debt
   (See Note 5)                                         $   351.4  $   429.2
  ---------------------------------------------------------------------------
  Accounts payable and accrued liabilities (See Note 4)     921.2      809.0
  ---------------------------------------------------------------------------
  Income taxes (See Note 7)                                   4.7        9.6
  ---------------------------------------------------------------------------
  Obligations under capital leases (See Note 8)               3.7        5.2
- -----------------------------------------------------------------------------
   Total current liabilities                              1,281.0    1,253.0
- -----------------------------------------------------------------------------
Long-term debt (See Note 5)                                 743.9      870.6
- -----------------------------------------------------------------------------
Obligations under capital leases (See Note 8)                30.1       34.7
- -----------------------------------------------------------------------------
Deferred income taxes (See Note 7)                          268.6      441.9
- -----------------------------------------------------------------------------
Accrued pensions (See Note 9)                                74.9      105.7
- -----------------------------------------------------------------------------
Other postretirement and postemployment benefits (See
 Note 9)                                                    530.6         --
- -----------------------------------------------------------------------------
Other                                                       197.4      196.6
- -----------------------------------------------------------------------------
Minority interest                                            51.9       60.3
- -----------------------------------------------------------------------------
   Total liabilities                                      3,178.4    2,962.8
- -----------------------------------------------------------------------------
Shareholders' equity (See Note 6)
  Common stock                                              242.1      242.1
  ---------------------------------------------------------------------------
  Additional paid-in capital                                297.5      232.8
  ---------------------------------------------------------------------------
  Retained earnings                                       3,436.8    3,631.8
  ---------------------------------------------------------------------------
  Treasury stock, at cost                                (1,224.7)  (1,200.3)
  ---------------------------------------------------------------------------
  Unearned compensation                                    (182.5)    (202.2)
  ---------------------------------------------------------------------------
  Minimum pension liability adjustment                      (36.1)      (4.3)
  ---------------------------------------------------------------------------
  Currency translation adjustment                           (60.0)      (1.0)
- -----------------------------------------------------------------------------
   Total shareholders' equity                             2,473.1    2,698.9
- -----------------------------------------------------------------------------
   Total                                                $ 5,651.5  $ 5,661.7
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

Shares outstanding were 106,840,848 and 106,134,687 at Dec. 31, 1993 and 1992, respectively.
Certain amounts in the 1992 balance sheet have been reclassified to be consistent with the 1993 presentation.
The accompanying notes to the financial statements are an integral part of this statement.

16   PPG INDUSTRIES, INC.

                                                              1993 ANNUAL REPORT
                              STATEMENT OF CASH FLOWS

                                                          For the Year
- -------------------------------------------------------------------------------
(Millions)                                              1993     1992     1991
- -------------------------------------------------------------------------------
Cash from operations
Net income                                           $  22.2  $ 319.4  $ 276.2
- -------------------------------------------------------------------------------
Adjustments to reconcile to cash from operations
  Cumulative effect of accounting changes (See
    Note 2)                                            272.8       --    (74.8)
  -----------------------------------------------------------------------------
  Depreciation and amortization                        350.2    373.2    372.8
  -----------------------------------------------------------------------------
  Business divestitures and realignments               126.4     10.4     84.3
  -----------------------------------------------------------------------------
  Increase in receivables                              (33.7)   (41.2)   (10.8)
  -----------------------------------------------------------------------------
  Decrease in inventories                               27.4     85.1     55.1
  -----------------------------------------------------------------------------
  Increase (decrease) in accounts payable, accrued
   liabilities and income
   taxes payable                                         2.5    (56.1)  (165.3)
  -----------------------------------------------------------------------------
  Net change in other noncurrent assets and
    liabilities                                         57.4    (74.2)   (81.0)
  -----------------------------------------------------------------------------
  Other--net                                           (84.5)    53.6     22.4
- -------------------------------------------------------------------------------
     Cash from operations                              740.7    670.2    478.9
- -------------------------------------------------------------------------------
Investing activities
Capital spending
  Additions to property and investments               (257.6)  (282.3)  (331.0)
  -----------------------------------------------------------------------------
  Business acquisitions, net of cash balances
    acquired                                           (35.8)     (.7)    (4.4)
- -------------------------------------------------------------------------------
Proceeds from business divestitures                      4.9       --     17.8
- -------------------------------------------------------------------------------
Reductions of property and investments                  52.0     26.9     42.7
- -------------------------------------------------------------------------------
     Cash used for investing activities               (236.5)  (256.1)  (274.9)
- -------------------------------------------------------------------------------
Financing activities
Net change in borrowings with maturities of three
  months or less                                        (3.5)    81.9    (66.9)
- -------------------------------------------------------------------------------
Proceeds from other short-term debt                     19.3     38.8     19.0
- -------------------------------------------------------------------------------
Repayment of other short-term debt                      (8.5)   (10.0)   (17.3)
- -------------------------------------------------------------------------------
Proceeds from long-term debt                             9.3     10.7    299.7
- -------------------------------------------------------------------------------
Repayment of long-term debt and capital leases        (199.4)  (312.3)  (289.2)
- -------------------------------------------------------------------------------
Repayment of loans by employee stock ownership plan     19.7     16.4     15.8
- -------------------------------------------------------------------------------
Purchase of treasury stock                             (81.2)   (26.6)   (15.2)
- -------------------------------------------------------------------------------
Issuance of treasury stock                              13.2     11.7      9.8
- -------------------------------------------------------------------------------
Dividends paid                                        (220.8)  (199.6)  (182.6)
- -------------------------------------------------------------------------------
     Cash used for financing activities               (451.9)  (389.0)  (226.9)
- -------------------------------------------------------------------------------
Effect of currency exchange rate changes on cash
  and cash equivalents                                  (1.8)    (1.3)     1.2
- -------------------------------------------------------------------------------
Net increase (decrease) in cash and cash
 equivalents                                            50.5     23.8    (21.7)
- -------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year            61.4     37.6     59.3
- -------------------------------------------------------------------------------
Cash and cash equivalents, end of year               $ 111.9  $  61.4  $  37.6
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

The accompanying notes to the financial statements are an integral part of this statement.

                                               PPG INDUSTRIES, INC.          17

                       MANAGEMENT'S DISCUSSION AND ANALYSIS

PERFORMANCE IN 1993 COMPARED WITH 1992
Overall Performance
  Our 1993 and 1992 sales were both $5.8 billion. Higher sales volumes from each of our business segments were offset by the negative effects of currency translation, lower prices in the chemicals and glass segments, and the absence of sales from businesses divested or to be divested in the Biomedicals Systems Division and glass segment.
  PPG's gross profit percentage increased to 37% from 36% for the prior year. Lower manufacturing costs and sales mix gains, offset in part by the unfavorable effects of inflation and lower overall sales prices, contributed to the improvement.
  Net income for 1993 was $22 million, or $0.21 per share, after a net charge of $273 million, or $2.57 per share, for three accounting changes (see Note 2 to the financial statements). Excluding the one-time net charge for the accounting changes, earnings were $295 million, or $2.78 per share.
  Results for 1993 include business divestiture and realignment charges of $126 million ($0.91 per share) and an after-tax gain of $17 million ($0.16 per share) from the sale of an interest in an insurance company. Results were impacted by higher overall sales volumes, lower interest expense and the factors contributing to the higher gross profit percentage.
  Prior year net income and per share amounts were $319 million and $3.01 per share, respectively. Included in these results was a charge for a glass technology dispute, which reduced earnings per share by $0.21, and business divestiture and realignment charges of $10 million, or $0.06 per share.

Results of Business Segments
  Coatings and resins sales were $2.3 billion for both 1993 and 1992. Operating income for the respective periods was $419 million and $368 million. Higher volumes for North American automotive original products, refinish and industrial coatings and higher prices for worldwide automotive refinish coatings were offset by the negative effects of translating European currencies and lower volumes for most of the segment's European businesses. The increase in operating income was attributable to higher sales volumes, improved sales mix, higher refinish coatings prices, manufacturing efficiencies, and lower raw material and overhead costs. The negative effects of inflation and European currency translation partially offset these improvements.
  Glass sales were $2.2 billion for 1993 and 1992, while operating income increased to $200 million from $119 million in 1992. Sales were favorably impacted by higher volumes for most of the segment's North American businesses and higher prices for North American automotive replacement and flat glass. These gains were offset by the negative effects of translating European currencies, lower prices for North American automotive original and fiber glass products and most European businesses. The absence of sales from divested businesses also reduced total sales. The increase in operating income was primarily attributable to higher sales volumes, lower manufacturing costs and the absence of the prior year charge for an award in the glass technology dispute. Lower overall sales prices and the unfavorable effects of inflation partially offset these improvements.
  Chemicals sales increased to $1.2 billion from $1.1 billion in 1992, while operating income declined to $138 million from $185 million. Contributing to the sales increase were higher volumes for Transitions (registered trademark) optical lenses and other specialty chemical products and higher prices for chlorine and most chlorine derivative products. The increases were partially offset by significantly lower caustic soda prices, lower volumes for most chlorine derivative products and lower specialty chemical prices. The decline in operating income was principally due to the lower overall sales prices and the unfavorable effects of inflation, particularly on natural gas costs. Higher overall sales volumes and improved manufacturing efficiencies partially offset these declines.

Other Significant Factors
  The decline in interest expense is primarily due to lower average borrowings during 1993 versus 1992 and lower average interest rates in 1993.
  The decline in other charges was primarily due to the absence of the prior year's charge for a glass technology dispute.
  The increase in other earnings and other unallocated corporate income-net was principally due to the gain on the sale of our interest in the insurance company.
  Income tax expense increased to $236 million from $218 million in 1992, principally as a result of an increase in the effective tax rate (see Note 7 to the financial statements).
  Included in 1993 results is the cumulative effect to Jan. 1, 1993, of the adoption of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 106 requires accrual basis accounting for retiree medical and life insurance benefits over the employees' active years of service. Its adoption resulted in an after-tax charge of $357.1 million, or $3.36 per share. SFAS No. 109, which requires an asset and liability approach to accounting for income taxes, resulted in a one-time gain of $90.4 million, or $0.85 per share. SFAS No. 112 requires an accrual method of recognizing the cost of postemployment benefits, such as disability, severance and workers' compensation benefits. Its adoption resulted in an after-tax charge of $6.1 million, or $0.06 per share. The adoption of the new accounting standards will not affect the Company's cash flows and the ongoing effect of such standards did not significantly impact 1993's net income. (Refer to Note 2, Changes in Methods of Accounting, for further details regarding the three accounting changes.)
  PPG received in late July a $28 million judgment in a jury trial against Textron, Inc., and its subsidiary, Avco Corporation, for infringing PPG's patent on a fire-protective coating. The defendants have filed an appeal in this matter. The financial statements do not include any gain related to this matter.
  The Company's experience to date regarding environmental matters leads PPG to believe that it will have continuing expenditures for compliance with provisions regulating the protection of the environment and for present and future remediation efforts at waste and plant sites. Although the amount of any such future costs is uncertain, management believes they will not have a material effect on PPG's consolidated financial position, results of operations, liquidity or competitive position. In management's opinion, the Company operates in an environmentally sound manner and is well positioned, relative to environmental matters, within the industries in which it operates.

PERFORMANCE IN 1992 COMPARED WITH 1991
Overall Performance
  Our 1992 sales totaled $5.8 billion, up from the prior year's $5.7 billion. Higher sales volumes for the coatings and resins and chemicals segments, including sales from the prior year acquisition of ICI Canada's automotive original coatings business, higher prices in the coatings and resins segment, and the favorable effect of translating European currencies, contributed to the sales improvement. Lower prices in the glass and chemicals segments partially offset these improvements.



18    PPG INDUSTRIES, INC.

                                                              1993 ANNUAL REPORT
                       MANAGEMENT'S DISCUSSION AND ANALYSIS
  Net income of $319 million increased from $276 million in the prior year, while earnings per share increased to $3.01 from $2.60. Excluding the effects of business divestitures and realignments in both periods and a 1991 accounting change (see Note 2 to the financial statements), earnings per share increased $0.71 from the prior year. Higher sales and reduced manufacturing and research and development costs, reflecting operating efficiencies and productivity gains, contributed to the improvement. Partially offsetting these improvements were the negative effects of inflation and a charge recorded for an award to a competitor in a glass technology dispute (which reduced earnings per share $0.21).
  The gross profit percentage increased to 36% from 35% for the prior year. Lower manufacturing costs, partially offset by the negative effects of inflation and lower sales prices, contributed to the improvement.

Results of Business Segments
  Coatings and resins sales increased to $2.3 billion from $2.2 billion in 1991, while operating income increased to $368 million from $257 million in the prior year. Higher volumes in North American auto original coatings, including sales from the June 1991 acquisition of ICI Canada's automotive original coatings business, and worldwide industrial coatings contributed to the increase. Higher prices in most of the segment's major product lines and the favorable effect of translating European currencies also contributed to the sales improvement. Declines in volumes for United States trade and European automotive original and refinish coatings partly offset these improvements. The increase in operating income was primarily attributable to higher sales prices and lower overhead and material costs.
  Glass sales of $2.2 billion were down slightly from the prior year while operating income decreased to $119 million from $125 million. Positively impacting sales were higher volumes for North American flat glass, worldwide fiber glass reinforcements and worldwide auto replacement glass. The favorable effect of translating European currencies also increased sales. Lower prices for worldwide flat glass, fiber glass reinforcement products and North American auto replacement glass, and lower volumes for European flat glass, worldwide fiber glass textile products and automotive original glass, were offsetting factors.
  Contributing to the operating income decline were the unfavorable glass technology award, lower overall sales prices and the negative effects of inflation. Lower manufacturing and overhead costs significantly offset these negative factors.
  Chemicals sales of $1.1 billion in 1992 were comparable to the prior year while operating income decreased to $185 million from $195 million. The level sales were attributable to higher volumes for performance chemicals, certain chlorine derivatives, and Transitions (registered trademark) optical lenses and the favorable effect of translating Asia-Pacific currencies, which were offset by price declines for chlorine and caustic soda. The decline in operating income was attributable to lower sales prices and the negative effects of inflation, partially offset by lower manufacturing and overhead costs.

Other Significant Factors
  Other charges increased $21 million to $112 million in 1992, which was primarily attributable to the unfavorable glass technology award.
  Income tax expense increased to $218 million from $147 million in 1991, primarily as a result of increased pretax earnings.

BUSINESS DIVESTITURES AND REALIGNMENTS
  PPG's results for 1993, 1992 and 1991 reflect the impact of our programs to divest or realign certain businesses not meeting strategic and performance objectives. These programs resulted in pretax charges of $126 million, $10 million and $84 million in 1993, 1992 and 1991, respectively. The expense impact of the 1993 actions is expected to be recovered through improved pretax earnings in less than three years. Operating income amounts discussed above do not include the impact of these programs. Refer to footnote 2 to the Business Segment Information for information concerning the impact of these programs on industry segment operating income.

IMPACT OF INFLATION
  PPG's financial statements are prepared on a historical cost basis, which does not completely account for the effects of inflation. Since the cost of most of the Company's inventories is determined using the last-in, first-out (LIFO) method, the cost of sales reported in the financial statements approximates current costs.
  In 1993, 1992 and 1991, our operating results were negatively impacted as increased production costs, resulting from inflation, were not fully recovered through price increases. While inflationary pressure on cost is expected to continue, we anticipate that actions already initiated to improve operating efficiencies and reduce overhead costs in each of our business units, as well as increases in selling prices for certain products, will partially offset the negative impact of inflation on 1994 operating income.

FINANCIAL RESOURCES, CAPITAL SPENDING
  Over the past three years, we continued to have sufficient financial resources to meet operating requirements, to fund our capital spending and stock repurchase programs, and to pay increased dividends to shareholders. Cash from operations was $741 million in 1993, $670 million in 1992 and $479 million in 1991. Dividends paid to shareholders in 1993 totaled $221 million, up from $200 million in 1992 and $183 million in 1991.
  The decrease in long-term debt in 1993 was principally due to the repayment of $112 million of European and $58 million of Canadian obligations, ultimately with cash from operations.
  Affecting long-term debt during 1992 was the refinancing or early redemption of approximately $140 million of fixed rate debt, $15 million of fixed rate industrial development bonds and $37 million of variable rate industrial development bonds with short-term variable rate debt or cash from operations. Also, $78 million in New Zealand dollar debt that matured in December 1992 was refinanced with commercial paper.
  Capital spending in 1993 totaled $293 million, compared with $283 million in 1992 and $335 million in 1991. This spending related to modernization and productivity improvements, expansion of existing businesses, environmental control projects and, in 1993, 1992 and 1991, business acquisitions totaling
$36 million, $1 million and $4 million, respectively. Capital spending of a similar nature, excluding any for major acquisitions, is expected to total about $350 million during 1994.
  The ratio of total debt, including capital leases, to total debt and equity was 31% at Dec. 31, 1993, compared with 33% at Dec. 31, 1992. Cash from operations and the Company's debt capacity are expected to continue to be sufficient to fund capital spending, dividend payments and operating requirements.
  See Note 5, Debt and Bank Credit Agreements, for details regarding our use and availability of committed and uncommitted lines of credit.



                                     PPG INDUSTRIES, INC.                     19

                           BUSINESS SEGMENT INFORMATION

- ------------------------------------------------
(Millions)                 1993    1992    1991
- ------------------------------------------------
INDUSTRY SEGMENTS
Net sales
  Coatings and Resins    $2,314  $2,319  $2,185
  ----------------------------------------------
  Glass                   2,165   2,168   2,186
  ----------------------------------------------
  Chemicals               1,150   1,112   1,100
  ----------------------------------------------
  Other                     125     215     202
- ------------------------------------------------
   Total                 $5,754  $5,814  $5,673
- ------------------------------------------------
- ------------------------------------------------
Operating income
  Coatings and Resins    $  419  $  368  $  257
  ----------------------------------------------
  Glass                     200     119     125
  ----------------------------------------------
  Chemicals                 138     185     195
  ----------------------------------------------
  Other(/1/)                (11)     --      (9)
  ----------------------------------------------
  Business divestitures
   and realignments(/2/)    (88)    (10)    (83)
- ------------------------------------------------
   Total                    658     662     485
- ------------------------------------------------
  Interest--net             (88)   (124)   (131)
  ----------------------------------------------
  Other unallocated
   corporate income--net     12       4       1
  ----------------------------------------------
  Business divestitures
   and realignments--
   corporate(/2/)           (38)     --      (1)
- ------------------------------------------------
Income before income
 taxes and minority
 interest                $  544  $  542  $  354
- ------------------------------------------------
- ------------------------------------------------

                     Coatings
                       and
(Millions)            Resins  Glass  Chemicals Other (/1/) Corporate Total
- ---------------------------------------------------------------------------
1993
Segment assets(/3/)   $1,476  $1,939  $1,092      $372       $773    $5,652
- ---------------------------------------------------------------------------
Depreciation and
 amortization         $   78  $  165  $   83      $ 15       $  9    $  350
- ---------------------------------------------------------------------------
Capital spending      $   91  $   95  $   73      $  6       $ 28    $  293
- ---------------------------------------------------------------------------
1992
Segment assets(/3/)   $1,488  $2,153  $1,076      $400       $545    $5,662
- ---------------------------------------------------------------------------
Depreciation and
 amortization         $   83  $  176  $   83      $ 19       $ 12    $  373
- ---------------------------------------------------------------------------
Capital spending      $   85  $  108  $   70      $  6       $ 14    $  283
- ---------------------------------------------------------------------------
1991
Segment assets(/3/)   $1,612  $2,374  $1,076      $459       $535    $6,056
- ---------------------------------------------------------------------------
Depreciation and
 amortization         $   79  $  180  $   81      $ 21       $ 12    $  373
- ---------------------------------------------------------------------------
Capital spending      $   92  $  137  $   63      $ 12       $ 31    $  335
- ---------------------------------------------------------------------------

(continued on next page)

20    PPG INDUSTRIES, INC.

                                                              1993 ANNUAL REPORT
                           BUSINESS SEGMENT INFORMATION

- ---------------------------------------------------------------------------
(Millions)                                            1993    1992    1991
- ---------------------------------------------------------------------------
GEOGRAPHIC SEGMENTS
Net sales
  United States                                     $3,924  $3,730  $3,624
  -------------------------------------------------------------------------
  Europe                                             1,254   1,528   1,497
  -------------------------------------------------------------------------
  Canada                                               423     410     408
  -------------------------------------------------------------------------
  Other                                                153     146     144
- ---------------------------------------------------------------------------
   Total                                            $5,754  $5,814  $5,673
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------
Operating income
  United States                                     $  635  $  518  $  391
  -------------------------------------------------------------------------
  Europe                                                37      91     121
  -------------------------------------------------------------------------
  Canada                                                49      38      27
  -------------------------------------------------------------------------
  Other                                                 25      25      29
  -------------------------------------------------------------------------
  Business divestitures and realignments (/2/)         (88)    (10)    (83)
- ---------------------------------------------------------------------------
   Total                                               658     662     485
- ---------------------------------------------------------------------------
  Interest--net                                        (88)   (124)   (131)
  -------------------------------------------------------------------------
  Other unallocated corporate expenses--net             12       4       1
  -------------------------------------------------------------------------
  Business divestitures and realignments--corporate
   (/2/)                                               (38)     --      (1)
- ---------------------------------------------------------------------------
Income before income taxes and minority interest      $544  $  542  $  354
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------
Segment assets (/3/)
  United States                                     $3,154  $3,283  $3,463
  -------------------------------------------------------------------------
  Europe                                             1,307   1,422   1,614
  -------------------------------------------------------------------------
  Canada                                               275     291     322
  -------------------------------------------------------------------------
  Other                                                143     121     122
  -------------------------------------------------------------------------
  Corporate                                            773     545     535
- ---------------------------------------------------------------------------
   Total                                            $5,652  $5,662  $6,056
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------

(/1/)"Other" includes the results of the Company's Biomedical Systems Division for 1991, 1992 and the first nine months of 1993 and its real estate activities for all years.
(/2/)Pretax gains (charges) from business divestitures and realignments related to the following segments:

 -------------------------------------------  -------------------------------------
                            1993  1992  1991                       1993  1992  1991
 -------------------------------------------  -------------------------------------
   Industry Segments                          Geographic Segments
      Coatings and Resins  $  (5) $ (9) $(13)    United States    $ (75) $  2  $(80)
      --------------------------------------     ----------------------------------
      Glass                  (78)   --   (68)    Europe              (9)   (8)   (4)
      --------------------------------------     ----------------------------------
      Chemicals               (5)   --    (2)    Canada              (4)   (4)    1
      --------------------------------------     ----------------------------------
      Other                   --    (1)   --     Corporate          (38)   --    (1)
      --------------------------------------  -------------------------------------
      Corporate              (38)   --    (1)      Total          $(126) $(10) $(84)
 -------------------------------------------  -------------------------------------
                                              -------------------------------------
         Total             $(126) $(10) $(84)
 -------------------------------------------
 -------------------------------------------

(/3/)Segment assets are the total assets used in the operation of each business segment. Corporate assets are principally cash and cash equivalents, investments, income tax assets and prepaid pensions.
                                                     PPG INDUSTRIES, INC.   21

                                     NOTES
1. SUMMARY OF ACCOUNTING POLICIES
Principles of consolidation
  The consolidated financial statements include the accounts of PPG Industries, Inc., and all significant subsidiaries, U.S. and non-U.S., of which we own more than 50% of the voting stock. Investments in companies of which we own 20% to 50% of the voting stock are carried at equity, and our share of the earnings or losses of such equity affiliates is included in the statement of income. Transactions between PPG Industries, Inc., and its subsidiaries are eliminated in consolidation.

Foreign currency translation
  For all significant non-U.S. operations, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using year-end exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are deferred as a separate component of shareholders' equity.

Postretirement defined benefits
  We determine cost for our pension plans according to Statement of Financial Accounting Standards (SFAS) No. 87 and for our other postretirement benefit plans according to SFAS No. 106. (See Note 2.) We use the projected unit credit actuarial cost method for defined benefit plans. Unrecognized prior service costs are amortized over periods ranging from six to 16 years. Amortization of unrecognized gains and losses is included in income over the estimated future service periods of active employees.

Inventories
  Most U.S. and certain non-U.S. inventories are stated at cost, using the last-in, first-out (LIFO) method, which does not exceed market. Other inventories are stated at the lower of cost or market. We determine cost using either average or standard factory costs, which approximate actual costs, excluding certain fixed costs such as depreciation and property taxes.

Property
  Property is recorded at cost. We compute depreciation by the straight-line method based on the estimated useful lives of depreciable assets. Additional expense is recorded when facilities or equipment are subject to abnormal eco-nomic conditions or obsolescence. Significant improvements that add to produc-tive capacity or extend the lives of properties are capitalized. Costs for re-pairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and related depreciation are removed from the accounts and any related gains or losses are included in income.

Cash equivalents
  For purposes of the statement of cash flows, cash equivalents are time deposits or short-term investments (valued at cost, which approximates market value) acquired with an original maturity of three months or less.

2. CHANGES IN METHODS OF ACCOUNTING
  Effective Jan. 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires accrual, during the years that the employee renders the necessary services, of the expected cost of providing postretirement benefits to an employee and the employee's covered dependents. The Company's previous practice was to recognize these costs as benefits were paid. PPG elected to recognize immediately the cumulative effect of this accounting change, which resulted in an after-tax charge of $357.1 million (including $6.4 million for an equity affiliate). The incremental after-tax impact of accruing the cost of these postretirement benefits for 1993 was not material.
  The Company also adopted SFAS No. 109, "Accounting for Income Taxes," effective Jan. 1, 1993. This standard requires an asset and liability approach to accounting for income taxes. Deferred income tax liabilities and assets reflect the tax effects of (1) temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (2) operating loss and tax credit carryforwards. Deferred income tax assets, such as benefits related to net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. Changes in enacted tax rates or laws result in adjustments to the recorded deferred income tax assets and liabilities in the period that the tax law is enacted.
  The $90.4 million cumulative effect of this accounting change as of Jan. 1, 1993, has been credited to income in 1993. The effect of the accounting change on 1993 net income, exclusive of the cumulative effect as of Jan. 1, 1993, was not material. Previously, the Company applied the deferral method specified in Accounting Principles Board Opinion No. 11 to provide for deferred income taxes with respect to timing differences between the recognition of income and expense items for financial reporting purposes and income tax purposes.
  Effective Jan. 1, 1993, the Company adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This standard requires an accrual method of recognizing the cost of postemployment benefits, such as disability, severance and workers' compensation benefits. Since the Company previously accounted for most of these benefits on an accrual basis, the cumulative after-tax charge as of Jan. 1, 1993, of the accounting change was only $6.1 million. The incremental after-tax impact of accruing the cost of these benefits for 1993 was not material.
  Effective Jan. 1, 1991, PPG adopted the capital method of accounting for the cost of rebuilding glass and fiber glass melting facilities. Under this method, costs are capitalized when incurred and depreciated over the estimated useful lives of the rebuilt facilities. Previously, the Company had established a liability for the estimated cost of major repairs to its glass and fiber glass melting facilities through charges against earnings prior to the major repairs. It had become increasingly more difficult to estimate the costs of future repairs because of greater variability in the nature of and in the period between each major repair as a result of our continual efforts to modify and enhance our glass and fiber glass making processes. The change to the capital method for these costs was made because it did


22     PPG INDUSTRIES, INC.

                                                              1993 ANNUAL REPORT
                                     NOTES
not require estimating the cost of future repairs, nor the period over which future repairs should be accrued and, as a result, provided for a better matching of expenses with revenue. The change in method also achieved an accounting treatment consistent with that of most of our major competitors. The $74.8 million cumulative after-tax effect of this change as of Jan. 1, 1991, was included in 1991 net income. The effect of the accounting change on 1991 net income, exclusive of such cumulative effect, was not material.

3. ACQUISITIONS, DIVESTITURES AND BUSINESS REALIGNMENTS
  In 1993 we acquired the 20% minority interest in Industrie Vernici Italiane S.p.A., a coatings and resins subsidiary in Italy, for $34 million.
  During 1993, 1992 and 1991, we undertook programs to divest or realign certain businesses and activities not meeting strategic and performance objectives. The programs included the closing, idling, relocation, downsizing or sale of certain businesses or facilities and write-downs for declines in the value of property. These actions resulted in net pretax charges of $126.4 million, $10.4 million and $84.3 million in 1993, 1992 and 1991, respectively.
  Included in the 1993 actions was the Company's decision to divest its Biomedical Systems Division, which resulted in a pretax charge of $38 million. Sale of the medical electronics portion of this business is expected to be completed by the end of the first quarter of 1994. The remaining sensors business is expected to be sold by the end of 1994. As of Dec. 31, 1993, the assets and liabilities associated with this division were approximately $190 million and $85 million, respectively.
  In 1991 we sold one of our French flat glass installation, fabricating and distribution businesses, our European aviation coatings business, and our United States printing inks business.

4. BALANCE SHEET DETAIL

                                               December 31
- ---------------------------------------------------------------
(Millions)                                      1993      1992
- ---------------------------------------------------------------
Receivables
  Customers                                 $  935.4  $  952.7
  -------------------------------------------------------------
  Other                                         86.9     103.7
  -------------------------------------------------------------
  Allowance for doubtful accounts              (25.6)    (33.0)
- ---------------------------------------------------------------
   Total                                    $  996.7  $1,023.4
- ---------------------------------------------------------------
- ---------------------------------------------------------------
Inventories (/1/)
  Finished products and work in process     $  451.8  $  495.8
  -------------------------------------------------------------
  Raw materials                                117.5     126.1
  -------------------------------------------------------------
  Supplies                                     114.0     120.4
- ---------------------------------------------------------------
   Total                                    $  683.3  $  742.3
- ---------------------------------------------------------------
- ---------------------------------------------------------------
Property (/2/)
  Land and land improvements                $  275.9  $  273.8
  -------------------------------------------------------------
  Buildings                                  1,096.1   1,142.8
  -------------------------------------------------------------
  Machinery and equipment                    4,324.5   4,357.4
  -------------------------------------------------------------
  Other                                        236.4     235.0
  -------------------------------------------------------------
  Construction in progress                     109.0     148.7
- ---------------------------------------------------------------
   Total                                    $6,041.9  $6,157.7
- ---------------------------------------------------------------
- ---------------------------------------------------------------
Accounts payable and accrued liabilities
  Trade creditors                           $  436.0  $  447.0
  -------------------------------------------------------------
  Accrued payroll                              163.8     161.6
  -------------------------------------------------------------
  Other postretirement and pension benefits     52.9       6.3
  -------------------------------------------------------------
  Business realignments                         62.7      38.6
  -------------------------------------------------------------
  Other                                        205.8     155.5
- ---------------------------------------------------------------
   Total                                    $  921.2  $  809.0
- ---------------------------------------------------------------
- ---------------------------------------------------------------

(/1/)Inventories valued using the last-in, first-out (LIFO) method comprised 75% and 73% of total gross inventory values at Dec. 31, 1993 and 1992, respectively. If the first-in, first-out (FIFO) method of inventory valuation had been used, inventories would have been $210.1 million and $209.6 million higher at Dec. 31, 1993 and 1992, respectively.
(/2/)Interest capitalized in 1993, 1992 and 1991 was $6.0 million, $7.4 million and $15.3 million, respectively.

                                     PPG INDUSTRIES, INC.                     23

                                     NOTES
5. DEBT AND BANK CREDIT AGREEMENTS

                                                                 December 31
- -----------------------------------------------------------------------------
(Millions)                                                        1993   1992
- -----------------------------------------------------------------------------
9.3% notes, due 1999                                            $122.6 $122.6
- -----------------------------------------------------------------------------
9% non-callable debentures, due 2021                             148.0  148.0
- -----------------------------------------------------------------------------
ESOP notes (/1/)
  Weighted average 8.5% fixed rate notes                         151.0  151.0
  ---------------------------------------------------------------------------
  Variable rate notes, 2.71% at Dec. 31, 1993                    123.0  123.0
- -----------------------------------------------------------------------------
Various other debt, weighted average 4.20%                        57.8   58.9
- -----------------------------------------------------------------------------
Non-U.S. subsidiary borrowings
  12.65% notes, maturing 1994 to 1999                             92.7  106.2
  ---------------------------------------------------------------------------
  9.03% notes, due 1993 (10.06% effective
     yield to maturity)                                             --   58.0
  ---------------------------------------------------------------------------
  9% borrowings, maturing 1993                                      --   11.0
  ---------------------------------------------------------------------------
  Fixed rate notes, weighted average 8.33% at Dec. 31, 1993,
     maturing 1994 to 1998                                        19.3   26.7
  ---------------------------------------------------------------------------
  Variable rate notes, weighted average 8.73% at Dec. 31, 1992,
     maturing 1994 to 1998                                          --  100.6
  ---------------------------------------------------------------------------
  Various other debt, weighted average 8.73% at Dec. 31, 1993     56.0   59.7
- -----------------------------------------------------------------------------
  Total                                                          770.4  965.7
- -----------------------------------------------------------------------------
Less payments due within one year                                 26.5   95.1
- -----------------------------------------------------------------------------
  Long-term debt                                                $743.9 $870.6
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

(/1/)See Note 10 discussing ESOP borrowings. $75 million of the fixed rate notes and $22 million of the variable rate notes mature, with bullet payments, in 1996. The remaining fixed and variable rate notes mature in 2009 and require annual payments from 1995 to 2008.
A five-year maturity schedule is as follows (in millions):

- ------------------------------------------------------------------------------------------------------------
 1994              1995                         1996                        1997                        1998
- ------------------------------------------------------------------------------------------------------------
$26.5             $44.8                       $140.1                       $45.4                       $48.0
- ------------------------------------------------------------------------------------------------------------

  The Company has revolving credit agreements totaling $565 million, of which $275 million will expire each in December 1994 and December 1997. The remaining $15 million will expire in September 1994. Of these lines, $550 million support our commercial paper programs in the United States, Canada and the Netherlands.
  These committed credit agreements require payment of annual fees that range from 8 to 12.5 basis points on the unused portion of the line of credit. PPG may cancel all or part of these credit agreements at any time without penalty or premium. At Dec. 31, 1993, we had used $12 million of these lines of credit.
  Additionally, our non-U.S. operations have uncommitted lines of credit totaling $486 million, of which $79 million was used at Dec. 31, 1993. There are no commitment fees for these lines of credit, and they may be canceled at any time.
  In addition to our lines of credit, the Company may issue up to $200 million aggregate principal amount of debt securities under a shelf registration statement filed with the Securities and Exchange Commission.
  PPG is in compliance with the restrictive covenants under its various credit agreements, loan agreements and indentures.
  The Dec. 31, 1993 and 1992, balances for "short-term debt and current portion of long-term debt" include, respectively, $174 million and $141 million of commercial paper and $151 million and $193 million of short-term notes payable to banks.
  Interest payments in 1993, 1992 and 1991 totaled $112 million, $154 million and $163 million, respectively.

24      PPG INDUSTRIES, INC.

                                                             1993 ANNUAL REPORT
                                     NOTES
6. SHAREHOLDERS' EQUITY

- --------------------------------------------------------------------------------------------------------------------------------
                               Common Stock                            Treasury Stock                      Minimum
                                               Additional                                     Unearned     Pension     Currency
                              Shares     Par    Paid-In   Retained                          Compensation  Liability  Translation
(Dollars in Millions)         Issued    Value   Capital   Earnings    Shares       Cost     (See Note 10) Adjustment  Adjustment
- --------------------------------------------------------------------------------------------------------------------------------
BALANCE, JAN. 1,
1991                        145,286,534 $242.1   $226.6   $3,397.7  (39,246,272) $(1,183.3)    $(234.4)         --      $ 97.8
- --------------------------------------------------------------------------------------------------------------------------------
Net income                           --     --       --      276.2           --         --          --          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Cash dividends
   ($1.72 per share)                 --     --       --     (182.6)          --         --          --          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock           --     --       --         --     (285,728)     (15.2)         --          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Issuance of
   treasury stock                    --     --      2.9         --      415,119       12.5          --          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Repayment of loans
   by ESOP                           --     --       --         --           --         --        15.8          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Translation
   adjustments                       --     --       --         --           --         --          --          --        (9.1)
- --------------------------------------------------------------------------------------------------------------------------------
Other                                --     --       --        9.8           --         --          --       $(2.3)         --
- --------------------------------------------------------------------------------------------------------------------------------
BALANCE, DEC. 31,
1991                        145,286,534  242.1    229.5    3,501.1  (39,116,881)  (1,186.0)     (218.6)       (2.3)       88.7
- --------------------------------------------------------------------------------------------------------------------------------
Net income                           --     --       --      319.4           --         --          --          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Cash dividends
   ($1.88 per share)                 --     --       --     (199.6)          --         --          --          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock           --     --       --         --     (455,316)     (27.0)         --          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Issuance of
   treasury stock                    --     --      3.3         --      420,350       12.7          --          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Repayment of loans
   by ESOP                           --     --       --         --           --         --        16.4          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Translation
   adjustments                       --     --       --         --           --         --          --          --       (89.7)
- --------------------------------------------------------------------------------------------------------------------------------
Other                                --     --       --       10.9           --         --          --        (2.0)         --
- --------------------------------------------------------------------------------------------------------------------------------
BALANCE, DEC. 31,
1992                        145,286,534  242.1    232.8    3,631.8  (39,151,847)  (1,200.3)     (202.2)       (4.3)       (1.0)
- --------------------------------------------------------------------------------------------------------------------------------
Net income                           --     --       --       22.2           --         --          --          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Cash dividends
   ($2.08 per share)                 --     --       --     (220.8)          --         --          --          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock           --     --       --              (1,133,300)     (81.2)         --          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Issuance of
   treasury stock                    --     --     60.8         --    1,839,461       56.8          --          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Repayment of loans
   by ESOP                           --     --       --         --           --         --        19.7          --          --
- --------------------------------------------------------------------------------------------------------------------------------
Translation
   adjustments                       --     --       --         --           --         --          --          --       (59.0)
- --------------------------------------------------------------------------------------------------------------------------------
Other                                --     --      3.9        3.6           --         --          --       (31.8)         --
- --------------------------------------------------------------------------------------------------------------------------------
BALANCE, DEC. 31,
1993                        145,286,534 $242.1   $297.5   $3,436.8  (38,445,686) $(1,224.7)    $(182.5)     $(36.1)     $(60.0)
- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------

  A class of 10 million shares of preferred stock, without par value, is authorized but unissued. Common stock has a par value of $1.66 2/3 per share and 300 million shares are authorized.
  PPG has a Shareholders' Rights Plan, under which each share of the Company's outstanding common stock has an associated preferred share purchase right. The rights are exercisable only under certain circumstances and allow holders of such rights to purchase common stock of PPG or an acquiring company at a discounted price, which generally would be 50% of the respective stocks' current fair market value.

7. INCOME TAXES
  As described in Note 2, the Company changed its method of accounting for income taxes in 1993 from the deferred method to the liability method required by SFAS No. 109. As permitted under the new standard, prior years' financial statements were not restated.
  The following is a reconciliation of the statutory U.S. corporate federal income tax rate to the effective income tax rate.

                                       Percent of
                                     Pretax Income
- ------------------------------------------------------
                                     1993  1992  1991
- ------------------------------------------------------
U.S. federal income tax rate         35.0% 34.0% 34.0%
- ------------------------------------------------------
Changes in tax rate resulting from:
  Taxes on non-U.S. earnings and
    related tax credits               5.1    .8   4.0
  ----------------------------------------------------
  State and local taxes--U.S.         4.9   4.7   3.5
  ----------------------------------------------------
  Other                              (1.6)   .8    --
  ----------------------------------------------------
   Effective income tax rate         43.4% 40.3% 41.5%
- ------------------------------------------------------
- ------------------------------------------------------

                                      PPG INDUSTRIES, INC.                   25

                                     NOTES
  The increase in the effective tax rate in 1993 was principally the result of increased losses incurred at European subsidiaries (primarily related to the Biomedical Systems Division), for which we were unable to record any income tax benefit. Partially offsetting this negative impact were the benefits from utilization of net operating loss (NOL) carryforwards for a domestic subsidiary as well as a change under SFAS No. 109 regarding recognition of tax benefits related to our ESOP. Taxes on non-U.S. earnings had a reduced effect in 1992 on our effective tax rate as a result of a greater proportion of the Company's pretax income occurring in the U.S. The greater impact in 1991 was primarily the result of losses incurred at several European subsidiaries for which we were unable to record any income tax benefit. At Dec. 31, 1993, subsidiaries of the Company had available NOL carryforwards of approximately $270 million for income tax purposes along with approximately $3 million of tax credit carryforwards. The NOL carryforwards generally have an indefinite expiration and the tax credits expire by 1996.
  The following table gives details of income tax expense in the statement of income. A portion of these taxes will be payable within one year and is therefore shown below as "Current income taxes," while the balance is shown as "Deferred income taxes."

- ----------------------------------------------
(Millions)                1993   1992    1991
- ----------------------------------------------
Current income taxes
  U.S. federal          $131.0 $120.4  $ 57.8
  --------------------------------------------
  Non-U.S.                31.9   42.9    62.0
  --------------------------------------------
  State and local--U.S.   31.4   36.2    18.5
- ----------------------------------------------
   Total current         194.3  199.5   138.3
- ----------------------------------------------
Deferred income taxes
  U.S. federal            26.2   23.1    11.6
  --------------------------------------------
  Non-U.S.                11.8   (4.2)   (3.2)
  --------------------------------------------
  State and local--U.S.    3.9     --      --
- ----------------------------------------------
   Total deferred         41.9   18.9     8.4
- ----------------------------------------------
   Total                $236.2 $218.4  $146.7
- ----------------------------------------------
- ----------------------------------------------

  Net deferred income tax assets and liabilities as of Dec. 31, 1993, including the effects of adopting SFAS No. 106, are as follows (in millions):

- -----------------------------------------------------
Deferred income tax assets
  Employee benefits                          $ 284.4
  ---------------------------------------------------
  Environmental                                 27.0
  ---------------------------------------------------
  Business realignments                         41.8
  ---------------------------------------------------
  NOL and tax credit carryforwards             109.9
  ---------------------------------------------------
  Inventories                                   29.7
  ---------------------------------------------------
  Other                                         58.7
  ---------------------------------------------------
  Valuation allowance                          (83.3)
- -----------------------------------------------------
   Total                                       468.2
- -----------------------------------------------------
Deferred income tax liabilities
  Property                                     457.2
  ---------------------------------------------------
  Employee benefits                             33.5
  ---------------------------------------------------
  Other                                         85.9
- -----------------------------------------------------
   Total                                       576.6
- -----------------------------------------------------
   Deferred income tax liabilities--net      $(108.4)
- -----------------------------------------------------
Classification in the balance sheet
  Current deferred income tax assets         $ 147.4
  ---------------------------------------------------
  Other assets                                  23.5
  ---------------------------------------------------
  Accounts payable and accrued liabilities     (10.7)
  ---------------------------------------------------
  Noncurrent deferred income tax liabilities  (268.6)
- -----------------------------------------------------
   Deferred income tax liabilities--net      $(108.4)
- -----------------------------------------------------
- -----------------------------------------------------

  The NOL carryforwards relate primarily to operations of subsidiaries in countries permitting indefinite carryforward of losses. Generally, the valuation allowance has been established for these carryforwards because the ability to utilize them is uncertain. During 1993, the valuation allowance increased by $36 million, primarily due to losses from operations of certain non-U.S. subsidiaries, net of the utilization of NOL carryforwards of a domestic subsidiary.
  Under the previous income tax accounting rules, deferred income taxes were provided for significant timing differences in the recognition of revenue and expense for income tax and financial statement purposes. The source of these timing differences and the tax effect of each were:

- ------------------------------------------------
(Millions)                         1992    1991
- ------------------------------------------------
U.S.--net effect of timing
 differences
  Depreciation           $ (17.0)       $  (2.5)
  ----------------------------------------------
  Business realignments      5.6          (16.6)
  ----------------------------------------------
  Employee benefits          5.9            6.1
  ----------------------------------------------
  Environmental              9.3            4.4
  ----------------------------------------------
  Other                     19.3           20.2
  ----------------------------------------------
Non-U.S.--net effect of timing
 differences
  Depreciation               2.0            2.1
  ----------------------------------------------
  Other                     (6.2)          (5.3)
- ------------------------------------------------
   Total                 $  18.9        $   8.4
- ------------------------------------------------
- ------------------------------------------------

  Income (loss) before income taxes resulting from non-U.S. operations for 1993, 1992 and 1991 were $(.8) million, $77.2 million and $132.5 million, respectively.
  No deferred U.S. income taxes have been provided on certain undistributed earnings of consolidated non-U.S. subsidiaries that have

26       PPG INDUSTRIES, INC.

                                                              1993 ANNUAL REPORT
                                     NOTES
been reinvested indefinitely and amounted to $304 million at Dec. 31, 1993. It is not practicable to determine the deferred tax liability on these earnings.
  The Internal Revenue Service has examined our U.S. federal income tax returns through 1985, and we have paid all tax claims.
Income tax payments in 1993, 1992 and 1991 totaled $210 million, $142 million and $231 million, respectively.

8. LEASE ARRANGEMENTS AND RENT EXPENSE
  We use assets leased under arrangements that qualify as capital leases. The amortization of the cost of these leased assets is included in depreciation expense in the statement of income. Leases that do not qualify as capital leases are classified as operating leases. Rental expense for operating leases was $60.3 million in 1993, $59.4 million in 1992 and $58.5 million in 1991.
  The following table sets forth minimum lease commitments at Dec. 31, 1993, for capital and operating leases that have initial or remaining lease terms in excess of one year.

                                              Capital Operating
(Millions)                                    Leases   Leases
- ---------------------------------------------------------------
Year ending December 31
  1994                                         $ 6.7    $30.2
  -------------------------------------------------------------
  1995                                           3.4     23.7
  -------------------------------------------------------------
  1996                                           2.6     13.9
  -------------------------------------------------------------
  1997                                           2.5      9.2
  -------------------------------------------------------------
  1998                                           5.0      3.3
  -------------------------------------------------------------
  After 1998                                    30.6     15.3
- ---------------------------------------------------------------
   Total minimum lease payments                 50.8    $95.6
- ---------------------------------------------------------------
                                                        -------
Less estimated executory costs                   (.3)
- ----------------------------------------------------
Net minimum lease payments                      50.5
- ----------------------------------------------------
Less amount representing interest              (16.7)
- ----------------------------------------------------
  Present value of net minimum lease payments  $33.8
- ----------------------------------------------------
- ----------------------------------------------------

9. PENSIONS AND OTHER POSTRETIREMENT BENEFITS
Pension Benefits
  We have noncontributory defined benefit pension plans that cover certain employees worldwide. Benefits under these plans are based on years of service and salaries or on stated amounts for each year of service. Our funding policy for all plans is consistent with applicable governmental requirements. We provide for obligations for all plans by depositing funds with trustees, by purchasing insurance policies or by recording financial statement accruals. Pension plan assets held in trust consist of fixed income investments and equity securities.
Net periodic pension cost (credit) includes the following components:

- ------------------------------------------------------------------------
(Millions)                                        1993    1992     1991
- ------------------------------------------------------------------------
Service cost--benefits earned during the year  $  24.4  $ 23.7  $  21.5
- ------------------------------------------------------------------------
Interest cost on projected benefit obligation    115.0   112.0    107.8
- ------------------------------------------------------------------------
Return on assets
  Actual                                        (154.6)  (69.5)  (223.0)
  ----------------------------------------------------------------------
  Deferred gain (loss)                            19.4   (68.0)    98.6
- ------------------------------------------------------------------------
Net amortization                                   4.0      .6     (1.3)
- ------------------------------------------------------------------------
   Net periodic pension cost (credit)          $   8.2  $ (1.2) $   3.6
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------

  In the determination of net periodic pension cost (credit), the assumed weighted-average long-term rate of return on plan assets was 12% for 1993, 1992 and 1991.
  The following table sets forth the combined funded status and amounts recognized in our balance sheet.

                                                   December 31
- ------------------------------------------------------------------------------
 (Millions)                                  1993                1992
- ------------------------------------------------------------------------------
                                         Plan       ABO     Plan       ABO
                                        Assets    Exceeds  Assets    Exceeds
                                        Exceed     Plan    Exceed     Plan
                                          ABO     Assets     ABO     Assets
- ------------------------------------------------------------------------------
 Present value of the estimated
  pension benefits to be
  paid in the future
 Vested benefit obligation             $(1,064.8) $(300.4) $(116.6) $(1,088.4)
- ------------------------------------------------------------------------------
 Nonvested benefit obligation              (36.4)   (42.9)   (11.0)     (55.4)
- ------------------------------------------------------------------------------
 Accumulated benefit obligation (ABO)   (1,101.2)  (343.3)  (127.6)  (1,143.8)
- ------------------------------------------------------------------------------
 Effect of projected future salary
   increases                              (129.8)   (27.4)   (26.2)    (103.7)
- ------------------------------------------------------------------------------
 Projected benefit obligation (PBO)     (1,231.0)  (370.7)  (153.8)  (1,247.5)
- ------------------------------------------------------------------------------
 Amount of assets available for
   benefits
 Plan assets at fair value               1,159.0    204.7    170.0    1,014.9
- ------------------------------------------------------------------------------
 (Prepaid) accrued pensions--net          (138.8)   130.0    (39.8)     107.6
- ------------------------------------------------------------------------------
   Total assets                          1,020.2    334.7    130.2    1,122.5
- ------------------------------------------------------------------------------
   Assets less than PBO*               $  (210.8) $ (36.0) $ (23.6) $  (125.0)
- ------------------------------------------------------------------------------
*Comprised of
 Unamortized net asset (liability) at
  date of adoption                     $    52.3  $  (5.1) $  13.6  $    41.4
- ------------------------------------------------------------------------------
 Unrecognized net loss                    (271.2)   (76.7)   (31.7)    (174.7)
- ------------------------------------------------------------------------------
 Unrecognized prior service cost           (10.8)   (13.8)    (5.7)     (19.2)
- ------------------------------------------------------------------------------
 Minimum liability                          18.9     59.6       .2       27.5
- ------------------------------------------------------------------------------
   Assets less than PBO                $  (210.8) $ (36.0) $ (23.6) $  (125.0)
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

  We determined the projected benefit obligation using weighted-average discount rates of 7.5% at Dec. 31, 1993, and 8.6% at Dec. 31, 1992. For those plans that provide benefits based on salaries in the final years of employment, the assumed long-term rate of increase in salaries was 5.3% at Dec. 31, 1993, and 5.6% at Dec. 31, 1992. The accrued pension liability, reflected in the balance sheet, included $4.0 million and $4.4 million at Dec. 31, 1993 and 1992, respectively, for defined contribution plans.
  Pension cost, which includes costs for defined contribution plans and multi-employer defined benefit pension plans in addition to the net periodic pension cost shown above, was $14.4 million, $2.7 million and $8.8 million in 1993, 1992 and 1991, respectively.

                                                       PPG INDUSTRIES, INC.  27

                                     NOTES
  In November 1993, the Company contributed 1,450,021 shares of PPG stock to certain qualified U.S. pension plan trusts. The shares had a fair market value on the date of transfer of approximately $101.9 million ($70.25 per share). As of Dec. 31, 1993, the U.S. defined benefit pension plans held 1,456,221 shares of PPG stock, with a cost of $102.2 million and a market value of $110.5 million.

Other Postretirement Benefits
  PPG sponsors defined benefit plans that provide medical and life insurance benefits to nearly all of its retired employees in the U.S. and certain retired employees in Canada. These plans also cover the employees' spouse and dependents. The U.S. plans cap the cost of postretirement medical benefits at 1996 levels for most current retirees and certain future retirees covered by bargaining plans, as well as current and future retirees covered by nonbargaining plans. Salaried and certain wage employees hired after Jan. 31, 1993, will not be entitled to such postretirement medical benefits. Many of our plans include cost sharing provisions, such as co-insurance and deductibles, and require participant contributions based upon elected coverage. The plans also coordinate benefits with Medicare for those employees who are age 65 and older. Life insurance benefits for retirees covered by nonbargaining plans are calculated at approximately 50% of the retirees' final base pay. For most bargaining units the benefits are based upon negotiated flat dollar amounts.
Our Canadian plans provide postretirement medical and life insurance benefits that supplement benefits provided and paid for under the Canadian health care system. The Company's postretirement medical and life insurance plans are unfunded.
  The net periodic postretirement benefit cost for the year ended Dec. 31, 1993, includes the following components (in millions):

- ----------------------------------------------------------------------
Service cost--benefits earned during the year                   $ 6.5
- ----------------------------------------------------------------------
Interest cost on accumulated postretirement benefit obligation   44.4
- ----------------------------------------------------------------------
Other                                                            (3.1)
- ----------------------------------------------------------------------
  Net periodic postretirement benefit cost                      $47.8
- ----------------------------------------------------------------------
- ----------------------------------------------------------------------

  The accumulated postretirement benefit obligation of our plans and the liability recognized in the balance sheet as of Dec. 31, 1993, were as follows (in millions):

- -------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO)
  Retirees                                            $120.2
  ----------------------------------------------------------
  Fully eligible active plan participants               76.2
  ----------------------------------------------------------
  Other active plan participants                       401.9
  ----------------------------------------------------------
   APBO                                                598.3
  ----------------------------------------------------------
  Unrecognized prior service cost                       20.5
  ----------------------------------------------------------
  Unrecognized net loss                                (51.8)
  ----------------------------------------------------------
   Other postretirement benefit liability             $567.0
- -------------------------------------------------------------
- -------------------------------------------------------------

  The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5%. The assumed health care cost trend rate for 1994 is 11.5% and declines ratably over 14 years to 5% thereafter. If these trend rates were increased by one percentage point per year, the accumulated postretirement benefit obligation and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost would increase by approximately 1% and 4%, respectively.
  The cash basis expense recognized for these benefits in 1992 and 1991 was $44 million and $39 million, respectively.

10. EMPLOYEE STOCK OWNERSHIP PLAN
  Our employee stock ownership plan (ESOP) covers substantially all U.S. employees. Company matching contributions to the ESOP are based on a participant's savings, subject to certain limitations, and a matching percentage based upon our return on average equity for the previous year.
  In January 1989, we sold six million shares of treasury stock to the ESOP at $42 per share. The financing of this transaction along with additional loans to the ESOP totaling $30 million was either guaranteed by or borrowed directly from PPG. ESOP borrowings are reflected as debt on our balance sheet.
  The ESOP has repaid $100 million of the loans to PPG, resulting in loans payable by the ESOP totaling $182 million at Dec. 31, 1993. A corresponding amount representing unearned compensation is reflected as a reduction of shareholders' equity. Future Company contributions and dividends on PPG shares held by the ESOP will be used to service the debt of the ESOP.
  Contributions committed to be paid to the ESOP are reported as compensation or interest expense. Compensation (credit) expense related to the ESOP for 1993, 1992 and 1991 totaled $(.1) million, $.1 million and $19.4 million, respectively. Interest expense totaled $11 million, $13 million and $16 million for 1993, 1992 and 1991, respectively. Dividends on Company shares held by the ESOP, used for ESOP debt service, totaled $25 million, $27 million and $25 million for 1993, 1992 and 1991, respectively.

11. STOCK OPTION PLAN
  Under PPG's stock option plan, certain employees of the Company have been granted stock options. The price at which shares of common stock may be purchased upon the exercise of an option may not be less than the fair market value of the shares on the date the option was granted. Options are exercisable beginning from six to 12 months after issuance.


28        PPG INDUSTRIES, INC.

                                                              1993 ANNUAL REPORT
                                     NOTES
The following table summarizes stock option activity for the years ended Dec. 31, 1991, 1992 and 1993.

                                        Per share
                            Number of     option
                             options      price
- ---------------------------------------------------
Outstanding, Jan. 1, 1991   1,205,189  $18.38-48.25
- ---------------------------------------------------
  Granted                     447,800     54.50
  -------------------------------------------------
  Exercised                  (308,154)  18.38-43.63
  -------------------------------------------------
  Terminated                  (20,500)  18.38-54.50
- ---------------------------------------------------
Outstanding, Dec. 31, 1991  1,324,335   18.38-54.50
- ---------------------------------------------------
  Granted                   1,255,420   58.75-67.63
  -------------------------------------------------
  Exercised                  (450,028)  18.38-54.50
  -------------------------------------------------
  Terminated                   (5,100)  39.50-58.75
- ---------------------------------------------------
Outstanding, Dec. 31, 1992  2,124,627   18.38-67.63
- ---------------------------------------------------
  Granted                     909,462   63.25-75.50
  -------------------------------------------------
  Exercised                  (503,743)  18.38-67.63
  -------------------------------------------------
  Terminated                   (8,000)  58.75-66.00
- ---------------------------------------------------
Outstanding, Dec. 31, 1993  2,522,346  $18.38-75.50
- ---------------------------------------------------
- ---------------------------------------------------
Exercisable, Dec. 31, 1993  1,648,978  $18.38-74.63
- ---------------------------------------------------
- ---------------------------------------------------

  Shares available for future grants were 1,063,462 and 903,577 at Dec. 31, 1993 and 1992, respectively.

12. COMMITMENTS AND CONTINGENT LIABILITIES
  PPG is involved in a number of lawsuits and claims, both actual and potential, including some which it has asserted against others, in which substantial money damages are sought. Management believes that the outcome of such lawsuits and claims, in the aggregate, will not have a material effect on PPG's consolidated financial position, results of operations or liquidity.
  Like other companies, PPG is subject to the existing and evolving standards relating to the protection of the environment. PPG is negotiating with various government agencies and other parties concerning various waste sites. Additionally, remediation projects have been or may be undertaken at certain of the Company's current and former plant sites. There is a wide range of cost estimates for cleanup of these sites, due largely to uncertainties as to the nature and extent of their condition, the determination of the Company's liability, if any, in proportion to that of other parties, the extent to which such costs are recoverable from insurance, and the methods that may have to be employed for their remediation. We established reserves, totaling approximately $90 million at Dec. 31, 1993, and $107 million at Dec. 31, 1992, for those sites where it was probable a liability existed and the amount could be reasonably estimated. Charges against income for environmental remediation projects totaled approximately $23 million in 1993, $16 million in 1992 and $23 million in 1991. In management's opinion, the Company operates in an environmentally sound manner and the outcome of these environmental matters will not have a material effect on PPG's consolidated financial position, results of operations or liquidity.

13. OTHER EARNINGS

- ---------------------------------------------------------------------------
(Millions)                                               1993   1992   1991
- ---------------------------------------------------------------------------
Interest income                                        $ 15.2 $ 16.9 $ 22.8
- ---------------------------------------------------------------------------
Royalty income                                           25.3   26.9   29.8
- ---------------------------------------------------------------------------
Share of net earnings in equity affiliates               17.3   19.0    9.8
- ---------------------------------------------------------------------------
Gain from sale of an interest in an insurance company    27.8     --     --
- ---------------------------------------------------------------------------
Other                                                    51.4   57.6   53.5
- ---------------------------------------------------------------------------
  Total                                                $137.0 $120.4 $115.9
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------

  Undistributed earnings of equity affiliates were $78.7 million and $67.8 million at Dec. 31, 1993 and 1992, respectively. Dividends received from equity affiliates were $9.7 million, $7.8 million and $9.5 million in 1993, 1992 and 1991, respectively.

14. RESEARCH AND DEVELOPMENT

- -----------------------------------------------------
(Millions)                         1993   1992   1991
- -----------------------------------------------------
Research and development--total  $217.6 $221.4 $240.3
- -----------------------------------------------------
Less depreciation                  16.4   18.4   19.9
- -----------------------------------------------------
  Research and development--net  $201.2 $203.0 $220.4
- -----------------------------------------------------
- -----------------------------------------------------

15. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

- --------------------------------------------------------------------------------------
                                             Income Before
                                          Cumulative Effect of
                                           Accounting Changes     Net          (Loss)
                       Net       Gross    --------------------   (Loss)       Earnings
                      Sales      Profit     Amount               Income         Per
                    (Millions) (Millions) (Millions) Per Share (Millions)      Share
- --------------------------------------------------------------------------------------
1993 quarter ended
March 31 (/1/)        $1,446.7   $  532.7     $110.1     $1.04    $(162.7)     $(1.53)
- --------------------------------------------------------------------------------------
June 30                1,523.6      557.8      106.2      1.00      106.2        1.00
- --------------------------------------------------------------------------------------
September 30 (/2/)     1,405.4      520.5       24.8       .23       24.8         .23
- --------------------------------------------------------------------------------------
December 31 (/3/)      1,378.2      509.6       53.9       .51       53.9         .51
- --------------------------------------------------------------------------------------
  Total               $5,753.9   $2,120.6     $295.0     $2.78    $  22.2      $  .21
- --------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------
1992 quarter ended
March 31              $1,446.7   $  535.4     $ 78.8     $ .74    $  78.8      $  .74
- --------------------------------------------------------------------------------------
June 30                1,513.1      571.7      106.7      1.01      106.7        1.01
- --------------------------------------------------------------------------------------
September 30           1,440.8      518.9       66.0       .62       66.0         .62
- --------------------------------------------------------------------------------------
December 31            1,413.3      493.1       67.9       .64       67.9         .64
- --------------------------------------------------------------------------------------
  Total               $5,813.9   $2,119.1     $319.4     $3.01    $ 319.4      $ 3.01
- --------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------

(/1/)See Note 2, Changes in Methods of Accounting, for information regarding the effect of accounting changes as of Jan. 1, 1993, including the adoption of SFAS No. 112 in the fourth quarter.
(/2/)Third quarter earnings were reduced by a pretax charge for business divestitures and realignments of $87.0 million, or $0.49 per share. (/3/)Fourth quarter earnings were reduced by a pretax charge for business divestitures and realignments of $38.0 million, or $0.42 per share. Excluding the effects of this charge, we decreased our estimate of the annual effective tax rate by two percentage points which increased fourth quarter earnings per share by 11 cents.


                                                   PPG INDUSTRIES, INC.      29

                                     NOTES

16. FINANCIAL INSTRUMENTS
  Included in PPG's financial instrument portfolio are cash and marketable securities, Company-owned life insurance, deferred compensation liabilities and short- and long-term debt instruments. The most significant instrument, long-term debt, had carrying and fair values totaling $770 million and $850 million, respectively, at Dec. 31, 1993. The corresponding amounts at Dec. 31, 1992, were $966 million and $1.0 billion, respectively. The carrying values of the other instruments approximated their fair values.

  The fair values of the instruments were based upon quoted market prices of the same or similar instruments or on the rates available to the Company for instruments of the same remaining maturities.

17. BUSINESS SEGMENT INFORMATION

  Refer to pages 20 and 21 for information on our business segments for 1993, 1992 and 1991.

                                OFFICER CHANGES

  In September 1993, Jerry E. Dempsey succeeded Vincent A. Sarni, who retired, as chairman of the board and chief executive officer. Mr. Dempsey had been senior vice president and a member of the board of WMX Technologies, Inc., and chairman of Chemical Waste Management, Inc., a publicly traded company in which WMX Technologies is a majority shareholder. Before joining WMX Technologies in 1984, he had been president and chief operating officer of Borg-Warner Corp., a firm he served for 28 years.

  During the year, as well, Roderick I. A. Watters, who had been vice president, marketing, automotive products, Coatings & Resins Group, became vice president, automotive products, Europe, for the group.

  In January 1994, Charles E. Bunch was elected vice president, architectural finishes, Coatings & Resins Group. Mr. Bunch continues as general manager of that function.

  Also in January 1994, William H. Hernandez was elected vice president and controller; David R. Wallis, vice president, corporate development, and Richard Zahren, vice president, purchasing and distribution. Mr. Hernandez had been controller and Messrs. Wallis and Zahren had been directors of their functions.

30       PPG INDUSTRIES, INC.

                                                              1993 ANNUAL REPORT
                               CORPORATE DIRECTORY
 DIRECTORS

 JERRY E. DEMPSEY
 Chairman of the Board and Chief Executive Officer, PPG Industries, Inc.

 *+LUCIE J. FJELDSTAD President, Fjeldstad International

 *+STANLEY C. GAULT
 Chairman of the Board and Chief Executive Officer, The Goodyear Tire & Rubber Company

 *++ALLEN J. KROWE
 Vice Chairman and Chief Financial Officer, Texaco Inc.

 +++STEVEN C. MASON
 Chairman and Chief Executive Officer, The Mead Corporation

 +++HAROLD A. MCINNES
 Retired Chairman of the Board and Chief Executive Officer, AMP Incorporated

 *++ROBERT MEHRABIAN
 President, Carnegie Mellon University

 VINCENT A. SARNI
 Retired Chairman of the Board and Chief Executive Officer, PPG Industries,
 Inc.

 *+DAVID G. VICE
 Retired Vice Chairman, Products and Technology, Northern Telecom Limited

 +++DAVID R. WHITWAM
 Chairman and Chief Executive Officer, Whirlpool Corporation

*Audit Committee
+Officers-Directors Compensation Committee
++Nominating Committee


MANAGEMENT COMMITTEE

JERRY E. DEMPSEY
Chairman of the Board and Chief Executive Officer

ROBERT D. DUNCAN
Group Vice President, Glass

PETER R. HEINZE
Group Vice President, Chemicals

JOHN J. HORGAN
Vice President, Fiber Glass Products

RAYMOND W. LEBOEUF
Vice President, Finance

RICHARD M. ROMPALA
Group Vice President, Coatings & Resins

GUY A. ZOGHBY
Vice President and General Counsel


COATINGS & RESINS GROUP

CHARLES E. BUNCH
Vice President, Architectural Finishes

THOMAS A. CRAIG
Vice President, Automotive Refinish

NEIL H. FRICK
Vice President, Research and Development

ERNEST A. HAHN
Vice President, Industrial Coatings

KEN KURAHASHI
Vice President, Coatings & Resins, PPG Industries Asia/Pacific, Ltd.; President, PPG Japan

E. KEARS POLLOCK
Vice President, Automotive Products

AREND W. D. VOS
Vice President, Coatings & Resins, Europe

RODERICK I. A. WATTERS
Vice President, Automotive Products, Europe


CORPORATE FUNCTIONS

L. BLAINE BOSWELL
President, PPG Europe

PARITOSH M. CHAKRABARTI
Vice President, Science and Technology

JAMES W. CRAIG
President, PPG Canada Inc.

RUSSELL L. CRANE
Vice President, Human Resources

WILLIAM H. HERNANDEZ
Vice President and Controller

H. KENNEDY LINGE
Treasurer

JOHN MAAGHUL
President, PPG Industries Asia/Pacific Ltd.; Vice President, Glass, Asia/Pacific

EDWARD J. MAZESKI, JR.
Vice President and Secretary

DAVID W. SMITH
Vice President, Information Technology

DAVID R. WALLIS
Vice President, Corporate Development

RICHARD ZAHREN
Vice President, Purchasing and Distribution

GLASS GROUP

FRANK A. ARCHINACO
Vice President, Automotive and Aircraft Products

JOSEPH CAFARO
Vice President, Flat Glass Products

STANLEY C. DEGREVE
Vice President, Operations, Fiber Glass Products

GARY W. WEBER
Vice President, Technology

CHEMICALS GROUP

DONALD W. BOGUS
Vice President, Specialty Chemicals

RAE R. BURTON
Vice President, Chlor-Alkali and Derivatives

JOHN M. WILKINS
Vice President, Asia/Pacific


                                                     PPG INDUSTRIES, INC.    31

                               ELEVEN-YEAR DIGEST

- ------------------------------------------------------------------------------------------------------------
                                 1993    1992   1991   1990   1989   1988   1987   1986   1985   1984   1983
- ------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Net sales                       5,754   5,814  5,673  6,021  5,734  5,617  5,183  4,687  4,346  4,242  3,682
- ------------------------------------------------------------------------------------------------------------
Gross profit (%)                 36.9    36.4   35.2   37.8   37.1   39.2   37.8   37.2   35.9   34.1   32.8
- ------------------------------------------------------------------------------------------------------------
Income before income
 taxes                            531     538    348    767    749    779    637    553    537    527    376
- ------------------------------------------------------------------------------------------------------------
Income taxes                      236     218    147    292    284    311    260    236    234    224    143
- ------------------------------------------------------------------------------------------------------------
Income before accounting
 changes                          295     319    201    475    465    468    377    316    303    303    233
- ------------------------------------------------------------------------------------------------------------
Cumulative effect of
 accounting changes
 (/1/)                           (273)     --     75     --     --     --     --     --     --     --     --
- ------------------------------------------------------------------------------------------------------------
Net income                         22     319    276    475    465    468    377    316    303    303    233
- ------------------------------------------------------------------------------------------------------------
Average equity (/2/)      2,530/2,749   2,701  2,577  2,407  2,220  2,121  2,089  1,838  1,913  1,931  1,777
- ------------------------------------------------------------------------------------------------------------
Return on average equity
 (%) (/2/)                    .9/10.7    11.8   10.7   19.7   21.0   22.1   18.1   17.2   15.8   15.7   13.1
- ------------------------------------------------------------------------------------------------------------
Earnings per share
 before accounting
 changes                         2.78    3.01   1.90   4.43   4.18   4.26   3.19   2.66   2.27   2.16   1.67
- ------------------------------------------------------------------------------------------------------------
Cumulative effect of
 accounting changes on
 earnings per share             (2.57)     --   0.70     --     --     --     --     --     --     --     --
- ------------------------------------------------------------------------------------------------------------
Earnings per share                .21    3.01   2.60   4.43   4.18   4.26   3.19   2.66   2.27   2.16   1.67
- ------------------------------------------------------------------------------------------------------------
Average number of shares        106.3   106.1  106.2  107.2  111.3  109.8  118.2  118.9  133.4  139.9  139.4
- ------------------------------------------------------------------------------------------------------------
Dividends                         221     200    183    176    165    141    132    112    110     98     86
- ------------------------------------------------------------------------------------------------------------
  Per share                      2.08    1.88   1.72   1.64   1.48   1.28   1.11    .94    .82    .70    .62
- ------------------------------------------------------------------------------------------------------------
BALANCE SHEET
Current assets                  2,026   1,951  2,173  2,217  2,056  1,899  1,844  1,616  1,370  1,332  1,225
- ------------------------------------------------------------------------------------------------------------
Current liabilities             1,281   1,253  1,341  1,471  1,338  1,264  1,295    976    824    773    738
- ------------------------------------------------------------------------------------------------------------
Working capital                   745     698    833    746    718    635    549    640    546    559    487
- ------------------------------------------------------------------------------------------------------------
Property (net)                  2,787   2,972  3,183  3,255  3,007  2,758  2,685  2,661  2,479  2,257  2,200
- ------------------------------------------------------------------------------------------------------------
Total assets                    5,652   5,662  6,056  6,108  5,645  5,154  5,008  4,641  4,084  3,797  3,615
- ------------------------------------------------------------------------------------------------------------
Long-term debt and lease
 obligations                      774     905  1,190  1,210  1,198    892    917  1,018  1,000    496    568
- ------------------------------------------------------------------------------------------------------------
Shareholders' equity            2,473   2,699  2,655  2,547  2,282  2,243  2,044  1,978  1,705  2,015  1,846
- ------------------------------------------------------------------------------------------------------------
  Per share                     23.15   25.43  25.00  24.01  20.98  20.47  18.43  16.56  14.39  14.41  13.21
- ------------------------------------------------------------------------------------------------------------
OTHER DATA
Capital spending                  293     283    335    567    671    410    479    497    452    315    450
- ------------------------------------------------------------------------------------------------------------
Depreciation expense              331     352    351    324    292    274    266    242    214    206    185
- ------------------------------------------------------------------------------------------------------------
Quoted market price
  High                         76 1/4  68 3/8 59 3/8 55 1/4     46 46 7/8 53 1/2 38 3/4 25 5/8     19 18 5/8
  ----------------------------------------------------------------------------------------------------------
  Low                          59 3/8      50 41 1/2 34 1/2     37 31 1/4 27 1/2 22 1/2 16 3/8 12 3/8 12 1/2
  ----------------------------------------------------------------------------------------------------------
  Year-end                     75 7/8  65 7/8 50 1/2     47 39 3/4 40 3/8 33 1/8 36 3/8 25 1/2 16 3/8 17 3/8
  ----------------------------------------------------------------------------------------------------------
Price/earnings ratio
 (/3/)
  High                             27      23     31     12     11     11     17     15     11      9     11
  ----------------------------------------------------------------------------------------------------------
  Low                              21      17     22      8      9      7      9      8      7      6      8
  ----------------------------------------------------------------------------------------------------------
Average number of
 employees                     31,400  32,300 33,700 35,100 35,500 36,300 36,800 36,500 37,500 37,700 37,000
- ------------------------------------------------------------------------------------------------------------

All amounts are in millions of dollars except per share data and number of employees.
All data was adjusted to reflect the two-for-one stock splits payable on March 12, 1987, and on Sept. 12, 1983.
(/1/)The 1993 changes in methods of accounting relate to the adoption of SFAS
     No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The 1991 change in the method of accounting relates to the cost of rebuilding glass and fiber glass melting facilities. The effect of all the changes on net income in the years of change, exclusive of the cumulative effect to Jan. 1 of the year of change, and the pro forma effect on individual prior years' net income, was not material.
(/2/)Average equity and return on average equity for 1993 were calculated and presented inclusive and exclusive of the cumulative effect of the accounting changes.
(/3/)The 1993 and 1991 price/earnings ratios were calculated and presented exclusive of the cumulative effect of the accounting changes.

32    PPG INDUSTRIES, INC.

                                                              1993 ANNUAL REPORT
                           PPG SHAREHOLDER INFORMATION
WORLD HEADQUARTERS
One PPG Place
Pittsburgh, PA 15272, U.S.A.

Phone (412) 434-3131

ANNUAL MEETING
Thursday, April 21, 1994, 2:00 p.m.
Westin William Penn Hotel
William Penn Place
Pittsburgh, PA 15230

TRANSFER AGENT & REGISTRAR
Chemical Bank
Securityholder Relations
Box 24935
Church Street Station
New York, NY 10249

PPG-dedicated phone 1-800-648-8160

Shareholders with specific questions regarding dividend checks, transfer or replacement of stock certificates or dividend tax information should contact Chemical Bank--the dividend paying agent, dividend reinvestment agent, transfer agent and registrar for PPG at the above address. Or, shareholders may contact PPG Shareholder Relations, 40N, PPG Industries, One PPG Place, Pittsburgh, PA 15272; phone (412) 434-3312.

PUBLICATIONS AVAILABLE TO SHAREHOLDERS
Copies of the following publications will be furnished without charge upon written request to Corporate Communications, 7W, PPG Industries, One PPG Place, Pittsburgh, PA 15272.

FORM 10-K--the Company's Annual Report filed with the Securities and Exchange Commission.

QUARTERLY REPORT--a review of PPG's quarterly financial performance, mailed to shareholders in February, May, August and November.

BLUEPRINT FOR THE FUTURE--a booklet summarizing PPG's mission, values, strategy and goals.

PPG WORLDWIDE CODE OF ETHICS--an employee guide to corporate conduct policies, including those concerning personal conduct, relationships with customers, suppliers and competitors, protection of corporate assets, responsibilities to the public, and PPG as a global organization.

PPG'S ENVIRONMENT, HEALTH AND SAFETY POLICY--a brochure describing the Company's commitment, worldwide, to manufacturing, selling and distributing products in a manner that is safe and healthful for its employees, neighbors and customers, and that protects the environment.

PPG'S ENVIRONMENT, HEALTH AND SAFETY ANNUAL REPORT--a report of progress during the year with respect to the Company's environment, health and safety commitment.

PPG'S RESPONSIBLE CARE COMMITMENT--a brochure outlining the Company's voluntary activities under the Responsible Care initiative of the Chemical Manufacturers Association for safe and ethical management of chemicals.

DIVIDEND INFORMATION
PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 54 cents per share, voted by the board of directors on Jan. 20, 1994, results in an annual dividend rate of $2.16 per share.

STOCK EXCHANGE LISTINGS
PPG common stock is traded on the New York, Pacific, Philadelphia and Tokyo stock exchanges (symbol: PPG).

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
PPG's Dividend Reinvestment and Stock Purchase Plan is offered as a service and convenience to shareholders. The Plan provides for the automatic reinvestment of dividends in shares of PPG stock. Share- holders also may purchase addi-tional stock through cash contributions to the Plan.

A prospectus fully describing the Plan and authorization forms for participation are available from the Company at the address shown under "Investor Relations."

INVESTOR RELATIONS
General information about PPG common stock, debt and the Dividend Reinvestment and Stock Purchase Plan may be obtained from Douglas B. Atkinson, Director of Investor Relations. Phone (412) 434-2120, or write Director, Investor Relations, 40N, PPG Industries, One PPG Place, Pittsburgh, PA 15272.

QUARTERLY STOCK MARKET PRICE

                   1993                  1992
- --------------------------------------------------------
Quarter
Ended      High       Low   Close    High Low      Close
- --------------------------------------------------------
March 31  $69 7/8 $59 3/8 $67 7/8 $61 7/8 $50    $59 3/4
- --------------------------------------------------------
June 30    75 3/4  65 1/2  65 1/2  68 1/4  55     65 1/2
- --------------------------------------------------------
Sept. 30   71 3/4  64 1/2  65 1/4  68 3/8 58 1/4  58 5/8
- --------------------------------------------------------
Dec. 31    76 1/4  64 3/4  75 7/8  66 3/8 53 1/2  65 7/8
- --------------------------------------------------------

The number of holders of record of PPG common stock as ofJan. 31, 1994, was 33,909, as shown on the records of the Company's transfer agent.

DIVIDENDS

                 1993             1992
- --------------------------------------------
Month of       Amount   Per     Amount   Per
Payment    (Millions) Share (Millions) Share
- --------------------------------------------
March        $ 53.0   $ .50   $ 48.9   $ .46
- --------------------------------------------
June           53.2     .50     48.8     .46
- --------------------------------------------
September      57.3     .54     48.8     .46
- --------------------------------------------
December       57.3     .54     53.1     .50
- --------------------------------------------
Total        $220.8   $2.08   $199.6   $1.88
- --------------------------------------------
- --------------------------------------------

                                    PPG INDUSTRIES, INC.                     33