Form 10-K, Exhibit 13
period 1994-12-31
PPG INDUSTRIES INC
filed 1995-02-21
CIK 79879

                         Financial and Operating Review
- --------------------------------------------------------------------------------
Independent Auditors' Report

To the Board of Directors and Shareholders of PPG Industries, Inc.:
We have audited the accompanying balance sheet of PPG Industries, Inc. and sub-sidiaries as of December 31, 1994 and 1993, and the related statements of in-come and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.
In our opinion, such financial statements present fairly, in all material re-spects, the financial position of PPG Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in con-formity with generally accepted accounting principles.
As discussed in Note 2 to the financial statements, effective January 1, 1993, the Company changed its methods of accounting for income taxes, postretirement benefits other than pensions and postemployment benefits.

Deloitte & Touche LLP
Pittsburgh, Pennsylvania January 19, 1995
Management Statement

Responsibility for Preparation of the Financial Statements
The management of PPG Industries, Inc. is responsible for the preparation of the financial statements included in this Annual Report.
To ensure the reliability of financial data, PPG has established, and main-tains, an internal control system. We believe the internal controls in use give reasonable assurance that financial reports do not contain any material mis-statement.
We believe that the financial statements and related notes in this report are accurate in all material respects, and that they were prepared according to generally accepted accounting principles.
We believe, further, that the other financial information contained in this An-nual Report is consistent with the financial statements.

Jerry E. Dempsey
Chairman of the Board and Chief Executive Officer

William H. Hernandez
Senior Vice President, Finance

                              Statement of Income
- --------------------------------------------------------------------------------

                                                          For the Year
- ------------------------------------------------------------------------------
(Millions, except per share amounts)                   1994     1993      1992
- ------------------------------------------------------------------------------
Net sales                                          $6,331.2 $5,753.9  $5,813.9
- ------------------------------------------------------------------------------
Cost of sales                                       3,865.5  3,633.3   3,694.8
- ------------------------------------------------------------------------------
Gross profit                                        2,465.7  2,120.6   2,119.1
- ------------------------------------------------------------------------------
Other expenses
  Selling, general and administrative                 919.0    871.7     879.8
  ----------------------------------------------------------------------------
  Depreciation                                        317.5    331.1     351.5
  ----------------------------------------------------------------------------
  Research and development--net (See Note 14)         218.1    201.2     203.0
  ----------------------------------------------------------------------------
  Interest                                             86.1    103.1     141.0
  ----------------------------------------------------------------------------
  Business divestitures and realignments (See
  Note 6)                                              85.0    126.4      10.4
  ----------------------------------------------------------------------------
  Other charges                                       113.8     80.0     112.0
- ------------------------------------------------------------------------------
  Total other expenses                              1,739.5  1,713.5   1,697.7
- ------------------------------------------------------------------------------
Other earnings (See Note 13)                          129.5    137.0     120.4
- ------------------------------------------------------------------------------
Income before income taxes and minority interest      855.7    544.1     541.8
- ------------------------------------------------------------------------------
Income taxes (See Note 7)                             325.2    236.2     218.4
- ------------------------------------------------------------------------------
Minority interest                                      15.9     12.9       4.0
- ------------------------------------------------------------------------------
Income before cumulative effect of accounting
changes                                               514.6    295.0     319.4
- ------------------------------------------------------------------------------
Cumulative effect of accounting changes (See Note 2)
  Other postretirement and postemployment bene-
  fits, net of income taxes of $231.9 million            --   (363.2)       --
  ----------------------------------------------------------------------------
  Income taxes                                           --     90.4        --
- ------------------------------------------------------------------------------
Net income                                         $  514.6 $   22.2  $  319.4
==============================================================================
Earnings per share (See Note 5)
Income before cumulative effect of accounting
changes                                            $   2.43 $   1.39  $   1.51
- ------------------------------------------------------------------------------
Cumulative effect of accounting changes
  Other postretirement and postemployment bene-
  fits                                                   --    (1.71)       --
  ----------------------------------------------------------------------------
  Income taxes                                           --      .42        --
- ------------------------------------------------------------------------------
Earnings per share                                 $   2.43 $    .10  $   1.51
==============================================================================
Average shares outstanding (See Note 5)               211.9    212.6     212.2
==============================================================================

The accompanying notes to the financial statements are an integral part of this statement.

                                 Balance Sheet
- --------------------------------------------------------------------------------

                                                              December 31
- ------------------------------------------------------------------------------
(Millions)                                                     1994       1993
- ------------------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                               $    62.1  $  111.9
  ----------------------------------------------------------------------------
  Receivables (See Note 3)                                  1,228.9     996.7
  ----------------------------------------------------------------------------
  Inventories (See Note 3)                                    686.4     683.3
  ----------------------------------------------------------------------------
  Deferred income taxes (See Note 7)                          117.4     147.4
  ----------------------------------------------------------------------------
  Other                                                        73.4      86.6
- ------------------------------------------------------------------------------
     Total current assets                                   2,168.2   2,025.9
- ------------------------------------------------------------------------------
Property (See Note 3)                                       6,162.7   6,041.9
- ------------------------------------------------------------------------------
Less accumulated depreciation                               3,420.4   3,254.6
- ------------------------------------------------------------------------------
     Property--net                                          2,742.3   2,787.3
- ------------------------------------------------------------------------------
Investments                                                   277.4     264.5
- ------------------------------------------------------------------------------
Other assets                                                  706.0     573.8
- ------------------------------------------------------------------------------
     Total                                                $ 5,893.9  $5,651.5
==============================================================================
Liabilities and Shareholders' Equity
Current liabilities
  Short-term debt and current portion of long-term debt
  (See Note 4)                                            $   369.4  $  351.4
  ----------------------------------------------------------------------------
  Accounts payable and accrued liabilities (See Note 3)     1,034.4     921.2
  ----------------------------------------------------------------------------
  Income taxes (See Note 7)                                    19.4       4.7
  ----------------------------------------------------------------------------
  Obligations under capital leases (See Note 8)                 1.3       3.7
- ------------------------------------------------------------------------------
     Total current liabilities                              1,424.5   1,281.0
- ------------------------------------------------------------------------------
Long-term debt (See Note 4)                                   745.0     743.9
- ------------------------------------------------------------------------------
Obligations under capital leases (See Note 8)                  28.4      30.1
- ------------------------------------------------------------------------------
Deferred income taxes (See Note 7)                            302.7     268.6
- ------------------------------------------------------------------------------
Accrued pensions (See Note 9)                                  62.4      74.9
- ------------------------------------------------------------------------------
Other postretirement benefits (See Note 9)                    505.5     520.4
- ------------------------------------------------------------------------------
Other liabilities                                             198.1     207.6
- ------------------------------------------------------------------------------
Minority interest                                              70.3      51.9
- ------------------------------------------------------------------------------
     Total liabilities                                      3,336.9   3,178.4
- ------------------------------------------------------------------------------
Shareholders' equity (See Note 5)
  Common stock                                                484.3     242.1
  ----------------------------------------------------------------------------
  Additional paid-in capital                                   67.5     297.5
  ----------------------------------------------------------------------------
  Retained earnings                                         3,717.1   3,436.8
  ----------------------------------------------------------------------------
  Treasury stock, at cost                                  (1,488.6) (1,224.7)
  ----------------------------------------------------------------------------
  Unearned compensation                                      (183.0)   (182.5)
  ----------------------------------------------------------------------------
  Minimum pension liability adjustment                         (1.7)    (36.1)
  ----------------------------------------------------------------------------
  Currency translation adjustment                             (38.6)    (60.0)
- ------------------------------------------------------------------------------
     Total shareholders' equity                             2,557.0   2,473.1
- ------------------------------------------------------------------------------
     Total                                                $ 5,893.9  $5,651.5
==============================================================================

Shares outstanding were 206,987,769 and 106,840,848 at Dec. 31, 1994 and 1993, respectively (see Note 5).
The accompanying notes to the financial statements are an integral part of this statement.

                            Statement of Cash Flows
- --------------------------------------------------------------------------------

                                                            For the Year
- --------------------------------------------------------------------------------
(Millions)                                               1994     1993      1992
- --------------------------------------------------------------------------------
Operating activities
Net income                                            $ 514.6  $  22.2  $ 319.4
- --------------------------------------------------------------------------------
Adjustments to reconcile to cash from operations
  Cumulative effect of accounting changes (See
  Note 2)                                                  --    272.8       --
  ------------------------------------------------------------------------------
  Depreciation and amortization                         335.2    350.2    373.2
  ------------------------------------------------------------------------------
  Business divestitures and realignments                 85.0    126.4     10.4
  ------------------------------------------------------------------------------
  Increase in receivables                              (263.7)   (33.7)   (41.2)
  ------------------------------------------------------------------------------
  (Increase) decrease in inventories                    (25.6)    27.4     85.1
  ------------------------------------------------------------------------------
  Increase (decrease) in accounts payable, accrued
  liabilities and income taxes payable                  123.0      2.5    (56.1)
  ------------------------------------------------------------------------------
  Net change in other noncurrent assets and
  liabilities                                            81.6     57.4    (74.2)
  ------------------------------------------------------------------------------
  Other--net                                           (159.0)   (84.5)    53.6
- --------------------------------------------------------------------------------
     Cash from operating activities                     691.1    740.7    670.2
- --------------------------------------------------------------------------------
Investing activities
Capital spending
  Additions to property and investments                (321.8)  (257.6)  (282.3)
  ------------------------------------------------------------------------------
  Business acquisitions, net of cash balances
  acquired                                              (33.9)   (35.8)     (.7)
- --------------------------------------------------------------------------------
Proceeds from business divestitures                      28.5      4.9       --
- --------------------------------------------------------------------------------
Reductions of property and investments                   81.8     52.0     26.9
- --------------------------------------------------------------------------------
     Cash used for investing activities                (245.4)  (236.5)  (256.1)
- --------------------------------------------------------------------------------
Financing activities
Net change in borrowings with maturities of three
months or less                                           (5.7)    (3.5)    81.9
- --------------------------------------------------------------------------------
Proceeds from other short-term debt                      44.1     19.3     38.8
- --------------------------------------------------------------------------------
Repayment of other short-term debt                      (27.3)    (8.5)   (10.0)
- --------------------------------------------------------------------------------
Proceeds from long-term debt                             23.2      9.3     10.7
- --------------------------------------------------------------------------------
Repayment of long-term debt and capital leases          (33.0)  (199.4)  (312.3)
- --------------------------------------------------------------------------------
Loans to employee stock ownership plan                  (22.0)      --       --
- --------------------------------------------------------------------------------
Repayment of loans by employee stock ownership plan      21.5     19.7     16.4
- --------------------------------------------------------------------------------
Purchase of treasury stock                             (280.0)   (81.2)   (26.6)
- --------------------------------------------------------------------------------
Issuance of treasury stock                               19.4     13.2     11.7
- --------------------------------------------------------------------------------
Dividends paid                                         (237.8)  (220.8)  (199.6)
- --------------------------------------------------------------------------------
     Cash used for financing activities                (497.6)  (451.9)  (389.0)
- --------------------------------------------------------------------------------
Effect of currency exchange rate changes on cash
and cash equivalents                                      2.1     (1.8)    (1.3)
- --------------------------------------------------------------------------------
Net (decrease) increase in cash and cash
equivalents                                             (49.8)    50.5     23.8
- --------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year            111.9     61.4     37.6
- --------------------------------------------------------------------------------
Cash and cash equivalents, end of year                $  62.1  $ 111.9  $  61.4
================================================================================

The accompanying notes to the financial statements are an integral part of this statement.

                     Management's Discussion and Analysis
- -------------------------------------------------------------------------------
Performance in 1994 Compared with 1993
Overall Performance
Our 1994 sales totaled $6.3 billion, up from the prior year's $5.8 billion.
The gain was attributable to higher sales volumes, including sales from the January 1994 acquisition of Akzo's European automotive original coatings busi-ness, combined with marginally higher overall prices from each of our seg-ments. Partially offsetting these increases was the absence of sales from the Biomedical Systems Division and from certain glass businesses that were di-vested or discontinued.
PPG's gross profit percentage increased to 39% from 37% for the prior year.
Sales mix gains, lower manufacturing costs, benefits from substantially di-vested and discontinued businesses, and slightly higher prices contributed to the improvement. These gains were partially offset by the effects of infla-tion.
Net income for 1994 of $515 million increased significantly from $22 million in the prior year, while earnings per share increased to $2.43 from $0.10 in 1993. The prior year's net income included a net charge of $273 million ($1.29 per share) for three accounting changes (see Note 2 to the financial state-ments). Also included were business divestiture and realignment after-tax charges of $96 million ($0.45 per share). Our 1994 earnings were favorably af-fected by the same factors as our sales volume and gross profit percentage im-provements and by lower interest expense. Partially offsetting these gains were higher income tax expense, primarily because of increased pre-tax income and a second-quarter after-tax charge of $52 million ($0.24 per share) related to divestiture of the Biomedical Systems Division (see Business Divestitures and Realignments on page 23). Also partially offsetting the gains were in-creased research and development costs and environmental expenses. Excluding the effects, for both years, of business divestiture and realignment charges and, for 1993, of accounting changes, earnings per share increased $0.83 from 1993.

Results of Business Segments
Coatings and resins sales increased to $2.6 billion from $2.3 billion in 1993. Operating income for the corresponding periods was $497 million and $414 mil-lion, respectively. Contributing to the sales increase were higher volumes in each of the segment's major product lines, sales from the January 1994 acqui-sition of the Akzo coatings business, higher prices for worldwide automotive refinish coatings and the July 1994 acquisition of an automotive paint spray-booth business from Nalco. Partially offsetting these gains were lower prices for North American automotive original products and the negative effects of translating Canadian currencies. The increase in operating income was principally attributable to the higher overall sales volumes, benefits from manufacturing efficiencies and the absence of business divestiture and realignment charges. Higher overhead costs, the unfavorable effects of inflation and the negative effects of Canadian currency translation partly offset these improvements.
Glass sales increased to $2.4 billion from $2.2 billion in 1993 while operat-ing income increased to $315 million from $122 million. Higher volumes in each of the segment's major businesses and higher prices for North American flat, automotive replacement and fiber glass products contributed to the sales in-crease. The absence of sales from divested and discontinued businesses and re-duced prices for worldwide automotive original products partially offset these improvements. The operating income improvement was primarily attributable to the absence of $78 million of business divestiture and realignment charges re-corded in the prior year (see Business Divestitures and Realignments on page
23), the factors that contributed to the sales increase, benefits from manu-facturing efficiencies and the absence of operating losses from certain di-vested or discontinued businesses. The negative effects of inflation partially offset these gains.
Chemicals sales increased to $1.3 billion from $1.2 billion in 1993 while op-erating income increased to $227 million from $133 million. The increase in sales was primarily attributable to higher volumes in each of the segment's businesses and higher prices for certain chlorine derivatives. The increase in operating income was principally the result of the factors that contributed to the sales increases, manufacturing efficiencies and gains from disposition of a minority stake in a foreign chemical business and the segment's polymer ad-ditives business, as well as the absence of business divestiture and realign-ment charges. The negative effects of inflation, particularly on ethylene costs, partially offset these improvements.
Included in the "other" segment's 1994 operating losses was an $85 million second-quarter charge related to the divestment of the Biomedical Systems Di-vision. The 1993 operating loss also included a charge totaling $38 million related to this planned divestiture as well as operating losses for the year. (See Business Divestitures and Realignments on page 23.)

Other Significant Factors
The increase in research and development expense-net was primarily attributable to incremental expenses associated with the Akzo coatings business acquired in January 1994, partially offset by the absence of expenses from certain divested businesses.
The decline in interest expense was primarily due to lower overall average short-term borrowings during 1994 versus 1993.
The increase in "other" charges was principally the result of higher environ-mental expenses, charges incurred for the relocation of an administrative of-fice and losses from the retirement of certain property.

                      Management's Discussion and Analysis
- --------------------------------------------------------------------------------
The increase in other unallocated corporate expense-net was principally due to the absence of the gain on the sale of our interest in an insurance company that was realized in 1993, an increase in our charitable contribution to the PPG Foundation and a minor charge related to the effect of the Mexican peso de-valuation.
Income tax expense increased to $325 million from $236 million in 1993, princi-pally as a result of the significant increase in pre-tax income, partially off-set by a decrease in the effective tax rate, which was primarily attributable to reduced losses at certain of our foreign operations in 1994 (see Note 7 to the financial statements).
The increase in accounts receivable was principally the result of higher sales in the fourth quarter of 1994 as compared with sales in the same period in 1993.
The increase in other assets was primarily the result of contributions to cer-tain of the Company's pension plans in 1994.
In 1993 PPG received a $28 million judgment in a jury trial against Textron, Inc., and its subsidiary, Avco Corporation, for infringing PPG's patent on a fire-protective coating. The defendants sought to overturn the judgment. In No-vember 1994, Avco's motion for judgment notwithstanding the verdict and a new trial was denied by the court. Avco has now appealed to the United States Court of Appeals for the Federal Circuit. The financial statements do not include any gain related to this matter.

Performance in 1993 Compared with 1992
Overall Performance
Our 1993 and 1992 sales were both $5.8 billion. Higher sales volumes from each of our business segments were offset by the negative effects of currency trans-lation, lower prices in the chemicals and glass segments, and the absence of sales from businesses divested or being divested in the Biomedical Systems Di-vision and glass segment.
PPG's gross profit percentage increased to 37% from 36% in 1992. Lower manufac-turing costs and sales mix gains, offset in part by the unfavorable effects of inflation and lower overall sales prices, contributed to the improvement.
Net income for 1993 was $22 million, or $0.10 per share, after a net charge of $273 million, or $1.29 per share, for accounting changes (see Note 2 to the fi-nancial statements). Excluding that one-time net charge, earnings were $295 million, or $1.39 per share.
Results for 1993 included after-tax business divestiture and realignment charges of $96 million ($0.45 per share) and an after-tax gain of $17 million ($0.08 per share) from the sale of an interest in an insurance company. Results were affected by higher overall sales volumes, lower interest expense and the factors contributing to the higher gross profit percentage.
Our 1992 net income was $319 million, or $1.51 per share. Included in this re-sult was a charge for a glass technology dispute, which reduced earnings by $0.10 per share, and business divestiture and realignment charges of $10 mil-lion, or $0.03 per share.

Results of Business Segments
Coatings and resins sales were $2.3 billion for both 1993 and 1992. Operating income for the respective periods was $414 million and $359 million. Higher volumes for North American automotive original products, refinish and indus-trial coatings and higher prices for worldwide automotive refinish coatings were offset by the negative effects of translating European currencies and lower volumes for most of the segment's European businesses. The increase in operating income was attributable to higher sales volumes, improved sales mix, higher refinish coatings prices, manufacturing efficiencies, lower raw material and overhead costs, and lower business divestiture and realignment charges. The negative effects of inflation and European currency translation partially off-set these improvements.
Glass sales were $2.2 billion for 1993 and 1992, while operating income in-creased to $122 million from $119 million in 1992. Sales for 1993 were favor-ably affected by higher volumes for most of the segment's North American busi-nesses and higher prices for North American automotive replacement and flat glass. These gains were offset by the negative effects of translating European currencies, lower prices for North American automotive original and fiber glass products and most European businesses. The absence of sales from divested busi-nesses also reduced 1993 total sales. Operating income in 1993 benefited from higher sales volumes, lower manufacturing costs and the absence of the prior year charge for an award in the glass technology dispute. Business divestiture and realignment charges totaling $78 million (see Business Divestitures and Realignments on page 23), lower overall sales prices and the unfavorable ef-fects of inflation substantially offset these improvements.
Chemicals sales increased to $1.2 billion in 1993 from $1.1 billion in 1992, while operating income declined to $133 million from $185 million. Contributing to the sales increase were higher volumes for Transitions (registered trade-mark) optical lenses and other specialty chemical products and higher prices for chlorine and most chlorine derivative products. The increases were partially offset by significantly lower caustic soda prices, lower volumes for most chlorine derivative products and lower specialty chemical prices. The decline in operating income in 1993 was principally due to the lower overall sales prices, the unfavorable effects of inflation, particularly on natural gas costs, and business divestiture and realignment charges. Higher overall sales volumes and improved manufacturing efficiencies partially offset these declines.

                      Management's Discussion and Analysis
- --------------------------------------------------------------------------------
Other Significant Factors
The decline in interest expense was primarily due to lower average borrowings during 1993 versus 1992 and lower average interest rates in 1993.
The decline in other charges in 1993 was primarily due to the absence of the 1992 charge for a glass technology dispute.
The 1993 increase in other earnings and other unallocated corporate income-net was principally due to the gain on the sale of our interest in the insurance company.
Income tax expense in 1993 increased to $236 million from $218 million in 1992, principally as a result of an increase in the effective tax rate (see Note 7 to the financial statements).
Included in 1993 results was the cumulative effect to Jan. 1, 1993, of the adoption of Statement of Financial Accounting Standards (SFAS) No. 106, "Em-ployers' Accounting for Postretirement Benefits Other Than Pensions"; SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 106 requires accrual basis accounting for retiree medical and life insurance benefits over the employees' active years of service. Its adoption resulted in an after-tax charge of $357 million, or $1.68 per share. SFAS No. 109, which requires an asset and liability ap-proach to accounting for income taxes, resulted in a one-time gain of $90 mil-lion, or $0.42 per share. SFAS No. 112 requires an accrual method of recogniz-ing the cost of postemployment benefits, such as disability, severance and workers' compensation benefits. Its adoption resulted in an after-tax charge of $6 million, or $0.03 per share. The adoption of the new accounting standards did not affect the Company's cash flows and the ongoing effect of such stan-dards did not significantly affect 1993's net income. (See Note 2, Changes in Methods of Accounting, for further details.)

Environmental Matters
Management of the Company anticipates that the resolution of the environmental contingencies discussed below, which will occur over an extended period of time, will not result in future annual charges to income that are significantly greater than those recorded in recent years. It is possible, however, that technological, regulatory and enforcement developments, the results of environ-mental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the out-come of these environmental matters will not have a material effect on PPG's financial position or liquidity. To date, compliance with federal, state and local requirements has not had a material effect on PPG's financial position, results of operations or liquidity.
It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability exists and the amount of loss can be reasonably estimated. As of Dec. 31, 1994 and 1993, PPG had environmental reserves total-ing $90 million. Charges against income increasing these reserves for environ-mental remediation costs in 1994, 1993 and 1992 were $30 million, $23 million and $16 million, respectively.
In addition to the amounts accrued, the Company may be subject to contingencies related to environmental matters estimated at the high end to be as much as $200 million to $400 million. Such aggregate losses are reasonably possible but not currently considered to be probable of occurrence. The Company's environ-mental contingencies are expected to be resolved over a period of 20 years or more. These loss contingencies include significant unresolved issues such as the nature and extent of contamination, if any, at sites and the methods that may have to be employed should remediation be required. Although insurance may cover a portion of these costs, to the extent they are incurred, any potential recovery is not included in this unrecorded exposure to future loss. With re-spect to certain waste sites, the financial condition of any other potentially responsible parties also contributes to the uncertainty of estimating PPG's fi-nal costs. Although contributors of waste to sites involving other potentially responsible parties may face governmental agency assertions of joint and sev-eral liability, in general, final allocations of costs are made based on the relative contributions of wastes to such sites. PPG is generally not a major contributor to such sites. Although the unrecorded exposure to future loss re-lates to all sites, a significant portion of such unrecorded exposure involves three operating plant sites and one closed plant site. Two of the sites are in the early stages of study, while the remaining two are further into the study phase. All four sites require additional study to assess the magnitude of con-tamination, if any, and the remediation alternatives.

Business Divestitures and Realignments
In 1994, 1993 and 1992, PPG's results reflect the impact of the Company's con-tinuing programs to divest or realign businesses and activities not meeting strategic or performance objectives. These programs resulted in pre-tax charges of $85 million, $126 million and $10 million in 1994, 1993 and 1992, respec-tively. The 1994 charge pertains to the divestiture of the Biomedical Systems Division. The majority of the charge was comprised of the reversal of a $60 million gain originally anticipated from divestiture of the division's sensors business at the time the decision was made to dispose of the division and re-flects the general decline in health-care and related markets. Also, a $13 mil-lion charge was taken for additional operating losses anticipated because of extension of the expected disposal date as well as actual operating losses ex-ceeding those originally estimated. With the sale of the sensors business in January 1995, the divestiture of the Biomedical Systems Division is complete. Sales proceeds received in 1994 consisted of $18 million in cash plus $14 mil-lion in securities and

                      Management's Discussion and Analysis
- --------------------------------------------------------------------------------
receivables. The remaining cash flow impact from these activities is not ex-pected to be significant.
The Company's $126 million business divestiture and realignment charges in 1993 consisted of $78 million related to the glass segment, $38 million to the "oth-er" segment, involving the Biomedical Systems Division, and $5 million each to the coatings and resins and the chemicals segments.
Of the glass segment's charges, approximately $71 million related to the shutdown of two manufacturing facilities, discontinuation of the commercial products business and disposition of the architectural metals business. One of the manufacturing facilities, which had previously been temporarily idled, was permanently closed because manage- ment concluded that the market for its products would not support operation of the facility. Management also decided to close the second facility because of the segment's overcapacity for the plant's products, and operating earnings could be increased through the reallocation of its production to more efficient facilities. The decision to exit the commercial products business was due principally to its disappointing operating performance. The architectural metals business was sold because it was not a core operation of the glass segment and it also experienced unfavorable operating results.
Since the Company's acquisition of the Biomedical Systems Division, it had con-sistently reported disappointing operating results. Moreover, this business had not blended well with PPG's other major segments and proved to be difficult to manage under the continually changing business environment in which it operat-ed. As a result, management decided to divest the division early in the fourth quarter of 1993 and recorded a charge of $38 million in that quarter. The charge was principally based on anticipated sales proceeds from the divestiture of the sensors and medical electronics businesses of approximately $65 million and $50 million, respectively. Such amounts resulted in an estimated net loss of $5 million. In addition, $30 million of operating losses anticipated through the expected disposal date were accrued.
In addition to the components of the Biomedical Systems Division provision given above, significant components of the 1993 business divestiture and re-alignment charges included charges for the retirement or write-off of operating assets with net book values of approximately $31 million, severance and benefit costs of $17 million, incremental workers' compensation accruals of $10 mil-lion, environmental accruals of $9 million, anticipated future operating losses of $6 million through the expected disposal dates for the commercial products and architectural metals businesses, and charges of approximately $2 million for the disposition of operating assets (net of anticipated sales proceeds of $16 million).
To a large extent the charges recorded in 1994 and 1993 are expected to be re-covered in the future through the absence of historical operating losses for the Biomedical Systems Division. Such operating losses were approximately $61 million, $13 million and $23 million for 1993, 1992 and 1991, respectively. In addition, the elimination of various operating costs should increase future an-nual operating earnings by approximately $10 million.
With the exception of the 1994 charge related to the divestiture of the Biomed-ical Systems Division, there have not been significant changes in the Company's plans for implementing business divestiture and realignment programs undertaken in prior years. The Company does not anticipate significant business divesti-ture and realignment charges in the near future.

Impact of Inflation
PPG's financial statements are prepared on a historical cost basis, which does not completely account for the effects of inflation. Since the cost of most of the Company's inventories is determined using the last-in, first-out (LIFO) method, the cost of sales reported in the financial statements approximates current costs.
In 1994, 1993 and 1992, our operating results were negatively affected as in-creased production costs, resulting from inflation, were not fully recovered through price increases. While inflationary pressure on cost is expected to continue, we anticipate that actions already initiated to improve operating ef-ficiencies and reduce overhead costs in each of our business units, as well as increases in selling prices for certain products, will offset, for the Company as a whole, the negative impact of inflation on 1995 operating income.

                      Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Financial Resources, Capital Spending
Over the past three years, we continued to have sufficient financial resources to meet operating requirements, to fund our capital spending and stock repur-chase programs, and to pay increased dividends to shareholders. Cash from oper-ating activities was $691 million in 1994, $741 million in 1993 and $670 mil-lion in 1992. Dividends paid to shareholders in 1994 totaled $238 million, up from $221 million in 1993 and $200 million in 1992.
 In October 1994, PPG initiated a 6.5-million-share stock repurchase program. The purchase of treasury stock has been financed principally by cash from oper-ations. As of Dec. 31, 1994, approximately 5.7 million shares had been repur-chased under this program at a cost of $211 million. The total cost of the pro-gram, which was completed in January 1995, was $242 million.
Long-term debt was reduced in 1993 by the repayment of $112 million of European and $58 million of Canadian obligations, ultimately with cash from operations. Affecting long-term debt during 1992 was the refinancing or early redemption of approximately $140 million of fixed-rate debt, $15 million of fixed-rate indus-trial development bonds and $37 million of variable-rate industrial development bonds with short-term variable-rate debt or cash from operations. Also, $78 million in New Zealand dollar debt that matured in December 1992 was refinanced with commercial paper.
Capital spending in 1994 totaled $356 million, compared with $293 million in 1993 and $283 million in 1992. This spending related to modernization and pro-ductivity improvements, expansion of existing businesses, environmental control projects and, in 1994, 1993 and 1992, business acquisitions totaling $34 mil-lion, $36 million and $1 million, respectively. Capital spending of a similar nature, excluding any for major acquisitions, is expected to total about $450 million during 1995.
The ratio of total debt, including capital leases, to total debt and equity was 31% at both Dec. 31, 1994 and 1993. Cash from operations and the Company's debt capacity are expected to continue to be sufficient to fund capital spending, dividend payments and operating requirements.
See Note 4, Debt and Bank Credit Agreements, for details regarding our use and availability of committed and uncommitted lines of credit.

Foreign Currency and Interest Rate Risk
As a multinational company, PPG manages its transaction exposure to foreign currency risk to minimize the volatility of cash flows caused by currency fluc-tuations. The Company manages its foreign currency exposures principally through the purchase of forward and option contracts. It does not manage its exposure to translation gains and losses; however, by borrowing in local cur-rencies it reduces such exposure. The market value of the forward and option contracts purchased and outstanding as of Dec. 31, 1994, was not material.
The Company manages its interest rate risk in order to balance its exposure be-tween fixed and variable rates while attempting to minimize its interest costs. PPG principally manages its interest rate risk by retiring and issuing debt from time to time. To a limited extent, PPG manages its interest rate risk through the purchase of interest rate swaps. As of Dec. 31, 1994 and 1993, the notional principal amounts and fair values of interest rate swaps held were im-material.
PPG's policies do not permit active trading of currency or interest rate deriv-atives.

                          Business Segment Information
- --------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------

(Millions)                                             1994    1993    1992
- ------------------------------------------------------------------------------------------------------------------------------------
Industry Segments
Net sales
  Coatings and Resins                                $2,647  $2,314  $2,319
  -------------------------------------------------------------------------------------------------------------------------------
  Glass                                               2,388   2,165   2,168
  -------------------------------------------------------------------------------------------------------------------------------
  Chemicals                                           1,296   1,150   1,112
  -------------------------------------------------------------------------------------------------------------------------------
  Other                                                  --     125     215
- ------------------------------------------------------------------------------------------------------------------------------------
   Total                                             $6,331  $5,754  $5,814
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)(/1/)
  Coatings and Resins                                $  497  $  414  $  359
  -------------------------------------------------------------------------------------------------------------------------------
  Glass                                                 315     122     119
  -------------------------------------------------------------------------------------------------------------------------------
  Chemicals                                             227     133     185
  -------------------------------------------------------------------------------------------------------------------------------
  Other(/2/)                                            (78)    (49)    (1)
- ------------------------------------------------------------------------------------------------------------------------------------
   Total                                                961     620     662
- ------------------------------------------------------------------------------------------------------------------------------------
  Interest--net                                         (77)    (88)  (124)
  -------------------------------------------------------------------------------------------------------------------------------
  Other unallocated corporate (expenses) income--net    (28)     12       4
- ------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and minority interest     $  856  $  544  $  542
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

                     Coatings
                       and
(Millions)            Resins   Glass Chemicals Other (/2/) Corporate  Total
- ---------------------------------------------------------------------------
1994
Segment assets(/3/)    $1,662 $2,010    $1,117        $187      $918 $5,894
- ---------------------------------------------------------------------------
Depreciation and
 amortization          $   77 $  159    $   84        $  8      $  7 $  335
- ---------------------------------------------------------------------------
Capital spending       $  128 $  119    $   72        $  1      $ 36 $  356
- ---------------------------------------------------------------------------
1993
Segment assets(/3/)    $1,476 $1,939    $1,092        $372      $773 $5,652
- ---------------------------------------------------------------------------
Depreciation and
 amortization          $   78 $  165    $   83        $ 15      $  9 $  350
- ---------------------------------------------------------------------------
Capital spending       $   91 $   95    $   73        $  6      $ 28 $  293
- ---------------------------------------------------------------------------
1992
Segment assets(/3/)    $1,488 $2,153    $1,076        $400      $545 $5,662
- ---------------------------------------------------------------------------
Depreciation and
 amortization          $   83 $  176    $   83        $ 19      $ 12 $  373
- ---------------------------------------------------------------------------
Capital spending       $   85 $  108    $   70        $  6      $ 14 $  283
- ---------------------------------------------------------------------------

(continued on next page)

                         Business Segment Information
- -------------------------------------------------------------------------------

- ---------------------------------------------------------------------------
(Millions)                                             1994    1993    1992
- ---------------------------------------------------------------------------
Geographic Segments
Net sales
  United States                                      $4,332  $3,924  $3,730
  -------------------------------------------------------------------------
  Europe                                              1,405   1,254   1,528
  -------------------------------------------------------------------------
  Canada                                                413     423     410
  -------------------------------------------------------------------------
  Other                                                 181     153     146
- ---------------------------------------------------------------------------
   Total                                             $6,331  $5,754  $5,814
===========================================================================
Operating income (loss)(/1/)
  United States                                      $  771  $  562  $  520
  -------------------------------------------------------------------------
  Europe                                                 88     (12)     83
  -------------------------------------------------------------------------
  Canada                                                 72      45      34
  -------------------------------------------------------------------------
  Other                                                  30      25      25
- ---------------------------------------------------------------------------
   Total                                                961     620     662
- ---------------------------------------------------------------------------
  Interest--net                                         (77)    (88)   (124)
  -------------------------------------------------------------------------
  Other unallocated corporate (expenses) income--net    (28)     12       4
- ---------------------------------------------------------------------------
Income before income taxes and minority interest     $  856  $  544  $  542
===========================================================================
Segment assets(/3/)
  United States                                      $3,137  $3,154  $3,283
  -------------------------------------------------------------------------
  Europe                                              1,424   1,307   1,422
  -------------------------------------------------------------------------
  Canada                                                261     275     291
  -------------------------------------------------------------------------
  Other                                                 154     143     121
  -------------------------------------------------------------------------
  Corporate                                             918     773     545
- ---------------------------------------------------------------------------
   Total                                             $5,894  $5,652  $5,662
===========================================================================

Certain amounts in the 1993 and 1992 segment information have been reclassified to be consistent with the 1994 presentation.

- ----------------------------------------------------------------------------------------------------------------------------
                                              1994   1993  1992                                            1994   1993  1992
- ----------------------------------------------------------------------------------------------------------------------------
   Industry Segments                                            Geographic Segments
      Coatings and Resins                     $497   $419  $368   United States                            $855   $635  $518
- ----------------------------------------------------------------------------------------------------------------------------
      Glass                                    315    200   119   Europe                                     89     37    91
- ----------------------------------------------------------------------------------------------------------------------------
      Chemicals                                227    138   185   Canada                                     72     49    38
- ----------------------------------------------------------------------------------------------------------------------------
      Other                                      7    (11)   --   Other                                      30     25    25
- ----------------------------------------------------------------------------------------------------------------------------
      Business divestitures and realignments   (85)  (126)  (10)  Business divestitures and realignments    (85)  (126) (10)
- ----------------------------------------------------------------------------------------------------------------------------
         Total                                $961  $ 620  $662   Total                                    $961  $ 620  $662
============================================================================================================================

(/1/) Business segment operating income (loss) exclusive of pretax charges from business divestitures and realignments, with the aggregate of such charges shown separately, is as follows (in millions):

(/2/) "Other" includes the Company's Biomedical Systems Division and real estate business.
(/3/) Segment assets are the total assets used in the operation of each business segment. Corporate assets are principally cash and cash equivalents, investments, income tax assets and prepaid pensions.

                                     Notes
- --------------------------------------------------------------------------------
1. Summary of Accounting Policies
Principles of consolidation
The consolidated financial statements include the accounts of PPG Industries, Inc., and all significant subsidiaries, U.S. and non-U.S., of which we own more than 50% of the voting stock. Investments in companies of which we own 20% to 50% of the voting stock are carried at equity, and our share of the earnings or losses of such equity affiliates is included in the statement of income. Trans-actions between PPG Industries, Inc., and its subsidiaries are eliminated in consolidation.

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

Postretirement defined benefits
We determine cost for our pension plans according to Statement of Financial Ac-counting Standards (SFAS) No. 87 and for our other postretirement benefit plans according to SFAS No. 106 (see Note 2). We use the projected unit credit actu-arial cost method for defined benefit plans. Unrecognized prior service costs are amortized over periods ranging from six to 16 years. Amortization of unrec-ognized gains and losses is included in income over the estimated future serv-ice periods of active employees.

Inventories
Most U.S. and certain non-U.S. inventories are stated at cost, using the last-in, first-out (LIFO) method, which does not exceed market. Other inventories are stated at the lower of cost or market. We determine cost using either aver-age or standard factory costs, which approximate actual costs, excluding cer-tain fixed costs such as depreciation and property taxes.

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

Employee Stock Ownership Plan
We account for our employee stock ownership plan (ESOP) in accordance with Statement of Position (SOP) No. 93-6 for PPG common stock purchased after Dec. 31, 1992 (new ESOP shares). As permitted by SOP No. 93-6, shares purchased prior to Dec. 31, 1992 (old ESOP shares), continue to be accounted for in ac-cordance with SOP No. 76-3. ESOP shares are released to participants based upon the proportion of debt service paid during the year on loans used by the ESOP to purchase the shares. Unearned compensation, reflected as a reduction of shareholders' equity, principally represents the unpaid balance of such ESOP loans. Dividends received by the ESOP are used to pay debt service.
For old ESOP shares, compensation expense is equal to amounts contributed, or committed to be contributed, to the ESOP by the Company less the ESOP interest expense element of such contributions. Dividends on old ESOP shares are de-ducted from retained earnings. Old ESOP shares are considered to be outstanding in computing earnings per share.
For new ESOP shares, compensation expense is equal to the Company's matching contribution (see Note 10). Dividends on allocated new ESOP shares are deducted from retained earnings, and dividends on unallocated shares are reported as a reduction of debt or accrued interest. Only new ESOP shares that have been al-located are considered outstanding in computing earnings per share.

Cash equivalents
For purposes of the statement of cash flows, cash equivalents are time deposits or short-term investments (valued at cost, which approximates market value) ac-quired with an original maturity of three months or less.

Derivative financial instruments
Derivative financial instruments are used to hedge the Company's foreign cur-rency and interest rate exposures. Income and expense are recorded in the same category as the offsetting amount that relates to the asset or liability being hedged. Premiums paid on option contracts are amortized over the lives of the contracts.
Gains and losses related to hedges of existing assets and liabilities are de-ferred and recognized over the expected remaining lives of the related assets and liabilities. Unrealized gains and losses from option contracts that hedge anticipated transactions are also deferred and recognized in income in the same period as the hedged transactions. Unrealized gains and losses from forward contracts that hedge anticipated transactions are not deferred. The market val-ues of derivative financial instruments as of Dec. 31, 1994 and 1993, were im-material.
No derivative financial instruments are held for trading purposes.

                                     Notes
- --------------------------------------------------------------------------------
2. Changes in Methods of Accounting
In 1993 the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires accrual, during the years that the employee renders the necessary services, of the ex-pected cost of providing postretirement benefits to an employee and the employ-ee's covered dependents. Previously the Company recognized these costs as bene-fits were paid. PPG elected to recognize immediately the cumulative effect of this accounting change, which resulted in an after-tax charge as of Jan. 1, 1993, of $357.1 million (including $6.4 million for an equity affiliate). The incremental after-tax impact of accruing the cost of these postretirement bene-fits for 1993 was not material.
The Company also adopted SFAS No. 109, "Accounting for Income Taxes," in 1993. This standard requires an asset and liability approach to accounting for income taxes. Deferred income tax liabilities and assets reflect the tax effects of
(1) temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (2) operating loss and tax credit carryforwards. Deferred income tax as-sets, such as benefits related to net operating loss carryforwards, are recog-nized to the extent that realization of such benefits is more likely than not. Changes in enacted tax rates or laws result in adjustments to the recorded de-ferred income tax assets and liabilities in the period in which the tax law is enacted.
The $90.4 million cumulative effect of this accounting change as of Jan. 1, 1993, was credited to income in 1993. The effect of the accounting change on 1993 net income, exclusive of the cumulative effect as of Jan. 1, 1993, was not material. Previously, the Company applied the deferral method specified in Ac-counting Principles Board Opinion No. 11 to provide for deferred income taxes with respect to timing differences between the recognition of income and ex-pense items for financial reporting purposes and income tax purposes.
In 1993 the Company also adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This standard requires an accrual method of recognizing the cost of postemployment benefits, such as disability, severance and workers' compensation benefits. Since the Company previously ac-counted for most of these benefits on an accrual basis, the cumulative after-tax charge of the accounting change as of Jan. 1, 1993, was only $6.1 million.
The incremental after-tax impact of accruing the cost of these benefits for 1993 was not material.

3. Balance Sheet Detail

                                             December 31
- ------------------------------------------------------------
(Millions)                                    1994      1993
- ------------------------------------------------------------
Receivables
  Customers                               $1,170.1  $  935.4
  ----------------------------------------------------------
  Other                                       85.3      86.9
  ----------------------------------------------------------
  Allowance for doubtful accounts            (26.5)   (25.6)
- ------------------------------------------------------------
   Total                                  $1,228.9  $  996.7
============================================================
Inventories(/1/)
  Finished products and work in process   $  462.7  $  451.8
  ----------------------------------------------------------
  Raw materials                              111.9     117.5
  ----------------------------------------------------------
  Supplies                                   111.8     114.0
- ------------------------------------------------------------
   Total                                  $  686.4  $  683.3
============================================================
Property(/2/)
  Land and land improvements              $  280.7  $  275.9
  ----------------------------------------------------------
  Buildings                                1,102.8   1,096.1
  ----------------------------------------------------------
  Machinery and equipment                  4,402.3   4,324.5
  ----------------------------------------------------------
  Other                                      226.7     236.4
  ----------------------------------------------------------
  Construction in progress                   150.2     109.0
- ------------------------------------------------------------
   Total                                  $6,162.7  $6,041.9
============================================================
Accounts payable and accrued liabilities
  Trade creditors                         $  517.8  $  436.0
  ----------------------------------------------------------
  Accrued payroll                            199.9     163.8
  ----------------------------------------------------------
  Other postretirement and pension
  benefits                                    59.1      52.9
  ----------------------------------------------------------
  Business divestitures and
  realignments                                35.4      62.7
  ----------------------------------------------------------
  Other                                      222.2     205.8
- ------------------------------------------------------------
   Total                                  $1,034.4  $  921.2
============================================================

(/1/) Inventories valued using the last-in, first-out (LIFO) method comprised
      76% and 75% of total gross inventory values at Dec. 31, 1994 and 1993, respectively. If the first-in, first-out (FIFO) method of inventory valuation had been used, inventories would have been $199.2 million and $210.1 million higher at Dec. 31, 1994 and 1993, respectively.
(/2/) Interest capitalized in 1994, 1993 and 1992 was $5.3 million, $6.0 million and $7.4 million, respectively.

                                     Notes
- --------------------------------------------------------------------------------
4. Debt and Bank Credit Agreements

                                            December 31
- --------------------------------------------------------
(Millions)                                   1994   1993
- --------------------------------------------------------
9.3% notes, due 1999                       $122.6 $122.6
- --------------------------------------------------------
9.0% non-callable debentures, due 2021      148.0  148.0
- --------------------------------------------------------
ESOP notes(/1/)
  Weighted average 8.4% fixed rate notes    151.0  151.0
  ------------------------------------------------------
  Variable rate notes, 4.1% at
  Dec. 31, 1994                             123.0  123.0
- --------------------------------------------------------
Various other debt, weighted average 5.5%    55.5   57.8
- --------------------------------------------------------
Non-U.S. subsidiary borrowings
  12.7% notes, maturing 1995 to 1999         84.7   92.7
  ------------------------------------------------------
  Fixed rate notes, weighted average
  8.4% at Dec. 31, 1994, maturing 1995
  to 1998                                    18.7   19.3
  ------------------------------------------------------
  Various other debt, weighted average
  9.1% at Dec. 31, 1994                      72.8   56.0
- --------------------------------------------------------
   Total                                    776.3  770.4
- --------------------------------------------------------
Less payments due within one year            31.3   26.5
- --------------------------------------------------------
   Long-term debt                          $745.0 $743.9
========================================================

(/1/) See Note 10 discussing ESOP borrowings. $75 million of the fixed-rate notes and $22 million of the variable-rate notes mature, with bullet payments, in 1996. The remaining fixed- and variable-rate notes mature in 2009 and require annual payments from 1995 to 2008.

A five-year maturity schedule is as follows (in millions):

- -------------------------------------------------------------------------------------------------------------
 1995               1996                        1997                        1998                         1999
- -------------------------------------------------------------------------------------------------------------
$31.3             $162.7                       $50.8                       $52.1                       $160.6
- -------------------------------------------------------------------------------------------------------------

The Company has revolving credit agreements with credit lines totaling $565 million. Of these credit lines, $550 million will expire in December 1999 and require payment of annual fees equal to nine basis points on the unused portion of the lines. These lines support our commercial paper programs in the United States, Canada and the Netherlands. The remaining $15 million will expire in September 1996 and require payment of annual fees equal to 12.5 basis points on the unused portion of the lines. PPG may cancel all or part of these credit agreements at any time without penalty or premium. At Dec. 31, 1994, we had used $10 million of these lines of credit.
Our non-U.S. operations have uncommitted lines of credit totaling $448 million, of which $101 million was used at Dec. 31, 1994. There are no commitment fees for these lines of credit, and they may be canceled at any time. Additionally, our non-U.S. operations have two committed credit agreements totaling $46 mil-lion, including an agreement as to which $40 million expires in July 1996 and does not involve the payment of a fee. The other agreement expires in September 1996 and requires the payment of a fee of 12.5 basis points on the unused por-tion of the line of credit. At Dec. 31, 1994, we had used $30 million of these committed credit lines.
In addition to our lines of credit, the Company may issue up to $200 million aggregate principal amount of debt securities under a shelf registration state-ment filed with the Securities and Exchange Commission.
PPG is in compliance with the restrictive covenants under its various credit agreements, loan agreements and indentures.
The Dec. 31, 1994 and 1993, balances for "Short-term debt and current portion of long-term debt" include, respectively, $141 million and $174 million of commercial paper and $197 million and $151 million of short-term notes payable to banks. The weighted average interest rates of short-term borrowings as of Dec. 31, 1994 and 1993, were 6.3% and 4.8%, respectively.
Interest payments in 1994, 1993 and 1992 totaled $93 million, $112 million and $154 million, respectively.

                                     Notes
- --------------------------------------------------------------------------------
5. Shareholders' Equity

                                    Common Stock                                                                Minimum
                                                    Additional              Treasury Stock         Unearned     Pension
                                   Shares     Par    Paid-In   Retained                          Compensation  Liability
(Dollars in Millions)              Issued    Value   Capital   Earnings    Shares       Cost     (See Note 10) Adjustment
- -------------------------------------------------------------------------------------------------------------------------
Balance, Jan. 1, 1992            145,286,534 $242.1  $ 229.5   $3,501.1  (39,116,881) $(1,186.0)    $(218.6)     $ (2.3)
- -------------------------------------------------------------------------------------------------------------------------
Net income                                --     --       --      319.4           --         --          --          --
- -------------------------------------------------------------------------------------------------------------------------
Cash dividends                            --     --       --     (199.6)          --         --          --          --
- -------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                --     --       --         --     (455,316)     (27.0)         --          --
- -------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                --     --      3.3         --      420,350       12.7          --          --
- -------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                --     --       --         --           --         --        16.4          --
- -------------------------------------------------------------------------------------------------------------------------
Translation adjustments                   --     --       --         --           --         --          --          --
- -------------------------------------------------------------------------------------------------------------------------
Other                                     --     --       --       10.9           --         --          --        (2.0)
- -------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1992           145,286,534  242.1    232.8    3,631.8  (39,151,847)  (1,200.3)     (202.2)       (4.3)
- -------------------------------------------------------------------------------------------------------------------------
Net income                                --     --       --       22.2           --         --          --          --
- -------------------------------------------------------------------------------------------------------------------------
Cash dividends                            --     --       --     (220.8)          --         --          --          --
- -------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                --     --       --         --   (1,133,300)     (81.2)         --          --
- -------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                --     --     60.8         --    1,839,461       56.8          --          --
- -------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                --     --       --         --           --         --        19.7          --
- -------------------------------------------------------------------------------------------------------------------------
Translation adjustments                   --     --       --         --           --         --          --          --
- -------------------------------------------------------------------------------------------------------------------------
Other                                     --     --      3.9        3.6           --         --          --       (31.8)
- -------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1993           145,286,534  242.1    297.5    3,436.8  (38,445,686)  (1,224.7)     (182.5)      (36.1)
- -------------------------------------------------------------------------------------------------------------------------
Net income                                --     --       --      514.6           --         --          --          --
- -------------------------------------------------------------------------------------------------------------------------
Cash dividends                            --     --       --     (237.8)          --         --          --          --
- -------------------------------------------------------------------------------------------------------------------------
Two-for-one stock split
in the form of a 100%
stock distribution               145,286,534  242.2   (242.2)        --  (39,019,886)        --          --          --
- -------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock(/1/)           --     --       --         --   (6,578,700)    (280.0)         --          --
- -------------------------------------------------------------------------------------------------------------------------
Issuance of treasury
stock(/1/)                             --     --      6.3         --      609,849       16.1          --          --
- -------------------------------------------------------------------------------------------------------------------------
ESOP loans                                --     --       --         --           --         --       (22.0)         --
- -------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                --     --       --         --           --         --        21.5          --
- -------------------------------------------------------------------------------------------------------------------------
Translation adjustments                   --     --       --         --           --         --          --          --
- -------------------------------------------------------------------------------------------------------------------------
Other                                     --     --      5.9        3.5           --         --          --        34.4
- -------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1994           290,573,068 $484.3  $  67.5   $3,717.1  (83,434,423) $(1,488.6)    $(183.0)     $ (1.7)
=========================================================================================================================
                                  Currency
                                 Translation
(Dollars in Millions)            Adjustment
- -------------------------------------------------------------------------------------------------------------------------
Balance, Jan. 1, 1992              $  88.7
- -------------------------------------------------------------------------------------------------------------------------
Net income                              --
- -------------------------------------------------------------------------------------------------------------------------
Cash dividends                          --
- -------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock              --
- -------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock              --
- -------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP              --
- -------------------------------------------------------------------------------------------------------------------------
Translation adjustments              (89.7)
- -------------------------------------------------------------------------------------------------------------------------
Other                                   --
- -------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1992                (1.0)
- -------------------------------------------------------------------------------------------------------------------------
Net income                              --
- -------------------------------------------------------------------------------------------------------------------------
Cash dividends                          --
- -------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock              --
- -------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock              --
- -------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP              --
- -------------------------------------------------------------------------------------------------------------------------
Translation adjustments              (59.0)
- -------------------------------------------------------------------------------------------------------------------------
Other                                   --
- -------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1993               (60.0)
- -------------------------------------------------------------------------------------------------------------------------
Net income                              --
- -------------------------------------------------------------------------------------------------------------------------
Cash dividends                          --
- -------------------------------------------------------------------------------------------------------------------------
Two-for-one stock split
in the form of a 100%
stock distribution                      --
- -------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock(/1/)         --
- -------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock(/1/)         --
- -------------------------------------------------------------------------------------------------------------------------
ESOP loans                              --
- -------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP              --
- -------------------------------------------------------------------------------------------------------------------------
Translation adjustments               21.4
- -------------------------------------------------------------------------------------------------------------------------
Other                                   --
- -------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1994              $(38.6)
=========================================================================================================================

(/1/) Treasury stock share amounts from Jan. 1, 1994 to the date of the 100% stock distribution are on a pre-split basis. Shares purchased and issued in 1994 on a post-split basis were 7,457,400 and 914,349, respectively.

A class of 10 million shares of preferred stock, without par value, is autho-rized but unissued. Common stock has a par value of $1.66 2/3 per share and 300 million shares are authorized. Shares outstanding at Dec. 31, 1994, excludes 150,876 unallocated new ESOP shares (see Note 10).
PPG has a Shareholders' Rights Plan, under which each share of the Company's outstanding common stock has an associated preferred share purchase right. The rights are exercisable only under certain circumstances and allow holders of such rights to purchase common stock of PPG or an acquiring company at a dis-counted price, which generally would be 50% of the respective stocks' current fair market value.
On April 21, 1994, the board of directors approved a two-for-one stock split in the form of a 100% stock distribution. The distribution was made on June 10, 1994, to shareholders of record as of May 10, 1994. Per share and share data (except for shares in the table above and on the balance sheet) give retroac-tive effect to the stock split. Per share cash dividends of $1.12, $1.04 and $0.94 were paid in 1994, 1993 and 1992, respectively.

                                     Notes
- --------------------------------------------------------------------------------

6. Business Divestitures and Realignments
During 1994, 1993 and 1992, we undertook programs to divest or realign certain businesses and activities not meeting strategic and performance objectives. The programs included the closing, idling, relocation, downsizing or sale of cer-tain businesses or facilities and write-downs for declines in the value of property. These actions resulted in net pre-tax charges of $85 million, $126.4 million, and $10.4 million in 1994, 1993 and 1992, respectively.
The 1994 charge pertains to the divestiture of the Biomedical Systems Division. With the sale of the sensors business in January 1995, the divestiture of the Biomedical Systems Division is complete. In addition to a $38 million charge related to the plan for the divestiture of the Biomedical Systems Division, the charges for 1993 involved further streamlining in our glass segment, including costs associated with selected plant closings, permanent shutdowns of inactive facilities and disposition of a commercial construction fabrication operation. The 1993 charges also included costs for streamlining our European coatings and resins operations. Refer to the Business Divestitures and Realignments section in Management's Discussion and Analysis for further details regarding these charges.

7. Income Taxes
As described in Note 2, the Company changed its method of accounting for income taxes effective Jan. 1, 1993, from the deferred method to the liability method required by SFAS No. 109. As permitted under the new standard, prior years' financial statements were not restated.
The following is a reconciliation of the statutory U.S. corporate federal in-come tax rate to the effective income tax rate.

                                                        Percent of
                                                      Pre-tax Income
- -----------------------------------------------------------------------
                                                      1994  1993   1992
- -----------------------------------------------------------------------
U.S. federal income tax rate                          35.0% 35.0% 34.0%
- -----------------------------------------------------------------------
Changes in tax rate resulting from:
  Taxes on non-U.S. earnings and related tax credits   (.1)  5.1     .8
  ---------------------------------------------------------------------
  State and local taxes--U.S.                          3.5   4.9    4.7
  ---------------------------------------------------------------------
  Other                                                (.4) (1.6)    .8
- -----------------------------------------------------------------------
  Effective income tax rate                           38.0% 43.4% 40.3%
=======================================================================

The reduction in the 1994 effective tax rate, as compared to 1993, was primar-ily attributable to higher losses incurred at our European subsidiaries in 1993 (primarily related to the Biomedical Systems Division), for which we were un-able to record any income tax benefit. The change in the 1993 effective tax rate, as compared to 1992, was principally due to these European losses (with no corresponding tax benefit realized), partially offset by the benefits from utilization of net operating loss (NOL) carryforwards for a domestic subsidiary as well as a change under SFAS No. 109 regarding recognition of tax benefits related to our ESOP.
At Dec. 31, 1994, subsidiaries of the Company had available NOL carryforwards of approximately $297 million for income tax purposes along with approximately $.6 million of tax credit carryforwards. Of these NOL carryforwards, $230 mil-lion have an indefinite expiration and $67 million expire from 1995 through 2002. The tax credits have an indefinite period of expiration.
The following table gives details of income tax expense in the statement of in-come. A portion of these taxes will be payable within one year and is therefore shown below as "Current income taxes," while the balance is shown as "Deferred income taxes."

- --------------------------------------------
(Millions)                1994   1993   1992
- --------------------------------------------
Current income taxes
  U.S. federal          $206.3 $131.0 $120.4
  ------------------------------------------
  Non-U.S.                33.3   31.9   42.9
  ------------------------------------------
  State and local--U.S.   45.2   31.4   36.2
- --------------------------------------------
   Total current         284.8  194.3  199.5
- --------------------------------------------
Deferred income taxes
  U.S. federal            13.9   26.2   23.1
  ------------------------------------------
  Non-U.S.                24.9   11.8   (4.2)
  ------------------------------------------
  State and local--U.S.    1.6    3.9     --
- --------------------------------------------
   Total deferred         40.4   41.9   18.9
- --------------------------------------------
   Total                $325.2 $236.2 $218.4
============================================

                                     Notes
- --------------------------------------------------------------------------------
Net deferred income tax assets and liabilities as of Dec. 31, 1994 and 1993, are as follows:

- ----------------------------------------------------------
(Millions)                                  1994      1993
- ----------------------------------------------------------
Deferred income tax assets
  Employee benefits                      $ 278.0  $  284.4
  --------------------------------------------------------
  Environmental                             27.1      27.0
  --------------------------------------------------------
  Business divestitures and realignments    32.1      41.8
  --------------------------------------------------------
  NOL and tax credit carryforwards         126.6     109.9
  --------------------------------------------------------
  Inventories                               25.7      29.7
  --------------------------------------------------------
  Property                                  18.6        --
  --------------------------------------------------------
  Other                                     81.7      58.7
  --------------------------------------------------------
  Valuation allowance                      (97.7)    (83.3)
- ----------------------------------------------------------
   Total                                   492.1     468.2
- ----------------------------------------------------------
Deferred income tax liabilities
  Property                                 460.0     457.2
  --------------------------------------------------------
  Employee benefits                        115.8      33.5
  --------------------------------------------------------
  Other                                     76.8      85.9
- ----------------------------------------------------------
   Total                                   652.6     576.6
- ----------------------------------------------------------
   Deferred income tax liabilities--net  $(160.5)  $(108.4)
==========================================================

The majority of the NOL carryforwards relate to operations of subsidiaries in countries permitting indefinite carryforward of losses. Generally, the valua-tion allowance has been established for these carryforwards because the ability to utilize them is uncertain.
Under the previous income tax accounting rules, deferred income taxes were pro-vided for significant timing differences in the recognition of revenue and ex-pense for income tax and financial statement purposes. The source of these tim-ing differences and the tax effect of each in 1992 were as follows:

- ------------------------------------------------
(Millions)
- ------------------------------------------------
U.S.--net effect of timing differences
  Depreciation                           $(17.0)
  ----------------------------------------------
  Business divestitures and realignments     5.6
  ----------------------------------------------
  Employee benefits                          5.9
  ----------------------------------------------
  Environmental                              9.3
  ----------------------------------------------
  Other                                     19.3
  ----------------------------------------------
Non-U.S.--net effect of timing differences
  Depreciation                               2.0
  ----------------------------------------------
  Other                                     (6.2)
- ------------------------------------------------
   Total                                 $  18.9
================================================

Income (loss) before income taxes resulting from non-U.S. operations for 1994, 1993 and 1992 was $126.7 million, $(.8) million and $77.2 million, respectively.
No deferred U.S. income taxes have been provided on certain undistributed earn-ings of consolidated non-U.S. subsidiaries that have been reinvested indefi-nitely, and amounted to $371 million and $304 million at Dec. 31, 1994 and 1993, respectively. It is not practicable to determine the deferred tax liabil-ity on these earnings.
The Internal Revenue Service has examined our U.S. federal income tax returns through 1988, and we have paid all tax claims.
Income tax payments in 1994, 1993 and 1992 totaled $254 million, $210 million and $142 million, respectively.

8. Lease Arrangements and Rent Expense
We use assets leased under arrangements that qualify as capital leases. The am-ortization of the cost of these leased assets is included in depreciation ex-pense in the statement of income. Leases that do not qualify as capital leases are classified as operating leases. Rental expense for operating leases was $59.9 million in 1994, $60.3 million in 1993 and $59.4 million in 1992.
The following table sets forth minimum lease commitments at Dec. 31, 1994, for capital and operating leases that have initial or remaining lease terms in excess of one year.

                                              Capital  Operating
(Millions)                                    Leases    Leases
- ----------------------------------------------------------------
Year ending December 31
  1995                                          $ 3.2      $30.3
  --------------------------------------------------------------
  1996                                            2.7       21.0
  --------------------------------------------------------------
  1997                                            2.6       13.3
  --------------------------------------------------------------
  1998                                            4.8       10.4
  --------------------------------------------------------------
  1999                                            6.4        5.6
  --------------------------------------------------------------
  After 1999                                     25.1       15.0
- ----------------------------------------------------------------
  Total minimum lease payments                   44.8      $95.6
- -------------------------------------------------------=========

Less estimated executory costs                    (.1)
- -----------------------------------------------------
Net minimum lease payments                       44.7
- -----------------------------------------------------
Less amount representing interest               (15.0)
- -----------------------------------------------------
  Present value of net minimum lease payments   $29.7
=====================================================

9. Pensions and Other Postretirement Benefits
Pension benefits
We have noncontributory defined benefit pension plans that cover certain em-ployees worldwide. Benefits under these plans are based on years of service and salaries or on stated amounts for each year of service. Our funding policy for all plans is consistent with applicable governmental requirements. We provide for obligations for all plans by depositing funds with trustees, by purchasing insurance policies or by recording financial statement accruals. Pension plan assets held in trust consist of fixed-income investments and equity securities.

                                     Notes
- --------------------------------------------------------------------------------
Net periodic pension cost (credit) includes the following components:

- ------------------------------------------------------------------------
(Millions)                                        1994     1993     1992
- ------------------------------------------------------------------------
Service cost--benefits earned during the year  $  29.1  $  24.4   $ 23.7
- ------------------------------------------------------------------------
Interest cost on projected benefit obligation    114.0    115.0    112.0
- ------------------------------------------------------------------------
Return on assets
  Actual                                          13.0   (154.6)   (69.5)
  ----------------------------------------------------------------------
  Deferred (loss) gain                          (160.2)    19.4    (68.0)
- ------------------------------------------------------------------------
Net amortization                                  13.8      4.0       .6
- ------------------------------------------------------------------------
   Net periodic pension cost (credit)          $   9.7  $   8.2   $ (1.2)
========================================================================

In the determination of net periodic pension cost (credit), the assumed weight-ed-average long-term rates of return on plan assets for 1994, 1993 and 1992 were 10.9%, 11.8% and 12.0%, respectively.
The following table sets forth the combined funded status and amounts recog-nized in our balance sheet.

                                                  December 31
- -----------------------------------------------------------------------------
(Millions)                                  1994                 1993
- -----------------------------------------------------------------------------
                                        Plan       ABO      Plan       ABO
                                       Assets    Exceeds   Assets    Exceeds
                                       Exceed     Plan     Exceed      Plan
                                         ABO     Assets      ABO      Assets
- -----------------------------------------------------------------------------
Present value of the estimated
pension benefits to be
paid in the future
Vested benefit obligation             $(1,165.4) $(45.5)  $(1,064.8)  $(300.4)
- -----------------------------------------------------------------------------
Nonvested benefit obligation              (56.9)  (20.0)      (36.4)    (42.9)
- -----------------------------------------------------------------------------
Accumulated benefit obligation (ABO)   (1,222.3)  (65.5)   (1,101.2)   (343.3)
- -----------------------------------------------------------------------------
Effect of projected future salary
increases                                 (91.2)  (15.4)     (129.8)    (27.4)
- -----------------------------------------------------------------------------
Projected benefit obligation (PBO)     (1,313.5)  (80.9)   (1,231.0)   (370.7)
- -----------------------------------------------------------------------------
Amount of assets available for
benefits
Plan assets at fair value               1,390.8     1.2     1,159.0     204.7
- -----------------------------------------------------------------------------
(Prepaid) accrued pensions--net         (317.0)    70.0      (138.8)    130.0
- -----------------------------------------------------------------------------
  Total assets                          1,073.8    71.2     1,020.2     334.7
- -----------------------------------------------------------------------------
  Assets less than PBO*               $  (239.7) $ (9.7)  $  (210.8)  $ (36.0)
- -----------------------------------------------------------------------------
*Comprised of
Unamortized net asset (liability) at
date of adoption                      $    54.3  $(14.0)  $    52.3   $  (5.1)
- -----------------------------------------------------------------------------
Unrecognized net loss                    (274.6)   (2.9)     (271.2)    (76.7)
- -----------------------------------------------------------------------------
Unrecognized prior service cost           (19.4)   (2.5)      (10.8)    (13.8)
- -----------------------------------------------------------------------------
Minimum liability                            --     9.7        18.9      59.6
- -----------------------------------------------------------------------------
  Assets less than PBO                $  (239.7) $ (9.7)  $  (210.8)  $ (36.0)
=============================================================================

We determined the projected benefit obligation using weighted-average discount rates of 8.8% at Dec. 31, 1994, and 7.5% at Dec. 31, 1993. For those plans that provide benefits based on salaries in the final years of employment, the as-sumed long-term rate of increase in salaries was 4.5% at Dec. 31, 1994, and 5.3% at Dec. 31, 1993. The accrued pension liability, reflected in the balance sheet, included $4.1 million and $4.0 million at Dec. 31, 1994 and 1993, re-spectively, for defined contribution plans.
Pension cost, which includes costs for defined contribution plans and multi-em-ployer defined benefit pension plans in addition to the net periodic pension cost shown above, was $13.2 million, $14.4 million and $2.7 million in 1994, 1993 and 1992, respectively.
In November 1993, the Company contributed 2,900,042 shares of PPG stock to cer-tain qualified U.S. pension plan trusts. The shares had aggregate fair market values of $101.9 million and $107.7 million on the date of transfer and as of Dec. 31, 1994, respectively.

Other postretirement benefits
PPG sponsors defined benefit plans that provide medical and life insurance ben-efits to nearly all of its retired employees in the United States and certain retired employees in Canada. These plans also cover the employees' spouse and dependents. At Dec. 31, 1994, the U.S. plans had provisions that capped the cost of postretirement medical benefits at 1996 levels for most current retir-ees and certain future retirees covered by bargaining plans, as well as current and future retirees covered by nonbargaining plans. In January 1995, the cap for such benefits for future retirees covered by nonbargaining plans and most current retirees was deferred to 2003. Salaried and certain wage employees hired after Jan. 31, 1993, will not be entitled to postretirement medical bene-fits. Many of our plans include cost sharing provisions, such as co-insurance and deductibles, and require participant contributions based upon elected cov-erage. The plans also coordinate benefits with Medicare for those employees who are 65 and older. Life insurance benefits for retirees covered by nonbargaining plans are calculated at approximately 50% of the retirees' final base pay. For most bargaining units the benefits are based upon negotiated flat dollar amounts. Our Canadian plans provide postretirement medical and life insurance benefits that supplement benefits provided and paid for under the Canadian health care system. The Company's postretirement medical and life insurance plans are unfunded.
The net periodic postretirement benefit cost for the years ended Dec. 31, 1994 and 1993, includes the following components:

                                     Notes
- --------------------------------------------------------------------------------

- ---------------------------------------------------------------------------
(Millions)                                                       1994  1993
- ---------------------------------------------------------------------------
Service cost--benefits earned during the year                   $ 5.4 $ 6.5
- ---------------------------------------------------------------------------
Interest cost on accumulated postretirement benefit obligation   40.4  44.4
- ---------------------------------------------------------------------------
Other                                                            (8.0) (3.1)
- ---------------------------------------------------------------------------
  Net periodic postretirement benefit cost                      $37.8 $47.8
===========================================================================

Net periodic postretirement benefit cost is expected to increase approximately $22 million in 1995 as a result of deferring the cap to the year 2003.
The accumulated postretirement benefit obligation of our plans and the liabil-ity recognized in the balance sheet as of Dec. 31, 1994 and 1993, were as fol-lows:

- -------------------------------------------------------------------
(Millions)                                              1994   1993
- -------------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO)
Retirees                                              $352.1  401.9
- -------------------------------------------------------------------
Fully eligible active plan participants                 55.7   76.2
- -------------------------------------------------------------------
Other active plan participants                          74.9  120.2
- -------------------------------------------------------------------
  APBO                                                 482.7  598.3
- -------------------------------------------------------------------
Unrecognized prior service cost                         50.4   20.5
- -------------------------------------------------------------------
Unrecognized net gain (loss)                            25.1  (51.8)
- -------------------------------------------------------------------
  Other postretirement benefit liability              $558.2 $567.0
===================================================================

The accumulated postretirement benefit obligation increased approximately $100 million in January 1995 as a result of delaying the cap to 2003.
The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.8% at Dec. 31, 1994, and 7.5% at Dec. 31, 1993. The assumed health care cost trend rate for 1995 is 8.0% and declines ratably over 13 years to 4% thereafter. If these trend rates were increased by one percentage point per year, the accumulated postretirement benefit obliga-tion and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost would increase by approximately 2% and 5%, respectively.
The cash basis expense recognized for these benefits in 1992 was $44 million.

10. Employee Stock Ownership Plan
Our employee stock ownership plan (ESOP) covers substantially all U. S. employ-ees. The Company makes matching contributions to the ESOP based upon partici-pant's savings, subject to certain limitations, and a matching percentage based upon our return on average equity for the previous year.
In 1989 and 1990, the ESOP purchased 13,400,334 shares of PPG common stock (old ESOP shares) from the Company and on the open market. In 1994 the ESOP pur-chased 560,197 shares of PPG common stock (new ESOP shares) on the open market. The ESOP financed these purchases through a combination of borrowings guar-anteed by PPG and borrowings directly from PPG. Borrowings from third-parties to finance these purchases are included in debt on our balance sheet. Compensation (credit) expense related to the ESOP for 1994, 1993 and 1992 to-taled $(1.4) million, $(.1) million and $.1 million, respectively. Interest ex-pense totaled $10 million, $11 million and $13 million for 1994, 1993 and 1992, respectively. Dividends on PPG shares held by the ESOP, to service ESOP debt, totaled $31 million, $25 million and $27 million for 1994, 1993 and 1992, re-spectively. The fair value of unallocated new ESOP shares at Dec. 31, 1994, was $5.6 million. Shares held by the ESOP as of Dec. 31, 1994 and 1993, were as follows:

- --------------------------------------------------------------------
                                        1994                 1993
- --------------------------------------------------------------------
                                Old Shares New Shares     Old Shares
- --------------------------------------------------------------------
Allocated shares                 5,854,945    241,294      5,292,656
- --------------------------------------------------------------------
Shares released for allocation      10,895    168,027        107,542
- --------------------------------------------------------------------
Unallocated shares               7,534,494    150,876      8,000,136
- --------------------------------------------------------------------
  Total                         13,400,334    560,197     13,400,334
====================================================================

11. Stock Option Plan
Under PPG's stock option plan, certain employees of the Company have been granted stock options. The price at which shares of common stock may be pur-chased upon the exercise of an option may not be less than the fair market value of the shares on the date the option was granted. Options are exercisable beginning from six to 12 months after issuance.
The following table summarizes stock option activity for the three years ended Dec. 31, 1994.

                            Number of    Per share
                             options    option price
- ----------------------------------------------------
Outstanding, Jan. 1, 1992    2,648,670  $ 9.19-27.25
- ----------------------------------------------------
  Granted                    2,510,840   29.38-33.81
  --------------------------------------------------
  Exercised                   (900,056)   9.19-27.25
  --------------------------------------------------
  Terminated                   (10,200)  19.75-29.38
- ----------------------------------------------------
Outstanding, Dec. 31, 1992   4,249,254    9.19-33.81
- ----------------------------------------------------
  Granted                    1,818,924   31.63-37.75
  --------------------------------------------------
  Exercised                 (1,007,486)   9.19-33.81
  --------------------------------------------------
  Terminated                   (16,000)  29.38-33.00
- ----------------------------------------------------
Outstanding, Dec. 31, 1993   5,044,692    9.19-37.75
- ----------------------------------------------------
  Granted                    1,989,592   34.25-41.63
  --------------------------------------------------
  Exercised                 (1,488,173)   9.19-37.88
  --------------------------------------------------
  Terminated                  (108,200)  29.38-39.00
- ----------------------------------------------------
Outstanding, Dec. 31, 1994   5,437,911  $ 9.19-41.63
- ----------------------------------------------------
- ----------------------------------------------------
Exercisable, Dec. 31, 1994   3,767,024  $ 9.19-40.25
====================================================

                                     Notes
- --------------------------------------------------------------------------------
Shares available for future grants were 2,382,348 and 2,126,924 at Dec. 31, 1994 and 1993, respectively.

12. Commitments and Contingent Liabilities
PPG is involved in a number of lawsuits and claims, both actual and potential, including some which it has asserted against others, in which substantial money damages are sought. Management believes that the outcome of such lawsuits and claims, in the aggregate, will not have a material effect on PPG's consolidated financial position, results of operations or liquidity.
Management of the Company anticipates that the resolution of the environmental contingencies discussed below, which will occur over an extended period of time, will not result in future annual charges to income that are significantly greater than those recorded in recent years. It is possible, however, that technological, regulatory and enforcement developments, the results of environ-mental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the out-come of these environmental matters will not have a material effect on PPG's financial position or liquidity. To date, compliance with federal, state and local requirements has not had a material effect on PPG's financial position, results of operations or liquidity.
It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability exists and the amount of loss can be reasonably estimated. As of Dec. 31, 1994 and 1993, PPG had environmental reserves totaling $90 million. Charges against income increasing these reserves for environmental remediation costs in 1994, 1993 and 1992 were $30 million, $23 million and $16 million, respectively.
In addition to the amounts accrued, the Company may be subject to contingencies related to environmental matters estimated at the high end to be as much as $200 million to $400 million. Such aggregate losses are reasonably possible but not currently considered to be probable of occurrence. The Company's environ-mental contingencies are expected to be resolved over a period of 20 years or more. These loss contingencies include significant unresolved issues such as the nature and extent of contamination, if any, at sites and the methods that may have to be employed should remediation be required. Although insurance may cover a portion of these costs, to the extent they are incurred, any potential recovery is not included in this unrecorded exposure to future loss. With re-spect to certain waste sites, the financial condition of any other potentially responsible parties also contributes to the uncertainty of estimating PPG's fi-nal costs. Although contributors of waste to sites involving other potentially responsible parties may face governmental agency assertions of joint and sev-eral liability, in general, final allocations of costs are made based on the relative contributions of wastes to such sites. PPG is generally not a major contributor to such sites. Although the unrecorded exposure to future loss re-lates to all sites, a significant portion of such unrecorded exposure involves three operating plant sites and one closed plant site. Two of the sites are in the early stages of study, while the remaining two are further into the study phase. All four sites require additional study to assess the magnitude of con-tamination, if any, and the remediation alternatives.

13. Other Earnings

- ------------------------------------------------------------------
(Millions)                                    1994    1993    1992
- ------------------------------------------------------------------
Interest income                             $  9.3  $ 15.2  $ 16.9
- ------------------------------------------------------------------
Royalty income                                25.0    25.3    26.9
- ------------------------------------------------------------------
Share of net earnings in equity affiliates    19.6    17.3    19.0
- ------------------------------------------------------------------
Gain from sale of investments                 26.8    27.8      --
- ------------------------------------------------------------------
Other                                         48.8    51.4    57.6
- ------------------------------------------------------------------
  Total                                     $129.5  $137.0  $120.4
==================================================================

Undistributed earnings of equity affiliates were $74.6 million and $78.7 mil-lion at Dec. 31, 1994 and 1993, respectively. Dividends received from equity affiliates were $15.5 million, $9.7 million and $7.8 million in 1994, 1993 and 1992, respectively.

14. Research and Development

- -------------------------------------------------------
(Millions)                         1994    1993    1992
- -------------------------------------------------------
Research and development--total  $233.4  $217.6  $221.4
- -------------------------------------------------------
Less depreciation                  15.3    16.4    18.4
- -------------------------------------------------------
  Research and development--net  $218.1  $201.2  $203.0
=======================================================

                Notes                              Officer Changes
- --------------------------------------------------------------------------------
15. Quarterly Financial Information (unaudited)

- --------------------------------------

                                            Income Before
                                         Cumulative Effect of
                                          Accounting Changes       Net     Earnings
                      Net       Gross    ----------------------   Income    (Loss)
                     Sales      Profit      Amount      Per       (Loss)     Per
                   (Millions) (Millions)  (Millions)   Share    (Millions)  Share
- -----------------------------------------------------------------------------------
1994 quarter ended
March 31            $1,476.9   $  565.1        $121.9     $ .57  $ 121.9    $ .57
- -----------------------------------------------------------------------------------
June 30(/1/)         1,619.3      631.4          96.2       .46     96.2      .46
- -----------------------------------------------------------------------------------
September 30         1,575.3      613.2         145.5       .68    145.5      .68
- -----------------------------------------------------------------------------------
December 31          1,659.7      656.0         151.0       .72    151.0      .72
- -----------------------------------------------------------------------------------
  Total             $6,331.2   $2,465.7        $514.6     $2.43  $ 514.6    $2.43
- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
1993 quarter ended
March 31(/2/)       $1,446.7   $  532.7        $110.1     $ .52  $(162.7)   $(.77)
- -----------------------------------------------------------------------------------
June 30              1,523.6      557.8         106.2       .50    106.2      .50
- -----------------------------------------------------------------------------------
September 30(/3/)    1,405.4      520.5          24.8       .12     24.8      .12
- -----------------------------------------------------------------------------------
December 31(/4/)     1,378.2      509.6          53.9       .25     53.9      .25
- -----------------------------------------------------------------------------------
  Total             $5,753.9   $2,120.6        $295.0     $1.39  $  22.2    $ .10
- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------

(/1/) Second-quarter 1994 earnings were reduced by a pre-tax charge for business divestitures and realignments of $85.0 million, or $0.24 per share.
(/2/) See Note 2, Changes in Methods of Accounting, for information regarding the effect of accounting changes as of Jan. 1, 1993.
(/3/) Third-quarter 1993 earnings were reduced by a pre-tax charge for business divestitures and realignments of $87.0 million, or $0.24 per share.
(/4/) Fourth-quarter 1993 earnings were reduced by a pre-tax charge for business divestitures and realignments of $38.0 million, or $0.21 per share. Excluding the effects of this charge, we decreased our estimate of the annual effective tax rate by two percentage points, which increased fourth-quarter 1993 earnings per share by $0.06.

16. Financial Instruments
Included in PPG's financial instrument portfolio are cash and marketable secu-rities, Company-owned life insurance and short- and long-term debt instruments. The most significant instrument, long-term debt, had carrying and fair values totaling $776 million and $790 million, respectively, at Dec. 31, 1994. The corresponding amounts at Dec. 31, 1993, were $770 million and $850 million, re-spectively. The carrying values of the other instruments approximated their fair values.
The fair values of the instruments were based upon quoted market prices of the same or similar instruments or on the rates available to the Company for in-struments of the same remaining maturities.

17. Business Segment Information
Refer to pages 26 and 27 for information on our business segments for 1994, 1993 and 1992.
During 1994, Robert D. Duncan, formerly group vice president, Glass, and Raymond W. LeBoeuf, formerly vice president, finance, were elected executive vice presidents. They were named concurrently to the newly created Office of the Chief Executive to accompany Board Chairman Jerry E. Dempsey. At the same time, Russell L. Crane, vice president, human resources, was elected senior vice president, human resources and administration, and Peter R. Heinze, John
J. Horgan and Guy A. Zoghby were elevated from vice presidents to senior vice presidents of their respective functions.
In early 1995, William H. Hernandez, formerly vice president and controller, was elected senior vice president, finance. Dan W. Kiener, who had been assistant controller, was named controller.
Additionally, during 1994, Thomas M. Von Lehman, formerly director of corporate planning, was named vice president of purchasing and distribution. Also, L. Blaine Boswell, who had been president of PPG Europe, was elected to the newly created post of vice president of public affairs. Later in the year, upon the retirement of Edward J. Mazeski, Jr., H. Kennedy Linge, who had been treasurer, was elected secretary of the Company.
In January 1995, Gary W. Weber was elected vice president, science and technology. He had been vice president of technology for Glass.
In the operating units, in early 1995, E. Kears Pollock was named vice president, Coatings & Resins, with operational responsibility for the business. Richard Zahren succeeded him as vice president, automotive products, Coatings & Resins. Mr. Zahren had been vice president of operations, automotive products, and, prior to that, vice president of purchasing and distribution.
In 1994 James W. Craig was appointed president of PPG Europe and vice president of Coatings & Resins, Europe. Margaret H. McGrath succeeded him as president of PPG Canada and vice president of Coatings & Resins, Canada. Arend W. D. Vos, formerly vice president, Coatings & Resins, Europe, was named vice president, Coatings & Resins. He was relocated to Tokyo in anticipation of the future retirement of Ken Kurahashi, vice president, Coatings & Resins, PPG Asia/Pacific, and president of PPG Japan.
Also in 1994, Frank A. Archinaco was named vice president, Glass. He had been vice president of automotive and aircraft glass products. Michael A. Ludlow, who had been general manager of automotive replacement glass, became vice president of automotive glass OEM products.

                              Corporate Directory
- --------------------------------------------------------------------------------
 Directors

 Erroll B. Davis, Jr.
 President and Chief Executive Officer, WPL Holdings, Inc.

 Jerry E. Dempsey
 Chairman of the Boardand Chief Executive Officer, PPG Industries, Inc.

 *+Lucie J. Fjeldstad President, Video Systems, Tektronix Inc.

 *+Stanley C. Gault
 Chairman of the Boardand Chief ExecutiveOfficer, The GoodyearTire & Rubber Company

 *++Allen J. Krowe
 Vice Chairman, Texaco Inc.

 +++Steven C. Mason
 Chairman and ChiefExecutive Officer,The Mead Corporation

 +++Harold A. McInnes
 Retired Chairman of the Board and Chief Executive Officer, AMP Incorporated

 *++Robert Mehrabian
 President,Carnegie Mellon University

 Vincent A. Sarni
 Retired Chairman of the Board and Chief Executive Officer, PPG Industries,
 Inc.

 *+David G. Vice
 Retired Vice Chairman, Products and Technology, Northern Telecom Limited

 +++David R. Whitwam
 Chairman and Chief Executive Officer, Whirlpool Corporation

*Audit Committee
+Officers-Directors Compensation Committee
++Nominating Committee
Office of the Chief Executive

Jerry E. Dempsey
Chairman of the Board and Chief Executive Officer

Robert D. Duncan
Executive Vice President

Raymond W. LeBoeuf
Executive Vice President

Other Management Committee Members

Russell L. Crane
Senior Vice President, Human Resources and Administration

Peter R. Heinze
Senior Vice President, Chemicals

William H. Hernandez
Senior Vice President, Finance

John J. Horgan
Senior Vice President, Fiber Glass

Guy A. Zoghby
Senior Vice President andGeneral Counsel

Coatings & Resins

E. Kears Pollock
Vice President,Coatings & Resins

Charles E. Bunch
Vice President,Architectural Finishes

Thomas A. Craig
Vice President,Refinish Products

Neil H. Frick
Vice President,Research and Development

Ernest A. Hahn
Vice President,Industrial Coatings

Ken Kurahashi
Vice President, Coatings & Resins, PPG Asia/Pacific; President, PPG Japan

Arend W. D. Vos
Vice President,Coatings & Resins, Asia/Pacific

Roderick I. A. Watters
Vice President, Automotive Products, Europe

Richard Zahren
Vice President, Automotive Products

Glass

Frank A. Archinaco
Vice President, Glass

Stanley C. DeGreve
Vice President, Operations, Fiber Glass

Michael A. Ludlow
Vice President, Automotive, OEM Products

Chemicals

Donald W. Bogus
Vice President,Specialty Chemicals

Rae R. Burton
Vice President, Chlor-Alkali and Derivatives

John M. Wilkins
Vice President, Chemicals, Asia/Pacific

Corporate Functions

L. Blaine Boswell
Vice President, Public Affairs

James W. Craig
President, PPG Europe; Vice President, Coatings & Resins, Europe

Dan W. Kiener
Controller

H. Kennedy Linge
Secretary

John Maaghul
President, PPG Asia/Pacific;Vice President, Glass, Asia/Pacific

Margaret H. McGrath
President, PPG Canada; Vice President, Coatings & Resins, Canada

David W. Smith
Vice President, Information Technology

Thomas M. Von Lehman
Vice President, Purchasing and Distribution

David R. Wallis
Vice President, Corporate Development

Gary W. Weber
Vice President, Science and Technology

                               Eleven-Year Digest
- --------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------
                            1994        1993     1992     1991     1990     1989     1988     1987     1986     1985    1984
- ----------------------------------------------------------------------------------------------------------------------------
Statement of Income
Net sales                  6,331       5,754    5,814    5,673    6,021    5,734    5,617    5,183    4,687    4,346   4,242
- ----------------------------------------------------------------------------------------------------------------------------
Gross profit (%)            38.9        36.9     36.4     35.2     37.8     37.1     39.2     37.8     37.2     35.9    34.1
- ----------------------------------------------------------------------------------------------------------------------------
Income before income
taxes                        840         531      538      348      767      749      779      637      553      537     527
- ----------------------------------------------------------------------------------------------------------------------------
Income taxes                 325         236      218      147      292      284      311      260      236      234     224
- ----------------------------------------------------------------------------------------------------------------------------
Income before accounting
changes                      515         295      319      201      475      465      468      377      316      303     303
- ----------------------------------------------------------------------------------------------------------------------------
Cumulative effect of
accounting
changes(/1/)                  --        (273)      --       75       --       --       --       --       --       --      --
- ----------------------------------------------------------------------------------------------------------------------------
Net income                   515          22      319      276      475      465      468      377      316      303     303
- ----------------------------------------------------------------------------------------------------------------------------
Average equity(/2/)        2,562 2,530/2,749    2,701    2,577    2,407    2,220    2,121    2,089    1,838    1,913   1,931
- ----------------------------------------------------------------------------------------------------------------------------
Return on average equity
(%)(/2/)                   20.1     .9/10.7     11.8     10.7     19.7     21.0     22.1     18.1     17.2     15.8    15.7
- ----------------------------------------------------------------------------------------------------------------------------
Earnings per share
before accounting
changes                     2.43        1.39     1.51      .95     2.22     2.09     2.13     1.60     1.33     1.13    1.08
- ----------------------------------------------------------------------------------------------------------------------------
Cumulative effect of
accounting changes on
earnings per share            --       (1.29)      --      .35       --       --       --       --       --       --      --
- ----------------------------------------------------------------------------------------------------------------------------
Earnings per share          2.43         .10     1.51     1.30     2.22     2.09     2.13     1.60     1.33     1.13    1.08
- ----------------------------------------------------------------------------------------------------------------------------
Average number of shares   211.9       212.6    212.2    212.4    214.4    222.6    219.6    236.4    237.8    266.8   279.8
- ----------------------------------------------------------------------------------------------------------------------------
Dividends                    238         221      200      183      176      165      141      132      112      110      98
- ----------------------------------------------------------------------------------------------------------------------------
  Per share                 1.12        1.04      .94      .86      .82      .74      .64      .56      .47      .41     .35
- ----------------------------------------------------------------------------------------------------------------------------
Balance Sheet
Current assets             2,168       2,026    1,951    2,173    2,217    2,056    1,899    1,844    1,616    1,370   1,332
- ----------------------------------------------------------------------------------------------------------------------------
Current liabilities        1,425       1,281    1,253    1,341    1,471    1,338    1,264    1,295      976      824     773
- ----------------------------------------------------------------------------------------------------------------------------
Working capital              743         745      698      833      746      718      635      549      640      546     559
- ----------------------------------------------------------------------------------------------------------------------------
Property (net)             2,742       2,787    2,972    3,183    3,255    3,007    2,758    2,685    2,661    2,479   2,257
- ----------------------------------------------------------------------------------------------------------------------------
Total assets               5,894       5,652    5,662    6,056    6,108    5,645    5,154    5,008    4,641    4,084   3,797
- ----------------------------------------------------------------------------------------------------------------------------
Long-term debt and lease
obligations                  773         774      905    1,190    1,210    1,198      892      917    1,018    1,000     496
- ----------------------------------------------------------------------------------------------------------------------------
Shareholders' equity       2,557       2,473    2,699    2,655    2,547    2,282    2,243    2,044    1,978    1,705   2,015
- ----------------------------------------------------------------------------------------------------------------------------
  Per share                12.35       11.57    12.71    12.50    12.01    10.49    10.24     9.22     8.28     7.19    7.20
- ----------------------------------------------------------------------------------------------------------------------------
Other Data
Capital spending             356         293      283      335      567      671      410      479      497      452     315
- ----------------------------------------------------------------------------------------------------------------------------
Depreciation expense         318         331      352      351      324      292      274      266      242      214     206
- ----------------------------------------------------------------------------------------------------------------------------
Quoted market price
  High                    42 1/8      38 1/8   34 1/8   29 5/8   27 5/8       23   23 3/8   26 3/4   19 3/8   12 3/4   9 1/2
  --------------------------------------------------------------------------------------------------------------------------
  Low                     33 3/4      29 5/8       25   20 3/4   17 1/4   18 1/2   15 5/8   13 3/4   11 1/4    8 1/8   6 1/8
  --------------------------------------------------------------------------------------------------------------------------
  Year-end                37 1/8      37 7/8   32 7/8   25 1/4   23 1/2   19 7/8   20 1/8   16 1/2   18 1/8   12 3/4   8 1/8
  --------------------------------------------------------------------------------------------------------------------------
Price/earnings
 ratio(/3/)
  High                        17          27       23       31       12       11       11       17       15       11       9
  --------------------------------------------------------------------------------------------------------------------------
  Low                         14          21       17       22        8        9        7        9        8        7       6
  --------------------------------------------------------------------------------------------------------------------------
Average number of
employees                 30,800      31,400   32,300   33,700   35,100   35,500   36,300   36,800   36,500   37,500  37,700
- ----------------------------------------------------------------------------------------------------------------------------

All amounts are in millions of dollars except per share data and number of employees.
All data was adjusted to reflect the two-for-one stock splits payable on June 10, 1994, and on March 12, 1987.
(/1/) The 1993 changes in methods of accounting relate to the adoption of SFAS
      No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The 1991 change in the method of accounting relates to the cost of rebuilding glass and fiber glass melting facilities. The effect of all the changes on net income in the years of change, exclusive of the cumulative effect to Jan. 1 of the year of change and the pro forma effect on individual prior years' net income, was not material.
(/2/) Average equity and return on average equity for 1993 were calculated and presented inclusive and exclusive of the cumulative effect of the accounting changes.
(/3/) The 1993 and 1991 price/earnings ratios were calculated and presented exclusive of the cumulative effect of the accounting changes.

                          PPG Shareholder Information
- --------------------------------------------------------------------------------
World HeadquartersOne PPG PlacePittsburgh, PA 15272, U.S.A.

Phone (412) 434-3131

Annual Meeting
Thursday, April 20, 1995, 2:00 p.m. Pittsburgh Hilton and Towers Gateway Center Pittsburgh, PA 15222

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

PPG's Responsible Care (Registered Trademark) Commitment--a brochure outlining the Company's voluntary activities under the Responsible Care (Registered Trademark) initiative of the Chemical Manufacturers Association for safe and ethical management of chemicals.

Dividend Information
PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 29 cents per share, voted by the board of directors on Jan. 19, 1995, results in an annual dividend rate of $1.16 per share.

Stock Exchange Listings
PPG common stock is traded on the New York, Pacific and Philadelphia stock exchanges (symbol: PPG).

Dividend Reinvestment and Stock Purchase Plan
PPG's Dividend Reinvestment and Stock Purchase Plan is offered as a service and convenience to shareholders. The Plan provides for the automatic reinvestment of dividends in shares of PPG stock. Shareholders also may purchase additional stock through cash contributions to the Plan.

A prospectus fully describing the Plan and authorization forms for participation are available from the Company at the address shown under "Investor Relations."

Investor Relations
General information about PPG common stock, debt and the Dividend Reinvestment and Stock Purchase Plan may be obtained from Douglas B. Atkinson, Director of Investor Relations. Phone (412) 434-2120, or write Director of Investor Relations, 40N, PPG Industries, One PPG Place, Pittsburgh, PA 15272.

Quarterly Stock Market Price(/1/)

                        1994                    1993
- --------------------------------------------------------------
Quarter Ended   High     Low    Close   High     Low    Close
- --------------------------------------------------------------
March 31       $40 3/8 $36 3/8 $37 1/8 $34 7/8 $29 5/8 $33 7/8
- --------------------------------------------------------------
June 30         39 1/2  34 5/8  37 1/2  37 7/8  32 3/4  32 3/4
- --------------------------------------------------------------
Sept. 30        42 1/8  37 5/8  39 5/8  35 7/8  32 1/4  32 5/8
- --------------------------------------------------------------
Dec. 31         41 1/2  33 3/4  37 1/8  38 1/8  32 3/8  37 7/8
- --------------------------------------------------------------

The number of holders of record of PPG common stock as ofJan. 31, 1995, was 33,352, as shown on the records of the Company's transfer agent.

Dividends(/1/)

                 1994             1993
- --------------------------------------------
Month of     Amount    Per    Amount    Per
Payment    (Millions) Share (Millions) Share
- --------------------------------------------
March        $ 57.4   $ .27   $ 53.0   $ .25
- --------------------------------------------
June           59.5     .28     53.2     .25
- --------------------------------------------
September      59.5     .28     57.3     .27
- --------------------------------------------
December       61.4     .29     57.3     .27
- --------------------------------------------
Total        $237.8   $1.12   $220.8   $1.04
- --------------------------------------------
- --------------------------------------------

(/1/) Data was adjusted to reflect the two-for-one stock split payable on June
    10, 1994.