Form 10-K, Exhibit 13
period 1995-12-31
PPG INDUSTRIES INC
filed 1996-02-16
CIK 79879

                                                                     Exhibit 13

                         FINANCIAL AND OPERATING REVIEW
--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of PPG Industries, Inc.:
We have audited the accompanying balance sheet of PPG Industries, Inc. and sub-sidiaries as of December 31, 1995 and 1994, and the related statements of in-come and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
 We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.
 In our opinion, such financial statements present fairly, in all material re-spects, the financial position of PPG Industries, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in con-formity with generally accepted accounting principles.
 As discussed in Note 2 to the financial statements, effective January 1, 1993, the Company changed its methods of accounting for income taxes, postretirement benefits other than pensions and postemployment benefits.

DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
January 18, 1996

MANAGEMENT STATEMENT

Responsibility for Preparation of the Financial Statements
The management of PPG Industries, Inc. is responsible for the preparation of the financial statements included in this Annual Report.
 To ensure the reliability of financial data, PPG has established, and main-tains, an internal control system. We believe the internal controls in use give reasonable assurance that financial reports do not contain any material mis-statement.
 We believe that the financial statements and related notes in this report are accurate in all material respects, and that they were prepared according to generally accepted accounting principles. The financial statements include amounts that are based on best estimates and judgments of management.
 We believe, further, that the other financial information contained in this Annual Report is consistent with the financial statements.

JERRY E. DEMPSEY
Chairman of the Board
and Chief Executive Officer

WILLIAM H. HERNANDEZ
Senior Vice President, Finance

                              STATEMENT OF INCOME
--------------------------------------------------------------------------------

                                                          For the Year
------------------------------------------------------------------------------
(Millions, except per share amounts)                   1995     1994     1993
------------------------------------------------------------------------------
Net sales                                          $7,057.7 $6,331.2 $5,753.9
------------------------------------------------------------------------------
Cost of sales                                       4,212.1  3,865.5  3,633.3
------------------------------------------------------------------------------
Gross profit                                        2,845.6  2,465.7  2,120.6
------------------------------------------------------------------------------
Other expenses
  Selling, general and administrative                 977.1    919.0    871.7
  ----------------------------------------------------------------------------
  Depreciation                                        331.5    317.5    331.1
  ----------------------------------------------------------------------------
  Research and development--net (See Note 13)         236.4    218.1    201.2
  ----------------------------------------------------------------------------
  Interest                                             84.6     86.1    103.1
  ----------------------------------------------------------------------------
  Business divestitures and realignments (See
  Note 6)                                                --     85.0    126.4
  ----------------------------------------------------------------------------
  Other charges                                       142.2    113.8     80.0
------------------------------------------------------------------------------
  Total other expenses                              1,771.8  1,739.5  1,713.5
------------------------------------------------------------------------------
Other earnings (See Note 12)                          188.5    129.5    137.0
------------------------------------------------------------------------------
Income before income taxes and minority interest    1,262.3    855.7    544.1
------------------------------------------------------------------------------
Income taxes (See Note 7)                             479.7    325.2    236.2
------------------------------------------------------------------------------
Minority interest                                      15.0     15.9     12.9
------------------------------------------------------------------------------
Income before cumulative effect of accounting
changes                                               767.6    514.6    295.0
------------------------------------------------------------------------------
Cumulative effect of accounting changes (See
Note 2)
  Other postretirement and postemployment bene-
  fits, net of
  income taxes of $231.9                                 --       --   (363.2)
  ----------------------------------------------------------------------------
  Income taxes                                           --       --     90.4
------------------------------------------------------------------------------
Net income                                         $  767.6 $  514.6 $   22.2
==============================================================================
Earnings per share
Income before cumulative effect of accounting
changes                                            $   3.80 $   2.43 $   1.39
------------------------------------------------------------------------------
Cumulative effect of accounting changes
  Other postretirement and postemployment bene-
  fits                                                   --       --    (1.71)
  ----------------------------------------------------------------------------
  Income taxes                                           --       --      .42
------------------------------------------------------------------------------
Earnings per share                                 $   3.80 $   2.43 $    .10
==============================================================================
Average shares outstanding                            202.0    211.9    212.6
==============================================================================

The accompanying notes to the financial statements are an integral part of this statement.

                                 BALANCE SHEET
--------------------------------------------------------------------------------

                                                              December 31
-------------------------------------------------------------------------------
(Millions)                                                     1995       1994
-------------------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                               $   105.6  $    62.1
  -----------------------------------------------------------------------------
  Receivables (See Note 3)                                  1,245.1    1,228.9
  -----------------------------------------------------------------------------
  Inventories (See Note 3)                                    737.5      686.4
  -----------------------------------------------------------------------------
  Deferred income taxes (See Note 7)                          119.5      117.4
  -----------------------------------------------------------------------------
  Other                                                        67.8       73.4
-------------------------------------------------------------------------------
     Total current assets                                   2,275.5    2,168.2
-------------------------------------------------------------------------------
Property (See Note 3)                                       6,464.0    6,162.7
-------------------------------------------------------------------------------
Less accumulated depreciation                               3,629.2    3,420.4
-------------------------------------------------------------------------------
     Property--net                                          2,834.8    2,742.3
-------------------------------------------------------------------------------
Investments                                                   223.8      277.4
-------------------------------------------------------------------------------
Other assets (See Note 8)                                     860.2      706.0
-------------------------------------------------------------------------------
     Total                                                $ 6,194.3  $ 5,893.9
===============================================================================
Liabilities and Shareholders' Equity
Current liabilities
  Short-term debt and current portion of long-term debt
  (See Note 4)                                            $   485.3  $   370.7
  -----------------------------------------------------------------------------
  Accounts payable and accrued liabilities (See Note 3)     1,103.5    1,034.4
  -----------------------------------------------------------------------------
  Income taxes (See Note 7)                                    40.6       19.4
-------------------------------------------------------------------------------
     Total current liabilities                              1,629.4    1,424.5
-------------------------------------------------------------------------------
Long-term debt (See Note 4)                                   735.5      773.4
-------------------------------------------------------------------------------
Deferred income taxes (See Note 7)                            354.9      302.7
-------------------------------------------------------------------------------
Accrued pensions (See Note 8)                                  91.1       62.4
-------------------------------------------------------------------------------
Other postretirement benefits (See Note 8)                    517.4      505.5
-------------------------------------------------------------------------------
Other liabilities                                             228.6      198.1
-------------------------------------------------------------------------------
Minority interest                                              68.2       70.3
-------------------------------------------------------------------------------
     Total liabilities                                      3,625.1    3,336.9
-------------------------------------------------------------------------------
Shareholders' equity (See Note 5)
  Common stock                                                484.3      484.3
  -----------------------------------------------------------------------------
  Additional paid-in capital                                   81.3       67.5
  -----------------------------------------------------------------------------
  Retained earnings                                         4,249.0    3,717.1
  -----------------------------------------------------------------------------
  Treasury stock, at cost                                  (2,059.6)  (1,488.6)
  -----------------------------------------------------------------------------
  Unearned compensation                                      (179.2)    (183.0)
  -----------------------------------------------------------------------------
  Minimum pension liability adjustment                        (10.4)      (1.7)
  -----------------------------------------------------------------------------
  Currency translation adjustment                               3.8      (38.6)
-------------------------------------------------------------------------------
     Total shareholders' equity                             2,569.2    2,557.0
-------------------------------------------------------------------------------
     Total                                                $ 6,194.3  $ 5,893.9
===============================================================================

Shares outstanding were 194,198,546 and 206,987,769 at Dec. 31, 1995 and 1994, respectively.
The accompanying notes to the financial statements are an integral part of this statement.

                            STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                           For the Year
--------------------------------------------------------------------------------
(Millions)                                               1995     1994     1993
--------------------------------------------------------------------------------
Operating activities
Net income                                            $ 767.6  $ 514.6  $  22.2
--------------------------------------------------------------------------------
Adjustments to reconcile to cash from operations
  Cumulative effect of accounting changes (See
  Note 2)                                                  --       --    272.8
  ------------------------------------------------------------------------------
  Depreciation and amortization                         351.6    335.2    350.2
  ------------------------------------------------------------------------------
  Business divestitures and realignments                   --     85.0    126.4
  ------------------------------------------------------------------------------
  Increase in receivables                               (29.0)  (263.7)   (33.7)
  ------------------------------------------------------------------------------
  (Increase) decrease in inventories                    (47.1)   (25.6)    27.4
  ------------------------------------------------------------------------------
  Increase in accounts payable, accrued liabilities
  and
  income taxes payable                                   75.8    123.0      2.5
  ------------------------------------------------------------------------------
  Change in other noncurrent assets and liabilities
  and other-net                                         (46.9)   (77.4)   (27.1)
--------------------------------------------------------------------------------
     Cash from operating activities                   1,072.0    691.1    740.7
--------------------------------------------------------------------------------
Investing activities
Capital spending
  Additions to property and investments                (447.8)  (321.8)  (257.6)
  ------------------------------------------------------------------------------
  Business acquisitions, net of cash balances ac-
  quired                                                 (6.6)   (33.9)   (35.8)
--------------------------------------------------------------------------------
Proceeds from business divestitures                      59.9     28.5      4.9
--------------------------------------------------------------------------------
Reductions of property and investments                  119.0     81.8     52.0
--------------------------------------------------------------------------------
     Cash used for investing activities                (275.5)  (245.4)  (236.5)
--------------------------------------------------------------------------------
Financing activities
Net change in borrowings with maturities of three
months or less                                           13.3     (5.7)    (3.5)
--------------------------------------------------------------------------------
Proceeds from other short-term debt                      48.3     44.1     19.3
--------------------------------------------------------------------------------
Repayment of other short-term debt                      (66.0)   (27.3)    (8.5)
--------------------------------------------------------------------------------
Proceeds from long-term debt                            118.1     23.2      9.3
--------------------------------------------------------------------------------
Repayment of long-term debt                             (50.9)   (33.0)  (199.4)
--------------------------------------------------------------------------------
Loans to employee stock ownership plan                  (25.0)   (22.0)      --
--------------------------------------------------------------------------------
Repayment of loans by employee stock ownership plan      28.8     21.5     19.7
--------------------------------------------------------------------------------
Purchase of treasury stock                             (588.0)  (280.0)   (81.2)
--------------------------------------------------------------------------------
Issuance of treasury stock                                7.4     19.4     13.2
--------------------------------------------------------------------------------
Dividends paid                                         (238.9)  (237.8)  (220.8)
--------------------------------------------------------------------------------
     Cash used for financing activities                (752.9)  (497.6)  (451.9)
--------------------------------------------------------------------------------
Effect of currency exchange rate changes on cash
and cash equivalents                                      (.1)     2.1     (1.8)
--------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equiva-
lents                                                    43.5    (49.8)    50.5
--------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year             62.1    111.9     61.4
--------------------------------------------------------------------------------
Cash and cash equivalents, end of year                $ 105.6  $  62.1  $ 111.9
================================================================================

The accompanying notes to the financial statements are an integral part of this statement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

PERFORMANCE IN 1995 COMPARED WITH 1994
Overall Performance
Sales in 1995 totaled $7.1 billion, up from the prior year's $6.3 billion. The majority of the sales increase was attributable to higher overall prices, par-ticularly for our chlor-alkali, fiber glass and flat glass products. Also con-tributing to the sales increase were higher volumes from each of our business segments, combined with the favorable effects of foreign currency translation.
 PPG's gross profit percentage increased to 40% in 1995 from 39% in 1994, pri-marily as a result of the higher sales prices in all segments. Partially off-setting the price increases was the negative effects of inflation, particularly on raw material costs.
 Net income of $768 million in 1995 increased from $515 million in 1994, while earnings per share rose to $3.80 from $2.43 in 1994. Included in 1995's net in-come was an after-tax gain of $24 million ($0.12 per share) from a legal set-tlement of a glass technology dispute with Pilkington plc of England. Net in-come in 1994 included an after-tax charge of $52 million ($0.24 per share) related to the divestiture of our Biomedical Systems Division. Our 1995 earn-ings were affected favorably by the same factors that contributed to our sales and gross profit percentage improvements. Gains from several legal settlements, the most significant of which was the settlement with Pilkington, higher earn-ings from equity affiliates and the absence of significant business divestiture charges also contributed to the increase. Partially offsetting these improve-ments were higher selling, general and administrative, and research and devel-opment expenses as well as increased other charges and income tax expense. The increase in selling, general and administrative expenses was primarily attrib-utable to the unfavorable impacts of inflation, foreign currency translation and increased advertising costs. However, selling, general and administrative expenses as a percentage of sales declined to 13.8% in 1995 from 14.5% in 1994, reflecting, in part, the effects of continued cost management. The increase in other charges was principally attributable to settlement of a legal dispute and higher environmental expenses. While the effective tax rate for both 1995 and 1994 was 38%, income tax expense increased as a result of higher pretax earnings.
 The increase in earnings per share was attributable to the factors that re-sulted in the increase in net income, combined with the impact on average shares outstanding of repurchasing approximately 13.6 million shares of our common stock during 1995.

Results of Business Segments
Coatings and resins sales increased to $2.8 billion from $2.6 billion in 1994. Operating income for 1995 was $469 million compared with $497 million for 1994. Contributing to the sales increase were higher volumes in most European product lines, particularly automotive original products, stronger prices in all prod-uct lines and the favorable effect of translating European currencies. The ef-fect of lower North American automotive refinish volume partially offset these improvements. Operating income declined because of the negative effects of in-flation, particularly on raw material costs, unfavorable sales mix changes, a charge to improve productivity in our European operations and a loss on the sale of our European architectural coatings business. These negative factors were only partially offset by higher sales prices, increased volumes, gains from legal settlements and improved manufacturing efficiencies.
 Glass sales increased to $2.7 billion from $2.4 billion in 1994, while operat-ing income increased to $479 million from $315 million. Contributing to the sales increase were higher prices, principally for worldwide fiber glass and flat glass products and North American automotive replacement glass products, higher volumes in most of the segment's major businesses, principally fiber glass and automotive original glass products, and the favorable effects of translating European currencies. The effect of lower volume in North American automotive replacement glass products partially offset these improvements. The significant improvement in operating income resulted from the factors that con-tributed to the sales increase and the gain from the legal settlement with Pilkington. The negative effects of inflation on our costs partially offset these improvements.
 Chemicals sales increased to $1.6 billion from $1.3 billion in 1994, and oper-ating income increased to $383 million from $227 million. The increase in sales was primarily attributable to substantial price gains for chlor-alkali products and volume improvements for specialty products, particularly Transitions(registered trademark) optical lenses. The substantial increase in operating income was a result of the factors that contributed to the sales increases. Partially offsetting these improvements were increased environmental expenses and a charge for a legal settlement. The negative effects of inflation, particularly on ethylene costs, and higher selling, general and administrative expenses due, in part, to additional investments in Transitions(registered trademark) advertising also partially offset these improvements. In addition, 1994 operating income included a gain from disposition of our investment in a foreign chemical business.
 The other segment's operating loss in 1994 represents the charge to divest the Biomedical Systems Division (see Business Divestitures and Realignments on page
24).

Other Significant Factors
The increase in other unallocated corporate income-net in 1995 was principally attributable to higher earnings from our equity affiliates combined with a de-crease in foreign currency transaction losses.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Outlook
In 1996 PPG expects to face a challenging economic environment, characterized by moderate global growth. Furthermore, recent signs point to economic soften-ing, particularly in the North American automotive industry and in Western Eu-rope in general. Because of PPG's broad diversification, changes in demand for a particular product line or in a particular geographic area tend to have mini-mal impact on total sales and earnings. As a result, PPG is more favorably po-sitioned to withstand negative economic conditions than during similar periods in the past. Nevertheless, a sharp reduction in economic activity could ad-versely affect the Company's future financial performance.

Accounting Standard
In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensa-tion." The statement is required to be applied to our 1996 financial state-ments. The new standard defines a fair value method of accounting for stock op-tions under which compensation cost would be measured at the grant date based on the fair value of the award and recognized over the service period.
 Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transac-tions. Companies are permitted to continue to account for such transactions un-der Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose, in a note to the financial statements, pro forma net income and pro forma earnings per share as if the company had applied the new fair value method of accounting.
 The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. PPG has not yet determined if it will elect to change to the fair value method, nor has it determined the impact the new standard would have on net income and earnings per share should it elect to make such a change. Adoption of the new standard would have no effect on the Company's cash flows.

PERFORMANCE IN 1994 COMPARED WITH 1993
Overall Performance
Our 1994 sales totaled $6.3 billion, up from 1993's $5.8 billion. The increase was attributable to higher sales volumes, including sales from the January 1994 acquisition of Akzo Nobel's European automotive original coatings business, combined with marginally higher overall prices from each of our segments. Par-tially offsetting these increases was the absence of sales from the Biomedical Systems Division and from certain glass businesses that were divested or dis-continued.
 PPG's gross profit percentage increased to 39% from 37% in 1993. Sales mix gains, lower manufacturing costs, benefits from substantially divested and dis-continued businesses, and slightly higher sales prices contributed to the im-provement. These gains were partially offset by the effects of inflation.
 Net income for 1994 of $515 million increased significantly from $22 million in 1993, while earnings per share increased to $2.43 from $0.10 in 1993. Net income for 1993 included a net charge of $273 million ($1.29 per share) for three accounting changes (see Note 2 to the financial statements). Also in-cluded were business divestiture and realignment after-tax charges of $96 mil-lion ($0.45 per share). Our 1994 earnings were favorably affected by the same factors as our sales volume and gross profit percentage improvements and by lower interest expense. Partially offsetting these gains were higher income tax expense, primarily because of increased pre-tax income and an after-tax charge of $52 million ($0.24 per share) related to divestiture of the Biomedical Sys-tems Division (see Business Divestitures and Realignments on page 24). Also partially offsetting the gains were increased research and development costs and environmental expenses. Excluding the effects, for both years, of business divestiture and realignment charges and, for 1993, of accounting changes, earn-ings per share increased $0.83 from 1993.

Results of Business Segments
Coatings and resins sales increased to $2.6 billion from $2.3 billion in 1993. Operating income for the corresponding periods was $497 million and $414 mil-lion, respectively. Contributing to the sales increase were higher volumes in each of the segment's major product lines, sales from the January 1994 acquisi-tion of the Akzo Nobel coatings business, higher prices for worldwide automo-tive refinish coatings and the July 1994 acquisition of an automotive paint spray-booth business from Nalco Chemical Company. Partially offsetting these gains were lower prices for North American automotive original products and the negative effects of translating Canadian currencies. The increase in operating income was principally attributable to the higher overall sales volumes, bene-fits from manufacturing efficiencies and the absence of business divestiture and realignment charges. Higher overhead costs, the unfavorable effects of in-flation and Canadian currency translation partly offset these improvements.
 Glass sales increased to $2.4 billion from $2.2 billion in 1993 while operat-ing income increased to $315 million from $122 million. Higher volumes in each of the segment's major businesses and higher prices for North American flat, automotive replacement and fiber glass products contributed to the sales in-crease. The absence of sales from divested and discontinued businesses and re-duced prices for worldwide automotive original products partially offset these improvements. The

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
operating income improvement was primarily attributable to the absence of $78 million of business divestiture and realignment charges recorded in 1993 (see Business Divestitures and Realignments on page 24), the factors that contrib-uted to the sales increase, benefits from manufacturing efficiencies and the absence of operating losses from certain divested or discontinued businesses. The negative effects of inflation partially offset these gains.
 Chemicals sales increased to $1.3 billion from $1.2 billion in 1993 while op-erating income increased to $227 million from $133 million. The increase in sales was primarily attributable to higher volumes in each of the segment's businesses and higher prices for certain chlorine products. The increase in op-erating income was principally the result of the factors that contributed to the sales increases, manufacturing efficiencies and gains from dispositions of our investment in a foreign chemical business and the segment's polymer addi-tives business, as well as the absence of business divestiture and realignment charges. The negative effects of inflation, particularly on ethylene costs, partially offset these improvements.
 The other segment's 1994 operating loss resulted from an $85 million charge for the divestment of the Biomedical Systems Division. The 1993 operating loss is comprised of a $38 million charge for this planned divestiture as well as operating losses of the division for the year. (See Business Divestitures and Realignments on page 24.)

Other Significant Factors
The increase in research and development expense-net was primarily attributable to higher expenses in Europe associated with the global automotive original coatings business, partially offset by the absence of expenses from certain divested businesses.
 The decline in interest expense was primarily due to lower overall average short-term borrowings during 1994 versus 1993.
 The increase in other charges was principally the result of higher environmen-tal expenses, charges incurred for the relocation of an administrative office and losses from the retirement of certain property.
 The increase in other unallocated corporate expense-net was principally due to the absence of the gain on the sale of our interest in an insurance company that was realized in
1993, an increase in our charitable contribution to the PPG Foundation and a minor charge related to the effect of the Mexican peso devaluation.
 Income tax expense increased to $325 million from $236 million in 1993, prin-cipally as a result of the significant increase in pre-tax income, partially offset by a decrease in the effective tax rate, which was primarily attribut-able to reduced losses at certain of our foreign operations in 1994 (see Note 7 to the financial statements).

ENVIRONMENTAL MATTERS
It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability exists and the amount of loss can be reasonably estimated. As of Dec. 31, 1995 and 1994, PPG had reserves for environmental contingencies totaling $100 million and $90 million, respectively. Charges against income for environmental remediation costs in 1995, 1994 and 1993 to-taled $49 million, $36 million and $23 million, respectively. Related cash out-lays aggregated $39 million, $36 million and $40 million in 1995, 1994 and 1993, respectively.
 Management anticipates that the resolution of the Company's environmental con-tingencies, which will occur over an extended period of time, will not result in future annual charges against income that are significantly greater than those recorded in 1995. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company op-erates in an environmentally sound manner and the outcome of these environmen-tal matters will not have a material effect on PPG's financial position or li-quidity.
 In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated at the high end to be as much as $200 million to $400 million. Such aggregate losses are rea-sonably possible but are not currently considered to be probable of occurrence. The Company's environmental contingencies are expected to be resolved over a period of 20 years or more. These loss contingencies include significant unre-solved issues such as the nature and extent of contamination, if any, at sites and the methods that may have to be employed should remediation be required. Although insurance may cover a portion of these costs, to the extent they are incurred, any potential recovery is not included in this unrecorded exposure to future loss. With respect to certain waste sites, the financial condition of any other potentially responsible parties also contributes to the uncertainty of estimating PPG's final costs. Although contributors of waste to sites in-volving other potentially responsible parties may face governmental agency as-sertions of joint and several liability, in general, final allocations of costs are made based on the relative contributions of wastes to such sites. PPG is generally not a major contributor to such sites. Although the unrecorded exposure to future loss relates to all sites, a signif-icant portion of such unrecorded exposure involves three operating plant sites and one closed plant site. Two of the sites are in the early stages of study, while the remaining two are further into the study phase. All four sites re-quire additional study to assess the magnitude of contamination, if any, and the remediation alternatives.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
 The Company's assessment of the potential impact of these environmental con-tingencies is subject to considerable uncertainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies.

BUSINESS DIVESTITURES AND REALIGNMENTS
PPG's results reflect the impact of the Company's continuing programs to divest or realign businesses and activities not meeting strategic or performance ob-jectives. In 1995 the impact of business divestitures and realignments was not significant.
 These programs resulted in pre-tax charges of $85 million and $126 million in 1994 and 1993, respectively. The 1994 charge pertained to the divestiture of the Biomedical Systems Division. Approximately $60 million of the charge re-lated to a reduction of the proceeds expected to be received upon divestiture of the division's sensors business, reflecting the general decline in health-care and related markets. A $13 million charge also was taken for additional operating losses anticipated because of extension of the expected disposal date as well as actual operating losses exceeding those originally estimated. With the sale of the sensors business in January 1995, the divestiture of the Bio-medical Systems Division was completed.
 The Company's $126 million business divestiture and realignment charges in 1993 consisted of $78 million related to the glass segment, $38 million to the other segment, involving the Biomedical Systems Division, and $5 million each to the coatings and resins and the chemicals segments.
 Of the glass segment's charges, approximately $71 million related to the shutdown of two manufacturing facilities, discontinuation of the commercial products business and disposition of the architectural metals business. One of the manufacturing facilities, which had previously been temporarily idled, was permanently closed because management concluded that the market for its products would not support operation of the facility. Management also decided to close the second facility because of the segment's overcapacity for the plant's products, and operating earnings could be increased through the reallocation of its production to more efficient facilities. The decision to exit the commercial products business was due principally to its disappointing operating performance. The architectural metals business was sold because it was not a core operation of the glass segment and it also experienced unfavorable operating results.
 Since the Company's acquisition of the Biomedical Systems Division, it had consistently reported disappointing operating results. Moreover, this business had not blended well with PPG's other major segments and proved to be difficult to manage under the continually changing business environment in which it oper-ated. As a result, management decided to divest the division in the fourth quarter of 1993 and recorded a charge of $38 million in that quarter. The charge was principally based on anticipated sales proceeds from the divestiture of the sensors and medical electronics businesses of ap-proximately $65 million and $50 million, respectively. Such amounts resulted in an estimated net loss of $5 million. In addition, $30 million of operating losses anticipated through the expected disposal date were accrued.
 In addition to the components of the Biomedical Systems Division provision given above, significant components of the 1993 business divestiture and re-alignment charges included charges for the retirement or write-off of operating assets with net book values of approximately $31 million, severance and benefit costs of $17 million, incremental workers' compensation accruals of $10 mil-lion, environmental accruals of $9 million, anticipated future operating losses of $6 million through the expected disposal dates for the commercial products and architectural metals businesses, and charges of approximately $2 million for the disposition of operating assets (net of anticipated sales proceeds of $16 million).
 To a large extent the charges recorded in 1994 and 1993 are expected to be re-covered in the future through the absence of historical operating losses for the Biomedical Systems Division. Such operating losses were approximately $61 million, $13 million and $23 million for 1993, 1992 and 1991, respectively.
 With the exception of the 1994 charge related to the divestiture of the Bio-medical Systems Division, there have not been significant changes in the Company's plans for implementing business divestiture and realignment programs undertaken in prior years.

IMPACT OF INFLATION
PPG's financial statements are prepared on a historical cost basis, which does not completely account for the effects of inflation. Since the cost of most of the Company's inventories is determined using the last-in, first-out (LIFO) method, the cost of sales reported in the financial statements approximates current costs.
 In 1995 the negative effects of inflation on our costs were more than offset, for the Company as a whole, by price increases and improved operating efficien-cies. In 1994 and 1993, our operating results were negatively affected as in-creased production costs, resulting from inflation, were not fully recovered through price increases. While inflationary pressure on costs is expected to continue, we anticipate that actions already initiated to improve operating ef-ficiencies and reduce overhead costs in each of our business units, as well as increases in selling prices for certain products, will partially offset the negative impact of inflation on 1996 operating income.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

FINANCIAL RESOURCES, CAPITAL SPENDING
Over the past three years, we continued to have sufficient financial resources to meet operating requirements, to fund our capital spending, share repurchase programs and pension contributions, and to pay increased dividends to share-holders. Cash from operating activities was $1,072 million in 1995, $691 mil-lion in 1994 and $741 million in 1993. Dividends paid to shareholders in 1995 totaled $239 million, up from $238 million in 1994 and $221 million in 1993. Contributions to U.S. pension plans totaled $146 million, $139 million and $134 million in 1995, 1994 and 1993, respectively.
 During 1995, PPG repurchased approximately 13.5 million shares of common stock at a cost of $585 million under three separate share repurchase programs. A 6.5-million-share repurchase program initiated in October 1994 was completed in January 1995. Additionally, PPG initiated two 10-million-share repurchase pro-grams in 1995. The first program, which was completed at a cost of $434 mil-lion, began in April 1995 and was completed in October 1995. The second program was initiated in October 1995 and, as of Dec. 31, 1995, 2.7 million shares of common stock had been repurchased thereunder at a cost of $121 million. The re-purchase of common stock during 1995 was financed principally by cash from op-erations.
 In 1995 long-term debt was increased principally by the issuance of $100 mil-lion of non-callable 6 7/8% notes partially offset by scheduled debt repay-ments. Long-term debt was reduced in 1993 principally by the repayment of $112 million of European and $58 million of Canadian obligations.
 Capital spending in 1995 totaled $454 million, compared with $356 million in 1994 and $293 million in 1993. This spending related to modernization and pro-ductivity improvements, expansion of existing businesses, environmental control projects and, in 1995, 1994 and 1993, business acquisitions totaling $7 mil-lion, $34 million and $36 million, respectively. Additionally, a 1995 acquisi-tion was financed through issuance of treasury stock with a market value ap-proximating $15 million. Capital spending of a similar nature, excluding any for major acquisitions, is expected to total about $500 million during 1996.
 The ratio of total debt, including capital leases, to total debt and equity was 32% and 31% at Dec. 31, 1995 and 1994, respectively. Cash from operations and the Company's debt capacity are expected to continue to be sufficient to fund capital spending, dividend payments, share repurchases and operating re-quirements.
 See Note 4, Debt and Bank Credit Agreements and Leases, for details regarding our use and availability of committed and uncommitted lines of credit. In addi-tion to our lines of credit, the Company may issue up to $600 million aggregate principal amount of debt securities under shelf registration statements filed with the Securities and Exchange Commission.

FOREIGN CURRENCY, INTEREST RATE AND COMMODITY PRICE RISK
As a multinational company, PPG manages its transaction exposure to foreign currency risk to minimize the volatility of cash flows caused by currency fluc-tuations. The Company manages its foreign currency transaction exposures prin-cipally through the purchase of forward and option contracts. It does not man-age its exposure to translation gains and losses; however, by borrowing in local currencies it reduces such exposure. The fair value of the forward and option contracts purchased and outstanding as of Dec. 31, 1995 and 1994, was not material.
 The Company manages its interest rate risk in order to balance its exposure between fixed and variable rates while attempting to minimize its interest costs. PPG principally manages its interest rate risk by retiring and issuing debt from time to time. To a limited extent, PPG manages its interest rate risk through the purchase of interest rate swaps. As of Dec. 31, 1995 and 1994, the notional principal amount and fair value of interest rate swaps held were not material.
 The Company also uses commodity swap contracts to reduce its exposure to fluc-tuations in prices for natural gas. The fair value of such swap contracts pur-chased and outstanding as of Dec. 31, 1995 and 1994, was not material.
 PPG's policies do not permit active trading of, or speculation in, derivative instruments.

                          BUSINESS SEGMENT INFORMATION
--------------------------------------------------------------------------------

---------------------------------------------------------------------------
(Millions)                                             1995    1994    1993
---------------------------------------------------------------------------
INDUSTRY SEGMENTS
Net sales
  Coatings and Resins                                $2,812  $2,647  $2,314
  -------------------------------------------------------------------------
  Glass                                               2,651   2,388   2,165
  -------------------------------------------------------------------------
  Chemicals                                           1,595   1,296   1,150
  -------------------------------------------------------------------------
  Other(/2/)                                             --      --     125
---------------------------------------------------------------------------
   Total                                             $7,058  $6,331  $5,754
===========================================================================
Operating income (loss)(/1/)
  Coatings and Resins                                $  469  $  497  $  414
---------------------------------------------------------------------------
  Glass                                                 479     315     122
---------------------------------------------------------------------------
  Chemicals                                             383     227     133
---------------------------------------------------------------------------
  Other(/2/)                                             --     (85)    (61)
---------------------------------------------------------------------------
   Total                                              1,331     954     608
---------------------------------------------------------------------------
  Interest--net                                         (74)    (77)    (88)
---------------------------------------------------------------------------
  Other unallocated corporate income (expenses)--net      5     (21)     24
---------------------------------------------------------------------------
Income before income taxes and minority interest     $1,262  $  856  $  544
===========================================================================

                     Coatings
                       and
(Millions)            Resins   Glass Chemicals Other (/2/) Corporate  Total
---------------------------------------------------------------------------
1995
Segment assets(/3/)    $1,723 $2,128    $1,129        $ --    $1,214 $6,194
---------------------------------------------------------------------------
Depreciation and
 amortization          $   84 $  167    $   86        $ --    $   15 $  352
---------------------------------------------------------------------------
Capital spending       $  125 $  222    $   83        $ --    $   24 $  454
---------------------------------------------------------------------------
1994
Segment assets(/3/)    $1,662 $2,010    $1,117        $  5    $1,100 $5,894
---------------------------------------------------------------------------
Depreciation and
 amortization          $   77 $  159    $   84        $ --    $   15 $  335
---------------------------------------------------------------------------
Capital spending       $  128 $  119    $   72        $  1    $   36 $  356
---------------------------------------------------------------------------
1993
Segment assets(/3/)    $1,476 $1,939    $1,092        $184    $  961 $5,652
---------------------------------------------------------------------------
Depreciation and
 amortization          $   78 $  165    $   83        $  8    $   16 $  350
---------------------------------------------------------------------------
Capital spending       $   91 $   95    $   73        $  6    $   28 $  293
---------------------------------------------------------------------------

(continued on next page)

                         BUSINESS SEGMENT INFORMATION
-------------------------------------------------------------------------------

---------------------------------------------------------------------------
(Millions)                                             1995    1994    1993
----------------------------------------------------------------------------
GEOGRAPHIC SEGMENTS
Net sales
  United States                                      $4,702  $4,332  $3,924
----------------------------------------------------------------------------
  Europe                                              1,712   1,405   1,254
----------------------------------------------------------------------------
  Canada                                                431     413     423
----------------------------------------------------------------------------
  Other                                                 213     181     153
----------------------------------------------------------------------------
   Total                                             $7,058  $6,331  $5,754
============================================================================
Operating income (loss)(/1/)
  United States                                      $1,058  $  767  $  552
----------------------------------------------------------------------------
  Europe                                                153      88     (12)
----------------------------------------------------------------------------
  Canada                                                 96      72      45
----------------------------------------------------------------------------
  Other                                                  24      27      23
----------------------------------------------------------------------------
   Total                                              1,331     954     608
----------------------------------------------------------------------------
  Interest--net                                         (74)    (77)    (88)
----------------------------------------------------------------------------
  Other unallocated corporate income (expenses)--net      5     (21)     24
----------------------------------------------------------------------------
Income before income taxes and minority interest     $1,262  $  856  $  544
============================================================================
Segment assets(/3/)
  United States                                      $2,994  $2,955  $2,966
----------------------------------------------------------------------------
  Europe                                              1,519   1,424   1,307
----------------------------------------------------------------------------
  Canada                                                274     261     275
----------------------------------------------------------------------------
  Other                                                 193     154     143
----------------------------------------------------------------------------
  Corporate                                           1,214   1,100     961
----------------------------------------------------------------------------
   Total                                             $6,194  $5,894  $5,652
============================================================================

Certain amounts in the 1994 and 1993 segment information have been reclassified to be consistent with the 1995 presentation.

(1) Business segment operating income (loss) exclusive of pretax charges from business divestitures and realignments, with the aggregate of such charges shown separately, is as follows (in millions):

----------------------------------------------------------------  -------------------------------------------------------------
                                                1995 1994   1993                                               1995 1994   1993
----------------------------------------------------------------  -------------------------------------------------------------
   Industry Segments                                              Geographic Segments
      Coatings and Resins                     $  469 $497  $ 419    United States                            $1,058 $851  $ 625
----------------------------------------------------------------  -------------------------------------------------------------
      Glass                                      479  315    200    Europe                                      153   89     37
----------------------------------------------------------------  -------------------------------------------------------------
      Chemicals                                  383  227    138    Canada                                       96   72     49
----------------------------------------------------------------  -------------------------------------------------------------
      Other                                       --   --    (23)   Other                                        24   27     23
----------------------------------------------------------------  -------------------------------------------------------------
      Business divestitures and realignments      --  (85)  (126)   Business divestitures and realignments       --  (85)  (126)
----------------------------------------------------------------  -------------------------------------------------------------
         Total                                $1,331 $954  $ 608    Total                                    $1,331 $954  $ 608
================================================================  =============================================================

(2) Other represents the Company's Biomedical Systems Division.
(3) Segment assets are the total assets used in the operation of each business segment. Corporate assets are principally cash and cash equivalents, investments, income tax assets, the Company's headquarters building and prepaid pensions.

                                     NOTES
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation
The consolidated financial statements include the accounts of PPG Industries, Inc. (PPG or the Company) and all significant subsidiaries, U.S. and non-U.S., of which we own more than 50% of the voting stock. Investments in companies of which we own 20% to 50% of the voting stock are carried at equity, and our share of the earnings or losses of such equity affiliates is included in the statement of income. Transactions between PPG and its subsidiaries are elimi-nated in consolidation.

Use of estimates in the preparation of financial statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting pe-riod. Actual results could differ from those estimates.

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

Property
Property is recorded at cost. We compute depreciation by the straight-line method based on the estimated useful lives of depreciable assets. Additional expense is recorded when facilities or equipment are subject to abnormal eco-nomic conditions or obsolescence. Significant improvements that add to produc-tive capacity or extend the lives of properties are capitalized. Costs for re-pairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and related depreciation are removed from the accounts and any related gains or losses are included in income. Amor-tization of the cost of capitalized leased assets is included in depreciation expense. Adoption of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived As-sets to Be Disposed Of," resulted in no impact on net income.

Employee Stock Ownership Plan
We account for our employee stock ownership plan (ESOP) in accordance with Statement of Position (SOP) No. 93-6 for PPG common stock purchased after Dec. 31, 1992 (new ESOP shares). As permitted by SOP No. 93-6, shares purchased prior to Dec. 31, 1992 (old ESOP shares) continue to be accounted for in accor-dance with SOP No. 76-3. ESOP shares are released and allocated to participants based upon debt service paid during the year on loans used by the ESOP to pur-chase the shares. Unearned compensation, reflected as a reduction of sharehold-ers' equity, principally represents the unpaid balance of such ESOP loans. Div-idends received by the ESOP are used to pay debt service.
 For old ESOP shares, compensation expense is equal to amounts contributed, or committed to be contributed, to the ESOP by the Company less the ESOP interest expense element of such contributions. Dividends on old ESOP shares are de-ducted from retained earnings. Old ESOP shares are considered to be outstanding in computing earnings per share.
 For new ESOP shares, compensation expense is equal to the Company's matching contribution (see Note 9). Dividends on released new ESOP shares are deducted from retained earnings, and dividends on unreleased shares are reported as a reduction of debt or accrued interest. Only new ESOP shares that have been re-leased are considered outstanding in computing earnings per share.

Cash equivalents
Cash equivalents are highly liquid investments (valued at cost, which approxi-mates fair value) acquired with an original maturity of three months or less.

Derivative instruments
Derivative financial instruments are used to hedge the Company's foreign cur-rency and interest rate exposures. Income and expense are recorded in the same caption as that arising from the related asset or liability being hedged. Pre-miums paid on option contracts are amortized over the lives of the contracts.
 Gains and losses related to hedges of firm commitments are deferred and recog-nized over the expected remaining lives of the related assets and liabilities. Unrealized gains and losses from option contracts that hedge anticipated trans-actions are also deferred and recognized in income in the same period as the hedged transactions. Unrealized gains and losses from forward contracts that hedge anticipated transactions are not deferred.
 The Company also uses commodity swap contracts to reduce its exposure to fluc-tuations in prices for natural gas.

                                     NOTES
--------------------------------------------------------------------------------
Gains and losses on these contracts are deferred and recognized in income in the same period as the hedged transactions.
 The fair value of derivative instruments as of Dec. 31, 1995 and 1994, was not material. The Company does not enter into derivative transactions for specula-tive purposes and therefore holds no derivative instruments for trading purpos-es.

2. CHANGES IN METHODS OF ACCOUNTING
In 1993 the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires accrual, during the years that the employee renders the necessary services, of the ex-pected cost of providing postretirement benefits to an employee and the employ-ee's covered dependents. Previously, the Company recognized these costs as ben-efits were paid. PPG elected to recognize immediately the cumulative effect of this accounting change, which resulted in an after-tax charge as of Jan. 1, 1993, of $357.1 million (including $6.4 million for an equity affiliate). The incremental after-tax impact of accruing the cost of these postretirement bene-fits for 1993 was not material.
 The Company also adopted SFAS No. 109, "Accounting for Income Taxes," in 1993. This standard requires an asset and liability approach to accounting for income taxes. Deferred income tax liabilities and assets reflect the tax effects of
(1) temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (2) operating loss and tax credit carryforwards. Deferred income tax as-sets, such as benefits related to net operating loss carryforwards, are recog-nized to the extent that realization of such benefits is more likely than not. Changes in enacted tax rates or laws result in adjustments to the recorded de-ferred income tax assets and liabilities in the period in which the tax law is enacted.
 The $90.4 million cumulative effect of this accounting change as of Jan. 1, 1993, was credited to income in 1993. The effect of the accounting change on 1993 net income, exclusive of the cumulative effect as of Jan. 1, 1993, was not material. Previously, the Company applied the deferral method specified in Ac-counting Principles Board Opinion No. 11 to provide for deferred income taxes with respect to timing differences between the recognition of income and ex-pense items for financial reporting purposes and income tax purposes.
 In 1993 the Company also adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This standard requires an accrual method of recognizing the cost of postemployment benefits, such as disability, severance and workers' compensation benefits. Since the Company previously ac-counted for most of these benefits on an accrual basis, the cumulative after-tax charge of the accounting change as of Jan. 1, 1993, was only $6.1 million. The incremental after-tax impact of accruing the cost of these benefits for 1993 was not material.

3. BALANCE SHEET DETAIL

                                             December 31
-------------------------------------------------------------
(Millions)                                    1995      1994
-------------------------------------------------------------
Receivables
  Customers                               $1,187.6  $1,170.1
  -----------------------------------------------------------
  Other                                       85.7      85.3
  -----------------------------------------------------------
  Allowance for doubtful accounts            (28.2)    (26.5)
-------------------------------------------------------------
   Total                                  $1,245.1  $1,228.9
=============================================================
Inventories(/1/)
  Finished products and work in process   $  504.5  $  462.7
  -----------------------------------------------------------
  Raw materials                              120.5     111.9
  -----------------------------------------------------------
  Supplies                                   112.5     111.8
-------------------------------------------------------------
   Total                                  $  737.5  $  686.4
=============================================================
Property(/2/)
  Land and land improvements              $  288.4  $  280.7
  -----------------------------------------------------------
  Buildings                                1,129.8   1,102.8
  -----------------------------------------------------------
  Machinery and equipment                  4,618.0   4,402.3
  -----------------------------------------------------------
  Other                                      233.0     226.7
  -----------------------------------------------------------
  Construction in progress                   194.8     150.2
-------------------------------------------------------------
   Total                                  $6,464.0  $6,162.7
=============================================================
Accounts payable and accrued liabilities
  Trade creditors                         $  583.4  $  517.8
  -----------------------------------------------------------
  Accrued payroll                            224.9     199.9
  -----------------------------------------------------------
  Other postretirement and pension
  benefits                                    57.8      59.1
  -----------------------------------------------------------
  Other                                      237.4     257.6
-------------------------------------------------------------
   Total                                  $1,103.5  $1,034.4
=============================================================

(1) Inventories valued using the LIFO method comprised 72% and 76% of total gross inventory values at Dec. 31, 1995 and 1994, respectively. If the first-in, first-out method of inventory valuation had been used, inventories would have been $202.9 million and $199.2 million higher at Dec. 31, 1995 and 1994, respectively.
(2) Interest capitalized in 1995, 1994 and 1993 was $8.6 million, $5.3 million and $6.0 million, respectively.

                                     NOTES
--------------------------------------------------------------------------------
4. DEBT AND BANK CREDIT AGREEMENTS AND LEASES

                                                               December 31
---------------------------------------------------------------------------
(Millions)                                                      1995   1994
---------------------------------------------------------------------------
9.3% notes, due 1999                                          $122.6 $122.6
---------------------------------------------------------------------------
6.9% non-callable debentures, due 2005                         100.0     --
---------------------------------------------------------------------------
9.0% non-callable debentures, due 2021                         148.0  148.0
---------------------------------------------------------------------------
ESOP notes(/1/)
  Weighted average 8.4% fixed-rate notes                       146.0  151.0
  -------------------------------------------------------------------------
  Variable-rate notes, weighted average 4.7% at Dec. 31, 1995  120.3  123.0
---------------------------------------------------------------------------
Various other debt, weighted average 5.5%                       48.9   55.5
---------------------------------------------------------------------------
Non-U.S. subsidiary borrowings
  12.7% notes, maturing 1996 to 1999                            69.2   84.7
  -------------------------------------------------------------------------
  Fixed-rate notes, weighted average
  8.5% at Dec. 31, 1995, maturing 1996
  to 1998                                                       17.1   18.7
  -------------------------------------------------------------------------
  Various other debt, weighted average
  8.1% at Dec. 31, 1995                                         78.7   72.8
---------------------------------------------------------------------------
Capital lease obligations                                       28.7   29.7
---------------------------------------------------------------------------
   Total                                                       879.5  806.0
---------------------------------------------------------------------------
Less payments due within one year                              144.0   32.6
---------------------------------------------------------------------------
   Long-term debt                                             $735.5 $773.4
===========================================================================

(1) See Note 9 discussing ESOP borrowings. Fixed-rate notes of $75 million and variable-rate notes of $22 million mature, with bullet payments, in 1996. The remaining fixed- and variable-rate notes mature in 2009 and require annual payments from 1996 to 2008.
Aggregate maturities during the next five years are (in millions) $144.0 in 1996, $53.2 in 1997, $54.9 in 1998, $169.6 in 1999 and $31.8 in 2000.
 The Company has revolving credit agreements with credit lines totaling $565 million. Of these credit lines, $550 million will expire in December 1999 and require payment of annual fees equal to nine basis points on the unused portion of the lines. These lines support our commercial paper programs in the United States, Canada and the Netherlands. The remaining $15 million will expire in September 1996 and require payment of annual fees equal to 12.5 basis points on the unused portion of the line. PPG may cancel all or part of these credit agreements at any time without penalty or premium. At Dec. 31, 1995, we had used $6 million of these lines of credit.
 Our non-U.S. operations have uncommitted lines of credit totaling $476 mil-lion, of which $181 million was used at Dec. 31, 1995. There are no commitment fees for these lines of credit, and they may be canceled at any time. Addition-ally, our non-U.S. operations have two committed credit agreements totaling $46 million, including an agreement as to which $40 million expires in June 1997 and does not involve the payment of a fee. The other agreement expires in Sep-tember 1996 and requires the payment of a fee of 12.5 basis points on the un-used portion of the line of credit. At Dec. 31, 1995, we had used $6 million of these committed credit lines.
 In addition to our lines of credit, the Company may issue up to $600 million aggregate principal amount of debt securities under shelf registration state-ments filed with the Securities and Exchange Commission.
 PPG is in compliance with the restrictive covenants under its various credit agreements, loan agreements and indentures.
 The Dec. 31, 1995 and 1994, balances for "Short-term debt and current portion of long-term debt" include, respectively, $96 million and $141 million of commercial paper and $245 million and $197 million of short-term notes. The weighted average interest rates of short-term borrowings as of Dec. 31, 1995 and 1994, were 7.1% and 6.3%, respectively.
 Interest payments in 1995, 1994 and 1993 totaled $91 million, $93 million and $112 million, respectively.
 Rental expense for operating leases was $67 million in 1995 and $60 million each in 1994 and 1993. Minimum lease commitments for operating leases that have initial or remaining lease terms in excess of one year at Dec. 31, 1995, are (in millions) $30.6 in 1996, $21.3 in 1997, $12.6 in 1998, $8.7 in 1999, $6.0
in 2000 and $19.1 thereafter.

                                     NOTES
--------------------------------------------------------------------------------
5. SHAREHOLDERS' EQUITY

                                           Common Stock                                                        Minimum
                                                     Additional              Treasury Stock         Unearned   Pension
                                    Shares     Par    Paid-In   Retained                          Compensation Liability
(Dollars in Millions)               Issued    Value   Capital   Earnings   Shares      Cost      (See Note 9) Adjustment
-------------------------------------------------------------------------------------------------------------------------
BALANCE, JAN. 1,
1993                             145,286,534 $242.1  $ 232.8   $3,631.8  (39,151,847) $(1,200.3)   $(202.2)     $ (4.3)
-------------------------------------------------------------------------------------------------------------------------
Net income                                --     --       --       22.2           --         --         --          --
-------------------------------------------------------------------------------------------------------------------------
Cash dividends                            --     --       --     (220.8)          --         --         --          --
-------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                --     --       --         --   (1,133,300)     (81.2)        --          --
-------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                --     --     60.8         --    1,839,461       56.8         --          --
-------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                --     --       --         --           --         --       19.7          --
-------------------------------------------------------------------------------------------------------------------------
Translation adjustments                   --     --       --         --           --         --         --          --
-------------------------------------------------------------------------------------------------------------------------
Other                                     --     --      3.9        3.6           --         --         --       (31.8)
-------------------------------------------------------------------------------------------------------------------------
BALANCE, DEC. 31, 1993           145,286,534  242.1    297.5    3,436.8  (38,445,686)  (1,224.7)    (182.5)      (36.1)
-------------------------------------------------------------------------------------------------------------------------
Net income                                --     --       --      514.6           --         --         --          --
-------------------------------------------------------------------------------------------------------------------------
Cash dividends                            --     --       --     (237.8)          --         --         --          --
-------------------------------------------------------------------------------------------------------------------------
Two-for-one stock split in
 the form of a 100%
 stock distribution              145,286,534  242.2   (242.2)        --  (39,019,886)        --         --          --
-------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock(/1/)           --     --       --         --   (6,578,700)    (280.0)        --          --
-------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock(/1/)           --     --      6.3         --      609,849       16.1         --          --
-------------------------------------------------------------------------------------------------------------------------
ESOP loans                                --     --       --         --           --         --      (22.0)         --
-------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                --     --       --         --           --         --       21.5          --
-------------------------------------------------------------------------------------------------------------------------
Translation adjustments                   --     --       --         --           --         --         --          --
-------------------------------------------------------------------------------------------------------------------------
Other                                     --     --      5.9        3.5           --         --         --        34.4
-------------------------------------------------------------------------------------------------------------------------
BALANCE, DEC. 31, 1994           290,573,068  484.3     67.5    3,717.1  (83,434,423)  (1,488.6)    (183.0)       (1.7)
-------------------------------------------------------------------------------------------------------------------------
Net income                                --     --       --      767.6           --         --         --          --
-------------------------------------------------------------------------------------------------------------------------
Cash dividends                            --     --       --     (238.9)          --         --         --          --
-------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                --     --       --         --  (13,582,300)    (588.0)        --          --
-------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                --     --      7.8         --      893,622       17.0         --          --
-------------------------------------------------------------------------------------------------------------------------
ESOP loans                                --     --       --         --           --         --      (25.0)         --
-------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                --     --       --         --           --         --       28.8          --
-------------------------------------------------------------------------------------------------------------------------
Translation adjustments                   --     --       --         --           --         --         --          --
-------------------------------------------------------------------------------------------------------------------------
Other                                     --     --      6.0        3.2           --         --         --        (8.7)
-------------------------------------------------------------------------------------------------------------------------
BALANCE, DEC. 31, 1995           290,573,068 $484.3  $  81.3   $4,249.0  (96,123,101) $(2,059.6)   $(179.2)     $(10.4)
=========================================================================================================================
                              Currency
                            Translation
(Dollars in Millions)        Adjustment
---------------------------------------
BALANCE, JAN. 1, 1993           $ (1.0)
---------------------------------------
Net income                          --
---------------------------------------
Cash dividends                      --
---------------------------------------
Purchase of treasury stock          --
---------------------------------------
Issuance of treasury stock          --
---------------------------------------
Repayment of loans by ESOP          --
---------------------------------------
Translation adjustments          (59.0)
---------------------------------------
Other                               --
---------------------------------------
BALANCE, DEC. 31, 1993           (60.0)
---------------------------------------
Net income                          --
---------------------------------------
Cash dividends                      --
---------------------------------------
Two-for-one stock split
 in the form of a 100%
 stock distribution                 --
---------------------------------------
Purchase of treasury stock(/1/)     --
---------------------------------------
Issuance of treasury stock(/1/)     --
---------------------------------------
ESOP loans                          --
---------------------------------------
Repayment of loans by ESOP          --
---------------------------------------
Translation adjustments           21.4
---------------------------------------
Other                               --
---------------------------------------
BALANCE, DEC. 31, 1994           (38.6)
---------------------------------------
Net income                          --
---------------------------------------
Cash dividends                      --
---------------------------------------
Purchase of treasury stock          --
---------------------------------------
Issuance of treasury stock          --
---------------------------------------
ESOP loans                          --
---------------------------------------
 Repayment of loans by ESOP         --
---------------------------------------
Translation adjustments           42.4
---------------------------------------
Other                               --
---------------------------------------
BALANCE, DEC. 31, 1995         $   3.8
=======================================

(1) Treasury stock share amounts from Jan. 1, 1994, to the date of the 100% stock distribution are on a pre-split basis. Shares purchased and issued in 1994 on a post-split basis were 7,457,400 and 914,349 respectively.

A class of 10 million shares of preferred stock, without par value, is autho-rized but unissued. Common stock has a par value of $1.66 2/3 per share and 600 million shares are authorized. Shares outstanding at Dec. 31, 1995 and 1994, exclude unreleased new ESOP shares (see Note 9).
 PPG has a Shareholders' Rights Plan, under which each share of the Company's outstanding common stock has an associated preferred share purchase right. The rights are exercisable only under certain circumstances and allow holders of such rights to purchase common stock of PPG or an acquiring company at a dis-counted price, which generally would be 50% of the respective stocks' current fair market value.
 Per share cash dividends paid were $1.18 in 1995 and, after giving effect to the 1994 two-for-one stock split in the form of a 100% stock distribution, $1.12 in 1994 and $1.04 in 1993.

6. BUSINESS DIVESTITURES AND REALIGNMENTS
PPG's results reflect the impact of the Company's continuing programs to divest or realign certain businesses and activities not meeting strategic and perfor-mance objectives. In 1995 the impact of business divestitures and realignments was not significant.
 During 1994 and 1993, these programs included the closing, idling, relocation, downsizing or sale of certain businesses or facilities and write-downs for de-clines in the value of property.

                                     NOTES
--------------------------------------------------------------------------------
These actions resulted in net pre-tax charges of $85.0 million and $126.4 mil-lion in 1994 and 1993, respectively.
 The 1994 charge pertained to the divestiture of the Biomedical Systems Divi-sion. With the sale of the sensors business in January 1995, the divestiture of the Biomedical Systems Division was completed. In addition to a $38 million charge related to the plan for the divestiture of the Biomedical Systems Divi-sion, the charges for 1993 involved further streamlining in our glass segment, including costs associated with selected plant closings, permanent shutdowns of inactive facilities and disposition of a commercial construction fabrication operation. The 1993 charges also included costs for streamlining our European coatings and resins operations. Refer to the Business Divestitures and Realignments section in Management's Discussion and Analysis for further de-tails regarding these charges.

7. INCOME TAXES
As described in Note 2, the Company changed its method of accounting for income taxes effective Jan. 1, 1993, from the deferred method to the liability method required by SFAS No. 109.
 The following is a reconciliation of the statutory U.S. corporate federal in-come tax rate to the effective income tax rate.

                                                      Percent of
                                                    Pre-tax Income
---------------------------------------------------------------------
                                                     1995 1994  1993
---------------------------------------------------------------------
U.S. federal income tax rate                        35.0% 35.0% 35.0%
---------------------------------------------------------------------
Changes in tax rate resulting from:
Taxes on non-U.S. earnings and related tax credits     .3  (.1)  5.1
  -------------------------------------------------------------------
State and local taxes--U.S.                           3.3  3.5   4.9
  -------------------------------------------------------------------
Other                                                (.6)  (.4) (1.6)
---------------------------------------------------------------------
   Effective income tax rate                        38.0% 38.0% 43.4%
=====================================================================

 The reduction in the 1994 effective tax rate, as compared to 1993, was primar-ily attributable to higher losses incurred at our European subsidiaries in 1993 (primarily related to the Biomedical Systems Division), for which we were un-able to record any income tax benefit. The 1993 effective tax rate was abnor-mally high as a result of the effect of these European losses (with no corre-sponding tax benefit realized), partially offset by the benefits from utilization of net operating loss (NOL) carryforwards for a domestic subsidiary as well as a change under SFAS No. 109 regarding recognition of tax benefits related to our ESOP.
 At Dec. 31, 1995, subsidiaries of the Company had available NOL carryforwards of approximately $231.5 million for income tax purposes, of which $228.0 mil-lion have an indefinite expiration and $3.5 million expire in the year 2000.
 The following table gives details of income tax expense in the statement of income. A portion of these taxes will be payable within one year and is there-fore shown below as "Current income taxes," while the balance is shown as "De-ferred income taxes."

--------------------------------------------
(Millions)                1995   1994   1993
--------------------------------------------
Current income taxes
  U.S. federal          $275.4 $206.3 $131.0
  ------------------------------------------
  Non-U.S.                65.9   33.3   31.9
  ------------------------------------------
  State and local--U.S.   64.7   45.2   31.4
--------------------------------------------
   Total current         406.0  284.8  194.3
--------------------------------------------
Deferred income taxes
  U.S. federal            37.5   13.9   26.2
  ------------------------------------------
  Non-U.S.                33.5   24.9   11.8
  ------------------------------------------
  State and local--U.S.    2.7    1.6    3.9
--------------------------------------------
   Total deferred         73.7   40.4   41.9
--------------------------------------------
   Total                $479.7 $325.2 $236.2
============================================

 Net deferred income tax assets and liabilities as of Dec. 31, 1995 and 1994, are as follows:

-------------------------------------------------------------
(Millions)                                     1995     1994
-------------------------------------------------------------
Deferred income tax assets related to
  Employee benefits                         $ 314.3  $ 278.0
  -----------------------------------------------------------
  Environmental                                38.0     27.1
  -----------------------------------------------------------
  Business divestitures and realignments        5.1     32.1
  -----------------------------------------------------------
  NOL and tax credit carryforwards            106.9    126.6
  -----------------------------------------------------------
  Inventories                                  34.4     25.7
  -----------------------------------------------------------
  Property                                     27.4     18.6
  -----------------------------------------------------------
  Other                                        34.5     81.7
  -----------------------------------------------------------
  Valuation allowance                        (86.2)    (97.7)
-------------------------------------------------------------
   Total                                      474.4    492.1
-------------------------------------------------------------
Deferred income tax liabilities related to
  Property                                    469.7    460.0
  -----------------------------------------------------------
  Employee benefits                           184.6    115.8
  -----------------------------------------------------------
  Other                                        51.0     76.8
-------------------------------------------------------------
   Total                                      705.3    652.6
-------------------------------------------------------------
   Deferred income tax liabilities--net     $(230.9) $(160.5)
=============================================================

 The majority of the NOL carryforwards relate to operations of subsidiaries in countries permitting indefinite carryforward of losses. Generally, the valua-tion allowance has been established for these carryforwards because the ability to utilize them is uncertain.

                                     NOTES
--------------------------------------------------------------------------------
 Income (loss) before income taxes resulting from non-U.S. operations for 1995, 1994 and 1993 was $257.3 million, $126.7 million and $(.8) million, respective-ly.
 No deferred U.S. income taxes have been provided on certain undistributed earnings of non-U.S. subsidiaries, which have been reinvested indefinitely, and, which amounted to $462 million and $371 million at Dec. 31, 1995 and 1994, respectively. It is not practicable to determine the deferred tax liability on these earnings.
 The Internal Revenue Service has examined our U.S. federal income tax returns through 1988, and we have paid all tax claims.
 Income tax payments in 1995, 1994 and 1993 totaled $358 million, $254 million and $210 million, respectively.

8. PENSIONS AND OTHER POSTRETIREMENT BENEFITS
Pension benefits
We have noncontributory defined benefit pension plans that cover certain em-ployees worldwide. Benefits under these plans are based on years of service and salaries or on stated amounts for each year of service. Our funding policy for all plans is consistent with applicable governmental requirements. We provide for obligations for all plans by depositing funds with trustees, by purchasing insurance policies or by recording financial statement accruals. Pension plan assets held in trust consist of fixed-income investments and equity securities.
 Net periodic pension cost includes the following components:

-------------------------------------------------------------------------
(Millions)                                        1995     1994     1993
-------------------------------------------------------------------------
Service cost--benefits earned during the year  $  23.2  $  29.1  $  24.4
-------------------------------------------------------------------------
Interest cost on projected benefit obligation    121.9    114.0    115.0
-------------------------------------------------------------------------
Return on assets
  Actual (gain) loss                            (326.5)    13.0   (154.6)
  -----------------------------------------------------------------------
  Deferred gain (loss)                           173.4   (160.2)    19.4
-------------------------------------------------------------------------
Net amortization                                  12.5     13.8      4.0
-------------------------------------------------------------------------
  Net periodic pension cost                    $   4.5  $   9.7  $   8.2
=========================================================================

 In the determination of net periodic pension cost, the assumed weighted-aver-age long-term rates of return on plan assets were 10.9% for 1995 and 1994 and $11.8% for 1993. Unrecognized prior service costs are amortized over periods ranging from six to 16 years.
 The following table sets forth the combined funded status and amounts recog-nized in our balance sheet.

                                                      December 31
-------------------------------------------------------------------------------
(Millions)                                       1995               1994
-------------------------------------------------------------------------------
                                             Plan      ABO      Plan      ABO
                                            Assets   Exceeds   Assets   Exceeds
                                            Exceed    Plan     Exceed    Plan
                                             ABO     Assets     ABO     Assets
-------------------------------------------------------------------------------
Actuarial present value of the
estimated pension benefits to
be paid in the future
Vested benefit obligation                  $1,526.0  $ 65.0   $1,165.4  $ 45.5
-------------------------------------------------------------------------------
Nonvested benefit obligation                   72.5    18.1       56.9    20.0
-------------------------------------------------------------------------------
 Accumulated benefit obligation (ABO)       1,598.5    83.1    1,222.3    65.5
-------------------------------------------------------------------------------
Effect of projected future salary
increases                                     151.8    17.4       91.2    15.4
-------------------------------------------------------------------------------
 Projected benefit obligation (PBO)         1,750.3   100.5    1,313.5    80.9
-------------------------------------------------------------------------------
Plan assets at fair value                   1,730.7     1.8    1,390.8     1.2
-------------------------------------------------------------------------------
 PBO in excess of (less than) plan assets      19.6    98.7      (77.3)   79.7
-------------------------------------------------------------------------------
Unamortized net asset (liability) at date
of adoption                                    43.9   (11.8)      54.3   (14.0)
-------------------------------------------------------------------------------
Unrecognized net loss                        (482.6)  (16.4)    (274.6)   (2.9)
-------------------------------------------------------------------------------
Unrecognized prior service cost               (61.1)   (2.2)     (19.4)   (2.5)
-------------------------------------------------------------------------------
Minimum liability                                --    22.8         --     9.7
-------------------------------------------------------------------------------
 (Prepaid) accrued
 pensions-- net(/1/)                       $ (480.2)  $91.1   $ (317.0) $ 70.0
===============================================================================

(1) As of Dec. 31, 1995 and 1994, the prepaid pension amounts are included in Other assets in the balance sheet.
 We determined the projected benefit obligation using weighted average discount rates of 6.9% at Dec. 31, 1995, and 8.8% at Dec. 31, 1994, which change in-creased the PBO. For those plans that provide benefits based on salaries in the final years of employment, the assumed long-term rate of increase in salaries was 4.7% at Dec. 31, 1995, and 4.5% at Dec. 31, 1994. The accrued pension lia-bility, reflected in the balance sheet, included $4.9 million and $4.1 million at Dec. 31, 1995 and 1994, respectively, for defined contribution plans.
 Pension cost, which includes costs for defined contribution plans, multi-em-ployer defined benefit pension plans and the net periodic pension cost shown above, was $7.5 million, $13.2 million and $14.4 million in 1995, 1994 and 1993, respectively.

                                     NOTES
--------------------------------------------------------------------------------
 In November 1993, the Company contributed 2,900,042 shares of PPG stock with a fair market value of $101.9 million to certain qualified U.S. pension plan trusts. As of both Dec. 31, 1995 and 1994, approximately 8% of plan assets at fair value were held in PPG common stock.

Other postretirement benefits
PPG sponsors defined benefit plans that provide medical and life insurance ben-efits to nearly all of its retired employees in the United States and certain retired employees in Canada. These plans also cover the employees' spouse and dependents. At Dec. 31, 1995, the U.S. plans had provisions that capped the cost of postretirement medical benefits at 2003 levels for most current retir-ees and certain future retirees covered by bargaining plans, as well as current and future retirees covered by nonbargaining plans. Salaried and certain wage employees hired after Jan. 31, 1993, will not be entitled to postretirement medical benefits. Many of our plans include cost sharing provisions, such as co-insurance and deductibles, and require participant contributions based upon elected coverage. The plans also coordinate benefits with Medicare for those employees who are 65 and older or transfers the health care risk to Medicare health maintenance organizations. Life insurance benefits for retirees covered by nonbargaining plans are calculated at approximately 50% of the retirees' fi-nal base pay or 25% of retirees' final base pay plus a monthly survivor income benefit. For most bargaining units the benefits are based upon negotiated flat dollar amounts. Our Canadian plans provide postretirement medical and life in-surance benefits that supplement benefits provided and paid for under the Cana-dian health care system. The Company's postretirement medical and life insur-ance plans are unfunded.
 Net periodic postretirement benefit cost includes the following components:

------------------------------------------------------------------------
(Millions)                                            1995  1994   1993
------------------------------------------------------------------------
Service cost--benefits earned during the year        $ 5.0 $ 5.4  $ 6.5
------------------------------------------------------------------------
Interest cost on accumulated postretirement benefit
obligation                                            46.1  40.4   44.4
------------------------------------------------------------------------
Other                                                  4.6  (8.0)  (3.1)
------------------------------------------------------------------------
  Net periodic postretirement benefit cost           $55.7 $37.8  $47.8
========================================================================

 Net periodic postretirement benefit cost increased approximately $19 million in 1995 as a result of deferring the cap on benefits from 1996 to 2003. In ad-dition to the net periodic postretirement benefit cost shown above, $1.0 mil-lion, $1.3 million and $.7 million of multi-employer costs were incurred in 1995, 1994 and 1993, respectively.
 The accumulated postretirement benefit obligation of our plans and the liabil-ity recognized in the balance sheet as of Dec. 31, 1995 and 1994, were as fol-lows:

--------------------------------------------------------------------
(Millions)                                              1995    1994
--------------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO)
Retirees                                              $482.4  $352.1
--------------------------------------------------------------------
Fully eligible active plan participants                 89.3    55.7
--------------------------------------------------------------------
Other active plan participants                         105.0    74.9
--------------------------------------------------------------------
  APBO                                                 676.7   482.7
--------------------------------------------------------------------
Unrecognized prior service (cost) gain                 (29.1)   50.4
--------------------------------------------------------------------
Unrecognized net (loss) gain                           (79.8)   25.1
--------------------------------------------------------------------
  Other postretirement benefit liability              $567.8  $558.2
====================================================================

 The APBO increased approximately $91 million in January 1995 as a result of deferring the cap on benefits from 1996 to 2003.
 The weighted average discount rate used in determining the APBO was 6.8% at Dec. 31, 1995, and 8.8% at Dec. 31, 1994, which change increased the APBO. The assumed health care cost trend rate was 8.0% for 1995 and 7.7% for 1996, de-clining ratably to 4.0% by the year 2007. If these trend rates were increased by one percentage point per year, the APBO and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost would increase by approximately 5.7% and 6.1%, respectively.

9. EMPLOYEE STOCK OWNERSHIP PLAN
Our employee stock ownership plan (ESOP) covers substantially all U. S. employ-ees. The Company makes matching contributions to the ESOP based upon partici-pant's savings, subject to certain limitations, and a matching percentage based upon our return on average equity for the previous year.
 In 1989 and 1990, the ESOP purchased 13,400,334 shares of PPG common stock (old ESOP shares) from the Company and on the open market. The ESOP purchased 631,748 and 560,197 shares of PPG common stock (new ESOP shares) on the open market in 1995 and 1994, respectively. The ESOP financed these purchases through a combination of borrowings guaranteed by PPG and borrowings directly from PPG. Borrowings from third-parties to finance these purchases are included in debt in our balance sheet (see Note 4).
 Compensation expense (credit) related to the ESOP for 1995, 1994 and 1993 to-taled $18.0 million, $(1.4) million and $(.1) million, respectively. Interest expense totaled $12 million, $10 million and $11 million for 1995, 1994 and 1993, respectively. Dividends on PPG shares held by the ESOP, to service

                                     NOTES
--------------------------------------------------------------------------------
ESOP debt, totaled $34 million, $31 million and $25 million for 1995, 1994 and 1993, respectively. The fair value of unreleased new ESOP shares at Dec. 31, 1995 and 1994, was $11.5 million and $5.6 million, respectively. Shares held by the ESOP as of Dec. 31, 1995 and 1994, were as follows:

---------------------------------------------------------------------------
                                         1995                 1994
---------------------------------------------------------------------------
                                Old Shares New Shares Old Shares New Shares
---------------------------------------------------------------------------
Allocated shares                 6,388,020    722,343  5,854,945    241,294
---------------------------------------------------------------------------
Shares released for allocation      10,720    218,181     10,895    168,027
---------------------------------------------------------------------------
Unreleased shares                7,001,594    251,421  7,534,494    150,876
---------------------------------------------------------------------------
  Total                         13,400,334  1,191,945 13,400,334    560,197
===========================================================================

10. STOCK OPTION PLAN
Under PPG's stock option plan, certain employees of the Company have been granted stock options. The price at which shares of common stock may be pur-chased upon the exercise of an option may not be less than the fair market value of the shares on the date the option was granted. Options are exercisable beginning from six to 12 months after issuance.
 The following table summarizes stock option activity for the three years ended Dec. 31, 1995.

                            Number of    Per share
                             options    option price
----------------------------------------------------
Outstanding, Jan. 1, 1993    4,249,254  $ 9.19-33.81
----------------------------------------------------
  Granted                    1,818,924   31.63-37.75
  --------------------------------------------------
  Exercised                 (1,007,486)   9.19-33.81
  --------------------------------------------------
  Terminated                   (16,000)  29.38-33.00
----------------------------------------------------
Outstanding, Dec. 31, 1993   5,044,692    9.19-37.75
----------------------------------------------------
  Granted                    1,989,592   34.25-41.63
  --------------------------------------------------
  Exercised                 (1,488,173)   9.19-37.88
  --------------------------------------------------
  Terminated                  (108,200)  29.38-39.00
----------------------------------------------------
Outstanding, Dec. 31, 1994   5,437,911    9.19-41.63
----------------------------------------------------
  Granted                    2,323,990   35.13-47.75
  --------------------------------------------------
  Exercised                 (1,316,206)   9.19-41.75
  --------------------------------------------------
  Terminated                   (38,612)  33.00-39.75
----------------------------------------------------
Outstanding, Dec. 31, 1995   6,407,083  $14.34-47.75
====================================================
Exercisable, Dec. 31, 1995   4,554,300  $14.34-42.88
====================================================

 Shares available for future grants were 2,168,356 and 2,382,348 at Dec. 31, 1995 and 1994, respectively.
 Refer to Management's Discussion and Analysis for information about SFAS No. 123, "Accounting for Stock-Based Compensation."

11. COMMITMENTS AND CONTINGENT LIABILITIES
PPG is involved in a number of lawsuits and claims, both actual and potential, including some which it has asserted against others, in which substantial money damages are sought. Management believes that the outcome of such lawsuits and claims, in the aggregate, will not have a material effect on PPG's consolidated financial position, results of operations or liquidity.
 It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability exists and the amount of loss can be reasonably estimated. As of Dec. 31, 1995 and 1994, PPG had reserves for environmental contingencies totaling $100 million and $90 million, respectively. Charges against income for environmental remediation costs in 1995, 1994 and 1993 to-taled $49 million, $36 million and $23 million, respectively. Related cash out-lays aggregated $39 million, $36 million and $40 million in 1995, 1994 and 1993, respectively.
 Management anticipates that the resolution of the Company's environmental con-tingencies, which will occur over an extended period of time, will not result in future annual charges against income that are significantly greater than those recorded in 1995. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company op-erates in an environmentally sound manner and the outcome of these environmen-tal matters will not have a material effect on PPG's financial position or li-quidity.
 In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated at the high end to be as much as $200 million to $400 million. Such aggregate losses are rea-sonably possible but are not currently considered to be probable of occurrence. The Company's environmental contingencies are expected to be resolved over a period of 20 years or more. These loss contingencies include significant unre-solved issues such as the nature and extent of contamination, if any, at sites and the methods that may have to be employed should remediation be required. Although insurance may cover a portion of these costs, to the extent they are incurred, any potential recovery is not included in this unrecorded exposure to future loss. With respect to certain waste sites, the financial condition of any other potentially responsible parties also contributes to the uncertainty of estimating PPG's final costs. Although contributors of waste to sites in-volving other poten-

                                     NOTES
--------------------------------------------------------------------------------
tially responsible parties may face governmental agency assertions of joint and several liability, in general, final allocations of costs are made based on the relative contributions of wastes to such sites. PPG is generally not a major contributor to such sites. Although the unrecorded exposure to future loss re-lates to all sites, a significant portion of such unrecorded exposure involves three operating plant sites and one closed plant site. Two of the sites are in the early stages of study, while the remaining two are further into the study phase. All four sites require additional study to assess the magnitude of con-tamination, if any, and the remediation alternatives.
 The Company's assessment of the potential impact of these environmental con-tingencies is subject to considerable uncertainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies.

12. OTHER EARNINGS

----------------------------------------------------------------
(Millions)                                    1995   1994   1993
----------------------------------------------------------------
Interest income                             $ 10.6 $  9.3 $ 15.2
----------------------------------------------------------------
Royalty income                                26.9   25.0   25.3
----------------------------------------------------------------
Share of net earnings in equity affiliates    31.0   19.6   17.3
----------------------------------------------------------------
Gain on sale of businesses                     7.1   26.8   27.8
----------------------------------------------------------------
Other                                        112.9   48.8   51.4
----------------------------------------------------------------
  Total                                     $188.5 $129.5 $137.0
================================================================

In 1995 Other includes gains on legal settlements, the most significant of which related to a glass technology dispute with Pilkington plc of England.
 PPG's share of undistributed earnings of equity affiliates were $87.1 million and $74.6 million at Dec. 31, 1995 and 1994, respectively. Dividends received from equity affiliates were $14.2 million, $15.5 million and $9.7 million in 1995, 1994 and 1993, respectively.

13. RESEARCH AND DEVELOPMENT

-----------------------------------------------------
(Millions)                         1995   1994   1993
-----------------------------------------------------
Research and development--total  $252.1 $233.4 $217.6
-----------------------------------------------------
Less depreciation                  15.7   15.3   16.4
-----------------------------------------------------
  Research and development--net  $236.4 $218.1 $201.2
=====================================================

14. ADVERTISING COSTS
Advertising costs are expensed as incurred and totaled $79.3 million, $62.5 million and $69.2 million in 1995, 1994 and 1993, respectively.

15. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

----------------------------------------------------------

                 Net       Gross       Net        Earnings
                Sales      Profit     Income        Per
              (Millions) (Millions) (Millions)     Share
----------------------------------------------------------
1995 quarter ended
March 31       $1,740.8    $ 712.7    $219.2         $1.06
----------------------------------------------------------
June 30         1,870.4      761.1     216.8          1.06
----------------------------------------------------------
September 30    1,724.1      694.7     170.4           .85
----------------------------------------------------------
December 31     1,722.4      677.1     161.2           .83
----------------------------------------------------------
  Total        $7,057.7   $2,845.6    $767.6         $3.80
==========================================================
1994 quarter ended
March 31       $1,476.9   $  565.1    $121.9         $ .57
----------------------------------------------------------
June 30(/1/)    1,619.3      631.4      96.2           .46
----------------------------------------------------------
September 30    1,575.3      613.2     145.5           .68
----------------------------------------------------------
December 31     1,659.7      656.0     151.0           .72
----------------------------------------------------------
  Total        $6,331.2   $2,465.7    $514.6         $2.43
==========================================================

(1) Second-quarter 1994 earnings were reduced by a pre-tax charge for business divestitures and realignments of $85.0 million, or $0.24 per share.

              NOTES                                    OFFICER CHANGES
--------------------------------------------------------------------------------
16. FINANCIAL INSTRUMENTS
Included in PPG's financial instrument portfolio are cash and cash equivalents, Company-owned life insurance, derivative financial instruments and short- and long-term debt instruments. The most significant instrument, long-term debt (excluding capital lease obligations), had carrying and fair values totaling $851 million and $923 million, respectively, at Dec. 31, 1995. The correspond-ing amounts at Dec. 31, 1994, were $776 million and $790 million, respectively. The fair values of the other instruments approximated their carrying values.
 The fair values of the debt instruments were based upon quoted market prices of the same or similar instruments or on the rates available to the Company for instruments of the same remaining maturities.

17. BUSINESS SEGMENT INFORMATION AND NATURE OF OPERATIONS
Refer to pages 26 and 27 for information on our business segments for 1995, 1994 and 1993. Production facilities and markets for the coatings and resins and glass businesses are predominantly in North America and Europe while the chemicals business operates primarily in North America. Additional information concerning the nature of our operations is included in the Major Products and Major Uses sections of PPG's Business Array on page 7.

In December 1995, Raymond W. LeBoeuf, formerly executive vice president, was elected president and chief operating officer, and was elected to PPG's board of directors. In addition, Frank A. Archinaco, vice president, glass, and E. Kears Pollock, vice president, coatings and resins, were elected senior vice presidents of their respective functions.
 Robert D. Duncan, executive vice president, announced his intention to retire on May 1, 1996.
 Replacing the Office of the Chief Executive and Management Committee were the Policy and Planning Committee and the Operating Committee.
 Earlier in the year, Charles E. Bunch became vice president, fiber glass, succeeding John J. Horgan, senior vice president of that function, who resigned from the Company. Mr. Bunch had been vice president, architectural finishes. Gerald W. Gruber, who had been director of research and development, chemicals, was named vice president, research and development, coatings and resins. He succeeded Neil H. Frick upon his retirement.
 In addition, Dan W. Kiener, formerly controller, was elected treasurer, and David B. Navikas joined the Company as controller.
 In January 1996, David C. Cannon, Jr., formerly associate general counsel, was elected to the newly created post of vice president, environment, health and safety. The new office unifies fully PPG's environmental law section and the regulatory functions of the corporate environment, health and safety department.

                              CORPORATE DIRECTORY
-------------------------------------------------------------------------------
 DIRECTORS

*ERROLL B. DAVIS, JR.
 President and Chief Executive Officer, WPL Holdings, Inc.

 JERRY E. DEMPSEY
 Chairman of the Board and Chief Executive Officer, PPG Industries, Inc.

 *+STANLEY C. GAULT
 Chairman of the Board and Chief Executive Officer, The Goodyear Tire & Rubber Company

 MICHELE J. HOOPER
 Vice President, Caremark International

 *++ALLEN J. KROWE
 Vice Chairman, Texaco Inc.

 RAYMOND W. LEBOEUF
 President and Chief Operating Officer, PPG Industries, Inc.

 +++STEVEN C. MASON
 Chairman of the Board and Chief Executive Officer, Mead Corporation

 +++HAROLD A. MCINNES
 Retired Chairman of the Board and Chief Executive Officer, AMP Incorporated

 *++ROBERT MEHRABIAN
 President, Carnegie Mellon University

 VINCENT A. SARNI
 Retired Chairman of the Board and Chief Executive Officer, PPG Industries,
 Inc.

 *+DAVID G. VICE
 Retired Vice Chairman, Products and Technology, Northern Telecom Limited

 +++DAVID R. WHITWAM
 Chairman of the Board and Chief Executive Officer, Whirlpool Corporation

*Audit Committee
+Officers-Directors Compensation Committee
++Nominating Committee
POLICY AND PLANNING COMMITTEE

JERRY E. DEMPSEY, CHAIRMAN
Chairman of the Board and Chief Executive Officer

RUSSELL L. CRANE
Senior Vice President, Human Resources and Administration

ROBERT D. DUNCAN
Executive Vice President

WILLIAM H. HERNANDEZ
Senior Vice President, Finance

RAYMOND W. LEBOEUF
President and Chief Operating Officer

GUY A. ZOGHBY
Senior Vice President and General Counsel

OPERATING COMMITTEE

RAYMOND W. LEBOEUF,
CHAIRMAN President and Chief Operating Officer

FRANK A. ARCHINACO
Senior Vice President, Glass

CHARLES E. BUNCH
Vice President, Fiber Glass

PETER R. HEINZE
Senior Vice President, Chemicals

E. KEARS POLLOCK
Senior Vice President, Coatings & Resins

GARY W. WEBER
Vice President, Science and Technology

COATINGS & RESINS

THOMAS A. CRAIG
Vice President, Refinish Products

GERALD W. GRUBER
Vice President, Research and Development

ERNEST A. HAHN
Vice President, Industrial Coatings

KEN KURAHASHI
Vice President, Coatings & Resins, PPG Asia/Pacific; President, PPG Japan

AREND W. D. VOS
Vice President, Coatings & Resins, Asia/Pacific

RODERICK I. A. WATTERS
Vice President, Automotive Products, Europe

RICHARD ZAHREN
Vice President, Automotive Products

GLASS

STANLEY C. DEGREVE
Vice President, Operations Fiber Glass

MICHAEL A. LUDLOW
Vice President, Automotive OEM Products

CHEMICALS

DONALD W. BOGUS
Vice President, Specialty Chemicals

RAE R. BURTON
Vice President, Chlor-Alkali and Derivatives

JOHN M. WILKINS
Vice President, Chemicals, Asia/Pacific

CORPORATE FUNCTIONS

L. BLAINE BOSWELL
Vice President, Public Affairs

DAVID C. CANNON, JR.
Vice President, Environment, Health and Safety

JAMES W. CRAIG
President, PPG Europe; Vice President, Coatings & Resins, Europe

DAN W. KIENER
Treasurer

H. KENNEDY LINGE
Secretary

JOHN MAAGHUL
President, PPG Asia/Pacific; Vice President, Glass, Asia/Pacific

MARGARET H. MCGRATH
President, PPG Canada; Vice President, Coatings & Resins, Canada

DAVID B. NAVIKAS
Controller

DAVID W. SMITH
Vice President, Information Technology

THOMAS M. VON LEHMAN
Vice President, Purchasing and Distribution

DAVID R. WALLIS
Vice President, Corporate Development

                               ELEVEN-YEAR DIGEST
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                            1995   1994      1993    1992    1991   1990   1989   1988   1987   1986   1985
------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Net sales                  7,058  6,331       5,754   5,814  5,673  6,021  5,734  5,617  5,183  4,687  4,346
------------------------------------------------------------------------------------------------------------
Gross profit (%)            40.3   38.9        36.9    36.4   35.2   37.8   37.1   39.2   37.8   37.2   35.9
------------------------------------------------------------------------------------------------------------
Income before income
 taxes                     1,247    840         531     538    348    767    749    779    637    553    537
------------------------------------------------------------------------------------------------------------
Income taxes                 480    325         236     218    147    292    284    311    260    236    234
------------------------------------------------------------------------------------------------------------
Income before accounting
 changes                     768    515         295     319    201    475    465    468    377    316    303
------------------------------------------------------------------------------------------------------------
Cumulative effect of
accounting changes(/1/)       --     --        (273)     --     75     --     --     --     --     --     --
------------------------------------------------------------------------------------------------------------
Net income                   768    515          22     319    276    475    465    468    377    316    303
------------------------------------------------------------------------------------------------------------
Average equity(/2/)        2,666  2,562 2,530/2,749   2,701  2,577  2,407  2,220  2,121  2,089  1,838  1,913
------------------------------------------------------------------------------------------------------------
Return on average equity
 (%)(/2/)                   28.8   20.1     .9/10.7    11.8   10.7   19.7   21.0   22.1   18.1   17.2   15.8
------------------------------------------------------------------------------------------------------------
Earnings per share
before accounting
changes                     3.80   2.43        1.39    1.51    .95   2.22   2.09   2.13   1.60   1.33   1.13
------------------------------------------------------------------------------------------------------------
Cumulative effect of
accounting
changes on earnings per
share                         --     --       (1.29)     --    .35     --     --     --     --     --     --
------------------------------------------------------------------------------------------------------------
Earnings per share          3.80   2.43         .10    1.51   1.30   2.22   2.09   2.13   1.60   1.33   1.13
------------------------------------------------------------------------------------------------------------
Average number of shares   202.0  211.9       212.6   212.2  212.4  214.4  222.6  219.6  236.4  237.8  266.8
------------------------------------------------------------------------------------------------------------
Dividends                    239    238         221     200    183    176    165    141    132    112    110
------------------------------------------------------------------------------------------------------------
  Per share                 1.18   1.12        1.04     .94    .86    .82    .74    .64    .56    .47    .41
------------------------------------------------------------------------------------------------------------
BALANCE SHEET
Current assets             2,275  2,168       2,026   1,951  2,173  2,217  2,056  1,899  1,844  1,616  1,370
------------------------------------------------------------------------------------------------------------
Current liabilities        1,629  1,425       1,281   1,253  1,341  1,471  1,338  1,264  1,295    976    824
------------------------------------------------------------------------------------------------------------
Working capital              646    743         745     698    832    746    718    635    549    640    546
------------------------------------------------------------------------------------------------------------
Property (net)             2,835  2,742       2,787   2,972  3,183  3,255  3,007  2,758  2,685  2,661  2,479
------------------------------------------------------------------------------------------------------------
Total assets               6,194  5,894       5,652   5,662  6,056  6,108  5,645  5,154  5,008  4,641  4,084
------------------------------------------------------------------------------------------------------------
Long-term debt               736    773         774     905  1,190  1,210  1,198    892    917  1,018  1,000
------------------------------------------------------------------------------------------------------------
Shareholders' equity       2,569  2,557       2,473   2,699  2,655  2,547  2,282  2,243  2,044  1,978  1,705
------------------------------------------------------------------------------------------------------------
  Per share                13.23  12.35       11.57   12.71  12.50  12.01  10.49  10.24   9.22   8.28   7.19
------------------------------------------------------------------------------------------------------------
OTHER DATA
Capital spending             454    356         293     283    335    567    671    410    479    497    452
------------------------------------------------------------------------------------------------------------
Depreciation expense         332    318         331     352    351    324    292    274    266    242    214
------------------------------------------------------------------------------------------------------------
Quoted market price
  High                    47 7/8 42 1/8      38 1/8  34 1/8 29 5/8 27 5/8     23 23 3/8 26 3/4 19 3/8 12 3/4
  ----------------------------------------------------------------------------------------------------------
  Low                     34 7/8 33 3/4      29 5/8      25 20 3/4 17 1/4 18 1/2 15 5/8 13 3/4 11 1/4  8 1/8
  ----------------------------------------------------------------------------------------------------------
  Year-end                45 3/4 37 1/8      37 7/8  32 7/8 25 1/4 23 1/2 19 7/8 20 1/8 16 1/2 18 1/8 12 3/4
  ----------------------------------------------------------------------------------------------------------
Price/earnings
 ratio(/3/)
  High                        13     17          27      23     31     12     11     11     17     15     11
  ----------------------------------------------------------------------------------------------------------
  Low                          9     14          21      17     22      8      9      7      9      8      7
  ----------------------------------------------------------------------------------------------------------
Average number of
 employees                31,200 30,800      31,400  32,300 33,700 35,100 35,500 36,300 36,800 36,500 37,500
------------------------------------------------------------------------------------------------------------

All amounts are in millions of dollars except per share data and number of employees.
All data was adjusted to reflect the two-for-one stock splits payable on June 10, 1994, and on March 12, 1987.
(1) The 1993 changes in methods of accounting relate to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The 1991 change in the method of accounting relates to the cost of rebuilding glass and fiber glass melting facilities. The effect of all the changes on net income in the years of change, exclusive of the cumulative effect to Jan. 1 of the year of change and the pro forma effect on individual prior years' net income, was not material.
(2) Average equity and return on average equity for 1993 were calculated and presented inclusive and exclusive of the cumulative effect of the accounting changes.
(3) Price/earnings ratios were calculated based on high and low market prices during the year and the respective years' earnings per share. The 1993 and 1991 ratios were calculated and presented exclusive of the cumulative effect of the accounting changes.

                          PPG SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------
WORLD HEADQUARTERS One PPG Place Pittsburgh, PA 15272, U.S.A.

Phone (412) 434-3131 Internet: http://www.ppg.com

ANNUAL MEETING
Thursday, April 18, 1996, 2:00 p.m. Pittsburgh Hilton and Towers Gateway Center Pittsburgh, PA 15222

TRANSFER AGENT & REGISTRAR
Chemical Mellon Shareholder Services, LLC Overpeck Centre 85 Challenger Road Richfield Park, NJ 07660

PPG-dedicated phone 1-800-648-8160

Shareholders with specific questions regarding dividend checks, transfer or replacement of stock certificates or dividend tax information should contact Chemical Mellon Shareholder Services--the dividend paying agent, dividend reinvestment agent, transfer agent and registrar for PPG at the above address. Or, shareholders may contact PPG Shareholder Relations, 40N, PPG Industries, One PPG Place, Pittsburgh, PA 15272; phone (412) 434-3312.

PUBLICATIONS AVAILABLE TO SHAREHOLDERS
Copies of the following publications will be furnished without charge upon written request to Corporate Communications, 7W, PPG Industries, One PPG Place, Pittsburgh, PA 15272.

FORM 10-K--the Company's Annual Report filed with the Securities and Exchange Commission.

QUARTERLY REPORT--a review of PPG's quarterly financial performance, mailed to shareholders in May, August and November.

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

DIVIDEND INFORMATION
PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 30 cents per share, voted by the board of directors on Jan. 18, 1996, results in an annual dividend rate of $1.20 per share.

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

QUARTERLY STOCK MARKET PRICE

                        1995                  1994(/1/)
--------------------------------------------------------------
Quarter Ended   High     Low    Close   High     Low    Close
--------------------------------------------------------------
March 31       $39 7/8 $34 7/8 $37 3/4 $40 3/8 $36 3/8 $37 1/8
--------------------------------------------------------------
June 30         43      36 5/8  42 7/8  39 1/2  34 5/8  37 1/2
--------------------------------------------------------------
Sept. 30        47      42 1/4  46 3/8  42 1/8  37 5/8  39 5/8
--------------------------------------------------------------
Dec. 31         47 7/8  41 7/8  45 3/4  41 1/2  33 3/4  37 1/8
--------------------------------------------------------------

The number of holders of record of PPG common stock as of Jan. 31, 1996, was 33,901, as shown on the records of the Company's transfer agent.

DIVIDENDS

                 1995          1994(/1/)
--------------------------------------------
Month of     Amount    Per    Amount    Per
Payment    (Millions) Share (Millions) Share
--------------------------------------------
March        $ 59.8   $ .29   $ 57.4   $ .27
--------------------------------------------
June           58.0     .29     59.5     .28
--------------------------------------------
September      62.3     .30     59.5     .28
--------------------------------------------
December       58.8     .30     61.4     .29
--------------------------------------------
Total        $238.9   $1.18   $237.8   $1.12
============================================

(1) Data was adjusted to reflect the two-for-one stock split payable on June 10, 1994.