Form 10-K405, Exhibit 13
period 1996-12-31
PPG INDUSTRIES INC
filed 1997-02-20
CIK 79879

                                                                      Exhibit 13

                         FINANCIAL AND OPERATING REVIEW
--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of PPG Industries, Inc.:
We have audited the accompanying balance sheet of PPG Industries, Inc. and sub-sidiaries as of December 31, 1996 and 1995, and the related statements of in-come and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
 We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.
 In our opinion, such financial statements present fairly, in all material re-spects, the financial position of PPG Industries, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in con-formity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
January 16, 1997


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


JERRY E. DEMPSEY
Chairman of the Board and Chief Executive Officer


WILLIAM H. HERNANDEZ
Senior Vice President, Finance

                              STATEMENT OF INCOME
--------------------------------------------------------------------------------

                                                            For the Year
-------------------------------------------------------------------------------
(Millions, except per share amounts)                     1996     1995     1994
-------------------------------------------------------------------------------
Net sales                                            $7,218.1 $7,057.7 $6,331.2
-------------------------------------------------------------------------------
Cost of sales                                         4,340.3  4,212.1  3,865.5
-------------------------------------------------------------------------------
Gross profit                                          2,877.8  2,845.6  2,465.7
-------------------------------------------------------------------------------
Other expenses
  Selling, general and administrative                 1,004.3    977.1    919.0
  -----------------------------------------------------------------------------
  Depreciation                                          340.2    331.5    317.5
  -----------------------------------------------------------------------------
  Research and development--net (See Note 12)           239.1    236.4    218.1
  -----------------------------------------------------------------------------
  Interest                                               95.6     84.6     86.1
  -----------------------------------------------------------------------------
  Business divestitures and realignments (See Note
  5)                                                       --       --     85.0
  -----------------------------------------------------------------------------
  Other charges                                          82.2    142.2    113.8
-------------------------------------------------------------------------------
  Total other expenses                                1,761.4  1,771.8  1,739.5
-------------------------------------------------------------------------------
Other earnings (See Note 11)                            123.2    188.5    129.5
-------------------------------------------------------------------------------
Income before income taxes and minority interest      1,239.6  1,262.3    855.7
-------------------------------------------------------------------------------
Income taxes (See Note 6)                               471.0    479.7    325.2
-------------------------------------------------------------------------------
Minority interest                                        24.6     15.0     15.9
-------------------------------------------------------------------------------
Net income                                           $  744.0 $  767.6 $  514.6
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Earnings per share                                   $   3.96 $   3.80 $   2.43
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Average shares outstanding                              187.8    202.0    211.9
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The accompanying notes to the financial statements are an integral part of this statement.

                                 BALANCE SHEET
--------------------------------------------------------------------------------

                                                              December 31
-------------------------------------------------------------------------------
(Millions)                                                     1996       1995
-------------------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                               $    69.6  $   105.6
  -----------------------------------------------------------------------------
  Receivables (See Note 2)                                  1,225.6    1,245.1
  -----------------------------------------------------------------------------
  Inventories (See Note 2)                                    796.5      737.5
  -----------------------------------------------------------------------------
  Deferred income taxes (See Note 6)                          116.2      119.5
  -----------------------------------------------------------------------------
  Other                                                        88.5       67.8
-------------------------------------------------------------------------------
     Total current assets                                   2,296.4    2,275.5
-------------------------------------------------------------------------------
Property (See Note 2)                                       6,688.2    6,464.0
-------------------------------------------------------------------------------
Less accumulated depreciation                               3,774.7    3,629.2
-------------------------------------------------------------------------------
     Property--net                                          2,913.5    2,834.8
-------------------------------------------------------------------------------
Investments                                                   254.4      223.8
-------------------------------------------------------------------------------
Other assets (See Note 7)                                     977.1      860.2
-------------------------------------------------------------------------------
     Total                                                $ 6,441.4  $ 6,194.3
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities
  Short-term debt and current portion of long-term debt
  (See Note 3)                                            $   648.3  $   485.3
  -----------------------------------------------------------------------------
  Accounts payable and accrued liabilities (See Note 2)     1,105.5    1,103.5
  -----------------------------------------------------------------------------
  Income taxes (See Note 6)                                    15.1       40.6
-------------------------------------------------------------------------------
     Total current liabilities                              1,768.9    1,629.4
-------------------------------------------------------------------------------
Long-term debt (See Note 3)                                   833.9      735.5
-------------------------------------------------------------------------------
Deferred income taxes (See Note 6)                            419.1      354.9
-------------------------------------------------------------------------------
Accrued pensions (See Note 7)                                 101.6       91.1
-------------------------------------------------------------------------------
Other postretirement benefits (See Note 7)                    521.2      517.4
-------------------------------------------------------------------------------
Other liabilities                                             237.9      228.6
-------------------------------------------------------------------------------
     Total liabilities                                      3,882.6    3,556.9
-------------------------------------------------------------------------------
Commitments and contingent liabilities (See Note 10)
-------------------------------------------------------------------------------
Minority interest                                              76.2       68.2
-------------------------------------------------------------------------------
Shareholders' equity (See Note 4)
  Common stock                                                484.3      484.3
  -----------------------------------------------------------------------------
  Additional paid-in capital                                   96.6       81.3
  -----------------------------------------------------------------------------
  Retained earnings                                         4,759.8    4,249.0
  -----------------------------------------------------------------------------
  Treasury stock, at cost                                  (2,667.2)  (2,059.6)
  -----------------------------------------------------------------------------
  Unearned compensation                                      (171.3)    (179.2)
  -----------------------------------------------------------------------------
  Minimum pension liability adjustment                         (9.9)     (10.4)
  -----------------------------------------------------------------------------
  Currency translation adjustment                              (9.7)       3.8
-------------------------------------------------------------------------------
     Total shareholders' equity                             2,482.6    2,569.2
-------------------------------------------------------------------------------
     Total                                                $ 6,441.4  $ 6,194.3
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Shares outstanding were 183,002,461 and 194,198,546 at Dec. 31, 1996 and 1995, respectively.
The accompanying notes to the financial statements are an integral part of this statement.

                            STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                           For the Year
--------------------------------------------------------------------------------
(Millions)                                               1996     1995     1994
--------------------------------------------------------------------------------
Operating activities
Net income                                            $ 744.0  $ 767.6  $ 514.6
--------------------------------------------------------------------------------
Adjustments to reconcile to cash from operations
  Depreciation and amortization                         362.6    351.6    335.2
  ------------------------------------------------------------------------------
  Business divestitures and realignments                   --       --     85.0
  ------------------------------------------------------------------------------
  Increase in receivables                                (1.5)   (29.0)  (263.7)
  ------------------------------------------------------------------------------
  Increase in inventories                               (56.1)   (47.1)   (25.6)
  ------------------------------------------------------------------------------
  (Decrease) increase in accounts payable, accrued
  liabilities and
  income taxes payable                                  (22.2)    75.8    123.0
  ------------------------------------------------------------------------------
  Change in other noncurrent assets and liabilities
  and other-net                                         (18.9)   (46.9)   (77.4)
--------------------------------------------------------------------------------
     Cash from operating activities                   1,007.9  1,072.0    691.1
--------------------------------------------------------------------------------
Investing activities
Capital spending
  Additions to property and investments                (475.9)  (447.8)  (321.8)
  ------------------------------------------------------------------------------
  Business acquisitions, net of cash balances ac-
  quired                                                (12.6)    (6.6)   (33.9)
--------------------------------------------------------------------------------
Proceeds from business divestitures                        --     59.9     28.5
--------------------------------------------------------------------------------
Reductions of property and investments                   20.1    119.0     81.8
--------------------------------------------------------------------------------
     Cash used for investing activities                (468.4)  (275.5)  (245.4)
--------------------------------------------------------------------------------
Financing activities
Net change in borrowings with maturities of three
months or less                                          247.7     13.3     (5.7)
--------------------------------------------------------------------------------
Proceeds from other short-term debt                      59.0     48.3     44.1
--------------------------------------------------------------------------------
Repayment of other short-term debt                      (49.4)   (66.0)   (27.3)
--------------------------------------------------------------------------------
Proceeds from long-term debt                            158.0    118.1     23.2
--------------------------------------------------------------------------------
Repayment of long-term debt                            (153.4)   (50.9)   (33.0)
--------------------------------------------------------------------------------
Loans to employee stock ownership plan                  (26.0)   (25.0)   (22.0)
--------------------------------------------------------------------------------
Repayment of loans by employee stock ownership plan      33.9     28.8     21.5
--------------------------------------------------------------------------------
Purchase of treasury stock                             (635.1)  (588.0)  (280.0)
--------------------------------------------------------------------------------
Issuance of treasury stock                               26.8      7.4     19.4
--------------------------------------------------------------------------------
Dividends paid                                         (236.6)  (238.9)  (237.8)
--------------------------------------------------------------------------------
     Cash used for financing activities                (575.1)  (752.9)  (497.6)
--------------------------------------------------------------------------------
Effect of currency exchange rate changes on cash
and cash equivalents                                      (.4)     (.1)     2.1
--------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equiva-
lents                                                   (36.0)    43.5    (49.8)
--------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year            105.6     62.1    111.9
--------------------------------------------------------------------------------
Cash and cash equivalents, end of year                $  69.6  $ 105.6  $  62.1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The accompanying notes to the financial statements are an integral part of this statement.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------
PERFORMANCE IN 1996 COMPARED WITH 1995
Overall Performance
Our sales in 1996 increased to $7.2 billion from $7.1 billion in 1995. The in-crease was attributable to higher volumes from each of our business segments, including sales from several small acquisitions, and higher sales prices in our coatings and resins segment. Partially offsetting these improvements were the absence of sales from our divested European architectural coatings busi-ness and sodium chlorate business, lower sales prices for our chemicals and glass segments and the unfavorable effects of foreign currency translation.
 The gross profit percentage decreased to 39.9% from 40.3% in the prior year. Contributing to the decline were lower overall sales prices and the negative overall effect of inflation as the unfavorable impacts in our glass and chemi-cals segments were partially offset by lower raw material costs in our coat-ings and resins segment. The positive effects of improved manufacturing effi-ciencies in each of our business segments only partially offset these unfavorable factors.
 Net income for 1996 was $744 million compared with $768 million for 1995. Earnings per share rose to $3.96 from $3.80 in 1995. Included in 1995's net income was an after-tax gain of $24 million ($0.12 per share) from a legal settlement of a glass technology dispute with Pilkington plc of England. Our 1996 earnings were affected unfavorably by lower other earnings, the decline in our gross profit percentage, increased interest expense and higher minority interest attributable in part to increased earnings from our majority-owned subsidiary, Transitions Optical, Inc. Our other earnings declined due to gains from legal settlements in 1995, the most significant of which was the settle-ment with Pilkington, and lower earnings from equity affiliates. Interest ex-pense increased as a result of higher overall borrowings, partially offset by lower average interest rates in 1996 compared with 1995. These negative fac-tors were partially offset by higher overall sales volumes in each of our business segments and lower other charges. The majority of the decline in other charges was attributable to lower environmental expense and the settle-ment of a legal dispute in 1995. Additionally, the benefits of ongoing over-head cost reduction actions were more than offset by the negative effects of inflation. While the effective tax rate for both years was 38%, income tax ex-pense decreased slightly because of lower pretax earnings. Reduced average shares outstanding, due to repurchases of PPG common stock by the Company, fa-vorably affected earnings per share during 1996.

Results of Business Segments
Coatings and resins sales increased to $2.9 billion for 1996 from $2.8 billion for 1995, while operating income increased to $529 million from $469 million. Sales increased as a result of improved volumes in North America, higher sales prices in most of the segment's major businesses, and sales from several small acquisitions. The absence of sales from our European architectural coatings business divested late in 1995 partially offset these improvements. The in-crease in operating income was the result of the factors that contributed to the sales increase, lower raw material costs, reduced overhead costs and im-proved manufacturing effi- ciencies. These positive factors were partially offset by the negative effects of inflation on overhead costs and gains from two legal settlements included in 1995 operating income.
 Glass sales for 1996 were $2.7 billion compared with $2.65 billion for 1995. Operating income was $431 million compared with $479 million in 1995. Sales increased modestly as a result of the benefits of improved volumes in North America and higher sales prices for fiber glass and North American automotive replacement glass products. Partially offsetting these improvements were lower worldwide flat glass prices, particularly in Europe, the unfavorable effects of foreign currency translation and lower European volumes. Operating income in 1995 included the gain from the legal settlement with Pilkington. Also con-tributing to the decline in operating income were lower sales prices for our flat glass and automotive original glass products and the negative effects of inflation. Higher fiber glass sales prices, improved manufacturing efficien-cies, increased overall volumes and lower overhead costs only partially offset these negative factors.
 Chemicals sales were $1.61 billion for 1996 compared with $1.6 billion for 1995, while operating income for the same periods was $376 million and $383 million, respectively. Sales, which increased slightly, benefitted from volume improvements in most of the segment's major businesses, particularly Transitions(registered trademark) lenses and silica products, and from higher prices for our specialty chemical products. Substantially offsetting these benefits were lower prices for chlor-alkali products, the absence of sales from our sodium chlorate business, which was divested in late 1995, and the unfavorable effects of foreign currency translation. The decrease in operating income is attributable to lower chlor-alkali sales prices, the negative effects of inflation and increased overhead costs in support of the growth in the Transitions(registered trademark) lens business. These negative factors were only partially offset by the benefits of volume improvements, lower environmental expense, the absence of a charge for a legal dispute and improved manufacturing efficiencies.

Other Significant Factors
The increase in other unallocated corporate expense-net was primarily attributable to lower earnings from our equity affiliates.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Outlook
In 1997 PPG expects to face a challenging economic environment, characterized by moderate global growth, including the continuation of slow economic expan-sion in Western Europe. Furthermore, recent economic signs point to a rela-tively stable North American automotive industry, continued commodity chemical price weakness and higher energy costs, at least in the near term. PPG's diver-sification of product lines and worldwide markets served tend to reduce the im-pact on total sales and earnings of changes in demand for a particular product line or in a particular geographic area.

Accounting Standard
In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 96-1, "Environmental Remediation Liabilities." The impact on PPG's finan-cial position and results of operations of adopting this SOP will not be mate-rial. Adoption of SOP No. 96-1 will not affect the Company's cash flow.

PERFORMANCE IN 1995 COMPARED WITH 1994
Overall Performance
Sales in 1995 totaled $7.1 billion, up from 1994's $6.3 billion. The majority of the sales increase was attributable to higher overall prices, particularly for our chlor-alkali, fiber glass and flat glass products. Also contributing to the sales increase were higher volumes from each of our business segments, com-bined with the favorable effects of foreign currency translation.
 PPG's gross profit percentage increased to 40.3% in 1995 from 38.9% in 1994, primarily as a result of the higher sales prices in all segments. Partially offsetting the price increases were the negative effects of inflation, particu-larly on raw material costs.
 Net income of $768 million in 1995 increased from $515 million in 1994, while earnings per share rose to $3.80 from $2.43 in 1994. Included in 1995's net in-come was an after-tax gain of $24 million ($0.12 per share) from the settlement with Pilkington previously mentioned. Net income in 1994 included an after-tax charge of $52 million ($0.24 per share) related to the divestiture of our Bio-medical Systems Division. Our 1995 earnings were affected favorably by the same factors that contributed to our sales and gross profit percentage improvements. Gains from several legal settlements, the most significant of which was the settlement with Pilkington, higher earnings from equity affiliates and the ab-sence of significant business divestiture charges also contributed to the in-crease. Partially offsetting these improvements were higher selling, general and administrative, and research and development expenses as well as increased other charges and income tax expense. The increase in selling, general and ad-ministrative expenses was primarily attributable to the unfavorable impacts of inflation, foreign currency translation and increased advertising costs. Howev-er, selling, general and administrative expenses as a percentage of sales de-clined to 13.8% in 1995 from 14.5% in 1994, reflecting, in part, the effects of continued cost management. The increase in other charges was principally at-tributable to settlement of a legal dispute and higher environmental expenses. While the effective tax rate for both 1995 and 1994 was 38%, income tax expense increased as a result of higher pretax earnings.
 The increase in earnings per share was attributable to the factors that re-sulted in the increase in net income, combined with the impact on average shares outstanding of repurchasing approximately 13.6 million shares of our common stock during 1995.

Results of Business Segments
Coatings and resins sales increased to $2.8 billion from $2.6 billion in 1994. Operating income for 1995 was $469 million compared with $497 million for 1994. Contributing to the sales increase were higher volumes in most European product lines, particularly automotive original products, stronger prices in all prod-uct lines and the favorable effect of translating European currencies. The ef-fect of lower North American automotive refinish volume partially offset these improvements. Operating income declined because of the negative effects of in-flation, particularly on raw material costs, unfavorable sales mix changes, a charge to improve productivity in our European operations and a loss on the sale of our European architectural coatings business. These negative factors were only partially offset by higher sales prices, increased volumes, gains from legal settlements and improved manufacturing efficiencies.
 Glass sales increased to $2.65 billion from $2.4 billion in 1994, while oper-ating income increased to $479 million from $315 million. Contributing to the sales increase were higher prices, principally for worldwide fiber glass and flat glass products and North American automotive replacement glass products, higher volumes in most of the segment's major businesses, principally fiber glass and automotive original glass products, and the favorable effects of translating European currencies. The effect of lower volume in North American automotive replacement glass products partially offset these improvements. The significant improvement in operating income resulted from the factors that con-tributed to the sales increase and the gain from the legal settlement with Pilkington. The negative effects of inflation on our costs partially offset these improvements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
 Chemicals sales increased to $1.6 billion from $1.3 billion in 1994, and oper-ating income increased to $383 million from $227 million. The increase in sales was primarily attributable to substantial price gains for chlor-alkali products and volume improvements for specialty products, particularly Transitions(registered trademark) lenses. The substantial increase in operating income was a result of the factors that contributed to the sales increases. Partially offsetting these improvements were increased environmental expenses and a charge for a legal settlement. The negative effects of inflation, particularly on ethylene costs, and higher selling, general and administrative expenses due, in part, to additional investments in Transitions(registered trademark) advertising also partially offset these improvements. In addition, 1994 operating income included a gain from disposition of our investment in a foreign chemical business.
 The other segment's operating loss in 1994 represents the charge to divest the Biomedical Systems Division (see Business Divestitures and Realignments on page
24).

Other Significant Factors
The increase in other unallocated corporate income-net in 1995 was principally attributable to higher earnings from our equity affiliates combined with a de-crease in foreign currency transaction losses.

COMMITMENTS AND CONTINGENT LIABILITIES, INCLUDING ENVIRONMENTAL MATTERS
PPG is involved in a number of lawsuits and claims, both actual and potential, including some which it has asserted against others, in which substantial money damages are sought. PPG's lawsuits and claims against others include claims against insurers and other third parties with respect to actual and contingent losses related to environmental matters. Management believes that the outcome of all lawsuits and claims involving PPG, in the aggregate, will not have a ma-terial effect on PPG's consolidated financial position, results of operations or liquidity.
 It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are not discounted. As of Dec. 31, 1996 and 1995, PPG had reserves for environmental contingencies totaling $91 million and $100 million, respectively. Pre-tax charges against income for environmental remediation costs in 1996, 1995 and 1994 totaled $27 million, $49 million and $36 million, respectively. Cash outlays related to such charges aggregated $36 million, $39 million and $36 million in 1996, 1995 and 1994, respectively.
 Management anticipates that the resolution of the Company's environmental con-tingencies, which will occur over an extended period of time, will not result in future annual charges against income that are significantly greater than those recorded in recent years. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the outcome of the Company's environmental contingencies will not have a material effect on PPG's financial position or liquidity.
 In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated to be as much as $200 million to $400 million, which range is unchanged from the prior year end. Such unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. The Company's environmental contingencies are ex-pected to be resolved over an extended period of time. Although the unreserved exposure to future loss relates to all sites, a significant portion of such ex-posure involves three operating plant sites and one closed plant site. Initial remedial actions are occurring at these sites. Studies to determine the nature of the contamination are reaching completion and the need for additional reme-dial actions, if any, is presently being evaluated. The loss contingencies re-lated to the remaining portion of such unreserved exposure include significant unresolved issues such as the nature and extent of contamination, if any, at sites and the methods that may have to be employed should remediation be re-quired. With respect to certain waste sites, the financial condition of any other potentially responsible parties also contributes to the uncertainty of estimating PPG's final costs. Although contributors of waste to sites involving other potentially responsible parties may face governmental agency assertions of joint and several liability, in general, final allocations of costs are made based on the relative contributions of wastes to such sites. PPG is generally not a major contributor to such sites. The impact of evolving programs, such as natural resource damage claims, industrial site reuse initiatives and state voluntary remediation programs, also adds to the present uncertainties with re-gard to the ultimate resolution of this unreserved exposure to future loss. Al-though insurers and other third parties may cover a portion of these costs, to the extent they are incurred, any potential recovery is not included in this unreserved exposure to future loss.
 The Company's assessment of the potential impact of these environmental con-tingencies is subject to considerable uncertainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
BUSINESS DIVESTITURES AND REALIGNMENTS
PPG's results in 1994 included a pre-tax charge of $85 million pertaining to the divestiture of the Biomedical Systems Division as this business was not meeting strategic or financial performance objectives. Approximately $60 mil-lion of the charge related to a reduction of the proceeds expected to be re-ceived upon divestiture of the division's sensors business, reflecting the gen-eral decline in health-care and related markets. A $13 million charge also was taken for additional operating losses anticipated because of extension of the expected disposal date as well as actual operating losses exceeding those orig-inally estimated. With the sale of the sensors business in January 1995, the divestiture of the Biomedical Systems Division was completed.
 The charge recorded in 1994 is being recovered in the post-divestiture period through the absence of the historical operating losses of the Biomedical Sys-tems Division. Since 1994, there have not been significant changes in the Company's plans for implementing business divestiture and realignment programs undertaken in prior years.

IMPACT OF INFLATION
PPG's financial statements are prepared on a historical cost basis, which does not completely account for the effects of inflation. Since the cost of most of the Company's inventories is determined using the last-in, first-out (LIFO) method, the cost of sales reported in the financial statements approximates current costs.
 In 1996 and 1994, our operating results were negatively affected as increased production costs, resulting from inflation, were not fully recovered through price increases. In 1995 the negative effects of inflation on our costs were more than offset, for the Company as a whole, by price increases and improved operating efficiencies. While inflationary pressure on costs is expected to continue, we anticipate that ongoing actions to improve operating efficiencies, as well as increases in selling prices for certain products, will mitigate to a significant extent the negative impact of inflation on 1997 operating income.

FINANCIAL RESOURCES, CAPITAL SPENDING
Over the past three years, we continued to have sufficient financial resources to meet operating requirements, to fund our capital spending, share repurchase programs and pension contributions, and to pay increased dividends to share-holders. Cash from operating activities was $1,008 million in 1996, $1,072 mil-lion in 1995 and $691 million in 1994. Dividends paid to shareholders totaled $237 million in 1996, $239 million in 1995 and $238 million in 1994. Contribu-tions to U.S. pension plans totaled $109 million, $146 million and $139 million in 1996, 1995 and 1994, respectively.
 During 1996, 1995 and 1994, the Company repurchased approximately 11.9 mil-lion, 13.5 million and 7.2 million shares of common stock at a cost of $606 million, $585 million and $270 million, respectively. These repurchases were made under several repurchase programs. The most recent share repurchase pro-gram, authorizing the repurchase of 10 million shares of common stock, was ini-tiated in July 1996. As of Dec. 31, 1996, 4.6 million shares of common stock had been repurchased thereunder at a cost of $251 million. The repurchase of common stock was financed principally by cash from operations and short-term borrowings.
 In 1996 long-term debt was increased principally by the issuance of $150 mil-lion of callable 7 3/8% notes partially offset by scheduled debt repayments. In 1995 long-term debt was increased principally by the issuance of $100 million of non-callable 6 7/8% notes partially offset by scheduled debt repayments.
 Capital spending in 1996 totaled $489 million, compared with $454 million in 1995 and $356 million in 1994. This spending related to modernization and pro-ductivity improvements, expansion of existing businesses, environmental control projects and, in 1996, 1995 and 1994, business acquisitions totaling $13 mil-lion, $7 million and $34 million, respectively. Additionally, a 1995 acquisi-tion was financed through issuance of treasury stock with a market value ap-proximating $15 million. Capital spending of a similar nature, excluding any for major acquisitions, is expected to total about $500 million during 1997.
 The ratio of total debt, including capital leases, to total debt and equity was 37% and 32% at Dec. 31, 1996 and 1995, respectively. Cash from operations and the Company's debt capacity are expected to continue to be sufficient to fund capital spending, dividend payments, share repurchases and operating re-quirements.
 See Note 3, Debt and Bank Credit Agreements and Leases, for details regarding the use and availability of committed and uncommitted lines of credit. In addi-tion to the lines of credit, the Company may issue up to $450 million aggregate principal amount of debt securities under a shelf registration statement filed with the Securities and Exchange Commission.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

FOREIGN CURRENCY, INTEREST RATE AND COMMODITY PRICE RISK
As a multinational company, PPG manages its transaction exposure to foreign currency risk to minimize the volatility of cash flows caused by currency fluc-tuations. The Company manages its foreign currency transaction exposures prin-cipally through the purchase of forward and option contracts. It does not hedge its exposure to translation gains and losses; however, by borrowing in local currencies it reduces such exposure. The fair value of the forward and option contracts purchased and outstanding as of Dec. 31, 1996 and 1995, was not mate-rial.
 The Company manages its interest rate risk in order to balance its exposure between fixed and variable rates while attempting to minimize its interest costs. PPG principally manages its interest rate risk by retiring and issuing debt from time to time. To a limited extent, PPG manages its interest rate risk through the purchase of interest rate swaps. As of Dec. 31, 1996 and 1995, the notional principal amount and fair value of interest rate swaps held were not material.
 The Company also uses commodity swap contracts to reduce its exposure to fluc-tuations in prices for natural gas. The fair value of such swap contracts pur-chased and outstanding as of Dec. 31, 1996 and 1995, was not material.
 PPG's policies do not permit active trading of, or speculation in, derivative instruments.

                          BUSINESS SEGMENT INFORMATION
--------------------------------------------------------------------------------
Nature of Operations
PPG is a multinational manufacturer engaged in three lines of business:
coatings and resins, glass and chemicals. The coatings and resins business manufactures a variety of protective and decorative coatings and finishes along with adhesives, sealants and metal pretreatment products for automotive original equipment and aftermarket refinish, industrial and architectural applications. The glass business produces flat glass, automotive original and replacement fabricated glass, aircraft transparencies and continuous-strand fiber glass. The chemicals business manufactures chlor-alkali and specialty chemical products. The primary chlor-alkali products are chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents and chlorinated benzenes. Specialty chemicals manufactured consist of Transitions(registered trademark) lenses, optical monomers, silicas, surfactants and fine chemicals. Production facilities and markets for the coatings and resins and glass businesses are predominantly in North America and Europe, while the chemicals business operates primarily in North America. Most coatings and resins and glass products are sold directly to manufacturing and construction companies, although in some instances products are sold directly to independent distributors and through PPG distribution outlets. Most chlor-alkali and specialty chemical products are sold directly to manufacturing companies in the chemical processing, rubber and plastics, paper, minerals and metals, water treatment, pharmaceutical and optical industries. Each of the businesses in which PPG is engaged is highly competitive. However, the diversification of product lines and worldwide markets served tend to minimize the impact on total sales and earnings of changes in demand for a particular product line or in a particular geographic area.

------------------------------------------------------------------------------------------------------------------------------------
(Millions)                                             1996    1995    1994
------------------------------------------------------------------------------------------------------------------------------------
INDUSTRY SEGMENTS
Net sales
  Coatings and Resins                                $2,902  $2,812  $2,647
  -------------------------------------------------------------------------------------------------------------------------------
  Glass                                               2,704   2,651   2,388
  -------------------------------------------------------------------------------------------------------------------------------
  Chemicals                                           1,612   1,595   1,296
------------------------------------------------------------------------------------------------------------------------------------
   Total                                             $7,218  $7,058  $6,331
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)
  Coatings and Resins                                $  529  $  469  $  497
  -------------------------------------------------------------------------------------------------------------------------------
  Glass                                                 431     479     315
  -------------------------------------------------------------------------------------------------------------------------------
  Chemicals                                             376     383     227
  -------------------------------------------------------------------------------------------------------------------------------
  Other(/1/)                                             --      --     (85)
------------------------------------------------------------------------------------------------------------------------------------
   Total                                              1,336   1,331     954
------------------------------------------------------------------------------------------------------------------------------------
  Interest--net                                         (85)    (74)    (77)
  -------------------------------------------------------------------------------------------------------------------------------
  Other unallocated corporate (expenses) income--net    (11)      5     (21)
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and minority interest     $1,240  $1,262  $  856
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(continued on next page)

                         BUSINESS SEGMENT INFORMATION
-------------------------------------------------------------------------------
(continued)

(Millions)
                     Coatings
INDUSTRY SEGMENTS      and
                      Resins   Glass Chemicals Other (/1/) Corporate  Total
---------------------------------------------------------------------------
1996
Segment assets(/2/)    $1,756 $2,183    $1,179    $ --     $1,323    $6,441
---------------------------------------------------------------------------
Depreciation and
 amortization          $   88 $  173    $   88    $ --     $   14    $  363
---------------------------------------------------------------------------
Capital spending       $  117 $  194    $  134    $ --     $   44    $  489
---------------------------------------------------------------------------
1995
Segment assets(/2/)    $1,723 $2,128    $1,129    $ --     $1,214    $6,194
---------------------------------------------------------------------------
Depreciation and
 amortization          $   84 $  167    $   86    $ --     $   15    $  352
---------------------------------------------------------------------------
Capital spending       $  125 $  222    $   83    $ --     $   24    $  454
---------------------------------------------------------------------------
1994
Segment assets(/2/)    $1,662 $2,010    $1,117    $  5     $1,100    $5,894
---------------------------------------------------------------------------
Depreciation and
 amortization          $   77 $  159    $   84    $ --     $   15    $  335
---------------------------------------------------------------------------
Capital spending       $  128 $  119    $   72    $  1     $   36    $  356
---------------------------------------------------------------------------
---------------------------------------------------------------------------

-------------------------------------------------------------------------------

(Millions)                                             1996    1995    1994
-----------------------------------------------------------------------------------------------------------------------------------
GEOGRAPHIC SEGMENTS
Net sales
  United States                                      $4,844  $4,702  $4,332
  -------------------------------------------------------------------------------------------------------------------------------
  Europe                                              1,633   1,712   1,405
  -------------------------------------------------------------------------------------------------------------------------------
  Canada                                                465     431     413
  -------------------------------------------------------------------------------------------------------------------------------
  Other                                                 276     213     181
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                             $7,218  $7,058  $6,331
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Operating income
  United States(/3/)                                 $1,060  $1,058  $  767
  -------------------------------------------------------------------------------------------------------------------------------
  Europe(/3/)                                           145     153      88
  -------------------------------------------------------------------------------------------------------------------------------
  Canada                                                 98      96      72
  -------------------------------------------------------------------------------------------------------------------------------
  Other                                                  33      24      27
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                              1,336   1,331     954
-----------------------------------------------------------------------------------------------------------------------------------
  Interest--net                                         (85)    (74)    (77)
  -------------------------------------------------------------------------------------------------------------------------------
  Other unallocated corporate (expenses) income--net    (11)      5     (21)
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and minority interest     $1,240  $1,262  $  856
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Segment assets(/2/)
  United States                                      $3,096  $2,994  $2,955
  -------------------------------------------------------------------------------------------------------------------------------
  Europe                                              1,498   1,519   1,424
  -------------------------------------------------------------------------------------------------------------------------------
  Canada                                                267     274     261
  -------------------------------------------------------------------------------------------------------------------------------
  Other                                                 257     193     154
  -------------------------------------------------------------------------------------------------------------------------------
  Corporate                                           1,323   1,214   1,100
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                             $6,441  $6,194  $5,894
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Other represents the Company's Biomedical Systems Division. The 1994 operating loss was the result of a pre-tax charge pertaining to the divestiture of this Division.
(2) Segment assets are the total assets used in the operation of each business segment. Corporate assets are principally cash and cash equivalents, investments, income tax assets, the Company's headquarters building and prepaid pensions.
(3) Georgraphic operating income in 1994, exclusive of the $85 million pre-tax charge pertaining to the divestiture of the Company's Biomedical Systems Division, was $851 million in the United States and $89 million in Europe.

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

Employee Stock Ownership Plan
We account for our employee stock ownership plan (ESOP) in accordance with Statement of Position (SOP) No. 93-6 for PPG common stock purchased after Dec. 31, 1992 (new ESOP shares). As permitted by SOP No. 93-6, shares purchased prior to Dec. 31, 1992 (old ESOP shares), continue to be accounted for in ac-cordance with SOP No. 76-3. ESOP shares are released and allocated to partici-pants based upon debt service paid during the year on loans used by the ESOP to purchase the shares. Unearned compensation, reflected as a reduction of share-holders' equity, principally represents the unpaid balance of such ESOP loans. Dividends received by the ESOP are used to pay debt service.
 For old ESOP shares, compensation expense is equal to amounts contributed, or committed to be contributed, to the ESOP by the Company less the ESOP interest expense element of such contributions. Dividends on old ESOP shares are de-ducted from retained earnings. Old ESOP shares are considered to be outstanding in computing earnings per share.

                                     NOTES
--------------------------------------------------------------------------------
 For new ESOP shares, compensation expense is equal to the Company's matching contribution (see Note 8). Dividends on released new ESOP shares are deducted from retained earnings, and dividends on unreleased shares are reported as a reduction of debt or accrued interest. Only new ESOP shares that have been re-leased are considered outstanding in computing earnings per share.

Cash equivalents
Cash equivalents are highly liquid investments (valued at cost, which approxi-mates fair value) acquired with an original maturity of three months or less.

Derivative instruments
Derivative financial instruments are used to hedge the Company's foreign cur-rency and interest rate exposures. Income and expense are recorded in the same caption as that arising from the related asset or liability being hedged. Pre-miums paid on option contracts are amortized over the lives of the contracts.
 Gains and losses related to hedges of firm commitments are deferred and recog-nized over the expected remaining lives of the related assets and liabilities. Unrealized gains and losses from option contracts that hedge anticipated trans-actions are also deferred and recognized in income in the same period as the hedged transactions. Unrealized gains and losses from forward contracts that hedge anticipated transactions are not deferred.
 The Company also uses commodity swap contracts to reduce its exposure to fluc-tuations in prices for natural gas. Gains and losses on these contracts are de-ferred and recognized in income in the same period as the hedged transactions.
 The fair value of derivative instruments as of Dec. 31, 1996 and 1995, was not material. The Company does not enter into derivative transactions for specula-tive purposes and therefore holds no derivative instruments for trading purpos-es.

2. BALANCE SHEET DETAIL

                                             December 31
-------------------------------------------------------------
(Millions)                                    1996      1995
-------------------------------------------------------------
Receivables
  Customers                               $1,166.1  $1,187.6
  -----------------------------------------------------------
  Other                                       85.1      85.7
  -----------------------------------------------------------
  Allowance for doubtful accounts            (25.6)    (28.2)
-------------------------------------------------------------
   Total                                  $1,225.6  $1,245.1
-------------------------------------------------------------
-------------------------------------------------------------
Inventories(/1/)
  Finished products and work in process   $  547.3  $  504.5
  -----------------------------------------------------------
  Raw materials                              133.9     120.5
  -----------------------------------------------------------
  Supplies                                   115.3     112.5
-------------------------------------------------------------
   Total                                  $  796.5  $  737.5
-------------------------------------------------------------
-------------------------------------------------------------
Property(/2/)
  Land and land improvements              $  295.9  $  288.4
  -----------------------------------------------------------
  Buildings                                1,184.8   1,129.8
  -----------------------------------------------------------
  Machinery and equipment                  4,747.9   4,618.0
  -----------------------------------------------------------
  Other                                      246.8     233.0
  -----------------------------------------------------------
  Construction in progress                   212.8     194.8
-------------------------------------------------------------
   Total                                  $6,688.2  $6,464.0
-------------------------------------------------------------
-------------------------------------------------------------
Accounts payable and accrued liabilities
  Trade creditors                         $  601.9  $  583.4
  -----------------------------------------------------------
  Accrued payroll                            236.5     224.9
  -----------------------------------------------------------
  Other postretirement and pension
  benefits                                    56.2      57.8
  -----------------------------------------------------------
  Other                                      210.9     237.4
-------------------------------------------------------------
   Total                                  $1,105.5  $1,103.5
-------------------------------------------------------------
-------------------------------------------------------------

(1) Inventories valued using the LIFO method comprised 73% and 72% of total gross inventory values at Dec. 31, 1996 and 1995, respectively. If the first-in, first-out method of inventory valuation had been used, inventories would have been $204 million and $203 million higher at Dec. 31, 1996 and 1995, respectively.
(2) Interest capitalized in 1996, 1995 and 1994 was $12 million, $9 million and $5 million, respectively.

                                     NOTES
--------------------------------------------------------------------------------

3. DEBT AND BANK CREDIT AGREEMENTS AND LEASES

                                                               December 31
---------------------------------------------------------------------------
(Millions)                                                      1996   1995
---------------------------------------------------------------------------
9.3% notes, due 1999                                          $122.6 $122.6
---------------------------------------------------------------------------
6.9% non-callable debentures, due 2005                         100.0  100.0
---------------------------------------------------------------------------
7.4% notes, due 2016                                           149.3     --
---------------------------------------------------------------------------
9.0% non-callable debentures, due 2021                         148.0  148.0
---------------------------------------------------------------------------
ESOP notes(/1/)
  Weighted average 8.5% fixed-rate notes                        65.9  146.0
  -------------------------------------------------------------------------
  Variable-rate notes, weighted average 4.6% at Dec. 31, 1996   95.8  120.3
---------------------------------------------------------------------------
Various other debt, weighted average 5.1%                       45.9   48.9
---------------------------------------------------------------------------
Non-U.S. subsidiary borrowings
  12.7% notes, maturing 1997 to 1999                            57.7   69.2
  -------------------------------------------------------------------------
  Fixed-rate notes, weighted average
  8.5% at Dec. 31, 1996, maturing in 1997 and 1998               9.5   17.1
  -------------------------------------------------------------------------
  Various other debt, weighted average
  6.3% at Dec. 31, 1996                                         63.5   78.7
---------------------------------------------------------------------------
Capital lease obligations                                       27.8   28.7
---------------------------------------------------------------------------
   Total                                                       886.0  879.5
---------------------------------------------------------------------------
Less payments due within one year                               52.1  144.0
---------------------------------------------------------------------------
   Long-term debt                                             $833.9 $735.5
---------------------------------------------------------------------------
---------------------------------------------------------------------------

(1) See Note 8 discussing ESOP borrowings. The fixed- and variable-rate notes mature in 2009 and require annual principal payments from 1997 to 2008.

Aggregate maturities during the next five years are (in millions) $52 in 1997, $56 in 1998, $170 in 1999, $31 in 2000 and $29 in 2001.
 The Company has revolving credit agreements with credit lines totaling $820 million. Of these credit lines, $800 million will expire in December 2001 and require payment of annual fees equal to seven basis points on the unused portion of the lines. These lines support our commercial paper programs in the United States, Canada and the Netherlands. The remaining $20 million, relating to a subsidiary, will expire in September 1998 and requires payment of annual fees equal to 10 basis points on the unused portion of the line. PPG may cancel all or part of these credit agreements at any time without penalty or premium. At Dec. 31, 1996, we had used $6 million of these lines of credit.
 Our non-U.S. operations have committed and uncommitted lines of credit total-ing $60 million and $500 million, respectively, of which $8 million and $105 million, respectively, were used at Dec. 31, 1996. The committed lines of cred-it, which expire during the years 1997 through 1999, do not contain significant commitment fees. The uncommitted lines of credit are subject to cancellation at any time and are not subject to any commitment fees.
 In addition to our lines of credit, the Company may issue up to $450 million aggregate principal amount of debt securities under a shelf registration state-ment filed with the Securities and Exchange Commission.
 PPG is in compliance with the restrictive covenants under its various credit agreements, loan agreements and indentures.
 The Dec. 31, 1996 and 1995, balances for "Short-term debt and current portion of long-term debt" include, respectively, $423 million and $96 million of com-mercial paper and $173 million and $245 million of short-term notes. The weighted average interest rates of short-term borrowings as of Dec. 31, 1996 and 1995, were 5.5% and 7.1%, respectively.
 Interest payments in 1996, 1995 and 1994 totaled $109 million, $91 million and $93 million, respectively.
 Rental expense for operating leases was $68 million, $67 million and $60 mil-lion in 1996, 1995 and 1994, respectively. Minimum lease commitments for oper-ating leases that have initial or remaining lease terms in excess of one year at Dec. 31, 1996, are (in millions) $30 in 1997, $20 in 1998, $12 in 1999, $7 in 2000, $5 in 2001 and $20 thereafter.

                                     NOTES
--------------------------------------------------------------------------------
4. SHAREHOLDERS' EQUITY

                                           Common Stock                                                                Minimum
                                                           Additional               Treasury Stock         Unearned    Pension
                                          Shares     Par    Paid-In   Retained                           Compensation Liability
(Dollars in Millions)                     Issued    Value   Capital   Earnings    Shares      Cost      (See Note 8)  Adjustment
       -----------------------------------------------------------------------------------------------------------------------------
       BALANCE, JAN. 1,
       1994                             145,286,534 $242.1  $ 297.5   $3,436.8   (38,445,686) $(1,224.7)   $(182.5)     $(36.1)
       -----------------------------------------------------------------------------------------------------------------------------
       Net income                                --     --       --      514.6            --         --         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Cash dividends                            --     --       --     (237.8)           --         --         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Two-for-one
       stock split
       in the form of a
       100%
       stock
       distribution                     145,286,534  242.2   (242.2)        --   (39,019,886)        --         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Purchase of treasury stock(/1/)           --     --       --         --    (6,578,700)    (280.0)        --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Issuance of
          treasury
          stock(/1/)                             --     --     12.2         --       609,849       16.1         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       ESOP loans                                --     --       --         --            --         --      (22.0)         --
       -----------------------------------------------------------------------------------------------------------------------------
       Repayment of
       loans by ESOP                             --     --       --         --            --         --       21.5          --
       -----------------------------------------------------------------------------------------------------------------------------
       Translation
          adjustments                            --     --       --         --            --         --         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Other                                     --     --       --        3.5            --         --         --        34.4
       -----------------------------------------------------------------------------------------------------------------------------
       BALANCE, DEC.
       31, 1994                         290,573,068  484.3     67.5    3,717.1   (83,434,423)  (1,488.6)    (183.0)       (1.7)
       -----------------------------------------------------------------------------------------------------------------------------
       Net income                                --     --       --      767.6            --         --         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Cash dividends                            --     --       --     (238.9)           --         --         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Purchase of
          treasury
          stock                                  --     --       --         --   (13,582,300)    (588.0)        --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Issuance of
          treasury
          stock                                  --     --     13.8         --       893,622       17.0         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       ESOP loans                                --     --       --         --            --         --      (25.0)         --
       -----------------------------------------------------------------------------------------------------------------------------
       Repayment of
       loans by ESOP                             --     --       --         --            --         --       28.8          --
       -----------------------------------------------------------------------------------------------------------------------------
       Translation
          adjustments                            --     --       --         --            --         --         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Other                                     --     --       --        3.2            --         --         --        (8.7)
       -----------------------------------------------------------------------------------------------------------------------------
       BALANCE, DEC.
       31, 1995                         290,573,068  484.3     81.3    4,249.0   (96,123,101)  (2,059.6)    (179.2)      (10.4)
       -----------------------------------------------------------------------------------------------------------------------------
       Net income                                --     --       --      744.0            --         --         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Cash dividends                            --     --       --     (236.6)           --         --         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Purchase of
          treasury
          stock                                  --     --       --         --   (12,452,817)    (635.1)        --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Issuance of
          treasury
          stock                                  --     --     15.3         --     1,217,958       27.5         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       ESOP loans                                --     --       --         --            --         --      (26.0)         --
       -----------------------------------------------------------------------------------------------------------------------------
       Repayment of
       loans by ESOP                             --     --       --         --            --         --       33.9          --
       -----------------------------------------------------------------------------------------------------------------------------
       Translation
          adjustments                            --     --       --         --            --         --         --          --
       -----------------------------------------------------------------------------------------------------------------------------
       Other                                     --     --       --        3.4            --         --         --          .5
       -----------------------------------------------------------------------------------------------------------------------------
       BALANCE, DEC.
       31, 1996                         290,573,068 $484.3  $  96.6   $4,759.8  (107,357,960) $(2,667.2)   $(171.3)     $ (9.9)
       -----------------------------------------------------------------------------------------------------------------------------
       -----------------------------------------------------------------------------------------------------------------------------
                                         Currency
                                        Translation
                                         Adjustment
       -----------------------------------------------------------------------------------------------------------------------------
       BALANCE, JAN. 1,
       1994                               $(60.0)
       -----------------------------------------------------------------------------------------------------------------------------
       Net income                              --
       -----------------------------------------------------------------------------------------------------------------------------
       Cash dividends                          --
       -----------------------------------------------------------------------------------------------------------------------------
       Two-for-one
       stock split
       in the form of a
       100%
       stock
       distribution                            --
       -----------------------------------------------------------------------------------------------------------------------------
       Purchase of treasury stock(/1/)         --
       -----------------------------------------------------------------------------------------------------------------------------
       Issuance of
          treasury
          stock(/1/)                           --
       -----------------------------------------------------------------------------------------------------------------------------
       ESOP loans                              --
       -----------------------------------------------------------------------------------------------------------------------------
       Repayment of
       loans by ESOP                           --
       -----------------------------------------------------------------------------------------------------------------------------
       Translation
          adjustments                        21.4
       -----------------------------------------------------------------------------------------------------------------------------
       Other                                   --
       -----------------------------------------------------------------------------------------------------------------------------
       BALANCE, DEC.
       31, 1994                            (38.6)
       -----------------------------------------------------------------------------------------------------------------------------
       Net income                              --
       -----------------------------------------------------------------------------------------------------------------------------
       Cash dividends                          --
       -----------------------------------------------------------------------------------------------------------------------------
       Purchase of
          treasury
          stock                                --
       -----------------------------------------------------------------------------------------------------------------------------
       Issuance of
          treasury
          stock                                --
       -----------------------------------------------------------------------------------------------------------------------------
       ESOP loans                              --
       -----------------------------------------------------------------------------------------------------------------------------
       Repayment of
       loans by ESOP                           --
       -----------------------------------------------------------------------------------------------------------------------------
       Translation
          adjustments                        42.4
       -----------------------------------------------------------------------------------------------------------------------------
       Other                                   --
       -----------------------------------------------------------------------------------------------------------------------------
       BALANCE, DEC.
       31, 1995                               3.8
       -----------------------------------------------------------------------------------------------------------------------------
       Net income                              --
       -----------------------------------------------------------------------------------------------------------------------------
       Cash dividends                          --
       -----------------------------------------------------------------------------------------------------------------------------
       Purchase of
          treasury
          stock                                --
       -----------------------------------------------------------------------------------------------------------------------------
       Issuance of
          treasury
          stock                                --
       -----------------------------------------------------------------------------------------------------------------------------
       ESOP loans                              --
       -----------------------------------------------------------------------------------------------------------------------------
       Repayment of
       loans by ESOP                           --
       -----------------------------------------------------------------------------------------------------------------------------
       Translation
          adjustments                       (13.5)
       -----------------------------------------------------------------------------------------------------------------------------
       Other                                   --
       -----------------------------------------------------------------------------------------------------------------------------
       BALANCE, DEC.
       31, 1996                           $  (9.7)
       -----------------------------------------------------------------------------------------------------------------------------
       -----------------------------------------------------------------------------------------------------------------------------

(1) Treasury stock share amounts from Jan. 1, 1994, to the date of the 100% stock distribution are on a pre-split basis. Shares purchased and issued in 1994 on a post-split basis were 7,457,400 and 914,349, respectively.

A class of 10 million shares of preferred stock, without par value, is authorized but unissued. Common stock has a par value of $1.66-2/3% per share and 600 million shares are authorized. Shares outstanding at Dec. 31, 1996 and 1995, exclude unreleased new ESOP shares (see Note 8).

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

  Per share cash dividends paid were $1.26 in 1996, $1.18 in 1995 and, after giving effect to the 1994 two-for-one-stock split in the form of a 100% stock distribution, $1.12 in 1994.

5.  Business Divestitures and Realignments

PPG's results in 1994 included a pre-tax charge of $85 million pertaining to the divestiture of the Biomedical Systems Division as this business was not meeting strategic or financial performance objectives. With the sale of the sensors business in January 1995, the divestiture of the Biomedical Systems Division was completed. Refer to the Business Divestitures and Realignments section in Management's Discussion and Analysis for further details regarding this charge.

                                     NOTES
--------------------------------------------------------------------------------
6. INCOME TAXES
The following is a reconciliation of the statutory U.S. corporate federal in-come tax rate to the effective income tax rate.

                                                      Percent of
                                                    Pre-tax Income
---------------------------------------------------------------------
                                                    1996  1995  1994
---------------------------------------------------------------------
U.S. federal income tax rate                        35.0% 35.0% 35.0%
---------------------------------------------------------------------
 Changes in tax rate resulting from:
 Taxes on non-U.S. earnings and related tax credits   .8    .3   (.1)
 --------------------------------------------------------------------
 State and local taxes--U.S.                         3.7   3.3   3.5
 --------------------------------------------------------------------
 Other                                              (1.5)  (.6)  (.4)
 --------------------------------------------------------------------
   Effective income tax rate                        38.0% 38.0% 38.0%
---------------------------------------------------------------------
---------------------------------------------------------------------

 The following table gives details of income tax expense in the statement of income. A portion of these taxes will be payable within one year and is there-fore shown below as "Current income taxes," while the balance is shown as "De-ferred income taxes."

--------------------------------------------
(Millions)                1996   1995   1994
--------------------------------------------
Current income taxes
  U.S. federal          $254.9 $275.4 $206.3
  ------------------------------------------
  Non-U.S.                78.7   65.9   33.3
  ------------------------------------------
  State and local--U.S.   66.7   64.7   45.2
--------------------------------------------
   Total current         400.3  406.0  284.8
--------------------------------------------
Deferred income taxes
  U.S. federal            36.2   37.5   13.9
  ------------------------------------------
  Non-U.S.                29.8   33.5   24.9
  ------------------------------------------
  State and local--U.S.    4.7    2.7    1.6
--------------------------------------------
   Total deferred         70.7   73.7   40.4
--------------------------------------------
   Total                $471.0 $479.7 $325.2
--------------------------------------------
--------------------------------------------

 Net deferred income tax assets and liabilities as of Dec. 31, 1996 and 1995, are as follows:

-------------------------------------------------------------
(Millions)                                     1996     1995
-------------------------------------------------------------
Deferred income tax assets related to
  Employee benefits                         $ 310.8  $ 314.3
  -----------------------------------------------------------
  Environmental                                34.3     38.0
  -----------------------------------------------------------
  NOL and tax credit carryforwards            128.3    106.9
  -----------------------------------------------------------
  Inventories                                  25.5     34.4
  -----------------------------------------------------------
  Property                                     33.4     27.4
  -----------------------------------------------------------
  Other                                        31.7     39.6
  -----------------------------------------------------------
  Valuation allowance                        (103.7)   (86.2)
-------------------------------------------------------------
   Total                                      460.3    474.4
-------------------------------------------------------------
Deferred income tax liabilities related to
  Property                                    491.6    469.7
  -----------------------------------------------------------
  Employee benefits                           223.4    184.6
  -----------------------------------------------------------
  Other                                        50.6     51.0
-------------------------------------------------------------
   Total                                      765.6    705.3
-------------------------------------------------------------
   Deferred income tax liabilities--net     $(305.3) $(230.9)
-------------------------------------------------------------
-------------------------------------------------------------

 At Dec. 31, 1996, subsidiaries of the Company had available net operating loss
(NOL) carryforwards of approximately $270 million for income tax purposes, of which $255 million have an indefinite expiration. The remaining $15 million ex-pire between the years 2001 and 2005.
 The majority of the NOL carryforwards relate to operations of subsidiaries in countries permitting indefinite carryforward of losses. Generally, the valua-tion allowance has been established for these carryforwards because the ability to utilize them is uncertain.

                                     NOTES
--------------------------------------------------------------------------------
 Income before income taxes of our non-U.S. operations for 1996, 1995 and 1994 was $266 million, $257 million and $127 million, respectively.
 No deferred U.S. income taxes have been provided on certain undistributed earnings of non-U.S. subsidiaries, which have been reinvested indefinitely and which amounted to $511 million and $462 million at Dec. 31, 1996 and 1995, re-spectively. It is not practicable to determine the deferred tax liability on these earnings.
 The Internal Revenue Service has examined our U.S. federal income tax returns through 1990, and we have paid all tax claims.
 Income tax payments in 1996, 1995 and 1994 totaled $402 million, $358 million and $254 million, respectively.

7. PENSIONS AND OTHER POSTRETIREMENT BENEFITS
Pension benefits
We have noncontributory defined benefit pension plans that cover certain em-ployees worldwide. Benefits under these plans are based on years of service and salaries or on stated amounts for each year of service. Our funding policy for all plans is consistent with applicable governmental requirements. We provide for obligations for all plans by depositing funds with trustees, by purchasing insurance policies or by recording financial statement accruals. Pension plan assets held in trust consist of fixed-income investments and equity securities.
 Net periodic pension cost includes the following components:

----------------------------------------------------------------------
(Millions)                                       1996    1995    1994
----------------------------------------------------------------------
Service cost--benefits earned during the year  $ 36.2  $ 23.2  $ 29.1
----------------------------------------------------------------------
Interest cost on projected benefit obligation   124.4   121.9   114.0
----------------------------------------------------------------------
Return on assets
  Actual (gain) loss                           (266.1) (326.5)   13.0
  --------------------------------------------------------------------
  Deferred gain (loss)                           76.5   173.4  (160.2)
----------------------------------------------------------------------
Net amortization                                 29.6    12.5    13.8
----------------------------------------------------------------------
  Net periodic pension cost                    $   .6  $  4.5  $  9.7
----------------------------------------------------------------------
----------------------------------------------------------------------

 In the determination of net periodic pension cost, the assumed weighted-aver-age long-term rate of return on plan assets was 10.9% for 1996, 1995 and 1994. Unrecognized prior service costs are amortized over periods ranging from six to 14 years.
 The following table sets forth the combined funded status and amounts recog-nized in our balance sheet for our defined benefit pension plans.

                                                      December 31
-------------------------------------------------------------------------------
(Millions)                                       1996               1995
-------------------------------------------------------------------------------
                                             Plan      ABO      Plan      ABO
                                            Assets   Exceeds   Assets   Exceeds
                                            Exceed    Plan     Exceed    Plan
                                             ABO     Assets     ABO     Assets
-------------------------------------------------------------------------------
Actuarial present value of the
estimated pension benefits to
be paid in the future
Vested benefit obligation                  $1,530.4  $ 74.8   $1,526.0  $ 65.0
-------------------------------------------------------------------------------
Nonvested benefit obligation                   77.4    20.9       72.5    18.1
-------------------------------------------------------------------------------
 Accumulated benefit obligation (ABO)       1,607.8    95.7    1,598.5    83.1
-------------------------------------------------------------------------------
Effect of projected future salary
increases                                     137.0    17.5      151.8    17.4
-------------------------------------------------------------------------------
 Projected benefit obligation (PBO)         1,744.8   113.2    1,750.3   100.5
-------------------------------------------------------------------------------
Plan assets at fair value                   2,002.8     2.6    1,730.7     1.8
-------------------------------------------------------------------------------
 PBO (less than) in excess of plan assets    (258.0)  110.6       19.6    98.7
-------------------------------------------------------------------------------
Unamortized net asset (liability) at date
of adoption                                    35.4    (9.7)      43.9   (11.8)
-------------------------------------------------------------------------------
Unrecognized net loss                        (319.1)  (18.2)    (482.6)  (16.4)
-------------------------------------------------------------------------------
Unrecognized prior service cost               (68.9)   (4.2)     (61.1)   (2.2)
-------------------------------------------------------------------------------
Minimum liability                                --    23.4         --    22.8
-------------------------------------------------------------------------------
 (Prepaid) accrued
 pensions-- net(/1/)                       $ (610.6) $101.9   $ (480.2)  $91.1
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) As of Dec. 31, 1996 and 1995, the prepaid pension amounts are included in Other assets in the balance sheet.
 We determined the projected benefit obligation using weighted average discount rates of 7.5% at Dec. 31, 1996, and 6.9% at Dec. 31, 1995. For those plans that provide benefits based on salaries in the final years of employment, the as-sumed long-term rate of increase in salaries was 4.6% at Dec. 31, 1996, and 4.7% at Dec. 31, 1995. The accrued pension liability, reflected in the balance sheet, included $4 million and $5 million at Dec. 31, 1996 and 1995, respective-ly, for defined contribution plans.
 Pension cost, which includes costs for defined contribution plans, multi-em-ployer defined benefit pension plans and the net periodic pension cost shown above, was $4 million, $8 million and $13 million in 1996, 1995 and 1994, re-spectively.
 Approximately 2% and 8% of plan assets at fair value were held in PPG common stock at Dec. 31, 1996 and 1995, respectively.

                                     NOTES
--------------------------------------------------------------------------------
Other postretirement benefits
PPG sponsors defined benefit plans that provide medical and life insurance ben-efits to nearly all of its retired employees in the United States and certain retired employees in Canada. These plans also cover the employees' spouse and dependents. Salaried and certain wage employees hired after Jan. 31, 1993, will not be entitled to postretirement medical benefits. At Dec. 31, 1996, the U.S. plans had provisions that capped the cost of postretirement medical benefits at 2003 levels for most current and future retirees covered by bargaining plans, as well as current and future retirees covered by nonbargaining plans. Many of our plans include cost-sharing provisions, such as co-insurance and deduct-ibles, and require participant contributions based upon elected coverage. The plans also coordinate benefits with Medicare for those employees who are 65 and older or transfers the health care risk to Medicare health maintenance organi-zations. Life insurance benefits for retirees covered by nonbargaining plans are calculated at approximately 50% of the retirees' final base pay or 25% of retirees' final base pay plus a monthly survivor income benefit. For most bar-gaining units, the benefits are based upon negotiated flat dollar amounts. Our Canadian plans provide postretirement medical and life insurance benefits that supplement benefits provided and paid for under the Canadian health care sys-tem. The Company's postretirement medical and life insurance plans are unfund-ed.
 Net periodic postretirement benefit cost includes the following components:

-----------------------------------------------------------------------
(Millions)                                            1996  1995  1994
-----------------------------------------------------------------------
Service cost--benefits earned during the year        $ 7.2 $ 5.0 $ 5.4
-----------------------------------------------------------------------
Interest cost on accumulated postretirement benefit
obligation                                            42.9  46.1  40.4
-----------------------------------------------------------------------
Net amortization                                       4.0   4.6  (8.0)
-----------------------------------------------------------------------
  Net periodic postretirement benefit cost           $54.1 $55.7 $37.8
-----------------------------------------------------------------------
-----------------------------------------------------------------------

 Net periodic postretirement benefit cost increased approximately $19 million in 1995 as a result of deferring the cap on benefits from 1996 to 2003. In ad-dition to the net periodic postretirement benefit cost shown above, $1 million of multi-employer costs was incurred in each of the years 1996, 1995 and 1994.
 The accumulated postretirement benefit obligation of our plans and the liabil-ity recognized in the balance sheet as of Dec. 31, 1996 and 1995, are as fol-lows:

---------------------------------------------------------------------
(Millions)                                              1996    1995
---------------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO)
Retirees                                              $471.8  $482.4
---------------------------------------------------------------------
Fully eligible active plan participants                 87.5    89.3
---------------------------------------------------------------------
Other active plan participants                         116.7   105.0
---------------------------------------------------------------------
  APBO                                                 676.0   676.7
---------------------------------------------------------------------
Unrecognized prior service cost                        (40.0)  (29.1)
---------------------------------------------------------------------
Unrecognized net loss                                  (62.6)  (79.8)
---------------------------------------------------------------------
  Other postretirement benefit liability              $573.4  $567.8
---------------------------------------------------------------------
---------------------------------------------------------------------

 The weighted average discount rate used in determining the APBO was 7.5% at Dec. 31, 1996, and 6.8% at Dec. 31, 1995. The assumed health care cost trend rate was 7.7% for 1996 and 7.3% for 1997, declining ratably to 4.0% by the year 2007. If these trend rates were increased by one percentage point per year, the APBO and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost would increase by approximately 5.3% and 4.0%, respectively.

8. EMPLOYEE STOCK OWNERSHIP PLAN
Our employee stock ownership plan (ESOP) covers substantially all U. S. employ-ees. The Company makes matching contributions to the ESOP based upon partici-pant's savings, subject to certain limitations, and a matching percentage based upon our return on average equity for the previous year.
 In 1989 and 1990, the ESOP purchased 13,400,334 shares of PPG common stock (old ESOP shares) from the Company and on the open market. The ESOP purchased 506,761, 631,748 and 560,197 shares of PPG common stock (new ESOP shares) on the open market in 1996, 1995 and 1994, respectively. The ESOP financed these purchases through a combination of borrowings guaranteed by PPG and borrowings directly from PPG. Borrowings from third-parties to finance these purchases are included in debt in our balance sheet (see Note 3).

 Compensation expense (credit) related to the ESOP for 1996, 1995 and 1994 to-taled $15 million, $18 million and $(1) million, respectively. Interest expense totaled $11 million, $12 million and $10 million for 1996, 1995 and 1994, re-spectively. Dividends on PPG shares held by the ESOP, to service ESOP debt, to-taled $37 million, $34 million and $31 million for 1996, 1995 and 1994, respec-tively. The fair value

                                     NOTES
--------------------------------------------------------------------------------
of unreleased new ESOP shares was $12 million at Dec. 31, 1996 and 1995. Shares held by the ESOP as of Dec. 31, 1996 and 1995, are as follows:

---------------------------------------------------------------------------
                                         1996                 1995
---------------------------------------------------------------------------
                                Old Shares New Shares Old Shares New Shares
---------------------------------------------------------------------------
Allocated shares                 6,899,912  1,290,001  6,388,020    722,343
---------------------------------------------------------------------------
Shares released for allocation      10,432    196,058     10,720    218,181
---------------------------------------------------------------------------
Unreleased shares                6,489,990    212,647  7,001,594    251,421
---------------------------------------------------------------------------
  Total                         13,400,334  1,698,706 13,400,334  1,191,945
---------------------------------------------------------------------------
---------------------------------------------------------------------------

9. STOCK OPTION PLAN
Under PPG's stock option plan, certain employees of the Company have been granted options to purchase shares of common stock at prices equal to the fair market value of the shares on the date the option was granted. Options are ex-ercisable beginning from six to 12 months after granting and have a maximum term of 10 years. Shares available for future grants were 1,429,883 and 2,168,356 at Dec. 31, 1996 and 1995, respectively.
 PPG applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost for PPG's stock option plan has been recognized in the accompanying financial statements. Had compen-sation cost been determined based upon the fair value at the grant date for awards granted in 1996 and 1995 consistent with the methodology prescribed in Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the effect on 1996 and 1995 net income and earnings per share would have been immaterial.

 The following table summarizes stock option activity for the three years ended Dec. 31, 1996.

                                                 Weighted
                                Number of         average
                            shares subject to    exercise
Stock option activity            options      price per share
-------------------------------------------------------------
Outstanding, Jan. 1, 1994       5,044,692         $29.65
-------------------------------------------------------------
  Granted                       1,989,592          38.83
  -----------------------------------------------------------
  Exercised                    (1,488,173)         28.96
  -----------------------------------------------------------
  Terminated                     (108,200)         38.80
-------------------------------------------------------------
Outstanding, Dec. 31, 1994      5,437,911          33.01
-------------------------------------------------------------
  Granted                       2,323,990          39.53
  -----------------------------------------------------------
  Exercised                    (1,316,206)         31.04
  -----------------------------------------------------------
  Terminated                      (38,612)         37.76
-------------------------------------------------------------
Outstanding, Dec. 31, 1995      6,407,083          35.75
-------------------------------------------------------------
  Granted                       2,717,073          49.72
  -----------------------------------------------------------
  Exercised                    (2,365,091)         34.14
  -----------------------------------------------------------
  Terminated                      (34,100)         44.76
-------------------------------------------------------------
Outstanding, Dec. 31, 1996      6,724,965          41.92
-------------------------------------------------------------
-------------------------------------------------------------

 The following table summarizes information about stock options outstanding and exercisable at Dec. 31, 1996.

                         Options outstanding             Options exercisable
                  -------------------------------------  ----------------------
                                Weighted     Weighted                Weighted
   Range of                     average       average                 average
   exercise                    remaining     exercise                exercise
     price         Number     contractual      price      Number       price
   per share      of shares   life (years)   per share   of shares   per share
-------------------------------------------------------------------------------
$18.50 - $27.25     317,664       3.32        $24.17       317,664    $24.17
-------------------------------------------------------------------------------
$29.38 - $41.75   3,195,652       6.59         36.68     3,195,652     36.68
-------------------------------------------------------------------------------
$41.88 - $61.75   3,211,649       6.77         48.89     1,070,467     46.66
-------------------------------------------------------------------------------
                  6,724,965                              4,583,783
                  =========                              =========

 At Dec. 31, 1995, options were exercisable for 4.6 million shares at a weighted average exercise price of $34.20 per share. The corresponding amounts at Dec. 31, 1994, were 3.8 million and $30.69 per share, respectively.

10. COMMITMENTS AND CONTINGENT LIABILITIES
PPG is involved in a number of lawsuits and claims, both actual and potential, including some which it has asserted against others, in which substantial money damages are sought. PPG's lawsuits and claims against others include claims against insurers and other third parties with respect to actual and contingent losses related to environmental matters. Management believes that the outcome of all lawsuits and claims involving PPG, in the aggregate, will not

                                     NOTES
-------------------------------------------------------------------------------
have a material effect on PPG's consolidated financial position, results of operations or liquidity.
 It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are not discounted. As of Dec. 31, 1996 and 1995, PPG had reserves for environmental contingencies totaling $91 mil-lion and $100 million, respectively. Pre-tax charges against income for envi-ronmental remediation costs in 1996, 1995 and 1994 totaled $27 million, $49 million and $36 million, respectively. Cash outlays related to such charges aggregated $36 million, $39 million and $36 million in 1996, 1995 and 1994, respectively.
 Management anticipates that the resolution of the Company's environmental contingencies, which will occur over an extended period of time, will not re-sult in future annual charges against income that are significantly greater than those recorded in recent years. It is possible, however, that technologi-cal, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opin-ion, the Company operates in an environmentally sound manner and the outcome of the Company's environmental contingencies will not have a material effect on PPG's financial position or liquidity.
 In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated to be as much as $200 million to $400 million, which range is unchanged from the prior year end. Such unreserved losses are reasonably possible but are not currently con-sidered to be probable of occurrence. The Company's environmental contingen-cies are expected to be resolved over an extended period of time. Although the unreserved exposure to future loss relates to all sites, a significant portion of such exposure involves three operating plant sites and one closed plant site. Initial remedial actions are occurring at these sites. Studies to deter-mine the nature of the contamination are reaching completion and the need for additional remedial actions, if any, is presently being evaluated. The loss contingencies related to the remaining portion of such unreserved exposure in-clude significant unresolved issues such as the nature and extent of contami-nation, if any, at sites and the methods that may have to be employed should remediation be required. With respect to certain waste sites, the financial condition of any other potentially responsible parties also contributes to the uncertainty of estimating PPG's final costs. Although contributors of waste to sites involving other potentially responsible parties may face governmental agency assertions of joint and several liability, in general, final alloca-tions of costs are made based on the relative contributions of wastes to such sites. PPG is generally not a major contributor to such sites. The impact of evolving programs, such as natural resource damage claims, industrial site re-use initiatives and state voluntary remediation programs, also adds to the present uncertainties with regard to the ultimate resolution of this unre-served exposure to future loss. Although insurers and other third parties may cover a portion of these costs, to the extent they are incurred, any potential recovery is not included in this unreserved exposure to future loss.
 The Company's assessment of the potential impact of these environmental con-tingencies is subject to considerable uncertainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies.

11. OTHER EARNINGS

----------------------------------------------------------------
(Millions)                                    1996   1995   1994
----------------------------------------------------------------
Interest income                             $ 10.6 $ 10.6 $  9.3
----------------------------------------------------------------
Royalty income                                24.7   26.9   25.0
----------------------------------------------------------------
Share of net earnings in equity affiliates    19.5   31.0   19.6
----------------------------------------------------------------
Gain on sale of businesses                      --    7.1   26.8
----------------------------------------------------------------
Other                                         68.4  112.9   48.8
----------------------------------------------------------------
  Total                                     $123.2 $188.5 $129.5
----------------------------------------------------------------
----------------------------------------------------------------

In 1995 Other includes gains on legal settlements, the most significant of which related to a glass technology dispute with Pilkington plc of England.
 PPG's share of undistributed earnings of equity affiliates was $94 million and $87 million at Dec. 31, 1996 and 1995, respectively. Dividends received from equity affiliates were $15 million, $14 million and $15 million in 1996, 1995 and 1994, respectively.

12. RESEARCH AND DEVELOPMENT

-----------------------------------------------------
(Millions)                         1996   1995   1994
-----------------------------------------------------
Research and development--total  $255.5 $252.1 $233.4
-----------------------------------------------------
Less depreciation                  16.4   15.7   15.3
-----------------------------------------------------
  Research and development--net  $239.1 $236.4 $218.1
-----------------------------------------------------
-----------------------------------------------------

13. ADVERTISING COSTS
Advertising costs are expensed as incurred and totaled $72 million, $79 mil-lion and $63 million in 1996, 1995 and 1994, respectively.

                 NOTES
--------------------------------------------------------------------------------

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

--------------------------------------

                 Net       Gross       Net     Earnings
                Sales      Profit     Income     Per
              (Millions) (Millions) (Millions)  Share
-------------------------------------------------------
1996 quarter ended
March 31       $1,748.8   $  681.6    $172.3      $ .90
-------------------------------------------------------
June 30         1,913.6      785.7     228.5       1.20
-------------------------------------------------------
September 30    1,801.2      729.1     191.1       1.03
-------------------------------------------------------
December 31     1,754.5      681.4     152.1        .83
-------------------------------------------------------
  Total        $7,218.1   $2,877.8    $744.0      $3.96
-------------------------------------------------------
-------------------------------------------------------
1995 quarter ended
March 31       $1,740.8   $  712.7    $219.2      $1.06
-------------------------------------------------------
June 30         1,870.4      761.1     216.8       1.06
-------------------------------------------------------
September 30    1,724.1      694.7     170.4        .85
-------------------------------------------------------
December 31     1,722.4      677.1     161.2        .83
-------------------------------------------------------
  Total        $7,057.7   $2,845.6    $767.6      $3.80
-------------------------------------------------------
-------------------------------------------------------

15. FINANCIAL INSTRUMENTS
Included in PPG's financial instrument portfolio are cash and cash equivalents, Company-owned life insurance, derivative financial instruments and short- and long-term debt instruments. The most significant instrument, long-term debt (excluding capital lease obligations), had carrying and fair values totaling $858 million and $903 million, respectively, at Dec. 31, 1996. The correspond-ing amounts at Dec. 31, 1995, were $851 million and $923 million, respectively. The fair values of the other instruments approximated their carrying values.
 The fair values of the debt instruments were based upon quoted market prices of the same or similar instruments or on the rates available to the Company for instruments of the same remaining maturities.

16. BUSINESS SEGMENT INFORMATION AND NATURE OF OPERATIONS
Refer to pages 26 and 27 for information on our business segments for 1996, 1995 and 1994.

OFFICER CHANGES
--------------------------------------------------------------------------------

Robert D. Duncan, executive vice president, retired on May 1, 1996.
 John Maaghul was appointed president, PPG South America. Named president, PPG Asia/Pacific, was Arend W. D. Vos, who also is vice president, coatings and resins, for the region. Retiring during the year was Ken Kurahashi, who had been vice president, coatings and resins, PPG Asia/Pacific, as well as president, PPG Japan.
 Four executives received new assignments to broaden their management skills and experience. Donald W. Bogus was named vice president, industrial coatings. Thomas M. Von Lehman succeeded Mr. Bogus as vice president, specialty chemicals. Michael A. Ludlow took Mr. Von Lehman's post as vice president, purchasing and distribution. Ernest A. Hahn, formerly vice president, industrial coatings, succeeded Mr. Ludlow as vice president, automotive OEM (original equipment) products, glass.
 Peter R. Heinze, senior vice president, chemicals, left PPG. With his departure, Rae R. Burton, vice president, chlor-alkali and derivatives, and Thomas M. Von Lehman, vice president, specialty chemicals, assumed full accountability for the performance of their respective business units. Mr. Burton and Mr. Von Lehman report directly to Raymond W. LeBoeuf, president and chief operating officer.
 In January 1997, H. Kennedy Linge was elected vice president, associate gen-eral counsel and secretary of PPG. He had been associate general counsel and secretary.

                              CORPORATE DIRECTORY
-------------------------------------------------------------------------------
 DIRECTORS
 *+ERROLL B. DAVIS, JR.
 President and Chief Executive Officer, WPL Holdings, Inc.
 JERRY E. DEMPSEY
 Chairman of the Board and Chief Executive Officer, PPG Industries, Inc. *MICHELE J. HOOPER
 President, International Business Group, Caremark International, Inc.
 *++ALLEN J. KROWE
 Vice Chairman, Texaco Inc.
 RAYMOND W. LEBOEUF
 President and ChiefOperating Officer, PPG Industries, Inc.
 +++STEVEN C. MASON
 Chairman of the Board and Chief Executive Officer,Mead Corporation
 +++HAROLD A. MCINNES
 Retired Chairman of the Board and Chief Executive Officer, AMP Incorporated *++ROBERT MEHRABIAN
 President,Carnegie Mellon University
 VINCENT A. SARNI
 Retired Chairman of the Board and Chief Executive Officer, PPG Industries,
 Inc.
 THOMAS J. USHER
 Chairman of the Board and Chief Executive Officer, USX Corporation
 *+DAVID G. VICE
 Retired Vice Chairman, Products and Technology, Northern Telecom Limited +++DAVID R. WHITWAM
 Chairman of the Board and Chief Executive Officer, Whirlpool Corporation

*Audit Committee
+Officers-Directors Compensation Committee
++Nominating and Governance Committee
POLICY AND PLANNING COMMITTEE

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

OPERATING COMMITTEE

RAYMOND W. LEBOEUF, CHAIRMAN
President and Chief Operating Officer

FRANK A. ARCHINACO
Senior Vice President, Glass

CHARLES E. BUNCH
Vice President, Fiber Glass

RAE R. BURTON
Vice President, Chlor-Alkali and Derivatives

DAVID B. NAVIKAS
Controller

E. KEARS POLLOCK
Senior Vice President, Coatings & Resins

THOMAS M. VON LEHMAN
Vice President, Specialty Chemicals

GARY W. WEBER
Vice President, Science and Technology

COATINGS & RESINS

DONALD W. BOGUS
Vice President, Industrial Coatings

THOMAS A. CRAIG
Vice President, Refinish Products

GERALD W. GRUBER
Vice President, Research and Development

RODERICK I. A. WATTERS
Vice President, Automotive Products, Europe

RICHARD ZAHREN
Vice President, Automotive Products





GLASS

STANLEY C. DEGREVE
Vice President, Operations, Fiber Glass

ERNEST A. HAHN
Vice President, Automotive OEM Products

CORPORATE FUNCTIONS

L. BLAINE BOSWELL
Vice President, Public Affairs

DAVID C. CANNON JR.
Vice President, Environment, Health and Safety

JAMES W. CRAIG
President, PPG Europe; Vice President, Coatings & Resins, Europe

DAN W. KIENER
Treasurer

H. KENNEDY LINGE
Vice President, Associate General Counsel and Secretary

MICHAEL A. LUDLOW
Vice President, Purchasing and Distribution

JOHN MAAGHUL
President, PPG South America

MARGARET H. MCGRATH
President, PPG Canada; Vice President, Coatings & Resins, Canada

DAVID W. SMITH
Vice President, Information Technology

AREND W. D. VOS
President, PPG Asia/Pacific; Vice President,Coatings & Resins, Asia/Pacific

DAVID R. WALLIS
Vice President, Corporate Development

                               ELEVEN-YEAR DIGEST
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                            1996   1995   1994        1993    1992   1991   1990   1989   1988   1987   1986
------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Net sales                  7,218  7,058  6,331       5,754   5,814  5,673  6,021  5,734  5,617  5,183  4,687
------------------------------------------------------------------------------------------------------------
Gross profit (%)            39.9   40.3   38.9        36.9    36.4   35.2   37.8   37.1   39.2   37.8   37.2
------------------------------------------------------------------------------------------------------------
Income before income
 taxes                     1,215  1,247    840         531     538    348    767    749    779    637    553
------------------------------------------------------------------------------------------------------------
Income taxes                 471    480    325         236     218    147    292    284    311    260    236
------------------------------------------------------------------------------------------------------------
Income before accounting
changes                      744    768    515         295     319    201    475    465    468    377    316
------------------------------------------------------------------------------------------------------------
Cumulative effect of
accounting changes(/1/)       --     --     --        (273)     --     75     --     --     --     --     --
------------------------------------------------------------------------------------------------------------
Net income                   744    768    515          22     319    276    475    465    468    377    316
------------------------------------------------------------------------------------------------------------
Average equity(/2/)        2,519  2,666  2,562 2,530/2,749   2,701  2,577  2,407  2,220  2,121  2,089  1,838
------------------------------------------------------------------------------------------------------------
Return on average equity
 (%)(/2/)                   29.5   28.8   20.1     .9/10.7    11.8   10.7   19.7   21.0   22.1   18.1   17.2
------------------------------------------------------------------------------------------------------------
Earnings per share
before accounting
changes                     3.96   3.80   2.43        1.39    1.51    .95   2.22   2.09   2.13   1.60   1.33
------------------------------------------------------------------------------------------------------------
Cumulative effect of
accounting
changes on earnings per
share                         --     --     --       (1.29)     --    .35     --     --     --     --     --
------------------------------------------------------------------------------------------------------------
Earnings per share          3.96   3.80   2.43         .10    1.51   1.30   2.22   2.09   2.13   1.60   1.33
------------------------------------------------------------------------------------------------------------
Average number of shares   187.8  202.0  211.9       212.6   212.2  212.4  214.4  222.6  219.6  236.4  237.8
------------------------------------------------------------------------------------------------------------
Dividends                    237    239    238         221     200    183    176    165    141    132    112
------------------------------------------------------------------------------------------------------------
  Per share                 1.26   1.18   1.12        1.04     .94    .86    .82    .74    .64    .56    .47
------------------------------------------------------------------------------------------------------------
BALANCE SHEET
Current assets             2,296  2,275  2,168       2,026   1,951  2,173  2,217  2,056  1,899  1,844  1,616
------------------------------------------------------------------------------------------------------------
Current liabilities        1,769  1,629  1,425       1,281   1,253  1,341  1,471  1,338  1,264  1,295    976
------------------------------------------------------------------------------------------------------------
Working capital              527    646    743         745     698    832    746    718    635    549    640
------------------------------------------------------------------------------------------------------------
Property (net)             2,913  2,835  2,742       2,787   2,972  3,183  3,255  3,007  2,758  2,685  2,661
------------------------------------------------------------------------------------------------------------
Total assets               6,441  6,194  5,894       5,652   5,662  6,056  6,108  5,645  5,154  5,008  4,641
------------------------------------------------------------------------------------------------------------
Long-term debt               834    736    773         774     905  1,190  1,210  1,198    892    917  1,018
------------------------------------------------------------------------------------------------------------
Shareholders' equity       2,483  2,569  2,557       2,473   2,699  2,655  2,547  2,282  2,243  2,044  1,978
------------------------------------------------------------------------------------------------------------
  Per share                13.57  13.23  12.35       11.57   12.71  12.50  12.01  10.49  10.24   9.22   8.28
------------------------------------------------------------------------------------------------------------
OTHER DATA
Capital spending             489    454    356         293     283    335    567    671    410    479    497
------------------------------------------------------------------------------------------------------------
Depreciation expense         340    332    318         331     352    351    324    292    274    266    242
------------------------------------------------------------------------------------------------------------
Quoted market price
  High                    62 1/4 47 7/8 42 1/8      38 1/8  34 1/8 29 5/8 27 5/8 23     23 3/8 26 3/4 19 3/8
  ----------------------------------------------------------------------------------------------------------
  Low                     42 7/8 34 7/8 33 3/4      29 5/8  25     20 3/4 17 1/4 18 1/2 15 5/8 13 3/4 11 1/4
  ----------------------------------------------------------------------------------------------------------
  Year-end                56 1/8 45 3/4 37 1/8      37 7/8  32 7/8 25 1/4 23 1/2 19 7/8 20 1/8 16 1/2 18 1/8
  ----------------------------------------------------------------------------------------------------------
Price/earnings
 ratio(/3/)
  High                        16     13     17          27      23     31     12     11     11     17     15
  ----------------------------------------------------------------------------------------------------------
  Low                         11      9     14          21      17     22      8      9      7      9      8
  ----------------------------------------------------------------------------------------------------------
Average number of
 employees                31,300 31,200 30,800      31,400  32,300 33,700 35,100 35,500 36,300 36,800 36,500
------------------------------------------------------------------------------------------------------------

All amounts are in millions of dollars except per share data and number of employees.
Data was adjusted, as appropriate, to reflect the two-for-one stock splits payable on June 10, 1994, and on March 12, 1987.
(1) The 1993 changes in methods of accounting relate to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The 1991 change in the method of accounting relates to the cost of rebuilding glass and fiber glass melting facilities. The effect of all the changes on net income in the years of change, exclusive of the cumulative effect to Jan. 1 of the year of change and the pro forma effect on individual prior years' net income, was not material.
(2) Average equity and return on average equity for 1993 were calculated and presented inclusive and exclusive of the cumulative effect of the accounting changes.
(3) Price/earnings ratios were calculated based on high and low market prices during the year and the respective year's earnings per share. The 1993 and 1991 ratios were calculated and presented exclusive of the cumulative effect of the accounting changes.

                          PPG SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------
WORLD HEADQUARTERS  One PPG Place  Pittsburgh, PA 15272, U.S.A.

Phone (412) 434-3131 Internet: www.ppg.com

ANNUAL MEETING
Thursday, April 17, 1997, 2:00 p.m. The Westin William Penn Hotel 530 William Penn Place Pittsburgh, PA 15219

TRANSFER AGENT & REGISTRAR
Chase Mellon Shareholder Services, LLC Overpeck Centre 85 Challenger Road Ridgefield Park, NJ 07660

PPG-dedicated phone 1-800-648-8160

Shareholders with specific questions regarding dividend checks, transfer or replacement of stock certificates or dividend tax information should contact Chase Mellon Shareholder Services--the dividend paying agent, dividend reinvestment agent, transfer agent and registrar for PPG at the above address. Or, shareholders may contact PPG Shareholder Relations, 40N, PPG Industries, One PPG Place, Pittsburgh, PA 15272; phone (412) 434-3312.

TOLL-FREE QUARTERLY FINANCIAL RESULTS
Beginning April 18, 1997, shareholders may dial the toll-free number 1-888-NEWS-PPG (1-888-6397-774) at any time, 24 hours a day, to hear quarterly financial results. This service will speed information to our shareholders and reduce the Company's costs. By dialing this number, shareholders also may request copies of financial news releases via fax, electronic mail or conventional mail.

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

PPG'S ENVIRONMENT, HEALTH AND SAFETY PROGRESS REPORT--a report of progress during the year with respect to the Company's environment, health and safety commitment.

PPG'S RESPONSIBLE CARE COMMITMENT--a brochure outlining the Company's voluntary activities under the Responsible Care initiative of the Chemical Manufacturers Association for safe and ethical management of chemicals.

DIVIDEND INFORMATION
PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 33 cents per share, voted by the board of directors on Jan. 16, 1997, results in an annual dividend rate of $1.32 per share.

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

INVESTOR RELATIONS
General information about PPG common stock, debt and the Dividend Reinvestment and Stock Purchase Plan may be obtained from Douglas B. Atkinson, Director of Investor Relations. Phone (412) 434-3312, or write Director of Investor Relations, 40N, PPG Industries, One PPG Place, Pittsburgh, PA 15272.

QUARTERLY STOCK MARKET PRICE

                        1996                    1995
--------------------------------------------------------------
Quarter Ended   High     Low    Close   High     Low    Close
--------------------------------------------------------------
March 31       $50 1/8 $42 7/8 $48 7/8 $39 7/8 $34 7/8 $37 3/4
--------------------------------------------------------------
June 30         53 1/2  48 1/2  48 3/4  43      36 5/8  42 7/8
--------------------------------------------------------------
Sept. 30        54 1/2  44 5/8  54 3/8  47      42 1/4  46 3/8
--------------------------------------------------------------
Dec. 31         62 1/4  53 1/4  56 1/8  47 7/8  41 7/8  45 3/4
--------------------------------------------------------------

The number of holders of record of PPG common stock as of Jan. 31, 1997, was 33,232, as shown on the records of the Company's transfer agent.

DIVIDENDS

                 1996             1995
--------------------------------------------
Month of     Amount    Per    Amount    Per
Payment    (Millions) Share (Millions) Share
--------------------------------------------
March        $ 57.8   $ .30   $ 59.8   $ .29
--------------------------------------------
June           60.4     .32     58.0     .29
--------------------------------------------
September      59.7     .32     62.3     .30
--------------------------------------------
December       58.7     .32     58.8     .30
--------------------------------------------
Total        $236.6   $1.26   $238.9   $1.18
--------------------------------------------
--------------------------------------------