Form 10-K, Exhibit 13
period 1997-12-31
PPG INDUSTRIES INC
filed 1998-02-24
CIK 79879

                         FINANCIAL AND OPERATING REVIEW
--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of PPG Industries, Inc.:
We have audited the accompanying balance sheet of PPG Industries, Inc. and sub-sidiaries as of December 31, 1997 and 1996, and the related statements of in-come and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
 We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.
 In our opinion, such financial statements present fairly, in all material re-spects, the financial position of PPG Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in con-formity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
January 15, 1998

MANAGEMENT STATEMENT

Responsibility for Preparation of the Financial Statements
The management of PPG Industries, Inc. is responsible for the preparation of the financial statements included in this Annual Report.
 To ensure the reliability of financial data, PPG has established, and main-tains, an internal control system. We believe the internal controls in use give reasonable assurance that financial reports do not contain any material misstatement.
 We believe that the financial statements and related notes in this report are accurate in all material respects, and that they were prepared according to generally accepted accounting principles. The financial statements include amounts that are based on the best estimates and judgments of management.
 We believe, further, that the other financial information contained in this Annual Report is consistent with the financial statements.


/s/ Raymond W. LeBoeuf
RAYMOND W. LEBOEUF
Chairman of the Board
and Chief Executive Officer


/s/ William H. Hernandez
WILLIAM H. HERNANDEZ
Senior Vice President, Finance

                              STATEMENT OF INCOME
--------------------------------------------------------------------------------

                                                            For the Year
-------------------------------------------------------------------------------
(Millions, except per share amounts)                      1997    1996    1995
-------------------------------------------------------------------------------
Net sales                                               $7,379  $7,218  $7,058
-------------------------------------------------------------------------------
Cost of sales                                            4,397   4,340   4,212
-------------------------------------------------------------------------------
Gross profit                                             2,982   2,878   2,846
-------------------------------------------------------------------------------
Other expenses (earnings)
  Selling, general and administrative                    1,068   1,004     977
  -----------------------------------------------------------------------------
  Depreciation                                             348     340     332
  -----------------------------------------------------------------------------
  Research and development--net (See Note 12)              250     239     236
  -----------------------------------------------------------------------------
  Interest                                                 105      96      85
  -----------------------------------------------------------------------------
  Business divestitures and realignments (See Note 2)      102      --      --
  -----------------------------------------------------------------------------
  Other charges                                             96      82     143
  -----------------------------------------------------------------------------
  Other earnings (See Note 7)                             (162)   (123)   (189)
-------------------------------------------------------------------------------
  Total other expenses--net                              1,807   1,638   1,584
-------------------------------------------------------------------------------
Income before income taxes and minority interest         1,175   1,240   1,262
-------------------------------------------------------------------------------
Income taxes (See Note 9)                                  435     471     480
-------------------------------------------------------------------------------
Minority interest                                           26      25      14
-------------------------------------------------------------------------------
Net income                                              $  714  $  744  $  768
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Earnings per common share (See Note 10)                 $ 3.97  $ 3.96  $ 3.80
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Earnings per common share--assuming dilution (See Note
10)                                                     $ 3.94  $ 3.93  $ 3.78
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The accompanying notes to the financial statements are an integral part of this statement.

                                 BALANCE SHEET
--------------------------------------------------------------------------------

                                                             December 31
---------------------------------------------------------------------------
(Millions)                                                   1997     1996
---------------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                               $   129  $    70
  -------------------------------------------------------------------------
  Receivables (See Note 4)                                  1,353    1,226
  -------------------------------------------------------------------------
  Inventories (See Note 4)                                    863      797
  -------------------------------------------------------------------------
  Deferred income taxes (See Note 9)                          118      116
  -------------------------------------------------------------------------
  Other                                                       121       87
---------------------------------------------------------------------------
     Total current assets                                   2,584    2,296
---------------------------------------------------------------------------
Property (See Note 5)                                       6,758    6,688
---------------------------------------------------------------------------
Less accumulated depreciation                               3,903    3,775
---------------------------------------------------------------------------
     Property--net                                          2,855    2,913
---------------------------------------------------------------------------
Investments                                                   219      254
---------------------------------------------------------------------------
Other assets (See Note 14)                                  1,210      978
---------------------------------------------------------------------------
     Total                                                $ 6,868  $ 6,441
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities
  Short-term debt and current portion of long-term debt
  (See Note 6)                                            $   444  $   648
  -------------------------------------------------------------------------
  Accounts payable and accrued liabilities (See Note 4)     1,210    1,106
  -------------------------------------------------------------------------
  Income taxes (See Note 9)                                     8       15
---------------------------------------------------------------------------
     Total current liabilities                              1,662    1,769
---------------------------------------------------------------------------
Long-term debt (See Note 6)                                 1,257      834
---------------------------------------------------------------------------
Deferred income taxes (See Note 9)                            406      419
---------------------------------------------------------------------------
Accrued pensions (See Note 14)                                130      101
---------------------------------------------------------------------------
Other postretirement benefits (See Note 14)                   531      521
---------------------------------------------------------------------------
Other liabilities                                             291      238
---------------------------------------------------------------------------
     Total liabilities                                      4,277    3,882
---------------------------------------------------------------------------
Commitments and contingent liabilities (See Note 15)
---------------------------------------------------------------------------
Minority interest                                              82       76
---------------------------------------------------------------------------
Shareholders' equity (See Note 3)
  Common stock                                                484      484
  -------------------------------------------------------------------------
  Additional paid-in capital                                   99       97
  -------------------------------------------------------------------------
  Retained earnings                                         5,239    4,760
  -------------------------------------------------------------------------
  Treasury stock, at cost                                  (2,990)  (2,667)
  -------------------------------------------------------------------------
  Unearned compensation                                      (162)    (171)
  -------------------------------------------------------------------------
  Minimum pension liability adjustment                        (25)     (10)
  -------------------------------------------------------------------------
  Currency translation adjustment                            (136)     (10)
---------------------------------------------------------------------------
     Total shareholders' equity                             2,509    2,483
---------------------------------------------------------------------------
     Total                                                $ 6,868  $ 6,441
---------------------------------------------------------------------------
---------------------------------------------------------------------------

Shares outstanding were 177,826,463 and 183,002,461 at Dec. 31, 1997 and 1996, respectively.
The accompanying notes to the financial statements are an integral part of this statement.

                            STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                             For the Year
--------------------------------------------------------------------------------
(Millions)                                                 1997    1996    1995
--------------------------------------------------------------------------------
Operating activities
Net income                                               $  714  $  744  $  768
--------------------------------------------------------------------------------
Adjustments to reconcile to cash from operations
  Depreciation and amortization                             373     363     352
  ------------------------------------------------------------------------------
  Business divestitures and realignments                    102      --      --
  ------------------------------------------------------------------------------
  Gain on sale of business                                  (59)     --      --
  ------------------------------------------------------------------------------
  Increase in receivables                                  (124)     (2)    (29)
  ------------------------------------------------------------------------------
  Increase in inventories                                   (60)    (56)    (47)
  ------------------------------------------------------------------------------
  Increase in accounts payable and accrued liabilities       40       3      55
  ------------------------------------------------------------------------------
  (Decrease) increase in income taxes payable                (3)    (25)     20
  ------------------------------------------------------------------------------
  Change in other noncurrent assets and liabilities
  and other--net                                             24     (19)    (47)
--------------------------------------------------------------------------------
     Cash from operating activities                       1,007   1,008   1,072
--------------------------------------------------------------------------------
Investing activities
Capital spending
  Additions to property and investments                    (466)   (476)   (448)
  ------------------------------------------------------------------------------
  Business acquisitions, net of cash balances acquired     (363)    (13)     (6)
--------------------------------------------------------------------------------
Proceeds from business divestitures                         171      --      60
--------------------------------------------------------------------------------
Reductions of property and investments                       75      20     119
--------------------------------------------------------------------------------
     Cash used for investing activities                    (583)   (469)   (275)
--------------------------------------------------------------------------------
Financing activities
Net change in borrowings with maturities of three
months or less                                             (223)    248      13
--------------------------------------------------------------------------------
Proceeds from other short-term debt                          89      59      48
--------------------------------------------------------------------------------
Repayment of other short-term debt                          (78)    (50)    (66)
--------------------------------------------------------------------------------
Proceeds from long-term debt                                472     158     118
--------------------------------------------------------------------------------
Repayment of long-term debt                                 (63)   (153)    (51)
--------------------------------------------------------------------------------
Loans to employee stock ownership plan                      (27)    (26)    (25)
--------------------------------------------------------------------------------
Repayment of loans by employee stock ownership plan          38      34      29
--------------------------------------------------------------------------------
Purchase of treasury stock                                 (343)   (635)   (588)
--------------------------------------------------------------------------------
Issuance of treasury stock                                   14      27       8
--------------------------------------------------------------------------------
Dividends paid                                             (239)   (237)   (239)
--------------------------------------------------------------------------------
     Cash used for financing activities                    (360)   (575)   (753)
--------------------------------------------------------------------------------
Effect of currency exchange rate changes on cash and
cash equivalents                                             (5)     --      --
--------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents         59     (36)     44
--------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                 70     106      62
--------------------------------------------------------------------------------
Cash and cash equivalents, end of year                   $  129  $   70  $  106
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The accompanying notes to the financial statements are an integral part of this statement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
PERFORMANCE IN 1997 COMPARED WITH 1996
Overall Performance
Our sales increased 2% in 1997 to $7.4 billion from $7.2 billion in 1996. Over-all, the sales increase was due to a 6% increase in sales volumes, including sales from recent business acquisitions in our coatings segment, offset in part by a 2% decrease in sales prices and a 2% decline from foreign currency trans-lation due to the strong U.S. dollar. Slightly higher sales prices for certain products in our chemicals and coatings segments were substantially offset by lower sales prices for caustic soda in our chemicals segment and overall lower sales prices across the majority of our glass product lines.
 The gross profit percentage increased to 40.4% from 39.9% in the prior year. The benefits realized from improved manufacturing efficiencies, particularly in our glass and chemicals segments, favorable sales mix changes within our chemi-cals and coatings segments, and slightly higher sales prices and lower raw ma-terials costs within our coatings segment contributed to the increase. These improvements were partially offset by lower overall sales prices in our glass segment and for caustic soda in our chemicals segment, and the negative effects of inflation on our glass and chemicals segments.
 Net income and earnings per common share for 1997 were $714 million and $3.97, respectively, compared with $744 million and $3.96, respectively, for 1996. Net income in 1997 was affected by the same factors as gross profit. In addition, these earnings were adversely affected by pre-tax business divestiture and re-alignment charges of $102 million associated with our glass operations; higher overhead costs associated with growth initiatives in our coatings segment; in-creased advertising, selling and environmental expenses in our chemicals seg-ment; the negative effects of inflation and foreign currency translation, and a slight increase in interest costs associated with higher outstanding borrowings. These negative factors were offset in part by a pre-tax $59 million gain from the sale of our surfactants business and lower income tax expense. Reduced average shares outstanding, as a result of repurchases of common stock by the Company, also favorably affected earnings per common share for 1997.

Results of Business Segments
Coatings sales increased 5% to $3.1 billion for 1997 from $2.9 billion for 1996. A 7% sales volume increase, including sales from recent business acquisi-tions, and a 1% increase in overall sales prices were partially offset by a 3% decline from foreign currency translation. Volume increases for automotive original and industrial coatings and improved sales prices for automotive refinish products in North America and Europe and for North American industrial coatings were partially offset by lower sales prices for our automotive origi-nal coatings products in North America and Europe. Operating income increased to $568 million in 1997, compared with $529 million in the prior year. The earnings improvement was attributable to the same volume and price factors that contributed to the sales increase, combined with lower raw material costs and slightly improved manufacturing efficiencies. These improvements were offset in part by higher overhead costs associated with growth initiatives, particularly in South America and Asia, the negative effects of inflation and foreign cur-rency translation, and higher legal expenses.
 Glass sales remained relatively constant at $2.7 billion in 1997 and 1996. A 5% increase in sales volumes was offset by declines of 3% each related to sales prices and foreign currency translation. Although volumes increased for fiber glass products, worldwide automotive original glass products, flat glass in North America and Europe, and aircraft products, these increases were offset by lower sales prices for fiber glass, flat glass and automotive original glass products in North America and Europe. Operating income decreased to $330 mil-lion in 1997 compared with $431 million in the prior year. The decrease was at-tributable to fourth-quarter pre-tax charges totaling $65 million for restruc-turing actions related principally to the closing of our Perry, Ga., float glass plant, the sales price reductions mentioned above, the negative effects of inflation and foreign currency translation, and slightly higher legal ex-penses. Improved worldwide manufacturing efficiencies and increased overall volumes partially offset these unfavorable factors.
 Chemicals sales totaled $1.6 billion for 1997, up 2% from 1996. A 6% increase in sales volumes was substantially offset by a 3% decline in overall sales prices and a 1% decline from foreign currency translation. Volume increases for chlorine and caustic soda products, and for certain specialty chemical prod-ucts, particularly Transitions(R) optical lenses, and higher selling prices for chlorine, vinyl chloride monomer and other chlorine derivative products were offset by significantly lower selling prices for caustic soda, reduced volumes for vinyl chloride monomer and the absence of sales from our surfactants busi-ness divested late in 1997. Operating income increased to $430 million in 1997 from $376 million in 1996, and included a $59 million pre-tax gain from the sale of our surfactants business. Excluding this gain, operating earnings de-clined $5 million. The favorable effects of volume increases for specialty chemicals and chlor-alkali products, price improvements for chlorine, vinyl chloride monomer and other chlorine derivative products, and improved manufac-turing efficiencies associated with chlor-alkali products were more than offset by the decline in sales prices for caustic soda, increased advertising and selling expenses, principally for Transitions(R) optical lenses,

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
the negative effects of inflation on raw material costs, and higher environmen-tal and legal expenses.

Other Significant Factors
The increase in other unallocated corporate expenses-net from $11 million in 1996 to $56 million in 1997 was primarily attributable to a fourth-quarter pre-tax charge of $37 million related to the planned disposition of our equity in-terests in two Asian float glass plants and lower earnings from our equity af-filiates.
 The reduction in income tax expense and the overall effective tax rate in 1997 were principally attributable to realization of capital losses associated with the disposition of certain non-U.S. affiliates, which offset certain capital gains, a portion of which had been taxed in a previous year.
 The increase in accounts receivable and inventories principally related to the fourth-quarter 1997 acquisitions by our coatings and chemicals segments. Higher sales volume in 1997 also contributed to the increase in accounts receivable, while anticipated volume increases in 1998 contributed to the increase in in-ventories. Partially offsetting these increases was the negative effect of translating foreign subsidiary accounts receivable and inventory balances into U.S. dollars.
 The increase in other current assets is due to the inclusion of the net assets of the European decorative coatings business of Max Meyer Duco, S.p.A., which we expect to sell in 1998.
 Other long-term assets increased because of goodwill and other intangible as-sets resulting from 1997 acquisition activity and an increase in our prepaid pension asset.
 Increases in accounts payable and accrued liabilities resulted from business acquisitions and the accrual of a restructuring reserve. However, these in-creases were partially offset by the effect of translating foreign subsidiary liability balances into U.S. dollars.
 The decrease in the 1997 year-end discount rate from the prior year end in-creased the additional minimum pension liability accrual and produced an ad-justment in the shareholders' equity section of the balance sheet.

Outlook
PPG's strategy to focus on new product development and positioning as a low-cost producer will likely result in increased volume in many of our businesses, despite the expected slowing in the economic growth rate of the United States and a slight improvement in growth in Europe in 1998. In addition, volume will benefit from the impact of a full year's results from businesses acquired in 1997. The current economic weakness in Asia could have an impact on all of our businesses and may cause certain chemicals prices to weaken in 1998. However, to the extent this occurs, PPG may also benefit as certain raw material costs in the chemicals and coatings industries may decrease and inflationary pres-sures, particularly in North America, may be reduced and further extend the economic expansion. PPG's diversification of product lines and worldwide mar-kets served tend to reduce the overall impact on results of operations or changes in demand for a particular product line or in a particular geographic area.

Accounting Standards
During the first quarter of 1997, the Company adopted the provisions of State-ment of Position (SOP) No. 96-1, "Environmental Remediation Liabilities." The adoption of SOP No. 96-1 did not have a material impact on the Company's finan-cial position or results of operations in 1997 and did not affect the Company's cash flow.
 In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after Dec. 15, 1997. The Company is currently evaluating the impact of this new standard on its current reporting of operating segment information in its annual financial statements.

Business Divestitures and Realignments
We approved a program in late 1997 to restructure certain glass businesses that were not meeting strategic and performance objectives. The principal components of this program include the closure of our Perry, Ga., flat glass plant and the sale of our equity interests in two Asian float glass plants, which are ex-pected to be completed in 1998. We recorded a pre-tax charge of $102 million in 1997 to reflect the estimated cost of this program. Asset write-offs comprise $61 million of the total charge. The remaining $41 million will require cash outlays primarily for severance (317 employees), a proportionate share of eq-uity investee indebtedness, and demolition and environmental costs, net of es-timated proceeds from sale. No significant amounts had been paid as of Dec. 31, 1997, and substantially all of these cash payments will be made in 1998.
 The loss on the disposition of our equity interests in two Asian float glass plants is based upon management's best estimate of the amounts expected to be realized on the sale of these facilities. Due in part to the current Asian eco-nomic instability, the proceeds the Company will ultimately realize on these sales could, in the near term, differ from the amounts assumed in arriving at the $37 million pre-tax charge on the disposition of these investments.
 PPG's European flat and automotive glass businesses are not performing at lev-els that meet the Company's strategic and performance objectives. As a result, management is in

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
the process of evaluating available options to restructure these businesses. This evaluation process is expected to be completed in the next several months.

PERFORMANCE IN 1996 COMPARED WITH 1995
Overall Performance
Our sales in 1996 increased 2% to $7.2 billion from $7.1 billion in 1995. Contributing to the overall sales increase was a 3% increase in sales volumes, which was partially offset by a 1% decrease in overall sales prices and the unfavorable effects of foreign currency translation. Higher volumes from each of our business segments, including sales from several small acquisitions, and higher sales prices in our coatings segment contributed to the increase. Partially offsetting these improvements were the absence of sales from our divested European architectural coatings business and sodium chlorate business and lower sales prices for our chemicals and glass segments.
 The gross profit percentage decreased to 39.9% in 1996 from 40.3% in 1995. Contributing to the decline were lower overall sales prices and the negative overall effect of inflation as the unfavorable impacts in our glass and chemi-cals segments were partially offset by lower raw material costs in our coatings segment. The positive effects of improved manufacturing efficiencies in each of our business segments only partially offset these unfavorable factors.
 Net income for 1996 was $744 million compared with $768 million for 1995. Earnings per share rose to $3.96 from $3.80 in 1995. Included in 1995's net in-come was an after-tax gain of $24 million ($0.12 per share) from a legal set-tlement of a glass technology dispute with Pilkington plc of England. Our 1996 earnings were affected unfavorably by lower other earnings, the decline in our gross profit percentage, increased interest expense and higher minority inter-est attributable in part to increased earnings from our majority-owned subsidi-ary Transitions Optical, Inc. Our other earnings in 1996 declined due to gains from legal settlements in 1995, the most significant of which was the settle-ment with Pilkington, and lower earnings from equity affiliates in 1996 than in 1995. Interest expense in 1996 increased as a result of higher overall borrowings, partially offset by lower average interest rates in 1996 compared with 1995.
 These negative factors were partially offset by higher overall sales volumes in each of our business segments and lower other charges. The majority of the decline in other charges in 1996 was attributable to lower environmental ex-pense and the settlement of a legal dispute in 1995. Additionally, the benefits of ongoing overhead cost reduction actions were more than offset by the nega-tive effects of inflation.
 While the effective tax rate for both 1996 and 1995 was 38%, income tax ex-pense decreased slightly because of lower pretax earnings. Reduced average shares outstanding, due to repurchases of PPG common stock by the Company, fa-vorably affected earnings per share during 1996.

Results of Business Segments
Coatings sales increased 3% to $2.9 billion for 1996 from $2.8 billion for 1995, while operating income increased to $529 million from $469 million. A 2% increase in sales volumes and a 1% increase in overall sales prices contributed to the overall sales increase. Improved volumes in North America, higher sales prices in most of the segment's major businesses, and sales from several small acquisitions were partially offset by the absence of sales from our European architectural coatings business divested late in 1995. The increase in operat-ing income in 1996 was the result of the factors that contributed to the sales increase, lower raw material costs, reduced overhead costs and improved manu-facturing efficiencies. These positive factors were partially offset by the negative effects of inflation on overhead costs in 1996 and gains from two le-gal settlements included in 1995 operating income.
 Glass sales for 1996 were $2.7 billion compared with $2.65 billion for 1995. A 4% increase in sales volumes was partially offset by decreases of 1% each re-lated to overall sales prices and foreign currency translation. Operating in-come was $431 million compared with $479 million in 1995. The benefits of im-proved volumes in North America and higher sales prices for fiber glass and North American automotive replacement glass products were partially offset by lower worldwide flat glass prices, particularly in Europe, and lower European volumes. Operating income in 1995 included the gain from the legal settlement with Pilkington. Also contributing to the decline in operating income in 1996 were lower sales prices for our flat glass and automotive original glass prod-ucts and the negative effects of inflation. Higher fiber glass sales prices, improved manufacturing efficiencies, increased overall volumes and lower over-head costs only partially offset these negative factors.
 Chemicals sales were $1.61 billion for 1996 compared with $1.6 billion for 1995, while operating income for the same periods was $376 million and $383 million, respectively. Sales volumes increased 4% overall and were substan-tially offset by a 3% decrease in overall sales prices and the unfavorable ef-fects of foreign currency translation. We experienced volume improvements in most of the segment's major businesses, particularly Transitions(R) lenses and silica products, and higher prices for our specialty chemical products. Sub-stantially offsetting these benefits were lower prices for chlor-alkali prod-ucts and the absence of sales

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
from our sodium chlorate business, which was divested in late 1995. The de-crease in operating income in 1996 is attributable to lower chlor-alkali sales prices, the negative effects of inflation and increased overhead costs in sup-port of the growth in the Transitions/R/ lens business. These negative factors were only partially offset by the benefits of volume improvements, lower envi-ronmental expense, the absence of a charge for a legal dispute and improved manufacturing efficiencies.

Other Significant Factors
The increase in other unallocated corporate expenses--net in 1996 was primarily attributable to lower earnings from our equity affiliates.

COMMITMENTS AND CONTINGENT LIABILITIES, INCLUDING ENVIRONMENTAL MATTERS
PPG is involved in a number of lawsuits and claims, both actual and potential, including some which it has asserted against others, in which substantial money damages are sought. These lawsuits and claims relate to product liability, con-tract, patent, antitrust, environmental and other matters arising out of the conduct of PPG's business. PPG's lawsuits and claims against others include claims against insurers and other third parties with respect to actual and con-tingent losses related to environmental matters. Management believes that the outcome of all lawsuits and claims involving PPG, in the aggregate, will not have a material effect on PPG's consolidated financial position, results of op-erations or liquidity.
 It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are not discounted. As of Dec. 31, 1997 and 1996, PPG had reserves for environmental contingencies totaling $100 million and $91 million, respectively. Pre-tax charges against income for environmental remediation costs in 1997, 1996 and 1995 totaled $34 million, $27 million and $49 million, respectively, and are included in "Other charges" in the statement of income. Cash outlays related to such charges aggregated $25 million, $36 million and $39 million in 1997, 1996 and 1995, respectively.
 Management anticipates that the resolution of the Company's environmental con-tingencies, which will occur over an extended period of time, will not result in future annual charges against income that are significantly greater than those recorded in recent years. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the outcome of the Company's environmental contingencies will not have a material effect on PPG's financial position or liquidity.
 In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated to be as much as $200 million to $400 million, which range is unchanged from the prior year end. Such unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. Although insurers and other third parties may cover a portion of these costs, to the extent they are incurred, any potential recovery is not included in this unreserved exposure to future loss. The Company's environmental contingencies are expected to be resolved over an ex-tended period of time.
 Although the unreserved exposure to future loss relates to all sites, a sig-nificant portion of such exposure involves three operating plant sites and one closed plant site. Initial remedial actions are occurring at these sites. Stud-ies to determine the nature of the contamination are reaching completion and the need for additional remedial actions, if any, is presently being evaluated. The loss contingencies related to the remaining portion of such unreserved ex-posure include significant unresolved issues such as the nature and extent of contamination, if any, at sites and the methods that may have to be employed should remediation be required.
 With respect to certain waste sites, the financial condition of any other po-tentially responsible parties also contributes to the uncertainty of estimating PPG's final costs. Although contributors of waste to sites involving other po-tentially responsible parties may face governmental agency assertions of joint and several liability, in general, final allocations of costs are made based on the relative contributions of wastes to such sites. PPG is generally not a ma-jor contributor to such sites.
 The impact of evolving programs, such as natural resource damage claims, in-dustrial site reuse initiatives and state voluntary remediation programs, also adds to the present uncertainties with regard to the ultimate resolution of this unreserved exposure to future loss. The Company's assessment of the poten-tial impact of these environmental contingencies is subject to considerable un-certainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies.

Impact of Inflation
PPG's financial statements are prepared on a historical cost basis, which does not completely account for the effects of inflation. Since the cost of most of the Company's inventories is determined using the last-in, first-out (LIFO) method,

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
the cost of sales reported in the financial statements approximates current costs.
 In 1997 and 1996, our operating results were negatively affected as increased production costs, resulting from inflation, were not fully recovered through price increases and manufacturing efficiencies. In 1995 the negative effects of inflation on our costs were more than offset, for the Company as a whole, by a combination of price increases and improved manufacturing efficiencies. While inflationary pressure on costs is expected to continue, we anticipate that on-going improvements in operating efficiencies, as well as raw material substitu-tion and increases in selling prices for certain products, will mitigate to a significant extent the negative impact of inflation on 1998 operating income.

FINANCIAL RESOURCES, CAPITAL SPENDING
Over the past three years, we continued to have sufficient financial resources to meet operating requirements, to fund our capital spending, share repurchase programs and pension contributions, and to pay increased dividends to share-holders. Cash from operating activities was $1,007 million in 1997, $1,008 mil-lion in 1996 and $1,072 million in 1995. Dividends paid to shareholders totaled $239 million in 1997, $237 million in 1996 and $239 million in 1995. Contribu-tions to U.S. pension plans totaled $109 million and $146 million in 1996 and 1995, respectively.
 During 1997, 1996 and 1995, the Company repurchased approximately 5.3 million,
11.9 million and 13.5 million shares of common stock at a cost of $302 million, $606 million and $585 million, respectively, under various share repurchase programs, the most recent of which authorized the repurchase of 10 million shares of common stock, and was initiated in July 1996. As of Dec. 31, 1997,
9.9 million shares of common stock had been repurchased under the most recent program at a cost of $553 million. The repurchase of common stock was financed principally by cash from operations and proceeds from long-term debt.
 In 1997 long-term debt was increased principally by the issuance of $450 mil-lion of notes at rates ranging from 6 1/4% to 6 7/8% partially offset by sched-uled debt repayments. In 1996 long-term debt was increased principally by the issuance of $150 million of callable 7 3/8% notes partially offset by scheduled debt repayments. In 1995 long-term debt was increased principally by the issu-ance of $100 million of non-callable 6 7/8% notes partially offset by scheduled debt repayments. The proceeds from the issuance of the notes were used for gen-eral corporate purposes, including the repayment of commercial paper borrowings.
 Capital spending in 1997 totaled $829 million, compared with $489 million in 1996 and $454 million in 1995. This spending related to modernization and pro-ductivity improvements, expansion of existing businesses, environmental control projects and, in 1997, 1996 and 1995, business acquisitions totaling $363 mil-lion, $13 million and $6 million, respectively. Additionally, a 1995 acquisi-tion was financed through issuance of treasury stock with a market value ap-proximating $15 million. Capital spending of a similar nature, excluding acquisitions, is expected to total about $600 million during 1998.
 In 1998 the Company will continue to implement its acquisition strategy fo-cused on areas of recognized strength. It is anticipated that any acquisitions completed will be funded through a combination of cash generated from opera-tions and external funding sources.
 The ratio of total debt, including capital leases, to total debt and equity was 40% and 37% at Dec. 31, 1997 and 1996, respectively. Cash from operations and the Company's debt capacity are expected to continue to be sufficient to fund capital spending, dividend payments, share repurchases and operating re-quirements.
 See Note 6, Debt and Bank Credit Agreements and Leases, for details regarding the use and availability of committed and uncommitted lines of credit.
 In addition to the lines of credit, the Company may issue up to $500 million aggregate principal amount under a shelf registration statement filed with the Securities and Exchange Commission in January 1998.

MARKET RISK
PPG is exposed to certain market risks arising from transactions that are entered into in the normal course of business. The Company may enter into derivative financial instrument transactions in order to manage or reduce this market risk. PPG's policies do not permit active trading of, or speculation in, derivative financial instruments. A discussion of the Company's primary market risk exposures and the management of those exposures is presented below.
 PPG generates revenues and costs that are subject to fluctuations due to changes in foreign currency exchange rates when transactions are denominated in currencies other than the functional currency. Since the Company manufactures its products in a number of locations around the world, principally North Amer-ica and Europe, it has a cost base that is diversified over a number of differ-ent currencies as well as the U.S. dollar, which serves to counterbalance par-tially its foreign currency transaction risk.
 PPG manages its foreign currency transaction risk to minimize the volatility of cash flows caused by currency fluctuations by forecasting foreign currency denominated cash flows of each subsidiary for a 12-month period and aggregating these cash inflows and outflows in each currency to determine the overall net transaction exposures. Decisions on whether to use derivative financial instru-ments to hedge

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
the net transaction exposures are made based on the amount of those exposures, by currency, and an assessment of the near-term outlook for each currency. The Company's policy permits the use of forward and option contracts (foreign cur-rency contracts) to hedge approximately 30% to 70% of its anticipated net for-eign currency cash flows over the next 12-month period. PPG does not hedge its exposure to translation gains and losses; however, by borrowing in local cur-rencies, it reduces such exposure. The Company does not hedge its foreign cur-rency exposures in a manner that eliminates the effect of changes in foreign currency rates on consolidated net income. The fair value of the foreign cur-rency contracts outstanding as of Dec. 31, 1997 and 1996, was not material. The market value of such contracts has a high correlation to the price changes in the currencies of the related hedged transactions. The potential reduction in PPG's future earnings resulting from an adverse change in the hedged currencies of its outstanding foreign currency contracts in the amount of 10% for European currencies and 20% for Asian and Latin American currencies would total approxi-mately $5 million. In addition, PPG has foreign currency denominated debt of $405 million. A weakening of the U.S. dollar relative to this foreign currency denominated debt of 10% for debt denominated in European currencies and 20% for debt denominated in Asian and Latin American currencies would result in an unrealized translation loss of approximately $52 million.
 The Company manages its interest rate risk in order to balance its exposure between fixed and variable rates while attempting to minimize its interest costs. Generally, the Company maintains variable interest rate debt at a level of 25% to 50% of total borrowings. PPG principally manages its interest rate risk by retiring and issuing debt from time to time. To a limited extent, PPG manages its interest rate risk through the use of interest rate swaps. As of Dec. 31, 1997 and 1996, the fair value of interest rate swaps was not material. A 10% increase in interest rates would affect PPG's variable rate debt obligations and reduce future earnings by approximately $3 million. Further, a 10% reduction in interest rates would increase the present value of the Company's fixed rate debt by approximately $58 million, which would not have a near-term impact on PPG's future earnings or cash flows.
 The Company enters into commodity swap and option contracts to reduce its exposure to fluctuations in prices for natural gas. The fair value of these contracts as of Dec. 31, 1997 and 1996, was not material. As a result of a 10% reduction in the price of natural gas, the Company would experience a potential loss in the fair value of the underlying commodity swap and option contracts as of Dec. 31, 1997, of approximately $8 million.

YEAR 2000
The Company has initiated a program to prepare its computer systems and applications for the year 2000. As part of this program, a review has been performed of key financial, business and operational systems, and plans have been developed to implement the required system modifications, and remediation efforts are under way.
 The Company expects to utilize both internal staff and outside consulting firms to complete the necessary system modifications, and anticipates that the associated costs to address this issue will not be material. It is anticipated that these costs will be largely funded from systems maintenance budgets. The Company is also contacting suppliers to obtain their assurance of year 2000 compliance.

                          BUSINESS SEGMENT INFORMATION
--------------------------------------------------------------------------------
Nature of Operations
PPG is a multinational manufacturer engaged in three lines of business: coatings, glass and chemicals. The coatings business supplies a variety of protective and decorative coatings and finishes along with adhesives, sealants and metal pretreatment products for automotive original equipment and aftermarket refinish, industrial and architectural applications. The glass business supplies flat and continuous-strand fiber glass for residential and commercial construction, automotive original and replacement, other transportation and industrial applications. The chemicals business supplies chlor-alkali and specialty chemical products. The primary chlor-alkali products are chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents and chlorinated benzenes. The primary specialty chemical products are Transitions(R) lenses, optical monomers, silicas, surfactants (until December 1997) and fine chemicals. Production facilities and markets for the coatings and glass businesses are predominantly in North America and Europe, while the chemicals business operates primarily in North America. Most coatings and glass products are sold directly to manufacturing and construction companies, although in some instances products are sold directly to independent distributors and mass merchants, and through PPG distribution outlets. Most chlor-alkali and specialty chemical products are sold directly to manufacturing companies in the chemical processing, rubber and plastics, paper, minerals and metals, water treatment, pharmaceutical and optical industries. Each of the businesses in which PPG is engaged is highly competitive. However, the diversification of product lines and worldwide markets served tends to minimize the impact on total sales and earnings of changes in demand for a particular product line or in a particular geographic area.

-----------------------------------------------------------------------------------------------------------------------------------
(Millions)               1997    1996    1995
------------------------------------------------------------------------------------------------------------------------------------
INDUSTRY SEGMENTS
Net sales
  Coatings             $3,059  $2,902  $2,812
  -------------------------------------------------------------------------------------------------------------------------------
  Glass                 2,673   2,704   2,651
  -------------------------------------------------------------------------------------------------------------------------------
  Chemicals             1,647   1,612   1,595
------------------------------------------------------------------------------------------------------------------------------------
   Total               $7,379  $7,218  $7,058
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Operating income
  Coatings             $  568  $  529  $  469
  -------------------------------------------------------------------------------------------------------------------------------
  Glass(/1/)              330     431     479
  -------------------------------------------------------------------------------------------------------------------------------
  Chemicals(/2/)          430     376     383
------------------------------------------------------------------------------------------------------------------------------------
   Total                1,328   1,336   1,331
------------------------------------------------------------------------------------------------------------------------------------
Interest--net             (97)    (85)    (74)
------------------------------------------------------------------------------------------------------------------------------------
Other unallocated
 corporate (expenses)
 income--net(/3/)         (56)    (11)      5
------------------------------------------------------------------------------------------------------------------------------------
Income before income
 taxes and minority
 interest              $1,175  $1,240  $1,262
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(continued on next page)

                         BUSINESS SEGMENT INFORMATION
-------------------------------------------------------------------------------
(continued)

(Millions)

INDUSTRY SEGMENTS              Coatings  Glass Chemicals Corporate  Total
-------------------------------------------------------------------------
1997
Segment assets(/4/)              $2,244 $2,066    $1,166    $1,392 $6,868
-------------------------------------------------------------------------
Depreciation and amortization    $   92 $  176    $   90    $   15 $  373
-------------------------------------------------------------------------
Capital spending                 $  431 $  170    $  157    $   71 $  829
-------------------------------------------------------------------------
1996
Segment assets(/4/)              $1,756 $2,183    $1,179    $1,323 $6,441
-------------------------------------------------------------------------
Depreciation and amortization    $   88 $  173    $   88    $   14 $  363
-------------------------------------------------------------------------
Capital spending                 $  117 $  194    $  134    $   44 $  489
-------------------------------------------------------------------------
1995
Segment assets(/4/)              $1,723 $2,128    $1,129    $1,214 $6,194
-------------------------------------------------------------------------
Depreciation and amortization    $   84 $  167    $   86    $   15 $  352
-------------------------------------------------------------------------
Capital spending                 $  125 $  222    $   83    $   24 $  454
-------------------------------------------------------------------------
-------------------------------------------------------------------------

-------------------------------------------------------------------------

(Millions)               1997    1996    1995
-----------------------------------------------------------------------------------------------------------------------------------
GEOGRAPHIC SEGMENTS
Net sales
  United States        $4,960  $4,844  $4,702
  -------------------------------------------------------------------------------------------------------------------------------
  Europe                1,560   1,633   1,712
  -------------------------------------------------------------------------------------------------------------------------------
  Canada                  477     465     431
  -------------------------------------------------------------------------------------------------------------------------------
  Other                   382     276     213
-----------------------------------------------------------------------------------------------------------------------------------
   Total               $7,379  $7,218  $7,058
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Operating income
  United States(/5/)   $1,092  $1,060  $1,058
  -------------------------------------------------------------------------------------------------------------------------------
  Europe                  154     145     153
  -------------------------------------------------------------------------------------------------------------------------------
  Canada                   81      98      96
  -------------------------------------------------------------------------------------------------------------------------------
  Other                     1      33      24
-----------------------------------------------------------------------------------------------------------------------------------
   Total                1,328   1,336   1,331
-----------------------------------------------------------------------------------------------------------------------------------
Interest--net             (97)    (85)    (74)
-----------------------------------------------------------------------------------------------------------------------------------
Other unallocated
 corporate (expenses)
 income--net(/3/)         (56)    (11)      5
-----------------------------------------------------------------------------------------------------------------------------------
Income before income
 taxes and minority
 interest              $1,175  $1,240  $1,262
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Segment assets(/4/)
  United States        $3,207  $3,096  $2,994
  -------------------------------------------------------------------------------------------------------------------------------
  Europe                1,623   1,498   1,519
  -------------------------------------------------------------------------------------------------------------------------------
  Canada                  282     267     274
  -------------------------------------------------------------------------------------------------------------------------------
  Other                   364     257     193
  -------------------------------------------------------------------------------------------------------------------------------
  Corporate             1,392   1,323   1,214
-----------------------------------------------------------------------------------------------------------------------------------
   Total               $6,868  $6,441  $6,194
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Operating income in 1997 includes a pre-tax restructuring charge of $65 million principally related to the closure of the Perry, Ga., plant.
(2) Operating income in 1997 includes a pre-tax gain of $59 million related to the sale of the surfactants business.
(3) Other unallocated corporate expenses--net in 1997 includes a pre-tax charge of $37 million related to the disposition of equity interests in two Asian float glass plants.
(4) Segment assets are the total assets used in the operation of each business segment. Corporate assets are principally cash and cash equivalents, investments, income tax assets, the Company's headquarters building and prepaid pensions.
(5) Operating income in 1997 includes a pre-tax charge of $58 million principally related to the divestiture of the Perry, Ga., plant and a pre-tax gain of $59 million related to the sale of the surfactants business.

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

Goodwill
Goodwill, representing the excess of the cost over the net tangible and identi-fiable intangible assets of acquired businesses, is stated at cost and is amor-tized on a straight-line basis over the estimated future periods to be bene-fited (15 to 40 years). The Company evaluates the recoverability of goodwill at each balance sheet date and would record an impairment if necessary.

Employee Stock Ownership Plan
We account for our employee stock ownership plan (ESOP) in accordance with Statement of Position (SOP) No. 93-6 for PPG common stock purchased after Dec. 31, 1992 (new ESOP shares). As permitted by SOP No. 93-6, shares purchased prior to Dec. 31, 1992 (old ESOP shares), continue to be accounted for in ac-cordance with SOP No. 76-3. ESOP shares are released and allocated to partici-pants based upon debt service paid during the year on loans used by the ESOP to purchase the shares. Unearned compensation, reflected as a reduction of share-holders' equity, principally represents the unpaid balance of such ESOP loans. Dividends received by the ESOP are used to pay debt service.
 For old ESOP shares, compensation expense is equal to amounts contributed, or committed to be contributed, to the ESOP by the Company less the ESOP interest expense element of such contributions. Dividends on old ESOP shares are de-ducted from retained earnings. Old ESOP shares are considered to be outstanding in computing earnings per share.
 For new ESOP shares, compensation expense is equal to the Company's matching contribution (see Note 8). Dividends on released new ESOP shares are deducted from retained earnings, and dividends on unreleased shares are reported as a reduction of debt or accrued interest. Only new ESOP shares that have been released are considered outstanding in computing earnings per share.

Cash equivalents
Cash equivalents are highly liquid investments (valued at cost, which approxi-mates fair value) acquired with an original maturity of three months or less.

Derivative instruments
Derivative financial instruments are used to hedge a portion of the Company's foreign currency and interest rate exposures. Income and expense are recorded in the same caption as that arising from the related asset or liability being hedged. Premiums paid on option contracts are amortized over the lives of the contracts.
 Gains and losses related to hedges of firm commitments are deferred and recog-nized over the expected remaining lives of the related assets and liabilities. Unrealized gains

                                     NOTES
--------------------------------------------------------------------------------
and losses from option contracts that hedge anticipated transactions are also deferred and recognized in income in the same period as the hedged transac-tions. Unrealized gains and losses from forward contracts that hedge antici-pated transactions are not deferred.
 The Company also uses commodity swap and option contracts to reduce its expo-sure to fluctuations in prices for natural gas. Gains and losses on these con-tracts are deferred and recognized in income in the same period as the hedged transactions as an adjustment to cost of sales.
 The fair value of derivative instruments held as of Dec. 31, 1997 and 1996, was not material. The Company does not enter into derivative transactions for speculative purposes and therefore holds no derivative instruments for trading purposes.

2. ACQUISITIONS, BUSINESS DIVESTITURES AND REALIGNMENTS
During 1997, we acquired several businesses, all of which were recorded using the purchase method of accounting and, accordingly, the results of operations of the acquired companies have been included in our consolidated results from their respective acquisition dates. In September 1997, we acquired the U.S. in-dustrial pretreatment business of Man-Gill Chemical Company; in November 1997, we acquired Max Meyer Duco S.p.A. (Max Meyer), a European supplier of automo-tive refinish, fleet finish and decorative coatings, and Phillips Paint Prod-ucts, a Canadian industrial coatings manufacturer; and in December 1997, we ac-quired the worldwide packaging coatings businesses of BASF Lacke + Farben AG, a German company, Keeler & Long, a U.S. manufacturer of high-performance coatings and coil coatings, and Sipsy Chimie Fine S.C.A., a French manufacturer of phar-maceutical intermediates and formerly a wholly owned subsidiary of Warner Lam-bert Company. During 1997, we also increased our ownership interest from 45% to 100% in two related automotive original coatings companies located in Brazil and Argentina. The cost of these 1997 acquisitions was $363 million plus the assumption of $42 million in indebtedness.
 We expect to sell the European decorative coatings business of Max Meyer in 1998. Therefore, the net assets of that business are reflected as "Other cur-rent assets" in the balance sheet at Dec. 31, 1997.
 The preliminary purchase price allocations for these acquisitions used in preparing the Dec. 31, 1997, balance sheet are subject to adjustment in 1998 when finalized. On a pro forma basis, if these acquisitions had occurred effective as of Jan. 1, 1996, they would have contributed approximately $300 million to net sales in both 1997 and 1996. The pro forma effect of these acquisitions on net income and earnings per share in 1997 and 1996 would not be material. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of Jan. 1, 1996, nor are they necessarily indicative of future operating results.
 Business divestitures completed in 1997, primarily the sale of the surfactants business, resulted in a net pre-tax gain of $58 million. Net sales associated with these businesses totaled $111 million in 1997, $122 million in 1996 and $119 million in 1995.
 We also approved a program in late 1997 to restructure certain glass businesses that were not meeting strategic and performance objectives. The principal components of this program include the closure of our Perry, Ga., flat glass plant and the sale of our equity interests in two Asian float glass plants, which are expected to be completed in 1998. We recorded a pre-tax charge of $102 million in 1997 to reflect the estimated cost of this program. Asset write-offs comprise $61 million of the total charge. The remaining $41 million will require cash outlays primarily for severance (317 employees), a proportionate share of equity investee indebtedness, and demolition and environmental costs, net of estimated proceeds from sale. No significant amounts had been paid as of Dec. 31, 1997, and substantially all of these cash payments will be made in 1998.
 The loss on the disposition of our equity interests in two Asian float glass plants is based upon management's best estimate of the amounts expected to be realized on the sale of these facilities. Due in part to the current Asian eco-nomic instability, the proceeds the Company will ultimately realize on these sales could, in the near term, differ from the amounts assumed in arriving at the $37 million pre-tax charge on the disposition of these investments.

3. SHAREHOLDERS' EQUITY
A class of 10 million shares of preferred stock, without par value, is autho-rized but unissued. Common stock has a par value of $1.66 2/3 per share and 600 million shares are authorized. Shares outstanding at Dec. 31, 1997 and 1996, exclude unreleased new ESOP shares (see Note 8).
 PPG has a Shareholders' Rights Plan, under which each share of the Company's outstanding common stock has an associated preferred share purchase right. The rights are exercisable only under certain circumstances and allow holders of such rights to purchase common stock of PPG or an acquiring company at a dis-counted price, which generally would be 50% of the respective stocks' current fair market value.
 Per share cash dividends paid were $1.33 in 1997, $1.26 in 1996 and $1.18 in 1995.

                                     NOTES
--------------------------------------------------------------------------------

                                                                                                       Minimum
                               Common Stock   Additional             Treasury Stock        Unearned    Pension    Currency
                              Shares     Par   Paid-In   Retained                        Compensation Liability  Translation
(Dollars in Millions)         Issued    Value  Capital   Earnings    Shares      Cost    (See Note 8) Adjustment Adjustment
----------------------------------------------------------------------------------------------------------------------------
BALANCE, JAN. 1, 1995       290,573,068 $484     $68      $3,717   (83,434,423) $(1,489)    $(183)       $ (2)      $ (39)
----------------------------------------------------------------------------------------------------------------------------
Net income                           --   --      --         768            --       --        --          --          --
----------------------------------------------------------------------------------------------------------------------------
Cash dividends                       --   --      --        (239)           --       --        --          --          --
----------------------------------------------------------------------------------------------------------------------------
Purchase of treasury
   stock                             --   --      --          --   (13,582,300)    (588)       --          --          --
----------------------------------------------------------------------------------------------------------------------------
Issuance of treasury
   stock                             --   --      14          --       893,622       17        --          --          --
----------------------------------------------------------------------------------------------------------------------------
Loans to ESOP                        --   --      --          --            --       --       (25)         --          --
----------------------------------------------------------------------------------------------------------------------------
Repayment of loans by
ESOP                                 --   --      --          --            --       --        29          --          --
----------------------------------------------------------------------------------------------------------------------------
Translation
   adjustments                       --   --      --          --            --       --        --          --          43
----------------------------------------------------------------------------------------------------------------------------
Other                                --   --      --           3            --       --        --          (8)         --
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DEC. 31, 1995      290,573,068  484      82       4,249   (96,123,101)  (2,060)     (179)        (10)          4
----------------------------------------------------------------------------------------------------------------------------
Net income                           --   --      --         744            --       --        --          --          --
----------------------------------------------------------------------------------------------------------------------------
Cash dividends                       --   --      --        (237)           --       --        --          --          --
----------------------------------------------------------------------------------------------------------------------------
Purchase of treasury
   stock                             --   --      --          --   (12,452,817)    (635)       --          --          --
----------------------------------------------------------------------------------------------------------------------------
Issuance of treasury
   stock                             --   --      15          --     1,217,958       28        --          --          --
----------------------------------------------------------------------------------------------------------------------------
Loans to ESOP                        --   --      --          --            --       --       (26)         --          --
----------------------------------------------------------------------------------------------------------------------------
Repayment of loans by
ESOP                                 --   --      --          --            --       --        34          --          --
----------------------------------------------------------------------------------------------------------------------------
Translation
   adjustments                       --   --      --          --            --       --        --          --         (14)
----------------------------------------------------------------------------------------------------------------------------
Other                                --   --      --           4            --       --        --          --          --
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DEC. 31, 1996      290,573,068  484      97       4,760  (107,357,960)  (2,667)     (171)        (10)        (10)
----------------------------------------------------------------------------------------------------------------------------
Net income                           --   --      --         714            --       --        --          --          --
----------------------------------------------------------------------------------------------------------------------------
Cash dividends                       --   --      --        (239)           --       --        --          --          --
----------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock           --   --      --          --    (5,964,792)    (343)       --          --          --
----------------------------------------------------------------------------------------------------------------------------
Issuance of treasury
   stock                             --   --       2          --       804,507       20        --          --          --
----------------------------------------------------------------------------------------------------------------------------
Loans to ESOP                        --   --      --          --            --       --       (27)         --          --
----------------------------------------------------------------------------------------------------------------------------
Repayment of loans by
ESOP                                 --   --      --          --            --       --        36          --          --
----------------------------------------------------------------------------------------------------------------------------
Translation
   adjustments                       --   --      --          --            --       --        --          --        (126)
----------------------------------------------------------------------------------------------------------------------------
Other                                --   --      --           4            --       --        --         (15)         --
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DEC. 31, 1997      290,573,068 $484     $99      $5,239  (112,518,245) $(2,990)    $(162)       $(25)      $(136)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

4. WORKING CAPITAL DETAIL

                                         December 31
-------------------------------------------------------
(Millions)                                1997    1996
-------------------------------------------------------
Receivables
  Customers                             $1,236  $1,166
  -----------------------------------------------------
  Other                                    138      85
  -----------------------------------------------------
  Allowance for doubtful accounts          (21)    (25)
-------------------------------------------------------
   Total                                $1,353  $1,226
-------------------------------------------------------
-------------------------------------------------------
Inventories(/1/)
  Finished products and work in process $  608  $  548
  -----------------------------------------------------
  Raw materials                            141     134
  -----------------------------------------------------
  Supplies                                 114     115
-------------------------------------------------------
   Total                                $  863  $  797
-------------------------------------------------------
-------------------------------------------------------

                                           December 31
-------------------------------------------------------
(Millions)                                  1997   1996
-------------------------------------------------------
Accounts payable and accrued liabilities
  Trade creditors                         $  646 $  602
  -----------------------------------------------------
  Accrued payroll                            237    237
  -----------------------------------------------------
  Other postretirement and pension
  benefits                                    56     56
  -----------------------------------------------------
  Other                                      271    211
-------------------------------------------------------
   Total                                  $1,210 $1,106
-------------------------------------------------------
-------------------------------------------------------

(1) Inventories valued using the LIFO method comprised 71% and 73% of total gross inventory values at Dec. 31, 1997 and 1996, respectively. If the first-in, first-out method of inventory valuation had been used, inventories would have been $191 million and $204 million higher at Dec. 31, 1997 and 1996, respectively.

                                     NOTES
--------------------------------------------------------------------------------

5. PROPERTY DETAIL

                              December 31
------------------------------------------
(Millions)                     1997   1996
------------------------------------------
Property(/1/)
  Land and land improvements $  304 $  296
  ----------------------------------------
  Buildings                   1,188  1,185
  ----------------------------------------
  Machinery and equipment     4,802  4,748
  ----------------------------------------
  Other                         291    247
  ----------------------------------------
  Construction in progress      173    212
------------------------------------------
   Total                     $6,758 $6,688
------------------------------------------
------------------------------------------

(1) Interest capitalized in 1997, 1996 and 1995 was $10 million, $12 million and $9 million, respectively.

6. DEBT AND BANK CREDIT AGREEMENTS AND LEASES

                                                              December 31
-------------------------------------------------------------------------
(Millions)                                                      1997 1996
-------------------------------------------------------------------------
9.3% notes, due 1999                                          $  123 $123
-------------------------------------------------------------------------
6 1/4% non-callable notes, due 2002                              100   --
-------------------------------------------------------------------------
6 7/8% non-callable debentures, due 2005                         100  100
-------------------------------------------------------------------------
6 1/2% notes, due 2007                                           150   --
-------------------------------------------------------------------------
6 7/8% notes, due 2012                                           100   --
-------------------------------------------------------------------------
7 3/8% notes, due 2016                                           149  149
-------------------------------------------------------------------------
6 7/8% notes, due 2017                                            99   --
-------------------------------------------------------------------------
9% non-callable debentures, due 2021                             148  148
-------------------------------------------------------------------------
ESOP notes(/1/)
  Weighted average 8.5% fixed-rate notes                          61   66
  -----------------------------------------------------------------------
  Variable-rate notes, weighted average 4.9% at Dec. 31, 1997     90   96
-------------------------------------------------------------------------
Various other debt, weighted average 5.1%                         45   46
-------------------------------------------------------------------------
Non-U.S. subsidiary borrowings
  12.7% notes, maturing in 1998 and 1999                          35   58
  -----------------------------------------------------------------------
  Fixed-rate notes, weighted average
  8.5% at Dec. 31, 1997, maturing in 1998                          3    9
  -----------------------------------------------------------------------
  Various other debt, weighted average
  5.8% at Dec. 31, 1997                                           69   63
-------------------------------------------------------------------------
Capital lease obligations                                         41   28
-------------------------------------------------------------------------
   Total                                                       1,313  886
-------------------------------------------------------------------------
Less payments due within one year                                 56   52
-------------------------------------------------------------------------
   Long-term debt                                             $1,257 $834
-------------------------------------------------------------------------
-------------------------------------------------------------------------

(1) See Note 8 for discussion of ESOP borrowings. The fixed- and variable-rate notes mature in 2009 and require annual principal payments from 1998 to 2008.

Aggregate maturities during the next five years are (in millions) $56 in 1998, $171 in 1999, $32 in 2000, $32 in 2001 and $137 in 2002.
 The Company has revolving credit agreements with credit lines totaling $820 million. Of these credit lines, $800 million will expire in December 2001 and require payment of annual fees equal to seven basis points on the unused por-tion of the lines. These lines support our commercial paper programs in the United States, Canada and the Netherlands. The remaining $20 million, relating to a subsidiary, will expire in September 1998 and requires payment of annual fees equal to 10 basis points on the unused portion of the line. PPG may cancel all or part of these credit agreements at any time without penalty or premium. At Dec. 31, 1997, we had used $10 million of these lines of credit.
 Our non-U.S. operations have other committed and uncommitted lines of credit totaling $21 million and $554 million, respectively, of which $14 million and $264 million, respectively, were used at Dec. 31, 1997. The committed lines of credit, which expire during the years 1998 and 1999, do not require significant commitment fees. The uncommitted lines of credit are subject to cancellation at any time and are not subject to any commitment fees.
 PPG is in compliance with the restrictive covenants under its various credit agreements, loan agreements and indentures.
 The Dec. 31, 1997 and 1996, balances for "Short-term debt and current portion of long-term debt" include, respectively, $34 million and $423 million of com-mercial paper and $354 million and $173 million of short-term notes. The weighted-average interest rates of short-term borrowings as of Dec. 31, 1997 and 1996, were 6.0% and 5.5%, respectively.
 Interest payments in 1997, 1996 and 1995 totaled $106 million, $109 million and $91 million, respectively.
 Rental expense for operating leases was $70 million, $68 million and $67 mil-lion in 1997, 1996 and 1995, respectively. Minimum lease commitments for oper-ating leases that have initial or remaining lease terms in excess of one year at Dec. 31, 1997, are (in millions) $30 in 1998, $21 in 1999, $12 in 2000, $6 in 2001, $4 in 2002 and $17 thereafter.

7. OTHER EARNINGS

----------------------------------------------------------
(Millions)                                  1997 1996 1995
----------------------------------------------------------
Interest income                             $  8 $ 11 $ 11
----------------------------------------------------------
Royalty income                                25   25   27
----------------------------------------------------------
Share of net earnings in equity affiliates    10   19   31
----------------------------------------------------------
Gain on sale of business                      59   --    7
----------------------------------------------------------
Other                                         60   68  113
----------------------------------------------------------
  Total                                     $162 $123 $189
----------------------------------------------------------
----------------------------------------------------------

                                     NOTES
--------------------------------------------------------------------------------
In 1995 "Other" includes gains on legal settlements, the most significant of which related to a glass technology dispute with Pilkington plc of England.
 PPG's share of undistributed earnings of equity affiliates was $85 million and $94 million at Dec. 31, 1997 and 1996, respectively. Dividends received from equity affiliates were $14 million, $15 million and $14 million in 1997, 1996 and 1995, respectively.

8. EMPLOYEE STOCK OWNERSHIP PLAN
Our employee stock ownership plan (ESOP) covers substantially all U. S. employ-ees. The Company makes matching contributions to the ESOP based upon partici-pant's savings, subject to certain limitations, the matching percentage being based upon our return on average equity for the previous year.
 In 1989 and 1990, the ESOP purchased 13,400,334 shares of PPG common stock (old ESOP shares) from the Company and on the open market. The ESOP purchased 471,526, 506,761 and 631,748 shares of PPG common stock (new ESOP shares) on the open market in 1997, 1996 and 1995, respectively. The ESOP financed these purchases through a combination of borrowings guaranteed by PPG and borrowings directly from PPG. Borrowings from third-parties to finance these purchases are included in debt in our balance sheet (see Note 6).
 Compensation expense related to the ESOP for 1997, 1996 and 1995 totaled $11 million, $15 million and $18 million, respectively. Interest expense totaled $11 million, $11 million and $12 million for 1997, 1996 and 1995, respectively. Dividends on PPG shares held by the ESOP, to service ESOP debt, totaled $39 million, $37 million and $34 million for 1997, 1996 and 1995, respectively. The fair value of unreleased new ESOP shares was $13 million and $12 million at Dec. 31, 1997 and 1996, respectively. Shares held by the ESOP as of Dec. 31, 1997 and 1996, are as follows:

---------------------------------------------------------------------------
                                        1997                   1996
---------------------------------------------------------------------------
                                Old Shares New Shares Old Shares New Shares
---------------------------------------------------------------------------
Allocated shares                 7,498,208  1,919,623  6,899,912  1,290,001
---------------------------------------------------------------------------
Shares released for allocation      10,575     22,249     10,432    196,058
---------------------------------------------------------------------------
Unreleased shares                5,891,551    228,360  6,489,990    212,647
---------------------------------------------------------------------------
  Total                         13,400,334  2,170,232 13,400,334  1,698,706
---------------------------------------------------------------------------
---------------------------------------------------------------------------

9. INCOME TAXES
The following is a reconciliation of the statutory U.S. corporate federal in-come tax rate to the effective income tax rate.

                                                      Percent of
                                                    Pre-tax Income
---------------------------------------------------------------------
                                                    1997  1996  1995
---------------------------------------------------------------------
U.S. federal income tax rate                        35.0% 35.0% 35.0%
---------------------------------------------------------------------
Changes in tax rate resulting from
Taxes on non-U.S. earnings and related tax credits    .1    .8    .3
  -------------------------------------------------------------------
State and local taxes--U.S.                          3.2   3.7   3.3
  -------------------------------------------------------------------
Other                                               (1.3) (1.5)  (.6)
---------------------------------------------------------------------
   Effective income tax rate                        37.0% 38.0% 38.0%
---------------------------------------------------------------------
---------------------------------------------------------------------

 The following table gives details of income tax expense in the statement of income. A portion of these taxes will be payable within one year and is there-fore shown below as "Current income taxes," while the balance is shown as "De-ferred income taxes."

---------------------------------------
(Millions)              1997  1996 1995
---------------------------------------
Current income taxes
  U.S. federal          $284  $255 $275
  -------------------------------------
  Non-U.S.                93    79   66
  -------------------------------------
  State and local--U.S.   58    66   65
---------------------------------------
   Total current         435   400  406
---------------------------------------
Deferred income taxes
  U.S. federal             2    36   38
  -------------------------------------
  Non-U.S.                (1)   30   33
  -------------------------------------
  State and local--U.S.   (1)    5    3
---------------------------------------
   Total deferred         --    71   74
---------------------------------------
   Total                $435  $471 $480
---------------------------------------
---------------------------------------

                                     NOTES
--------------------------------------------------------------------------------
 Net deferred income tax assets and liabilities as of Dec. 31, 1997 and 1996, are as follows:

-------------------------------------------------------
(Millions)                                  1997  1996
-------------------------------------------------------
Deferred income tax assets related to
  Employee benefits                         $310 $ 311
  -----------------------------------------------------
  Environmental                               38    34
  -----------------------------------------------------
  Operating loss and other carryforwards      63   128
  -----------------------------------------------------
  Inventories                                 31    26
  -----------------------------------------------------
  Property                                    40    33
  -----------------------------------------------------
  Other                                       18    32
  -----------------------------------------------------
  Valuation allowance                       (45)  (104)
-------------------------------------------------------
   Total                                     455   460
-------------------------------------------------------
Deferred income tax liabilities related to
  Property                                   454   492
  -----------------------------------------------------
  Employee benefits                          238   223
  -----------------------------------------------------
  Other                                       54    50
-------------------------------------------------------
   Total                                     746   765
-------------------------------------------------------
   Deferred income tax liabilities--net     $291 $ 305
-------------------------------------------------------
-------------------------------------------------------

 At Dec. 31, 1997, subsidiaries of the Company had available net operating loss
(NOL) carryforwards of approximately $75 million for income tax purposes, of which $56 million have an indefinite expiration. The remaining $19 million ex-pire between the years 2001 and 2003.
 The majority of the NOL carryforwards relate to operations of subsidiaries in countries permitting indefinite carryforward of losses. Generally, the valua-tion allowance has been established for these carryforwards because the ability to utilize them is uncertain.
 The significant decreases in the operating loss and other carryforwards and the related valuation allowance are attributable to the dispositions of certain non-U.S. subsidiaries. These dispositions also generated U.S. capital losses of approximately $183 million, of which $85 million was utilized in 1997 and $98 million was carried forward. A valuation allowance has been established for these carryforwards because the ability to utilize them is uncertain. These carryforwards expire Jan. 1, 2003.
 Income before income taxes of our non-U.S. operations for 1997, 1996 and 1995 was $232 million, $266 million and $257 million, respectively.
 No deferred U.S. income taxes have been provided on certain undistributed earnings of non-U.S. subsidiaries, which amounted to $495 million at Dec. 31, 1997, and $511 million at Dec. 31, 1996. These earnings are considered to be reinvested for an indefinite period of time or will be repatriated when it is tax effective to do so. It is not practicable to determine the deferred tax li-ability on these earnings.
 The Internal Revenue Service has examined our U.S. federal income tax returns through 1990, and we have paid all tax claims.
 Income tax payments in 1997, 1996 and 1995 totaled $452 million, $402 million and $358 million, respectively.

10. EARNINGS PER SHARE
In 1997 the Company adopted the provisions of SFAS No. 128, "Earnings Per Share." The following table reflects the earnings per share calculations for the three years ended Dec. 31, 1997.

-------------------------------------------------------------------
(Millions, except per share amounts)             1997   1996   1995
-------------------------------------------------------------------
Earnings per common share
-------------------------------------------------------------------
  Net income                                   $  714 $  744 $  768
  -----------------------------------------------------------------
  Weighted average common shares outstanding    179.8  187.8  202.0
  -----------------------------------------------------------------
  Earnings per common share                    $ 3.97 $ 3.96 $ 3.80
-------------------------------------------------------------------
-------------------------------------------------------------------
Earnings per common share--
assuming dilution
-------------------------------------------------------------------
  Net income                                   $  714 $  744 $  768
  -----------------------------------------------------------------
  Weighted average common shares outstanding    179.8  187.8  202.0
  -----------------------------------------------------------------
  Effect of dilutive securities
   Stock options                                  0.7    0.8    0.6
   ----------------------------------------------------------------
   Other stock compensation plans                 1.0    0.9    0.7
  -----------------------------------------------------------------
  Potentially dilutive common shares              1.7    1.7    1.3
  -----------------------------------------------------------------
  Adjusted common
  shares outstanding                            181.5  189.5  203.3
  -----------------------------------------------------------------
  Earnings per common
  share--assuming dilution                     $ 3.94 $ 3.93 $ 3.78
-------------------------------------------------------------------
-------------------------------------------------------------------

11. STOCK OPTION PLAN
Under PPG's stock option plan, certain employees of the Company have been granted options to purchase shares of common stock at prices equal to the fair market value of the shares on the date the option was granted. Options are ex-ercisable beginning from six to 12 months after granting and have a maximum term of 10 years. Shares available for future grants were 10,029,300 and 1,429,883 at Dec. 31, 1997 and 1996, respectively.
 PPG applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost for PPG's stock option plan has been recognized in the accompanying financial statements. Had compen-sation cost been determined based upon the fair value at the grant date for

                                     NOTES
--------------------------------------------------------------------------------
awards granted in 1997, 1996 and 1995 consistent with the methodology pre-scribed in SFAS No. 123, "Accounting for Stock-Based Compensation," net income and earnings per common share would have been reduced by $20 million and $0.11 per common share in 1997, $16 million and $.09 per common share in 1996 and $10 million and $.05 per common share in 1995. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions.

---------------------------------------------------
                                   1997  1996  1995
---------------------------------------------------
Risk-free interest rate            6.0%  5.5%  6.9%
---------------------------------------------------
Expected life of option in years    3.4   3.5   3.6
---------------------------------------------------
Expected dividend yield            2.8%  3.0%  3.2%
---------------------------------------------------
Expected volatility               21.0% 22.1% 24.4%
---------------------------------------------------
---------------------------------------------------

 The following table summarizes stock option activity for the three years ended Dec. 31, 1997.

                                                 Weighted
                                Number of         average
                            shares subject to    exercise
Stock option activity            options      price per share
-------------------------------------------------------------
Outstanding, Jan. 1, 1995       5,437,911         $33.01
-------------------------------------------------------------
  Granted                       2,323,990          39.53
  -----------------------------------------------------------
  Exercised                    (1,316,206)         31.04
  -----------------------------------------------------------
  Terminated                      (38,612)         37.76
-------------------------------------------------------------
Outstanding, Dec. 31, 1995      6,407,083          35.75
-------------------------------------------------------------
  Granted                       2,717,073          49.72
  -----------------------------------------------------------
  Exercised                    (2,365,091)         34.14
  -----------------------------------------------------------
  Terminated                      (34,100)         44.76
-------------------------------------------------------------
Outstanding, Dec. 31, 1996      6,724,965          41.92
-------------------------------------------------------------
  Granted                       3,177,322          56.91
  -----------------------------------------------------------
  Exercised                    (2,474,445)         40.41
  -----------------------------------------------------------
  Terminated                      (45,500)         51.90
-------------------------------------------------------------
Outstanding, Dec. 31, 1997      7,382,342          48.82
-------------------------------------------------------------
-------------------------------------------------------------

 The following table summarizes information about stock options outstanding and exercisable at Dec. 31, 1997.

                         Options outstanding             Options exercisable
                  -------------------------------------  ----------------------
                                Weighted     Weighted                Weighted
   Range of                     average       average                 average
   exercise                    remaining     exercise                exercise
     price         Number     contractual      price      Number       price
   per share      of shares   life (years)   per share   of shares   per share
-------------------------------------------------------------------------------
$18.50 - $27.25     179,851    2.48 yrs.      $24.20       179,851    $24.20
-------------------------------------------------------------------------------
$29.38 - $41.63   1,817,724    5.84 yrs.       36.40     1,817,724     36.40
-------------------------------------------------------------------------------
$41.88 - $65.94   5,384,767    6.47 yrs.       53.84     3,092,963     51.40
-------------------------------------------------------------------------------
                  7,382,342                              5,090,538
                  =========                              =========

 At Dec. 31, 1996, options were exercisable for 4.6 million shares at a weighted average exercise price of $38.14 per share. The corresponding amounts at Dec. 31, 1995, were 4.6 million and $34.20 per share, respectively.


12. RESEARCH AND DEVELOPMENT

-----------------------------------------------
(Millions)                       1997 1996 1995
-----------------------------------------------
Research and development--total  $266 $255 $252
-----------------------------------------------
Less depreciation                  16   16   16
-----------------------------------------------
  Research and development--net  $250 $239 $236
-----------------------------------------------
-----------------------------------------------

13. ADVERTISING COSTS
Advertising costs are expensed as incurred and totaled $88 million, $72 million and $79 million in 1997, 1996 and 1995, respectively.

14. PENSIONS AND OTHER POSTRETIREMENT BENEFITS
Pension benefits
We have noncontributory defined benefit pension plans that cover certain em-ployees worldwide. Benefits under these plans are based on years of service and salaries or on stated amounts for each year of service. Our funding policy for all plans is consistent with applicable governmental requirements. We provide for obligations for all plans by depositing funds with trustees, by purchasing insurance policies or by recording financial statement accruals. Pension plan assets held in trust consist of equity securities and fixed-income investments.
 Net periodic pension (income) cost includes the following components:

-------------------------------------------------------------------
(Millions)                                      1997   1996   1995
-------------------------------------------------------------------
Service cost--benefits earned during
the year                                       $  36  $  36  $  23
-------------------------------------------------------------------
Interest cost on projected benefit obligation    134    124    122
-------------------------------------------------------------------
Return on assets
  Actual gain                                   (434)  (266)  (327)
  -----------------------------------------------------------------
  Deferred gain                                  222     77    174
-------------------------------------------------------------------
Net amortization                                  17     30     13
-------------------------------------------------------------------
  Net periodic pension (income) cost           $ (25) $   1  $   5
-------------------------------------------------------------------
-------------------------------------------------------------------

 In the determination of net periodic pension (income) cost, the assumed weighted-average long-term rate of return on plan assets was 10.9% for 1997, 1996 and 1995. Unrecognized prior service costs are amortized over periods ranging from six to 14 years.

                                     NOTES
--------------------------------------------------------------------------------
 The following table sets forth the combined funded status and amounts recog-nized in our balance sheet for our defined benefit pension plans.

                                                    December 31
--------------------------------------------------------------------------
(Millions)                                      1997            1996
--------------------------------------------------------------------------
                                            Plan     ABO    Plan     ABO
                                           Assets  Exceeds Assets  Exceeds
                                           Exceed   Plan   Exceed   Plan
                                            ABO    Assets   ABO    Assets
--------------------------------------------------------------------------
Actuarial present value of the
estimated pension benefits to
be paid in the future
Vested benefit obligation                  $1,608   $146   $1,530   $ 75
--------------------------------------------------------------------------
Nonvested benefit obligation                   76     27       78     21
--------------------------------------------------------------------------
 Accumulated benefit obligation (ABO)       1,684    173    1,608     96
--------------------------------------------------------------------------
Effect of projected future salary
increases                                     148     18      137     18
--------------------------------------------------------------------------
 Projected benefit obligation (PBO)         1,832    191    1,745    114
--------------------------------------------------------------------------
Plan assets at fair value                   2,259     49    2,003      3
--------------------------------------------------------------------------
 PBO (less than) in excess of plan assets    (427)   142     (258)   111
--------------------------------------------------------------------------
Unamortized net asset (liability) at date
of adoption                                    29     (8)      35    (10)
--------------------------------------------------------------------------
Unrecognized net loss                        (188)   (45)    (319)   (18)
--------------------------------------------------------------------------
Unrecognized prior service cost               (64)    (7)     (69)    (4)
--------------------------------------------------------------------------
Minimum liability                              --     48       --     23
--------------------------------------------------------------------------
 (Prepaid) accrued
 pensions--net(/1/)                        $ (650)  $130   $ (611)  $102
--------------------------------------------------------------------------
--------------------------------------------------------------------------

(1) As of Dec. 31, 1997 and 1996, the prepaid pension amounts are included in Other assets in the balance sheet.

 We determined the projected benefit obligation using weighted-average discount rates of 7.0% at Dec. 31, 1997, and 7.5% at Dec. 31, 1996. For those plans that provide benefits based on salaries in the final years of employment, the assumed long-term rate of increase in salaries was 4.6% at Dec. 31, 1997 and 1996. The accrued pension liability, reflected in the balance sheet, included $4 million at Dec. 31, 1997 and 1996, for defined contribution plans.
 Total pension (income) cost, which includes costs for defined contribution plans, multi-employer defined benefit pension plans and the net periodic pen-sion (income) cost shown above, was $(22) million, $4 million and $8 million in 1997, 1996 and 1995, respectively.

Other postretirement benefits
PPG sponsors defined benefit plans that provide medical and life insurance ben-efits to nearly all of its retired employees in the United States and certain retired employees in Canada. These plans also cover the employees' spouse and dependents. Salaried and certain wage employees hired after Jan. 31, 1993, will not be entitled to postretirement medical benefits. At Dec. 31, 1997, the U.S. plans had provisions that capped the cost of postretirement medical benefits at 2003 levels for most current and future retirees covered by bargaining plans, as well as current and future retirees covered by nonbargaining plans. Many of our plans include cost-sharing provisions, such as co-insurance and deduct-ibles, and require participant contributions based upon elected coverage. The plans also coordinate benefits with Medicare for those employees who are 65 and older or transfer the health care risk to Medicare health maintenance organiza-tions. Life insurance benefits for retirees covered by nonbargaining plans are calculated at a percentage of the retirees' final base pay. For most bargaining units, the benefits are based upon negotiated flat dollar amounts. Our Canadian plans provide postretirement medical and life insurance benefits that supple-ment benefits provided and paid for under the Canadian health care system. The Company's postretirement medical and life insurance plans are unfunded.
 Net periodic postretirement benefit cost includes the following components:

-------------------------------------------------------------
(Millions)                                     1997 1996 1995
-------------------------------------------------------------
Service cost--benefits earned during the year   $ 7  $ 7  $ 5
-------------------------------------------------------------
Interest cost on accumulated postretirement
benefit obligation                               48   43   46
-------------------------------------------------------------
Net amortization                                  6    4    5
-------------------------------------------------------------
  Net periodic postretirement benefit cost      $61  $54  $56
-------------------------------------------------------------
-------------------------------------------------------------

 In determining net periodic postretirement benefit cost, unrecognized prior service costs are amortized over periods ranging from six to 13 years.
 In addition to the net periodic postretirement benefit cost shown above, $1 million of multi-employer costs was incurred in each of the years 1997, 1996 and 1995.
 The accumulated postretirement benefit obligation of our plans and the liabil-ity recognized in the balance sheet as of Dec. 31, 1997 and 1996, are as fol-lows:

-----------------------------------------------------------------
(Millions)                                            1997  1996
-----------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO)
Retirees                                              $487  $472
-----------------------------------------------------------------
Fully eligible active plan participants                 95    87
-----------------------------------------------------------------
Other active plan participants                         122   117
-----------------------------------------------------------------
  APBO                                                 704   676
-----------------------------------------------------------------
Unrecognized prior service cost                        (23)  (40)
-----------------------------------------------------------------
Unrecognized net loss                                  (98)  (63)
-----------------------------------------------------------------
  Other postretirement benefit liability              $583  $573
-----------------------------------------------------------------
-----------------------------------------------------------------

                                     NOTES
--------------------------------------------------------------------------------

 The weighted-average discount rate used in determining the APBO was 7.0% at Dec. 31, 1997, and 7.5% at Dec. 31,
1996. The weighted-average assumed health care cost trend rate was 7.3% for 1997 and 7.0% for 1998, declining ratably to 4.0% by the year 2007. If these trend rates were increased by one percentage point per year, the APBO and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost would increase by approximately 4.7% and 4.2%, re-spectively.

15. COMMITMENTS AND CONTINGENT LIABILITIES
PPG is involved in a number of lawsuits and claims, both actual and potential, including some which it has asserted against others, in which substantial money damages are sought. These lawsuits and claims relate to product liability, con-tract, patent, antitrust, environmental and other matters arising out of the conduct of PPG's business. PPG's lawsuits and claims against others include claims against insurers and other third parties with respect to actual and contingent losses related to environmental matters. Management believes that the outcome of all lawsuits and claims involving PPG, in the aggregate, will not have a material effect on PPG's consolidated financial position, results of operations or liquidity.
 It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are not discounted. As of Dec. 31, 1997 and 1996, PPG had reserves for environmental contingencies totaling $100 million and $91 million, respectively. Pre-tax charges against income for environmental remediation costs in 1997, 1996 and 1995 totaled $34 million, $27 million and $49 million, respectively, and are included in "Other charges" in the statement of income. Cash outlays related to such charges aggregated $25 million, $36 million and $39 million in 1997, 1996 and 1995, respectively.
 Management anticipates that the resolution of the Company's environmental con-tingencies, which will occur over an extended period of time, will not result in future annual charges against income that are significantly greater than those recorded in recent years. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the outcome of the Company's environmental contingencies will not have a material effect on PPG's financial position or liquidity.
 In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated to be as much as $200 million to $400 million, which range is unchanged from the prior year end. Such unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. Although insurers and other third parties may cover a portion of these costs, to the extent they are incurred, any potential recovery is not included in this unreserved exposure to future loss. The Company's environmental contingencies are expected to be resolved over an ex-tended period of time.
 Although the unreserved exposure to future loss relates to all sites, a sig-nificant portion of such exposure involves three operating plant sites and one closed plant site. Initial remedial actions are occurring at these sites. Stud-ies to determine the nature of the contamination are reaching completion and the need for additional remedial actions, if any, is presently being evaluated. The loss contingencies related to the remaining portion of such unreserved ex-posure include significant unresolved issues such as the nature and extent of contamination, if any, at sites and the methods that may have to be employed should remediation be required.
 With respect to certain waste sites, the financial condition of any other po-tentially responsible parties also contributes to the uncertainty of estimating PPG's final costs. Although contributors of waste to sites involving other po-tentially responsible parties may face governmental agency assertions of joint and several liability, in general, final allocations of costs are made based on the relative contributions of wastes to such sites. PPG is generally not a ma-jor contributor to such sites.
 The impact of evolving programs, such as natural resource damage claims, in-dustrial site reuse initiatives and state voluntary remediation programs, also adds to the present uncertainties with regard to the ultimate resolution of this unreserved exposure to future loss. The Company's assessment of the poten-tial impact of these environmental contingencies is subject to considerable un-certainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies.

16. FINANCIAL INSTRUMENTS
Included in PPG's financial instrument portfolio are cash and cash equivalents, Company-owned life insurance, derivative financial instruments and short- and long-term debt instruments. The most significant instrument, long-term debt (excluding capital lease obligations), had carrying and fair values totaling $1,272 million and $1,362 million, respectively, at Dec. 31, 1997. The corre-sponding amounts at Dec. 31, 1996, were $858 million and $903 million, respec-tively. The fair values of the other instruments approximated their carrying values, in the aggregate.
 The fair values of the debt instruments were based upon quoted market prices of the same or similar instruments or on the rates available to the Company for instruments of the same remaining maturities.

                                     NOTES
--------------------------------------------------------------------------------

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

-----------------------------------------------

                                                            Earnings
                                                              Per
                                                   Earnings  Common
                     Net       Gross       Net       Per    Share--
                    Sales      Profit     Income    Common  Assuming
                  (Millions) (Millions) (Millions)  Share   Dilution
--------------------------------------------------------------------
1997 quarter ended
March 31            $1,777     $  690      $166       $ .91    $ .90
--------------------------------------------------------------------
June 30              1,944        798       218        1.21     1.20
--------------------------------------------------------------------
September 30         1,812        733       171         .96      .95
--------------------------------------------------------------------
December 31(/1/)     1,846        761       159         .89      .89
--------------------------------------------------------------------
  Total             $7,379     $2,982      $714       $3.97    $3.94
--------------------------------------------------------------------
--------------------------------------------------------------------
1996 quarter ended
March 31            $1,749     $  682      $172       $ .90    $ .89
--------------------------------------------------------------------
June 30              1,913        785       229        1.20     1.20
--------------------------------------------------------------------
September 30         1,802        729       191        1.03     1.02
--------------------------------------------------------------------
December 31          1,754        682       152         .83      .82
--------------------------------------------------------------------
  Total             $7,218     $2,878      $744       $3.96    $3.93
--------------------------------------------------------------------
--------------------------------------------------------------------

(1) Fourth-quarter 1997 earnings were reduced by a pre-tax charge for business divestitures and realignments of $102 million and increased by a pre-tax gain of $59 million associated with the sale of the surfactants business. The net effect of these transactions reduced fourth-quarter net income by $15 million and earnings per common share by $0.09.

18. BUSINESS SEGMENT INFORMATION AND NATURE OF OPERATIONS
Refer to pages 27 and 28 for information on our business segments for 1997, 1996 and 1995.

                                OFFICER CHANGES
--------------------------------------------------------------------------------

On Nov. 1, 1997, Raymond W. LeBoeuf succeeded Jerry E. Dempsey as chairman of the board. Mr. LeBoeuf had been president and chief executive officer and, prior to that, president and chief operating officer.
 Also during the year, Frank A. Archinaco and E. Kears Pollock were elected ex-ecutive vice presidents. They had been senior vice presidents of glass and coatings, respectively. In addition, Charles E. Bunch was elected senior vice president, strategic planning and corporate services. Kevin F. Sullivan suc-ceeded him as vice president, fiber glass. James C. Diggs, who joined the Com-pany in 1997, became senior vice president and general counsel, succeeding Guy
A. Zoghby, who retired. Gary W. Weber was named senior vice president, science and technology. He had been vice president of that function.
 James W. Craig became vice president, European development. He was succeeded as president, PPG Europe, by Stanley C. DeGreve, who also was named vice presi-dent, fiber glass, Europe.
 John Maaghul retired as president, PPG South America. He had served PPG for 29 years.
 In coatings operations, Thomas A. Craig, vice president of automotive refin-ish, retired after 41 years of Company service. Douglas C. Hepper was appointed general manager of automotive refinish. Also during the year, Maurice V. Peconi was named vice president, architectural coatings, and Roderick I. A. Watters, who had been vice president, automotive products, Europe, became vice presi-dent, European coatings. Additionally, Gerald W. Gruber was elected vice presi-dent, coatings research, development and technology services.
 In glass operations, named as new officers were Garry A. Goudy, vice presi-dent, automotive replacement glass; Richard B. Leggett, vice president, flat glass, and Barry J. McGee, vice president, technology and manufacturing servic-es.

                              CORPORATE DIRECTORY
-------------------------------------------------------------------------------
 DIRECTORS
 *+ERROLL B. DAVIS, JR.
 President and Chief Executive Officer, Wisconsin Power and Light Company and WPL Holdings, Inc.
 *++MICHELE J. HOOPER
 President, International Business Group, Caremark International, Inc.
 *++ALLEN J. KROWE
 Retired Director and Vice Chairman, Texaco Inc.
 NED C. LAUTENBACH
 Senior Vice President and Group Executive, Worldwide Sales and Distribution, IBM Corporation
 RAYMOND W. LEBOEUF
 Chairman of the Board and Chief Executive Officer, PPG Industries, Inc. *+STEVEN C. MASON
 Retired Chairman of the Board and Chief Executive Officer, Mead Corporation +++HAROLD A. MCINNES
 Retired Chairman of the Board and Chief Executive Officer, AMP Incorporated *++ROBERT MEHRABIAN
 Senior Vice President and Segment Executive, Allegheny Teledyne Incorporated VINCENT A. SARNI
 Retired Chairman of the Board and Chief Executive Officer, PPG Industries,
 Inc.
 +++THOMAS J. USHER
 Chairman of the Board and Chief Executive Officer, USX Corporation
 *+DAVID G. VICE
 Retired Vice-Chairman, Products and Technology, Northern Telecom Limited +++DAVID R. WHITWAM
 Chairman of the Board and Chief Executive Officer, Whirlpool Corporation

OFFICE OF THE CHIEF EXECUTIVE

RAYMOND W. LEBOEUF
Chairman of the Board and Chief Executive Officer

FRANK A. ARCHINACO
Executive Vice President

E. KEARS POLLOCK
Executive Vice President

EXECUTIVE COMMITTEE

RAYMOND W. LEBOEUF, CHAIRMAN
Chairman of the Board and Chief Executive Officer

FRANK A. ARCHINACO
Executive Vice President

CHARLES E. BUNCH
Senior Vice President, Strategic Planning and Corporate Services

RUSSELL L. CRANE
Senior Vice President, Human Resources and Administration

JAMES C. DIGGS
Senior Vice President and General Counsel

WILLIAM H. HERNANDEZ
Senior Vice President, Finance

E. KEARS POLLOCK
Executive Vice President

GARY W. WEBER
Senior Vice President, Science and Technology

*Audit Committee
+Officers-Directors Compensation Committee
++Nominating and Governance Committee

OPERATING COMMITTEE

FRANK A. ARCHINACO,
CO-CHAIRMAN
Executive Vice President

E. KEARS POLLOCK,
CO-CHAIRMAN
Executive Vice President

DONALD W. BOGUS
Vice President, Industrial Coatings

RAE R. BURTON
Vice President, Chlor-Alkali and Derivatives

GARRY A. GOUDY
Vice President, Automotive Replacement Glass

GERALD W. GRUBER
Vice President, Coatings Research, Development and Technology Services

ERNEST A. HAHN
Vice President, Automotive Glass

DOUGLAS C. HEPPER
General Manager, Automotive Refinish

RICHARD B. LEGGETT
Vice President, Flat Glass

GUY MAUGIS
General Manager, Glass, Europe

BARRY J. MCGEE
Vice President, Glass Technology and Manufacturing Services

DAVID B. NAVIKAS
Controller

MAURICE V. PECONI
Vice President, Architectural Coatings

KEVIN F. SULLIVAN
Vice President, Fiber Glass

THOMAS M. VON LEHMAN
Vice President, Specialty Chemicals

RICHARD ZAHREN
Vice President, Automotive Coatings

OTHER OFFICERS

L. BLAINE BOSWELL
Vice President, Public Affairs

DAVID C. CANNON JR.
Vice President, Environment, Health and Safety

JAMES W. CRAIG
Vice President, European Development

STANLEY C. DEGREVE
President, PPG Europe;
Vice President, Fiber Glass, Europe

DAN W. KIENER
Treasurer

H. KENNEDY LINGE
Vice President, Associate General Counsel and Secretary

MICHAEL A. LUDLOW
Vice President, Purchasing and Distribution

MARGARET H. MCGRATH
President, PPG Canada; Vice President, Coatings, Canada

DAVID W. SMITH
Vice President, Information Technology

AREND W. D. VOS
President, PPG Asia/Pacific; Vice President, Coatings, Asia/Pacific

DAVID R. WALLIS
Vice President, Corporate Development

RODERICK I. A. WATTERS
Vice President, European Coatings

                               ELEVEN-YEAR DIGEST

---------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                            1997   1996   1995   1994    1993    1992     1991   1990   1989   1988   1987
----------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Net sales                  7,379  7,218  7,058  6,331   5,754   5,814    5,673  6,021  5,734  5,617  5,183
----------------------------------------------------------------------------------------------------------
Gross profit (%)            40.4   39.9   40.3   38.9    36.9    36.4     35.2   37.8   37.1   39.2   37.8
----------------------------------------------------------------------------------------------------------
Income before income
 taxes                     1,149  1,215  1,248    840     531     538      348    767    749    779    637
----------------------------------------------------------------------------------------------------------
Income taxes                 435    471    480    325     236     218      147    292    284    311    260
----------------------------------------------------------------------------------------------------------
Income before accounting
changes                      714    744    768    515     295     319      201    475    465    468    377
----------------------------------------------------------------------------------------------------------
Cumulative effect of
accounting changes(/1/)       --     --     --     --    (273)     --       75     --     --     --     --
----------------------------------------------------------------------------------------------------------
Net income                   714    744    768    515      22     319      276    475    465    468    377
----------------------------------------------------------------------------------------------------------
Return on average
 capital (%)(/2/)(/3/)      19.1   20.3   21.6   15.3 2.2/8.9     9.7  8.7/7.0   14.0   14.8   15.5   13.1
----------------------------------------------------------------------------------------------------------
Return on average equity
 (%)(/2/)                   28.8   29.5   28.8   20.1 .9/10.7    11.8 10.7/8.0   19.7   21.0   22.1   18.1
----------------------------------------------------------------------------------------------------------
Earnings per common
share before accounting
changes                     3.97   3.96   3.80   2.43    1.39    1.51      .95   2.22   2.09   2.13   1.60
----------------------------------------------------------------------------------------------------------
Cumulative effect of
accounting
changes on earnings per
common share                  --     --     --     --   (1.29)     --      .35     --     --     --     --
----------------------------------------------------------------------------------------------------------
Earnings per common
 share                      3.97   3.96   3.80   2.43     .10    1.51     1.30   2.22   2.09   2.13   1.60
----------------------------------------------------------------------------------------------------------
Average number of shares   179.8  187.8  202.0  211.9   212.6   212.2    212.4  214.4  222.6  219.6  236.4
----------------------------------------------------------------------------------------------------------
Earnings per common
share--
assuming dilution           3.94   3.93   3.78   2.42     .10    1.50     1.29   2.21   2.08   2.12   1.58
----------------------------------------------------------------------------------------------------------
Dividends                    239    237    239    238     221     200      183    176    165    141    132
----------------------------------------------------------------------------------------------------------
  Per share                 1.33   1.26   1.18   1.12    1.04     .94      .86    .82    .74    .64    .56
----------------------------------------------------------------------------------------------------------
BALANCE SHEET
Current assets             2,584  2,296  2,275  2,168   2,026   1,951    2,173  2,217  2,056  1,899  1,844
----------------------------------------------------------------------------------------------------------
Current liabilities        1,662  1,769  1,629  1,425   1,281   1,253    1,341  1,471  1,338  1,264  1,295
----------------------------------------------------------------------------------------------------------
Working capital              922    527    646    743     745     698      832    746    718    635    549
----------------------------------------------------------------------------------------------------------
Property (net)             2,855  2,913  2,835  2,742   2,787   2,972    3,183  3,255  3,007  2,758  2,685
----------------------------------------------------------------------------------------------------------
Total assets               6,868  6,441  6,194  5,894   5,652   5,662    6,056  6,108  5,645  5,154  5,008
----------------------------------------------------------------------------------------------------------
Long-term debt             1,257    834    736    773     774     905    1,190  1,210  1,198    892    917
----------------------------------------------------------------------------------------------------------
Shareholders' equity       2,509  2,483  2,569  2,557   2,473   2,699    2,655  2,547  2,282  2,243  2,044
----------------------------------------------------------------------------------------------------------
  Per share                14.11  13.57  13.23  12.35   11.57   12.71    12.50  12.01  10.49  10.24   9.22
----------------------------------------------------------------------------------------------------------
OTHER DATA
Capital spending(/4/)        829    489    454    356     293     283      335    567    671    410    479
----------------------------------------------------------------------------------------------------------
Depreciation expense         348    340    332    318     331     352      351    324    292    274    266
----------------------------------------------------------------------------------------------------------
Quoted market price
  High                    67 1/2 62 1/4 47 7/8 42 1/8  38 1/8  34 1/8   29 5/8 27 5/8  23    23 3/8 26 3/4
  --------------------------------------------------------------------------------------------------------
  Low                     48 5/8 42 7/8 34 7/8 33 3/4  29 5/8      25   20 3/4 17 1/4 18 1/2 15 5/8 13 3/4
  --------------------------------------------------------------------------------------------------------
  Year-end                57 1/8 56 1/8 45 3/4 37 1/8  37 7/8  32 7/8   25 1/4 23 1/2 19 7/8 20 1/8 16 1/2
  --------------------------------------------------------------------------------------------------------
Price/earnings
 ratio(/5/)
  High                        17     16     13     17      27      23       31     12     11     11     17
  --------------------------------------------------------------------------------------------------------
  Low                         12     11      9     14      21      17       22      8      9      7      9
  --------------------------------------------------------------------------------------------------------
Average number of
 employees                31,900 31,300 31,200 30,800  31,400  32,300   33,700 35,100 35,500 36,300 36,800
----------------------------------------------------------------------------------------------------------

All amounts are in millions of dollars except per share data and number of employees.
Data was adjusted, as appropriate, to reflect the two-for-one stock splits payable on June 10, 1994, and on March 12, 1987.
(1) The 1993 changes in methods of accounting relate to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The 1991 change in the method of accounting relates to the cost of rebuilding glass and fiber glass melting facilities. The effect of all the changes on net income in the years of change, exclusive of the cumulative effect to Jan. 1 of the year of change and the pro forma effect on individual prior years' net income, was not material.
(2) Return on average capital and return on average equity for 1993 and 1991 were calculated and presented inclusive and exclusive of the cumulative effect of the accounting changes.
(3) Return on average capital is calculated using pre-interest, after-tax earnings and average debt and equity during the year.
(4) Includes the cost of businesses acquired.
(5) Price/earnings ratios were calculated based on high and low market prices during the year and the respective year's earnings per common share. The 1993 and 1991 ratios were calculated and presented exclusive of the cumulative effect of the accounting changes.

                          PPG SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------
WORLD HEADQUARTERS
One PPG Place
Pittsburgh, PA 15272, U.S.A.

Phone (412) 434-3131 Internet: www.ppg.com

ANNUAL MEETING
Thursday, April 16, 1998, 11:00 a.m.
The Westin William Penn Hotel
530 William Penn Place
Pittsburgh, PA 15219

TRANSFER AGENT & REGISTRAR
ChaseMellon Shareholder Services, LLC
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660

PPG-dedicated phone 1-800-648-8160
Internet inquiries: www.chasemellon.com

Shareholders with specific questions regarding dividend checks, transfer or replacement of stock certificates or dividend tax information should contact ChaseMellon Shareholder Services--the dividend paying agent, dividend reinvestment agent, transfer agent and registrar for PPG at the above address. Or, shareholders may contact PPG Shareholder Relations, 40E, PPG Industries, One PPG Place, Pittsburgh, PA 15272.

TOLL-FREE QUARTERLY FINANCIAL RESULTS
Shareholders may dial the toll-free number 1-888-NEWS-PPG (1-888-6397-774) at any time, 24 hours a day, to hear quarterly financial results. By dialing this number, shareholders also may request copies of financial news releases via fax, electronic mail or conventional mail.

PUBLICATIONS AVAILABLE TO SHAREHOLDERS
Copies of the following publications will be furnished without charge upon written request to Corporate Communications, 7W, PPG Industries, One PPG Place, Pittsburgh, PA 15272.

FORM 10-K--the Company's Annual Report filed with the Securities and Exchange Commission.

PPG INDUSTRIES BLUEPRINT--a booklet summarizing PPG's mission, values, strategy and goals.

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

DIVIDEND INFORMATION
PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 34 cents per share, voted by the board of directors on Jan. 15, 1998, results in an annual dividend rate of $1.36 per share.

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

A prospectus fully describing the Plan and authorization forms for participation are available from the Company at the address shown under "Investor Relations" or by calling 1-800-648-8160.

INVESTOR RELATIONS
General information about PPG common stock may be obtained from Douglas B. Atkinson, Director of Investor Relations. Phone (412) 434-3312, or write Director of Investor Relations, 40E, PPG Industries, One PPG Place, Pittsburgh, PA 15272.

QUARTERLY STOCK MARKET PRICE

                         1997                     1996
----------------------------------------------------------------
Quarter Ended   High     Low    Close     High     Low    Close
----------------------------------------------------------------
March 31       $57 3/8 $52 1/4 $  54     $50 1/8 $42 7/8 $48 7/8
----------------------------------------------------------------
June 30         60 1/4  48 5/8   58 1/8   53 1/2  48 1/2  48 3/4
----------------------------------------------------------------
Sept. 30        67 1/2  58      62 11/16  54 1/2  44 5/8  54 3/8
----------------------------------------------------------------
Dec. 31         65 1/8  53 1/4   57 1/8   62 1/4  53 1/4  56 1/8
----------------------------------------------------------------

The number of holders of record of PPG common stock as of Jan. 31, 1998, was 33,186, as shown on the records of the Company's transfer agent.

DIVIDENDS

                 1997             1996
--------------------------------------------
Month of     Amount    Per    Amount    Per
Payment    (Millions) Share (Millions) Share
--------------------------------------------
March         $ 60    $ .33    $ 58    $ .30
--------------------------------------------
June            59      .33      60      .32
--------------------------------------------
September       59      .33      60      .32
--------------------------------------------
December        61      .34      59      .32
--------------------------------------------
Total         $239    $1.33    $237    $1.26
--------------------------------------------
--------------------------------------------