Form 10-K, Exhibit 13
period 1998-12-31
PPG INDUSTRIES INC
filed 1999-02-19
CIK 79879

                                                                     Exhibit 13
                        Financial and Operating Review
-------------------------------------------------------------------------------
Independent Auditors' Report

To the Board of Directors and Shareholders of PPG Industries, Inc.:
We have audited the accompanying balance sheet of PPG Industries, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial state-ments are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
 We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.
 In our opinion, such financial statements present fairly, in all material re-spects, the financial position of PPG Industries, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Pittsburgh, Pennsylvania
January 21, 1999

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

/s/ Raymond W. LeBoeuf

Raymond W. LeBoeuf
Chairman of the Board
and Chief Executive Officer

/s/ William H. Hernandez

William H. Hernandez
Senior Vice President, Finance

                              Statement of Income
--------------------------------------------------------------------------------

                                                            For the Year
-------------------------------------------------------------------------------
(Millions, except per share amounts)                      1998    1997    1996
-------------------------------------------------------------------------------
Net sales                                               $7,510  $7,379  $7,218
-------------------------------------------------------------------------------
Cost of sales                                            4,476   4,397   4,340
-------------------------------------------------------------------------------
Gross profit                                             3,034   2,982   2,878
-------------------------------------------------------------------------------
Other expenses (earnings)
  Selling, general and administrative                    1,133   1,068   1,004
  -----------------------------------------------------------------------------
  Depreciation                                             354     348     340
  -----------------------------------------------------------------------------
  Research and development--net (See Note 17)              271     250     239
  -----------------------------------------------------------------------------
  Interest                                                 110     105      96
  -----------------------------------------------------------------------------
  Business divestitures and realignments (See Note 2)       31     102      --
  -----------------------------------------------------------------------------
  Other charges                                             77      96      82
  -----------------------------------------------------------------------------
  Other earnings (See Notes 2 and 14)                     (236)   (162)   (123)
-------------------------------------------------------------------------------
  Total other expenses--net                              1,740   1,807   1,638
-------------------------------------------------------------------------------
Income before income taxes and minority interest         1,294   1,175   1,240
-------------------------------------------------------------------------------
Income taxes (See Note 8)                                  466     435     471
-------------------------------------------------------------------------------
Minority interest                                           27      26      25
-------------------------------------------------------------------------------
Net income                                              $  801  $  714  $  744
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Earnings per common share (See Note 7)                  $ 4.52  $ 3.97  $ 3.96
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Earnings per common share--assuming dilution
(See Note 7)                                            $ 4.48  $ 3.94  $ 3.93
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The accompanying notes to the financial statements are an integral part of this statement.

                                 Balance Sheet
--------------------------------------------------------------------------------

                                                            December 31
---------------------------------------------------------------------------
(Millions)                                                   1998     1997
---------------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                               $   128  $   129
  -------------------------------------------------------------------------
  Receivables (See Note 3)                                  1,366    1,353
  -------------------------------------------------------------------------
  Inventories (See Note 3)                                    917      863
  -------------------------------------------------------------------------
  Deferred income taxes (See Note 8)                          146      118
  -------------------------------------------------------------------------
  Other                                                       103      121
---------------------------------------------------------------------------
     Total current assets                                   2,660    2,584
---------------------------------------------------------------------------
Property (See Note 4)                                       6,739    6,758
---------------------------------------------------------------------------
Less accumulated depreciation                               3,834    3,903
---------------------------------------------------------------------------
     Property--net                                          2,905    2,855
---------------------------------------------------------------------------
Investments                                                   263      219
---------------------------------------------------------------------------
Goodwill                                                      660      392
---------------------------------------------------------------------------
Less accumulated amortization                                  84       70
---------------------------------------------------------------------------
     Goodwill--net                                            576      322
---------------------------------------------------------------------------
Other assets (See Note 9)                                     983      888
---------------------------------------------------------------------------
     Total                                                $ 7,387  $ 6,868
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities
  Short-term debt and current portion of long-term debt
  (See Note 5)                                            $   637  $   444
  -------------------------------------------------------------------------
  Accounts payable and accrued liabilities (See Note 3)     1,264    1,210
  -------------------------------------------------------------------------
  Income taxes (See Note 8)                                    11        8
---------------------------------------------------------------------------
     Total current liabilities                              1,912    1,662
---------------------------------------------------------------------------
Long-term debt (See Note 5)                                 1,081    1,257
---------------------------------------------------------------------------
Deferred income taxes (See Note 8)                            440      406
---------------------------------------------------------------------------
Accrued pensions (See Note 9)                                 130      130
---------------------------------------------------------------------------
Other postretirement benefits (See Note 9)                    543      531
---------------------------------------------------------------------------
Other liabilities                                             314      291
---------------------------------------------------------------------------
     Total liabilities                                      4,420    4,277
---------------------------------------------------------------------------
Commitments and contingent liabilities (See Note 10)
---------------------------------------------------------------------------
Minority interest                                              87       82
---------------------------------------------------------------------------
Shareholders' equity (See Notes 11 and 12)
  Common stock                                                484      484
  -------------------------------------------------------------------------
  Additional paid-in capital                                  105       99
  -------------------------------------------------------------------------
  Retained earnings                                         5,791    5,239
  -------------------------------------------------------------------------
  Treasury stock, at cost                                  (3,198)  (2,990)
  -------------------------------------------------------------------------
  Unearned compensation                                      (149)    (162)
  -------------------------------------------------------------------------
  Accumulated other comprehensive loss                       (153)    (161)
---------------------------------------------------------------------------
     Total shareholders' equity                             2,880    2,509
---------------------------------------------------------------------------
     Total                                                $ 7,387  $ 6,868
---------------------------------------------------------------------------
---------------------------------------------------------------------------

Shares outstanding were 174,989,596 and 177,826,463 at Dec. 31, 1998 and 1997, respectively.
The accompanying notes to the financial statements are an integral part of this statement.

                       Statement of Shareholders' Equity
--------------------------------------------------------------------------------

                                                                                    Accumulated
                                                                                       Other
                                       Additional                      Unearned    Comprehensive
                                Common  Paid-In   Retained Treasury  Compensation  Income (Loss)
(Millions)              Total   Stock   Capital   Earnings  Stock    (See Note 13) (See Note 12)
------------------------------------------------------------------------------------------------
Balance, Jan. 1, 1996   $2,570   $484     $ 82     $4,249  $(2,060)      $(179)        $  (6)
------------------------------------------------------------------------------------------------
Net income                 744     --       --        744       --          --            --
------------------------------------------------------------------------------------------------
Other comprehensive
  loss, net of tax         (14)    --       --         --       --          --           (14)
------------------------------------------------------------------------------------------------
Cash dividends            (237)    --       --       (237)      --          --            --
------------------------------------------------------------------------------------------------
Purchase of treasury
  stock                   (635)    --       --         --     (635)         --            --
------------------------------------------------------------------------------------------------
Issuance of treasury
  stock                     43     --       15         --       28          --            --
------------------------------------------------------------------------------------------------
Loans to ESOP              (26)    --       --         --       --         (26)           --
------------------------------------------------------------------------------------------------
Repayment of loans by
  ESOP                      34     --       --         --       --          34            --
------------------------------------------------------------------------------------------------
Other                        4     --       --          4       --          --            --
------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1996   2,483    484       97      4,760   (2,667)       (171)          (20)
------------------------------------------------------------------------------------------------
Net income                 714     --       --        714       --          --            --
------------------------------------------------------------------------------------------------
Other comprehensive
  loss, net of tax        (141)    --       --         --       --          --          (141)
------------------------------------------------------------------------------------------------
Cash dividends            (239)    --       --       (239)      --          --            --
------------------------------------------------------------------------------------------------
Purchase of treasury
  stock                   (343)    --       --         --     (343)         --            --
------------------------------------------------------------------------------------------------
Issuance of treasury
  stock                     22     --        2         --       20          --            --
------------------------------------------------------------------------------------------------
Loans to ESOP              (27)    --       --         --       --         (27)           --
------------------------------------------------------------------------------------------------
Repayment of loans by
  ESOP                      36     --       --         --       --          36            --
------------------------------------------------------------------------------------------------
Other                        4     --       --          4       --          --            --
------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1997   2,509    484       99      5,239   (2,990)       (162)         (161)
------------------------------------------------------------------------------------------------
Net income                 801     --       --        801       --          --            --
------------------------------------------------------------------------------------------------
Other comprehensive
  income, net of tax         8     --       --         --       --          --             8
------------------------------------------------------------------------------------------------
Cash dividends            (252)    --       --       (252)      --          --            --
------------------------------------------------------------------------------------------------
Purchase of treasury
  stock                   (231)    --       --         --     (231)         --            --
------------------------------------------------------------------------------------------------
Issuance of treasury
  stock                     29     --        6         --       23          --            --
------------------------------------------------------------------------------------------------
Loans to ESOP              (26)    --       --         --       --         (26)           --
------------------------------------------------------------------------------------------------
Repayment of loans by
  ESOP                      39     --       --         --       --          39            --
------------------------------------------------------------------------------------------------
Other                        3     --       --          3       --          --            --
------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1998  $2,880   $484     $105     $5,791  $(3,198)      $(149)        $(153)
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

                       Statement of Comprehensive Income
--------------------------------------------------------------------------------

                                                 For the Year
------------------------------------------------------------------
(Millions)                                     1998   1997   1996
------------------------------------------------------------------
Net income                                     $801  $ 714  $ 744
------------------------------------------------------------------
Other comprehensive income (loss), net of tax
  Currency translation adjustment                14   (126)   (14)
  ----------------------------------------------------------------
  Minimum pension liability adjustment           (6)   (15)    --
------------------------------------------------------------------
Other comprehensive income (loss)                 8   (141)   (14)
------------------------------------------------------------------
Comprehensive income                           $809  $ 573  $ 730
------------------------------------------------------------------
------------------------------------------------------------------

The accompanying notes to the financial statements are an integral part of these statements.

                            Statement of Cash Flows
--------------------------------------------------------------------------------

                                                             For the Year
--------------------------------------------------------------------------------
(Millions)                                                 1998    1997    1996
--------------------------------------------------------------------------------
Operating activities
Net income                                               $  801  $  714  $  744
--------------------------------------------------------------------------------
Adjustments to reconcile to cash from operations
  Depreciation and amortization                             383     373     363
  ------------------------------------------------------------------------------
  Business divestitures and realignments                     31     102      --
  ------------------------------------------------------------------------------
  Gain on sale of business                                  (85)    (59)     --
  ------------------------------------------------------------------------------
  Increase in receivables                                   (85)   (124)     (2)
  ------------------------------------------------------------------------------
  Increase in inventories                                   (73)    (60)    (56)
  ------------------------------------------------------------------------------
  Increase in accounts payable and accrued liabilities       46      40       3
  ------------------------------------------------------------------------------
  Increase (decrease) in income taxes payable                 9      (3)    (25)
  ------------------------------------------------------------------------------
  Change in other noncurrent assets and liabilities and
    other--net                                              (85)     24     (19)
--------------------------------------------------------------------------------
     Cash from operating activities                         942   1,007   1,008
--------------------------------------------------------------------------------
Investing activities
Capital spending
  Additions to property and investments                    (487)   (466)   (476)
  ------------------------------------------------------------------------------
  Business acquisitions, net of cash balances acquired     (390)   (363)    (13)
--------------------------------------------------------------------------------
Proceeds from business divestitures                         278     171      --
--------------------------------------------------------------------------------
Reductions of property and investments                       18      75      20
--------------------------------------------------------------------------------
     Cash used for investing activities                    (581)   (583)   (469)
--------------------------------------------------------------------------------
Financing activities
Net change in borrowings with maturities of three
months or less                                              109    (223)    248
--------------------------------------------------------------------------------
Proceeds from other short-term debt                         170      89      59
--------------------------------------------------------------------------------
Repayment of other short-term debt                         (154)    (78)    (50)
--------------------------------------------------------------------------------
Proceeds from long-term debt                                 12     472     158
--------------------------------------------------------------------------------
Repayment of long-term debt                                 (64)    (63)   (153)
--------------------------------------------------------------------------------
Loans to employee stock ownership plan                      (26)    (27)    (26)
--------------------------------------------------------------------------------
Repayment of loans by employee stock ownership plan          39      38      34
--------------------------------------------------------------------------------
Purchase of treasury stock                                 (217)   (343)   (635)
--------------------------------------------------------------------------------
Issuance of treasury stock                                   22      14      27
--------------------------------------------------------------------------------
Dividends paid                                             (252)   (239)   (237)
--------------------------------------------------------------------------------
     Cash used for financing activities                    (361)   (360)   (575)
--------------------------------------------------------------------------------
Effect of currency exchange rate changes on cash and
  cash equivalents                                           (1)     (5)     --
--------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents         (1)     59     (36)
--------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                129      70     106
--------------------------------------------------------------------------------
Cash and cash equivalents, end of year                   $  128  $  129  $   70
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The accompanying notes to the financial statements are an integral part of this statement.

                      Management's Discussion and Analysis
--------------------------------------------------------------------------------
Performance in 1998 Compared with 1997
Overall Performance
Our sales in 1998 increased 2% to $7.5 billion from $7.4 billion in 1997. The sales increase resulted from an 8% increase in volumes, including sales related to several acquisitions made in late 1997 and in 1998, primarily within our coatings segment. These sales increases were offset in part by a 4% decline due to the absence of sales related to the divestitures of our European flat and automotive glass businesses in July 1998 and our surfactants business in Novem-ber 1997, a 1% decline in sales associated with lower prices for chlorine prod-ucts in our chemicals segment and a 1% decline from foreign currency transla-tion due to the strengthening of the U.S. dollar.
 The gross profit percentage remained relatively constant at 40.4% in 1998 and 1997. The combination of improved manufacturing efficiencies across all of our business segments and lower raw materials costs in our chemicals segment was substantially offset by lower sales prices for chlorine products and certain glass products and the negative effects of inflation in our coatings and glass segments.
 Net income and earnings per common share, diluted, for 1998 increased to $801 million and $4.48, respectively, compared to net income and earnings per common share, diluted, of $714 million and $3.94, respectively, for 1997. The increase in 1998 net income resulted from an $82 million after-tax gain from the sale of our European flat and automotive glass businesses, a significant reduction in business divestiture and realignment charges, insurance recoveries of certain past environmental costs and the same factors that contributed to the increased sales described above. These improvements were partially offset by the absence of the gain from the 1997 sale of our surfactants business, higher expenses as-sociated with worldwide growth initiatives in our coatings segment, the nega-tive effects of inflation, higher income tax expense due to increased pre-tax earnings, the effects of the 1998 General Motors strike and the impact of ad-verse economic conditions in Asia.

Results of Business Segments
Coatings sales increased 13% to $3.5 billion in 1998 from $3.1 billion in 1997. A 14% increase in sales volume included sales from recent acquisitions and vol-ume increases for our worldwide automotive refinish, industrial and architec-tural coatings products and for our automotive original coatings products in Europe and North America. These sales increases were slightly offset by a 1% decline from foreign currency translation. Sales generated from worldwide ac-quisitions in 1998 and late 1997 contributed substantially to the segment's sales growth in 1998. The unfavorable effects of the General Motors strike par-tially offset the sales volume improvements in our North American automotive original and industrial coatings businesses. Operating income decreased to $546 million in 1998 compared to $561 million in 1997. The decrease in operating in-come is attributable to higher expenses associated with worldwide growth initiatives in our automotive refinish and industrial businesses, the negative effects of inflation, particularly on our European businesses, restructuring charges related to cost reduction initiatives, the impact of the General Motors strike and reduced royalty income. These reductions were partially offset by the previously discussed volume improvements and the favorable effect of earn-ings from recently acquired businesses.
 Glass sales decreased 5% to $2.5 billion in 1998 from $2.7 billion in 1997. Sales declined 7% as a result of the divestiture of our European flat and automotive glass businesses effective July 31, 1998, 1% due to the unfavorable effects of foreign currency translation and 1% from lower fiber glass product volumes. These negative factors were partially offset by a 4% sales volume increase, principally for North American automotive replacement glass products and an acquisition of an automotive original glass products facility in early 1998. Additionally, worldwide sales price improvements for fiber glass products were more than offset by lower sales prices for North American automotive original glass and flat glass products. The increase in operating income to $478 million in 1998 compared to $286 million in 1997 is attributable to an $85 million pre-tax gain from the sale of our European flat and automotive glass businesses, a reduction in business divestiture and realignment charges to $21 million from $102 million in 1997, improved manufacturing efficiencies, particularly in our North American automotive original glass business and increased equity affiliate earnings. These favorable factors were partially offset by the negative effects of inflation, the sales price reductions mentioned above and the impact of the General Motors strike.
 Chemicals sales decreased 7% to $1.5 billion in 1998 from $1.6 billion in 1997. A 7% reduction in sales volumes associated with the divestiture of the surfactants business in late 1997 and a 5% decline related to lower sales prices were partially offset by a 5% increase in sales volumes for specialty chemicals. Significantly lower sales prices were experienced for chlor-alkali and derivative products. Specialty chemical volumes increased due primarily to demand for Transitions(Registered Trademark) optical lenses and the acquisition in late 1997 of a pharmaceutical intermediates company. Operating income in 1998 decreased to $354 million from $428 million in 1997. The decrease in operating income is attributable to a decline in chlor-alkali and derivative product prices and the absence of a $59 million pre-tax gain from the sale of and earnings associated with our surfactants business. These unfavorable factors were partially offset by lower raw material

                      Management's Discussion and Analysis
--------------------------------------------------------------------------------
costs within our chlor-alkali and derivatives business, lower environmental costs, an insurance recovery of certain past environmental costs and the sales volume increases discussed above.

Other Significant Factors
The reduction in the overall effective tax rate in 1998 was primarily attribut-able to the realization of the benefits of capital loss carryforwards on the gain from the sale of our European flat and automotive glass businesses.
 Goodwill increased due to acquisition activity in 1998. The increase in other long-term assets was attributable principally to an increase in our prepaid pension asset and to an increase in other intangible assets resulting from 1998 acquisition activity.

Outlook
Although the rate of economic growth is expected to moderate in 1999 in North America and Europe, PPG should experience an increase in volume, principally as a result of our commercialization of new products, the expansion of our market presence and the inclusion of a full year's results associated with businesses acquired in 1998. We also expect to continue our acquisition activity in 1999, which should further contribute to volume increases.
 During 1998, we were adversely affected by the economic weakness in Asia. Our businesses within the region were directly affected by the economic conditions. Furthermore, our chlor-alkali and fiber glass businesses experienced an indi-rect effect as exports to Asia declined and imports from Asia into North Amer-ica and Europe resulted in increased competition and lower selling prices for our chlor-alkali products. We expect the economic weakness in Asia to continue in 1999, which may result in continued pressure on selling prices for our chlor-alkali products, some fiber glass products and our automotive replacement glass products. In addition, the economic weakness and currency devaluation in Brazil during 1999 are expected to adversely affect our automotive coatings and refinish operations in that country. However, to the extent we are adversely affected by the economic weakness in Asia, we anticipate a benefit due to lower raw materials costs in the chemicals and coatings businesses.
 If the current economic weakness in Brazil spreads to other countries in South America or to Mexico, it may result in a weaker North American economy which could adversely affect certain operations within our coatings, glass and chemi-cals segments.

Accounting Standards
In March 1998, the Accounting Standards Executive Committee of the American In-stitute of Certified Public Accountants issued Statement of Position 98-1, "Ac-counting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after Dec. 15, 1998. The adoption of this new standard in 1999 will not have a material effect on the Company's financial position or results of operations.
 In June 1998, the Financial Accounting Standards Board issued Statement of Fi-nancial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 1999. The Company is currently evaluating the prospective impact of this standard on its financial position and results of operations.

Performance in 1997 Compared with 1996
Overall Performance
Our sales increased 2% in 1997 to $7.4 billion from $7.2 billion in 1996. Over-all, the sales increase was due to a 6% increase in sales volumes, including sales from recent business acquisitions in our coatings segment, offset in part by a 2% decrease in sales prices and a 2% decline from foreign currency trans-lation due to the strong U.S. dollar. Slightly higher sales prices for certain products in our chemicals and coatings segments were substantially offset by lower sales prices for caustic soda in our chemicals segment and overall lower sales prices across the majority of our glass product lines.
 The gross profit percentage increased to 40.4% in 1997 from 39.9% in 1996. The benefits realized from improved manufacturing efficiencies, particularly in our glass and chemicals segments, favorable sales mix changes within our chemicals and coatings segments, and slightly higher sales prices and lower raw materials costs within our coatings segment contributed to the increase. These improve-ments were partially offset by lower overall sales prices in our glass segment and for caustic soda in our chemicals segment, as well as the negative effects of inflation on our glass and chemicals segments.
 Net income and earnings per common share, diluted, for 1997 were $714 million and $3.94, respectively, compared with $744 million and $3.93, respectively, for 1996. Net income in 1997 was affected by the same factors as gross profit. In addition, these earnings were adversely affected by pre-tax business divest-iture and realignment charges of $102 million associated with our glass opera-tions; higher overhead costs associated with growth initiatives in our coatings segment; increased advertising, selling and environmental expenses in our chem-icals segment; the negative effects of inflation and foreign currency transla-tion, and a slight increase in interest costs associated with higher outstand-ing borrowings. These negative factors were offset in part by a pre-tax $59 million gain from the sale of our surfactants business and lower income tax ex-pense.

                      Management's Discussion and Analysis
--------------------------------------------------------------------------------
Reduced average shares outstanding, as a result of repurchases of common stock by the Company, also favorably affected earnings per common share for 1997.

Results of Business Segments
Coatings sales increased 5% to $3.1 billion for 1997 from $2.9 billion for 1996. A 7% sales volume increase, including sales from recent business acquisi-tions, and a 1% increase in overall sales prices were partially offset by a 3% decline from foreign currency translation. Volume increases for automo-tive original and industrial coatings and improved sales prices for automotive refinish products in North America and Europe and for North American industrial coatings were partially offset by lower sales prices for our automotive origi-nal coatings products in North America and Europe. Operating income increased to $561 million in 1997, compared with $519 million in 1996. The earnings im-provement was attributable to the same volume and price factors that contrib-uted to the sales increase, combined with lower raw material costs and slightly improved manufacturing efficiencies. These improvements were offset in part by higher overhead costs associated with growth initiatives, particularly in South America and Asia, the negative effects of inflation and foreign currency translation, and higher legal expenses.
 Glass sales remained relatively constant at $2.7 billion in 1997 and 1996. A 5% increase in sales volumes was offset by declines of 3% each related to sales prices and foreign currency translation. Although volumes increased for fiber glass products, worldwide automotive original glass products, flat glass in North America and Europe, and aircraft products, these increases were offset by lower sales prices for fiber glass, flat glass and automotive original glass products in North America and Europe. Operating income decreased to $286 mil-lion in 1997 compared with $429 million in the prior year. The decrease was at-tributable to 1997 pre-tax charges totaling $102 million for restructuring ac-tions related principally to the closing of our Perry, Ga., float glass plant and the planned disposition of our equity interests in two Asian float glass plants, the sales price reductions mentioned above, the negative effects of in-flation and foreign currency translation, and slightly higher legal expenses. Improved worldwide manufacturing efficiencies and increased overall volumes partially offset these unfavorable factors.
 Chemicals sales totaled $1.6 billion for 1997, up 2% from 1996. A 6% increase in sales volumes was substantially offset by a 3% decline in overall sales prices and a 1% decline from foreign currency translation. Volume increases for chlorine and caustic soda products, and for certain specialty chemical prod-ucts, particularly Transitions(Registered Trademark) optical lenses, and higher selling prices for chlorine, vinyl chloride monomer and other chlorine derivative products were offset by significantly lower selling prices for caustic soda, reduced volumes for vinyl chloride monomer and the absence of sales from our surfactants business, which was divested late in 1997. Operating income increased to $428 million in 1997 from $374 million in 1996, and included a $59 million pre-tax gain from the sale of our surfactants business. Excluding this gain, operating earnings declined $5 million. The favorable effects of volume increases for specialty chemicals and chlor-alkali products, price improvements for chlorine, vinyl chloride monomer and other chlorine derivative products, and improved manufacturing efficiencies associated with chlor-alkali products were more than offset by the decline in sales prices for caustic soda, increased advertising and selling expenses, principally for Transitions(Registered Trademark) optical lenses, the negative effects of inflation on raw material costs, and higher environmental and legal expenses.

Business Divestitures and Realignments
During 1998, we approved a restructuring plan principally associated with cost reduction initiatives in our glass and coatings operations. We recorded a pre-tax charge of $19 million in connection with this plan. The components of the plan include severance benefits for 283 employees. As of Dec. 31, 1998, $2 mil-lion had been paid under the plan and it is anticipated that the remainder will be paid in 1999. We also recorded in 1998 an additional pre-tax charge of $15 million related to the disposition of our equity interests in two Asian float glass plants and two Asian downstream fabrication facilities. The $15 million pre-tax charge related to a reassessment of the proceeds expected to be real-ized on the dispositions of $14 million and asset write-offs of $1 million. Ad-ditionally, in 1998 we recorded a $3 million reversal of a reserve, originally recorded in 1997, related to the closure of our Perry, Ga., flat glass plant.
 In 1997 we recorded a pre-tax restructuring charge of $102 million related to certain glass businesses that were not meeting strategic and performance objec-tives. The principal components of the 1997 restructuring program included the closure of our Perry, Ga., flat glass plant and the disposition of our equity interests in two Asian float glass plants. The pre-tax restructuring charge in 1997 included $61 million of asset write-offs and $41 million associated with cash outlays primarily for severance costs (317 employees), a proportionate share of equity investee indebtedness, and demolition and environmental costs, net of estimated proceeds from sale. During 1998, cash outlays associated with both the 1997 restructuring program and the additional restructuring charge re-corded in 1998 related to this program totaled $11 million. We also reversed $3 million of the 1997 restructuring charge in 1998. It is anticipated that the remaining reserves related to the 1997 restructuring program of $41 million at Dec. 31, 1998, will be paid in 1999.

                      Management's Discussion and Analysis
--------------------------------------------------------------------------------
Commitments and Contingent Liabilities, including Environmental Matters
PPG is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which substantial money damages are sought. These lawsuits and claims relate to product liability, con-tract, patent, environmental, antitrust and other matters arising out of the conduct of PPG's business. The Company has been named in a number of antitrust lawsuits alleging that PPG acted with competitors to fix prices and allocate markets for certain glass products. These antitrust proceedings are in an early stage. PPG's lawsuits and claims against others include claims against insurers and other third parties with respect to actual and contingent losses related to environmental matters. Management believes that, in the aggregate, the outcome of all lawsuits and claims involving PPG will not have a material effect on PPG's consolidated financial position, results of operations or liquidity.
 It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are not discounted. As of Dec. 31, 1998 and 1997, PPG had reserves for environmental contingencies totaling $94 million and $100 million, respectively. Pre-tax charges against income for environmental remediation costs in 1998, 1997 and 1996 totaled $10 million, $34 million and $27 million, respectively, and are included in "Other charges" in the statement of income. Cash outlays related to such charges aggregated $16 million, $25 million and $36 million in 1998, 1997 and 1996, respectively.
 Management anticipates that the resolution of the Company's environmental con-tingencies, which will occur over an extended period of time, will not result in future annual charges against income that are significantly greater than those recorded in recent years. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the outcome of the Company's environmental contingencies will not have a material effect on PPG's financial position or liquidity.
 In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated to be as much as $200 million to $400 million, which range is unchanged from the prior year end. Such unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. Although insurers and other third parties may cover a portion of these costs, to the extent they are incurred, any potential recovery is not included in this unreserved exposure to future loss. The Company's environmental contingencies are expected to be resolved over an ex-tended period of time.
 Although the unreserved exposure to future loss relates to all sites, a significant portion of such exposure involves three operating plant sites. Initial remedial actions are occurring at these sites. Studies to determine the nature of the contamination are reaching completion and the need for additional remedial actions, if any, is presently being evaluated. The loss contingencies related to the remaining portion of such unreserved exposure include significant unresolved issues such as the nature and extent of contamination, if any, at sites and the methods that may have to be employed should remediation be required.
 With respect to certain waste sites, the financial condition of any other po-tentially responsible parties also contributes to the uncertainty of estimating PPG's final costs. Although contributors of waste to sites involving other potentially responsible parties may face governmental agency assertions of joint and several liability, in general, final allocations of costs are made based on the relative contributions of wastes to such sites. PPG is generally not a major contributor to such sites.
 The impact of evolving programs, such as natural resource damage claims, in-dustrial site reuse initiatives and state voluntary remediation programs, also adds to the present uncertainties with regard to the ultimate resolution of this unreserved exposure to future loss. The Company's assessment of the poten-tial impact of these environmental contingencies is subject to considerable un-certainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies.

Impact of Inflation
PPG's financial statements are prepared on a historical cost basis, which does not completely account for the effects of inflation. Since the cost of most of the Company's inventories is determined using the last-in, first-out (LIFO) method, the cost of sales reported in the financial statements approximates current costs.
 In 1998 the overall decline in sales prices was partially offset by improved manufacturing efficiencies and the overall positive impacts of inflation on our production costs. In 1997 and 1996, the increase in production costs due to the negative effects of inflation was not fully recovered through price increases and manufacturing efficiencies. While inflationary pressure on costs is ex-pected to be experienced in 1999, we anticipate that ongoing improvements in manufacturing efficiencies, as well as raw material

                      Management's Discussion and Analysis
--------------------------------------------------------------------------------
substitution and increases in selling prices for certain products, will miti-gate to a significant extent the negative impact of inflation on 1999 operating income.

Financial Resources, Capital Spending
Over the past three years, we continued to have sufficient financial resources to meet operating requirements, to fund our capital spending, share repurchase programs and pension contributions, and to pay increased dividends to share-holders. Cash from operating activities was $942 million in 1998, $1,007 mil-lion in 1997 and $1,008 million in 1996. Dividends paid to shareholders totaled $252 million in 1998, $239 million in 1997 and $237 million in 1996. Contribu-tions to U.S. pension plans totaled $109 million in 1996.
 During 1998, 1997 and 1996, the Company repurchased approximately 2.1 million,
5.3 million and 11.9 million shares of common stock at a cost of $122 million, $302 million and $606 million, respectively, under various share repurchase programs. The most recent program authorized the repurchase of 10 million shares of common stock, and was initiated in November 1998. As of Dec. 31, 1998, 2.0 million shares of common stock had been repurchased under the most recent program at a cost of $114 million. The repurchase of common stock was financed principally by cash from operations and proceeds from long-term debt.
 In 1997 long-term debt was increased principally by the issuance of $450 mil-lion of notes at rates ranging from 6 1/4% to 6 7/8%, partially offset by scheduled debt repayments. In 1996 long-term debt was increased principally by the issuance of $150 million of callable 7 3/8% notes partially offset by scheduled debt repayments. The proceeds from the issuance of the notes were used for general corporate purposes, including the repayment of commercial pa-per borrowings.
 Capital spending in 1998 totaled $877 million, compared with $829 million in 1997 and $489 million in 1996. This spending related to modernization and pro-ductivity improvements, expansion of existing businesses, environmental control projects and, in 1998, 1997 and 1996, business acquisitions totaling $390 mil-lion, $363 million and $13 million, respectively. Capital spending of a similar nature, excluding acquisitions, is expected to total about $600 million during 1999.
 In 1999 the Company will continue to implement its acquisition strategy fo-cused on areas of recognized strength. It is anticipated that any acquisitions completed will be funded through a combination of cash generated from opera-tions and external funding sources.
 The ratio of total debt, including capital leases, to total debt and equity was 37% and 40% at Dec. 31, 1998 and 1997, respectively. Cash from operations and the Company's debt capacity are expected to continue to be sufficient to fund capital spending, dividend payments, share repurchases and operating re-quirements.
 See Note 5, Debt and Bank Credit Agreements and Leases, for details regarding the use and availability of committed and uncommitted lines of credit.
 In addition to the lines of credit, the Company may issue up to $500 million aggregate principal amount of debt securities under a shelf registration state-ment filed with the Securities and Exchange Commission (SEC) in January 1998.

Conversion to the Euro
On Jan. 1, 1999, eleven of the member countries of the European Monetary Union converted from their sovereign currencies to a common currency, the euro. At that time, fixed conversion rates between the legacy currencies and the euro were set. The legacy currencies will remain legal tender from Jan. 1, 1999, through July 1, 2002. Beginning Jan. 1, 2002, euro-denominated currency will be issued. No later than July 1, 2002, the participating countries will withdraw all bills and coins so that their legacy currencies will no longer be consid-ered legal tender.
 PPG has identified the significant issues that may result from the euro con-version and is addressing them. These issues include increased competitive pressures from greater price transparency, changes to information systems to accommodate various aspects of the new currency and exposure to market risk with respect to financial instruments. PPG does not expect the impact on its operating results or financial condition from the conversion to be material.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Management's Discussion and Analysis and other sections of this Annual Report contain for-ward-looking statements that reflect the Company's current views with respect to future events and financial performance.
 Forward-looking statements are identified by the use of the words "aim," "be-lieve," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obli-gation to update any forward-looking statement, whether as a result of new in-formation, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC. Also, note the following cautionary statements.
 Many factors could cause actual results to differ materially from the Company's forward-looking statements. Among these factors are increasing price and product competition

                      Management's Discussion and Analysis
--------------------------------------------------------------------------------
by foreign and domestic competitors, fluctuations in the cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign ex-change rates and fluctuations in those rates, and the uncertainties regarding the Year 2000 problem discussed below. Further, one should understand that it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list, including the one here, should be considered to be a complete statement of all potential risks and uncertainties. Indeed, unlisted factors may present signif-icant additional obstacles to the realization of forward-looking statements.
 The following discussion regarding Year 2000 issues, including the discussion of the timing and effectiveness of implementation and the estimated cost of the Company's Year 2000 efforts, contains forward-looking statements derived using various assumptions of future events. These forward-looking statements involve inherent risks and uncertainties, and the actual results could differ materi-ally from those contemplated by such statements.
 Factors that could cause material differences in results -- many of which are outside the control of the Company -- include, but are not limited to:
 .  PPG's ability to locate and correct all relevant computer software.
 .  The accuracy of representations by manufacturers of the Company's computer systems and software that their products are Year 2000 compliant.
 . The ability of our suppliers, customers and other counterparties to identify and resolve their own Year 2000 obligations so as to allow them to continue normal business operations or furnish products, services or data to PPG without disruption.
 .  Our ability to respond to unforeseen Year 2000 complications.
 The consequences of material differences in the results as compared to those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal lia-bility to third parties and similar risks, any of which could have a material adverse effect on our consolidated financial condition, operations or liquidity.

Year 2000 Readiness Disclosure
Background
Many existing information technology (IT) products and systems, and non-IT products and systems containing embedded microchip processors, were originally programmed to represent any calendar dates by using six digits (for example, 12/31/99), as opposed to eight digits (for example, 12/31/1999). Accordingly, such products and systems may experience miscalculations, malfunctions or dis-ruptions when attempting to process information containing dates that fall af-ter Dec. 31, 1999, or other dates that could cause computer malfunctions. These potential problems are collectively referred to as the "Year 2000" problem.

State of Readiness
Recognizing the importance of Year 2000 issues, we have established a corpo-rate-wide Year 2000 Steering Committee made up of certain senior executives of the Company. The Committee is responsible for overseeing our efforts to assess and address the Year 2000 problem as it may affect the Company. The scope of our efforts includes (1) an assessment, and where needed a remediation, of both IT and non-IT elements of our business information, computing, telecommunica-tions, and process control systems; (2) an assessment, and remediation, as nec-essary, of equipment with embedded computer chips, and (3) an evaluation of the Company's relationships with material third parties as they may be impacted by the Year 2000 problem.
 The phases of the Company's Year 2000 compliance plan are: (1) Internal As-sessment -- a detailed evaluation of the potential Year 2000 effects on the Company's IT and non-IT systems and on its equipment with embedded computer chips; (2) Remediation -- corrective action including code enhancements, hardware and software upgrades, system replacements, vendor certification, equipment repair or replacement, and other associated changes to achieve Year 2000 compliance; (3) Testing -- the verification that remediation actions are effective; (4) Third-Party Evaluation -- an evaluation of the Year 2000 readiness of key suppliers of goods and services and of key customers, and (5) Contingency Planning -- the development of detailed procedures to be put in place should the Company or key suppliers or customers experience a significant Year 2000 problem. These phases sometimes overlap.
 The assessment phase is complete with the exception of certain recently ac-quired businesses where the assessment phase is in progress and is expected to be completed by March 31, 1999. The remediation effort is well under way on all critical IT and non-IT systems, and we presently anticipate that we will sub-stantially complete remediation of such critical systems by June 30, 1999, and that remediation and testing of all remaining systems will be completed by Dec. 31, 1999. Once systems undergo remediation, they are tested for Year 2000 com-pliance. For major systems, the testing process usually involves subjecting the remediated system to a simulated change of date from the year 1999 to the year 2000 using, in many cases, computer resources

                      Management's Discussion and Analysis
--------------------------------------------------------------------------------
dedicated to that purpose so that normal computing activity is not interrupted or adversely affected by the testing. We are currently in the process of test-ing a number of the most critical IT and non-IT systems and expect to complete, in all material respects, testing of all internal systems prior to the year 2000. The Year 2000 Steering Committee will continue to review Year 2000 com-pliance efforts on an ongoing basis.
 In the third-party evaluation phase, we have identified and contacted materially significant suppliers of goods or services in an effort to determine the state of readiness of these important third parties. Materially significant suppliers for this purpose are considered to be those from whom we purchase a significant dollar amount of goods or services, those who supply goods or serv-ices that are critical to uninterrupted production by PPG of its products, in-cluding those who are sole-source suppliers of important goods or services. Written assurances that these materially significant suppliers are progressing toward timely Year 2000 compliance have been received from approximately 66% of our materially significant suppliers. We are also in the process of identifying and investigating the Year 2000 readiness of our materially significant custom-ers. Materially significant customers for this purpose are considered to be those to which we sell a significant dollar amount of goods.
 If materially significant suppliers or customers or a number of less substan-tial suppliers or customers do not convert their systems in a timely manner, or are themselves adversely affected by a lack of Year 2000 readiness on the part of their suppliers or customers, it could have a material adverse effect on our operations, liquidity or consolidated financial condition. We believe that our continuing efforts to gain assurances of Year 2000 compliance from materially significant suppliers and our investigative efforts with respect to the readi-ness of materially significant customers will minimize these risks. Nonethe-less, the actual readiness of these third parties is beyond our control.

Costs
The Company is using both internal and external resources to execute its Year 2000 compliance plan. We currently estimate the incremental cost of resolving the Year 2000 issue at approximately $20 million to $25 million. The incremen-tal cost of resolving the Year 2000 issue was $7 million in 1998 and was not material in 1997 or 1996. Approximately 40% to 50% of the total Year 2000 costs are expected to be expended on equipment or software replacement and the re-mainder on remediation and testing of existing systems.
 All Year 2000 costs are expected to be funded from the Company's operating cash flow. We are expensing as incurred all costs related to the assessment, remediation and testing of the Year 2000 issue, unless new systems or equipment are purchased. In those instances, such costs will be capitalized and charged to expense over the useful lives of those assets in accordance with our exist-ing policy. These cost estimates are based on currently available information, and may be subject to change.

Risks
If needed modifications and conversions of computer systems are not made on a timely basis by PPG or its materially significant suppliers or customers, the Company could be affected by business disruption, operational problems, finan-cial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our consolidated financial condition, operations or liquidity. Although not anticipated, the most reasonably likely worst-case scenario of failure by the Company or its key suppliers or custom-ers to resolve the Year 2000 issue would be a short-term slowdown or cessation of manufacturing operations at one or more of our facilities and a short-term inability on the part of the Company to process orders and billings in a timely manner, and to deliver product to customers.

Contingency Planning
While we continue to focus on solutions for Year 2000 issues, and expect to be Year 2000 compliant in a timely manner, we are in the process of developing a contingency plan. Such a plan will set forth our responses should PPG or mate-rially significant third parties with which we have relationships not achieve Year 2000 compliance in a timely manner. We expect to finalize the contingency plan by June 30, 1999.

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

                      Management's Discussion and Analysis
--------------------------------------------------------------------------------
 PPG manages its foreign currency transaction risk to minimize the volatility of cash flows caused by currency fluctuations by forecasting foreign currency denominated cash flows of each subsidiary for a 12-month period and aggregating these cash inflows and outflows in each currency to determine the overall net transaction exposures. Decisions on whether to use derivative financial instru-ments to hedge the net transaction exposures are made based on the amount of those exposures, by currency, and an assessment of the near-term outlook for each currency. The Company's policy permits the use of foreign currency forward and option contracts to hedge approximately 30% to 70% of its anticipated net foreign currency cash flows over the next 12-month period. PPG does not hedge its exposure to translation gains and losses; however, by borrowing in local currencies, it reduces such exposure. The Company does not hedge its foreign currency exposures in a manner that eliminates the effect of changes in foreign currency rates on consolidated net income. The fair value of the foreign cur-rency contracts outstanding as of Dec. 31, 1998 and 1997, was not material. The market value of such contracts has a high correlation to the price changes in the currencies of the related hedged transactions. The potential reduction in PPG's future earnings resulting from adverse changes in the exchange rates of its outstanding foreign currency hedge contracts of 10% for European currencies and 20% for Asian and South American currencies would have totaled approxi-mately $12 million and $5 million as of Dec. 31, 1998 and 1997, respectively.
In addition, PPG had foreign currency denominated debt of $332 million and $405 million as of Dec. 31, 1998 and 1997, respectively. A weakening of the U.S. dollar relative to this foreign currency denominated debt of 10% for debt de-nominated in European currencies and 20% for debt denominated in Asian and South American currencies would have resulted in unrealized translation losses of approximately $43 million and $52 million as of Dec. 31, 1998 and 1997, respectively.
 The Company manages its interest rate risk in order to balance its exposure between fixed and variable rates while attempting to minimize its interest costs. Generally, the Company maintains variable interest rate debt at a level of 25% to 50% of total borrowings. PPG principally manages its interest rate risk by retiring and issuing debt from time to time. To a limited extent, PPG manages its interest rate risk through the use of interest rate swaps. As of Dec. 31, 1998 and 1997, the fair value of interest rate swaps was not material. A 10% increase in interest rates in the United States and a 20% increase in Asia and South America would have affected PPG's variable rate debt obligations by increasing interest expense by approximately $3 million as of both Dec. 31, 1998 and 1997. Further, a 10% reduction in interest rates would have increased the present value of the Company's fixed rate debt by approximately $54 million and $58 million as of Dec. 31, 1998 and 1997, respectively. Such changes would not have had a near-term impact on PPG's future earnings or cash flows.
 The Company enters into commodity swap and option contracts to reduce its exposure to fluctuations in prices for natural gas. The fair values of these contracts as of Dec. 31, 1998 and 1997, were not material. As a result of a 10% reduction in the price of natural gas, the Company would have experienced potential losses in the fair value of the underlying commodity swap and option contracts as of Dec. 31, 1998 and 1997, of approximately $3 million and $8 million, respectively.

                         Business Segment Information
-------------------------------------------------------------------------------

Segment Organization and Products
Effective in 1998, PPG adopted Statement of Financial Accounting Standards
(SFAS) No. 131, "Disclosures About Segments of an Enterprise and Related In-formation." SFAS No. 131 establishes standards for reporting information about operating segments, products and services, geographic areas and major custom-ers. The presentation of segment information reflects the manner in which man-agement organizes segments for making operating decisions and assessing per-formance. Prior year amounts have been restated to conform with the current presentation format.
 PPG is a multinational manufacturer with three reportable segments: coatings, glass and chemicals. The Company's segments are organized based on differences in products. The glass and fiber glass operations have been aggregated into a single reportable segment. The coatings segment supplies a variety of protec-tive and decorative coatings and finishes along with adhesives, sealants and metal pretreatment products for automotive original equipment and aftermarket refinish, industrial, packaging and architectural applications. In addition to specific products, the coatings segment supplies technical expertise, engi-neering and purchasing services to the automotive original and industrial por-tions of the business. The glass segment supplies flat glass and continuous-strand fiber glass for residential and commercial construction, automotive original and replacement markets and other transportation and industrial ap-plications. The chemicals segment supplies chlor-alkali and specialty chemicals products. The primary chlor-alkali products are chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents and chlorinated benzenes. The primary specialty chemicals products are Transitions(Registered Trademark) lenses, optical monomers, silicas and fine chemicals. Production facilities and markets for the coatings and glass segments are predominantly in North America and Europe, while the chemicals segment operates primarily in North America. Each of the businesses in which PPG is engaged is highly competitive. However, the diversification of product lines and worldwide markets served tends to minimize the impact on total sales and earnings of changes in demand for a particular product line or in a particular geographic area.
 The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company allocates re-sources to segments and evaluates the performance of segments based upon re-ported segment income before interest expense and income, income taxes and mi-nority interest. Substantially all corporate expenses are allocated to the segments. Net periodic pension income and expense is allocated to the seg-ments; however, prepaid pension assets for defined benefit plans that cover certain U.S. employees are not allocated to the segments and are included in corporate assets. Intersegment sales and transfers are recorded at selling prices that approximate market prices.

------------------------------------------------------------------------------------------
(Millions)                                                                   Consolidated
Segments                  Coatings(/1/) Glass(/2/) Chemicals Corporate(/4/)        Totals
------------------------------------------------------------------------------------------
1998
Net sales to external
 customers                       $3,459     $2,527    $1,524         $   --        $7,510
------------------------------------------------------------------------------------------
Intersegment net sales                2         --         9            (11)           --
------------------------------------------------------------------------------------------
   Total net sales               $3,461     $2,527    $1,533         $  (11)       $7,510
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
Operating income                 $  546     $  478    $  354         $   14        $1,392
------------------------------------------------------------------------------------------
Interest--net                                                                         (98)
------------------------------------------------------------------------------------------
   Income before income
    taxes and minority
    interest                                                                       $1,294
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
Depreciation and
 amortization                    $  108     $  161    $   88         $   26        $  383
------------------------------------------------------------------------------------------
Share of net earnings in
 equity affiliates               $    1     $   14    $    2         $   13        $   30
------------------------------------------------------------------------------------------
Segment assets(/5/)              $2,976     $1,791    $1,187         $1,433        $7,387
------------------------------------------------------------------------------------------
Investments in equity
 affiliates                      $   16     $   74    $   31         $   55        $  176
------------------------------------------------------------------------------------------
Expenditures for long-
 lived assets                    $  580     $  167    $   97         $   22        $  866
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(continued on next page)

                          Business Segment Information
--------------------------------------------------------------------------------
(continued)

(Millions)                                                                   Consolidated
Segments                  Coatings Glass(/2/) Chemicals(/3/) Corporate(/4/)        Totals
------------------------------------------------------------------------------------------
1997
Net sales to external
 customers                  $3,059     $2,673         $1,647         $   --        $7,379
------------------------------------------------------------------------------------------
Intersegment net sales          --         --             37            (37)           --
------------------------------------------------------------------------------------------
   Total net sales          $3,059     $2,673         $1,684         $  (37)       $7,379
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
Operating income (loss)     $  561     $  286         $  428         $   (3)       $1,272
------------------------------------------------------------------------------------------
Interest--net                                                                         (97)
------------------------------------------------------------------------------------------
   Income before income
    taxes and minority
    interest                                                                       $1,175
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
Depreciation and
 amortization               $   91     $  169         $   87         $   26        $  373
------------------------------------------------------------------------------------------
Share of net earnings in
 equity affiliates          $   --     $   --         $    1         $    9        $   10
------------------------------------------------------------------------------------------
Segment assets(/5/)         $2,239     $2,115         $1,183         $1,331        $6,868
------------------------------------------------------------------------------------------
Investments in equity
 affilates                  $   10     $   79         $   31         $   51        $  171
------------------------------------------------------------------------------------------
Expenditures for long-
 lived assets               $  370     $  168         $  147         $   22        $  707
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
1996
Net sales to external
 customers                  $2,902     $2,704         $1,612         $   --        $7,218
------------------------------------------------------------------------------------------
Intersegment net sales           1         --             35            (36)           --
------------------------------------------------------------------------------------------
   Total net sales          $2,903     $2,704         $1,647         $  (36)       $7,218
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
Operating income            $  519     $  429         $  374         $    3        $1,325
------------------------------------------------------------------------------------------
Interest--net                                                                         (85)
------------------------------------------------------------------------------------------
   Income before income
    taxes and minority
    interest                                                                       $1,240
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
Depreciation and
 amortization               $   86     $  167         $   85         $   25        $  363
------------------------------------------------------------------------------------------
Share of net earnings in
 equity affiliates          $   --     $    7         $    2         $   10        $   19
------------------------------------------------------------------------------------------
Segment assets(/5/)         $1,764     $2,233         $1,191         $1,253        $6,441
------------------------------------------------------------------------------------------
Investments in equity
 affiliates                 $   20     $   86         $   33         $   52        $  191
------------------------------------------------------------------------------------------
Expenditures for long-
 lived assets               $  119     $  188         $  129         $   19        $  455
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(continued on next page)

                          Business Segment Information
--------------------------------------------------------------------------------
(continued)

Geographic Information
---------------------------------------------------------------------------
(Millions)                                            1998    1997    1996
---------------------------------------------------------------------------
Net sales(/6/)
  United States                                     $5,023  $4,960  $4,844
  -------------------------------------------------------------------------
  Europe                                             1,606   1,560   1,633
  -------------------------------------------------------------------------
  Canada                                               476     477     465
  -------------------------------------------------------------------------
  Other                                                405     382     276
---------------------------------------------------------------------------
   Total                                            $7,510  $7,379  $7,218
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Operating income
  United States(/7/)                                $1,063  $1,037  $1,037
  -------------------------------------------------------------------------
  Europe(/8/)                                          244     156     148
  -------------------------------------------------------------------------
  Canada(/9/)                                           83      82      99
  -------------------------------------------------------------------------
  Other                                                (12)     --      38
---------------------------------------------------------------------------
   Total                                             1,378   1,275   1,322
---------------------------------------------------------------------------
Interest--net                                          (98)    (97)    (85)
---------------------------------------------------------------------------
Other unallocated corporate income (expenses)--net      14      (3)      3
---------------------------------------------------------------------------
Income before income taxes and minority interest    $1,294  $1,175  $1,240
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Long-lived assets
  United States                                     $3,064  $2,799  $2,740
  -------------------------------------------------------------------------
  Europe                                               825     836     780
  -------------------------------------------------------------------------
  Canada                                               191     220     206
  -------------------------------------------------------------------------
  Other                                                367     197     153
---------------------------------------------------------------------------
   Total                                            $4,447  $4,052  $3,879
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Identifiable assets
  United States(/10/)                               $4,889  $4,442  $4,230
  -------------------------------------------------------------------------
  Europe                                             1,505   1,641   1,536
  -------------------------------------------------------------------------
  Canada                                               323     346     326
  -------------------------------------------------------------------------
  Other                                                670     439     349
---------------------------------------------------------------------------
   Total                                            $7,387  $6,868  $6,441
---------------------------------------------------------------------------
---------------------------------------------------------------------------

(1) Coatings segment income in 1998 includes a pre-tax restructuring charge of $9 million related to cost reduction initiatives.
(2) Glass segment income in 1998 includes a pre-tax gain of $85 million related to the sale of the European flat and automotive glass businesses and pre-tax restructuring charges (credit) of $15 million, $9 million, and $(3) million, respectively, related to the disposition of equity interests in two Asian float glass plants and two Asian downstream fabrication facilities, cost reduction initiatives and the reversal of a reserve related to the Perry, Ga., plant. Glass segment income in 1997 includes a pre-tax restructuring charge of $102 million of which $65 million principally related to the closure of the Perry, Ga., plant and $37 million related to the disposition of equity interests in two Asian float glass plants.
(3) Chemicals segment income in 1997 includes a pre-tax gain of $59 million related to the sale of the surfactants business.
(4) Corporate intersegment net sales represents intersegment net sales eliminations. Corporate income (loss) represents unallocated corporate income and expenses.
(5) Segment assets are the total assets used in the operation of each segment. Corporate assets are principally cash and cash equivalents, income tax assets, the Company's headquarters building and prepaid pensions. See
     Note 9.
(6) Net sales to external customers are attributed to individual countries based upon the location of the operating unit shipping the product.
(7) Operating income in 1998 includes pre-tax restructuring charges (credit) of $15 million, $14 million, and $(3) million, respectively, related to the disposition of equity interests in two Asian float glass plants and two Asian downstream fabrication facilities, cost reduction initiatives and the reversal of a reserve related to the Perry, Ga., plant. Operating income in 1997 includes a pre-tax gain of $59 million related to the sale of the surfactants business and pre-tax restructuring charges of $58 million and $37 million principally related to the divestiture of the Perry, Ga., plant and the disposition of equity interests in two Asian float glass plants, respectively.
(8) Operating income in 1998 includes a pre-tax gain of $85 million related to the sale of the European flat and automotive glass businesses and a pre-tax restructuring charge of $4 million related to cost reduction initiatives. Operating income in 1997 includes pre-tax restructuring charges of $7 million related to cost reduction initiatives.
(9) Operating income in 1998 includes a pre-tax restructuring charge of $1 million related to cost reduction initiatives.
(10) Includes corporate assets which are principally cash and cash equivalents, income tax assets, the Company's headquarters building and prepaid pensions.

                                     Notes
--------------------------------------------------------------------------------
1. Summary of Significant Accounting Policies
Principles of consolidation
The consolidated financial statements include the accounts of PPG Industries, Inc., (PPG or the Company) and all significant subsidiaries, both U.S. and non-U.S., of which we own more than 50% of the voting stock. Investments in compa-nies of which we own 20% to 50% of the voting stock are carried at equity, and our share of the earnings or losses of such equity affiliates is included in the statement of income. Transactions between PPG and its subsidiaries are eliminated in consolidation.

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

Foreign currency translation
For all significant non-U.S. operations, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using year-end exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are deferred in accumulated other comprehensive income, a separate component of shareholders' equity.

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

Identified intangible assets and goodwill
Identified intangible assets acquired in business combinations accounted for by the purchase method are recorded based upon fair market value at the date of acquisition and amortized on a straight-line basis over the estimated useful lives of the assets (two to 10 years).
 Goodwill, representing the excess of the cost over the net tangible and iden-tified intangible assets of acquired businesses, is stated at cost and amor-tized on a straight-line basis over the estimated future periods to be benefit-ed, principally 20 to 40 years.
 Identified intangible assets and goodwill are reviewed for impairment at each balance sheet date or whenever events or circumstances indicate that the carry-ing amounts may not be recoverable.

Employee Stock Ownership Plan
We account for our employee stock ownership plan (ESOP) in accordance with Statement of Position (SOP) No. 93-6 for PPG common stock purchased after Dec. 31, 1992 (new ESOP shares). As permitted by SOP No. 93-6, shares purchased prior to Dec. 31, 1992, (old ESOP shares) continue to be accounted for in ac-cordance with SOP No. 76-3. ESOP shares are released and allocated to partici-pants based upon debt service paid during the year on loans used by the ESOP to purchase the shares. Unearned compensation, reflected as a reduction of share-holders' equity, principally represents the unpaid balance of such ESOP loans. Dividends received by the ESOP are used to pay debt service.
 For old ESOP shares, compensation expense is equal to amounts contributed, or committed to be contributed, to the ESOP by the Company less the ESOP interest expense element of such contributions. Dividends on old ESOP shares are de-ducted from retained earnings. Old ESOP shares are considered to be outstanding in computing earnings per share.
 For new ESOP shares, compensation expense is equal to the Company's matching contribution (see Note 13). Dividends on released new ESOP shares are deducted from retained earnings, and dividends on unreleased shares are reported as a reduction of debt or accrued interest. Only new ESOP shares that have been released are considered outstanding in computing earnings per share.

Cash equivalents
Cash equivalents are highly liquid investments (valued at cost, which approxi-mates fair value) acquired with an original maturity of three months or less.

Derivative instruments
Derivative financial instruments are used to hedge a portion of the Company's foreign currency and interest rate exposures. Income and expense are recorded in the same

                                     Notes
--------------------------------------------------------------------------------
caption as that arising from the related asset or liability being hedged. Pre-miums paid on option contracts are amortized over the lives of the contracts.
 Gains and losses related to hedges of firm commitments are deferred and recog-nized over the expected remaining lives of the related assets and liabilities. Unrealized gains and losses from option contracts that hedge anticipated trans-actions are also deferred and recognized in income in the same period as the hedged transactions. Unrealized gains and losses from forward contracts that hedge anticipated transactions are not deferred.
 The Company also uses commodity swap and option contracts to reduce its expo-sure to fluctuations in prices for natural gas. Gains and losses on these con-tracts are deferred and recognized in income in the same period as the hedged transactions as an adjustment to cost of sales.
 The fair value of derivative instruments held as of Dec. 31, 1998 and 1997, was not material. The Company does not enter into derivative transactions for speculative purposes and therefore holds no derivative instruments for trading purposes.

2. Acquisitions, Business Divestitures and Realignments
During 1998 and 1997, we acquired several businesses, all of which were re-corded using the purchase method of accounting and, accordingly, the results of operations of the acquired companies have been included in our consolidated re-sults from their respective acquisition dates.
 In November and December 1998, respectively, we completed the purchase of the U.S. architectural coatings business and a portion of the global packaging coatings business formerly owned by Courtaulds plc (Courtaulds) from Akzo Nobel N.V. The acquisition of the remaining portion of the Courtaulds global packag-ing coatings business was substantially completed in early 1999. In September 1998, we acquired the technical coatings business of Orica Ltd. of Melbourne, Australia. The purchase included Orica's automotive refinish, automotive origi-nal equipment, coil, packaging and industrial coatings businesses. The purchase of certain Orica assets that are currently leased is expected to be completed in 1999. In February 1998, we acquired the automotive coatings business of He-lios-Lacke Bollig & Kemper GmbH & Co. KG of Cologne, Germany. In January 1998, we acquired the assets of an automotive glass plant in Evart, Mich., from Chrysler Corporation. The preliminary purchase price allocations for the acqui-sitions occurring in the second half of 1998 and used in preparing the Dec. 31, 1998, balance sheet are subject to adjustment in 1999 when finalized.
 From September to December 1997, we acquired the U.S. industrial pretreatment business of Man-Gill Chemical Company; Max Meyer Duco S.p.A. (Max Meyer), a Eu-ropean supplier of automotive refinish, fleet finish and decorative coatings; Phillips Paint Products, a Canadian industrial coatings manufacturer; the worldwide packaging coatings businesses of BASF Lacke + Farben AG; Keeler & Long, a U.S. manufacturer of high-performance coatings and coil coatings, and Sipsy Chimie Fine S.C.A., a French manufacturer of pharmaceutical intermediates formerly owned by Warner Lambert Company. We also increased our ownership in-terest in 1997 in two related automotive original coatings companies located in Brazil and Argentina from 45% to 100%.
 The cost of the 1998 and 1997 acquisitions was $390 million and $363 million, respectively, plus the assumption of indebtedness of $11 million and $42 mil-lion, respectively.
 On a pro forma basis, if the 1998 acquisitions had occurred effective Jan. 1, 1997, and the 1997 acquisitions had occurred effective Jan. 1, 1996, they would have contributed net sales of approximately $280 million in 1998, $635 million in 1997, and $300 million in 1996. The pro forma impact of these acquisitions on net income and earnings per common share in 1998, 1997 and 1996 is accretive but is not material. The pro forma financial information is not necessarily in-dicative of the operating results that would have occurred had the acquisitions been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.
 In July 1998, we completed the sale of our European flat and automotive glass businesses to Glaverbel S.A. of Brussels, Belgium, for $266 million in cash plus the assumption of certain indebtedness, which resulted in a pre-tax gain of approximately $85 million. We also completed certain business divestitures in 1997, primarily the sale of the surfactants business, which resulted in a net pre-tax gain of $58 million. The net sales of these divested businesses to-taled $271 million in 1998, $550 million in 1997 and $593 million in 1996. Ad-ditionally, in August 1998, we sold the European decorative coatings business acquired in the 1997 Max Meyer acquisition. The selling price approximated the carrying value of the net assets sold.
 During 1998, we approved a restructuring plan principally associated with cost reduction initiatives in our glass and coatings operations. We recorded a pre-tax charge of $19 million in connection with this plan. The components of the plan include severance benefits for 283 employees. As of Dec. 31, 1998, $2 mil-lion had been paid under the plan and it is anticipated that the remainder will be paid in 1999. We also recorded in 1998 an additional pre-tax charge of $15 million related to the disposition of our equity interests in two Asian float glass plants and two Asian downstream fabrication facilities. The $15 million pre-tax charge related to a reassessment of the proceeds expected to be real-ized on the dispositions of $14 million and asset write-offs of $1 million. Ad-ditionally, in 1998 we recorded a $3 million reversal

                                     Notes
--------------------------------------------------------------------------------
of a reserve, originally recorded in 1997, related to the closure of our Perry, Ga., flat glass plant.
 In 1997 we recorded a pre-tax restructuring charge of $102 million related to certain glass businesses that were not meeting strategic and performance objec-tives. The principal components of the 1997 restructuring program included the closure of our Perry, Ga., flat glass plant and the disposition of our equity interests in two Asian float glass plants. The pre-tax restructuring charge in 1997 included $61 million of asset write-offs and $41 million associated with cash outlays primarily for severance costs (317 employees), a proportionate share of equity investee indebtedness, and demolition and environmental costs, net of estimated proceeds from sale. During 1998, cash outlays associated with both the 1997 restructuring program and the additional restructuring charge re-corded in 1998 related to this program totaled $11 million. We also reversed $3 million of the 1997 restructuring charge in 1998. It is anticipated that the remaining reserves related to the 1997 restructuring program of $41 million at Dec. 31, 1998, will be paid in 1999.

3. Working Capital Detail

                                             December 31
-----------------------------------------------------------
(Millions)                                    1998    1997
-----------------------------------------------------------
Receivables
  Customers                                 $1,246  $1,236
  ---------------------------------------------------------
  Other                                        141     138
  ---------------------------------------------------------
  Allowance for doubtful accounts              (21)    (21)
-----------------------------------------------------------
   Total                                    $1,366  $1,353
-----------------------------------------------------------
-----------------------------------------------------------
Inventories(/1/)
  Finished products and work in process     $  638  $  608
  ---------------------------------------------------------
  Raw materials                                174     141
  ---------------------------------------------------------
  Supplies                                     105     114
-----------------------------------------------------------
   Total                                    $  917  $  863
-----------------------------------------------------------
-----------------------------------------------------------
Accounts payable and accrued liabilities
  Trade creditors                           $  630  $  646
  ---------------------------------------------------------
  Accrued payroll                              213     237
  ---------------------------------------------------------
  Other postretirement and pension benefits     57      56
  ---------------------------------------------------------
  Other                                        364     271
-----------------------------------------------------------
   Total                                    $1,264  $1,210
-----------------------------------------------------------
-----------------------------------------------------------

(1) Inventories valued using the LIFO method comprised 68% and 71% of total gross inventory values at Dec. 31, 1998 and 1997, respectively. If the first-in, first-out method of inventory valuation had been used, inventories would have been $183 million and $191 million higher at Dec. 31, 1998 and 1997, respectively.

4. Property Detail

                              December 31
------------------------------------------
(Millions)                     1998   1997
------------------------------------------
Property(/1/)
  Land and land improvements $  317 $  304
  ----------------------------------------
  Buildings                   1,194  1,188
  ----------------------------------------
  Machinery and equipment     4,697  4,802
  ----------------------------------------
  Other                         323    291
  ----------------------------------------
  Construction in progress      208    173
------------------------------------------
   Total                     $6,739 $6,758
------------------------------------------
------------------------------------------

(1) Interest capitalized in 1998, 1997 and 1996 was $9 million, $10 million and $12 million, respectively.

5. Debt and Bank Credit Agreements and Leases

                                                               December 31
---------------------------------------------------------------------------
(Millions)                                                      1998   1997
---------------------------------------------------------------------------
9.3% notes, due 1999                                          $  123 $  123
---------------------------------------------------------------------------
6 1/4% non-callable notes, due 2002                              100    100
---------------------------------------------------------------------------
6 7/8% non-callable debentures, due 2005                         100    100
---------------------------------------------------------------------------
6 1/2% notes, due 2007                                           150    150
---------------------------------------------------------------------------
6 7/8% notes, due 2012                                           100    100
---------------------------------------------------------------------------
7 3/8% notes, due 2016                                           149    149
---------------------------------------------------------------------------
6 7/8% notes, due 2017                                            99     99
---------------------------------------------------------------------------
9% non-callable debentures, due 2021                             148    148
---------------------------------------------------------------------------
ESOP notes(/1/)
  Weighted average 8.5% fixed-rate notes                          56     61
  -------------------------------------------------------------------------
  Variable-rate notes, weighted average 4.6% at Dec. 31, 1998     83     90
---------------------------------------------------------------------------
Various other debt, weighted average 5.0% at Dec. 31, 1998        38     45
---------------------------------------------------------------------------
Non-U.S. subsidiary borrowings
  12.7% notes, maturing in 1999                                   13     35
  -------------------------------------------------------------------------
  Weighted average 8.5% fixed-rate notes                          --      3
  -------------------------------------------------------------------------
  Various other debt, weighted average 5.4% at Dec. 31, 1998      53     69
---------------------------------------------------------------------------
Capital lease obligations                                         34     41
---------------------------------------------------------------------------
   Total                                                       1,246  1,313
---------------------------------------------------------------------------
Less payments due within one year                                165     56
---------------------------------------------------------------------------
   Long-term debt                                             $1,081 $1,257
---------------------------------------------------------------------------
---------------------------------------------------------------------------

(1) See Note 13 for discussion of ESOP borrowings. The fixed- and variable-rate notes mature in 2009 and require annual principal payments from 1999 to 2008.

                                     Notes
--------------------------------------------------------------------------------

 Aggregate maturities during the next five years are (in millions) $165 in 1999, $41 in 2000, $28 in 2001, $137 in 2002 and $28 in 2003.
 The Company has revolving credit agreements with credit lines totaling $825 million. Of these credit lines, $800 million will expire in December 2001 and requires payment of annual fees equal to seven basis points on the unused por-tion of the lines. These lines support our commercial paper programs in the United States and Canada. The remaining $25 million, relating to a subsidiary, will expire in September 1999 and requires payment of annual fees equal to 10 basis points on the unused portion of the line. PPG may cancel all or part of these credit agreements at any time without penalty or premium. At Dec. 31, 1998, we had used $21 million of these lines of credit.
 Our non-U.S. operations have other committed and uncommitted lines of credit totaling $43 million and $449 million, respectively, of which $26 million and $140 million, respectively, were used at Dec. 31, 1998. The committed lines of credit, which expire between 1999 and 2001, do not require significant commit-ment fees. The uncommitted lines of credit are subject to cancellation at any time and are not subject to any commitment fees.
 PPG is in compliance with the restrictive covenants under its various credit agreements, loan agreements and indentures.
 The Dec. 31, 1998 and 1997, balances for "Short-term debt and current portion of long-term debt" include, respectively, $147 million and $34 million of com-mercial paper and $325 million and $354 million of short-term notes. The weighted-average interest rates of short-term borrowings as of Dec. 31, 1998 and 1997, were 5.1% and 6.0%, respectively.
 Interest payments in 1998, 1997 and 1996 totaled $121 million, $106 million and $109 million, respectively.
 Rental expense for operating leases was $75 million, $70 million and $68 mil-lion in 1998, 1997 and 1996, respectively. Minimum lease commitments for oper-ating leases that have initial or remaining lease terms in excess of one year at Dec. 31, 1998, are (in millions) $38 in 1999, $25 in 2000, $14 in 2001, $8 in 2002, $5 in 2003 and $21 thereafter.

6. Financial Instruments
Included in PPG's financial instrument portfolio are cash and cash equivalents, Company-owned life insurance, derivative financial instruments and short- and long-term debt instruments. The most significant instrument, long-term debt (excluding capital lease obligations), had carrying and fair values totaling $1,212 million and $1,317 million, respectively, at Dec. 31, 1998. The corre-sponding amounts at Dec. 31, 1997, were $1,272 million and $1,362 million, re-spectively. The fair values of the other instruments approximated their carry-ing values, in the aggregate.
 The fair values of the debt instruments were based upon quoted market prices of the same or similar instruments or on the rates available to the Company for instruments of the same remaining maturities.

7. Earnings Per Common Share
The earnings per common share calculations for the three years ended Dec. 31, 1998 are as follows:

-------------------------------------------------------------------
(Millions, except per share amounts)             1998   1997   1996
-------------------------------------------------------------------
Earnings per common share
-------------------------------------------------------------------
  Net income                                   $  801 $  714 $  744
  -----------------------------------------------------------------
  Weighted average common shares outstanding    177.0  179.8  187.8
  -----------------------------------------------------------------
  Earnings per common share                    $ 4.52 $ 3.97 $ 3.96
-------------------------------------------------------------------
-------------------------------------------------------------------
Earnings per common share--assuming dilution
-------------------------------------------------------------------
  Net income                                   $  801 $  714 $  744
  -----------------------------------------------------------------
  Weighted average common shares outstanding    177.0  179.8  187.8
  -----------------------------------------------------------------
  Effect of dilutive securities
   Stock options                                  0.6    0.7    0.8
   ----------------------------------------------------------------
   Other stock compensation plans                 1.1    1.0    0.9
  -----------------------------------------------------------------
  Potentially dilutive common shares              1.7    1.7    1.7
  -----------------------------------------------------------------
  Adjusted common shares outstanding            178.7  181.5  189.5
  -----------------------------------------------------------------
  Earnings per common share--assuming dilution $ 4.48 $ 3.94 $ 3.93
-------------------------------------------------------------------
-------------------------------------------------------------------

8. Income Taxes
The following is a reconciliation of the statutory U.S. corporate federal in-come tax rate to the effective income tax rate.

                                                      Percent of
                                                    Pre-tax Income
---------------------------------------------------------------------
                                                    1998  1997  1996
---------------------------------------------------------------------
U.S. federal income tax rate                        35.0% 35.0% 35.0%
---------------------------------------------------------------------
Changes in tax rate resulting from
  State and local taxes--U.S.                        3.2   3.2   3.7
  -------------------------------------------------------------------
  Taxes on non-U.S. earnings and related
   tax credits                                        .9    .1    .8
  -------------------------------------------------------------------
  Other                                             (3.1) (1.3) (1.5)
---------------------------------------------------------------------
   Effective income tax rate                        36.0% 37.0% 38.0%
---------------------------------------------------------------------
---------------------------------------------------------------------

                                     Notes
-------------------------------------------------------------------------------
 The following table gives details of income tax expense in the statement of income. A portion of these taxes will be payable within one year and is there-fore shown below as "Current income taxes," while the balance is shown as "De-ferred income taxes."

----------------------------------------
(Millions)              1998  1997  1996
----------------------------------------
Current income taxes
  U.S. federal          $308  $284  $255
  --------------------------------------
  Non-U.S.                97    93    79
  --------------------------------------
  State and local--U.S.   60    58    66
----------------------------------------
   Total current         465   435   400
----------------------------------------
Deferred income taxes
  U.S. federal             6     2    36
  --------------------------------------
  Non-U.S.                (6)   (1)   30
  --------------------------------------
  State and local--U.S.    1    (1)    5
----------------------------------------
   Total deferred          1    --    71
----------------------------------------
   Total                $466  $435  $471
----------------------------------------
----------------------------------------

 Net deferred income tax assets and liabilities as of Dec. 31, 1998 and 1997, are as follows:

--------------------------------------------------------
(Millions)                                   1998  1997
--------------------------------------------------------
Deferred income tax assets related to
  Employee benefits                          $337  $310
  ------------------------------------------------------
  Environmental                                36    38
  ------------------------------------------------------
  Operating loss and other carryforwards       46    63
  ------------------------------------------------------
  Inventories                                  32    31
  ------------------------------------------------------
  Property                                     17    40
  ------------------------------------------------------
  Restructuring                                24    --
  ------------------------------------------------------
  Other                                        28    18
  ------------------------------------------------------
  Valuation allowance                         (24)  (45)
--------------------------------------------------------
   Total                                      496   455
--------------------------------------------------------
Deferred income tax liabilities related to
  Property                                    461   454
  ------------------------------------------------------
  Employee benefits                           263   238
  ------------------------------------------------------
  Intangibles                                  32    19
  ------------------------------------------------------
  Other                                        29    35
--------------------------------------------------------
   Total                                      785   746
--------------------------------------------------------
   Deferred income tax liabilities--net      $289  $291
--------------------------------------------------------
--------------------------------------------------------

 Dispositions of certain non-U.S. subsidiaries in 1997 generated U.S. capital losses of approximately $180 million. A portion of these losses was realized by offsetting it against capital gains from previous years and a 1997 capital gain from the sale of certain U.S. businesses. The remaining $88 million capi-tal loss carryforward was offset with a valuation allowance at Dec. 31, 1997, because PPG's ability to realize the amount carried forward was uncertain. In July 1998, PPG recognized a gain from the sale of its European flat and auto-motive glass businesses, of which a considerable portion was capital, the tax on which was offset by the capital loss carryforward. As a result of the real-ization of the tax benefit from the capital loss carryforward, the valuation allowance that was recorded in the prior year was reversed in 1998. This bene-fit from the realization of the capital loss in both 1997 and 1998 reduced the effective tax rate in each year.
 At Dec. 31, 1998, subsidiaries of the Company had available net operating loss (NOL) carryforwards of approximately $129 million for income tax purpos-es, of which $104 million has an indefinite expiration. The remaining $25 mil-lion expires between the years 1999 and 2003.
 The majority of the NOL carryforwards relate to operations of subsidiaries in countries permitting indefinite carryforward of losses. Generally, a valuation allowance has been established for these carryforwards because the ability to utilize them is uncertain.
 Income before income taxes of our non-U.S. operations for 1998, 1997 and 1996 was $273 million, $232 million and $266 million, respectively.
 No deferred U.S. income taxes have been provided on certain undistributed earnings of non-U.S. subsidiaries, which amounted to $681 million at Dec. 31, 1998, and $495 million at Dec. 31, 1997. These earnings are considered to be reinvested for an indefinite period of time or will be repatriated when it is tax effective to do so. It is not practicable to determine the deferred tax liability on these earnings.
 The Internal Revenue Service has examined our U.S. federal income tax returns through 1993, and we have paid all tax claims.
 Income tax payments in 1998, 1997 and 1996 totaled $385 million, $452 million and $402 million, respectively.

9. Pensions and Other Postretirement Benefits
We have noncontributory defined benefit pension plans that cover certain em-ployees worldwide. PPG also sponsors defined benefit plans that provide medi-cal and life insurance benefits for certain active and retired U.S. and Cana-dian employees and dependents. Salaried and certain wage employees hired after Jan. 31, 1993, will not be entitled to postretirement medical benefits. At Dec. 31, 1998 and 1997, the U.S. plans had provisions that capped the cost of postretirement medical benefits at 2003 levels for certain current and future retirees covered by bargaining plans and non-bargaining plans.

                                     Notes
--------------------------------------------------------------------------------
 The following table sets forth the changes in benefit obligations, plan as-sets, the funded status and the amounts recognized in our balance sheet for our defined benefit pension and other postretirement benefit plans.

                                                               Other
                                                          Postretirement
                                            Pensions         Benefits
---------------------------------------------------------------------------
(Millions)
                                            1998    1997      1998     1997
---------------------------------------------------------------------------
Benefit obligation, Jan. 1                $2,023  $1,859  $   704  $   676
---------------------------------------------------------------------------
Service cost                                  41      36        8        7
---------------------------------------------------------------------------
Interest cost                                137     134       48       48
---------------------------------------------------------------------------
Plan amendments                               10       8       (2)     (14)
---------------------------------------------------------------------------
Actuarial losses                             116     130       22       38
---------------------------------------------------------------------------
Benefits paid                               (130)   (125)     (50)     (50)
---------------------------------------------------------------------------
Businesses acquired                            7      --        1       --
---------------------------------------------------------------------------
Businesses disposed                           (6)     --       --       --
---------------------------------------------------------------------------
Foreign currency translation adjustments      --     (21)      (2)      (1)
---------------------------------------------------------------------------
Special termination benefits and other         3       2       --       --
---------------------------------------------------------------------------
 Benefit obligation, Dec. 31              $2,201  $2,023  $   729  $   704
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Fair value of plan assets, Jan. 1         $2,308  $2,006
---------------------------------------------------------
Actual return on plan assets                 349     434
---------------------------------------------------------
Contributions                                  6       8
---------------------------------------------------------
Benefits paid                               (121)   (119)
---------------------------------------------------------
Businesses acquired                            2      --
---------------------------------------------------------
Plan expenses and other--net                  (4)     (3)
---------------------------------------------------------
Foreign currency translation adjustments      (4)    (18)
---------------------------------------------------------
 Fair value of plan assets, Dec. 31       $2,536  $2,308
---------------------------------------------------------
---------------------------------------------------------
Funded status                             $  335  $  285  $  (729) $  (704)
---------------------------------------------------------------------------
Unrecognized actuarial losses                246     233      116       98
---------------------------------------------------------------------------
Unrecognized prior service cost               71      71       18       23
---------------------------------------------------------------------------
Unrecognized transition asset                (19)    (21)      --       --
---------------------------------------------------------------------------
Minimum pension liability                    (56)    (48)      --       --
---------------------------------------------------------------------------
 Net prepaid (accrued) benefit cost       $  577  $  520  $  (595) $  (583)
---------------------------------------------------------------------------
---------------------------------------------------------------------------

 The following summarizes the amounts recognized in the balance sheet:

                                                        Other
                                                   Postretirement
                                      Pensions        Benefits
--------------------------------------------------------------------
(Millions)                            1998   1997      1998     1997
--------------------------------------------------------------------
Prepaid benefit cost                 $ 707  $ 650  $    --  $    --
--------------------------------------------------------------------
Accrued benefit costs                 (130)  (130)    (595)    (583)
--------------------------------------------------------------------
  Net prepaid (accrued) benefit cost $ 577  $ 520  $  (595) $  (583)
--------------------------------------------------------------------
--------------------------------------------------------------------

 The minimum pension liability impacted the following balance sheet captions:

-----------------------------------------------
(Millions)                            1998 1997
-----------------------------------------------
Other assets                          $ 7  $ 8
-----------------------------------------------
Accumulated other comprehensive loss  $31  $25
-----------------------------------------------
Deferred income taxes                 $18  $15
-----------------------------------------------

 The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with benefit obligations in excess of plan assets were $200 million, $178 million and $53 million, respectively, at Dec. 31, 1998, and were $191 million, $173 million and $49 million, respectively, at Dec. 31, 1997.
 The accrued pension benefit cost reflected in the balance sheet includes $5 million and $4 million, at Dec. 31, 1998 and 1997, respectively, for defined contribution plans.
 Net periodic benefit cost (income) includes the following:

                                                             Other
                                                         Postretirement
                                    Pension Benefits        Benefits
-----------------------------------------------------------------------
(Millions)                          1998    1997   1996  1998 1997 1996
-----------------------------------------------------------------------
Service cost                        $  41  $  36  $  36  $ 8  $ 7  $ 7
-----------------------------------------------------------------------
Interest cost                         137    134    124   48   48   43
-----------------------------------------------------------------------
Expected return on plan assets       (245)  (212)  (189)  --   --   --
-----------------------------------------------------------------------
Amortization of transition assets      (5)    (5)    (6)  --   --   --
-----------------------------------------------------------------------
Amortization of prior service cost     11     10      9    2    4    2
-----------------------------------------------------------------------
Amortization of actuarial losses        4     12     27    4    2    2
-----------------------------------------------------------------------
  Net periodic benefit (income)
   cost                            $ (57)  $ (25) $   1  $62  $61  $54
-----------------------------------------------------------------------
-----------------------------------------------------------------------

 In determining net periodic benefit cost (income), unrecognized prior service costs are amortized over periods ranging from six to 13 years.

                                     Notes
--------------------------------------------------------------------------------

 The following weighted average assumptions were used to determine the benefit obligations and net periodic benefit cost (income) for our defined benefit pen-sion and other postretirement benefit plans:

-------------------------------------------------
                                1998  1997  1996
-------------------------------------------------
Discount rate(/1/)               6.4%  7.0%  7.5%
-------------------------------------------------
Expected return on assets(/2/)  10.9% 10.9% 10.9%
-------------------------------------------------
Rate of compensation increase    4.1%  4.6%  4.6%
-------------------------------------------------

(1) Net periodic benefit (income) cost is determined using the previous year's discount rate.
(2) Applies only to defined benefit pension plans.

 The weighted-average healthcare cost trend rate used was 7% for 1998 and 6.7% for 1999, declining ratably to 3.5% in the year 2007. If these trend rates were increased or decreased by one percentage point per year, such increases or de-creases would have the following effects:

----------------------------------------------------------------------------
                                                        One-        One-
                                                     Percentage- Percentage-
(Millions)                                              Point       Point
                                                      Increase    Decrease
----------------------------------------------------------------------------
Increase (decrease) in the aggregate of service and
 interest cost components                                $ 2        $ (3)
----------------------------------------------------------------------------
Increase (decrease) in the benefit obligation            $25        $(37)
----------------------------------------------------------------------------

 The Company also incurred costs for multi-employer pension plans of $1 million in each of the years 1998, 1997 and 1996. Multi-employer healthcare costs to-taled $1 million in each of the years 1998, 1997 and 1996.

10. Commitments and Contingent Liabilities
PPG is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which substantial money damages are sought. These lawsuits and claims relate to product liability, con-tract, patent, environmental, antitrust and other matters arising out of the conduct of PPG's business. The Company has been named in a number of antitrust lawsuits alleging that PPG acted with competitors to fix prices and allocate markets for certain glass products. These antitrust proceedings are in an early stage. PPG's lawsuits and claims against others include claims against insurers and other third parties with respect to actual and contingent losses related to environmental matters. Management believes that, in the aggregate, the outcome of all lawsuits and claims involving PPG will not have a material effect on PPG's consolidated financial position, results of operations or liquidity.
 It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are not discounted. As of Dec. 31, 1998 and 1997, PPG had reserves for environmental contingencies totaling $94 million and $100 million, respectively. Pre-tax charges against income for environmental remediation costs in 1998, 1997 and 1996 totaled $10 million, $34 million and $27 million, respectively, and are included in "Other charges" in the statement of income. Cash outlays related to such charges aggregated $16 million, $25 million and $36 million in 1998, 1997 and 1996, respectively.
 Management anticipates that the resolution of the Company's environmental con-tingencies, which will occur over an extended period of time, will not result in future annual charges against income that are significantly greater than those recorded in recent years. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the outcome of the Company's environmental contingencies will not have a material effect on PPG's financial position or liquidity.
 In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated to be as much as $200 million to $400 million, which range is unchanged from the prior year end. Such unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. Although insurers and other third parties may cover a portion of these costs, to the extent they are incurred, any potential recovery is not included in this unreserved exposure to future loss. The Company's environmental contingencies are expected to be resolved over an ex-tended period of time.
 Although the unreserved exposure to future loss relates to all sites, a significant portion of such exposure involves three operating plant sites. Initial remedial actions are occurring at these sites. Studies to determine the nature of the contamination are reaching completion and the need for additional remedial actions, if any, is presently being evaluated. The loss contingencies related to the remaining portion of such unreserved exposure include significant unresolved issues such as the nature and extent of contamination, if any, at sites and the methods that may have to be employed should remediation be required.
 With respect to certain waste sites, the financial condition of any other po-tentially responsible parties also contributes to the uncertainty of estimating PPG's final costs. Although contributors of waste to sites involving other po-tentially responsible parties may face governmental agency assertions of joint and several liability, in general, final allocations of costs are made based on the relative

                                     Notes
--------------------------------------------------------------------------------
contributions of wastes to such sites. PPG is generally not a major contributor to such sites.
 The impact of evolving programs, such as natural resource damage claims, in-dustrial site reuse initiatives and state voluntary remediation programs, also adds to the present uncertainties with regard to the ultimate resolution of this unreserved exposure to future loss. The Company's assessment of the poten-tial impact of these environmental contingencies is subject to considerable un-certainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies.

11. Shareholders' Equity
A class of 10 million shares of preferred stock, without par value, is autho-rized but unissued. Common stock has a par value of $1.66 2/3 per share; 600 million shares are authorized and 290,573,068 were issued at Dec. 31, 1998, 1997 and 1996. Shares outstanding at Dec. 31, 1998 and 1997, exclude unreleased new ESOP shares (see Note 13).
 PPG has a Shareholders' Rights Plan, under which each share of the Company's outstanding common stock has an associated preferred share purchase right. The rights are exercisable only under certain circumstances and allow holders of such rights to purchase common stock of PPG or an acquiring company at a dis-counted price, which would generally be 50% of the respective stocks' current fair market value.
 Treasury shares held at Dec. 31, 1998 and 1997, were 115,448,529 shares and 112,518,245 shares, respectively. Purchases of treasury stock totaled 3,793,300, 5,964,792 and 12,452,817 in 1998, 1997 and 1996, respectively. Issu-
ances of treasury stock totaled 863,016, 804,507 and 1,217,958 in 1998, 1997 and 1996, respectively.
 Per share cash dividends paid were $1.42 in 1998, $1.33 in 1997 and $1.26 in 1996.

12. Accumulated Other Comprehensive Income (Loss)

------------------------------------------------------------
                                     Minimum    Accumulated
                         Currency    Pension       Other
                        Translation Liability  Comprehensive
(Millions)              Adjustment  Adjustment Income (Loss)
------------------------------------------------------------
Balance, Jan. 1, 1996      $   4       $(10)       $  (6)
------------------------------------------------------------
Net change                   (14)        --          (14)
------------------------------------------------------------
Balance, Dec. 31, 1996       (10)       (10)         (20)
------------------------------------------------------------
Net change                  (126)       (15)        (141)
------------------------------------------------------------
Balance, Dec. 31, 1997      (136)       (25)        (161)
------------------------------------------------------------
Net change                    14         (6)           8
------------------------------------------------------------
Balance, Dec. 31, 1998     $(122)      $(31)       $(153)
------------------------------------------------------------
------------------------------------------------------------

 Foreign currency translation adjustments exclude income tax expense (benefit) given that the earnings of non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time. The tax benefit associated with the minimum pension liability adjustment was $3 million in 1998 and $8 million in 1997.

13. Employee Stock Ownership Plan
Our employee stock ownership plan (ESOP) covers substantially all U. S. employ-ees. The Company makes matching contributions to the ESOP based upon partici-pants' savings, subject to certain limitations, the matching percentage being based upon our return on average equity for the previous year.
 In 1989 and 1990, the ESOP purchased 13,400,334 shares of PPG common stock (old ESOP shares) from the Company and on the open market. The ESOP purchased 347,287, 471,526 and 506,761 shares of PPG common stock (new ESOP shares) on the open market in 1998, 1997 and 1996, respectively. The ESOP financed these purchases through a combination of borrowings guaranteed by PPG and borrowings directly from PPG. Borrowings from third-parties to finance these purchases are included in debt in our balance sheet (see Note 5).
 Compensation expense related to the ESOP for 1998, 1997 and 1996 totaled $9 million, $11 million and $15 million, respectively. Interest expense totaled $10 million, $11 million and $11 million for 1998, 1997 and 1996, respectively. Dividends on PPG shares held by the ESOP, to service ESOP debt, totaled $39 million, $39 million and $37 million for 1998, 1997 and 1996, respectively. The fair value of unreleased new ESOP shares was $8 million and $13 million at Dec. 31, 1998 and 1997, respectively. Shares held by the ESOP as of Dec. 31, 1998 and 1997, are as follows:

---------------------------------------------------------------------------
                                        1998                  1997
---------------------------------------------------------------------------
                                Old Shares New Shares Old Shares New Shares
---------------------------------------------------------------------------
Allocated shares                 8,085,473  2,382,576  7,498,208  1,919,623
---------------------------------------------------------------------------
Shares released for allocation          --         --     10,575     22,249
---------------------------------------------------------------------------
Unreleased shares                5,314,861    134,943  5,891,551    228,360
---------------------------------------------------------------------------
  Total                         13,400,334  2,517,519 13,400,334  2,170,232
---------------------------------------------------------------------------
---------------------------------------------------------------------------

                                     Notes
--------------------------------------------------------------------------------
14. Other Earnings

----------------------------------------------------------
(Millions)                                  1998 1997 1996
----------------------------------------------------------
Interest income                             $ 12 $  8 $ 11
----------------------------------------------------------
Royalty income                                18   25   25
----------------------------------------------------------
Share of net earnings in equity affiliates    30   10   19
----------------------------------------------------------
Gain on sale of businesses                    85   59   --
----------------------------------------------------------
Other                                         91   60   68
----------------------------------------------------------
  Total                                     $236 $162 $123
----------------------------------------------------------
----------------------------------------------------------

 PPG's share of undistributed earnings of equity affiliates was $106 million and $85 million at Dec. 31, 1998 and 1997, respectively. Dividends received from equity affiliates were $16 million, $14 million and $15 million in 1998, 1997 and 1996, respectively.

15. Stock Option Plans
Under PPG's stock option plan, certain employees of the Company have been granted options to purchase shares of common stock at prices equal to the fair market value of the shares on the date the option was granted. Options are ex-ercisable beginning from six to 12 months after granting and have a maximum term of 10 years. Shares available for future grants were 8,808,178 and 10,029,300 at Dec. 31, 1998 and 1997, respectively.
 On July 1, 1998, the Company granted to substantially all active employees of the Company and its majority owned subsidiaries, subject to statutory and regu-latory requirements, including but not limited to approvals required by securi-ties and labor laws, the option to purchase 100 shares of common stock at its then fair market value of $70 per share. Options are exercisable beginning July 1, 2003 and expire on June 30, 2008. If the Company's earnings per common share for the year ended Dec. 31, 2000 is $7.00 or more, the options become exercis-able beginning Jan. 31, 2001.
 PPG applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost for PPG's stock option plan has been recognized in the accompanying financial statements. Had compen-sation cost been determined based upon the fair value at the grant date for awards granted in 1998, 1997 and 1996 consistent with the methodology pre-scribed in SFAS No. 123, "Accounting for Stock-Based Compensation," net income and earnings per common share, assuming dilution, would have been reduced by $24 million and $0.13 in 1998, $20 million and $0.11 in 1997 and $16 million and $.09 in 1996. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions.

---------------------------------------------------
                                   1998  1997  1996
---------------------------------------------------
Risk-free interest rate            5.4%  6.0%  5.5%
---------------------------------------------------
Expected life of option in years    4.8   3.4   3.5
---------------------------------------------------
Expected dividend yield            2.7%  2.8%  3.0%
---------------------------------------------------
Expected volatility               21.0% 21.0% 22.1%
---------------------------------------------------
---------------------------------------------------

 The following table summarizes stock option activity under all plans for the three years ended Dec. 31, 1998.

                                                 Weighted
                                Number of         average
                            shares subject to    exercise
Stock option activity            options      price per share
-------------------------------------------------------------
Outstanding, Jan. 1, 1996       6,407,083         $35.75
-------------------------------------------------------------
  Granted                       2,717,073          49.72
  -----------------------------------------------------------
  Exercised                    (2,365,091)         34.14
  -----------------------------------------------------------
  Terminated                      (34,100)         44.76
-------------------------------------------------------------
Outstanding, Dec. 31, 1996      6,724,965          41.92
-------------------------------------------------------------
  Granted                       3,177,322          56.91
  -----------------------------------------------------------
  Exercised                    (2,474,445)         40.41
  -----------------------------------------------------------
  Terminated                      (45,500)         51.90
-------------------------------------------------------------
Outstanding, Dec. 31, 1997      7,382,342          48.82
-------------------------------------------------------------
  Granted                       6,255,259          66.47
  -----------------------------------------------------------
  Exercised                    (2,607,468)         47.29
  -----------------------------------------------------------
  Terminated                     (269,103)         61.72
-------------------------------------------------------------
Outstanding, Dec. 31, 1998     10,761,030          59.13
-------------------------------------------------------------
-------------------------------------------------------------

 The following table summarizes information about stock options outstanding and exercisable at Dec. 31, 1998.

                          Options outstanding             Options exercisable
                  --------------------------------------  ----------------------
                                 Weighted     Weighted                Weighted
   Range of                      average       average                 average
   exercise                     remaining     exercise                exercise
     price          Number     contractual      price      Number       price
   per share      of shares    life (years)   per share   of shares   per share
--------------------------------------------------------------------------------
$19.75 - $33.00      452,214       3.15        $29.58       452,214    $29.58
--------------------------------------------------------------------------------
$34.69 - $48.88    1,719,560       5.84         43.06     1,719,560     43.06
--------------------------------------------------------------------------------
$50.25 - $76.31    8,589,256       7.54         63.90     3,578,210     60.46
--------------------------------------------------------------------------------
                  10,761,030                              5,749,984
                  ==========                              =========

 At Dec. 31, 1997, options were exercisable for 5.1 million shares at a weighted average exercise price of $45.06 per common share. The corresponding amounts at Dec. 31, 1996, were 4.6 million and $38.14 per common share, respec-tively.

                                    Notes
--------------------------------------------------------------------------------


16. Advertising Costs
Advertising costs are expensed as incurred and totaled $93 million, $88 million and $72 million in 1998, 1997 and 1996, respectively.

17. Research and Development

-----------------------------------------------
(Millions)                       1998 1997 1996
-----------------------------------------------
Research and development--total  $287 $266 $255
-----------------------------------------------
Less depreciation                  16   16   16
-----------------------------------------------
  Research and development--net  $271 $250 $239
-----------------------------------------------
-----------------------------------------------

18. Quarterly Financial Information (unaudited)

--------------------------------------

                                                             Earnings
                                                               Per
                                                    Earnings  Common
                      Net       Gross       Net       Per    Share--
                     Sales      Profit     Income    Common  Assuming
                   (Millions) (Millions) (Millions)  Share   Dilution
---------------------------------------------------------------------
1998 quarter ended
March 31             $1,913     $  768      $192     $1.08      $1.07
---------------------------------------------------------------------
June 30(/1/)          2,004        818       199      1.13       1.11
---------------------------------------------------------------------
September 30(/2/)     1,804        722       248      1.40       1.39
---------------------------------------------------------------------
December 31(/3/)      1,789        726       162       .91        .91
---------------------------------------------------------------------
  Total              $7,510     $3,034      $801     $4.52      $4.48
---------------------------------------------------------------------
---------------------------------------------------------------------
1997 quarter ended
March 31             $1,777     $  690      $166     $ .91      $ .90
---------------------------------------------------------------------
June 30               1,944        798       218      1.21       1.20
---------------------------------------------------------------------
September 30          1,812        733       171       .96        .95
---------------------------------------------------------------------
December 31(/4/)      1,846        761       159       .89        .89
---------------------------------------------------------------------
  Total              $7,379     $2,982      $714     $3.97      $3.94
---------------------------------------------------------------------
---------------------------------------------------------------------

(1) Second-quarter 1998 earnings were reduced by a pre-tax charge of $15 million related to the divestiture of equity interests in two Asian float glass plants and two Asian downstream fabrication facilities.
(2) Third-quarter 1998 earnings were increased by a pre-tax gain of $85 million related to the sale of the European flat and automotive glass businesses and reduced by a pre-tax charge of $3 million related to cost reduction initiatives in our glass operations.
(3) Fourth-quarter 1998 earnings were reduced by a pre-tax charge of $16 million related to cost reduction initiatives principally in our glass and coatings operations and increased by a reversal of $3 million related to a 1997 restructuring reserve in our glass operations.
(4) Fourth-quarter 1997 earnings were reduced by a pre-tax charge for business divestitures and realignments of $102 million and increased by a pre-tax gain of $59 million associated with the sale of the surfactants business.

19. Business Segment Information and Nature of Operations
Refer to pages 30 through 32 for information on our business segments for 1998, 1997 and 1996.


                               Officer Changes
-------------------------------------------------------------------------------
Gerald W. Gruber was named vice president, science and technology, replacing Gary W. Weber, who left the Company. He had been vice president, research, development and technology services, coatings. Also, Michael C. Hanzel was elected corporate counsel and secretary.
 During the year, James W. Craig retired as vice president, European development, following nearly 23 years' service with PPG.
 Donald W. Bogus was elected vice president of the newly created packaging coatings strategic business unit. Re- placing him as vice president of industrial coatings was Michael A. Ludlow. Margaret H. McGrath succeeded Mr. Ludlow as vice president of purchasing and distribution. She had been president of PPG Canada and vice president, coatings, Canada. Also, Roderick I. A. Watters, who had been vice president, European coatings, left the Company.

                              Corporate Directory
-------------------------------------------------------------------------------
 Directors
 *(Plus Sign)Erroll B. Davis, Jr.
 President and Chief Executive Officer, Alliant Energy

 *++Michele J. Hooper
 Former President and Chief Executive Officer, Stadtlander Drug Co., Inc.

 ++(Plus Sign)Allen J. Krowe
 Retired Director and Vice Chairman, Texaco Inc.

 ++(Plus Sign)Ned C. Lautenbach
 Partner, Clayton, Dubilier & Rice, Inc.
 Raymond W. LeBoeuf
 Chairman of the Board and Chief Executive Officer, PPG Industries, Inc.

 *+Steven C. Mason
 Retired Chairman of the Board and Chief Executive Officer, Mead Corporation

 *+Robert Mehrabian
 Executive Vice President, Allegheny Teledyne Incorporated

 Vincent A. Sarni
 Retired Chairman of the Board and Chief Executive Officer, PPG Industries,
 Inc.

 +(Plus Sign)Thomas J. Usher
 Chairman of the Board and Chief Executive Officer, USX Corporation

 ++(Plus Sign)David G. Vice
 Retired Vice-Chairman, Products and Technology, Northern Telecom Limited

 + ++David R. Whitwam
 Chairman of the Board and Chief Executive Officer, Whirlpool Corporation


*Audit Committee
+Officers-Directors Compensation Committee
++Nominating and Governance Committee
(Plus Sign)Investment Committee

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

Donald W. Bogus
Vice President, Packaging Coatings

Rae R. Burton
Vice President, Chlor-Alkali and Derivatives

Garry A. Goudy
Vice President, Automotive Replacement Glass

Gerald W. Gruber
Vice President, Science and Technology

Ernest A. Hahn
Vice President, Automotive Glass

Douglas C. Hepper
General Manager, Automotive Refinish

Richard B. Leggett
Vice President, Flat Glass

Michael A. Ludlow
Vice President,
Industrial Coatings

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

Richard Zahren
Vice President, Automotive Coatings

Other Officers

L. Blaine Boswell
Vice President, Public Affairs

David C. Cannon Jr.
Vice President, Environment, Health and Safety

Stanley C. DeGreve
President, PPG Europe;
Vice President, Fiber Glass, Europe

Michael C. Hanzel
Corporate Counsel and Secretary

Dan W. Kiener
Treasurer

H. Kennedy Linge
Vice President and
Associate General
Counsel

Margaret H. McGrath
Vice President, Purchasing and Distribution

David W. Smith
Vice President, Information Technology

Arend W. D. Vos
President, PPG Asia/Pacific; Vice President, Coatings, Asia/Pacific

David R. Wallis
Vice President,
Corporate Development

                              Eleven-Year Digest
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                             1998   1997   1996   1995   1994    1993    1992     1991   1990   1989   1988
-----------------------------------------------------------------------------------------------------------
Statement of Income
Net sales                   7,510  7,379  7,218  7,058  6,331   5,754   5,814    5,673  6,021  5,734  5,617
-----------------------------------------------------------------------------------------------------------
Gross profit (%)             40.4   40.4   39.9   40.3   38.9    36.9    36.4     35.2   37.8   37.1   39.2
-----------------------------------------------------------------------------------------------------------
Income before income
 taxes                      1,267  1,149  1,215  1,248    840     531     538      348    767    749    779
-----------------------------------------------------------------------------------------------------------
Income taxes                  466    435    471    480    325     236     218      147    292    284    311
-----------------------------------------------------------------------------------------------------------
Income before accounting
 changes                      801    714    744    768    515     295     319      201    475    465    468
-----------------------------------------------------------------------------------------------------------
Cumulative effect of
 accounting changes(/1/)       --     --     --     --     --    (273)     --       75     --     --     --
-----------------------------------------------------------------------------------------------------------
Net income                    801    714    744    768    515      22     319      276    475    465    468
-----------------------------------------------------------------------------------------------------------
Return on average
 capital (%)(/2/)(/3/)       19.6   19.1   20.3   21.6   15.3 2.2/8.9     9.7  8.7/7.0   14.0   14.8   15.5
-----------------------------------------------------------------------------------------------------------
Return on average equity
 (%)(/2/)                    29.4   28.8   29.5   28.8   20.1 .9/10.7    11.8 10.7/8.0   19.7   21.0   22.1
-----------------------------------------------------------------------------------------------------------
Earnings per common
 share before accounting
 changes                     4.52   3.97   3.96   3.80   2.43    1.39    1.51      .95   2.22   2.09   2.13
-----------------------------------------------------------------------------------------------------------
Cumulative effect of
 accounting changes
 on earnings per
 common share                  --     --     --     --     --   (1.29)     --      .35     --     --     --
-----------------------------------------------------------------------------------------------------------
Earnings per common
 share                       4.52   3.97   3.96   3.80   2.43     .10    1.51     1.30   2.22   2.09   2.13
-----------------------------------------------------------------------------------------------------------
Average number of shares    177.0  179.8  187.8  202.0  211.9   212.6   212.2    212.4  214.4  222.6  219.6
-----------------------------------------------------------------------------------------------------------
Earnings per common
share--assuming dilution     4.48   3.94   3.93   3.78   2.42     .10    1.50     1.29   2.21   2.08   2.12
-----------------------------------------------------------------------------------------------------------
Dividends                     252    239    237    239    238     221     200      183    176    165    141
-----------------------------------------------------------------------------------------------------------
  Per share                  1.42   1.33   1.26   1.18   1.12    1.04     .94      .86    .82    .74    .64
===========================================================================================================
Balance Sheet
Current assets              2,660  2,584  2,296  2,275  2,168   2,026   1,951    2,173  2,217  2,056  1,899
-----------------------------------------------------------------------------------------------------------
Current liabilities         1,912  1,662  1,769  1,629  1,425   1,281   1,253    1,341  1,471  1,338  1,264
-----------------------------------------------------------------------------------------------------------
Working capital               748    922    527    646    743     745     698      832    746    718    635
-----------------------------------------------------------------------------------------------------------
Property (net)              2,905  2,855  2,913  2,835  2,742   2,787   2,972    3,183  3,255  3,007  2,758
-----------------------------------------------------------------------------------------------------------
Total assets                7,387  6,868  6,441  6,194  5,894   5,652   5,662    6,056  6,108  5,645  5,154
-----------------------------------------------------------------------------------------------------------
Long-term debt              1,081  1,257    834    736    773     774     905    1,190  1,210  1,198    892
-----------------------------------------------------------------------------------------------------------
Shareholders' equity        2,880  2,509  2,483  2,569  2,557   2,473   2,699    2,655  2,547  2,282  2,243
-----------------------------------------------------------------------------------------------------------
  Per share                 16.46  14.11  13.57  13.23  12.35   11.57   12.71    12.50  12.01  10.49  10.24
===========================================================================================================
Other Data
Capital spending(/4/)         877    829    489    454    356     293     283      335    567    671    410
-----------------------------------------------------------------------------------------------------------
Depreciation expense          354    348    340    332    318     331     352      351    324    292    274
-----------------------------------------------------------------------------------------------------------
Quoted market price
  High                     76 5/8 67 1/2 62 1/4 47 7/8 42 1/8  38 1/8  34 1/8   29 5/8 27 5/8 23     23 3/8
  ---------------------------------------------------------------------------------------------------------
  Low                      49 1/8 48 5/8 42 7/8 34 7/8 33 3/4  29 5/8  25       20 3/4 17 1/4 18 1/2 15 5/8
  ---------------------------------------------------------------------------------------------------------
  Year-end                58 3/16 57 1/8 56 1/8 45 3/4 37 1/8  37 7/8  32 7/8   25 1/4 23 1/2 19 7/8 20 1/8
  ---------------------------------------------------------------------------------------------------------
Price/earnings
 ratio(/5/)
  High                         17     17     16     13     17      27      23       31     12     11     11
  ---------------------------------------------------------------------------------------------------------
  Low                          11     12     11      9     14      21      17       22      8      9      7
  ---------------------------------------------------------------------------------------------------------
Average number of
 employees                 32,500 31,900 31,300 31,200 30,800  31,400  32,300   33,700 35,100 35,500 36,300
===========================================================================================================

All amounts are in millions of dollars except per share data and number of employees.
Data was adjusted, as appropriate, to reflect the two-for-one stock split payable on June 10, 1994.
(1) The 1993 changes in methods of accounting relate to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The 1991 change in the method of accounting relates to the cost of rebuilding glass and fiber glass melting facilities. The effect of all the changes on net income in the years of change, exclusive of the cumulative effect to Jan. 1 of the year of change and the pro forma effect on individual prior years' net income, was not material.
(2) Return on average capital and return on average equity for 1993 and 1991 were calculated and presented inclusive and exclusive of the cumulative effect of the accounting changes.
(3) Return on average capital is calculated using pre-interest, after-tax earnings and average debt and equity during the year.
(4) Includes the cost of businesses acquired.
(5) Price/earnings ratios were calculated based on high and low market prices during the year and the respective year's earnings per common share. The 1993 and 1991 ratios were calculated and presented exclusive of the cumulative effect of the accounting changes.

                          PPG Shareholder Information
--------------------------------------------------------------------------------
World Headquarters
One PPG Place
Pittsburgh, PA 15272, U.S.A.

Phone (412) 434-3131
Internet: www.ppg.com

Annual Meeting
Thursday, April 15, 1999, 11:00 a.m.
The Westin William Penn Hotel
530 William Penn Place
Pittsburgh, PA 15219

Transfer Agent & Registrar
ChaseMellon Shareholder Services, LLC
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660

PPG-dedicated phone 1-800-648-8160
Internet inquiries: www.chasemellon.com

Shareholders with specific questions regarding dividend checks, transfer or replacement of stock certificates or dividend tax information should contact ChaseMellon Shareholder Services -- the dividend paying agent, dividend reinvestment agent, transfer agent and registrar for PPG at the above address. Or, shareholders may contact PPG Shareholder Relations, 40E, PPG Industries, One PPG Place, Pittsburgh, PA 15272.

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

Form 10-K -- the Company's Annual Report filed with the Securities and Exchange Commission.

PPG Industries Blueprint -- a booklet summarizing PPG's mission, values, strategy and goals.

PPG Global Code of Ethics -- an employee guide to corporate conduct policies, including those concerning personal conduct, relationships with customers, suppliers and competitors, protection of corporate assets, responsibilities to the public, and PPG as a global organization.

PPG's Environment, Health and Safety Policy -- a brochure describing the Company's commitment, worldwide, to manufacturing, selling and distributing products in a manner that is safe and healthful for its employees, neighbors and customers, and that protects the environment.

PPG's Environment, Health and Safety Progress Report -- a report of progress during the year with respect to the Company's environment, health and safety commitment.

PPG's Responsible Care Commitment -- a brochure outlining the Company's voluntary activities under the Responsible Care initiative of the Chemical Manufacturers Association for safe and ethical management of chemicals.

Dividend Information
PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 38 cents per share, voted by the board of directors on Jan. 21, 1999, results in an annual dividend rate of $1.52 per share.

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

Quarterly Stock Market Price

                          1998                     1997
-------------------------------------------------------------------
Quarter Ended    High     Low    Close     High     Low     Close
-------------------------------------------------------------------
March 31       $68 9/16 $52 3/4 $67 15/16 $57 3/8 $52 1/4 $54
-------------------------------------------------------------------
June 30         76 5/8   63 5/8  69 9/16   60 1/4  48 5/8  58 1/8
-------------------------------------------------------------------
Sept. 30        70 5/8   49 1/8  54 9/16   67 1/2  58      62 11/16
-------------------------------------------------------------------
Dec. 31         63 3/8   51 3/4  58 3/16   65 1/8  53 1/4  57 1/8
-------------------------------------------------------------------

The number of holders of record of PPG common stock as of Jan. 29, 1999, was 32,680, as shown on the records of the Company's transfer agent.

Dividends

                 1998             1997
--------------------------------------------
Month of     Amount    Per    Amount    Per
Payment    (Millions) Share (Millions) Share
--------------------------------------------
March         $ 60    $ .34    $ 60    $ .33
--------------------------------------------
June            64      .36      59      .33
--------------------------------------------
September       64      .36      59      .33
--------------------------------------------
December        64      .36      61      .34
--------------------------------------------
Total         $252    $1.42    $239    $1.33
--------------------------------------------
--------------------------------------------