Form 10-K405, Exhibit 13
period 1999-12-31
PPG INDUSTRIES INC
filed 2000-02-18
CIK 79879

                                                                      Exhibit 13

                              1999 Annual Report

                        Financial and Operating Review



Independent Auditors' Report

To the Board of Directors and Shareholders of PPG Industries, Inc.:

We have audited the accompanying balance sheet of PPG Industries, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, such financial statements present fairly, in all material respects, the financial position of PPG Industries, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



/s/  Deloitte & Touche LLP

Deloitte & Touche LLP
Pittsburgh, Pennsylvania
January 20, 2000



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


/s/  Raymond W. LeBoeuf

Raymond W. LeBoeuf
Chairman of the Board
and Chief Executive Officer



/s/  William H. Hernandez

William H. Hernandez
Senior Vice President, Finance

                                PPG Industries

                              Statement of Income

                                                                                              For the Year
----------------------------------------------------------------------------------------------------------------
(Millions, except per share amounts)                                                      1999     1998     1997
----------------------------------------------------------------------------------------------------------------
Net sales                                                                               $7,757   $7,510   $7,379
----------------------------------------------------------------------------------------------------------------
Cost of sales                                                                            4,719    4,476    4,397
----------------------------------------------------------------------------------------------------------------
Gross profit                                                                             3,038    3,034    2,982
----------------------------------------------------------------------------------------------------------------
Other expenses (earnings)
    Selling, general and administrative                                                  1,230    1,133    1,068
    ------------------------------------------------------------------------------------------------------------
    Depreciation                                                                           366      354      348
    ------------------------------------------------------------------------------------------------------------
    Research and development--net (See Note 17)                                            284      271      250
    ------------------------------------------------------------------------------------------------------------
    Interest                                                                               133      110      105
    ------------------------------------------------------------------------------------------------------------
    Amortization                                                                            49       27       19
    ------------------------------------------------------------------------------------------------------------
    Business divestitures and realignments (See Note 2)                                     42       31      102
    ------------------------------------------------------------------------------------------------------------
    Purchased in-process research and development (See Note 2)                              40       --       --
    ------------------------------------------------------------------------------------------------------------
    Other charges                                                                           45       50       77
    ------------------------------------------------------------------------------------------------------------
    Other earnings (See Notes 2 and 14)                                                   (124)    (236)    (162)
----------------------------------------------------------------------------------------------------------------
    Total other expenses--net                                                            2,065    1,740    1,807
----------------------------------------------------------------------------------------------------------------
Income before income taxes and minority interest                                           973    1,294    1,175
----------------------------------------------------------------------------------------------------------------
Income taxes (See Note 8)                                                                  377      466      435
----------------------------------------------------------------------------------------------------------------
Minority interest                                                                           28       27       26
----------------------------------------------------------------------------------------------------------------
Net income                                                                              $  568   $  801   $  714
----------------------------------------------------------------------------------------------------------------
Earnings per common share (See Note 7)                                                  $ 3.27   $ 4.52   $ 3.97
----------------------------------------------------------------------------------------------------------------
Earnings per common share--assuming dilution (See Note 7)                               $ 3.23   $ 4.48   $ 3.94
================================================================================================================

The accompanying notes to the financial statements are an integral part of this statement.

                              1999 Annual Report

                                 Balance Sheet

                                                                                                     December 31
-------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                           1999      1998
-------------------------------------------------------------------------------------------------------------------
Assets
Current assets
    Cash and cash equivalents                                                                     $   158   $   128
    ---------------------------------------------------------------------------------------------------------------
    Receivables (See Note 3)                                                                        1,594     1,366
    ---------------------------------------------------------------------------------------------------------------
    Inventories (See Note 3)                                                                        1,016       917
    ---------------------------------------------------------------------------------------------------------------
    Deferred income taxes (See Note 8)                                                                165       146
    ---------------------------------------------------------------------------------------------------------------
    Other                                                                                             129       103
-------------------------------------------------------------------------------------------------------------------
        Total current assets                                                                        3,062     2,660
-------------------------------------------------------------------------------------------------------------------
Property (See Note 4)                                                                               6,859     6,739
-------------------------------------------------------------------------------------------------------------------
Less accumulated depreciation                                                                       3,926     3,834
-------------------------------------------------------------------------------------------------------------------
    Property--net                                                                                   2,933     2,905
-------------------------------------------------------------------------------------------------------------------
Investments                                                                                           261       263
-------------------------------------------------------------------------------------------------------------------
Goodwill                                                                                            1,102       660
-------------------------------------------------------------------------------------------------------------------
Less accumulated amortization                                                                         100        84
-------------------------------------------------------------------------------------------------------------------
Goodwill--net                                                                                       1,002       576
-------------------------------------------------------------------------------------------------------------------
Identifiable intangible assets                                                                        723       184
-------------------------------------------------------------------------------------------------------------------
Less accumulated amortization                                                                          63        36
-------------------------------------------------------------------------------------------------------------------
    Identifiable intangible assets--net                                                               660       148
-------------------------------------------------------------------------------------------------------------------
Other assets (See Note 9)                                                                             996       835
-------------------------------------------------------------------------------------------------------------------
        Total                                                                                     $ 8,914   $ 7,387
===================================================================================================================
Liabilities and Shareholders' Equity

Current liabilities

    Short-term debt and current portion of long-term debt (See Note 5)                            $   954   $   637
    ---------------------------------------------------------------------------------------------------------------
    Accounts payable and accrued liabilities (See Note 3)                                           1,430     1,275
-------------------------------------------------------------------------------------------------------------------
        Total current liabilities                                                                   2,384     1,912
-------------------------------------------------------------------------------------------------------------------
Long-term debt (See Note 5)                                                                         1,836     1,081
-------------------------------------------------------------------------------------------------------------------
Deferred income taxes (See Note 8)                                                                    520       440
-------------------------------------------------------------------------------------------------------------------
Accrued pensions (See Note 9)                                                                         123       130
-------------------------------------------------------------------------------------------------------------------
Other postretirement benefits (See Note 9)                                                            548       543
-------------------------------------------------------------------------------------------------------------------
Other liabilities                                                                                     299       314
-------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                           5,710     4,420
-------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (See Note 10)
-------------------------------------------------------------------------------------------------------------------
Minority interest                                                                                      98        87
-------------------------------------------------------------------------------------------------------------------
Shareholders' equity (See Notes 11 and 12)

    Common stock                                                                                      484       484
    ---------------------------------------------------------------------------------------------------------------
    Additional paid-in capital                                                                        104       105
    ---------------------------------------------------------------------------------------------------------------
    Retained earnings                                                                               6,098     5,791
    ---------------------------------------------------------------------------------------------------------------
    Treasury stock, at cost                                                                        (3,268)   (3,198)
    ---------------------------------------------------------------------------------------------------------------
    Unearned compensation                                                                            (134)     (149)
    ---------------------------------------------------------------------------------------------------------------
    Accumulated other comprehensive loss                                                             (178)     (153)
-------------------------------------------------------------------------------------------------------------------
        Total shareholders' equity                                                                  3,106     2,880
-------------------------------------------------------------------------------------------------------------------
        Total                                                                                     $ 8,914   $ 7,387
===================================================================================================================

Shares outstanding were 173,988,266 and 174,989,596 at Dec. 31, 1999 and 1998, respectively.

The accompanying notes to the financial statements are an integral part of this statement.

                                PPG Industries

                       Statement of Shareholders' Equity

                                                                                                              Accumulated
                                                                                                                 Other
                                                           Additional                           Unearned     Comprehensive
                                                   Common    Paid-In    Retained   Treasury   Compensation        Loss
(Millions)                                 Total   Stock     Capital    Earnings     Stock    (See Note 13)  (See Note 12)
--------------------------------------------------------------------------------------------------------------------------
Balance, Jan. 1, 1997                     $2,483     $484        $ 97     $4,760    $(2,667)         $(171)          $ (20)
--------------------------------------------------------------------------------------------------------------------------
Net income                                   714       --          --        714         --             --              --
--------------------------------------------------------------------------------------------------------------------------
Other comprehensive loss, net of tax        (141)      --          --         --         --             --            (141)
--------------------------------------------------------------------------------------------------------------------------
Cash dividends                              (239)      --          --       (239)        --             --              --
--------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                  (343)      --          --         --       (343)            --              --
--------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                    22       --           2         --         20             --              --
--------------------------------------------------------------------------------------------------------------------------
Loans to ESOP                                (27)      --          --         --         --            (27)             --
--------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                    36       --          --         --         --             36              --
--------------------------------------------------------------------------------------------------------------------------
Other                                          4       --          --          4         --             --              --
--------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1997                     2,509      484          99      5,239     (2,990)          (162)           (161)
--------------------------------------------------------------------------------------------------------------------------
Net income                                   801       --          --        801         --             --              --
--------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax         8       --          --         --         --             --               8
--------------------------------------------------------------------------------------------------------------------------
Cash dividends                              (252)      --          --       (252)        --             --              --
--------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                  (231)      --          --         --       (231)            --              --
--------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                    29       --           6         --         23             --              --
--------------------------------------------------------------------------------------------------------------------------
Loans to ESOP                                (26)      --          --         --         --            (26)             --
--------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                    39       --          --         --         --             39              --
--------------------------------------------------------------------------------------------------------------------------
Other                                          3       --          --          3         --             --              --
--------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1998                     2,880      484         105      5,791     (3,198)          (149)           (153)
--------------------------------------------------------------------------------------------------------------------------
Net income                                   568       --          --        568         --             --              --
--------------------------------------------------------------------------------------------------------------------------
Other comprehensive loss, net of tax         (25)      --          --         --         --             --             (25)
--------------------------------------------------------------------------------------------------------------------------
Cash dividends                              (264)      --          --       (264)        --             --              --
--------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                   (82)      --          --         --        (82)            --              --
--------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                    11       --          (1)        --         12             --              --
--------------------------------------------------------------------------------------------------------------------------
Loans to ESOP                                (24)      --          --         --         --            (24)             --
--------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                    39       --          --         --         --             39              --
--------------------------------------------------------------------------------------------------------------------------
Other                                          3       --          --          3         --             --              --
--------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1999                    $3,106     $484        $104     $6,098    $(3,268)         $(134)          $(178)
==========================================================================================================================

                       Statement of Comprehensive Income

                                                                                                         For the Year
--------------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                            1999    1998    1997
--------------------------------------------------------------------------------------------------------------------------
Net income                                                                                           $ 568   $ 801   $ 714
--------------------------------------------------------------------------------------------------------------------------
Other comprehensive (loss) income, net of tax

    Currency translation adjustment                                                                    (40)     14    (126)
--------------------------------------------------------------------------------------------------------------------------
    Minimum pension liability adjustment                                                                18      (6)    (15)
--------------------------------------------------------------------------------------------------------------------------
    Unrealized losses on marketable securities                                                          (3)     --      --
--------------------------------------------------------------------------------------------------------------------------
Other comprehensive (loss) income                                                                      (25)      8    (141)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                 $ 543   $ 809   $ 573
==========================================================================================================================

The accompanying notes to the financial statements are an integral part of these statements.

                              1999 Annual Report

                            Statement of Cash Flows

                                                                                             For the Year
---------------------------------------------------------------------------------------------------------------
(Millions)                                                                                1999    1998     1997
---------------------------------------------------------------------------------------------------------------
Operating activities

Net income                                                                             $   568   $ 801   $  714
---------------------------------------------------------------------------------------------------------------
Adjustments to reconcile to cash from operations

    Depreciation and amortization                                                          419     383      373
    -----------------------------------------------------------------------------------------------------------
    Business divestitures and realignments                                                  42      31      102
    -----------------------------------------------------------------------------------------------------------
    Purchased in-process research and development                                           40      --       --
    -----------------------------------------------------------------------------------------------------------
    Gain on sale of business                                                                --     (85)     (59)
    -----------------------------------------------------------------------------------------------------------
    Increase in receivables                                                               (128)    (85)    (124)
    -----------------------------------------------------------------------------------------------------------
    Increase in inventories                                                                 (7)    (73)     (60)
    -----------------------------------------------------------------------------------------------------------
    Increase in pension asset                                                             (110)    (57)     (41)
    -----------------------------------------------------------------------------------------------------------
    Increase in accounts payable and accrued liabilities                                    77      55       37
    -----------------------------------------------------------------------------------------------------------
    Change in other noncurrent assets and liabilities and other--net                         1     (28)      65
---------------------------------------------------------------------------------------------------------------
        Cash from operating activities                                                     902     942    1,007
---------------------------------------------------------------------------------------------------------------
Investing activities

Capital spending

    Additions to property and investments                                                 (490)   (487)    (466)
---------------------------------------------------------------------------------------------------------------
    Business acquisitions, net of cash balances acquired                                (1,343)   (390)    (363)
---------------------------------------------------------------------------------------------------------------
Proceeds from business divestitures                                                         --     278      171
---------------------------------------------------------------------------------------------------------------
Proceeds from the sale of the Company's headquarters complex                               152      --       --
---------------------------------------------------------------------------------------------------------------
Reductions of other property and investments                                                37      18       75
---------------------------------------------------------------------------------------------------------------
        Cash used for investing activities                                              (1,644)   (581)    (583)
---------------------------------------------------------------------------------------------------------------
Financing activities

Net change in borrowings with maturities of three months or less                           492     109     (223)
---------------------------------------------------------------------------------------------------------------
Proceeds from other short-term debt                                                        252     170       89
---------------------------------------------------------------------------------------------------------------
Repayment of other short-term debt                                                        (267)   (154)     (78)
---------------------------------------------------------------------------------------------------------------
Proceeds from long-term debt                                                               821      12      472
---------------------------------------------------------------------------------------------------------------
Repayment of long-term debt                                                               (203)    (64)     (63)
---------------------------------------------------------------------------------------------------------------
Loans to employee stock ownership plan                                                     (24)    (26)     (27)
---------------------------------------------------------------------------------------------------------------
Repayment of loans by employee stock ownership plan                                         39      39       38
---------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                                                                 (82)   (217)    (343)
---------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                                                                   9      22       14
---------------------------------------------------------------------------------------------------------------
Dividends paid                                                                            (264)   (252)    (239)
---------------------------------------------------------------------------------------------------------------
        Cash from (used for) financing activities                                          773    (361)    (360)
---------------------------------------------------------------------------------------------------------------
Effect of currency exchange rate changes on cash and cash equivalents                       (1)     (1)      (5)
---------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                        30      (1)      59
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                                               128     129       70
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                                 $   158   $ 128   $  129
===============================================================================================================

The accompanying notes to the financial statements are an integral part of this statement.

                                PPG Industries

                     Management's Discussion and Analysis


Performance in 1999 Compared with 1998
Overall Performance

Our sales increased 3% in 1999 to $7.8 billion from $7.5 billion in 1998. The combination of acquisitions in our coatings segment and volume increases across all of our business segments contributed 8% and 3%, respectively, to the increased sales levels in 1999. These sales increases were partially offset by a 4% decrease due to lower selling prices in all of our business segments and a 4% decrease due to the absence of sales from our European flat and automotive glass businesses, which were divested in July 1998.

  The gross profit percentage decreased to 39.2% in 1999 from 40.4% in 1998. The effects of lower selling prices across all of our business segments, particularly in our chemicals business for certain chlor-alkali products, increased raw material costs in our chemicals business and a charge representing the fair-market-value adjustment of acquired inventories that have been sold contributed to the lower gross margins. These negative factors were offset in part by the benefits realized from improved manufacturing efficiencies across all of our segments and the margins from recent acquisitions.

  Net income and earnings per share, diluted, for 1999 were $568 million and $3.23, respectively, compared to $801 million and $4.48, respectively, in 1998. Net income in 1999 was affected by the same factors that contributed to the change in sales and gross profit, including $15 million for the fair-market-value adjustment on an after-tax basis of acquired inventories sold, the absence of an $82 million after-tax gain from the sale of our European flat and automotive glass businesses, after-tax acquisition related charges of $33 million for purchased in-process research and development and higher interest expense as a result of acquisition activity. Net income in 1999 was also affected by after-tax restructuring charges of $31 million, related to the integration of packaging coatings acquisitions and ongoing cost reduction efforts, which exceeded after-tax restructuring charges in 1998. These factors were partially offset by lower income tax expense as a result of a reduction in pre-tax earnings. Excluding the after-tax acquisition related and restructuring charges and the after-tax gain from the sale of our European flat and automotive glass businesses, net income and earnings per share, diluted, for 1999 were $647 million and $3.68, respectively, compared to $738 million or $4.13, respectively, in 1998.

Results of Business Segments

Coatings sales increased 18% to $4.1 billion in 1999 from $3.5 billion in 1998. Sales increased 17% from acquisitions that affected all of our coatings businesses and 3% due to volume increases in our North American and European automotive original businesses and our North American industrial business. Sales in 1998 were impacted by the adverse effects of the General Motors strike. Sales declines of 1% from the negative effects of foreign currency translation and 1% from lower selling prices, principally within our North American and European automotive original businesses, partially offset the sales increases. Operating income decreased to $522 million in 1999 from $546 million in 1998. Operating income in 1999 was reduced by the lower selling prices discussed above and pre-tax restructuring charges of $41 million related to the integration of packaging acquisitions and on-going cost reduction efforts. Coatings operating income in 1999 was also negatively impacted by pre-tax acquisition related charges of $40 million for purchased in-process research and development charges associated with the acquisitions of coatings and sealant maker PRC-DeSoto International, Inc. (PRC-DeSoto) and the majority of the global automotive refinish, automotive and industrial coatings businesses of Imperial Chemical Industries PLC (the ICI business), and $23 million for the fair-market-value adjustment of acquired inventories that have been sold. A combination of increased sales volumes as previously discussed, earnings from acquisitions and improved manufacturing efficiencies, primarily within our North American and European industrial businesses, partially offset these reductions. Excluding the pre-tax acquisition related and restructuring charges, operating income in 1999 increased to $626 million as compared to $555 million in 1998.

  Glass sales decreased 11% to $2.3 billion in 1999 from $2.5 billion in 1998. Sales declined by 11% as a result of the divestiture of our European flat and automotive glass businesses in July 1998 and 3% due to lower selling prices for our fiber glass, automotive original and automotive replacement glass products. These negative factors were offset in part by a 3% increase in sales volumes primarily from our North American automotive original glass business, our fiber glass reinforcement products and, to a lesser extent, our automotive replacement and flat glass businesses. Sales levels in 1998 were adversely affected by the General Motors strike. Operating income decreased to $386 million in 1999 from $478 million in 1998. The absence of an $85 million pre-tax gain from the sale of our European flat and automotive glass businesses and the lower selling prices mentioned previously were partially offset by manufacturing efficiencies in our North American automotive original glass and fiber glass reinforcements businesses. Operating income in 1998 also included pre-tax restructuring charges of $21 million, related to the divestiture of our equity interests in Asian glass operations, cost reduction initiatives and the reversal of a reserve related to the Perry, Ga., plant. Excluding the pre-tax restructuring charges and the pre-tax gain from the sale of our European flat and automotive glass businesses, operating income in 1999 was $386 million as compared to $414 million in 1998.

  Chemicals sales decreased 7% to $1.4 billion in 1999 from $1.5 billion in 1998. Sales declined 11% as a result of significantly lower selling prices for our chlorine and caustic soda products and 1% due to the negative effects of foreign currency translation. These negative factors were offset in

                              1999 Annual Report

                     Management's Discussion and Analysis


part by a 5% improvement in volumes primarily for certain chlor-alkali derivative products and, to a lesser extent, certain specialty chemical products. The volume increase for specialty chemicals related to optical products, including Transitions(R) optical lenses. Operating income decreased to $177 million in 1999 compared to $354 million in 1998. The significant reduction in selling prices for chlorine and caustic soda products and higher raw material costs were only slightly offset by the previously discussed sales volume improvements and manufacturing efficiencies in our chlor-alkali and derivatives business.

Other Significant Factors

Earnings in 1999 and 1998 included net periodic pension income of $71 million and $57 million, respectively, due primarily to returns on U.S. defined benefit pension plan assets. See Note 9 for information concerning the pension plan assets and the components of the net periodic pension income.

  Interest expense and long-term debt increased due to the issuance of $800 million aggregate principal amount of debt securities in August 1999 to repay a substantial portion of the short-term debt issued to finance the acquisitions of the ICI business and PRC-DeSoto.

  The increase in the overall effective tax rate is principally due to the non-deductibility of certain 1999 purchased in-process research and development charges and the 1998 pre-tax gain from the sale of our European flat and automotive glass businesses being almost entirely offset by the utilization of capital loss carryforwards.

  Goodwill and identifiable intangible assets increased principally due to the acquisitions of the ICI business and PRC-DeSoto in 1999. The increase in other long-term assets was attributable to an increase in our prepaid pension asset.

Outlook

During 2000, the North American economy is expected to grow at a slower rate than in 1999 as a result of higher interest rates, which is likely to cause a decline in vehicle production and housing starts. Raw material prices and fuel costs could rise if oil prices remain high or trend upward. On the other hand, growth is projected in some European automobile markets and in the Asian economies. Also, the Brazilian economy is projected to slowly improve. If these trends occur, PPG should experience increased revenues in 2000 due to the increasing importance of the coatings and glass aftermarkets to our business, improving chlor-alkali chemical pricing, and the inclusion of a full year's results associated with acquisitions completed in 1999.

  Throughout most of 1999, certain of our businesses were adversely affected by the economic weakness in Asia. Our chlor-alkali business experienced significantly lower selling prices as industry exports to Asia from North America declined resulting in excess supply in North America. Our fiber glass business was also affected by the economic weakness in Asia as exports to Asia declined and imports from Asia into North America and Europe resulted in significantly lower selling prices. Also during 1999, our automotive coatings and refinish operations were adversely affected by the economic weakness and currency devaluation in Brazil. In the fourth quarter of 1999 and into 2000, an improvement in the Asian economic conditions has resulted in improved selling prices for our chlor-alkali products, particularly chlorine, which we expect to continue to strengthen during the remainder of 2000. The economic improvement in Asia has also led to a resurgence of the electronics industry and increased demand for certain of our fiber glass products.

Accounting Standards

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The effective date of this standard has been delayed to fiscal years beginning after June 15, 2000. The Company is currently evaluating the prospective impact of this standard on its financial position and results of operations.

Performance in 1998 Compared with 1997
Overall Performance

Our sales in 1998 increased 2% to $7.5 billion from $7.4 billion in 1997. The sales increase resulted from an 8% increase in volumes, including sales related to several acquisitions made in late 1997 and in 1998, primarily within our coatings segment. These sales increases were offset in part by a 4% decline due to the absence of sales related to the divestitures of our European flat and automotive glass businesses in July 1998 and our surfactants business in November 1997, a 1% decline in sales associated with lower prices for chlorine products in our chemicals segment and a 1% decline from foreign currency translation due to the strengthening of the U.S. dollar.

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

                                PPG Industries

                     Management's Discussion and Analysis


These improvements were partially offset by the absence of the gain from the 1997 sale of our surfactants business, higher expenses associated with worldwide growth initiatives in our coatings segment, the negative effects of inflation, higher income tax expense due to increased pre-tax earnings and the effects of the 1998 General Motors strike and the adverse economic conditions in Asia.

Results of Business Segments

Coatings sales increased 13% to $3.5 billion in 1998 from $3.1 billion in 1997. A 14% increase in sales volume included sales from recent acquisitions and volume increases for our worldwide automotive refinish, industrial and architectural coatings products and for our automotive original coatings products in Europe and North America. These sales increases were slightly offset by a 1% decline from foreign currency translation. Sales generated from worldwide acquisitions in 1998 and late 1997 contributed substantially to the segment's sales growth in 1998. The unfavorable effects of the General Motors strike partially offset the sales volume improvements in our North American automotive original and industrial coatings businesses. Operating income decreased to $546 million in 1998 compared to $561 million in 1997. The decrease in operating income is attributable to higher expenses associated with worldwide growth initiatives in our automotive refinish and industrial businesses, the negative effects of inflation, particularly on our European businesses, restructuring charges related to cost reduction initiatives, the impact of the General Motors strike and reduced royalty income. These reductions were partially offset by the previously discussed volume improvements and the favorable effect of earnings from recently acquired businesses.

  Glass sales decreased 5% to $2.5 billion in 1998 from $2.7 billion in 1997. Sales declined 7% as a result of the divestiture of our European flat and automotive glass businesses effective July 31, 1998, 1% due to the unfavorable effects of foreign currency translation and 1% from lower fiber glass product volumes. These negative factors were partially offset by a 4% sales volume increase, principally for North American automotive replacement glass products and an acquisition of an automotive original glass products facility in early 1998. Additionally, worldwide sales price improvements for fiber glass products were more than offset by lower sales prices for North American automotive original glass and flat glass products. The increase in operating income to $478 million in 1998 compared to $286 million in 1997 is attributable to an $85 million pre-tax gain from the sale of our European flat and automotive glass businesses, a reduction in business divestiture and realignment charges to $21 million from $102 million in 1997, improved manufacturing efficiencies, particularly in our North American automotive original glass business, and increased equity affiliate earnings. These favorable factors were partially offset by the negative effects of inflation, the sales price reductions mentioned above and the impact of the General Motors strike.

  Chemicals sales decreased 7% to $1.5 billion in 1998 from $1.6 billion in 1997. A 7% reduction in sales volumes associated with the divestiture of the surfactants business in late 1997 and a 5% decline related to lower sales prices were partially offset by a 5% increase in sales volumes for specialty chemicals. Significantly lower sales prices were experienced for chlor-alkali and derivative products. Specialty chemical volumes increased due primarily to demand for Transitions(R) optical lenses and the acquisition in late 1997 of a pharmaceutical intermediates company. Operating income in 1998 decreased to $354 million from $428 million in 1997. The decrease in operating income is attributable to a decline in chlor-alkali and derivative product prices and the absence of a $59 million pre-tax gain from the sale of and earnings associated with our surfactants business. These unfavorable factors were partially offset by lower raw material costs within our chlor-alkali and derivatives business, lower environmental costs, an insurance recovery of certain past environmental costs and the sales volume increases discussed above.

Other Significant Factors

The reduction in the overall effective tax rate in 1998 was primarily attributable to the realization of the benefits of capital loss carryforwards on the gain from the sale of our European flat and automotive glass businesses.

  Goodwill increased due to acquisition activity in 1998. The increase in other long-term assets was attributable principally to an increase in our prepaid pension asset and to an increase in other intangible assets resulting from 1998 acquisition activity.

Business Divestitures and Realignments

During 1999, we approved restructuring plans associated with the integration of our recent packaging coatings acquisitions and cost reduction activities across all of our businesses that resulted in a pre-tax charge of $47 million. The components of the plans included severance benefits for 519 employees and estimated losses of $17 million on the disposal of a redundant European facility and the disposition of the assets of a U.S. coatings facility. As of Dec. 31, 1999, $7 million had been paid under the plans to 215 employees. At Dec. 31, 1999 the remaining reserves associated with the 1999 restructuring plans covered 304 employees. We anticipate that the remaining severance benefits will be paid and the asset dispositions will be completed in 2000. We also recorded reversals of $2 million and $1 million, originally recorded in 1997, related to the sale of our equity interest in an Asian float glass plant and the closure of our Perry, Ga., flat glass plant, respectively, and a $2 million reversal related to reserves established in 1999 and 1998 for cost reduction initiatives in our glass and coatings businesses. Finally, in 1999, we completed the sale of our equity interest in one of

                              1999 Annual Report

                     Management's Discussion and Analysis


the Asian float glass plants. We also reached agreements to dispose of our remaining equity interest in another Asian float glass plant and the Asian downstream fabrication facilities. These dispositions are expected to be completed in the first quarter of 2000.

  During 1998, we recorded a pre-tax charge of $19 million in connection with a restructuring plan to reduce costs in our glass and coatings operations. The components of the plan included severance benefits for 283 employees. During 1999 and 1998, approximately $14 million was paid out under the restructuring plan and $1 million was reversed for amounts that will not be paid under the plan. At Dec. 31, 1999, the remaining reserve associated with the 1998 restructuring plan covered 73 employees. In 1998 we also recorded an additional pre-tax charge of $15 million related to the disposition of our equity interests in two Asian float glass plants and two Asian downstream fabrication facilities. The additional charge for the disposition of these facilities resulted from a reassessment of the proceeds expected to be realized on the dispositions of $14 million and additional asset write-offs of $1 million. We also recorded a $3 million reversal of a reserve in 1998, originally recorded in 1997, related to the closure of our Perry, Ga., flat glass plant.

  At Dec. 31, 1999, the remaining reserves associated with the 1999 and 1998 restructuring plans totaled $26 million and are expected to be paid in 2000.

  In 1997 we recorded a pre-tax restructuring charge of $102 million related to certain glass businesses that were not meeting strategic performance objectives. The principal components of the 1997 restructuring program included the closure of our Perry, Ga., flat glass plant and the disposition of our equity interests in two Asian float glass plants. The pre-tax restructuring charge in 1997 included $61 million of asset write-offs and $41 million associated with cash outlays primarily for severance costs for 317 employees, a proportionate share of equity investee indebtedness, and demolition and environmental costs, net of proceeds from sale. During 1999 and 1998, cash outlays and asset write-offs associated with both the 1997 restructuring program and the additional restructuring charge recorded in 1998 related to this program totaled $32 million. We also reversed $3 million of these restructuring charges in each of the years 1999 and 1998, respectively. At Dec. 31, 1999, approximately $40 million of reserves related to the 1997 restructuring program are outstanding and will be paid out in the first quarter of 2000 when the remaining equity interest in the Asian float glass plant and the Asian downstream fabrication facilities are sold.

Commitments and Contingent Liabilities, including Environmental Matters

PPG is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which substantial money damages are sought. These lawsuits and claims relate to product liability, contract, patent, environmental, antitrust and other matters arising out of the conduct of PPG's business. See Note 10, "Commitments and Contingent Liabilities," to the financial statements in this 1999 Annual Report for an expanded description of certain of these lawsuits. PPG's lawsuits and claims against others include claims against insurers and other third parties with respect to actual and contingent losses related to environmental and other matters. Management believes that, in the aggregate, the outcome of all lawsuits and claims involving PPG will not have a material effect on PPG's consolidated financial position, results of operations or liquidity.

  It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are not discounted. As of Dec. 31, 1999 and 1998, PPG had reserves for environmental contingencies totaling $82 million and $94 million, respectively. Pre-tax charges against income for environmental remediation costs in 1999, 1998 and 1997 totaled $10 million, $10 million and $34 million, respectively, and are included in "Other charges" in the statement of income. Cash outlays related to such environmental remediation aggregated $22 million, $16 million and $25 million in 1999, 1998 and 1997, respectively.

  Management anticipates that the resolution of the Company's environmental contingencies, which will occur over an extended period of time, will not result in future annual charges against income that are significantly greater than those recorded in recent years. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the outcome of the Company's environmental contingencies will not have a material effect on PPG's financial position or liquidity.

  In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated to be as much as $200 million to $400 million, which range is unchanged from the prior year end. Such unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. Although insurers and other third parties may cover a portion of these costs, to the extent they are incurred, any potential recovery is not included in this unreserved exposure to future loss. The Company's environmental contingencies are expected to be resolved over an extended period of time.

  Although the unreserved exposure to future loss relates to all sites, a significant portion of such exposure involves three operating plant sites. Initial remedial actions are occurring at these sites. Studies to determine the nature of the contamination are reaching completion and the need for

                                PPG Industries

                     Management's Discussion and Analysis



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

  The impact of evolving programs, such as natural resource damage claims, industrial site reuse initiatives and state voluntary remediation programs, also adds to the present uncertainties with regard to the ultimate resolution of this unreserved exposure to future loss. The Company's assessment of the potential impact of these environmental contingencies is subject to considerable uncertainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies.

Impact of Inflation

PPG's financial statements are prepared on a historical cost basis, which does not completely account for the effects of inflation.

  In 1999 the decline in selling prices and negative effects of inflation on our production costs were partially offset by improved manufacturing efficiencies. In 1998 the overall decline in selling prices was partially offset by improved manufacturing efficiencies and the overall positive impacts of lower raw material and other production costs. In 1997 the increase in production costs due to the negative effects of inflation was not fully recovered through price increases and manufacturing efficiencies. While inflationary pressure on costs is expected to be experienced in 2000, we anticipate that ongoing improvements in manufacturing efficiencies and increases in selling prices for certain products will mitigate the negative effect of inflation on 2000 operating income to a significant extent.

Financial Resources, Capital Spending

During the past three years, we continued to have sufficient financial resources to meet operating requirements, to fund our capital spending, share repurchase programs and pension contributions, and to pay increased dividends to shareholders. Cash from operating activities was $902 million in 1999, $942 million in 1998 and $1,007 million in 1997. Dividends paid to shareholders totaled $264 million in 1999, $252 million in 1998 and $239 million in 1997.

  During 1999, 1998 and 1997, the Company repurchased approximately 1.2 million,
2.1 million and 5.3 million shares of common stock at a cost of $68 million, $122 million and $302 million, respectively, under various share repurchase programs. The most recent program authorized the repurchase of 10 million shares of common stock, and was initiated in November 1998. As of Dec. 31, 1999, 3.2 million shares of common stock had been repurchased under the most recent program at a cost of $182 million. The repurchase of common stock was financed principally by cash from operations and proceeds from long-term debt.

  In 1999 long-term debt was increased principally by the issuance of $800 million of notes and debentures at rates ranging from 6 3/4% to 7.4%. In 1997 long-term debt was increased principally by the issuance of $450 million of notes at rates ranging from 6 1/4% to 6 7/8%, partially offset by scheduled debt repayments. The proceeds from the issuance of the notes were used to fund acquisitions and for general corporate purposes, including the repayment of U.S. commercial paper borrowings.

  Capital spending in 1999 totaled $1,833 million, compared with $877 million in 1998 and $829 million in 1997. This spending related to business acquisitions totaling $1,343 million, $390 million and $363 million, in 1999, 1998 and 1997, respectively, modernization and productivity improvements, expansion of existing businesses, and environmental control projects. Capital spending of a similar nature, excluding acquisitions, is expected to total about $525 million during 2000.

  We periodically review our array of businesses in comparison to our overall strategic or performance objectives. As part of this review, we routinely acquire or divest of certain businesses. During 2000, we anticipate that any acquisitions completed will be funded through a combination of cash generated from operations and external funding sources, but with no major impact on our current capital structure.

  The ratio of total debt, including capital leases, to total debt and equity was 47% and 37% at Dec. 31, 1999 and 1998, respectively. Cash from operations and the Company's debt capacity are expected to continue to be sufficient to fund capital spending, dividend payments, share repurchases and operating requirements.

  See Note 5, "Debt and Bank Credit Agreements and Leases", for details regarding the use and availability of committed and uncommitted lines of credit.

  In addition to the lines of credit, the Company may issue up to $500 million aggregate principal amount of debt securities under a shelf registration statement filed with the Securities and Exchange Commission (SEC) in July 1999.

Conversion to the Euro
On Jan. 1, 1999, eleven of the member countries of the European Monetary Union converted from their sovereign currencies to a common currency, the euro. At that time,

                              1999 Annual Report

                     Management's Discussion and Analysis


fixed conversion rates between the legacy currencies and the euro were set. The legacy currencies will remain legal tender through July 1, 2002. Beginning Jan. 1, 2002, euro-denominated currency will be issued. No later than July 1, 2002, the participating countries will withdraw all bills and coins so that their legacy currencies will no longer be considered legal tender.

  PPG has identified and substantially addressed the significant issues that may have resulted from the euro conversion. These issues include increased competitive pressures from greater price transparency, changes to information systems to accommodate various aspects of the new currency and exposure to market risk with respect to financial instruments. The impact on PPG's operating results and financial condition from the conversion to the euro has not been, and is not expected to be, material.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Management's Discussion and Analysis and other sections of this Annual Report contain forward-looking statements that reflect the Company's current views with respect to future events and financial performance.

  Forward-looking statements are identified by the use of the words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC. Also, note the following cautionary statements.

  Many factors could cause actual results to differ materially from the Company's forward-looking statements. Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in the cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in those rates. Further, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

  The consequences of material differences in the results as compared to those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company's consolidated financial condition, operations or liquidity.

Year 2000 Disclosure

Many information technology products and systems were expected to experience miscalculations, malfunctions or disruptions when attempting to process information containing dates subsequent to Dec. 31, 1999, if they were not successfully remediated. These potential problems were collectively referred to as the "Year 2000" problem.

  The Company successfully completed the testing and remediation of all systems prior to Dec. 31, 1999. The Company has not experienced any significant Year 2000 problems. Also, the Company's suppliers and customers have not experienced any significant Year 2000 problems that have affected PPG.

  The Company used internal and external resources to execute its Year 2000 compliance plan and spent a total of $12 million in 1999 and $7 million in 1998.

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

  PPG generates revenues and costs that are subject to fluctuations due to changes in foreign currency exchange rates when transactions are denominated in currencies other than the functional currency. Since the Company manufactures its products in a number of locations around the world, principally North America and Europe, it has a cost base that is diversified over a number of different currencies as well as the U.S. dollar, which serves to counterbalance partially its foreign currency transaction risk.

  PPG manages its foreign currency transaction risk to minimize the volatility of cash flows caused by currency fluctuations by forecasting foreign currency-denominated cash flows of each subsidiary for a 12-month period and aggregating these cash inflows and outflows in each currency to determine the overall net transaction exposures. Decisions on whether to use derivative financial instruments to hedge the net transaction exposures are made based on the amount of those exposures, by currency, and an assessment of the near-term outlook for each currency. The Company's policy permits the use of foreign currency forward and option contracts to hedge approximately 30% to

                                PPG Industries

                     Management's Discussion and Analysis


70% of its anticipated net foreign currency cash flows over the next 12-month period. PPG does not hedge its exposure to translation gains and losses; however, by borrowing in local currencies, it reduces such exposure. The Company does not hedge its foreign currency exposures in a manner that eliminates the effect of changes in foreign currency rates on consolidated net income. The fair value of the foreign currency contracts outstanding as of Dec. 31, 1999 and 1998 was not material. The market value of such contracts has a high correlation to the price changes in the currencies of the related hedged transactions. The potential reduction in PPG's future earnings resulting from adverse changes in the exchange rates of its outstanding foreign currency hedge contracts of 10% for European currencies and 20% for Asian and South American currencies would have totaled approximately $9 million, $12 million and $5 million as of Dec. 31, 1999, 1998 and 1997, respectively. In addition, PPG had foreign currency-denominated debt of $598 million and $332 million as of Dec. 31, 1999 and 1998, respectively. The increase in the foreign currency-denominated debt balance is principally attributable to PPG's initiation of a euro commercial paper program, which financed a portion of PPG's European acquisitions. A weakening of the U.S. dollar relative to this foreign currency-denominated debt of 10% for debt denominated in European currencies and 20% for debt denominated in Asian and South American currencies would have resulted in unrealized translation losses of approximately $75 million, $43 million and $52 million as of Dec. 31, 1999, 1998 and 1997, respectively.

  The Company manages its interest rate risk in order to balance its exposure between fixed and variable rates while attempting to minimize its interest costs. Generally, the Company maintains variable interest rate debt at a level of 25% to 50% of total borrowings. PPG principally manages its interest rate risk by retiring and issuing debt from time to time. To a limited extent, PPG manages its interest rate risk through the use of interest rate swaps. As of Dec. 31, 1999 and 1998, the fair value of interest rate swaps was not material. A 10% increase in interest rates in the United States and Europe and a 20% increase in Asia and South America would have affected PPG's variable rate debt obligations by increasing interest expense by approximately $6 million as of Dec. 31, 1999 and $3 million as of both Dec.31, 1998 and 1997. Further, a 10% reduction in interest rates would have increased the present value of the Company's fixed rate debt by approximately $93 million and $54 million as of Dec. 31, 1999 and 1998, respectively. Such changes would not have had a near-term effect on PPG's future earnings or cash flows. Long-term fixed rate borrowings substantially increased from 1998 as a result of PPG's issuance of $800 million of notes and debentures which were used to finance business acquisitions and for general corporate purposes, including repayment of U.S. commercial paper borrowings. This higher debt load is the principal contributor to the changes in the fixed rate debt sensitivity analyses from 1998 to 1999.

  The Company enters into commodity swap and option contracts to reduce its exposure to fluctuations in prices for natural gas. The fair values of these contracts as of Dec. 31, 1999 and 1998, were not material. As a result of a 10% reduction in the price of natural gas, the Company would have experienced potential losses in the fair value of the underlying commodity swap and option contracts as of Dec.31, 1999, 1998 and 1997 of approximately $0.1 million, $3 million and $8 million, respectively.

                              1999 Annual Report

                          Business Segment Information


Segment Organization and Products

PPG is a multinational manufacturer with three reportable segments: coatings, glass and chemicals. The Company's segments are organized based on differences in products. The glass and fiber glass operations have been aggregated into a single reportable segment. The coatings segment supplies a variety of protective and decorative coatings and finishes along with adhesives, sealants and metal pretreatment products for automotive original equipment and aftermarket refinish, aerospace, industrial, packaging and architectural applications. In addition to specific products, the coatings segment supplies technical expertise, engineering and purchasing services to the automotive original and industrial portions of the business. The glass segment supplies flat glass and continuous-strand fiber glass for residential and commercial construction, automotive original and replacement markets and other transportation and industrial applications. The chemicals segment supplies chlor-alkali and specialty chemicals products. The primary chlor-alkali products are chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents and chlorinated benzenes. The primary specialty chemicals products are Transitions(R) lenses, optical monomers, silicas and fine chemicals. Production facilities and markets for the coatings and glass segments are predominantly in North America and Europe, while the chemicals segment operates primarily in North America. Each of the businesses in which PPG is engaged is highly competitive. However, the diversification of product lines and worldwide markets served tends to minimize the impact on total sales and earnings of changes in demand for a particular product line or in a particular geographic area.

  The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company allocates resources to segments and evaluates the performance of segments based upon reported segment income before interest expense and income, income taxes and minority interest. Substantially all corporate expenses are allocated to the segments. Net periodic pension income and expense is allocated to the segments; however, prepaid pension assets for defined benefit plans that cover certain U.S. employees are not allocated to the segments and are included in corporate assets. Intersegment sales and transfers are recorded at selling prices that approximate market prices.

------------------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                                        Consolidated
Segments                                                  Coatings/(1)/ Glass/(2)/  Chemicals/(3)/  Corporate/(4)/      Totals
------------------------------------------------------------------------------------------------------------------------------
1999
Net sales to external customers                                 $4,079     $2,255        $1,423        $   --           $7,757
------------------------------------------------------------------------------------------------------------------------------
Intersegment net sales                                               3         --             8           (11)              --
------------------------------------------------------------------------------------------------------------------------------
    Total net sales                                             $4,082     $2,255        $1,431        $  (11)          $7,757
==============================================================================================================================
Operating income                                                $  522     $  386        $  177        $   12           $1,097
------------------------------------------------------------------------------------------------------------------------------
Interest--net                                                                                                             (124)
------------------------------------------------------------------------------------------------------------------------------
    Income before income taxes and minority interest                                                                    $  973
==============================================================================================================================
Depreciation and amortization                                   $  154     $  152        $   91        $   22           $  419
------------------------------------------------------------------------------------------------------------------------------
Share of net earnings in equity affiliates                      $    3     $   14        $    3        $    8           $   28
------------------------------------------------------------------------------------------------------------------------------
Segment assets/(5)/                                             $4,380     $1,799        $1,252        $1,483           $8,914
------------------------------------------------------------------------------------------------------------------------------
Investments in equity affiliates                                $   21     $   87        $   33        $   54           $  195
------------------------------------------------------------------------------------------------------------------------------
Expenditures for long lived assets                              $1,414     $  145        $  125        $   54           $1,738
==============================================================================================================================

(continued on next page)

                                PPG Industries

                         Business Segment Information

(continued)

-----------------------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                                             Consolidated
Segments                                                      Coatings/(1)/  Glass/(2)/  Chemicals/(3)/  Corporate/(4)/     Totals
-----------------------------------------------------------------------------------------------------------------------------------
1998

Net sales to external customers                                      $3,459     $2,527        $1,524        $   --           $7,510
-----------------------------------------------------------------------------------------------------------------------------------
Intersegment net sales                                                    2         --             9           (11)              --
-----------------------------------------------------------------------------------------------------------------------------------
       Total net sales                                               $3,461     $2,527        $1,533        $  (11)          $7,510
===================================================================================================================================
Operating income                                                     $  546     $  478        $  354        $   14           $1,392
-----------------------------------------------------------------------------------------------------------------------------------
Interest--net                                                                                                                   (98)
-----------------------------------------------------------------------------------------------------------------------------------
       Income before income taxes and minority interest                                                                      $1,294
===================================================================================================================================
Depreciation and amortization                                        $  108     $  161        $   88        $   26           $  383
-----------------------------------------------------------------------------------------------------------------------------------
Share of net earnings in equity affiliates                           $    1     $   14        $    2        $   13           $   30
-----------------------------------------------------------------------------------------------------------------------------------
Segment assets/(5)/                                                  $2,976     $1,791        $1,187        $1,433           $7,387
-----------------------------------------------------------------------------------------------------------------------------------
Investments in equity affiliates                                     $   16     $   74        $   31        $   55           $  176
-----------------------------------------------------------------------------------------------------------------------------------
Expenditures for long lived assets                                   $  580     $  167        $   97        $   22           $  866
===================================================================================================================================
1997

Net sales to external customers                                      $3,059     $2,673        $1,647        $   --           $7,379
-----------------------------------------------------------------------------------------------------------------------------------
Intersegment net sales                                                   --         --            37           (37)              --
-----------------------------------------------------------------------------------------------------------------------------------
       Total net sales                                               $3,059     $2,673        $1,684        $  (37)          $7,379
===================================================================================================================================
Operating income (loss)                                              $  561     $  286        $  428        $   (3)          $1,272
-----------------------------------------------------------------------------------------------------------------------------------
Interest--net                                                                                                                   (97)
-----------------------------------------------------------------------------------------------------------------------------------
    Income before income taxes and minority interest                                                                         $1,175
===================================================================================================================================
Depreciation and amortization                                        $   91     $  169        $   87        $   26           $  373
-----------------------------------------------------------------------------------------------------------------------------------
Share of net earnings in equity affiliates                           $   --     $   --        $    1        $    9           $   10
-----------------------------------------------------------------------------------------------------------------------------------
Segment assets/(5)/                                                  $2,239     $2,115        $1,183        $1,331           $6,868
-----------------------------------------------------------------------------------------------------------------------------------
Investments in equity affiliates                                     $   10     $   79        $   31        $   51           $  171
-----------------------------------------------------------------------------------------------------------------------------------
Expenditures for long lived assets                                   $  370     $  168        $  147        $   22           $  707
===================================================================================================================================

--------------------------------------------------------------------------------------------------------------------
(Millions)
Geographic Information                                                                        1999     1998     1997
--------------------------------------------------------------------------------------------------------------------
Net sales/(6)/

    United States                                                                           $5,180   $5,023   $4,960
    ----------------------------------------------------------------------------------------------------------------
    Europe                                                                                   1,533    1,606    1,560
    ----------------------------------------------------------------------------------------------------------------
    Canada                                                                                     531      476      477
    ----------------------------------------------------------------------------------------------------------------
    Other                                                                                      513      405      382
--------------------------------------------------------------------------------------------------------------------
       Total                                                                                $7,757   $7,510   $7,379
====================================================================================================================
Operating income

    United States/(7)/                                                                      $  888   $1,063   $1,037
    ----------------------------------------------------------------------------------------------------------------
    Europe/(8)/                                                                                121      244      156
    ----------------------------------------------------------------------------------------------------------------
    Canada/(9)/                                                                                 63       83       82
    ----------------------------------------------------------------------------------------------------------------
    Other/(10)/                                                                                 13      (12)      --
--------------------------------------------------------------------------------------------------------------------
       Total                                                                                $1,085   $1,378   $1,275
--------------------------------------------------------------------------------------------------------------------
Interest--net                                                                                 (124)     (98)     (97)
--------------------------------------------------------------------------------------------------------------------
Other unallocated corporate income (expenses)--net                                              12       14       (3)
--------------------------------------------------------------------------------------------------------------------
    Income before income taxes and minority interest                                        $  973   $1,294   $1,175
====================================================================================================================

(continued on next page)

                              1999 Annual Report

                         Business Segment Information


(continued)
---------------------------------------------------------------------------------------------------------------
(Millions)
Geographic Information                                                                     1999    1998    1997
---------------------------------------------------------------------------------------------------------------
Long-lived assets

    United States                                                                        $3,676  $3,064  $2,799
    -----------------------------------------------------------------------------------------------------------
    Europe                                                                                1,082     825     836
    -----------------------------------------------------------------------------------------------------------
    Canada                                                                                  235     191     220
    -----------------------------------------------------------------------------------------------------------
    Other                                                                                   545     367     197
---------------------------------------------------------------------------------------------------------------
       Total                                                                             $5,538  $4,447  $4,052
---------------------------------------------------------------------------------------------------------------
Identifiable assets

    United States/(11)/                                                                  $5,625  $4,889  $4,442
    -----------------------------------------------------------------------------------------------------------
    Europe                                                                                1,943   1,505   1,641
    -----------------------------------------------------------------------------------------------------------
    Canada                                                                                  390     323     346
    -----------------------------------------------------------------------------------------------------------
    Other                                                                                   956     670     439
---------------------------------------------------------------------------------------------------------------
       Total                                                                             $8,914  $7,387  $6,868
===============================================================================================================

  (1) Coatings segment income in 1999 includes a pre-tax restructuring charge of $42 million for cost reduction initiatives, the integration of our recent packaging coatings acquisitions, the disposal of a redundant European facility and the disposition of the assets of a U.S. coatings facility. In 1999, coatings segment income also includes a $40 million pre-tax charge for purchased in-process research and development, a $23 million pre-tax charge representing the fair-market-value adjustment of acquired inventories that have been sold, a $6 million pre-tax charge related to the bankruptcy of a home-center chain, and a pre-tax restructuring (credit) of $(1) million related to the reversal of previously established restructuring reserves. Coatings segment income in 1998 includes a pre-tax restructuring charge of $9 million related to cost reduction initiatives.
  (2) Glass segment income in 1999 includes a pre-tax restructuring charge of $4 million related to cost reduction initiatives and a pre-tax restructuring (credit) of $(4) million related to the reversal of reserves established in 1997 for the disposition of an equity interest in an Asian float glass plant and the closure of the Perry, Ga., plant. Glass segment income in 1998 includes a pre-tax gain of $85 million related to the sale of the European flat and automotive glass businesses and pre-tax restructuring charges (credit) of $15 million, $9 million, and $(3) million, respectively, related to the disposition of equity interests in two Asian float glass plants and two Asian downstream fabrication facilities, cost reduction initiatives and the reversal of a reserve related to the Perry, Ga., plant. Glass segment income in 1997 includes a pre-tax restructuring charge of $102 million of which $65 million principally related to the closure of the Perry, Ga., plant and $37 million related to the disposition of equity interests in two Asian float glass plants.
  (3) Chemicals segment income in 1999 includes a pre-tax restructuring charge of $1 million related to cost reduction initiatives. Chemicals segment income in 1997 includes a pre-tax gain of $59 million related to the sale of the surfactants business.
  (4) Corporate intersegment net sales represents intersegment net sales eliminations. Corporate income (loss) represents unallocated corporate income and expenses.
  (5) Segment assets are the total assets used in the operation of each segment. Corporate assets are principally cash and cash equivalents, income tax assets and prepaid pensions. See Note 9. In 1998 and 1997, corporate assets also included the Company's headquarters complex.
  (6) Net sales to external customers are attributed to individual countries based upon the location of the operating unit shipping the product.
  (7) Operating income in 1999 includes pre-tax charges (credit) of $40 million, $18 million, $6 million, $6 million and $(5) million, respectively, related to purchased in-process research and development, cost reduction initiatives, the fair-market-value adjustment of acquired inventories that have been sold, the bankruptcy of a home-center chain and the reversal of previously established restructuring reserves. Operating income in 1998 includes pre-tax restructuring charges (credit) of $15 million, $14 million, and $(3) million, respectively, related to the disposition of equity interests in two Asian float glass plants and two Asian downstream fabrication facilities, cost reduction initiatives and the reversal of a reserve related to the Perry, Ga., plant. Operating income in 1997 includes a pre-tax gain of $59 million related to the sale of the surfactants business and pre-tax restructuring charges of $58 million and $37 million principally related to the divestiture of the Perry, Ga., plant and the disposition of equity interests in two Asian float glass plants, respectively.
  (8) Operating income in 1999 includes pre-tax charges of $29 million and $13 million, respectively, related to cost reduction initiatives and the fair-market-value adjustment of acquired inventories that have been sold. Operating income in 1998 includes a pre-tax gain of $85 million related to the sale of the European flat and automotive glass businesses and a pre-tax restructuring charge of $4 million related to cost reduction initiatives. Operating income in 1997 includes pre-tax restructuring charges of $7 million related to cost reduction initiatives.
  (9) Operating income in 1999 includes a pre-tax charge of $1 million related to the fair-market-value adjustment of acquired inventories that have been sold. Operating income in 1998 includes a pre-tax restructuring charge of $1 million related to cost reduction initiatives.
 (10) Operating income in 1999 includes a pre-tax charge of $3 million related to the fair-market-value adjustment of acquired inventories that have been sold.
 (11) Includes corporate assets which are principally cash and cash equivalents, income tax assets and prepaid pensions. In 1998 and 1997, corporate assets also included the Company's headquarters complex.

                                PPG Industries

                                     Notes

1. Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements include the accounts of PPG Industries, Inc. (PPG or the Company), and all significant subsidiaries, both U.S. and non-U.S., of which we own more than 50% of the voting stock. Investments in companies of which we own 20% to 50% of the voting stock are carried at equity, and our share of the earnings or losses of such equity affiliates is included in the statement of income. Transactions between PPG and its subsidiaries are eliminated in consolidation.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual outcomes could differ from those estimates.

Revenue recognition

Revenue from sales is recognized when title to inventory passes to the customer.

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

Property

Property is recorded at cost. We compute depreciation by the straight-line method based on the estimated useful lives of depreciable assets. Additional expense is recorded when facilities or equipment are subject to abnormal economic conditions or obsolescence. Significant improvements that add to productive capacity or extend the lives of properties are capitalized. Costs for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and related depreciation are removed from the accounts and any related gains or losses are included in income. Amortization of the cost of capitalized leased assets is included in depreciation expense.

Identifiable intangible assets and goodwill

Identifiable intangible assets acquired in business combinations accounted for by the purchase method are recorded based upon fair market value at the date of acquisition. Indentifiable intangible assets are amortized on a straight-line basis over their estimated useful lives (3 to 40 years) and primarily consist of core developed technology, trademarks and tradenames and customer lists.

  Goodwill, representing the excess of the cost over the net tangible and identified intangible assets of acquired businesses, is stated at cost and amortized on a straight-line basis over the estimated future periods to be benefited, principally 40 years.

  Identified intangible assets and goodwill are reviewed for impairment at each balance sheet date or whenever events or circumstances indicate that the carrying amounts may not be recoverable.

Employee Stock Ownership Plan

We account for our employee stock ownership plan (ESOP) in accordance with Statement of Position (SOP) No. 93-6 for PPG common stock purchased after Dec. 31, 1992 (new ESOP shares). As permitted by SOP No. 93-6, shares purchased prior to Dec. 31, 1992 (old ESOP shares), continue to be accounted for in accordance with SOP No. 76-3. ESOP shares are released and allocated to participants based upon debt service paid during the year on loans used by the ESOP to purchase the shares. These loans are a combination of borrowings guaranteed by PPG and borrowings directly from PPG. Borrowings from third parties are included in debt in our balance sheet (see Note 5). Unearned compensation, reflected as a reduction of shareholders' equity, principally represents the unpaid balance of such ESOP loans. Dividends received by the ESOP are used to pay debt service.

  For old ESOP shares, compensation expense is equal to amounts contributed, or committed to be contributed, to the ESOP by the Company less the ESOP interest expense element of such contributions. Dividends on old ESOP shares are deducted from retained earnings. Old ESOP shares are considered to be outstanding in computing earnings per share.

  For new ESOP shares, compensation expense is equal to the Company's matching contribution (see Note 13). Dividends on released new ESOP shares are deducted from retained earnings, and dividends on unreleased shares are reported as a reduction of debt or accrued interest. Only new ESOP shares that have been released are considered outstanding in computing earnings per share.

Cash equivalents

Cash equivalents are highly liquid investments (valued at cost, which approximates fair value) acquired with an original maturity of three months or less.

                              1999 Annual Report

                                     Notes


Derivative financial instruments

Derivative financial instruments are used to hedge a portion of the Company's foreign currency and interest rate exposures. Income and expense are recorded in the same caption as that arising from the related asset or liability being hedged. Premiums paid on option contracts are amortized over the lives of the contracts.

  Gains and losses related to hedges of firm commitments are deferred and recognized over the expected remaining lives of the related assets and liabilities. Unrealized gains and losses from option contracts that hedge anticipated transactions are also deferred and recognized in income in the same period as the hedged transactions. Unrealized gains and losses from forward contracts that hedge anticipated transactions are not deferred.

  The Company also uses commodity swap and option contracts to reduce its exposure to fluctuations in prices for natural gas. Gains and losses on these contracts are deferred and recognized in income in the same period as the hedged transactions as an adjustment to cost of sales.

  The fair value of derivative instruments held as of Dec. 31, 1999 and 1998, was not material. The Company does not enter into derivative transactions for speculative purposes and therefore holds no derivative instruments for trading purposes.

Reclassifications

Certain amounts in the 1998 and 1997 financial statements have been reclassified to be consistent with the 1999 presentation.

2. Acquisitions, Business Divestitures and Realignments

During the past three years, we have acquired a number of businesses, all of which were recorded using the purchase method of accounting. Accordingly, the results of operations of the acquired companies have been included in our consolidated results from their respective acquisition dates.

  In October 1999, we acquired a majority interest in privately held powder coatings maker Bellaria S.p.A. In July 1999, we acquired the global automotive refinish, automotive and industrial coatings businesses of Imperial Chemical Industries PLC (the ICI business), except for the businesses in the Indian subcontinent, for approximately $677 million and aerospace coatings and sealant maker PRC-DeSoto International, Inc. (PRC-DeSoto) from Akzo Nobel N.V. (Akzo) for approximately $524 million. Although included as part of the original purchase price, the majority of the ICI business in Asia was not acquired until the fourth quarter of 1999 and the PRC-DeSoto and ICI businesses in France were not acquired until November 1999. We also acquired the U.S. architectural coatings business of Australian based Wattyl, Ltd. and we completed the acquisition of the German-based specialty coatings business of Imperial Chemical Industries PLC in July 1999. In February 1999, we acquired the commercial transport refinish coatings business of Sigma Coatings B.V., a subsidiary of Belgian refiner PetroFina S.A. Finally, in January 1999, we completed the acquisition of the remaining portion of the global packaging coatings business formerly owned by Courtaulds plc (Courtaulds) from Akzo and the purchase of certain leased assets associated with our 1998 acquisition of the technical coatings business of Orica Ltd. (Orica).

  The preliminary purchase price allocations for the 1999 acquisitions are subject to adjustment in 2000 when finalized. In each of the 1999 acquisitions, the preliminary allocation resulted in an excess of purchase price over the fair value of net assets acquired being allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

  In connection with the acquisitions of PRC-DeSoto and the ICI business, a portion of the purchase price for each acquisition was allocated to purchased in-process research and development (IPR&D) which totaled $21 million and $19 million, respectively. The amounts attributed to IPR&D were expensed at the dates of acquisition as the IPR&D projects had not reached technological feasibility nor had any alternative future use.

  The IPR&D projects, which totaled more than 40, primarily related to developing improved environmentally compliant product offerings, such as high solids (low solvents) or waterborne products, were valued through the application of the income approach by independent valuation specialists. The income approach includes an analysis of the markets, projected net cash flows, and technical and commercial risks associated with achieving such cash flows. With respect to the IPR&D projects of PRC-DeSoto and the ICI business, the estimated cash flows were projected over periods ranging from ten to twenty years after the date of the acquisitions, and were discounted at rates ranging from 15% to 30% (the average discount rate utilized was approximately 20%). The discount rates were selected on a project-by-project basis and were based on the Company's weighted average cost of capital adjusted for the risks associated with the estimated growth, profitability, and technical and commercial risks of the acquired IPR&D projects. The nature of the efforts to develop the acquired IPR&D into commercially viable products consists principally of planning, designing and testing activities necessary to determine that the products can meet market expectations, including functionality, technical and performance requirements and specifications. The financial assumptions utilized in the valuation of the IPR&D are consistent with the acquired businesses' historical results, PPG's specific experience and expectations, and general industry levels. Anticipated cost savings and other synergies were not included in the valuation analysis of the IPR&D. The Company expects that the products incorporating the acquired technology will generally be completed and begin to generate cash flows over the three to twenty-four month period after the acquisitions. However,

                                PPG Industries

                                     Notes


development of these technologies remains a significant risk due to the remaining effort to achieve technical viability, evolving customer markets, uncertain standards and performance specifications for new products, and significant competitive threats from numerous companies.

  The valuation of the acquired IPR&D also gave consideration to the stage of completion of the projects at the time of the acquisition and the degree to which the projects relied on prior, existing technology. With respect to the stage of completion, the PRC-DeSoto and the ICI business IPR&D projects were, on average, approximately 46% and 56% complete, respectively, at the dates of acquisition. Similarly, the IPR&D projects' degree of leverage from the applicable developed technologies was approximately 33% for PRC-DeSoto and 36% for the ICI business.

  We are currently in the process of refining plans, originally developed at the date of the acquisition, to integrate the operations of the ICI business and PRC-DeSoto that will likely result in certain severance costs. These costs, once determinable, will be accrued as part of the purchase price allocation and will result in an increase in goodwill.

  From September to December 1998, we completed the purchase of the Australian automotive refinish, automotive original equipment, coil, packaging and industrial coatings businesses of Orica and the U.S. architectural coatings business and a portion of the global packaging coatings business formerly owned by Courtaulds from Akzo. In January and February 1998, we acquired the assets of a U.S. automotive glass plant from Chrysler Corporation and the automotive coatings business of Helios-Lacke Bollig & Kemper GmbH & Co. KG of Germany.

  From September to December 1997, we acquired the U.S. industrial pretreatment business of Man-Gill Chemical Company; Max Meyer Duco S.p.A., a European supplier of automotive refinish, fleet finish and decorative coatings; Phillips Paint Products, a Canadian industrial coatings manufacturer; the worldwide packaging coatings businesses of BASF Lacke + Farben AG; Keeler & Long, a U.S. manufacturer of high performance coatings and coil coatings, and Sipsy Chimie Fine S.C.A., a French manufacturer of pharmaceutical intermediates formerly owned by Warner Lambert Company. We also increased our ownership interest in two related automotive original coatings companies located in Brazil and Argentina from 45% to 100%.

  The cost of the acquisitions was $1,343 million in 1999, $390 million in 1998 and $363 million in 1997 plus the assumption of indebtedness of $5 million, $11 million and $42 million, respectively.

  The following table reflects the results of our operations on a pro forma basis as if the 1999 acquisitions had been completed on January 1, 1998, the 1998 acquisitions had been completed on January 1, 1997, and the 1997 acquisitions had been completed on January 1, 1997. Further, the pro forma results of operations do not include after-tax charges of $33 million for IPR&D and $15 million for the fair-market-value adjustment of acquired inventories sold, both of which are associated with the 1999 acquisitions of the ICI business and PRC-DeSoto. The following unaudited pro forma information also excludes the effects of synergies and cost reduction initiatives directly related to all acquisitions. These actions have already commenced and are expected to continue in the year 2000.

------------------------------------------------------------------------------------
(Millions, except per share amounts)                            1999    1998    1997
------------------------------------------------------------------------------------
Net sales                                                     $8,178  $8,626  $8,014
------------------------------------------------------------------------------------
Earnings before interest, income
   taxes and minority interest                                $1,191  $1,469  $1,313
------------------------------------------------------------------------------------
Net income                                                    $  597  $  788  $  740
------------------------------------------------------------------------------------
Earnings per common share                                     $ 3.44  $ 4.45  $ 4.12
------------------------------------------------------------------------------------
Earnings per common share--
   assuming dilution                                          $ 3.40  $ 4.41  $ 4.08
------------------------------------------------------------------------------------

  The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

  In July 1999, the Company completed the sale of its Pittsburgh headquarters complex for $186 million and concurrently entered into a long-term operating lease for the portion of the complex occupied by the Company. The pre-tax gain of $7 million on the sale was deferred and will be amortized over the term of the long-term operating lease.

  In July 1998, we completed the sale of our European flat and automotive glass businesses to Glaverbel S.A. of Brussels, Belgium, for $266 million in cash plus the assumption of certain indebtedness, which resulted in a pre-tax gain of approximately $85 million. We also completed certain business divestitures in 1997, primarily the sale of the surfactants business, which resulted in a net pre-tax gain of $58 million. The net sales of these divested businesses totaled $271 million in 1998 and $550 million in 1997. Additionally, in August 1998, we sold the European decorative coatings business acquired in the 1997 Max Meyer acquisition. The selling price approximated the carrying value of the net assets sold.

  During 1999, we approved restructuring plans associated with the integration of our recent packaging coatings acquisitions and cost reduction activities across all of our businesses that resulted in pre-tax charges of $47 million. The components of the plans included severance benefits for 519 employees and estimated losses of $17 million on the disposal of a redundant European facility and the disposition of the assets of a U.S. coatings facility. As of Dec. 31, 1999, $7 million had been paid under the plans to 215 employees. At Dec. 31, 1999 the remaining reserves associated with the 1999 restructuring plans covered 304 employees. We anticipate that the remaining severance benefits will be paid and the asset dispositions will be completed in 2000. We also recorded reversals of $2 million and

                              1999 Annual Report

                                     Notes


$1 million, originally recorded in 1997, related to the sale of our equity interest in an Asian float glass plant and the closure of our Perry, Ga., flat glass plant, respectively, and a $2 million reversal related to reserves established in 1999 and 1998 for cost reduction initiatives in our glass and coatings operations. Finally, in 1999, we completed the sale of our equity interest in one of the Asian float glass plants. We also reached agreements to dispose of our remaining equity interest in another Asian float glass plant and the Asian downstream fabrication facilities. These dispositions are expected to be completed in the first quarter of 2000.

  During 1998, we recorded a pre-tax charge of $19 million in connection with a restructuring plan to reduce costs in our glass and coatings businesses. The components of the plan included severance benefits for 283 employees. During 1999 and 1998, approximately $14 million was paid out under the restructuring plan and $1 million was reversed for amounts that will not be paid under the plan. At Dec. 31, 1999, the remaining reserves associated with the 1998 restructuring plan covered 73 employees. In 1998 we also recorded an additional pre-tax charge of $15 million related to the disposition of our equity interests in two Asian float glass plants and two Asian downstream fabrication facilities. The additional charge for the disposition of these facilities resulted from a reassessment of the proceeds expected to be realized on the dispositions of $14 million and additional asset write-offs of $1 million. We also recorded a $3 million reversal of a reserve in 1998, originally recorded in 1997, related to the closure of our Perry, Ga., flat glass plant.

  At Dec. 31, 1999, the remaining reserves associated with the 1999 and 1998 restructuring plans totaled $26 million and are expected to be paid in 2000.

  In 1997 we recorded a pre-tax restructuring charge of $102 million related to certain glass businesses that were not meeting strategic performance objectives. The principal components of the 1997 restructuring program included the closure of our Perry, Ga., flat glass plant and the disposition of our equity interests in two Asian float glass plants. The pre-tax restructuring charge in 1997 included $61 million of asset write-offs and $41 million associated with cash outlays primarily for severance costs for 317 employees, a proportionate share of equity investee indebtedness, and demolition and environmental costs, net of proceeds from sale. During 1999 and 1998, cash outlays and asset write-offs associated with both the 1997 restructuring program and the additional restructuring charge recorded in 1998 related to this program totaled $32 million. We also reversed $3 million of these restructuring charges in each of the years 1999 and 1998, respectively. At Dec. 31, 1999, approximately $40 million of reserves related to the 1997 restructuring program are outstanding and will be paid out in the first quarter of 2000 when the remaining equity interest in the Asian float glass plant and the Asian downstream fabrication facilities are sold.

3. Working Capital Detail

                                                                                                December 31
------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                 1999              1998
------------------------------------------------------------------------------------------------------------------
Receivables
   Customers                                                                             $1,489            $1,246
   --------------------------------------------------------------------------------------------------------------
   Other                                                                                    131               141
   --------------------------------------------------------------------------------------------------------------
   Allowance for doubtful accounts                                                          (26)              (21)
-----------------------------------------------------------------------------------------------------------------
       Total                                                                             $1,594            $1,366
=================================================================================================================
Inventories/(1)/
   Finished products and work
   in process                                                                            $  716            $  638
   --------------------------------------------------------------------------------------------------------------
   Raw materials                                                                            189               174
   --------------------------------------------------------------------------------------------------------------
   Supplies                                                                                 111               105
-----------------------------------------------------------------------------------------------------------------
       Total                                                                             $1,016            $  917
=================================================================================================================
Accounts payable and
accrued liabilities
   Trade creditors                                                                       $  755            $  630
   --------------------------------------------------------------------------------------------------------------
   Accrued payroll                                                                          219               213
   --------------------------------------------------------------------------------------------------------------
   Other postretirement and
   pension benefits                                                                          64                57
   --------------------------------------------------------------------------------------------------------------
   Income taxes                                                                              26                11
   --------------------------------------------------------------------------------------------------------------
   Other                                                                                    366               364
-----------------------------------------------------------------------------------------------------------------
       Total                                                                             $1,430            $1,275
=================================================================================================================

  (1) Inventories valued using the LIFO method comprised 63% and 68% of total gross inventory values at Dec. 31, 1999 and 1998, respectively. Total gross inventory values exclude the LIFO reserve and supply balances. If the first-in, first-out method of inventory valuation had been used, inventories would have been $164 million and $183 million higher at Dec. 31, 1999 and 1998, respectively.

4. Property Detail

                                                                                              December 31
-------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                1999                1998
-------------------------------------------------------------------------------------------------------------------
Property/(1)/
   Land and land improvements                                                           $  308              $  317
   ---------------------------------------------------------------------------------------------------------------
   Buildings                                                                             1,058               1,194
   ---------------------------------------------------------------------------------------------------------------
   Machinery and equipment                                                               4,864               4,697
   ---------------------------------------------------------------------------------------------------------------
   Other                                                                                   348                 323
   ---------------------------------------------------------------------------------------------------------------
   Construction in progress                                                                281                 208
------------------------------------------------------------------------------------------------------------------
           Total                                                                        $6,859              $6,739
======================================================================================================================

(1) Interest capitalized in 1999, 1998 and 1997 was $11 million, $9 million and $10 million, respectively.

                                PPG Industries

                                     Notes


5. Debt and Bank Credit Agreements and Leases

                                                                                                 December 31
---------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                  1999                 1998
---------------------------------------------------------------------------------------------------------------------
6 3/4% non-callable notes, due 2004                                                       $  299               $   --
---------------------------------------------------------------------------------------------------------------------
7.05% notes, due 2009                                                                        298                   --
---------------------------------------------------------------------------------------------------------------------
7.4% notes, due 2019                                                                         199                   --
---------------------------------------------------------------------------------------------------------------------
9.3% notes, due 1999                                                                          --                  123
---------------------------------------------------------------------------------------------------------------------
6 1/4% non-callable notes, due 2002                                                          100                  100
---------------------------------------------------------------------------------------------------------------------
6 7/8% non-callable debentures, due 2005                                                     100                  100
---------------------------------------------------------------------------------------------------------------------
6 1/2% notes, due 2007                                                                       150                  150
---------------------------------------------------------------------------------------------------------------------
6 7/8% notes, due 2012                                                                       100                  100
---------------------------------------------------------------------------------------------------------------------
7 3/8% notes, due 2016                                                                       149                  149
---------------------------------------------------------------------------------------------------------------------
6 7/8% notes, due 2017                                                                        99                   99
---------------------------------------------------------------------------------------------------------------------
9% non-callable debentures, due 2021                                                         148                  148
---------------------------------------------------------------------------------------------------------------------
ESOP notes/(1)/

    Weighted average 8.5%
    fixed-rate notes                                                                          51                   56
    -----------------------------------------------------------------------------------------------------------------
    Variable-rate notes, weighted
    average 5.4% at Dec. 31, 1999                                                             77                   83
---------------------------------------------------------------------------------------------------------------------
Various other debt, weighted
average 5.6% at Dec. 31, 1999                                                                 54                   38
---------------------------------------------------------------------------------------------------------------------
Non-U.S. subsidiary borrowings
    12.7% notes, maturing in 1999                                                             --                   13
    -----------------------------------------------------------------------------------------------------------------
    Various other debt, weighted
    average 4.8% at Dec. 31, 1999                                                             34                   53
---------------------------------------------------------------------------------------------------------------------
Capital lease obligations                                                                     10                   34
---------------------------------------------------------------------------------------------------------------------
        Total                                                                              1,868                1,246
---------------------------------------------------------------------------------------------------------------------
Less payments due within one year                                                             32                  165
---------------------------------------------------------------------------------------------------------------------
        Long-term debt                                                                    $1,836               $1,081
=====================================================================================================================

(1) See Note 13 for discussion of ESOP borrowings. The fixed- and variable-rate notes mature in 2009 and require annual principal payments from 2000 to 2008.

  Aggregate maturities during the next five years are (in millions) $32 in 2000, $30 in 2001, $134 in 2002, $26 in 2003 and $314 in 2004.

  The Company has revolving credit agreements with credit lines totaling $1.2 billion. Of these credit lines, $800 million will expire in December 2001 and requires payment of annual fees equal to seven basis points on the unused portion of the lines. An additional $403 million of the Company's credit lines will expire in October 2000 and requires payment of annual fees from 10 1/2 to 12 1/2 basis points on the unused portion of the lines. These lines support our commercial paper programs in the United States, Europe and Canada. The remaining $25 million of credit lines, relating to a subsidiary, will expire in October 2000 and requires payment of annual fees equal to 10 basis points on the unused portion of the line. PPG may cancel all or part of these credit agreements at any time without penalty or premium. At Dec. 31, 1999, we had used $20 million of these lines of credit.

  Our non-U.S. operations have other committed and uncommitted lines of credit totaling $39 million and $315 million, respectively, of which $11 million and $82 million, respectively, were used at Dec. 31, 1999. The committed lines of credit, which expire between 2000 and 2001, do not require significant commitment fees. The uncommitted lines of credit are subject to cancellation at any time and are not subject to any commitment fees.

  PPG is in compliance with the restrictive covenants under its various credit agreements, loan agreements and indentures.

  The Dec. 31, 1999 and 1998, balances for "Short-term debt and current portion of long-term debt" include, respectively, $757 million and $147 million of commercial paper and $165 million and $325 million of short-term notes. Of the $757 million in commercial paper, $460 million relates to our euro-denominated commercial paper program. The weighted-average interest rates of short-term borrowings as of Dec. 31, 1999 and 1998, were 5.0% and 5.1%, respectively.

  Interest payments in 1999, 1998 and 1997 totaled $123 million, $121 million and $106 million, respectively.

  Rental expense for operating leases was $92 million, $75 million and $70 million in 1999, 1998 and 1997, respectively. Minimum lease commitments for operating leases that have initial or remaining lease terms in excess of one year at Dec. 31, 1999, are (in millions) $55 in 2000, $43 in 2001, $33 in 2002,
$24 in 2003, $21 in 2004 and $101 thereafter.

6. Financial Instruments

Included in PPG's financial instrument portfolio are cash and cash equivalents, Company-owned life insurance, derivative financial instruments and short- and long-term debt instruments. The most significant instrument, long-term debt (excluding capital lease obligations), had carrying and fair values totaling $1,858 million and $1,794 million, respectively, at Dec. 31, 1999. The corresponding amounts at Dec. 31, 1998, were $1,212 million and $1,317 million, respectively. The fair values of the other instruments approximated their carrying values, in the aggregate.

  The fair values of the debt instruments were based upon quoted market prices of the same or similar instruments or on the rates available to the Company for instruments of the same remaining maturities.

                              1999 Annual Report

                                     Notes


7. Earnings Per Common Share

The earnings per common share calculations for the three years ended Dec. 31, 1999 are as follows:

--------------------------------------------------------------------------------------------------------
(Millions, except per share amounts)                        1999               1998                 1997
--------------------------------------------------------------------------------------------------------
Earnings per common share
--------------------------------------------------------------------------------------------------------
   Net income                                             $  568             $  801               $  714
   -----------------------------------------------------------------------------------------------------
   Weighted average com-
   mon shares outstanding                                  173.8              177.0                179.8
   -----------------------------------------------------------------------------------------------------
   Earnings per common share                              $ 3.27             $ 4.52               $ 3.97
=========================================================================================================
Earnings per common share--
assuming dilution
   Net income                                             $  568             $  801               $  714
   -----------------------------------------------------------------------------------------------------
   Weighted average com-
   mon shares outstanding                                  173.8              177.0                179.8
   -----------------------------------------------------------------------------------------------------
   Effect of dilutive securities
       Stock options                                         0.5                0.6                  0.7
       -------------------------------------------------------------------------------------------------
       Other stock compen-
       sation plans                                          1.2                1.1                  1.0
   -----------------------------------------------------------------------------------------------------
   Potentially dilutive com-
   mon shares                                                1.7                1.7                  1.7
   -----------------------------------------------------------------------------------------------------
   Adjusted common
   shares outstanding                                      175.5              178.7                181.5
--------------------------------------------------------------------------------------------------------
   Earnings per common
   share--assuming dilution                               $ 3.23             $ 4.48               $ 3.94
========================================================================================================

8. Income Taxes

The following is a reconciliation of the statutory U.S. corporate federal income tax rate to the effective income tax rate.

                                                                               Percent of Pre-tax Income
--------------------------------------------------------------------------------------------------------
                                                                                1999      1998      1997
--------------------------------------------------------------------------------------------------------
U.S. federal income tax rate                                                    35.0%     35.0%     35.0%
--------------------------------------------------------------------------------------------------------
Changes in rate due to:
   State and local taxes--U.S.                                                   1.9       3.2       3.2
   -----------------------------------------------------------------------------------------------------
   Taxes on non-U.S. earnings net of related tax credits                         3.5        .9        .1
   -----------------------------------------------------------------------------------------------------
   Other                                                                        (1.6)     (3.1)     (1.3)
--------------------------------------------------------------------------------------------------------
       Effective income tax rate                                                38.8%     36.0%     37.0%
========================================================================================================

  The following table gives details of income tax expense in the statement of income. A portion of these taxes will be payable within one year and is therefore shown below as "Current income taxes," while the balance is shown as "Deferred income taxes."


--------------------------------------------------------------------------------------------------------------------
(Millions)                                                      1999                   1998                     1997
--------------------------------------------------------------------------------------------------------------------
Current income taxes
   U.S. federal                                               $ 310                   $ 308                    $ 284
   -----------------------------------------------------------------------------------------------------------------
   Non-U.S.                                                      87                      97                       93
   -----------------------------------------------------------------------------------------------------------------
   State and local--U.S.                                         28                      60                       58
--------------------------------------------------------------------------------------------------------------------
       Total current                                            425                     465                      435
====================================================================================================================
Deferred income taxes
   U.S. federal                                                 (43)                      6                        2
   -----------------------------------------------------------------------------------------------------------------
   Non-U.S.                                                      (2)                     (6)                      (1)
   -----------------------------------------------------------------------------------------------------------------
   State and local--U.S.                                         (3)                      1                       (1)
--------------------------------------------------------------------------------------------------------------------
   Total deferred                                               (48)                      1                       --
--------------------------------------------------------------------------------------------------------------------
   Total                                                      $ 377                   $ 466                    $ 435
====================================================================================================================

  Net deferred income tax assets and liabilities as of Dec. 31, 1999 and 1998, are as follows:

--------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                  1999               1998
--------------------------------------------------------------------------------------------------------------------
Deferred income tax assets related to
   Employee benefits                                                                       $ 333              $ 337
   ----------------------------------------------------------------------------------------------------------------
   Environmental                                                                              32                 36
   ----------------------------------------------------------------------------------------------------------------
   Operating loss and other carryforwards                                                     80                 46
   ----------------------------------------------------------------------------------------------------------------
   Inventories                                                                                35                 32
   ----------------------------------------------------------------------------------------------------------------
   Property                                                                                   27                 17
   ----------------------------------------------------------------------------------------------------------------
   Restructuring                                                                              26                 24
   ----------------------------------------------------------------------------------------------------------------
   Intangibles                                                                                12                  4
   ----------------------------------------------------------------------------------------------------------------
   Other                                                                                      42                 24
   ----------------------------------------------------------------------------------------------------------------
   Valuation allowance                                                                       (46)               (24)
-------------------------------------------------------------------------------------------------------------------
       Total                                                                                 541                496
-------------------------------------------------------------------------------------------------------------------
Deferred income tax liabilities related to
   Property                                                                                  406                461
   ----------------------------------------------------------------------------------------------------------------
   Employee benefits                                                                         296                263
   ----------------------------------------------------------------------------------------------------------------
   Intangibles                                                                               147                 32
   ----------------------------------------------------------------------------------------------------------------
   Other                                                                                      38                 29
-------------------------------------------------------------------------------------------------------------------
       Total                                                                                 887                785
-------------------------------------------------------------------------------------------------------------------
       Deferred income tax
       liabilities--net                                                                    $ 346              $ 289
===================================================================================================================

                                PPG Industries

                                     Notes

  The non-deductibility of certain purchased in-process research and development charges recorded by PPG in 1999 has resulted in an increase in the effective tax rate.

  Dispositions of certain non-U.S. subsidiaries in 1997 generated U.S. capital losses of approximately $180 million. A portion of these losses was realized by offsetting it against capital gains from previous years and a 1997 capital gain from the sale of certain U.S. businesses. The remaining $88 million capital loss carryforward was offset with a valuation allowance at Dec. 31, 1997, because PPG's ability to realize the amount carried forward was uncertain. In July 1998, PPG recognized a gain from the sale of its European flat and automotive glass businesses, of which a considerable portion was capital, the tax on which was offset by the capital loss carryforward. As a result of the realization of the tax benefit from the capital loss carryforward, the valuation allowance that was recorded in the prior year was reversed in 1998. This benefit from the realization of the capital loss in both 1997 and 1998 reduced the effective tax rate in each year.

  At Dec. 31, 1999, subsidiaries of the Company had available net operating loss
(NOL) carryforwards of approximately $210 million for income tax purposes, of which $167 million has an indefinite expiration. The remaining $43 million expires between the years 2002 and 2010.

  The majority of the NOL carryforwards relate to operations of subsidiaries in countries permitting indefinite carryforward of losses. Generally, a valuation allowance has been established for these carryforwards because the ability to utilize them is uncertain.

  Income before income taxes of our non-U.S. operations for 1999, 1998 and 1997 was $190 million, $273 million and $232 million, respectively.

  No deferred U.S. income taxes have been provided on certain undistributed earnings of non-U.S. subsidiaries, which amounted to $750 million at Dec. 31, 1999 and $681 million at Dec. 31, 1998. These earnings are considered to be reinvested for an indefinite period of time or will be repatriated when it is tax effective to do so. It is not practicable to determine the deferred tax liability on these earnings.

  The Internal Revenue Service has examined our U.S. federal income tax returns through 1993, and we have paid all tax claims.

  Income tax payments in 1999, 1998 and 1997 totaled $394 million, $385 million and $452 million, respectively.

9. Pensions and Other Postretirement Benefits

We have noncontributory defined benefit pension plans that cover certain employees worldwide. PPG also sponsors defined benefit plans that provide medical and life insurance benefits for certain active and retired U.S. and Canadian employees and dependents. The Company has the right to modify or terminate certain of these defined benefit plans in the future. Salaried and certain wage employees hired after Jan. 31, 1993, will not be entitled to postretirement medical benefits. At Dec. 31, 1999 and 1998, the U.S. plans had provisions that capped the cost of postretirement medical benefits at 2003 levels for certain current and future retirees covered by bargaining plans and non-bargaining plans.

  The following table sets forth the changes in benefit obligations, plan assets, the funded status and the amounts recognized in our balance sheet for our defined benefit pension and other postretirement benefit plans.

                                                                                                     Other
                                                                                                 Postretirement
                                                                                  Pensions          Benefits
---------------------------------------------------------------------------------------------------------------
(Millions)                                                                      1999     1998     1999     1998
---------------------------------------------------------------------------------------------------------------
Benefit obligation, Jan. 1                                                    $2,201   $2,023    $ 729    $ 704
---------------------------------------------------------------------------------------------------------------
Service cost                                                                      48       41        8        8
---------------------------------------------------------------------------------------------------------------
Interest cost                                                                    140      137       45       48
---------------------------------------------------------------------------------------------------------------
Plan amendments                                                                   26       10        2       (2)
---------------------------------------------------------------------------------------------------------------
Actuarial (gains) losses                                                        (285)     116      (95)      22
---------------------------------------------------------------------------------------------------------------
Benefits paid                                                                   (134)    (130)     (58)     (50)
---------------------------------------------------------------------------------------------------------------
Businesses acquired                                                               20        7        4        1
---------------------------------------------------------------------------------------------------------------
Businesses disposed                                                               --       (6)      --       --
---------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments                                         (10)      --        2       (2)
---------------------------------------------------------------------------------------------------------------
Special termination benefits and other                                             6        3       --       --
---------------------------------------------------------------------------------------------------------------
    Benefit obligation, Dec. 31                                               $2,012   $2,201    $ 637    $ 729
===============================================================================================================
Fair value of plan assets, Jan. 1                                             $2,536   $2,308
----------------------------------------------------------------------------------------------
Actual return on plan assets                                                     307      349
----------------------------------------------------------------------------------------------
Contributions                                                                      7        6
----------------------------------------------------------------------------------------------
Benefits paid                                                                   (127)    (121)
----------------------------------------------------------------------------------------------
Businesses acquired                                                               17        2
----------------------------------------------------------------------------------------------
Plan expenses and other--net                                                      (4)      (4)
----------------------------------------------------------------------------------------------
Foreign currency translation adjustments                                          (6)      (4)
----------------------------------------------------------------------------------------------
    Fair value of plan
    assets, Dec. 31                                                           $2,730   $2,536
=============================================================================================
Funded status                                                                 $  718   $  335    $(637)   $(729)
---------------------------------------------------------------------------------------------------------------
Unrecognized actuarial (gains) losses                                            (72)     246       19      116
---------------------------------------------------------------------------------------------------------------
Unrecognized prior service cost                                                   84       71       13       18
---------------------------------------------------------------------------------------------------------------
Unrecognized transition asset                                                    (13)     (19)      --       --
---------------------------------------------------------------------------------------------------------------
Minimum pension liability                                                        (23)     (56)      --       --
---------------------------------------------------------------------------------------------------------------
   Net prepaid (accrued)
   benefit cost                                                               $  694   $  577    $(605)   $(595)
===============================================================================================================

                              1999 Annual Report

                                     Notes


  The following summarizes the amounts recognized in the balance sheet:

                                                                                                  Other
                                                                                              Postretirement
                                                                                Pensions        Benefits
------------------------------------------------------------------------------------------------------------
(Millions)                                                                    1999    1998     1999     1998
------------------------------------------------------------------------------------------------------------
Prepaid benefit cost                                                         $ 817   $ 707    $  --    $  --
------------------------------------------------------------------------------------------------------------
Accrued benefit cost                                                          (123)   (130)    (605)    (595)
------------------------------------------------------------------------------------------------------------
    Net prepaid (accrued)
    benefit cost                                                             $ 694   $ 577    $(605)   $(595)
============================================================================================================

  The minimum pension liability impacted the following balance sheet captions:


(Millions)                                                                         1999                    1998
---------------------------------------------------------------------------------------------------------------
Other assets                                                                       $  4                    $  7
---------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive loss                                               $ 13                    $ 31
---------------------------------------------------------------------------------------------------------------
Deferred income taxes                                                              $  6                    $ 18
---------------------------------------------------------------------------------------------------------------

  The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with benefit obligations in excess of plan assets were $137 million, $116 million and $4 million, respectively, at Dec. 31, 1999, and were $200 million, $178 million and $53 million, respectively, at Dec. 31, 1998.

  The accrued pension benefit cost reflected in the balance sheet includes $5 million, at Dec. 31, 1999 and 1998, for defined contribution plans.

  Net periodic benefit (income) cost includes the following:

                                                                                                    Other
                                                                                               Postretirement
                                                                          Pensions                 Benefits
----------------------------------------------------------------------------------------------------------------
(Millions)                                                         1999       1998    1997    1999   1998   1997
----------------------------------------------------------------------------------------------------------------
Service cost                                                      $  48      $  41   $  36   $   8  $   8  $   7
----------------------------------------------------------------------------------------------------------------
Interest cost                                                       140        137     134      45     48     48
----------------------------------------------------------------------------------------------------------------
Expected return on plan assets                                     (271)      (245)   (212)     --     --     --
----------------------------------------------------------------------------------------------------------------
Amortization of transition assets                                    (5)        (5)     (5)     --     --     --
----------------------------------------------------------------------------------------------------------------
Amortization of prior service cost                                   12         11      10       5      2      4
----------------------------------------------------------------------------------------------------------------
Amortization of actuarial losses                                      5          4      12       5      4      2
----------------------------------------------------------------------------------------------------------------
    Net periodic
    benefit (income) cost                                         $ (71)     $ (57)  $ (25)  $  63  $  62  $  61
================================================================================================================

  In determining net periodic benefit (income) cost, unrecognized prior service costs are amortized over periods ranging from six to 14 years.

  The following weighted average assumptions were used to determine the benefit obligations and net periodic benefit (income) cost for our defined benefit pension and other postretirement benefit plans:

                                                             1999             1998              1997
----------------------------------------------------------------------------------------------------
Discount rate/(1)/                                           7.8%             6.4%               7.0%
----------------------------------------------------------------------------------------------------
Expected return on assets/(2)/                              10.9%            10.9%              10.9%
----------------------------------------------------------------------------------------------------
Rate of compensation increase                                4.1%             4.1%               4.6%
----------------------------------------------------------------------------------------------------

 (1) Net periodic benefit (income) cost is determined using the previous year's discount rate.
 (2) Applies only to defined benefit pension plans.

  The weighted-average medical healthcare cost trend rate used was 6.0% for 1999 and 5.7% for 2000, declining ratably to 3.5% in the year 2007. If these trend rates were increased or decreased by one percentage point per year, such increases or decreases would have the following effects:

                                                                                                   One-Percentage Point
----------------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                      Increase            Decrease
----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in the aggregate of service and interest cost components                       $ 2                  $ (2)
----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in the benefit obligation                                                      $21                  $(32)
----------------------------------------------------------------------------------------------------------------------------

  The Company also incurred costs for multi-employer pension plans of $1 million in each of the years 1999, 1998 and 1997. Multi-employer healthcare costs totaled $1 million in each of the years 1999, 1998 and 1997.

10. Commitments and Contingent Liabilities

PPG is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which substantial money damages are sought. These lawsuits and claims relate to product liability, contract, patent, environmental, antitrust and other matters arising out of the conduct of PPG's business. The Company has been named in a number of antitrust lawsuits alleging that PPG acted with competitors to fix prices and allocate markets for certain glass products. These antitrust proceedings are in an early stage. For over 30 years, the Company has been a defendant in lawsuits involving claims alleging personal injury from exposure to asbestos. Aggregate settlements by PPG to date have been immaterial. Over the past few years, the number of asbestos-related claims against the Company, as well as numerous other defendants, has increased. At Dec. 31, 1999, the Company was one of many defendants in numerous asbestos-related lawsuits involving approximately 110,000 claims. In many of the cases, the plaintiffs allege that the Company should be liable for injuries from products manufactured and distributed by Pittsburgh Corning Corporation ("PC"). The Company and Corning Incorporated are each 50% shareholders of PC. The Company believes it is not responsible for any injuries caused by PC products and intends to defend against such claims. PPG has successfully defended such claims in the past. In January 2000, for the first time, a

                                PPG Industries

                                     Notes

trial court found PPG liable for injuries to five plaintiffs alleged to be caused by PC products. The Company intends to appeal that verdict. Separately from the claims against the Company described above, as a shareholder of PC, any loss to the Company due to losses incurred by PC arising from asbestos-related claims would not involve a cash payment and would be limited to the diminution in value of the Company's investment in PC. If such a loss were to occur, it would be approximately $34 million on an after-tax basis, based on the Company's investment in PC as of Dec. 31, 1999. The Company and others are also defendants in three cases involving claims alleging injury from exposure to lead. PPG believes it has adequate insurance for the personal injury and property damage claims against the Company described above. PPG's lawsuits and claims against others include claims against insurers and other third parties with respect to actual and contingent losses related to environmental, asbestos and other matters. Management believes that, in the aggregate, the outcome of all lawsuits and claims involving PPG will not have a material effect on PPG's consolidated financial position, results of operations or liquidity.

  It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are not discounted. As of Dec. 31, 1999 and 1998, PPG had reserves for environmental contingencies totaling $82 million and $94 million, respectively. Pre-tax charges against income for environmental remediation costs in 1999, 1998 and 1997 totaled $10 million, $10 million and $34 million, respectively, and are included in "Other charges" in the statement of income. Cash outlays related to such environmental remediation aggregated $22 million, $16 million and $25 million in 1999, 1998 and 1997, respectively.

  Management anticipates that the resolution of the Company's environmental contingencies, which will occur over an extended period of time, will not result in future annual charges against income that are significantly greater than those recorded in recent years. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the outcome of the Company's environmental contingencies will not have a material effect on PPG's financial position or liquidity.

  In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated to be as much as $200 million to $400 million, which range is unchanged from the prior year end. Such unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. Although insurers and other third parties may cover a portion of these costs, to the extent they are incurred, any potential recovery is not included in this unreserved exposure to future loss. The Company's environmental contingencies are expected to be resolved over an extended period of time.

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

  The impact of evolving programs, such as natural resource damage claims, industrial site reuse initiatives and state voluntary remediation programs, also adds to the present uncertainties with regard to the ultimate resolution of this unreserved exposure to future loss. The Company's assessment of the potential impact of these environmental contingencies is subject to considerable uncertainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies.

11. Shareholders' Equity

A class of 10 million shares of preferred stock, without par value, is authorized but unissued. Common stock has a par value of $1.66 2/3 per share; 600 million shares are authorized and 290,573,068 were issued at Dec. 31, 1999, 1998 and 1997. Shares outstanding at Dec. 31, 1999 and 1998, exclude unreleased new ESOP shares (see Note 13).

  PPG has a Shareholders' Rights Plan, under which each share of the Company's outstanding common stock has an associated preferred share purchase right. The rights are exercisable only under certain circumstances and allow holders of such rights to purchase common stock of PPG or an acquiring company at a discounted price, which would generally be 50% of the respective stocks' current fair market value.

  Treasury shares held at Dec. 31, 1999 and 1998, were 116,472,619 shares and 115,448,529 shares, respectively. Purchases of treasury stock totaled 1,452,600, 3,793,300 and 5,964,792 in 1999, 1998 and 1997, respectively. Issuances of treasury stock totaled 428,510, 863,016 and 804,507 in 1999, 1998 and 1997, respectively.

                              1999 Annual Report

                                     Notes


  Per share cash dividends paid were $1.52 in 1999, $1.42 in 1998 and $1.33 in 1997.

12. Accumulated Other Comprehensive Loss

                                                      Minimum    Unrealized    Accumulated
                                        Currency      Pension     Losses on       Other
                                      Translation    Liability   Marketable   Comprehensive
(Millions)                             Adjustment   Adjustment   Securities        Loss
-------------------------------------------------------------------------------------------
Balance, Jan. 1, 1997                       $ (10)        $(10)         $--           $ (20)
-------------------------------------------------------------------------------------------
Net change                                   (126)         (15)          --            (141)
-------------------------------------------------------------------------------------------
Balance, Dec. 31, 1997                       (136)         (25)          --            (161)
-------------------------------------------------------------------------------------------
Net change                                     14           (6)          --               8
-------------------------------------------------------------------------------------------
Balance, Dec. 31, 1998                       (122)         (31)          --            (153)
-------------------------------------------------------------------------------------------
Net change                                    (40)          18           (3)            (25)
-------------------------------------------------------------------------------------------
Balance, Dec. 31, 1999                      $(162)        $(13)         $(3)          $(178)
===========================================================================================

  Foreign currency translation adjustments exclude income tax expense (benefit) given that the earnings of non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time. The income tax expense (benefit) associated with the minimum pension liability adjustment was $12 million in 1999 and $(3) million in 1998.

13. Employee Stock Ownership Plan

Our employee stock ownership plan (ESOP) covers substantially all U. S. employees. The Company makes matching contributions to the ESOP based upon participants' savings, subject to certain limitations, the matching percentage being based upon our return on average capital for the previous year. Prior to 1999, the matching percentage was based on the previous year's return on equity.

  Compensation expense related to the ESOP for 1999, 1998 and 1997 totaled $18 million, $9 million and $11 million, respectively. Interest expense totaled $9 million, $10 million and $11 million for 1999, 1998 and 1997, respectively. Dividends on PPG shares held by the ESOP, to service ESOP debt, totaled $40 million, $39 million and $39 million for 1999, 1998 and 1997, respectively. The fair value of unreleased new ESOP shares was $7 million and $8 million at Dec. 31, 1999 and 1998, respectively. Shares held by the ESOP as of Dec. 31, 1999 and 1998, are as follows:

                                                       1999                                      1998
------------------------------------------------------------------------------------------------------------------
                                              Old                   New                 Old                New
                                            Shares                Shares              Shares              Shares
------------------------------------------------------------------------------------------------------------------
Allocated shares                           8,640,224            2,833,480            8,085,473           2,382,576
------------------------------------------------------------------------------------------------------------------
Unreleased shares                          4,760,110              112,183            5,314,861             134,943
------------------------------------------------------------------------------------------------------------------
   Total                                  13,400,334            2,945,663           13,400,334           2,517,519
==================================================================================================================

14. Other Earnings

-----------------------------------------------------------------------------------
(Millions)                                   1999            1998              1997
-----------------------------------------------------------------------------------
Interest income                             $   8           $  12             $   8
-----------------------------------------------------------------------------------
Royalty income                                 26              18                25
-----------------------------------------------------------------------------------
Shares of net earnings in
 equity affiliates                             28              30                10
-----------------------------------------------------------------------------------
Gain on sale of businesses                     --              85                59
-----------------------------------------------------------------------------------
Other                                          62              91                60
-----------------------------------------------------------------------------------
   Total                                    $ 124           $ 236             $ 162
===================================================================================

  PPG's share of undistributed earnings of equity affiliates was $122 million and $106 million at Dec. 31, 1999 and 1998, respectively. Dividends received from equity affiliates were $16 million, $16 million and $14 million in 1999, 1998 and 1997, respectively.

15. Stock Option Plans

Under PPG's stock option plan, certain employees of the Company have been granted options to purchase shares of common stock at prices equal to the fair market value of the shares on the date the option was granted. Options are exercisable beginning from six to 12 months after granting and have a maximum term of 10 years. Shares available for future grants were 7,234,550 and 8,808,178 at Dec. 31, 1999 and 1998, respectively.

  On July 1, 1998, the Company granted to substantially all active employees of the Company and its majority owned subsidiaries the option to purchase 100 shares of common stock at its then fair market value of $70 per share. Options are exercisable beginning July 1, 2003 and expire on June 30, 2008. If the Company's earnings per common share for the year ended Dec. 31, 2000 is $7.00 or more, the options become exercisable beginning Jan. 31, 2001.

  PPG applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost for PPG's stock option plan has been recognized in the accompanying financial statements. Had compensation cost been determined based upon the fair value at the grant date for awards granted in 1999, 1998 and 1997 consistent with the methodology prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," net income and earnings per common share, assuming dilution, would have been reduced by $26 million and $0.14 in 1999, $24 million and $0.13 in 1998 and $20 million and $0.11 in 1997. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions.

---------------------------------------------------------------------------------------
                                                    1999           1998            1997
---------------------------------------------------------------------------------------
Risk-free interest rate                              5.4%           5.4%            6.0%
---------------------------------------------------------------------------------------
Expected life of option in years                     5.2            4.8             3.4
---------------------------------------------------------------------------------------
Expected dividend yield                              2.6%           2.7%            2.8%
---------------------------------------------------------------------------------------
Expected volatility                                 22.2%          21.0%           21.0%
=======================================================================================

  The following table summarizes stock option activity under all plans for the three years ended Dec. 31, 1999.

                                                                              Weighted
                                                          Number of            average
                                                           shares             exercise
                                                         subject to             price
Stock option activity                                      options            per share
---------------------------------------------------------------------------------------
Outstanding, Jan. 1, 1997                                 6,724,965              $41.92
---------------------------------------------------------------------------------------
   Granted                                                3,177,322               56.91
   ------------------------------------------------------------------------------------
   Exercised                                             (2,474,445)              40.41
   ------------------------------------------------------------------------------------
   Terminated                                               (45,500)              51.90
---------------------------------------------------------------------------------------
Outstanding, Dec. 31, 1997                                7,382,342               48.82
---------------------------------------------------------------------------------------
   Granted                                                6,255,259               66.47
   ------------------------------------------------------------------------------------
   Exercised                                             (2,607,468)              47.29
   ------------------------------------------------------------------------------------
   Terminated                                              (269,103)              61.72
---------------------------------------------------------------------------------------
Outstanding, Dec. 31, 1998                               10,761,030               59.13
---------------------------------------------------------------------------------------
   Granted                                                3,117,845               57.40
   ------------------------------------------------------------------------------------
   Exercised                                             (1,711,732)              51.21
   ------------------------------------------------------------------------------------
   Terminated                                              (374,022)              66.58
---------------------------------------------------------------------------------------
Outstanding, Dec. 31, 1999                               11,793,121               59.58
=======================================================================================

  The following table summarizes information about stock options outstanding and exercisable at Dec. 31, 1999.

                                      Options outstanding          Options exercisable
                                      -------------------          -------------------
                                            Weighted    Weighted              Weighted
Range of                                    average      average               average
exercise                                   remaining    exercise              exercise
price                           Number    contractual     price     Number      price
per share                     of shares   life (years)  per share  of shares  per share
---------------------------------------------------------------------------------------
$19.75-$33.00                    368,637         2.28      $30.04    368,637     $30.04
---------------------------------------------------------------------------------------
$34.68-$49.37                  1,221,521         5.05       43.71  1,221,521      43.71
---------------------------------------------------------------------------------------
$50.50-$63.00                  5,567,213         7.09       57.12  3,606,632      59.22
---------------------------------------------------------------------------------------
$63.06-$76.31                  4,635,750         6.68       69.08  1,761,688      68.00
---------------------------------------------------------------------------------------
                              11,793,121                           6,958,478
                              ==========                           =========

  At Dec. 31, 1998, options were exercisable for 5.7 million shares at a weighted average exercise price of $52.83 per common share. The corresponding amounts at Dec. 31, 1997, were 5.1 million and $45.06 per common share, respectively.

16. Advertising Costs

Advertising costs are expensed as incurred and totaled $101 million, $93 million and $88 million in 1999, 1998 and 1997, respectively.

17. Research and Development

(Millions)                                     1999            1998              1997
-------------------------------------------------------------------------------------
Research and development--total               $ 301           $ 287             $ 266
-------------------------------------------------------------------------------------
Less depreciation                                17              16                16
-------------------------------------------------------------------------------------
Research and development--net                 $ 284           $ 271             $ 250
=====================================================================================

                              1999 Annual Report

                                     Notes


18. Quarterly Financial Information
    (unaudited)

                                                                                                                     Earnings
                                                                                                                       Per
                                                                                                    Earnings          Common
                                                  Net               Gross             Net             Per            Share--
                                                 Sales             Profit            Income          Common          Assuming
                                              (Millions)         (Millions)        (Millions)        Share           Dilution
-----------------------------------------------------------------------------------------------------------------------------
1999 quarter ended
-----------------------------------------------------------------------------------------------------------------------------
March 31/(1)/                                    $1,803             $  700            $123            $ .71             $ .70
-----------------------------------------------------------------------------------------------------------------------------
June 30                                           1,947                782             184             1.06              1.05
-----------------------------------------------------------------------------------------------------------------------------
September 30/(2)/                                 1,954                748              99              .57               .56
-----------------------------------------------------------------------------------------------------------------------------
December 31/(3)/                                  2,053                808             162              .93               .92
-----------------------------------------------------------------------------------------------------------------------------
   Total                                         $7,757             $3,038            $568            $3.27             $3.23
=============================================================================================================================
1998 quarter ended
-----------------------------------------------------------------------------------------------------------------------------
March 31                                         $1,913             $  768            $192            $1.08             $1.07
-----------------------------------------------------------------------------------------------------------------------------
June 30/(4)/                                      2,004                818             199             1.13              1.11
-----------------------------------------------------------------------------------------------------------------------------
September 30/(5)/                                 1,804                722             248             1.40              1.39
-----------------------------------------------------------------------------------------------------------------------------
December 31/(6)/                                  1,789                726             162              .91               .91
-----------------------------------------------------------------------------------------------------------------------------
    Total                                        $7,510             $3,034            $801            $4.52             $4.48
=============================================================================================================================

  (1) First-quarter 1999 earnings were reduced by a pre-tax charge of $24 million for disposal of a redundant European packaging coatings facility and work force reductions.
  (2) Third-quarter 1999 earnings were reduced by pre-tax charges of $40 million for purchased in-process research and development, $19 million representing the fair-market-value adjustment of acquired ICI and PRC-DeSoto inventories that have been sold, $19 million of restructuring charges related to cost reduction initiatives and the closure of a coatings facility and $6 million related to the bankruptcy of a home-center chain.
  (3) Fourth-quarter 1999 earnings were reduced by pre-tax charges of $4 million representing the fair-market-value adjustment of acquired ICI and PRC-DeSoto inventories that have been sold, and $4 million related to cost reduction initiatives in our coatings and glass businesses and increased by a reversal of $5 million for previously established restructuring reserves in our glass and coatings operations.
  (4) Second-quarter 1998 earnings were reduced by a pre-tax charge of $15 million related to the divestiture of equity interests in two Asian float glass plants and two Asian downstream fabrication facilities.
  (5) Third-quarter 1998 earnings were increased by a pre-tax gain of $85 million related to the sale of the European flat and automotive glass businesses and reduced by a pre-tax charge of $3 million related to cost reduction initiatives in our glass businesses.
  (6) Fourth-quarter 1998 earnings were reduced by a pre-tax charge of $16 million related to cost reduction initiatives principally in our glass and coatings businesses and increased by a reversal of $3 million related to a 1997 restructuring reserve in our glass businesses.

19. Business Segment Information

Refer to pages 29 through 31 for information on our business segments for 1999, 1998 and 1997.

                                PPG Industries

                               Eleven-Year Digest

                                     1999     1998     1997    1996     1995     1994     1993     1992      1991     1990    1989
-----------------------------------------------------------------------------------------------------------------------------------
Statement of Income
Net sales                            7,757    7,510   7,379   7,218    7,058    6,331    5,754    5,814     5,673    6,021    5,734
-----------------------------------------------------------------------------------------------------------------------------------
Gross profit (%)                      39.2     40.4    40.4    39.9     40.3     38.9     36.9     36.4      35.2     37.8     37.1
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes             945    1,267   1,149   1,215    1,248      840      531      538       348      767      749
-----------------------------------------------------------------------------------------------------------------------------------
Income taxes                           377      466     435     471      480      325      236      218       147      292      284
-----------------------------------------------------------------------------------------------------------------------------------
Income before
accounting changes                     568      801     714     744      768      515      295      319       201      475      465
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative effect of accounting
changes/(1)/                            --       --      --      --       --       --     (273)      --        75       --       --
-----------------------------------------------------------------------------------------------------------------------------------
Net income                             568      801     714     744      768      515       22      319       276      475      465
-----------------------------------------------------------------------------------------------------------------------------------
Return on average capital
(%)/(2)(3)/                           12.7     19.6    19.1    20.3     21.6     15.3  2.2/8.9      9.7   8.7/7.0     14.0     14.8
-----------------------------------------------------------------------------------------------------------------------------------
Return on average equity (%)/(2)/     19.3     29.4    28.8    29.5     28.8     20.1  .9/10.7     11.8  10.7/8.0     19.7     21.0
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share
before accounting changes             3.27     4.52    3.97    3.96     3.80     2.43     1.39     1.51       .95     2.22     2.09
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative effect of accounting
changes on earnings per
common share                            --       --      --      --       --       --    (1.29)      --       .35       --       --
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share             3.27     4.52    3.97    3.96     3.80     2.43      .10     1.51      1.30     2.22     2.09
-----------------------------------------------------------------------------------------------------------------------------------
Average number of common shares      173.8    177.0   179.8   187.8    202.0    211.9    212.6    212.2     212.4    214.4    222.6
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share--
assuming dilution                     3.23     4.48    3.94    3.93     3.78     2.42      .10     1.50      1.29     2.21     2.08
-----------------------------------------------------------------------------------------------------------------------------------
Dividends                              264      252     239     237      239      238      221      200       183      176      165
-----------------------------------------------------------------------------------------------------------------------------------
   Per share                          1.52     1.42    1.33    1.26     1.18     1.12     1.04      .94       .86      .82      .74
-----------------------------------------------------------------------------------------------------------------------------------

Balance Sheet
Current assets                       3,062    2,660   2,584   2,296    2,275    2,168    2,026    1,951     2,173    2,217    2,056
-----------------------------------------------------------------------------------------------------------------------------------
Current liabilities                  2,384    1,912   1,662   1,769    1,629    1,425    1,281    1,253     1,341    1,471    1,338
-----------------------------------------------------------------------------------------------------------------------------------
Working capital                        678      748     922     527      646      743      745      698       832      746      718
-----------------------------------------------------------------------------------------------------------------------------------
Property (net)                       2,933    2,905   2,855   2,913    2,835    2,742    2,787    2,972     3,183    3,255    3,007
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                         8,914    7,387   6,868   6,441    6,194    5,894    5,652    5,662     6,056    6,108    5,645
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                       1,836    1,081   1,257     834      736      773      774      905     1,190    1,210    1,198
-----------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                 3,106    2,880   2,509   2,483    2,569    2,557    2,473    2,699     2,655    2,547    2,282
-----------------------------------------------------------------------------------------------------------------------------------
   Per share                         17.86    16.46   14.11   13.57    13.23    12.35    11.57    12.71     12.50    12.01    10.49
-----------------------------------------------------------------------------------------------------------------------------------

Other Data
Capital spending/(4)/                1,833      877     829     489      454      356      293      283       335      567      671
-----------------------------------------------------------------------------------------------------------------------------------
Depreciation expense                   366      354     348     340      332      318      331      352       351      324      292
-----------------------------------------------------------------------------------------------------------------------------------
Quoted market price
   High                            70 3/4   76 5/8  67 1/2  62 1/4   47 7/8   42 1/8   38 1/8   34 1/8    29 5/8   27 5/8       23
   -------------------------------------------------------------------------------------------------------------------------------
   Low                           47 15/16   49 1/8  48 5/8  42 7/8   34 7/8   33 3/4   29 5/8       25    20 3/4   17 1/4   18 1/2
   -------------------------------------------------------------------------------------------------------------------------------
   Year-end                       62 9/16  58 3/16  57 1/8  56 1/8   45 3/4   37 1/8   37 7/8   32 7/8    25 1/4   23 1/2   19 7/8
   -------------------------------------------------------------------------------------------------------------------------------
Price/earnings ratio/(5)/
   High                                22       17      17      16       13       17       27       23        31       12       11
   -------------------------------------------------------------------------------------------------------------------------------
   Low                                 15       11      12      11        9       14       21       17        22        8        9
   -------------------------------------------------------------------------------------------------------------------------------
 Average number of employees       33,800   32,500  31,900  31,300   31,200   30,800   31,400   32,300    33,700   35,100   35,500
-----------------------------------------------------------------------------------------------------------------------------------

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

                          PPG Shareholder Information


World Headquarters
One PPG Place
Pittsburgh, PA 15272, U.S.A.
Phone (412) 434-3131
Internet: www.ppg.com

Annual Meeting
Thursday, April 20, 2000, 11:00 A.M.
Sheraton Hotel
Station Square
Pittsburgh, PA 15219

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

Toll-Free Quarterly Financial Results

Shareholders may dial the toll-free number 1-888-NEWS-PPG (1-888-639-7774) at any time, 24 hours a day, to hear quarterly financial results. By dialing this number, shareholders also may request copies of financial news releases via fax, electronic mail or conventional mail.

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

PPG's Global Code of Ethics -- an employee guide to corporate conduct policies, including those concerning personal conduct, relationships with customers, suppliers and competitors, protection of corporate assets, responsibilities to the public, and PPG as a global organization.

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

Dividend Information

PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 40 cents per share, voted by the board of directors on Jan. 20, 2000, results in an annual dividend rate of $1.60 per share.

Stock Exchange Listings

PPG common stock is traded on the New York, Pacific and Philadelphia stock exchanges (symbol: PPG).

Direct Purchase Plan with Dividend Reinvestment Option

The Direct Purchase Plan with Dividend Reinvestment Option is offered as a service and convenience to shareholders. It allows purchase of shares of PPG stock directly through the plan, as well as dividend reinvestment and safekeeping of PPG stock certificates.

Shareholders may also have their dividends deposited directly into their bank accounts.

For more information regarding the plan, call 1-800-648-8160.

Investor Relations

General information about PPG common stock may be obtained from Douglas B. Atkinson, Director of Investor Relations. Phone (412) 434-3312, or write Director of Investor Relations, 40E, PPG Industries, One PPG Place, Pittsburgh, PA 15272.

Quarterly Stock Market Price

-----------------------------------------------------------------------------------------------------------
                                             1999                                          1998
-----------------------------------------------------------------------------------------------------------
Quarter Ended             High            Low            Close           High          Low          Close
-----------------------------------------------------------------------------------------------------------
March 31                 $64 3/4      $49 3/8          $ 51 1/4        $68 9/16      $52 3/4      $67 15/16
-----------------------------------------------------------------------------------------------------------
June 30                   70 3/4       47 15/16          59 1/16        76 5/8        63 5/8       69 9/16
-----------------------------------------------------------------------------------------------------------
Sept. 30                  67           57                60             70 5/8        49 1/8       54 9/16
-----------------------------------------------------------------------------------------------------------
Dec. 31                   63           55 1/2            62 9/16        63 3/8        51 3/4       58 3/16
-----------------------------------------------------------------------------------------------------------

  The number of holders of record of PPG common stock as of Jan. 31, 2000, was 31,595, as shown on the records of the Company's transfer agent.
aDividends

-----------------------------------------------------------------------------------------------------------
                                                           1999                              1998
-----------------------------------------------------------------------------------------------------------
Month of Payment                                  Amount             Per             Amount            Per
                                                (Millions)          Share          (Millions)         Share
-----------------------------------------------------------------------------------------------------------
March                                               $ 66            $ .38             $ 60           $ .34
-----------------------------------------------------------------------------------------------------------
June                                                  66              .38               64             .36
-----------------------------------------------------------------------------------------------------------
September                                             66              .38               64             .36
-----------------------------------------------------------------------------------------------------------
December                                              66              .38               64             .36
-----------------------------------------------------------------------------------------------------------
Total                                               $264            $1.52             $252           $1.42
===========================================================================================================