Form 10-K405, Exhibit 13
period 2000-12-31
PPG INDUSTRIES INC
filed 2001-02-16
CIK 79879

                                                                EXHIBIT 13

                        Financial and Operating Review

Independent Auditors' Report

To the Board of Directors and Shareholders of PPG Industries, Inc.:

We have audited the accompanying balance sheet of PPG Industries, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related statements of income, shareholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of PPG Industries, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Pittsburgh, Pennsylvania
January 18, 2001

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

/s/ Raymond W. LeBoeuf
Raymond W. LeBoeuf
Chairman of the Board and Chief Executive Officer

/s/ William H. Hernandez
William H. Hernandez
Senior Vice President, Finance

                              Statement of Income

                                                                                          For the Year
------------------------------------------------------------------------------------------------------------------
(Millions, except per share amounts)                                              2000         1999         1998
------------------------------------------------------------------------------------------------------------------
Net sales                                                                      $ 8,629      $ 7,995      $ 7,751
------------------------------------------------------------------------------------------------------------------
Cost of sales                                                                    5,334        4,957        4,717
------------------------------------------------------------------------------------------------------------------
Gross profit                                                                     3,295        3,038        3,034
------------------------------------------------------------------------------------------------------------------
Other expenses (earnings)
  Selling, general and administrative                                            1,364        1,230        1,133
  ----------------------------------------------------------------------------------------------------------------
  Depreciation                                                                     374          366          354
  ----------------------------------------------------------------------------------------------------------------
  Research and development -- net (See Note 17)                                    282          284          271
  ----------------------------------------------------------------------------------------------------------------
  Interest                                                                         177          133          110
  ----------------------------------------------------------------------------------------------------------------
  Amortization                                                                      73           49           27
  ----------------------------------------------------------------------------------------------------------------
  Business divestitures and realignments (See Note 2)                                5           42           31
  ----------------------------------------------------------------------------------------------------------------
  Purchased in-process research and development (See Note 2)                        --           40           --
  ----------------------------------------------------------------------------------------------------------------
  Other charges                                                                    141           45           50
  ----------------------------------------------------------------------------------------------------------------
  Other earnings (See Notes 2 and 14)                                             (138)        (124)        (236)
------------------------------------------------------------------------------------------------------------------
  Total other expenses -- net                                                    2,278        2,065        1,740
------------------------------------------------------------------------------------------------------------------
Income before income taxes and minority interest                                 1,017          973        1,294
------------------------------------------------------------------------------------------------------------------
Income taxes (See Note 8)                                                          369          377          466
------------------------------------------------------------------------------------------------------------------
Minority interest                                                                   28           28           27
==================================================================================================================
Net income                                                                     $   620      $   568      $   801
==================================================================================================================
Earnings per common share (See Note 7)                                         $  3.60      $  3.27      $  4.52
==================================================================================================================
Earnings per common share -- assuming dilution (See Note 7)                    $  3.57      $  3.23      $  4.48
==================================================================================================================

The accompanying notes to the financial statements are an integral part of this statement.

                                 Balance Sheet

                                                                                                           December 31
--------------------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                                   2000          1999
--------------------------------------------------------------------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                                                                             $     111     $     158
  ------------------------------------------------------------------------------------------------------------------------------
  Receivables (See Note 3)                                                                                  1,563         1,594
  ------------------------------------------------------------------------------------------------------------------------------
  Inventories (See Note 3)                                                                                  1,121         1,016
  ------------------------------------------------------------------------------------------------------------------------------
  Deferred income taxes (See Note 8)                                                                          155           165
  ------------------------------------------------------------------------------------------------------------------------------
  Other                                                                                                       143           129
--------------------------------------------------------------------------------------------------------------------------------
     Total current assets                                                                                   3,093         3,062
--------------------------------------------------------------------------------------------------------------------------------
Property (See Note 4)                                                                                       7,089         6,859
--------------------------------------------------------------------------------------------------------------------------------
Less accumulated depreciation                                                                               4,148         3,926
--------------------------------------------------------------------------------------------------------------------------------
     Property -- net                                                                                        2,941         2,933
--------------------------------------------------------------------------------------------------------------------------------
Investments (See Note 9)                                                                                      320           261
--------------------------------------------------------------------------------------------------------------------------------
Goodwill                                                                                                    1,160         1,102
--------------------------------------------------------------------------------------------------------------------------------
Less accumulated amortization                                                                                 128           100
--------------------------------------------------------------------------------------------------------------------------------
     Goodwill -- net                                                                                        1,032         1,002
--------------------------------------------------------------------------------------------------------------------------------
Identifiable intangible assets                                                                                718           723
--------------------------------------------------------------------------------------------------------------------------------
Less accumulated amortization                                                                                 102            63
--------------------------------------------------------------------------------------------------------------------------------
     Identifiable intangible assets -- net                                                                    616           660
--------------------------------------------------------------------------------------------------------------------------------
Other assets (See Note 9)                                                                                   1,123           996
--------------------------------------------------------------------------------------------------------------------------------
     Total                                                                                              $   9,125     $   8,914
================================================================================================================================
Liabilities and Shareholders' Equity
Current liabilities
  Short-term debt and current portion of long-term debt (See Note 5)                                    $   1,161     $     954
  ------------------------------------------------------------------------------------------------------------------------------
  Accounts payable and accrued liabilities (See Note 3)                                                     1,382         1,430
--------------------------------------------------------------------------------------------------------------------------------
     Total current liabilities                                                                              2,543         2,384
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt (See Note 5)                                                                                 1,810         1,836
--------------------------------------------------------------------------------------------------------------------------------
Deferred income taxes (See Note 8)                                                                            543           520
--------------------------------------------------------------------------------------------------------------------------------
Accrued pensions (See Note 9)                                                                                 131           123
--------------------------------------------------------------------------------------------------------------------------------
Other postretirement benefits (See Note 9)                                                                    529           548
--------------------------------------------------------------------------------------------------------------------------------
Other liabilities (See Note 9)                                                                                344           299
--------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                                      5,900         5,710
--------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (See Note 10)
--------------------------------------------------------------------------------------------------------------------------------
Minority interest                                                                                             128            98
--------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity (See Notes 11 and 12)
  Common stock                                                                                                484           484
  ------------------------------------------------------------------------------------------------------------------------------
  Additional paid-in capital                                                                                  102           104
  ------------------------------------------------------------------------------------------------------------------------------
  Retained earnings                                                                                         6,444         6,098
  ------------------------------------------------------------------------------------------------------------------------------
  Treasury stock, at cost                                                                                  (3,508)       (3,268)
  ------------------------------------------------------------------------------------------------------------------------------
  Unearned compensation (See Note 13)                                                                        (114)         (134)
  ------------------------------------------------------------------------------------------------------------------------------
  Accumulated other comprehensive loss                                                                       (311)         (178)
--------------------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                                             3,097         3,106
--------------------------------------------------------------------------------------------------------------------------------
     Total                                                                                              $   9,125     $   8,914
================================================================================================================================

Shares outstanding were 168,222,073 and 173,988,266 at Dec. 31, 2000 and 1999, respectively.

The accompanying notes to the financial statements are an integral part of this statement.

                       Statement of Shareholders' Equity

                                                                                                                    Accumulated
                                                                                                                       Other
                                                                    Additional                          Unearned    Comprehensive
                                                            Common    Paid-In  Retained   Treasury    Compensation      Loss
(Millions)                                       Total      Stock     Capital  Earnings    Stock      (See Note 13) (See Note 12)
----------------------------------------------------------------------------------------------------------------------------------
Balance, Jan. 1, 1998                            $2,509      $484      $ 99      $5,239   $(2,990)        $(162)        $(161)
----------------------------------------------------------------------------------------------------------------------------------
Net income                                          801        --        --         801        --            --            --
----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax                8        --        --          --        --            --             8
----------------------------------------------------------------------------------------------------------------------------------
Cash dividends                                     (252)       --        --        (252)       --            --            --
----------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                         (231)       --        --          --      (231)           --            --
----------------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                           29        --         6          --        23            --            --
----------------------------------------------------------------------------------------------------------------------------------
Loans to ESOP                                       (26)       --        --          --        --           (26)           --
----------------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                           39        --        --          --        --            39            --
----------------------------------------------------------------------------------------------------------------------------------
Other                                                 3        --        --           3        --            --            --
----------------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1998                            2,880       484       105       5,791    (3,198)         (149)         (153)
----------------------------------------------------------------------------------------------------------------------------------
Net income                                          568        --        --         568        --            --            --
----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive loss, net of tax                (25)       --        --          --        --            --           (25)
----------------------------------------------------------------------------------------------------------------------------------
Cash dividends                                     (264)       --        --        (264)       --            --            --
----------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                          (82)       --        --          --       (82)           --            --
----------------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                           11        --        (1)         --        12            --            --
----------------------------------------------------------------------------------------------------------------------------------
Loans to ESOP                                       (24)       --        --          --        --           (24)           --
----------------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                           39        --        --          --        --            39            --
----------------------------------------------------------------------------------------------------------------------------------
Other                                                 3        --        --           3        --            --            --
----------------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1999                            3,106       484       104       6,098    (3,268)         (134)         (178)
----------------------------------------------------------------------------------------------------------------------------------
Net income                                          620        --        --         620        --            --            --
----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive loss, net of tax               (133)       --        --          --        --            --          (133)
----------------------------------------------------------------------------------------------------------------------------------
Cash dividends                                     (276)       --        --        (276)       --            --            --
----------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                         (247)       --        --          --      (247)           --            --
----------------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                            5        --        (2)         --         7            --            --
----------------------------------------------------------------------------------------------------------------------------------
Loans to ESOP                                       (24)       --        --          --        --           (24)           --
----------------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                           44        --        --          --        --            44            --
----------------------------------------------------------------------------------------------------------------------------------
Other                                                 2        --        --           2        --            --            --
----------------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 2000                           $3,097      $484      $102      $6,444   $(3,508)        $(114)        $(311)
==================================================================================================================================



                      Statement of Comprehensive Income

                                                                                 For the Year
----------------------------------------------------------------------------------------------------------
(Millions)                                                                  2000        1999        1998
----------------------------------------------------------------------------------------------------------
Net income                                                              $    620     $   568     $   801
----------------------------------------------------------------------------------------------------------
Other comprehensive (loss) income, net of tax (See Note 12)
  Currency translation adjustment                                           (120)        (40)         14
  --------------------------------------------------------------------------------------------------------
  Minimum pension liability adjustment                                       (16)         18          (6)
  --------------------------------------------------------------------------------------------------------
  Unrealized losses on marketable equity securities                           (6)         (3)         --
  --------------------------------------------------------------------------------------------------------
  Reclassification adjustment--marketable equity securities                    9          --          --
----------------------------------------------------------------------------------------------------------
Other comprehensive (loss) income                                           (133)        (25)          8
----------------------------------------------------------------------------------------------------------
Comprehensive income                                                    $    487     $   543     $   809
==========================================================================================================

The accompanying notes to the financial statements are an integral part of these statements.

                            Statement of Cash Flows

                                                                                               For the Year
-----------------------------------------------------------------------------------------------------------------------------
(Millions)                                                                   2000                 1999               1998
-----------------------------------------------------------------------------------------------------------------------------
Operating activities
Net income                                                                   $ 620              $   568              $ 801
-----------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile to cash from operations
  Depreciation and amortization                                                447                  419                383
  ---------------------------------------------------------------------------------------------------------------------------
  Business divestitures and realignments                                         5                   42                 31
  ---------------------------------------------------------------------------------------------------------------------------
  Purchased in-process research and development                                 --                   40                 --
  ---------------------------------------------------------------------------------------------------------------------------
  Loss on write-off of equity investment                                        39                   --                 --
  ---------------------------------------------------------------------------------------------------------------------------
  Reclassification adjustment -- marketable equity securities                    9                   --                 --
  ---------------------------------------------------------------------------------------------------------------------------
  Gain on sale of business                                                      --                   --                (85)
  ---------------------------------------------------------------------------------------------------------------------------
  Increase in receivables                                                      (44)                (128)               (85)
  ---------------------------------------------------------------------------------------------------------------------------
  Increase in inventories                                                      (92)                  (7)               (73)
  ---------------------------------------------------------------------------------------------------------------------------
  Increase in pension asset                                                   (102)                (110)               (57)
  ---------------------------------------------------------------------------------------------------------------------------
  (Decrease) increase in accounts payable and accrued liabilities              (11)                  77                 55
  ---------------------------------------------------------------------------------------------------------------------------
  Change in other noncurrent assets and liabilities and other -- net            (1)                   1                (28)
-----------------------------------------------------------------------------------------------------------------------------
     Cash from operating activities                                            870                  902                942
-----------------------------------------------------------------------------------------------------------------------------
Investing activities
Capital spending
  Additions to property and investments                                       (561)                (490)              (487)
  ---------------------------------------------------------------------------------------------------------------------------
  Business acquisitions, net of cash balances acquired                        (115)              (1,343)              (390)
-----------------------------------------------------------------------------------------------------------------------------
Proceeds from business divestitures                                             --                   --                278
-----------------------------------------------------------------------------------------------------------------------------
Proceeds from the sale of the Company's headquarters complex                    --                  152                 --
-----------------------------------------------------------------------------------------------------------------------------
Reductions of other property and investments                                    40                   37                 18
-----------------------------------------------------------------------------------------------------------------------------
     Cash used for investing activities                                       (636)              (1,644)              (581)
-----------------------------------------------------------------------------------------------------------------------------
Financing activities
Net change in borrowings with maturities of three months or less               220                  492                109
-----------------------------------------------------------------------------------------------------------------------------
Proceeds from other short-term debt                                            268                  252                170
-----------------------------------------------------------------------------------------------------------------------------
Repayment of other short-term debt                                            (244)                (267)              (154)
-----------------------------------------------------------------------------------------------------------------------------
Proceeds from long-term debt                                                    32                  821                 12
-----------------------------------------------------------------------------------------------------------------------------
Repayment of long-term debt                                                    (55)                (203)               (64)
-----------------------------------------------------------------------------------------------------------------------------
Loans to employee stock ownership plan                                         (24)                 (24)               (26)
-----------------------------------------------------------------------------------------------------------------------------
Repayment of loans by employee stock ownership plan                             44                   39                 39
-----------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                                                    (247)                 (82)              (217)
-----------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                                                       4                    9                 22
-----------------------------------------------------------------------------------------------------------------------------
Dividends paid                                                                (276)                (264)              (252)
-----------------------------------------------------------------------------------------------------------------------------
     Cash (used for) from financing activities                                (278)                 773               (361)
-----------------------------------------------------------------------------------------------------------------------------
Effect of currency exchange rate changes on cash and cash equivalents           (3)                  (1)                (1)
-----------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                           (47)                  30                 (1)
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                                   158                  128                129
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                       $ 111              $   158              $ 128
=============================================================================================================================

The accompanying notes to the financial statements are an integral part of this statement.

                     Management's Discussion and Analysis

Performance in 2000 Compared with 1999

Overall Performance

Our sales increased 8% in 2000 to $8.6 billion from $8.0 billion in 1999. The majority of this sales increase, 7%, is attributable to several acquisitions made in 1999 and 2000, primarily within our coatings segment. Other improvements in volume in our coatings and glass segments totaled 2%. Sales for 2000 also increased by 2% due to higher selling prices primarily within our chemicals segment. These sales increases were partially offset by a 3% decline from foreign currency translation in all of our business segments due to the strengthening of the U.S. dollar against other currencies, especially the euro and the British pound sterling.

  The gross profit percentage increased slightly to 38.2% in 2000 from 38.0% in 1999. Improvements in manufacturing efficiencies across all of our business segments and higher selling prices, primarily in our chemicals segment, were substantially offset by increases in raw material costs, particularly for natural gas.

  Net income and earnings per share, diluted, in 2000 were $620 million and $3.57, respectively, compared to $568 million and $3.23, respectively, in 1999. Net income in 2000 included after-tax charges of $35 million for the write-off of an equity investment and $3 million of restructuring and one-time integration costs associated with PPG Auto Glass L.L.C. (PPG Auto Glass), an automotive replacement glass distribution venture formed during 2000. Net income in 1999 included after-tax charges of $33 million for purchased in-process research and development, $31 million related to the integration of packaging coatings acquisitions and ongoing cost reduction efforts and $15 million for the fair-market-value adjustment of acquired inventories sold. Excluding these charges, net income and earnings per share, diluted, for 2000 were $658 million and $3.79, respectively, and $647 million and $3.68, respectively, in 1999.

Results of Business Segments

Coatings sales increased 9% to $4.7 billion in 2000 from $4.3 billion in 1999. Sales increased 11% from acquisitions and 2% due to volume improvements primarily in our European automotive original equipment business and our European industrial business. Sales declined 3% from the negative effects of foreign currency translation and 1% from lower selling prices. Operating income was $685 million in 2000 compared to $545 million in 1999. Operating income in 1999 included pre-tax charges of $40 million for purchased in-process research and development; $41 million of restructuring charges related to the integration of packaging coatings acquisitions and ongoing cost reduction efforts throughout our coatings businesses and $23 million representing the fair-market-value adjustment of acquired inventories that had been sold. Excluding these pre-tax restructuring charges, operating income in 1999 was $649 million. The increase in operating income is attributable to acquisitions, increased sales volumes and manufacturing efficiencies. These factors were partially offset by higher raw material costs, the effect of inflation and currency.

  Glass sales increased 5% to $2.4 billion in 2000 from $2.2 billion in 1999. Sales increased 3% from increased volumes across all glass businesses, 2% from acquisitions and 1% from higher selling prices primarily for our fiber glass products. These increases were partially offset by a 1% decline due to foreign currency translation. Operating income was $377 million in 2000 compared to $363 million in 1999. Operating income in 2000 also included pre-tax charges of $6 million for restructuring and one-time integration costs related to PPG Auto Glass. Excluding these charges, operating income in 2000 was $383 million. The increase in operating income is attributable to increased selling prices, increased equity affiliate earnings and manufacturing efficiencies, partially offset by higher natural gas costs.

  Chemicals sales increased 8% to $1.6 billion in 2000 from $1.5 billion in 1999. Sales increased 11% as a result of higher selling prices for our chlorine and caustic soda products. This increase was offset slightly by a 2% decline in sales volume of our chlor-alkali derivative, optical and fine chemicals products and a 1% decline from the negative effect of foreign currency translation. Operating income decreased to $174 million in 2000 from $177 million in 1999. The decrease in operating income is attributable to lower sales volumes and higher natural gas costs. These negative factors were partially offset by higher selling prices mentioned previously and improved manufacturing efficiencies.

Other Significant Factors

Earnings in 2000 and 1999 included net periodic pension income of $86 million and $71 million, respectively, due primarily to returns on U.S. defined benefit pension plan assets. See Note 9, "Pensions and Other Postretirement Benefits," for information concerning the pension plan assets and the components of the net periodic pension income.

  Interest expense increased due to the issuance of $800 million aggregate principal amount of debt securities in August 1999 to finance the 1999 acquisitions.

  Other unallocated corporate expense--net, was expense of $54 million in 2000 as compared to income of $12 million in 1999. Included in 2000 are pre-tax charges of $39 million representing the write-off of an equity investment in Pittsburgh Corning Corporation, which has filed for reorganization under the federal bankruptcy code, and $14 million representing an other than temporary decline in the market value of an investment in marketable equity securities, previously recorded, net of tax, as an unrealized loss in other comprehensive loss.

  The effective tax rate for 2000 was 36.25% compared to 38.80% for 1999. The reduction in the effective tax rate for 2000 was due to an improvement in the regional mix of

                     Management's Discussion and Analysis

non-U.S. taxable earnings and a lower effective state tax rate. The 1999 rate reflects the impact of the non-deductibility of certain purchased in-process research and development charges recorded in 1999. The effective tax rate for 2001 is expected to approximate the 2000 effective tax rate.

Outlook

The economic and market conditions that adversely impacted our operating performance in the second half of 2000 are expected to continue to impact our results in 2001, at least through the early part of the year. Most importantly, these conditions include a weakening of demand in our North American markets related to automotive original equipment and other transportation products, other consumer durable goods, such as appliances, and construction. The competitive pressures resulting from the ongoing consolidation of companies within our customer, supplier and competitor groups is also expected to continue in 2001. In particular, there is a risk that further chemical industry consolidation combined with a more disciplined approach to incremental capacity additions could make prices or physical availability of certain raw materials more volatile and could contribute to increases in raw material costs in excess of inflation; however, that impact may be dampened by weaker, recession-driven demand.

  Other factors that may adversely impact our operating performance in 2001 include continued inventory corrections and production cutbacks in commodity chemical markets, as well as other end markets, and the impact of fluctuations in the value of the U.S. dollar against the euro and other currencies. Finally, higher natural gas costs have had and will continue to have a significant impact on our operating results, particularly within our glass and chemicals segments. Each one dollar change in the price of natural gas per mmbtu (million British thermal units) could have a direct impact of approximately $60 million on annual operating costs. The trading range for natural gas shifted significantly in 2000. The average monthly market price for 2000 was $3.91 per mmbtu which was more than 75% above the average monthly price during the preceding five years. The market price for natural gas for the month of January 2001 was nearly $10 per mmbtu. Natural gas prices are expected to be substantially more volatile over the next few years making it difficult to predict the future cost of natural gas. However, it is not expected to return to historical average price levels in 2001. In order to reduce the risks associated with volatile prices, we use a number of techniques including hedging, conserving through improved manufacturing technologies and switching to alternative fuels.

  In Europe, the general economic outlook for 2001 is more positive than in North America; however, the issue of continuing over-capacity confronting the automotive original equipment industry is global in scope and is expected to adversely impact our businesses serving the European, as well as other, global markets. The economic outlook for Brazil in 2001 is positive in terms of growth in industrial production and lower inflation. On the other hand, Argentina is in the midst of a recession. The outlook for Asia is also mixed given the region's wide diversity, with certain markets in Taiwan and China showing signs of growth while others, such as those in Japan, look to remain more stable.

  The challenging economic environment we see for 2001 means, in part, that we must accelerate the implementation of our strategies to lower our costs to serve customers. In that regard, we are in the process of finalizing plans begun last September to address this objective. In December 2000, we announced that actions would be taken beginning in early 2001, to reduce costs, increase efficiency and accelerate performance improvement. We expect to incur pre-tax charges against first quarter 2001 earnings in the range of $50 million to $100 million as a result of these actions, which will include facility and job consolidations. The annual, on-going savings from these actions are estimated to equal the one-time charges.

Accounting Standards

Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," is effective for the Company as of Jan. 1, 2001. SFAS No. 133 will require the Company to recognize all derivatives as either assets or liabilities at fair value, most of which are currently not recorded on the balance sheet. The accounting for changes in the fair value of a derivative will depend on the use of the derivative. To the extent that a derivative is effective as a hedge of a future exposure to changes in value, the fair value of the derivative will be deferred in other comprehensive income. Any portion considered to be ineffective will be reported in earnings immediately. As of Jan. 1, 2001, adoption of these new accounting standards will result in an increase in current assets, current liabilities and other comprehensive income of $70 million, $26 million and $43 million, respectively, with a cumulative after-tax increase in net earnings of less than $1 million.

Performance in 1999 Compared with 1998

Overall Performance

Our sales increased 3% in 1999 to $8.0 billion from $7.8 billion in 1998. The combination of acquisitions in our coatings segment and volume increases across all of our business segments contributed 8% and 3%, respectively, to the increased sales levels in 1999. These sales increases were partially offset by a 4% decrease due to lower selling prices in all of our business segments and a 4% decrease due to the absence of sales from our European flat and automotive glass businesses, which were divested in July 1998.

                     Management's Discussion and Analysis

  The gross profit percentage decreased to 38.0% in 1999 from 39.1% in 1998. The effects of lower selling prices across all of our business segments, particularly in our chemicals business for certain chlor-alkali products, increased raw material costs in our chemicals business and a charge representing the fair-market-value adjustment of acquired inventories that have been sold contributed to the lower gross margins. These negative factors were offset in part by the benefits realized from improved manufacturing efficiencies across all of our segments and the margins from recent acquisitions.

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

Results of Business Segments

Coatings sales increased 17% to $4.3 billion in 1999 from $3.6 billion in 1998. Sales increased 17% from acquisitions that affected all of our coatings businesses and 3% due to volume increases in our North American and European automotive original businesses and our North American industrial business. Sales in 1998 were impacted by the adverse effects of the General Motors strike. Sales declines of 2% from the negative effects of foreign currency translation and 1% from lower selling prices, principally within our North American and European automotive original businesses, partially offset the sales increases. Operating income decreased to $545 million in 1999 from $565 million in 1998. Operating income in 1999 was reduced by the lower selling prices discussed above and pre-tax restructuring charges of $41 million related to the integration of packaging acquisitions and on-going cost reduction efforts throughout our coatings businesses. Coatings operating income in 1999 was also negatively impacted by pre-tax acquisition related charges of $40 million for purchased in-process research and development charges associated with the acquisitions of coatings and sealant maker PRC DeSoto International, Inc. (PRC-DeSoto) and the majority of the global automotive refinish, automotive and industrial coatings businesses of Imperial Chemical Industries PLC (the ICI business), and $23 million for the fair-market-value adjustment of acquired inventories that have been sold. A combination of increased sales volumes as previously discussed, earnings from acquisitions and improved manufacturing efficiencies, primarily within our North American and European industrial businesses, partially offset these reductions. Excluding the pre-tax acquisition related and restructuring charges, operating income in 1999 increased to $649 million as compared to $574 million in 1998.

  Glass sales decreased 11% to $2.2 billion in 1999 from $2.5 billion in 1998. Sales declined by 11% as a result of the divestiture of our European flat and automotive glass businesses in July 1998 and 3% due to lower selling prices for our fiber glass, automotive original and automotive replacement glass products. These negative factors were offset in part by a 3% increase in sales volumes primarily from our North American automotive original glass business, our fiber glass reinforcement products and, to a lesser extent, our automotive replacement and flat glass businesses. Sales levels in 1998 were adversely affected by the General Motors strike. Operating income decreased to $363 million in 1999 from $459 million in 1998. The absence of an $85 million pre-tax gain from the sale of our European flat and automotive glass businesses and the lower selling prices mentioned previously were partially offset by manufacturing efficiencies in our North American automotive original glass and fiber glass reinforcements businesses. Operating income in 1998 also included pre-tax restructuring charges of $21 million, related to the divesture of our equity interests in Asian glass operations, cost reduction initiatives and the reversal of a reserve related to the Perry, Ga., plant. Excluding the pre-tax restructuring charges and the pre-tax gain from the sale of our European flat and automotive glass businesses, operating income in 1999 was $363 million as compared to $395 million in 1998.

  Chemicals sales decreased 6% to $1.5 billion in 1999 from $1.6 billion in 1998. Sales declined 10% as a result of significantly lower selling prices for our chlorine and caustic soda products and 1% due to the negative effects of foreign currency translation. These negative factors were offset in part by a 5% improvement in volumes primarily for certain chlor-alkali derivative products and, to a lesser extent, certain specialty chemicals products. The volume increase for specialty chemicals related to optical products, including Transitions(R) optical lenses. Operating income decreased to $177 million in 1999 compared to $354 million in 1998. The significant reduction in selling prices for chlorine and caustic soda products and higher raw material costs were only slightly offset by the previously discussed sales volume improvements and manufacturing efficiencies in our chlor-alkali and derivatives business.

                     Management's Discussion and Analysis

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

Business Divestitures and Realignments

During 2000, we finalized restructuring plans for certain locations related to the integration of the ICI business and PRC-DeSoto. These restructuring plans were originally developed at the acquisition date (principally July 1999). The plans cover severance benefits for 618 employees, as well as other costs, and resulted in an increase to goodwill of $24 million and a pre-tax charge of $1 million. As of Dec. 31, 2000, $15 million has been paid to 411 employees, and the remaining reserve of $10 million, which covers 207 employees and other exit costs, is expected to be utilized in 2001.

  During 2000, PPG Auto Glass accrued severance and other restructuring related costs of $10 million, resulting in an increase to goodwill of $6 million and a pre-tax charge of $4 million. In addition, PPG Auto Glass incurred one-time integration costs of $2 million. The restructuring plans include severance benefits for 133 employees and other exit costs. As of Dec. 31, 2000, $4 million has been paid, including $2 million to 100 employees. The remaining reserve of $6 million, which includes severance for 33 employees and other restructuring costs, is expected to be paid by mid-2001.

  In the fourth quarter of 2000, we took charges of $3 million related to work force reductions in our coatings business for 65 people. As of Dec. 31, 2000, $1 million has been paid to 24 people. The remaining reserve will be paid by mid-2001.

  During 1999, we approved restructuring plans associated with the integration of the packaging coatings acquisitions and cost reduction activities across all of our businesses that resulted in pre-tax charges of $47 million. The components of the plans included severance benefits for 519 employees and estimated losses of $17 million on the disposal of a redundant European facility and the disposition of the assets of a U.S. coatings facility. As of Dec. 31, 2000, the asset dispositions are complete and $21 million has been paid under the plans to 372 employees and to cover other exit costs. Additionally, in 2000, severance reserves for 121 people totaling $5 million were reversed due to changes in estimates. At Dec. 31, 2000, the remaining reserves established in 1999 totaled $4 million for 26 employees and will be paid in early 2001. In 1999, we also recorded a $3 million reversal of a reserve originally recorded in 1997.

  During 1998, we recorded a pre-tax charge of $19 million in connection with a restructuring plan to reduce costs in our glass and coatings businesses. The components of the plan included severance benefits for 283 employees. During the years 2000, 1999 and 1998, $16 million was paid out under the restructuring plan and $3 million was reversed in 1999 and 1998 for amounts that will not be paid under the plan. In 1998, we also recorded an additional pre-tax charge of $15 million related to the disposition of our equity interests in two Asian float glass plants and two Asian downstream fabrication facilities. The additional charge for the disposition of these facilities resulted from a reassessment of the proceeds expected to be realized on the dispositions of $14 million and additional asset write-offs of $1 million. We also recorded a $3 million reversal of a reserve in 1998, originally recorded in 1997, related to the closure of our Perry, Ga., flat glass plant.

  At Dec. 31, 1999, $40 million of reserves related to the Asian glass restructuring program remained. These amounts were paid out in 2000 upon the completion of the disposition of our Asian glass interests.

Commitments and Contingent Liabilities, including Environmental Matters

PPG is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which substantial money damages are sought. See Note 10, "Commitments and Contingent Liabilities," for an expanded description of certain of these lawsuits. As discussed in Note 10, except with respect to any PPG contribution arising out of a possible voluntary settlement of asbestos claims, the amount of which cannot be predicted, management believes that, in the aggregate, the outcome of all lawsuits and claims involving PPG will not have a material effect on PPG's consolidated financial position, results of operations or liquidity.

  It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are not discounted. As of Dec. 31, 2000 and 1999, PPG had reserves for environmental contingencies totaling $84 million and $82 million, respectively. Pre-tax charges against income for environmental remediation costs in 2000, 1999 and 1998 totaled $18 million, $10 million and $10 million, respectively, and are

                     Management's Discussion and Analysis

included in "Other charges" in the statement of income. Cash outlays related to such environmental remediation aggregated $16 million, $22 million and $16 million in 2000, 1999 and 1998, respectively.

  Management anticipates that the resolution of the Company's environmental contingencies, which will occur over an extended period of time, will not result in future annual charges against income that are significantly greater than those recorded in 2000. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the outcome of the Company's environmental contingencies will not have a material effect on PPG's financial position or liquidity.

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

  A major customer of one of the Company's Asian coatings joint ventures is experiencing financial difficulties. Should this customer be unable to pay the amounts owed to our investee or cease operations, our loss would be limited to the value of the Company's investment in the joint venture which was approximately $20 million at Dec. 31, 2000.

Impact of Inflation

PPG's financial statements are prepared on the historical cost basis, which does not completely account for the effects of inflation.

  In 2000, the negative effects of inflation, including the impact of higher natural gas costs, were substantially offset in the aggregate by the impact of higher selling prices in our glass and chemicals businesses and manufacturing efficiencies in all of our businesses. In 1999, the decline in selling prices and negative effects of inflation on our production costs were partially offset by improved manufacturing efficiencies. In 1998, the overall decline in selling prices was partially offset by improved manufacturing efficiencies and the overall positive impacts of lower raw material and other production costs. While inflationary and market pressures on costs are expected to be experienced in 2001, we anticipate that ongoing improvements in manufacturing efficiencies and increases in selling prices for certain products will mitigate the negative effect of inflation on 2001 operating income to a significant extent.

Financial Resources, Capital Spending

During the past three years, we continued to have sufficient financial resources to meet operating requirements, to fund our capital spending, share repurchase programs and pension contributions, and to pay increased dividends to shareholders. Cash from operating activities was $870 million in 2000, $902 million in 1999 and $942 million in 1998. Dividends paid to shareholders totaled $276 million in 2000, $264 million in 1999 and $252 million in 1998.

  During 2000, 1999 and 1998, the Company repurchased approximately 5.8 million,
1.2 million and 2.1 million shares of common stock at a cost of $234 million, $68 million and $122 million, respectively, under various share repurchase programs. The program initiated in November 1998 authorized the repurchase of 10 million shares of common stock. As of Dec. 31, 2000, 9.0 million shares of common stock had been repurchased under this program at a cost of $416 million. In October 2000, we authorized a program to repurchase an additional 10 million shares of common stock which is to commence once the 1998 repurchase program is complete. The repurchase of common stock was financed principally by cash from operations and proceeds from long-term debt. Additional shares were repurchased from the PPG Employee Savings Plan.

                     Management's Discussion and Analysis

  In 1999, long-term debt was increased principally by the issuance of $800 million of notes and debentures at rates ranging from 6.75% to 7.40%. The proceeds from the issuance of the notes were used to fund acquisitions and for general corporate purposes, including the repayment of U.S. commercial paper borrowings.

  Capital spending in 2000 totaled $676 million, compared with $1,833 million in 1999 and $877 million in 1998. This spending related to business acquisitions totaling $115 million, $1,343 million and $390 million, in 2000, 1999 and 1998, respectively, modernization and productivity improvements, expansion of existing businesses, and environmental control projects. Capital spending in 2000 also included $83 million for marketable securities relating to the deferred compensation plan. Capital spending, excluding acquisitions and marketable securities, is expected to total about $400 million during 2001.

  We periodically review our array of businesses in comparison to our overall strategic or performance objectives. As part of this review, we routinely acquire or divest of certain businesses. During 2001, we anticipate that any acquisitions completed will be funded through a combination of cash generated from operations or from the sale of other businesses and, to a lesser extent, external funding sources.

  The ratio of total debt, including capital leases, to total debt and equity was 49% and 47% at Dec. 31, 2000 and 1999, respectively. Cash from operations and the Company's debt capacity are expected to continue to be sufficient to fund capital spending, dividend payments, share repurchases and operating requirements.

  See Note 5, "Debt and Bank Credit Agreements and Leases," for details regarding the use and availability of committed and uncommitted lines of credit.

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

                     Management's Discussion and Analysis

instrument transactions in order to manage or reduce this market risk. PPG's policies do not permit active trading of, or speculation in, derivative financial instruments.

  PPG generates revenues and costs that are subject to fluctuations due to changes in foreign currency exchange rates when transactions are denominated in currencies other than the functional currency. Since the Company manufactures and sells its products in a number of locations around the world, it has a revenue and cost base that is diversified over a number of different currencies, which serves to counterbalance partially its foreign currency transaction risk.

  PPG manages its foreign currency transaction risk to minimize the volatility of cash flows caused by currency fluctuations by forecasting foreign currency-denominated cash flows of each subsidiary for a 12-month period and aggregating these cash inflows and outflows in each currency to determine the overall net transaction exposures. The expanding use of the euro has reduced our transaction risk because cash flows between our businesses in the eleven Euroland countries are now occurring, effectively, in one currency. Decisions on whether to use derivative financial instruments to hedge the net transaction exposures are made based on the amount of those exposures, by currency, and an assessment of the near-term outlook for each currency. The Company's policy permits the use of foreign currency forward and option contracts to hedge up to 70% of its anticipated net foreign currency cash flows over the next 12-month period. By borrowing in local currencies PPG also reduces its exposures to currency fluctuations.

  The sales, costs, assets and liabilities of our non-U.S. operations must be reported in U.S. dollars in order to prepare consolidated financial statements which gives rise to translation risk. The Company monitors its exposure to translation risk and purchases option contracts to hedge its exposure, as deemed appropriate.

  The fair value of foreign currency contracts outstanding as of Dec. 31, 2000 and 1999 was not material. The market value of such contracts has a high correlation to the price changes in the currencies of the related hedged transactions. The potential reduction in PPG's future earnings resulting from adverse changes in the exchange rates of its outstanding foreign currency hedge contracts of 10% for European currencies and 20% for Asian and South American currencies would have totaled approximately $2 million, $9 million and $12 million as of Dec. 31, 2000, 1999 and 1998, respectively. In addition, PPG had foreign currency-denominated debt of $554 million and $598 million as of Dec. 31, 2000 and 1999, respectively. A weakening of the U.S. dollar relative to this foreign currency-denominated debt of 10% for debt denominated in European currencies and 20% for debt denominated in Asian and South American currencies would have resulted in unrealized translation losses of approximately $76 million, $75 million and $43 million as of Dec. 31, 2000, 1999 and 1998, respectively.

  The Company manages its interest rate risk in order to balance its exposure between fixed and variable rates while attempting to minimize its interest costs. Generally, the Company maintains variable interest rate debt at a level of 25% to 50% of total borrowings. PPG principally manages its interest rate risk by retiring and issuing debt from time to time. To a limited extent, PPG manages its interest rate risk through the use of interest rate swaps. As of Dec. 31, 2000 and 1999, the fair value of interest rate swaps was not material. A 10% increase in interest rates in North America and Europe and a 20% increase in interest rates in Asia and South America would have affected PPG's variable rate debt obligations by increasing interest expense by approximately $9 million, $6 million and $3 million as of Dec. 31, 2000, 1999 and 1998, respectively. Further, a 10% reduction in interest rates would have increased the present value of the Company's fixed rate debt by approximately $84 million and $93 million as of Dec. 31, 2000 and 1999, respectively. Such changes would not have had a material effect on PPG's earnings or cash flows.

  The Company enters into commodity swap and option contracts to reduce its exposure to fluctuations in prices for natural gas. The fair value of these contracts as of Dec. 31, 2000 was $62 million. The fair value of the open contracts as of Dec. 31, 1999 was immaterial. As a result of a 10% reduction in the price of natural gas, the Company would have experienced potential losses in the fair value of the underlying commodity swap and option contracts as of Dec. 31, 2000, 1999 and 1998 of approximately $12 million, $0.1 million and $3 million, respectively.

                         Business Segment Information

Segment Organization and Products

PPG is a multinational manufacturer with three reportable segments: coatings, glass and chemicals. The Company's segments are organized based on differences in products. The glass and fiber glass operations have been aggregated into a single reportable segment. The coatings segment supplies a variety of protective and decorative coatings and finishes along with adhesives, sealants and metal pretreatment products for automotive original equipment and aftermarket refinish, aerospace, industrial, packaging and architectural applications. In addition to specific products, the coatings segment supplies technical expertise, engineering and purchasing services to the automotive original, industrial and aerospace portions of the business. The glass segment supplies flat glass and continuous-strand fiber glass for residential and commercial construction, automotive original and replacement markets and industrial applications. The chemicals segment supplies chlor-alkali and specialty chemicals products. The primary chlor-alkali products are chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents and chlorinated benzenes. The primary specialty chemicals products are Transitions(R) lenses, optical monomers, silicas and fine chemicals. Production facilities and markets for the coatings and glass segments are predominantly in North America and Europe, while the chemicals segment operates primarily in North America. Our businesses are also pursuing opportunities to develop markets in Asia and South America. Each of the businesses in which PPG is engaged is highly competitive. However, the diversification of product lines and worldwide markets served tends to minimize the impact on total sales and earnings of changes in demand for a particular product line or in a particular geographic area.

  The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company allocates resources to segments and evaluates the performance of segments based upon reported segment income before interest expense--net, income taxes and minority interest. Substantially all corporate administrative expenses are allocated to the segments. Net periodic pension income and expense is allocated to the segments; however, prepaid pension assets for defined benefit plans that cover certain U.S. employees are not allocated to the segments and are included in corporate assets. Intersegment sales and transfers are recorded at selling prices that approximate market prices.


-----------------------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                                             Consolidated
Segments                                                    Coatings(1)     Glass(2)      Chemicals     Corporate(3)      Totals
-----------------------------------------------------------------------------------------------------------------------------------
2000
Net sales to external customers                               $4,658          $2,350        $1,621        $   --          $8,629
-----------------------------------------------------------------------------------------------------------------------------------
Intersegment net sales                                             3               1            11           (15)             --
-----------------------------------------------------------------------------------------------------------------------------------
     Total net sales                                          $4,661          $2,351        $1,632        $  (15)         $8,629
===================================================================================================================================
Operating income (loss)                                       $  685          $  377        $  174        $  (54)         $1,182
-----------------------------------------------------------------------------------------------------------------------------------
Interest--net                                                                                                               (165)
-----------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes and minority interest                                                                     $1,017
===================================================================================================================================
Depreciation and amortization                                 $  193          $  140        $   95        $   19          $  447
-----------------------------------------------------------------------------------------------------------------------------------
Share of net earnings in equity affiliates                    $    5          $   25        $    3        $    6          $   39
-----------------------------------------------------------------------------------------------------------------------------------
Segment assets(4)                                             $4,592          $1,791        $1,221        $1,521          $9,125
-----------------------------------------------------------------------------------------------------------------------------------
Investments in equity affiliates                              $   24          $  106        $   29        $   13          $  172
-----------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                            $  240          $  140        $   79        $   37          $  496
==================================================================================================================================
1999
Net sales to external customers                               $4,266          $2,228        $1,501        $   --          $7,995
-----------------------------------------------------------------------------------------------------------------------------------
Intersegment net sales                                             3               1             8           (12)             --
-----------------------------------------------------------------------------------------------------------------------------------
     Total net sales                                          $4,269          $2,229        $1,509        $  (12)         $7,995
==================================================================================================================================
Operating income                                              $  545          $  363        $  177        $   12          $1,097
-----------------------------------------------------------------------------------------------------------------------------------
Interest--net                                                                                                               (124)
-----------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes and minority interest                                                                     $  973
==================================================================================================================================
Depreciation and amortization                                 $  157          $  149        $   91        $   22          $  419
-----------------------------------------------------------------------------------------------------------------------------------
Share of net earnings in equity affiliates                    $    3          $   14        $    3        $    8          $   28
-----------------------------------------------------------------------------------------------------------------------------------
Segment assets(4)                                             $4,451          $1,728        $1,252        $1,483          $8,914
-----------------------------------------------------------------------------------------------------------------------------------
Investments in equity affiliates                              $   21          $   87        $   33        $   54          $  195
-----------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                            $1,415          $  144        $  125        $   54          $1,738
==================================================================================================================================

(continued on next page)

                         Business Segment Information


(continued)
-----------------------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                                             Consolidated
Segments                                                    Coatings(1)     Glass(2)      Chemicals     Corporate(3)      Totals
-----------------------------------------------------------------------------------------------------------------------------------
1998
-----------------------------------------------------------------------------------------------------------------------------------
Net sales to external customers                               $3,640          $2,516        $1,595        $   --          $7,751
-----------------------------------------------------------------------------------------------------------------------------------
Intersegment net sales                                             2              --             9           (11)             --
-----------------------------------------------------------------------------------------------------------------------------------
     Total net sales                                          $3,642          $2,516        $1,604        $  (11)         $7,751
==================================================================================================================================
Operating income                                              $  565          $  459        $  354        $   14          $1,392
-----------------------------------------------------------------------------------------------------------------------------------
Interest--net                                                                                                                (98)
-----------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes and minority interest                                                                     $1,294
=================================================================================================================================
Depreciation and amortization                                 $  111          $  158        $   88        $   26          $  383
-----------------------------------------------------------------------------------------------------------------------------------
Share of net earnings in equity affiliates                    $    1          $   14        $    2        $   13          $   30
-----------------------------------------------------------------------------------------------------------------------------------
Segment assets(4)                                             $3,047          $1,720        $1,187        $1,433          $7,387
-----------------------------------------------------------------------------------------------------------------------------------
Investments in equity affiliates                              $   16          $   74        $   31        $   55          $  176
-----------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                            $  580          $  167        $   97        $   22          $  866
=================================================================================================================================


-------------------------------------------------------------------------------------------------------
(Millions)
Geographic Information                                                 2000         1999         1998
-------------------------------------------------------------------------------------------------------
Net sales(5)
  United States                                                     $ 5,754      $ 5,358      $ 5,193
  -----------------------------------------------------------------------------------------------------
  Europe                                                              1,599        1,569        1,656
  -----------------------------------------------------------------------------------------------------
  Canada                                                                595          542          486
  -----------------------------------------------------------------------------------------------------
  Other                                                                 681          526          416
-------------------------------------------------------------------------------------------------------
     Total                                                          $ 8,629      $ 7,995      $ 7,751
-------------------------------------------------------------------------------------------------------
Operating income
  United States(6)                                                  $   934      $   888      $ 1,063
  -----------------------------------------------------------------------------------------------------
  Europe(7)                                                             185          121          244
  -----------------------------------------------------------------------------------------------------
  Canada                                                                 74           63           83
  -----------------------------------------------------------------------------------------------------
  Other                                                                  43           13          (12)
-------------------------------------------------------------------------------------------------------
     Total                                                          $ 1,236      $ 1,085      $ 1,378
-------------------------------------------------------------------------------------------------------
Interest -- net                                                        (165)        (124)         (98)
-------------------------------------------------------------------------------------------------------
Other unallocated corporate (expense) income -- net                     (54)          12           14
-------------------------------------------------------------------------------------------------------
     Income before income taxes and minority interest               $ 1,017      $   973      $ 1,294
=======================================================================================================

(continued on next page)

                         Business Segment Information


(continued)
-------------------------------------------------------------------------------------------------------
(Millions)
Geographic Information                                                 2000         1999         1998
-------------------------------------------------------------------------------------------------------
Long-lived assets(8)
  United States                                                     $ 3,862      $ 3,676      $ 3,064
  -----------------------------------------------------------------------------------------------------
  Europe                                                              1,031        1,082          825
  -----------------------------------------------------------------------------------------------------
  Canada                                                                211          235          191
  -----------------------------------------------------------------------------------------------------
  Other                                                                 553          545          367
-------------------------------------------------------------------------------------------------------
     Total                                                          $ 5,657      $ 5,538      $ 4,447
=======================================================================================================
Identifiable assets
  United States(9)                                                  $ 5,977      $ 5,625      $ 4,889
  -----------------------------------------------------------------------------------------------------
  Europe                                                              1,752        1,943        1,505
  -----------------------------------------------------------------------------------------------------
  Canada                                                                366          390          323
  -----------------------------------------------------------------------------------------------------
  Other                                                               1,030          956          670
-------------------------------------------------------------------------------------------------------
     Total                                                          $ 9,125      $ 8,914      $ 7,387
=======================================================================================================

Net sales were adjusted in the fourth quarter of 2000 to reclassify outgoing freight costs from a deduction in arriving at net sales to an expense in cost of sales as required by Emerging Issues Task Force 00-10, "Accounting for Shipping and Handling Fees and Costs." Also, as previously announced in 2000, the aircraft transparency business of the glass segment was combined with the aerospace coatings and sealants business as part of the coatings segment. Net sales and operating income have been restated to reflect these changes.

(1) Coatings segment income in 1999 includes a pre-tax restructuring charge of $41 million related to the integration of the packaging coatings acquisition and on-going cost reduction efforts throughout our coatings businesses. Also included in 1999 coatings segment income is a $40 million pre-tax charge for purchased in-process research and development and a $23 million pre-tax charge for the fair-market-value adjustment of acquired inventories that have been sold. Coatings segment income in 1998 includes a pre-tax restructuring charge of $9 million related to cost reduction initiatives.

(2) Glass segment income in 2000 includes pre-tax restructuring and one-time integration costs of $6 million related to PPG Auto Glass. Glass segment income in 1998 includes a pre-tax gain of $85 million related to the sale of the European flat and automotive glass businesses and pre-tax restructuring charges (credit) of $15 million, $9 million, and $(3) million, respectively, related to the disposition of equity interests in two Asian float glass plants and two Asian downstream fabrication facilities, cost reduction initiatives and the reversal of a reserve related to the closure of the Perry, Ga., plant.

(3) Corporate intersegment net sales represent intersegment net sales eliminations. Corporate income (loss) represents unallocated corporate income and expenses. The corporate loss in 2000 includes a pre-tax charge of $39 million representing the write-off of an equity investment in Pittsburgh Corning Corporation, which has filed for reorganization under the federal bankruptcy code. Also included in 2000 is a pre-tax charge of $14 million due to an other than temporary decline in the market value of an investment in marketable equity securities, previously recorded net of tax as an unrealized loss in other comprehensive loss.

(4) Segment assets are the total assets used in the operation of each segment. Corporate assets are principally cash and cash equivalents, income tax assets and prepaid pensions. See Note 9. In 1998, corporate assets also included the Company's headquarters complex, which was sold in July 1999.

(5) Net sales to external customers are attributed to individual countries based upon the location of the operating unit shipping the product.

(6) Operating income in 2000 includes pre-tax charges of $39 million, $14 million and $6 million, respectively, related to the write-off of an equity investment in Pittsburgh Corning Corporation which has filed for reorganization under the federal bankruptcy code, an other than temporary decline in the market value of an investment in marketable equity securities, and restructuring and one-time integration costs related to PPG Auto Glass. Operating income in 1999 includes pre-tax charges (credit) of $40 million, $18 million, $6 million and $(5) million, respectively, related to purchased in-process research and development, cost reduction initiatives, the fair-market-value adjustment of acquired inventories that have been sold and the reversal of previously established restructuring reserves. Operating income in 1998 includes pre-tax restructuring charges (credit) of $15 million, $14 million, and $(3) million, respectively, related to the disposition of equity interests in two Asian float glass plants and two Asian downstream fabrication facilities, cost reduction initiatives and the reversal of a reserve related to the Perry, Ga., plant.

(7) Operating income in 1999 includes pre-tax charges of $29 million and $13 million, respectively, related to cost reduction initiatives and the fair-market-value adjustment of acquired inventories that have been sold. Operating income in 1998 includes a pre-tax gain of $85 million related to the sale of the European flat and automotive glass businesses and a pre-tax restructuring charge of $4 million related to cost reduction initiatives.

(8) Long-lived assets include property, goodwill and identifiable intangible assets, net of accumulated depreciation and amortization, and other assets except for non-current trade and notes receivable.

(9) Includes corporate assets which are principally cash and cash equivalents, income tax assets and prepaid pensions. In 1998, corporate assets also included the Company's headquarters complex, which was sold in July 1999.

                                     Notes

1. Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements include the accounts of PPG Industries, Inc. (PPG or the Company), and all significant subsidiaries, both U.S. and non-U.S., of which we own more than 50% of the voting stock. Investments in companies of which we own 20% to 50% of the voting stock and/or have the ability to exercise significant influence over operating and financial policies of the investee are carried at equity and our share of the earnings or losses of such equity affiliates is included in the statement of income. Transactions between PPG and its subsidiaries are eliminated in consolidation.

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

Foreign currency translation

For all significant non-U.S. operations, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using year-end exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are deferred in accumulated other comprehensive income (loss), a separate component of shareholders' equity.

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

Identifiable intangible assets and goodwill

Identifiable intangible assets acquired in business combinations accounted for by the purchase method are recorded based upon fair market value at the date of acquisition. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives (3 to 40 years) and primarily consist of core developed technology, trademarks and tradenames and customer lists.

  Goodwill, representing the excess of the cost over the net tangible and identified intangible assets of acquired businesses, is stated at cost and amortized on a straight-line basis over the estimated future periods to be benefited, principally 40 years.

  Identified intangible assets and goodwill are reviewed for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable.

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

                                     Notes

Cash equivalents

Cash equivalents are highly liquid investments (valued at cost, which approximates fair value) acquired with an original maturity of three months or less.

Derivative financial instruments

Derivative financial instruments are used to hedge a portion of the Company's foreign currency and interest rate exposures. Income and expense are recorded in the same caption as that arising from the related asset or liability being hedged. Premiums paid on option contracts have been amortized over the lives of the contracts.

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

  The fair value of foreign currency derivatives instruments outstanding as of Dec. 31, 2000 was not material and the fair value of commodity contracts outstanding as of Dec. 31, 2000 was $62 million. The fair values of foreign currency and commodity contracts outstanding as of Dec. 31, 1999 were not material. The Company does not enter into derivative transactions for speculative purposes and therefore holds no derivative instruments for trading purposes.

  Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," is effective for the Company as of Jan. 1, 2001. SFAS No. 133 will require the Company to recognize all derivatives as either assets or liabilities at fair value, most of which are currently not recorded on the balance sheet. The accounting for changes in the fair value of a derivative will depend on the use of the derivative. To the extent that a derivative is effective as a hedge of a future exposure to changes in value, the fair value of the derivative will be deferred in other comprehensive income. Any portion considered to be ineffective will be reported in earnings immediately. As of Jan. 1, 2001, adoption of these new accounting standards will result in an increase in current assets, current liabilities and other comprehensive income of $70 million, $26 million and $43 million, respectively, with a cumulative after-tax increase in net earnings of less than $1 million.

Reclassifications

Certain amounts in the 1999 and 1998 financial statements have been reclassified to be consistent with the 2000 presentation. In the fourth quarter of 2000 we changed our policy for classifying outgoing freight costs from a deduction in arriving at net sales to an expense in cost of sales as required by Emerging Issues Task Force 00-10, "Accounting for Shipping and Handling Fees and Costs." As a result, we have restated sales and cost of sales by an equal amount for each prior period presented.

2. Acquisitions, Business Divestitures and Realignments

During the past three years, we have acquired a number of businesses, all of which were recorded using the purchase method of accounting. Accordingly, the results of operations of the acquired companies have been included in our consolidated results from their respective acquisition dates.

  In July 2000, PPG and Apogee Enterprises, Inc. (Apogee) combined their U.S. automotive replacement glass distribution businesses, creating a new entity, PPG Auto Glass L.L.C. (PPG Auto Glass). PPG contributed net assets with a basis of $39 million and has a 66 percent ownership interest in PPG Auto Glass. Apogee contributed net assets with a fair value of $31 million in exchange for its 34 percent ownership interest. In February 2000, we acquired Monarch Paint Co., an architectural coatings producer. Additionally, throughout 2000, we acquired several smaller businesses.

  The preliminary purchase price allocations for the 2000 acquisitions are subject to adjustment in 2001 when finalized. In each of the 2000 acquisitions, the preliminary allocation resulted in an excess of purchase price over the fair value of net assets acquired being allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

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

                                     Notes

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

  The IPR&D projects, which totaled more than 40, primarily related to developing improved environmentally compliant product offerings, such as high solids (low solvents) or waterborne products, were valued through the application of the income approach by independent valuation specialists. The income approach includes an analysis of the markets, projected net cash flows, and technical and commercial risks associated with achieving such cash flows. With respect to the IPR&D projects of PRC-DeSoto and the ICI business, the estimated cash flows were projected over periods ranging from ten to twenty years after the date of the acquisitions, and were discounted at rates ranging from 15% to 30% (the average discount rate utilized was approximately 20%). The discount rates were selected on a project-by-project basis and were based on the Company's weighted average cost of capital adjusted for the risks associated with the estimated growth, profitability, and technical and commercial risks of the acquired IPR&D projects. The nature of the efforts to develop the acquired IPR&D into commercially viable products consists principally of planning, designing and testing activities necessary to determine that the products can meet market expectations, including functionality, technical and performance requirements and specifications. The financial assumptions utilized in the valuation of the IPR&D are consistent with the acquired businesses' historical results, PPG's specific experience and expectations, and general industry levels. Anticipated cost savings and other synergies were not included in the valuation analysis of the IPR&D. The Company expects that the products incorporating the acquired technology will generally be completed and begin to generate cash flows over the three to twenty-four month period after the acquisitions. However, development of these technologies remains a significant risk due to the remaining effort to achieve technical viability, evolving customer markets, uncertain standards and performance specifications for new products, and significant competitive threats from numerous companies.

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

  During 2000 work continued on these projects. At Dec. 31, 2000, about half of the acquired projects had achieved technological feasibility and are being incorporated into products marketed to customers. Reprioritization of resources during the year has slowed the progress on a few of the acquired projects, while the remainder are progressing as expected.

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

  The cost of the acquisitions was $115 million in 2000, $1,343 million in 1999 and $390 million in 1998 plus the assumption of indebtedness of $1 million, $5 million and $11 million, respectively.

  Pro forma information reflecting the 2000 acquisitions is not presented as the impact would not be material. The following table reflects the results of our operations on a pro forma basis as if the 1999 and 1998 acquisitions had been completed on Jan. 1, 1998. The pro forma results of operations do not include 1999 after-tax charges of $33 million for IPR&D and $15 million for the fair-market-value adjustment of acquired inventories sold, both of which are associated with the 1999 acquisitions of the ICI business and PRC-DeSoto. The following unaudited pro forma information also excludes the effects of synergies and cost reduction initiatives directly related to all acquisitions.


(Millions, except per share amounts)                            1999        1998
--------------------------------------------------------------------------------
Net sales                                                     $8,416      $8,867
--------------------------------------------------------------------------------
Earnings before interest, income taxes and minority interest  $1,191      $1,469
--------------------------------------------------------------------------------
Net income                                                    $  597      $  788
--------------------------------------------------------------------------------
Earnings per common share                                     $ 3.44      $ 4.45
--------------------------------------------------------------------------------
Earnings per common share -- assuming dilution                $ 3.40      $ 4.41
--------------------------------------------------------------------------------


  The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

  In July 1999, we completed the sale of our Pittsburgh headquarters complex for $186 million and concurrently entered into a long-term operating lease for the portion of the complex occupied by the Company. The pre-tax gain of $7 million on the sale was deferred and will be amortized over the term of the long-term operating lease. In July 1998, we completed the sale of our European flat and automotive glass businesses, that had sales of $271 million in 1998, to Glaverbel S.A. of Brussels, Belgium, for $266 million in cash

                                     Notes

plus the assumption of certain indebtedness, which resulted in a pre-tax gain of approximately $85 million. In August 1998, we sold the European decorative coatings business acquired in the 1997 Max Meyer acquisition. The selling price approximated the carrying value of the net assets sold.

  During 2000, we finalized restructuring plans for certain locations related to the integration of the ICI business and PRC-DeSoto. These restructuring plans were originally developed at the acquisition date (principally July 1999). The plans cover severance benefits for 618 employees, as well as other costs, and resulted in an increase to goodwill of $24 million and a pre-tax charge of $1 million. As of Dec. 31, 2000, $15 million has been paid to 411 employees, and the remaining reserve of $10 million, which covers 207 employees and other exit costs, is expected to be utilized in 2001.

  During 2000, PPG Auto Glass accrued severance and other restructuring related costs of $10 million, resulting in an increase to goodwill of $6 million and a pre-tax charge of $4 million. In addition, PPG Auto Glass incurred one-time integration costs of $2 million. The restructuring plans include severance benefits for 133 employees and other exit costs. As of Dec. 31, 2000, $4 million has been paid, including $2 million to 100 employees. The remaining reserve of $6 million, which includes severance for 33 employees and other restructuring costs, is expected to be paid by mid-2001.

  In the fourth quarter of 2000, we took charges of $3 million related to work force reductions in our coatings business for 65 people. As of Dec. 31, 2000, $1 million has been paid to 24 people. The remaining reserve will be paid by mid-2001.

  During 1999, we approved restructuring plans associated with the integration of the packaging coatings acquisitions and cost reduction activities across all of our businesses that resulted in pre-tax charges of $47 million. The components of the plans included severance benefits for 519 employees and estimated losses of $17 million on the disposal of a redundant European facility and the disposition of the assets of a U.S. coatings facility. As of Dec. 31, 2000, the asset dispositions are complete and $21 million has been paid under the plans to 372 employees and to cover other exit costs. Additionally, in 2000, severance reserves for 121 people totaling $5 million were reversed due to changes in estimates. At Dec. 31, 2000, the remaining reserves established in 1999 totaled $4 million for 26 employees and will be paid in early 2001. In 1999, we also recorded a $3 million reversal of a reserve originally recorded in 1997.

  During 1998, we recorded a pre-tax charge of $19 million in connection with a restructuring plan to reduce costs in our glass and coatings businesses. The components of the plan included severance benefits for 283 employees. During the years 2000, 1999 and 1998, $16 million was paid out under the restructuring plan and $3 million was reversed in 1999 and 1998 for amounts that will not be paid under the plan. In 1998, we also recorded an additional pre-tax charge of $15 million related to the disposition of our equity interests in two Asian float glass plants and two Asian downstream fabrication facilities. The additional charge for the disposition of these facilities resulted from a reassessment of the proceeds expected to be realized on the dispositions of $14 million and additional asset write-offs of $1 million. We also recorded a $3 million reversal of a reserve in 1998, originally recorded in 1997, related to the closure of our Perry, Ga., flat glass plant.

  At Dec. 31, 1999, $40 million of reserves related to the Asian glass restructuring program remained. These amounts were paid out in 2000 upon the completion of the disposition of our Asian glass interests.

3. Working Capital Detail

                                                           December 31
-----------------------------------------------------------------------------
(Millions)                                           2000              1999
-----------------------------------------------------------------------------
Receivables
  Customers                                         $1,478            $1,489
  ---------------------------------------------------------------------------
  Other                                                122               131
  ---------------------------------------------------------------------------
  Allowance for doubtful accounts                      (37)              (26)
-----------------------------------------------------------------------------
     Total                                          $1,563            $1,594
=============================================================================
Inventories(1)
  Finished products and work in process             $  807            $  716
  ---------------------------------------------------------------------------
  Raw materials                                        198               189
  ---------------------------------------------------------------------------
  Supplies                                             116               111
-----------------------------------------------------------------------------
     Total                                          $1,121            $1,016
=============================================================================
Accounts payable and accrued liabilities
  Trade creditors                                   $  764            $  755
  ---------------------------------------------------------------------------
  Accrued payroll                                      235               219
  ---------------------------------------------------------------------------
  Other postretirement and pension benefits             72                64
  ---------------------------------------------------------------------------
  Income taxes                                          12                26
  ---------------------------------------------------------------------------
  Other                                                299               366
-----------------------------------------------------------------------------
     Total                                          $1,382            $1,430
=============================================================================

(1) Inventories valued using the LIFO method comprised 65% and 63% of total gross inventory values at Dec. 31, 2000 and 1999, respectively. If the first-in, first-out method of inventory valuation had been used, inventories would have been $183 million and $164 million higher at Dec. 31, 2000 and 1999, respectively.

4. Property Detail


                                                           December 31
-----------------------------------------------------------------------------
(Millions)                                           2000              1999
-----------------------------------------------------------------------------
Property(1)
  Land and land improvements                        $  303            $  308
  ---------------------------------------------------------------------------
  Buildings                                          1,076             1,058
  ---------------------------------------------------------------------------
  Machinery and equipment                            5,020             4,864
  ---------------------------------------------------------------------------
  Other                                                371               348
  ---------------------------------------------------------------------------
  Construction in progress                             319               281
-----------------------------------------------------------------------------
     Total                                          $7,089            $6,859
=============================================================================

(1) Interest capitalized in 2000, 1999 and 1998 was $16 million, $11 million and $9 million, respectively.

                                     Notes

5. Debt and Bank Credit Agreements and Leases


                                                  December 31
-----------------------------------------------------------------
(Millions)                                      2000       1999
-----------------------------------------------------------------
6-1/4% non-callable notes, due 2002            $  100     $  100
-----------------------------------------------------------------
6-3/4% non-callable notes, due 2004               299        299
-----------------------------------------------------------------
6-7/8% non-callable debentures, due 2005          100        100
-----------------------------------------------------------------
6-1/2% notes, due 2007                            150        150
-----------------------------------------------------------------
7.05% notes, due 2009                             298        298
-----------------------------------------------------------------
6-7/8% notes, due 2012                            100        100
-----------------------------------------------------------------
7-3/8% notes, due 2016                            149        149
-----------------------------------------------------------------
6-7/8% notes, due 2017                             74         99
-----------------------------------------------------------------
7.4% notes, due 2019                              199        199
-----------------------------------------------------------------
9% non-callable debentures, due 2021              148        148
-----------------------------------------------------------------
ESOP notes(1)
  Fixed-rate notes, weighted average 8.5%          46         51
  ---------------------------------------------------------------
  Variable-rate notes, weighted
  average 5.5% at Dec. 31, 2000                    68         77
-----------------------------------------------------------------
Various other debt, weighted average
5.5% at Dec. 31, 2000                              54         54
-----------------------------------------------------------------
Non-U.S. various other debt,
weighted average 4.5% at Dec. 31, 2000             44         34
-----------------------------------------------------------------
Capital lease obligations                          10         10
-----------------------------------------------------------------
     Total                                      1,839      1,868
-----------------------------------------------------------------
Less payments due within one year                  29         32
-----------------------------------------------------------------
     Long-term debt                            $1,810     $1,836
=================================================================

(1) See Note 13 for discussion of ESOP borrowings. The fixed- and variable-rate notes mature in 2009 and require annual principal payments from 2001 to 2008.

  Aggregate maturities during the next five years are (in millions) $29 in 2001, $131 in 2002, $47 in 2003, $315 in 2004 and $118 in 2005.

  The Company has revolving credit agreements with credit lines totaling $1.2 billion. Of these credit lines, $800 million will expire in December 2001 and requires payment of annual fees equal to seven basis points on the unused portion of the lines. An additional $377 million of the Company's credit lines will expire in October 2001 and requires payment of annual fees equal to 7 1/2 basis points on the unused portion of the lines. These lines support our commercial paper programs in the United States, Europe and Canada. The remaining $23 million of credit lines, relating to a subsidiary, will expire in October 2001 and require payment of annual fees equal to 10 basis points on the unused portion of the line. PPG may cancel all or part of these credit agreements at any time without penalty or premium. At Dec. 31, 2000, we had used $22 million of these lines of credit.

  Our non-U.S. operations have other committed and uncommitted lines of credit totaling $40 million and $252 million, respectively, of which $13 million and $92 million, respectively, were used at Dec. 31, 2000. The committed lines of credit, which expire between 2001 and 2003, do not require significant commitment fees. The uncommitted lines of credit are subject to cancellation at any time and are not subject to any commitment fees.

  PPG is in compliance with the restrictive covenants under its various credit agreements, loan agreements and indentures.

  The Dec. 31, 2000 and 1999, balances for "Short-term debt and current portion of long-term debt" include, respectively, $947 million and $757 million of commercial paper and $185 million and $165 million of short-term notes. Of the $947 million in commercial paper, $382 million relates to our euro-denominated commercial paper program. The weighted-average interest rates of short-term borrowings as of Dec. 31, 2000 and 1999, were 6.4% and 5.0%, respectively.

  Interest payments in 2000, 1999 and 1998 totaled $195 million, $123 million and $121 million, respectively.

  Rental expense for operating leases was $120 million, $92 million and $75 million in 2000, 1999 and 1998, respectively. Minimum lease commitments for operating leases that have initial or remaining lease terms in excess of one year at Dec. 31, 2000, are (in millions) $48 in 2001, $38 in 2002, $28 in 2003,
$22 in 2004, $19 in 2005 and $88 thereafter.

6. Financial Instruments

Included in PPG's financial instrument portfolio are cash and cash equivalents, equity securities, Company-owned life insurance, derivative financial instruments and short- and long-term debt instruments. The most significant instrument, long-term debt (excluding capital lease obligations), had carrying and fair values totaling $1,829 million and $1,819 million, respectively, at Dec. 31, 2000. The corresponding amounts at Dec. 31, 1999, were $1,858 million and $1,794 million, respectively. The fair values of the other instruments approximated their carrying values, in the aggregate.

  The fair values of the debt instruments were based upon quoted market prices of the same or similar instruments or on discounted cash flows based on interest rates available to the Company for instruments of the same remaining maturities.

                                     Notes

7. Earnings Per Common Share

The earnings per common share calculations for the three years ended Dec. 31, 2000 are as follows:

-------------------------------------------------------------------------------
(Millions, except per share amounts)                     2000     1999     1998
-------------------------------------------------------------------------------
Earnings per common share
-------------------------------------------------------------------------------
  Net income                                           $  620   $  568   $  801
  -----------------------------------------------------------------------------
  Weighted average common shares outstanding            172.3    173.8    177.0
-------------------------------------------------------------------------------
  Earnings per common share                            $ 3.60   $ 3.27   $ 4.52
-------------------------------------------------------------------------------
Earnings per common share -- assuming dilution
  Net income                                           $  620   $  568   $  801
  -----------------------------------------------------------------------------
  Weighted average common shares outstanding            172.3    173.8    177.0
  -----------------------------------------------------------------------------
  Effect of dilutive securities
    Stock options                                         0.1      0.5      0.6
    ---------------------------------------------------------------------------
    Other stock compensation plans                        1.2      1.2      1.1
  -----------------------------------------------------------------------------
  Potentially dilutive common shares                      1.3      1.7      1.7
  -----------------------------------------------------------------------------
  Adjusted common shares outstanding                    173.6    175.5    178.7
-------------------------------------------------------------------------------
  Earnings per common share -- assuming dilution       $ 3.57   $ 3.23   $ 4.48
===============================================================================

8. Income Taxes

The following is a reconciliation of the statutory U.S. corporate federal income tax rate to the effective income tax rate.


-------------------------------------------------------------------------------
(Percent of Pre-Tax Income)                     2000         1999         1998
-------------------------------------------------------------------------------
U.S. federal income tax rate                  35.00%       35.00%       35.00%
-------------------------------------------------------------------------------
Changes in rate due to:
  State and local taxes -- U.S.                1.08         1.85         3.18
  -----------------------------------------------------------------------------
  Taxes on non-U.S. earnings
  net of related tax credits                   2.41         3.52         0.95
  -----------------------------------------------------------------------------
  Other                                       (2.24)       (1.57)       (3.13)
-------------------------------------------------------------------------------
     Effective income tax rate                36.25%       38.80%       36.00%
===============================================================================

The following table gives details of income tax expense in the statement of income.


-------------------------------------------------------------------------------
(Millions)                                     2000         1999         1998
-------------------------------------------------------------------------------
Current income taxes
  U.S. federal                                $ 210        $ 310        $ 308
  -----------------------------------------------------------------------------
  Non-U.S.                                       85           87           97
  -----------------------------------------------------------------------------
  State and local -- U.S.                        20           28           60
-------------------------------------------------------------------------------
     Total current                              315          425          465
-------------------------------------------------------------------------------
Deferred income taxes
  U.S. federal                                   39          (43)           6
  -----------------------------------------------------------------------------
  Non-U.S.                                       23           (2)          (6)
  -----------------------------------------------------------------------------
  State and local -- U.S.                        (8)          (3)           1
-------------------------------------------------------------------------------
     Total deferred                              54          (48)           1
-------------------------------------------------------------------------------
     Total                                    $ 369        $ 377        $ 466
===============================================================================

Net deferred income tax assets and liabilities as of Dec. 31, 2000 and 1999, are as follows:


-----------------------------------------------------------------------------
(Millions)                                                  2000        1999
-----------------------------------------------------------------------------
Deferred income tax assets related to
  Employee benefits                                         $321        $333
  ---------------------------------------------------------------------------
  Environmental                                               28          32
  ---------------------------------------------------------------------------
  Operating loss and other carryforwards                      60          80
  ---------------------------------------------------------------------------
  Inventories                                                 35          35
  ---------------------------------------------------------------------------
  Property                                                    23          27
  ---------------------------------------------------------------------------
  Restructuring                                                8          26
  ---------------------------------------------------------------------------
  Intangibles                                                 14          12
  ---------------------------------------------------------------------------
  Other                                                       47          42
  ---------------------------------------------------------------------------
  Valuation allowance                                        (42)        (46)
-----------------------------------------------------------------------------
     Total                                                   494         541
-----------------------------------------------------------------------------
Deferred income tax liabilities related to
  Property                                                   406         406
  ---------------------------------------------------------------------------
  Employee benefits                                          315         296
  ---------------------------------------------------------------------------
  Intangibles                                                138         147
  ---------------------------------------------------------------------------
  Other                                                       25          38
-----------------------------------------------------------------------------
     Total                                                   884         887
-----------------------------------------------------------------------------
     Deferred income tax liabilities -- net                 $390        $346
=============================================================================

  In 2000, the overall effective tax rate was favorably impacted by an improvement in the regional mix of non-U.S. taxable earnings and a lower effective state tax rate. In addition, the rate impact of the write-off of an equity investment, a significant portion of which was not deductible for tax purposes, was offset by the recognition of a U.S. income tax benefit associated with the losses of exiting our Asian glass operations.

                                     Notes

  The 1999 effective tax rate was higher due to the non-deductibility of certain purchased in-process research and development charges recorded in 1999. In July 1998, PPG recognized a gain from the sale of its European flat and automotive glass businesses, of which a considerable portion was capital, the tax on which was offset by a capital loss carryforward. This benefit from the realization of the capital loss in 1998 reduced the effective tax rate.

  At Dec. 31, 2000, subsidiaries of the Company had available net operating loss
(NOL) carryforwards of approximately $196 million for income tax purposes, of which approximately $153 million has an indefinite expiration. The remaining $43 million expires between the years 2002 and 2010. A valuation allowance has been established for carryforwards where the ability to utilize them is uncertain.

  Income before income taxes of our non-U.S. operations for 2000, 1999 and 1998 was $280 million, $190 million and $273 million, respectively.

  No deferred U.S. income taxes have been provided on certain undistributed earnings of non-U.S. subsidiaries, which amounted to $875 million at Dec. 31, 2000 and $750 million at Dec. 31, 1999. These earnings are considered to be reinvested for an indefinite period of time or will be repatriated when it is tax effective to do so. It is not practicable to determine the deferred tax liability on these earnings.

  The Internal Revenue Service (IRS) has examined our U.S. federal income tax returns through 1993, and we have paid all tax claims. In addition the IRS has examined our U.S. federal income tax returns for the years 1994 through 1996. The final resolution of these returns is currently under appeal. The Company does not expect a significant loss from the resolution of the matters under appeal.

  Income tax payments in 2000, 1999 and 1998 totaled $319 million, $394 million and $385 million, respectively.

9. Pensions and Other Postretirement Benefits

We have noncontributory defined benefit pension plans that cover certain employees worldwide. PPG also sponsors defined benefit plans that provide medical and life insurance benefits for certain active and retired U.S. and Canadian employees and dependents. The Company has the right to modify or terminate certain of these defined benefit plans in the future. Salaried and certain wage employees hired after Jan. 31, 1993, were not, as of Dec. 31, 2000, entitled to postretirement medical benefits. At Dec. 31, 2000 and 1999, the U.S. plans had provisions that capped the cost of postretirement medical benefits at 2003 levels for certain current and future retirees covered by bargaining plans and non-bargaining plans.

  The following table sets forth the changes in benefit obligations, plan assets, the funded status and the amounts recognized in our balance sheet for our defined benefit pension and other postretirement benefit plans.


                                                                   Other
                                                               Postretirement
                                               Pensions           Benefits
-------------------------------------------------------------------------------
(Millions)                                    2000      1999    2000     1999
-------------------------------------------------------------------------------
Benefit obligation, Jan. 1                  $2,012    $2,201   $ 637    $ 729
-------------------------------------------------------------------------------
Service cost                                    43        48       5        8
-------------------------------------------------------------------------------
Interest cost                                  154       140      45       45
-------------------------------------------------------------------------------
Plan amendments                                 35        26      (2)       2
-------------------------------------------------------------------------------
Actuarial losses (gains)                       113      (285)    (15)     (95)
-------------------------------------------------------------------------------
Benefits paid                                 (145)     (134)    (68)     (58)
-------------------------------------------------------------------------------
Businesses acquired                             50        20      --        4
-------------------------------------------------------------------------------
Businesses disposed                             (1)       --      --       --
-------------------------------------------------------------------------------
Foreign currency translation adjustments       (19)      (10)     (1)       2
-------------------------------------------------------------------------------
Other                                            5         6      --       --
-------------------------------------------------------------------------------
     Benefit obligation, Dec. 31            $2,247    $2,012   $ 601    $ 637
===============================================================================
Fair value of plan assets, Jan. 1           $2,730    $2,536
-------------------------------------------------------------
Actual return on plan assets                   (21)      307
-------------------------------------------------------------
Contributions                                   15         7
-------------------------------------------------------------
Benefits paid                                 (133)     (127)
-------------------------------------------------------------
Businesses acquired                             66        17
-------------------------------------------------------------
Plan expenses and other -- net                  --        (4)
-------------------------------------------------------------
Foreign currency translation adjustments       (20)       (6)
-------------------------------------------------------------
     Fair value of plan assets, Dec. 31     $2,637    $2,730
=============================================================
Funded status                               $  390    $  718   $(601)   $(637)
-------------------------------------------------------------------------------
Unrecognized actuarial losses (gains)          355       (72)      6       19
-------------------------------------------------------------------------------
Unrecognized prior service cost                103        84      --       13
-------------------------------------------------------------------------------
Unrecognized transition asset                   (8)      (13)     --       --
-------------------------------------------------------------------------------
Minimum pension liability                      (52)      (23)     --       --
-------------------------------------------------------------------------------
     Net prepaid (accrued) benefit cost     $  788    $  694   $(595)   $(605)
===============================================================================

  Effective July 1, 2001, the cap of postretirement medical benefits at 2003 levels will be eliminated and generally be replaced with new medical and prescription drug programs. These programs will require retiree contributions based on selected coverage levels and will provide for the equal sharing of future cost increases between PPG and retirees. Other plan modifications will also be implemented. Additionally, as of that date, salaried and certain wage employees hired after Jan. 31, 1993 will be entitled to postretirement medical benefits after ten years of service. We have estimated the impact of these changes on the accumulated postretirement benefit obligation as of Jan. 1, 2001 and net periodic postretirement benefit costs in 2001 to be an increase of approximately $30 million and $9 million, respectively.

                                     Notes

  The following summarizes the amounts recognized in the balance sheet:


                                                                 Other
                                                             Postretirement
                                        Pensions                Benefits
-------------------------------------------------------------------------------
(Millions)                           2000        1999        2000        1999
-------------------------------------------------------------------------------
Prepaid benefit cost                $ 919       $ 817       $  --       $  --
-------------------------------------------------------------------------------
Accrued benefit cost                 (131)       (123)       (595)       (605)
-------------------------------------------------------------------------------
     Net prepaid (accrued)
     benefit cost                   $ 788       $ 694       $(595)      $(605)
===============================================================================

  The minimum pension liability impacted the following balance sheet captions:


-------------------------------------------------------------------------------
(Millions)                                                   2000        1999
-------------------------------------------------------------------------------
Other assets                                                 $ 6         $ 4
-------------------------------------------------------------------------------
Accumulated other comprehensive loss                         $29         $13
-------------------------------------------------------------------------------
Deferred income taxes                                        $17         $ 6
-------------------------------------------------------------------------------

  The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with benefit obligations in excess of plan assets were $249 million, $218 million and $92 million, respectively, at Dec. 31, 2000, and were $137 million, $116 million and $4 million, respectively, at Dec. 31, 1999.

  The accrued pension benefit cost reflected in the balance sheet includes $6 million and $5 million, at Dec. 31, 2000 and 1999, for defined contribution plans.

  Net periodic benefit (income) cost includes the following:


                                                              Other
                                                          Postretirement
                                      Pensions               Benefits
----------------------------------------------------------------------------
(Millions)                      2000    1999    1998   2000    1999    1998
----------------------------------------------------------------------------
Service cost                   $  43   $  48   $  41    $ 5     $ 8     $ 8
----------------------------------------------------------------------------
Interest cost                    154     140     137     45      45      48
----------------------------------------------------------------------------
Expected return on plan
assets                          (296)   (271)   (245)    --      --      --
----------------------------------------------------------------------------
Amortization of transition
assets                            (5)     (5)     (5)    --      --      --
----------------------------------------------------------------------------
Amortization of prior
service cost                      16      12      11     12       5       2
----------------------------------------------------------------------------
Amortization of actuarial
losses (gains)                     2       5       4     (2)      5       4
----------------------------------------------------------------------------
     Net periodic benefit
     (income) cost             $ (86)  $ (71)  $ (57)   $60     $63     $62
============================================================================

  In determining net periodic benefit (income) cost, unrecognized prior service costs are amortized over periods ranging from 6 to 14 years.

  The following weighted average assumptions were used to determine the benefit obligations and net periodic benefit (income) cost for our defined benefit pension and other postretirement benefit plans:


--------------------------------------------------------------------
                                       2000        1999        1998
--------------------------------------------------------------------
Discount rate(1)                       7.3%        7.8%        6.4%
--------------------------------------------------------------------
Expected return on assets(2)          10.9%       10.9%       10.9%
--------------------------------------------------------------------
Rate of compensation increase          4.1%        4.1%        4.1%
--------------------------------------------------------------------

(1) Net periodic benefit (income) cost is determined using the previous year's discount rate.

(2) Applies only to defined benefit pension plans.

  The weighted-average medical healthcare cost trend rate used was 5.7% for 2000 and 5.3% for 2001, declining ratably to 3.5% in the year 2007. If these trend rates were increased or decreased by one percentage point per year, such increases or decreases would have the following effects:



                                                         One-Percentage Point
(Millions)                                               Increase     Decrease
-------------------------------------------------------------------------------
Increase (decrease) in the aggregate of service
components and interest cost                               $ 1          $ (1)
-------------------------------------------------------------------------------
Increase (decrease) in the benefit obligation              $18          $(17)
-------------------------------------------------------------------------------

  The Company also incurred costs for multi-employer pension plans of $1 million in each of the years 2000, 1999 and 1998. Multi-employer healthcare costs totaled $1 million in each of the years 2000, 1999 and 1998.

  The Company has a deferred compensation plan for certain key managers which allows them to defer a portion of their annual compensation in a phantom PPG stock account or other phantom investment accounts. The amount deferred earns a return based on the investment options selected by the participant. The amount owed to participants is an unfunded and unsecured general obligation of the Company. Upon retirement, death, disability or termination of employment, the compensation deferred and related accumulated earnings are distributed in cash or in PPG stock, based on the accounts selected by the participant.

  Effective Oct. 1, 2000, the plan was amended to provide participants with expanded investment alternatives and the ability to transfer amounts between the phantom non-PPG stock investment accounts. Concurrent with the plan amendment and to mitigate the impact on compensation expense of changes in the market value of the liability, the Company purchased a portfolio of marketable securities that mirror the phantom non-PPG stock investment accounts selected by the participants. The changes in market value of these securities will also be included in earnings. Trading will occur in this portfolio to align the securities held with the participant's phantom non-PPG stock investment accounts.

  The cost of the deferred compensation plan, including dividend equivalents accrued on the phantom PPG stock account, investment income and, in 2000, the change in

                                     Notes

market value of the liability was income of $1 million in 2000 and expense of $5 million in both 1999 and 1998. These amounts are reflected in selling, general and administrative expenses in the accompanying income statement. The change in market value of the investment portfolio in 2000 was a loss of $5 million and is also reflected in selling, general and administrative expenses.

  The Company's obligations under this plan were $94 million and $90 million at Dec. 31, 2000 and Dec. 31, 1999, respectively, and the investments in marketable securities, which are included in investments in the accompanying balance sheet, were $79 million at Dec. 31, 2000.

10. Commitments and Contingent Liabilities

PPG is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which substantial monetary damages are sought. These lawsuits and claims relate to product liability, contract, patent, environmental, antitrust and other matters arising out of the conduct of PPG's business. The Company has been named in a number of antitrust lawsuits alleging that PPG acted with competitors to fix prices and allocate markets for certain glass products. These antitrust proceedings are in an early stage.

  For over thirty years, PPG has been a defendant in lawsuits involving claims alleging personal injury from exposure to asbestos. Aggregate settlements by PPG to date have been immaterial. At Dec. 31, 2000, PPG was one of many defendants in numerous asbestos-related lawsuits involving about 116,000 claims. In many of the cases, the plaintiffs allege that PPG should be liable for injuries involving asbestos-containing thermal insulation products manufactured and distributed by Pittsburgh Corning Corporation ("PC"). PPG and Corning Incorporated are each 50% shareholders in PC. PPG believes that it is not responsible for any injuries caused by PC products and intends to defend against such claims. Prior to 2000, PPG had never been found liable for any such claims, and in numerous cases PPG had been dismissed on motions prior to trial. In January 2000, in a trial in a state court in Texas involving six plaintiffs, the jury found PPG not liable. However, a week later in a separate trial also in state court in Texas, another jury found PPG, for the first time, partly responsible for injuries to five plaintiffs alleged to be caused by PC products. PPG intends to appeal the adverse verdict.

  On April 16, 2000, PC filed for Chapter 11 Bankruptcy in the Federal Bankruptcy Court in Pittsburgh, Pennsylvania. Accordingly, in the first quarter of 2000, PPG recorded an after-tax charge of $35 million for the write-off of all of its investment in PC. As a consequence of the bankruptcy filing and the various motions and orders in that proceeding, the asbestos litigation against PC and PPG has been stayed, and the filing of additional asbestos suits against them has been enjoined, until May 21, 2001. During the pendency of the stay, interested parties, including PC and PPG, among others, have been engaged in discussions to determine whether a settlement of all current and potential asbestos claims can be agreed on within the context of the PC bankruptcy proceeding. These settlement discussions involve numerous, complex issues. Accordingly, it is impossible to predict whether or on what terms a voluntary settlement, if any, on the part of PPG might be reached.

  Although PPG believes it has adequate insurance for the lawsuits and claims against PPG described above, certain of PPG's insurers are contesting coverage with respect to some of these claims. PPG's lawsuits and claims against others include claims against insurers and other third parties with respect to actual and contingent losses related to environmental, asbestos and other matters. Except with respect to any PPG contribution arising out of a possible voluntary settlement of asbestos claims as discussed above, the amount of which cannot be predicted, management believes that, in the aggregate, the outcome of all lawsuits and claims involving PPG will not have a material effect on PPG's consolidated financial position, results of operations or liquidity.

  It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are not discounted. As of Dec. 31, 2000 and 1999, PPG had reserves for environmental contingencies totaling $84 million and $82 million, respectively. Pre-tax charges against income for environmental remediation costs in 2000, 1999 and 1998 totaled $18 million, $10 million and $10 million, respectively, and are included in "Other charges" in the statement of income. Cash outlays related to such environmental remediation aggregated $16 million, $22 million and $16 million in 2000, 1999 and 1998, respectively.

  Management anticipates that the resolution of the Company's environmental contingencies, which will occur over an extended period of time, will not result in future annual charges against income that are significantly greater than those recorded in 2000. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the outcome of the Company's environmental contingencies will not have a material effect on PPG's financial position or liquidity.

  In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated to be as much as $200 million to $400 million, which range is unchanged from the prior year end. Such unreserved losses are reasonably

                                     Notes

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

  A major customer of one of the Company's Asian coatings joint ventures is experiencing financial difficulties. Should this customer be unable to pay the amounts owed to our investee or cease operations, our loss would be limited to the value of the Company's investment in the joint venture which was approximately $20 million at Dec. 31, 2000.

11. Shareholders' Equity

A class of 10 million shares of preferred stock, without par value, is authorized but unissued. Common stock has a par value of $1.66 2/3 per share; 600 million shares are authorized and 290,573,068 were issued at Dec. 31, 2000, 1999 and 1998. Shares outstanding at Dec. 31, 2000 and 1999, exclude unreleased new ESOP shares (see Note 13).

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

  Treasury shares held at Dec. 31, 2000 and 1999, were 122,350,519 shares and 116,472,619 shares, respectively. Purchases of treasury stock totaled 6,126,000, 1,452,600 and 3,793,300 shares in 2000, 1999 and 1998, respectively. Issuances of treasury stock totaled 248,100, 428,510 and 863,016 shares in 2000, 1999 and 1998, respectively.

  Per share cash dividends paid were $1.60 in 2000, $1.52 in 1999 and $1.42 in 1998.

12. Accumulated Other Comprehensive Loss


------------------------------------------------------------------------------
                                         Minimum    Unrealized   Accumulated
                             Currency    Pension     Losses on      Other
                           Translation  Liability   Marketable  Comprehensive
(Millions)                  Adjustment  Adjustment  Securities      Loss
------------------------------------------------------------------------------
Balance, Jan. 1, 1999      $  (122)       $(31)        $--         $(153)
------------------------------------------------------------------------------
Net change                     (40)         18          (3)          (25)
------------------------------------------------------------------------------
Balance, Dec. 31, 1999        (162)        (13)         (3)         (178)
------------------------------------------------------------------------------
Net change                    (120)        (16)          3          (133)
------------------------------------------------------------------------------
Balance, Dec. 31, 2000     $  (282)       $(29)        $--         $(311)
==============================================================================

  Foreign currency translation adjustments exclude income tax expense (benefit) given that the earnings of non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time. The income tax (benefit) expense associated with the minimum pension liability adjustment was $(11) million in 2000 and $12 million in 1999.

  The 2000 net change in unrealized losses on marketable securities includes the reclassification to "Other charges" in the statement of income for unrealized losses of $14 million, $9 million net of tax, due to an other than temporary decline in the market value of an investment in marketable equity securities.

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

                                     Notes

  Compensation expense related to the ESOP for 2000, 1999 and 1998 totaled $11 million, $18 million and $9 million, respectively. Interest expense totaled $9 million, $9 million and $10 million for 2000, 1999 and 1998, respectively. Dividends on PPG shares held by the ESOP, to service ESOP debt, totaled $42 million, $40 million and $39 million for 2000, 1999 and 1998, respectively. The fair value of unreleased new ESOP shares was $22,000 and $7 million at Dec. 31, 2000 and 1999, respectively. Shares held by the ESOP as of Dec. 31, 2000 and 1999, are as follows:


------------------------------------------------------------------------------
                                   2000                        1999
------------------------------------------------------------------------------
                            Old           New           Old           New
                           Shares        Shares        Shares        Shares
------------------------------------------------------------------------------
Allocated shares          9,255,641     3,390,372     8,640,224     2,833,480
------------------------------------------------------------------------------
Unreleased shares         4,144,693           476     4,760,110       112,183
------------------------------------------------------------------------------
     Total               13,400,334     3,390,848    13,400,334     2,945,663
==============================================================================

14. Other Earnings


----------------------------------------------------------------------
(Millions)                                       2000    1999    1998
----------------------------------------------------------------------
Interest income                                  $ 12    $  8    $ 12
----------------------------------------------------------------------
Royalty income                                     27      26      18
----------------------------------------------------------------------
Shares of net earnings in equity affiliates        39      28      30
----------------------------------------------------------------------
Gain on sale of businesses                         --      --      85
----------------------------------------------------------------------
Other                                              60      62      91
----------------------------------------------------------------------
     Total                                       $138    $124    $236
======================================================================

  PPG's share of undistributed earnings of equity affiliates was $103 million and $122 million at Dec. 31, 2000 and 1999, respectively. Dividends received from equity affiliates were $20 million, $16 million and $16 million in 2000, 1999 and 1998, respectively.

15. Stock Option Plans

Under PPG's stock option plan, certain employees of the Company have been granted options to purchase shares of common stock at prices equal to the fair market value of the shares on the date the option was granted. Options are exercisable beginning from six to 12 months after granting and have a maximum term of 10 years. Shares available for future grants were 5,562,305 and 7,234,550 at Dec. 31, 2000 and 1999, respectively.

  On July 1, 1998, the Company granted to substantially all active employees of the Company and its majority owned subsidiaries the option to purchase 100 shares of common stock at its then fair market value of $70 per share. Options are exercisable beginning July 1, 2003 and expire on June 30, 2008.

  PPG applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost for PPG's stock option plan has been recognized in the accompanying financial statements. Had compensation cost been determined based upon the fair value at the grant date for awards granted in 2000, 1999 and 1998 consistent with the methodology prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," net income and earnings per common share, assuming dilution, would have been reduced by $23 million and $0.13 in 2000, $26 million and $0.14 in 1999 and $24 million and $0.13 in 1998. The weighted average fair value of options granted was $13.08 per share in 2000, $10.20 per share in 1999 and $13.51 per share in 1998. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions.


------------------------------------------------------------------------
                                          2000        1999        1998
------------------------------------------------------------------------
Risk-free interest rate                    6.1%        5.4%        5.4%
------------------------------------------------------------------------
Expected life of option in years           5.7         5.2         4.8
------------------------------------------------------------------------
Expected dividend yield                    2.6%        2.6%        2.7%
------------------------------------------------------------------------
Expected volatility                       24.5%       22.2%       21.0%
========================================================================

  The following table summarizes stock option activity under all plans for the three years ended Dec. 31, 2000.


                                                                      Weighted
                                                   Number of          average
                                                    shares            exercise
                                                  subject to           price
Stock option activity                               options          per share
-------------------------------------------------------------------------------
Outstanding, Jan. 1, 1998                          7,382,342          $48.82
-------------------------------------------------------------------------------
   Granted                                         6,255,259           66.47
   ----------------------------------------------------------------------------
   Exercised                                      (2,607,468)          47.29
   ----------------------------------------------------------------------------
   Terminated                                       (269,103)          61.72
-------------------------------------------------------------------------------
Outstanding, Dec. 31, 1998                        10,761,030           59.13
-------------------------------------------------------------------------------
   Granted                                         3,117,845           57.40
   ----------------------------------------------------------------------------
   Exercised                                      (1,711,732)          51.21
   ----------------------------------------------------------------------------
   Terminated                                       (374,022)          66.58
-------------------------------------------------------------------------------
Outstanding, Dec. 31, 1999                        11,793,121           59.58
-------------------------------------------------------------------------------
   Granted                                         2,048,445           52.99
   ----------------------------------------------------------------------------
   Exercised                                        (301,432)          43.00
   ----------------------------------------------------------------------------
   Terminated                                       (353,405)          64.30
-------------------------------------------------------------------------------
Outstanding, Dec. 31, 2000                        13,186,729          $58.81
===============================================================================

                                     Notes

  The following table summarizes information about stock options outstanding and exercisable at Dec. 31, 2000.


                           Options outstanding             Options exercisable
                 --------------------------------------------------------------
                               Weighted      Weighted                 Weighted
Range of                        average       average                  average
exercise                       remaining     exercise                 exercise
 price             Number     contractual      price        Number      price
per share        of shares    life (years)   per share    of shares   per share
-------------------------------------------------------------------------------
$27.25-$39.75       724,916       2.69        $34.91        724,916   $34.91
-------------------------------------------------------------------------------
$40.00-$60.00     6,018,011       6.88         53.20      4,216,622    53.37
-------------------------------------------------------------------------------
$60.06-$76.31     6,443,802       5.74         66.74      3,886,702    64.60
-------------------------------------------------------------------------------
                 13,186,729                               8,828,240
                 ==========                               =========

  At Dec. 31, 1999, options were exercisable for 7.0 million shares at a weighted average exercise price of $57.17 per common share. The corresponding amounts at Dec. 31, 1998, were 5.7 million and $52.83 per common share, respectively.

16. Advertising Costs

Advertising costs are expensed as incurred and totaled $75 million, $101 million and $93 million in 2000, 1999 and 1998, respectively.

17. Research and Development


------------------------------------------------------------------------------
(Millions)                                           2000      1999      1998
------------------------------------------------------------------------------
Research and development -- total                   $ 301     $ 301     $ 287
------------------------------------------------------------------------------
Less depreciation                                      19        17        16
------------------------------------------------------------------------------
     Research and development -- net                $ 282     $ 284     $ 271
==============================================================================

18. Quarterly Financial Information (unaudited)


                                                                                                    Earnings
                                                                                                      Per
                                                                                     Earnings        Common
                                     Net             Gross             Net             Per          Share--
                                    Sales            Profit           Income          Common        Assuming
                                  (Millions)       (Millions)       (Millions)        Share         Dilution
-------------------------------------------------------------------------------------------------------------
2000 quarter ended
-------------------------------------------------------------------------------------------------------------
March 31(1)                         $2,152           $  833           $139             $ .80          $ .79
-------------------------------------------------------------------------------------------------------------
June 30                              2,275              883            205              1.18           1.17
-------------------------------------------------------------------------------------------------------------
September 30(2)                      2,144              807            150               .87            .86
-------------------------------------------------------------------------------------------------------------
December 31(3)                       2,058              772            126               .75            .75
-------------------------------------------------------------------------------------------------------------
     Total                          $8,629           $3,295           $620             $3.60          $3.57
=============================================================================================================
1999 quarter ended
-------------------------------------------------------------------------------------------------------------
March 31(4)                         $1,858           $  700           $123             $ .71          $ .70
-------------------------------------------------------------------------------------------------------------
June 30                              2,007              782            184              1.06           1.05
-------------------------------------------------------------------------------------------------------------
September 30(5)                      2,016              748             99               .57            .56
-------------------------------------------------------------------------------------------------------------
December 31                          2,114              808            162               .93            .92
-------------------------------------------------------------------------------------------------------------
     Total                          $7,995           $3,038           $568             $3.27          $3.23
=============================================================================================================

Net sales were adjusted in the fourth quarter of 2000 to reclassify outgoing freight costs from a deduction in arriving at net sales to an expense in cost of sales as required by Emerging Issues Task Force 00-10, "Accounting for Shipping and Handling Fees and Costs."

(1) First-quarter 2000 earnings were reduced by pre-tax charges of $39 million for the write-off of an equity investment in Pittsburgh Corning Corporation which has filed for reorganization under the federal bankruptcy code.

(2) Third-quarter 2000 earnings were reduced by a pre-tax charge of $7 million for restructuring and one-time integration costs related to PPG Auto Glass.

(3) Fourth-quarter 2000 earnings were reduced by a pre-tax charge of $14 million due to an other than temporary decline in the market value of an investment in marketable equity securities, previously recorded net of tax as an unrealized loss in other comprehensive loss.

(4) First-quarter 1999 earnings were reduced by a pre-tax charge of $24 million for the disposal of a redundant European packaging coatings facility and work force reductions.

(5) Third-quarter 1999 earnings were reduced by pre-tax charges of $40 million for purchased in-process research and development, $19 million representing the fair-market-value adjustment of acquired ICI and PRC-DeSoto inventories that have been sold and $19 million of restructuring charges related to cost reduction initiatives and the closure of a coatings facility.

19. Business Segment Information

Refer to pages 29 through 31 for information on our business segments for 2000, 1999 and 1998.

                              Eleven-Year Digest


                                              2000    1999    1998    1997    1996    1995    1994     1993   1992      1991   1990
-----------------------------------------------------------------------------------------------------------------------------------
Statement of Income
Net sales(1)                                 8,629   7,995   7,751   7,631   7,466   7,311   6,570    5,980  6,042     5,889  6,241
-----------------------------------------------------------------------------------------------------------------------------------
Gross profit (%)(1)                           38.2    38.0    39.1    39.1    38.5    38.9    37.5     35.5   35.1      33.9   36.5
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                     989     945   1,267   1,149   1,215   1,248     840      531    538       348    767
-----------------------------------------------------------------------------------------------------------------------------------
Income taxes                                   369     377     466     435     471     480     325      236    218       147    292
-----------------------------------------------------------------------------------------------------------------------------------
Income before accounting changes               620     568     801     714     744     768     515      295    319       201    475
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative effect of accounting changes(2)      --      --      --      --      --      --      --     (273)    --        75     --
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                     620     568     801     714     744     768     515       22    319       276    475
-----------------------------------------------------------------------------------------------------------------------------------
Return on average capital (%)(3)(4)           12.1    12.7    19.6    19.1    20.3    21.6    15.3  2.2/8.9    9.7   8.7/7.0   14.0
-----------------------------------------------------------------------------------------------------------------------------------
Return on average equity (%)(3)               19.7    19.3    29.4    28.8    29.5    28.8    20.1  .9/10.7   11.8  10.7/8.0   19.7
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share before accounting
changes                                       3.60    3.27    4.52    3.97    3.96    3.80    2.43     1.39   1.51       .95   2.22
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative effect of accounting changes on
earnings per common share                       --      --      --      --      --      --      --    (1.29)    --       .35     --
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share                     3.60    3.27    4.52    3.97    3.96    3.80    2.43      .10   1.51      1.30   2.22
-----------------------------------------------------------------------------------------------------------------------------------
Average number of common shares              172.3   173.8   177.0   179.8   187.8   202.0   211.9    212.6  212.2     212.4  214.4
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share -- assuming
dilution                                      3.57    3.23    4.48    3.94    3.93    3.78    2.42      .10   1.50      1.29   2.21
-----------------------------------------------------------------------------------------------------------------------------------
Dividends                                      276     264     252     239     237     239     238      221    200       183    176
-----------------------------------------------------------------------------------------------------------------------------------
     Per share                                1.60    1.52    1.42    1.33    1.26    1.18    1.12     1.04    .94       .86    .82
-----------------------------------------------------------------------------------------------------------------------------------
Balance Sheet
Current assets                               3,093   3,062   2,660   2,584   2,296   2,275   2,168    2,026  1,951     2,173  2,217
-----------------------------------------------------------------------------------------------------------------------------------
Current liabilities                          2,543   2,384   1,912   1,662   1,769   1,629   1,425    1,281  1,253     1,341  1,471
-----------------------------------------------------------------------------------------------------------------------------------
Working capital                                550     678     748     922     527     646     743      745    698       832    746
-----------------------------------------------------------------------------------------------------------------------------------
Property (net)                               2,941   2,933   2,905   2,855   2,913   2,835   2,742    2,787  2,972     3,183  3,255
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                 9,125   8,914   7,387   6,868   6,441   6,194   5,894    5,652  5,662     6,056  6,108
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                               1,810   1,836   1,081   1,257     834     736     773      774    905     1,190  1,210
-----------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                         3,097   3,106   2,880   2,509   2,483   2,569   2,557    2,473  2,699     2,655  2,547
-----------------------------------------------------------------------------------------------------------------------------------
     Per share                               18.41   17.86   16.46   14.11   13.57   13.23   12.35    11.57  12.71     12.50  12.01
-----------------------------------------------------------------------------------------------------------------------------------
Other Data
Capital spending(5)                            676   1,833     877     829     489     454     356      293    283       335    567
-----------------------------------------------------------------------------------------------------------------------------------
Depreciation expense                           374     366     354     348     340     332     318      331    352       351    324
-----------------------------------------------------------------------------------------------------------------------------------
Quoted market price
     High                                    65.06   70.75   76.63   67.50   62.25   47.88   42.13    38.13  34.13     29.63  27.63
     ------------------------------------------------------------------------------------------------------------------------------
     Low                                     36.00   47.94   49.13   48.63   42.88   34.88   33.75    29.63  25.00     20.75  17.25
     ------------------------------------------------------------------------------------------------------------------------------
     Year-end                                46.31   62.56   58.19   57.13   56.13   45.75   37.13    37.88  32.88     25.25  23.50
     ------------------------------------------------------------------------------------------------------------------------------
Price/earnings ratio(6)
     High                                       18      22      17      17      16      13      17       27     23        31     12
     ------------------------------------------------------------------------------------------------------------------------------
     Low                                        10      15      11      12      11       9      14       21     17        22      8
     ------------------------------------------------------------------------------------------------------------------------------
Average number of employees                 35,600  33,800  32,500  31,900  31,300  31,200  30,800   31,400 32,300    33,700 35,100
-----------------------------------------------------------------------------------------------------------------------------------

All amounts are in millions of dollars except per share data and number of employees.

Data was adjusted, as appropriate, to reflect the two-for-one stock split payable on June 10, 1994.

(1) Net sales and gross profit percentages were adjusted in the fourth quarter of 2000 to reclassify outgoing freight costs from a deduction in arriving at net sales to an expense in cost of sales as required by Emerging Issues Task Force 00-10, "Accounting for Shipping and Handling Fees and Costs."

(2) The 1993 changes in methods of accounting relate to the adoption of SFAS
    No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The 1991 change in the method of accounting relates to the cost of rebuilding glass and fiber glass melting facilities. The effect of all the changes on net income in the years of change, exclusive of the cumulative effect to Jan. 1 of the year of change and the pro forma effect on individual prior years' net income, was not material.

(3) Return on average capital and return on average equity for 1993 and 1991 were calculated and presented inclusive and exclusive of the cumulative effect of the accounting changes.

(4) Return on average capital is calculated using pre-interest, after-tax earnings and average debt and equity during the year.

(5) Includes the cost of businesses acquired.

(6) Price/earnings ratios were calculated based on high and low market prices during the year and the respective year's earnings per common share. The 1993 and 1991 ratios were calculated and presented exclusive of the cumulative effect of the accounting changes.

                          PPG Shareholder Information
World Headquarters
One PPG Place
Pittsburgh, PA 15272, U.S.A.
Phone (412) 434-3131
Internet: www.ppg.com

Annual Meeting
Thursday, April 19, 2001, 11:00 A.M.
Pittsburgh Marriott Hotel, City Center
112 Washington Place
Pittsburgh, PA 15219

Transfer Agent & Registrar
Mellon Investor Services LLC
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660

PPG-dedicated phone 1-800-648-8160
Internet inquiries: www.mellon-investor.com
                    -----------------------

As a convenience to shareholders, account information, address changes, requests for replacement checks, and Form 1099's can be accessed by way of the Internet. Log on to Investor ServiceDirect(TM) at www.mellon-investor.com.
                                                  -----------------------
Shareholders with specific questions regarding dividend checks, transfer or replacement of stock certificates or dividend tax information should contact Mellon Investor Services.

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

Dividend Information

PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 42 cents per share, voted by the board of directors on Jan. 18, 2001, results in an annual dividend rate of $1.68 per share.

Stock Exchange Listings

PPG common stock is traded on the New York, Pacific and Philadelphia stock exchanges (symbol: PPG).

Direct Purchase Plan with Dividend Reinvestment Option

This plan is offered as a service and convenience to shareholders. It allows purchase of shares of PPG stock directly through the plan, as well as dividend reinvestment, direct deposit of dividends, and safekeeping of PPG stock certificates.

For more information, call Mellon Investor Services at 1-800-648-8160.

Investor Relations

General information about PPG common stock may be obtained from Douglas B. Atkinson, Director of Investor Relations. Phone (412) 434-3312, or write Director of Investor Relations, 40E, PPG Industries, One PPG Place, Pittsburgh, PA 15272.

Quarterly Stock Market Price


----------------------------------------------------------------------------
                              2000                          1999
----------------------------------------------------------------------------
Quarter Ended       High       Low     Close      High       Low     Close
----------------------------------------------------------------------------
March 31           $65.06    $44.38    $52.31    $64.75    $49.38    $51.25
----------------------------------------------------------------------------
June 30             58.13     41.56     44.31     70.75     47.94     59.06
----------------------------------------------------------------------------
Sept. 30            46.50     36.00     39.69     67.00     57.00     60.00
----------------------------------------------------------------------------
Dec. 31             47.44     37.19     46.31     63.00     55.50     62.56
----------------------------------------------------------------------------

  The number of holders of record of PPG common stock as of Jan. 31, 2001, was 30,035, as shown on the records of the Company's transfer agent.

Dividends


--------------------------------------------------------------------
                                2000                    1999
--------------------------------------------------------------------
                           Amount     Per          Amount     Per
Month of Payment         (Millions)  Share       (Millions)  Share
--------------------------------------------------------------------
March                       $ 70     $ .40          $ 66     $ .38
--------------------------------------------------------------------
June                          70       .40            66       .38
--------------------------------------------------------------------
September                     69       .40            66       .38
--------------------------------------------------------------------
December                      67       .40            66       .38
--------------------------------------------------------------------
Total                       $276     $1.60          $264     $1.52
====================================================================