Form 10-K, Exhibit 13
period 2001-12-31
PPG INDUSTRIES INC
filed 2002-02-22
CIK 79879

                                                                      Exhibit 13

                        Financial and Operating Review

Independent Auditors' Report

To the Board of Directors and Shareholders of PPG Industries, Inc.:
We have audited the accompanying consolidated balance sheet of PPG Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2001 set forth on pages 10 to 13 and pages 23 to 35. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PPG Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Pittsburgh, Pennsylvania
January 17, 2002

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

     We believe that the financial statements and related notes in this report are accurate in all material respects, and that they were prepared according to accounting principles generally accepted in the United States of America. The financial statements include amounts that are based on the best estimates and judgments of management.

     We believe, further, that the other financial information contained in this Annual Report is consistent with the financial statements.


/s/ RAYMOND W. LEBOEUF
Raymond W. LeBoeuf
Chairman of the Board
and Chief Executive Officer

/s/ WILLIAM H. HERNANDEZ
William H. Hernandez
Senior Vice President, Finance

                                      PPG Industries, Inc. 2001 Annual Report  9

                              Statement of Income

                                                                                        For the Year
-------------------------------------------------------------------------------------------------------------
(Millions, except per share amounts)                                                2001       2000     1999
-------------------------------------------------------------------------------------------------------------
Net sales                                                                         $8,169     $8,629   $7,995
-------------------------------------------------------------------------------------------------------------
Cost of sales                                                                      5,137      5,334    4,957
-------------------------------------------------------------------------------------------------------------
Gross profit                                                                       3,032      3,295    3,038
-------------------------------------------------------------------------------------------------------------
Other expenses (earnings)
     Selling, general and administrative                                           1,395      1,364    1,230
     --------------------------------------------------------------------------------------------------------
     Depreciation                                                                    375        374      366
     --------------------------------------------------------------------------------------------------------
     Research and development -- net (See Note 18)                                   266        282      284
     --------------------------------------------------------------------------------------------------------
     Interest                                                                        169        177      133
     --------------------------------------------------------------------------------------------------------
     Amortization                                                                     72         73       49
     --------------------------------------------------------------------------------------------------------
     Business divestitures and realignments (See Note 2)                             103          5       42
     --------------------------------------------------------------------------------------------------------
     Purchased in-process research and development (See Note 2)                       --         --       40
     --------------------------------------------------------------------------------------------------------
     Other charges                                                                    84        141       45
     --------------------------------------------------------------------------------------------------------
     Other earnings (See Note 15)                                                    (98)      (138)    (124)
-------------------------------------------------------------------------------------------------------------
     Total other expenses -- net                                                   2,366      2,278    2,065
-------------------------------------------------------------------------------------------------------------
Income before income taxes and minority interest                                     666      1,017      973
-------------------------------------------------------------------------------------------------------------
Income taxes (See Note 9)                                                            247        369      377
-------------------------------------------------------------------------------------------------------------
Minority interest                                                                     32         28       28
-------------------------------------------------------------------------------------------------------------
Net income                                                                        $  387     $  620   $  568
=============================================================================================================
Earnings per common share (See Note 8)                                            $ 2.30     $ 3.60   $ 3.27
=============================================================================================================
Earnings per common share -- assuming dilution (See Note 8)                       $ 2.29     $ 3.57   $ 3.23
=============================================================================================================

The accompanying notes to the financial statements are an integral part of this consolidated statement.

10 PPG Industries, Inc. 2001 Annual Report

                                 Balance Sheet


                                                                                            December 31
----------------------------------------------------------------------------------------------------------
(Millions)                                                                                2001       2000
----------------------------------------------------------------------------------------------------------
Assets
Current assets
      Cash and cash equivalents                                                      $     108   $    111
      ----------------------------------------------------------------------------------------------------
      Receivables (See Note 3)                                                           1,416      1,563
      ----------------------------------------------------------------------------------------------------
      Inventories (See Note 3)                                                             904      1,121
      ----------------------------------------------------------------------------------------------------
      Deferred income taxes (See Note 9)                                                   155        155
      ----------------------------------------------------------------------------------------------------
      Other                                                                                120        143
----------------------------------------------------------------------------------------------------------
         Total current assets                                                            2,703      3,093
----------------------------------------------------------------------------------------------------------
Property (See Note 4)                                                                    7,153      7,089
----------------------------------------------------------------------------------------------------------
Less accumulated depreciation                                                            4,401      4,148
----------------------------------------------------------------------------------------------------------
         Property -- net                                                                 2,752      2,941
----------------------------------------------------------------------------------------------------------
Investments (See Note 10)                                                                  305        320
----------------------------------------------------------------------------------------------------------
Goodwill                                                                                 1,129      1,160
----------------------------------------------------------------------------------------------------------
Less accumulated amortization                                                              157        128
----------------------------------------------------------------------------------------------------------
         Goodwill -- net                                                                   972      1,032
----------------------------------------------------------------------------------------------------------
Identifiable intangible assets                                                             710        718
----------------------------------------------------------------------------------------------------------
Less accumulated amortization                                                              140        102
----------------------------------------------------------------------------------------------------------
         Identifiable intangible assets -- net                                             570        616
----------------------------------------------------------------------------------------------------------
Other assets (See Note 10)                                                               1,150      1,123
----------------------------------------------------------------------------------------------------------
         Total                                                                       $   8,452   $  9,125
==========================================================================================================
Liabilities and Shareholders' Equity
Current liabilities
      Short-term debt and current portion of long-term debt (See Note 5)             $     696   $  1,161
      ----------------------------------------------------------------------------------------------------
      Accounts payable and accrued liabilities (See Note 3)                              1,259      1,382
----------------------------------------------------------------------------------------------------------
         Total current liabilities                                                       1,955      2,543
----------------------------------------------------------------------------------------------------------
Long-term debt (See Note 5)                                                              1,699      1,810
----------------------------------------------------------------------------------------------------------
Deferred income taxes (See Note 9)                                                         552        543
----------------------------------------------------------------------------------------------------------
Accrued pensions (See Note 10)                                                             157        131
----------------------------------------------------------------------------------------------------------
Other postretirement benefits (See Note 10)                                                514        529
----------------------------------------------------------------------------------------------------------
Other liabilities (See Note 10)                                                            373        344
----------------------------------------------------------------------------------------------------------
         Total liabilities                                                               5,250      5,900
----------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (See Note 11)
----------------------------------------------------------------------------------------------------------
Minority interest                                                                          122        128
----------------------------------------------------------------------------------------------------------
Shareholders' equity (See Note 12)
      Common stock                                                                         484        484
      ----------------------------------------------------------------------------------------------------
      Additional paid-in capital                                                           109        102
      ----------------------------------------------------------------------------------------------------
      Retained earnings                                                                  6,551      6,444
      ----------------------------------------------------------------------------------------------------
      Treasury stock, at cost                                                           (3,496)    (3,508)
      ----------------------------------------------------------------------------------------------------
      Unearned compensation (See Note 14)                                                 (108)      (114)
      ----------------------------------------------------------------------------------------------------
      Accumulated other comprehensive loss (See Note 13)                                  (460)      (311)
----------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                      3,080      3,097
----------------------------------------------------------------------------------------------------------
         Total                                                                       $   8,452   $  9,125
==========================================================================================================

Shares outstanding were 168,488,256 and 168,222,073 at Dec. 31, 2001 and 2000, respectively.
The accompanying notes to the financial statements are an integral part of this consolidated statement.

                                      PPG Industries, Inc. 2001 Annual Report 11

                       Statement of Shareholders' Equity

                                                                                                             Accumulated
                                                                                                               Other
                                                           Additional                         Unearned      Comprehensive
                                                  Common    Paid-In   Retained    Treasury  Compensation        Loss
(Millions)                              Total     Stock     Capital   Earnings     Stock    (See Note 14)   (See Note 13)
---------------------------------------------------------------------------------------------------------------------------
Balance, Jan. 1, 1999                  $2,880      $484      $105      $5,791     $(3,198)     $(149)          $(153)
---------------------------------------------------------------------------------------------------------------------------
Net income                                568        --        --         568          --         --              --
---------------------------------------------------------------------------------------------------------------------------
Other comprehensive loss, net of tax      (25)       --        --          --          --         --             (25)
---------------------------------------------------------------------------------------------------------------------------
Cash dividends                           (264)       --        --        (264)         --         --              --
---------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                (82)       --        --          --         (82)        --              --
---------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                 11        --        (1)         --          12         --              --
---------------------------------------------------------------------------------------------------------------------------
Loans to ESOP                             (24)       --        --          --          --        (24)             --
---------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                 39        --        --          --          --         39              --
---------------------------------------------------------------------------------------------------------------------------
Other                                       3        --        --           3          --         --              --
---------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1999                  3,106       484       104       6,098      (3,268)      (134)           (178)
---------------------------------------------------------------------------------------------------------------------------
Net income                                620        --        --         620          --         --              --
---------------------------------------------------------------------------------------------------------------------------
Other comprehensive loss, net of tax     (133)       --        --          --          --         --            (133)
---------------------------------------------------------------------------------------------------------------------------
Cash dividends                           (276)       --        --        (276)         --         --              --
---------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock               (247)       --        --          --        (247)        --              --
---------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                  5        --        (2)         --           7         --              --
---------------------------------------------------------------------------------------------------------------------------
Loans to ESOP                             (24)       --        --          --          --        (24)             --
---------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                 44        --        --          --          --         44
---------------------------------------------------------------------------------------------------------------------------
Other                                       2        --        --           2          --         --              --
---------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 2000                  3,097       484       102       6,444      (3,508)      (114)           (311)
---------------------------------------------------------------------------------------------------------------------------
Net income                                387        --        --         387          --         --              --
---------------------------------------------------------------------------------------------------------------------------
Other comprehensive loss, net of tax     (149)       --        --          --          --         --            (149)
---------------------------------------------------------------------------------------------------------------------------
Cash dividends                           (283)       --        --        (283)         --         --              --
---------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                 (5)       --        --          --          (5)        --              --
---------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                 24        --         7          --          17         --              --
---------------------------------------------------------------------------------------------------------------------------
Loans to ESOP                             (32)       --        --          --          --        (32)             --
---------------------------------------------------------------------------------------------------------------------------
Repayment of loans by ESOP                 38        --        --          --          --         38              --
---------------------------------------------------------------------------------------------------------------------------
Other                                       3        --        --           3          --         --              --
---------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 2001                 $3,080      $484      $109      $6,551     $(3,496)     $(108)          $(460)
===========================================================================================================================

                       Statement of Comprehensive Income



                                                                                            For the Year
---------------------------------------------------------------------------------------------------------------------------
(Millions)                                                                           2001       2000           1999
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                          $ 387      $ 620           $568
---------------------------------------------------------------------------------------------------------------------------
Other comprehensive (loss) income, net of tax (See Note 13)
     Currency translation adjustment                                                 (131)      (120)           (40)
     ----------------------------------------------------------------------------------------------------------------------
     Minimum pension liability adjustment                                             (20)       (16)            18
     ----------------------------------------------------------------------------------------------------------------------
     Unrealized gains (losses) on marketable equity securities                         10         (6)            (3)
     ----------------------------------------------------------------------------------------------------------------------
     Transition adjustment on derivatives (See Note 1)                                 43         --             --
     ----------------------------------------------------------------------------------------------------------------------
     Net change -- derivatives (See Note 7)                                           (51)        --             --
     ----------------------------------------------------------------------------------------------------------------------
     Reclassification adjustment -- marketable equity securities                       --          9             --
     ----------------------------------------------------------------------------------------------------------------------
Other comprehensive loss, net of tax                                                 (149)      (133)           (25)
---------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                $ 238      $ 487           $543
============================================================================================================================

The accompanying notes to the financial statements are an integral part of these consolidated statements.

12 PPG Industries, Inc. 2001 Annual Report

                            Statement of Cash Flows

                                                                                                      For the Year
---------------------------------------------------------------------------------------------------------------------------------
(Millions)                                                                              2001              2000           1999
---------------------------------------------------------------------------------------------------------------------------------
Operating activities
Net income                                                                             $  387            $  620         $   568
---------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile to cash from operations
     Depreciation and amortization                                                        447               447             415
     ----------------------------------------------------------------------------------------------------------------------------
     Business divestitures and realignments                                               103                 5              42
     ----------------------------------------------------------------------------------------------------------------------------
     Purchased in-process research and development                                         --                --              40
     ----------------------------------------------------------------------------------------------------------------------------
     Loss on write-off of equity investment                                                --                39              --
     ----------------------------------------------------------------------------------------------------------------------------
     Reclassification adjustment -- marketable equity securities                           --                 9              --
     ----------------------------------------------------------------------------------------------------------------------------
     Increase in pension asset                                                            (63)             (102)           (110)
     ----------------------------------------------------------------------------------------------------------------------------
     Decrease (increase) in receivables                                                    74               (44)           (128)
     ----------------------------------------------------------------------------------------------------------------------------
     Decrease (increase) in inventories                                                   187               (92)             (7)
     ----------------------------------------------------------------------------------------------------------------------------
     (Decrease) increase in accounts payable and accrued liabilities                     (126)              (11)             77
     ----------------------------------------------------------------------------------------------------------------------------
     Change in other current assets -- net                                                 32               (11)             (9)
     ----------------------------------------------------------------------------------------------------------------------------
     Other -- net                                                                          19                10              14
---------------------------------------------------------------------------------------------------------------------------------
          Cash from operating activities                                                1,060               870             902
---------------------------------------------------------------------------------------------------------------------------------
Investing activities
Capital spending
     Additions to property and investments                                               (291)             (561)           (490)
     ----------------------------------------------------------------------------------------------------------------------------
     Business acquisitions, net of cash balances acquired                                 (10)             (115)         (1,343)
---------------------------------------------------------------------------------------------------------------------------------
Proceeds from the sale of the Company's headquarters complex                               --                --             152
---------------------------------------------------------------------------------------------------------------------------------
Reductions of other property and investments                                               56                40              37
---------------------------------------------------------------------------------------------------------------------------------
          Cash used for investing activities                                             (245)             (636)         (1,644)
---------------------------------------------------------------------------------------------------------------------------------
Financing activities
Net change in borrowings with maturities of three months or less                         (511)              220             492
---------------------------------------------------------------------------------------------------------------------------------
Proceeds from other short-term debt                                                       179               268             252
---------------------------------------------------------------------------------------------------------------------------------
Repayment of other short-term debt                                                       (203)             (244)           (267)
---------------------------------------------------------------------------------------------------------------------------------
Proceeds from long-term debt                                                               29                32             821
---------------------------------------------------------------------------------------------------------------------------------
Repayment of long-term debt                                                               (41)              (55)           (203)
---------------------------------------------------------------------------------------------------------------------------------
Loans to employee stock ownership plan                                                    (32)              (24)            (24)
---------------------------------------------------------------------------------------------------------------------------------
Repayment of loans by employee stock ownership plan                                        38                44              39
---------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                                                                 (5)             (247)            (82)
---------------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock                                                                 13                 4               9
---------------------------------------------------------------------------------------------------------------------------------
Dividends paid                                                                           (283)             (276)           (264)
---------------------------------------------------------------------------------------------------------------------------------
          Cash (used for) from financing activities                                      (816)             (278)            773
---------------------------------------------------------------------------------------------------------------------------------
Effect of currency exchange rate changes on cash and cash equivalents                      (2)               (3)             (1)
---------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                       (3)              (47)             30
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                                              111               158             128
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                                 $  108            $  111         $   158
=================================================================================================================================

The accompanying notes to the financial statements are an integral part of this consolidated statement.

                                      PPG Industries, Inc. 2001 Annual Report 13

                      Management's Discussion and Analysis

Performance in 2001 Compared with 2000

Overall Performance
Our sales decreased 5% in 2001 to $8.2 billion from $8.6 billion in 2000. The majority of this sales decrease, 4%, is attributable to decreased volumes across all of our business segments. Sales for 2001 also declined 2% from foreign currency translation primarily within our coatings segment due to the strengthening of the U.S. dollar against other currencies. These sales decreases were partially offset by a 1% increase in prices within our coatings and glass segments.
     The gross profit percentage decreased to 37.1% in 2001 from 38.2% in 2000. Increased raw material costs, including natural gas, particularly in our glass and chemicals segments, along with unfavorable sales mix across our glass and chemicals segments were offset slightly by the benefits realized from improved manufacturing efficiencies in our coatings and glass segments.
     Net income and earnings per share, diluted, in 2001 were $387 million and $2.29, respectively, compared to $620 million and $3.57, respectively, in 2000. Net income in 2001 included an after-tax charge of $71 million for restructuring and other related activities. Net income in 2000 included after-tax charges of $35 million for the write-off of a 50% owned equity investment and $3 million of restructuring and one-time integration costs associated with PPG Auto Glass L.L.C. (PPG Auto Glass), an automotive replacement glass distribution venture formed during 2000. Excluding these charges, net income and earnings per share, diluted, for 2001 were $458 million and $2.71, respectively, and $658 million and $3.79, respectively, in 2000. The decrease in earnings is largely attributable to the lower sales volume and gross profit percentage described above. In addition, selling, general and administrative expenses were up $31 million as the savings from our restructuring actions of about $35 million were more than offset by the additional overhead costs of businesses acquired during 2000, higher pension and other benefit costs, higher growth related overhead in our architectural coatings business and the impact of inflation. Additional cost reductions of $25 million related to our restructuring actions are reflected in research and development costs and costs of sales.

Results of Business Segments
Coatings sales decreased 5% to $4.4 billion in 2001 from $4.7 billion in 2000. Sales decreased 4% from decreased volumes primarily in our North American automotive original equipment, refinish and industrial businesses. Sales also decreased 2% due to negative effects of foreign currency translation. These decreases were offset slightly by a 1% increase from higher selling prices primarily in our refinish business. Operating income decreased to $495 million in 2001 compared to $685 million in 2000. Operating income in 2001 included pretax restructuring and other related costs of $83 million. Excluding these pretax charges, operating income in 2001 was $578 million. The decrease in operating income is attributable to lower sales volumes and higher environmental, pension and other benefit costs offset, in part, by improved manufacturing efficiencies and lower research and development costs.
     Glass sales decreased 5% to $2.2 billion in 2001 from $2.4 billion in 2000. Sales decreased 6% from decreased volumes primarily in our North American automotive original and fiber glass businesses and 1% due to the negative effects of foreign currency translation. These declines were offset by a 2% increase in selling prices, due in part to more profitable product mix, in our flat glass, automotive replacement glass and fiber glass businesses. Operating income decreased to $255 million in 2001 compared to $377 million in 2000. Operating income in 2001 included pretax restructuring and other related costs of $10 million and operating income in 2000 included pretax charges of $6 million for restructuring and one-time integration costs related to PPG Auto Glass. Excluding these pretax charges, operating income in 2001 was $265 million compared to $383 million in 2000. The decrease in operating income is attributable to lower sales volumes primarily in our North American automotive original and fiber glass businesses, the effects of higher natural gas costs and lower equity earnings, partially offset by improved manufacturing efficiencies, higher selling prices and the inclusion of a full year's results of PPG Auto Glass.
     Chemicals sales decreased 6% to $1.5 billion in 2001 from $1.6 billion in 2000. Sales volumes declined 4% primarily from our chlorine, caustic soda, chlor-alkali derivative and silica products. Sales also decreased 1% due to lower selling prices for our chlor-alkali derivative products and 1% due to the negative effects of foreign currency translation. Operating income decreased to $91 million in 2001 from $174 million in 2000. Operating income in 2001 included pretax restructuring and other related costs of $7 million. Excluding these pretax charges, operating income in 2001 was $98 million. The decrease in operating income is attributable to lower sales volumes, higher natural gas and environmental costs and decreased manufacturing efficiencies.

Other Significant Factors
Earnings in 2001 and 2000 included pension income of $53 million and $86 million, respectively. This decline in pension income is due primarily to a decline in the market value of pension plan assets during 2000. The market value of our pension plan assets continued to decrease during 2001 due primarily to the declines in the U.S. equity markets. As a result of this decline, along with a reduction in the expected return on plan assets and discount rate assumptions, the Company expects to record pension expense of approximately $50 million in 2002. See Note 10, "Pensions and Other Postretirement Benefits," for information concerning the pension plan assets and the components of pension income.
     Other unallocated corporate expense--net, was $21 million in 2001 as compared to $54 million in 2000. Included in 2001 is a pretax charge of $1 million for restructuring and other related costs. Included in 2000 are pretax charges of $39 million representing the write-off of a 50% owned equity investment in Pittsburgh Corning Corporation, which has filed for reorganization under the federal bankruptcy code and $14 million representing an other than temporary decline in the market value of an investment in marketable

14 PPG Industries, Inc. 2001 Annual Report

                      Management's Discussion and Analysis


equity securities, previously recorded, net of tax, as an unrealized loss in other comprehensive loss.
     The tax rate for ongoing operations was 36% in both 2001 and 2000. However, the overall effective tax rate in 2001 was 37.07% as the geographic spread of the restructuring charges taken in the first quarter provided a tax benefit of only 30%. The effective tax rate for ongoing operations for 2002 is expected to approximate 36%.
     The decrease in short-term and long-term debt during 2001 is due principally to the repayment of various U.S. and non-U.S. debt obligations.

Outlook
The impact of the recession on our results of operations for 2001 was significant, as we experienced continued weakness in many of our North American markets, including automotive original equipment, aerospace and other transportation products, electronics, construction materials, pulp and paper and aluminum. During 2001 we also saw demand weaken in the key markets we serve in Europe, South America and Asia as the impact of the North American recession broadened.
     As we begin 2002, the North American recession and general, global economic weakness continue. There are mixed economic indicators in the U.S.: recent reports on consumer confidence, unemployment and industrial orders suggest that the economy may be strengthening; conversely, the extension of sales incentive programs by the North American automobile manufacturers and the continued decline in U.S. industrial production indicates that the economy continues to be weak. There is also uncertainty related to many aspects of the global economy, particularly the automotive markets. We know that our inventory levels are lower than they have been in past downturns and we believe that our customers have also reduced their inventories. This indicates that industrial production could respond quickly to a strengthening of demand, whenever it occurs.
     Although the timing of the recovery is uncertain, we know from past experience that we need to continue to increase our productivity, reduce our cost structure and conserve our capital. We focused on these issues in 2001 and will continue to do so in 2002. Following the restructuring and workforce reductions begun last year, we are developing plans to take additional actions that will result in a restructuring charge against earnings later in the first quarter of 2002 in the range of $60 million to $90 million before taxes. These actions will include further workforce reductions and the closing of facilities or portions of facilities no longer needed as a result of the improvements made in our productivity and key business processes. We will also continue our efforts to improve our customers' results through the delivery of cost effective solutions. These efforts will include developing new products and integrated product/service offerings.
     We also expect continued consolidation of companies within our customer, supplier and competitor groups in 2002. This will lead to continued downward pressure on our selling prices and to potentially higher raw material prices. In particular, there is a risk that further chemical industry consolidation, combined with a profitability horizon that is shorter than has historically been acceptable, could make prices or physical availability of certain raw materials more volatile and could contribute to increases in raw material costs in excess of inflation. The impacts may be dampened by weaker, recession-driven demand but, in a period of economic recovery, demand may outpace supply. These same factors should create favorable market conditions for our chlor-alkali business in terms of its selling prices and demand.
     The operating performance of our glass and chemicals segments during the last two years has been adversely impacted by the sharp increase in natural gas prices beginning in the second half of 2000. Each one-dollar change in the price of natural gas per mmbtu (million British thermal units) could have a direct impact of approximately $60 million on our annual operating costs. The average monthly market price for 2001 was $4.38 per mmbtu, up from $3.91 per mmbtu in 2000 to a level which was almost twice the average monthly market price during the 1995-1999 time period. Prices came down significantly in the second half of 2001 and ended the year at $2.54 per mmbtu. However, natural gas prices are expected to continue to be substantially more volatile over the next few years, making it difficult to predict the future cost of natural gas. In order to reduce the risks associated with volatile prices, we use a number of techniques including hedging, conserving through improved manufacturing technologies and switching to alternative fuels.
     Another factor that will impact our operating performance in 2002 is increased employee benefit costs due to rising medical costs and lower returns on pension assets. Growing increases in medical costs, particularly prescription drugs, will give rise to higher costs for postretirement medical benefits in 2002. We will also experience a shift from pension income in 2001 to pension expense in 2002 as a result of a decline in the market value of our pension plan assets, due primarily to a second straight year of negative investment returns in the U.S. equity markets, a reduction in our expected rate of return on pension plan assets and discount rate assumptions for 2002. We expect our pension and other postretirement benefit costs to increase by about $130 million in 2002, which will reduce earnings per share by about $0.49 but have only a minor impact on 2002's cash flow.

Newly Adopted Accounting Standards
Note 1, "Summary of Significant Accounting Policies," effective Jan. 1, 2001, describes and quantifies the Company's adoption of the provisions of the Financial Accounting Standards Board's (FASB) standards on accounting for derivative instruments and hedging activities.

Accounting Standards to be Adopted in Future Years
In June 2001, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. All of the Company's acquisitions in recent years were accounted for under the purchase

                                     PPG Industries, Inc. 2001 Annual Report  15

                      Management's Discussion and Analysis


method. The new standard had no impact on PPG in 2001. SFAS No. 142 changes the accounting for goodwill and certain other intangible assets from an amortization method to an impairment only approach. We will adopt the provisions of SFAS No. 142 effective Jan. 1, 2002. This change in accounting will increase our 2002 net income by approximately $30 million or $0.18 per share because goodwill will no longer be amortized. The standard also requires a reassessment of the useful lives of identifiable intangible assets other than goodwill and a test for impairment of goodwill and intangibles with indefinite lives annually, unless events and circumstances indicate that the carrying amounts may not be recoverable. The Company expects to complete its assessment by the end of the first quarter of 2002.
     During 2001 the FASB issued two other accounting standards--"Accounting for Asset Retirement Obligations" and "Accounting for the Impairment or Disposal of Long-Lived Assets." See Note 1, "Summary of Significant Accounting Policies" for an expanded description of these new standards.

Performance in 2000 Compared with 1999

Overall Performance
Our sales increased 8% in 2000 to $8.6 billion from $8.0 billion in 1999. The majority of this sales increase, 7%, is attributable to several acquisitions made in 1999 and 2000, primarily within our coatings segment. Other improvements in volume in our coatings and glass segments totaled 2%. Sales for 2000 also increased by 2% due to higher selling prices primarily within our chemicals segment. These sales increases were partially offset by a 3% decline from foreign currency translation in all of our business segments due to the strengthening of the U.S. dollar against other currencies, especially the euro and the British pound sterling.
     The gross profit percentage increased slightly to 38.2% in 2000 from 38.0% in 1999. Improvements in manufacturing efficiencies across all of our business segments and higher selling prices, primarily in our chemicals segment, were substantially offset by increases in raw material costs, particularly for natural gas.
     Net income and earnings per share, diluted, in 2000 were $620 million and $3.57, respectively, compared to $568 million and $3.23, respectively, in 1999. Net income in 2000 included after-tax charges of $35 million for the write-off of a 50% owned equity investment and $3 million of restructuring and one-time integration costs associated with PPG Auto Glass. Net income in 1999 included after-tax charges of $33 million for purchased in-process research and development, $31 million related to the integration of packaging coatings acquisitions and ongoing cost reduction efforts and $15 million for the fair-market-value adjustment of acquired inventories sold. Excluding these charges, net income and earnings per share, diluted, for 2000 were $658 million and $3.79, respectively, and $647 million and $3.68, respectively, in 1999.

Results of Business Segments
Coatings sales increased 9% to $4.7 billion in 2000 from $4.3 billion in 1999. Sales increased 11% from acquisitions and 2% due to volume improvements primarily in our European automotive original equipment business and our European industrial business. Sales declined 3% from the negative effects of foreign currency translation and 1% from lower selling prices. Operating income was $685 million in 2000 compared to $545 million in 1999. Operating income in 1999 included pretax charges of $40 million for purchased in-process research and development; $41 million of restructuring charges related to the integration of packaging coatings acquisitions and ongoing cost reduction efforts throughout our coatings businesses and $23 million representing the fair-market-value adjustment of acquired inventories that had been sold. Excluding these pretax restructuring charges, operating income in 1999 was $649 million. The increase in operating income is attributable to acquisitions, increased sales volumes and manufacturing efficiencies. These factors were partially offset by higher raw material costs, the effect of inflation and currency.
     Glass sales increased 5% to $2.4 billion in 2000 from $2.2 billion in 1999. Sales increased 3% from increased volumes across all glass businesses, 2% from acquisitions and 1% from higher selling prices primarily for our fiber glass products. These increases were partially offset by a 1% decline due to foreign currency translation. Operating income was $377 million in 2000 compared to $363 million in 1999. Operating income in 2000 also included pretax charges of $6 million for restructuring and one-time integration costs related to PPG Auto Glass. Excluding these charges, operating income in 2000 was $383 million. The increase in operating income is attributable to increased selling prices, increased equity affiliate earnings and manufacturing efficiencies, partially offset by higher natural gas costs.
     Chemicals sales increased 8% to $1.6 billion in 2000 from $1.5 billion in 1999. Sales increased 11% as a result of higher selling prices for our chlorine and caustic soda products. This increase was offset slightly by a 2% decline in sales volume of our chlor-alkali derivative, optical and fine chemicals products and a 1% decline from the negative effect of foreign currency translation. Operating income decreased to $174 million in 2000 from $177 million in 1999. The decrease in operating income is attributable to lower sales volumes and higher natural gas costs. These negative factors were partially offset by higher selling prices mentioned previously and improved manufacturing efficiencies.

Other Significant Factors
Earnings in 2000 and 1999 included pension income of $86 million and $71 million, respectively, due primarily to returns on U.S. defined benefit pension plan assets.
     Interest expense increased due to the issuance of $800 million aggregate principal amount of debt securities in August 1999 to finance the 1999 acquisitions.
     Other unallocated corporate expense--net, was expense of $54 million in 2000 as compared to income of $12 million in 1999. Included in 2000 are pretax charges of $39 million representing the write-off of a 50% owned equity investment in Pittsburgh Corning Corporation, which has filed for reorganization under the federal bankruptcy code, and $14 million representing an other than temporary

16 PPG Industries, Inc. 2001 Annual Report

                      Management's Discussion and Analysis


decline in the market value of an investment in marketable equity securities, previously recorded, net of tax, as an unrealized loss in other comprehensive loss.

     The effective tax rate for 2000 was 36.25% compared to 38.80% for 1999. The reduction in the effective tax rate for 2000 was due to an improvement in the regional mix of non-U.S. taxable earnings and a lower effective state tax rate. The 1999 rate reflects the impact of the non-deductibility of certain purchased in-process research and development charges recorded in 1999.

Business Divestitures and Realignments
During the first quarter of 2001, the Company finalized plans to reduce costs, increase efficiencies and accelerate performance improvement and took a charge of $101 million for restructuring and other related activities, including severance and other costs of $67 million and asset dispositions of $34 million. It is expected that substantially all of these amounts will be spent by June 2002. The details of this charge were as follows:

-------------------------------------------------------------------
(Millions, except   Severance and    Asset       Total    Employees
employee amounts)    Other Costs   Dispositions  Charge   Covered
-------------------------------------------------------------------
Coatings                 $ 60         $  23      $  83    1,072
-------------------------------------------------------------------
Glass                       4             6         10      254
-------------------------------------------------------------------
Chemicals                   2             5          7       23
-------------------------------------------------------------------
Corporate                   1            --          1       18
-------------------------------------------------------------------
     Total               $ 67         $  34      $ 101    1,367
     --------------------------------------------------------------
     Activity             (34)          (32)       (66)    (935)
-------------------------------------------------------------------
     Balance at
     Dec. 31, 2001       $ 33         $   2      $  35      432
===================================================================

In conjunction with this first quarter charge, an additional $2 million of restructuring costs were recorded in 2001 as incurred.

     During 2001, we paid $17 million related to restructuring reserves accrued in 2000 and 1999. See Note 2, "Acquisitions, Business Divestitures and Realignments," for an expanded description of these restructuring actions.

Commitments and Contingent Liabilities, including Environmental Matters
PPG is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which substantial monetary damages are sought. See Note 11, "Commitments and Contingent Liabilities," for an expanded description of certain of these lawsuits. As discussed in Note 11, except with respect to any PPG contribution arising out of a possible voluntary settlement of asbestos claims, the amount of which cannot be predicted, management believes that, in the aggregate, the outcome of all lawsuits and claims involving PPG will not have a material effect on PPG's consolidated financial position or liquidity; however, such outcome may be material to the results of operations of the period in which the costs, if any, are recognized.

     It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are generally not discounted. As of Dec. 31, 2001 and 2000, PPG had reserves for environmental contingencies totaling $94 million and $84 million, respectively. Pretax charges against income for environmental remediation costs in 2001, 2000 and 1999 totaled $29 million, $18 million and $10 million, respectively, and are included in "Other charges" in the statement of income. Cash outlays related to such environmental remediation aggregated $19 million, $16 million and $22 million in 2001, 2000 and 1999, respectively.

     Management anticipates that the resolution of the Company's environmental contingencies will occur over an extended period of time and could result in charges against income of up to $50 million in 2002. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the outcome of the Company's environmental contingencies will not have a material effect on PPG's financial position or liquidity.

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

     Although the unreserved exposure to future loss relates to all sites, a significant portion of such exposure involves three operating plant sites in our chemicals segment. Initial remedial actions are occurring at these sites. Studies to determine the nature of the contamination are reaching completion and the need for additional remedial actions, if any, is presently being evaluated. The loss contingencies related to the remaining portion of such unreserved exposure include significant unresolved issues such as the nature and extent of contamination, if any, at sites and the methods that may have to be employed should remediation be required.

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

     The impact of evolving programs, such as natural resource damage claims, industrial site reuse initiatives and state voluntary remediation programs, also adds to the present uncertainties with regard to the ultimate resolution of this unreserved exposure to future loss. The Company's assessment of the potential impact of these environmental

                                      PPG Industries, Inc. 2001 Annual Report 17

                      Management's Discussion and Analysis


contingencies is subject to considerable uncertainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies.
     A major customer of one of the Company's Asian coatings joint ventures is experiencing financial difficulties. Should this customer be unable to pay the amounts owed to our investee or cease operations, our loss would be limited to the value of the Company's investment in the joint venture which was approximately $20 million at Dec. 31, 2001.

Impact of Inflation
PPG'sfinancial statements are prepared on the historical cost basis, which does not completely account for the effects of inflation.
     In 2001, the increase in production costs due to the negative effects of inflation was not fully recovered through price increases and manufacturing efficiencies, which were adversely impacted by lower production volumes. In 2000, the negative effects of inflation, including the impact of higher natural gas costs, were substantially offset in the aggregate by the impact of higher selling prices in our glass and chemicals businesses and manufacturing efficiencies in all of our businesses. In 1999, the decline in selling prices and negative effects of inflation on our production costs were partially offset by improved manufacturing efficiencies. While inflationary and market pressures on costs are expected to be experienced in 2002, we anticipate that ongoing improvements in manufacturing efficiencies and reductions in overhead will mitigate the negative effect of inflation and selling prices on 2002 operating income to a significant extent.

Financial Resources, Capital Spending
During the past three years, we continued to have sufficient financial resources to meet operating requirements, to fund our capital spending, share repurchase programs, and to pay increased dividends to shareholders. Cash from operating activities was $1,060 million in 2001, $870 million in 2000 and $902 million in 1999. Dividends paid to shareholders totaled $283 million in 2001, $276 million in 2000 and $264 million in 1999.
     During 2001, 2000 and 1999, the Company repurchased approximately 0.1 million, 5.8 million and 1.2 million shares of common stock at a cost of $5 million, $234 million and $68 million, respectively, under various share repurchase programs. The program initiated in November 1998 authorized the repurchase of 10 million shares of common stock. As of Dec. 31, 2001, 9.1 million shares of common stock had been repurchased under this program at a cost of $421 million. In October 2000, we authorized a program to repurchase an additional 10 million shares of common stock. The repurchase of common stock was financed principally by cash from operations and proceeds from long-term debt. Additional shares were repurchased from the PPG Employee Savings Plan.
     Capital spending in 2001 totaled $301 million, compared with $676 million in 2000 and $1,833 million in 1999. This spending related to business acquisitions totaling $10 million, $115 million and $1,343 million, in 2001, 2000 and 1999, respectively, modernization and productivity improvements, expansion of existing businesses, and environmental control projects. Capital spending in 2000 also included $83 million for marketable securities relating to the deferred compensation plan. Capital spending, excluding acquisitions, is expected to total about $300 million during 2002.
     We periodically review our array of businesses in comparison to our overall strategic and performance objectives. As part of this review, we routinely acquire or divest of certain businesses. During 2002, we anticipate that any acquisitions completed will be funded through a combination of cash generated from operations or from the sale of other businesses and, to a lesser extent, external funding sources or the issuance of stock.
     The ratio of total debt, including capital leases, to total debt and equity was 44% and 49% at Dec. 31, 2001 and 2000, respectively. Cash from operations and the Company's debt capacity are expected to continue to be sufficient to fund capital spending, dividend payments and operating requirements.
     See Note 5, "Debt and Bank Credit Agreements and Leases," for details regarding the use and availability of committed and uncommitted lines of credit.
     In addition to the lines of credit, the Company may issue up to $500 million aggregate principal amount of debt securities under a shelf registration statement filed with the Securities and Exchange Commission (SEC)in July 1999.

Critical Accounting Policies
Management has evaluated the accounting policies used in the preparation of the accompanying financial statements and related notes and believes those policies to be reasonable and appropriate. We believe that the most critical accounting policies applied in the preparation of our financial statements relate to accounting for contingencies, under which we accrue a loss when it is probable that a liability has been incurred and the amount can be reasonably estimated, and to accounting for pensions and other postretirement benefits because of the importance of management judgment in making the estimates necessary to apply these policies.
     Contingencies, by their nature, relate to uncertainties that require management to exercise judgment both in assessing the likelihood that a liability has been incurred as well as in estimating the amount of potential loss. The most important contingencies impacting our financial statements are those related to the collectibility of accounts receivable (see Note 3), environmental remediation and pending litigation against the Company (see Note
11), and the resolution of matters related to open tax years (see Note 9). Accounting for pensions and other postretirement benefits involves estimating the cost of benefits to be provided well into the future and attributing that cost over the time period each employee works. To accomplish this, extensive use is made of assumptions about inflation, investment returns, mortality, turnover, medical costs and discount rates (see Note 10).
     As part of our ongoing financial reporting process, a collaborative effort is undertaken involving PPG managers

18 PPG Industries, Inc. 2001 Annual Report

                      Management's Discussion and Analysis


with functional responsibility for financial reporting, credit, environmental, legal, tax and benefit matters and outside advisors such as consultants, engineers, lawyers and actuaries. The results of this effort provide management with the necessary information on which to base their judgments on these contingencies and develop the estimates used to prepare the financial statements.
     We believe that the amounts recorded in the accompanying financial statements related to these contingencies, pensions and postretirement benefits are based on the best estimates and judgments of the appropriate PPG management, although actual outcomes could differ from our estimates.

Currency
On Jan. 1, 1999, eleven of the member countries of the European Monetary Union converted from their sovereign currencies to a common currency, the euro. At that time, fixed conversion rates between the legacy currencies and the euro were set. Greece has since joined the original eleven countries and will adopt the euro in 2002. The legacy currencies will remain legal tender through February 28, 2002. Issuance of euro-denominated currency began as of Jan. 1, 2002. No later than February 28, 2002, the participating countries will withdraw all bills and coins so that their legacy currencies will no longer be considered legal tender.
     Conversion to the euro has not had a material impact on PPG's operating results and financial condition.
     At Dec. 31, 2001, PPG had net assets in Argentina of $68 million translated using an exchange rate of 1.7 Argentine pesos to one U.S. dollar. Any reduction in the value of these net assets resulting from a further devaluation of the Argentine peso will result in a direct charge to accumulated other comprehensive loss component of shareholders' equity.

Research and Development

Innovation and technology have been a hallmark of our Company's success throughout its history. Research and development costs totaled about 3% of sales in each of the past three years, representing a level of expenditure that we expect to continue in 2002. These costs include technology-driven improvements to our manufacturing processes and customer technical service, as well as the costs of developing new products. Because of our broad array of products and customers, we are not materially dependent upon any single technology platform.

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

Market Risk

PPG is exposed to market risks related to changes in foreign currency exchange rates, interest rates and natural gas prices arising from transactions that are entered into in the normal course of business. The Company may enter into derivative financial instrument transactions in order to manage or reduce this market risk. A detailed description of these exposures and the Company's risk management policies are provided in Note 7, "Derivative Financial Instruments," to PPG's financial statements.
     The fair value of the foreign currency forward and option contracts outstanding as of Dec. 31, 2001 and 2000, which were used to hedge PPG's exposure to changes in foreign currency cash flows and translation risk, was not material. The potential reduction in PPG's earnings resulting from adverse changes in the exchange rates of its outstanding foreign currency hedge contracts of 10% for European currencies and 20% for Asian and South American currencies would have totaled approximately $4 million and $2 million as of Dec. 31, 2001 and 2000, respectively.
     PPG had non-U.S. dollar-denominated debt of $409 million and $554 million as of Dec. 31, 2001 and 2000, respectively. A weakening of the U.S. dollar by 10% to European currencies and by 20% to Asian and South American currencies would have resulted in unrealized translation losses of approximately $59 million and $76 million as of Dec. 31, 2001 and 2000, respectively.
     Interest rate swaps are used to manage a portion of PPG's interest rate risk and, as of Dec. 31, 2001, the fair

                                      PPG Industries, Inc. 2001 Annual Report 19

                     Management's Discussion and Analysis


value of the interest rate swaps outstanding was a net $20 million liability. The fair value of these swaps would have increased by $11 million if variable interest rates changed unfavorably by 10%. As of Dec. 31, 2000, the fair value of interest rate swaps was not material. A 10% increase in interest rates in Canada, Mexico and Europe and a 20% increase in interest rates in Asia and South America would have affected PPG's variable rate debt obligations by increasing interest expense by approximately $6 million and $9 million as of Dec. 31, 2001 and 2000, respectively. Further, a 10% reduction in interest rates would have increased the present value of the Company's fixed rate debt by approximately $62 million and $84 million as of Dec. 31, 2001 and 2000, respectively. Such changes would not have had a material effect on PPG's earnings or cash flows.

     The fair value of commodity swap and option contracts as of Dec. 31, 2001 and 2000 was a $12 million liability and a $62 million asset, respectively, which were entered into to reduce PPG's exposure to rising prices in natural gas. As a result of a 10% reduction in the price of natural gas, the Company would have experienced a loss in the fair value of the underlying commodity swap and option contracts outstanding as of Dec. 31, 2001 and 2000 of approximately $12 million at both dates.

                         Business Segment Information

Segment Organization and Products

PPG is a multinational manufacturer with three reportable segments: coatings, glass and chemicals. The Company's segments are organized based on differences in products. The glass and fiber glass operations have been aggregated into a single reportable segment. The coatings segment supplies a variety of protective and decorative coatings and finishes along with adhesives, sealants and metal pretreatment products for automotive original equipment and aftermarket refinish, aerospace, industrial, packaging and architectural applications. In addition to specific products, the coatings segment supplies technical expertise, engineering and purchasing services to the automotive original, industrial and aerospace portions of the business. The glass segment supplies flat glass and continuous-strand fiber glass for residential and commercial construction, automotive original and replacement markets and industrial applications. The chemicals segment supplies chlor-alkali and specialty chemicals products. The primary chlor-alkali products are chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents and chlorinated benzenes. The primary specialty chemicals products are Transitions lenses, optical monomers, silicas and fine chemicals. Production facilities and markets for the coatings and glass segments are predominantly in North America and Europe, while the chemicals segment operates primarily in North America. Our businesses are also pursuing opportunities to develop markets in Asia and South America. Each of the businesses in which PPG is engaged is highly competitive. However, the diversification of product lines and worldwide markets served tends to minimize the impact on total sales and earnings of changes in demand for a particular product line or in a particular geographic area.

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

------------------------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                                            Consolidated
Segments                                                 Coatings/(1)/    Glass/(2)/   Chemicals/(3)/  Corporate/(4)/       Totals
------------------------------------------------------------------------------------------------------------------------------------
2001
Net sales to external customers                          $   4,410        $  2,236     $   1,523        $       --       $   8,169
------------------------------------------------------------------------------------------------------------------------------------
Intersegment net sales                                           2               1             8               (11)             --
------------------------------------------------------------------------------------------------------------------------------------
        Total net sales                                  $   4,412        $  2,237     $   1,531        $      (11)      $   8,169
====================================================================================================================================
Operating income (loss)                                  $     495        $    255     $      91        $      (21)      $     820
------------------------------------------------------------------------------------------------------------------------------------
Interest--net                                                                                                                 (154)
------------------------------------------------------------------------------------------------------------------------------------
        Income before income taxes and minority interest                                                                 $     666
====================================================================================================================================
Depreciation and amortization                            $     193        $    137     $      97        $       20       $     447
------------------------------------------------------------------------------------------------------------------------------------
Share of net earnings of equity affiliates               $      --        $      9     $       1        $        5       $      15
------------------------------------------------------------------------------------------------------------------------------------
Segment assets/(5)/                                      $   4,160        $  1,596     $   1,105        $    1,591       $   8,452
------------------------------------------------------------------------------------------------------------------------------------
Investments in equity affiliates                         $      24        $     94     $      26        $       13       $     157
------------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                       $     109        $     85     $      58        $       31       $     283
====================================================================================================================================

(continued on next page)

20 PPG Industries, Inc. 2001 Annual Report

                         Business Segment Information

(continued)
-------------------------------------------------------------------------------------------------------------------------------
(Millions)                                                                                                         Consolidated
Segments                                           Coatings/(1)/      Glass/(2)/   Chemicals/(3)/  Corporate/(4)/        Totals
-------------------------------------------------------------------------------------------------------------------------------
2000
Net sales to external customers                        $ 4,658        $  2,350       $ 1,621        $    --           $   8,629
-------------------------------------------------------------------------------------------------------------------------------
Intersegment net sales                                       3               1            11            (15)                 --
-------------------------------------------------------------------------------------------------------------------------------
     Total net sales                                   $ 4,661        $  2,351       $ 1,632        $   (15)          $   8,629
===============================================================================================================================
Operating income (loss)                                $   685        $    377       $   174        $   (54)          $   1,182
-------------------------------------------------------------------------------------------------------------------------------
Interest--net                                                                                                              (165)
-------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes and minority interest                                                                 $   1,017
===============================================================================================================================
Depreciation and amortization                          $   193        $    140       $    95        $    19           $     447
-------------------------------------------------------------------------------------------------------------------------------
Share of net earnings of equity affiliates             $     5        $     25       $     3        $     6           $      39
-------------------------------------------------------------------------------------------------------------------------------
Segment assets/(5)/                                    $ 4,592        $  1,791       $ 1,221        $ 1,521           $   9,125
-------------------------------------------------------------------------------------------------------------------------------
Investments in equity affiliates                       $    24        $    106       $    29        $    13           $     172
-------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                     $   240        $    140       $    79        $    37           $     496
===============================================================================================================================
1999
Net sales to external customers                        $ 4,266        $  2,228       $ 1,501        $    --           $   7,995
-------------------------------------------------------------------------------------------------------------------------------
Intersegment net sales                                       3               1             8            (12)                 --
-------------------------------------------------------------------------------------------------------------------------------
     Total net sales                                   $ 4,269        $  2,229       $ 1,509        $   (12)          $   7,995
===============================================================================================================================
Operating income                                       $   545        $    363       $   177        $    12           $   1,097
-------------------------------------------------------------------------------------------------------------------------------
Interest--net                                                                                                              (124)
-------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes and minority interest                                                                 $     973
===============================================================================================================================
Depreciation and amortization                          $   153        $    148       $    91        $    23           $     415
-------------------------------------------------------------------------------------------------------------------------------
Share of net earnings of equity affiliates             $     3        $     14       $     3        $     8           $      28
-------------------------------------------------------------------------------------------------------------------------------
Segment assets/(5)/                                    $ 4,451        $  1,728       $ 1,252        $ 1,483           $   8,914
-------------------------------------------------------------------------------------------------------------------------------
Investments in equity affiliates                       $    21        $     87       $    33        $    54           $     195
-------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                     $ 1,415        $    144       $   125        $    54           $   1,738
===============================================================================================================================
-------------------------------------------------------------------------------------------------------------------------------
(Millions)
Geographic Information                                                                  2001           2000                1999
-------------------------------------------------------------------------------------------------------------------------------
Net sales/(6)/
     United States                                                                   $ 5,469        $ 5,754           $   5,358
     --------------------------------------------------------------------------------------------------------------------------
     Europe                                                                            1,507          1,599               1,569
     --------------------------------------------------------------------------------------------------------------------------
     Canada                                                                              545            595                 542
     --------------------------------------------------------------------------------------------------------------------------
     Other                                                                               648            681                 526
-------------------------------------------------------------------------------------------------------------------------------
        Total                                                                        $ 8,169        $ 8,629           $   7,995
===============================================================================================================================
Operating income
     United States/(7)/                                                              $   664        $   934           $     888
     --------------------------------------------------------------------------------------------------------------------------
     Europe/(8)/                                                                         103            185                 121
     --------------------------------------------------------------------------------------------------------------------------
     Canada                                                                               38             74                  63
     --------------------------------------------------------------------------------------------------------------------------
     Other                                                                                36             43                  13
-------------------------------------------------------------------------------------------------------------------------------
        Total/(9)/                                                                   $   841        $ 1,236           $   1,085
-------------------------------------------------------------------------------------------------------------------------------
Interest  net                                                                           (154)          (165)               (124)
-------------------------------------------------------------------------------------------------------------------------------
Other unallocated corporate (expense) income -- net                                      (21)           (54)                 12
-------------------------------------------------------------------------------------------------------------------------------
        Income before income taxes and minority interest                             $   666        $ 1,017           $     973
===============================================================================================================================

(continued on next page)

                                    PPG Industries, Inc.  2001 Annual Report  21

                         Business Segment Information

(continued)
----------------------------------------------------------------------
(Millions)
Geographic Information                   2001        2000         1999
----------------------------------------------------------------------
Long-lived assets/(10)/
     United States                    $ 3,764     $ 3,862      $ 3,676
     -----------------------------------------------------------------
     Europe                               964       1,031        1,082
     -----------------------------------------------------------------
     Canada                               191         211          235
     -----------------------------------------------------------------
     Other                                473         553          545
----------------------------------------------------------------------
          Total                       $ 5,392     $ 5,657      $ 5,538
======================================================================
Identifiable assets
     United States/(11)/              $ 5,606     $ 5,977      $ 5,625
     -----------------------------------------------------------------
     Europe                             1,646       1,752        1,943
     -----------------------------------------------------------------
     Canada                               314         366          390
     -----------------------------------------------------------------
     Other                                886       1,030          956
----------------------------------------------------------------------
          Total                       $ 8,452     $ 9,125      $ 8,914
======================================================================

(1) Coatings segment income in 2001 includes a pretax charge of $83 million for restructuring and other related activities. Coatings segment income in 1999 includes a pretax restructuring charge of $41 million related to the integration of the packaging coatings acquisition and ongoing cost reduction efforts throughout our coatings businesses. Also included in 1999 coatings segment income is a $40 million pretax charge for purchased in-process research and development and a $23 million pretax charge for the fair-market-value adjustment of acquired inventories that have been sold.
(2) Glass segment income in 2001 includes a pretax charge of $10 million for restructuring and other related activities. Glass segment income in 2000 includes pretax restructuring and one-time integration costs of $6 million related to PPG Auto Glass.
(3) Chemicals segment income in 2001 includes a pretax charge of $7 million for restructuring and other related activities.
(4) Corporate intersegment net sales represent intersegment net sales eliminations. Corporate income (loss) represents unallocated corporate income and expenses. The corporate loss in 2001 includes a pretax charge of $1 million for restructuring and other related activities. The corporate loss in 2000 includes a pretax charge of $39 million representing the write-off of a 50% owned equity investment in Pittsburgh Corning Corporation, which has filed for reorganization under the federal bankruptcy code. Also included in 2000 is a pretax charge of $14 million due to an other than temporary decline in the market value of an investment in marketable equity securities, previously recorded net of tax as an unrealized loss in other comprehensive loss.
(5) Segment assets are the total assets used in the operation of each segment. Corporate assets are principally cash and cash equivalents, income tax assets and prepaid pensions. See Note 10.
(6) Net sales to external customers are attributed to individual countries based upon the location of the operating unit shipping the product.
(7) Operating income in 2000 includes pretax charges of $39 million, $14 million and $6 million, respectively, related to the write-off of a 50% owned equity investment in Pittsburgh Corning Corporation which has filed for reorganization under the federal bankruptcy code, an other than temporary decline in the market value of an investment in marketable equity securities, and restructuring and one-time integration costs related to PPG Auto Glass. Operating income in 1999 includes pretax charges (credit) of $40 million, $18 million, $6 million and $(5) million, respectively, related to purchased in-process research and development, cost reduction initiatives, the fair-market-value adjustment of acquired inventories that have been sold and the reversal of previously established restructuring reserves.
(8) Operating income in 1999 includes pretax charges of $29 million and $13 million, respectively, related to cost reduction initiatives and the fair-market-value adjustment of acquired inventories that have been sold.
(9) Operating income in 2001 includes a pretax charge of $101 million for restructuring and other related activities, including severance and other costs of $67 million and asset dispositions of $34 million.
(10) Long-lived assets include property, goodwill and identifiable intangible assets, net of accumulated depreciation and amortization, and other assets except for non-current trade and notes receivable.
(11) Includes corporate assets which are principally cash and cash equivalents, income tax assets and prepaid pensions.

22  PPG Industries, Inc.  2001 Annual Report

                                     Notes

1. Summary of Significant Accounting
   Policies

Principles of consolidation
The accompanying consolidated financial statements include the accounts of PPG Industries, Inc. (PPG or the Company), and all significant subsidiaries, both U.S. and non-U.S., that we control. In substantially all cases, we own more than 50% of the voting stock of the subsidiaries that we control. Investments in companies of which we own 20% to 50% of the voting stock and have the ability to exercise significant influence over operating and financial policies of the investee are accounted for using the equity method of accounting and, as a result, our share of the earnings or losses of such equity affiliates is included in the statement of income. Transactions between PPG and its subsidiaries are eliminated in consolidation.

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

Revenue recognition
Revenue from sales is recognized when goods are shipped and title to inventory passes to the customer.

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

Inventories
Most U.S. inventories are stated at cost, using the last-in, first-out (LIFO) method, which does not exceed market. All other inventories are stated at cost, using the first-in, first-out (FIFO) method, which does not exceed market. We determine cost using either average or standard factory costs, which approximate actual costs, excluding certain fixed costs such as depreciation and property taxes.

Property
Property is recorded at cost. We compute depreciation by the straight-line method based on the estimated useful lives of depreciable assets. Additional expense is recorded when facilities or equipment are subject to abnormal economic conditions or obsolescence. Significant improvements that add to productive capacity or extend the lives of properties are capitalized. Costs for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any related gains or losses are included in income. Amortization of the cost of capitalized leased assets is included in depreciation expense.

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

Employee Stock Ownership Plan
We account for our employee stock ownership plan (ESOP) in accordance with Statement of Position (SOP) No. 93-6 for PPG common stock purchased after Dec. 31, 1992 (new ESOP shares). As permitted by SOP No. 93-6, shares purchased prior to Dec. 31, 1992 (old ESOP shares), continue to be accounted for in accordance with SOP No. 76-3. ESOP shares are released for future allocation to participants based on the ratio of debt service paid during the year on loans used by the ESOP to purchase the shares to the remaining debt service on these loans. These loans are a combination of borrowings guaranteed by PPG and borrowings by the ESOP directly from PPG. Borrowings from third parties are included in debt in our balance sheet (see Note 5). Unearned compensation, reflected as a reduction of shareholders' equity, principally represents the unpaid balance of all of the ESOP's loans. Dividends received by the ESOP are used to pay debt service.

     For old ESOP shares, compensation expense is equal to amounts contributed to the ESOP by the Company less the ESOP interest expense element of such contributions. Dividends on old ESOP shares are deducted from retained earnings. Old ESOP shares are considered to be outstanding in computing earnings per common share. For new ESOP shares, compensation expense is equal to the Company's matching contribution (see Note 14). Dividends on released new ESOP shares are deducted from retained earnings, and dividends on unreleased shares are reported as a reduction of debt or accrued interest. Only new ESOP shares that have been released are considered outstanding in computing earnings per common share.

                                     PPG Industries, Inc.  2001 Annual Report 23

                                     Notes

Cash equivalents
Cash equivalents are highly liquid investments (valued at cost, which approximates fair value) acquired with an original maturity of three months or less.

Derivative financial instruments
Effective Jan. 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." These standards require the Company to recognize all derivative instruments as either assets or liabilities at fair value most of which were previously not recorded on the balance sheet. The accounting for changes in the fair value of a derivative depends on the use of the derivative. To the extent that a derivative is effective as a cash flow hedge of an exposure to future changes in value, the change in fair value of the derivative is deferred in other comprehensive income. Any portion considered to be ineffective will be reported in earnings immediately. To the extent that a derivative is effective as a hedge of an exposure to future changes in fair value, the change in the derivative's fair value will be offset in the statement of income by the change in fair value of the item being hedged.

     Adoption of these new accounting standards on Jan. 1, 2001 resulted in an increase in current assets, current liabilities and other comprehensive income of $70 million, $26 million and $43 million, respectively, with a cumulative after-tax increase in net income of less than $1 million. This increase to other comprehensive income principally represents the deferred gain on outstanding natural gas option and swap contracts as of Jan. 1, 2001. Since the issuance of SFAS No. 133 and SFAS No. 138, the Financial Accounting Standards Board (FASB), through its Derivatives Implementation Group, continues to issue additional requirements. On an ongoing basis, the Company evaluates the potential impact of these new requirements on PPG's consolidated results of operations, financial position and cash flows. None of the changes with effective dates in 2002 are expected to have a material impact on the Company.

     Prior to adoption of the provisions of SFAS No. 133, gains and losses on derivative financial instruments that were used to hedge foreign currency, interest rate, and natural gas price changes were not recognized until the hedged transaction was reflected in the statement of income. Premiums paid on foreign currency option contracts were amortized over the lives of the contracts. Unrealized gains and losses from forward currency contracts that hedged anticipated transactions did not previously qualify for deferral accounting treatment.

Accounting Standards to be Adopted in Future Years
In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. All of the Company's acquisitions in recent years were accounted for under the purchase method. The new standard had no impact on PPG in 2001. SFAS No. 142 changes the accounting for goodwill and certain other intangible assets from an amortization method to an impairment only approach. We will adopt the provisions of SFAS No. 142 effective Jan. 1, 2002. This change in accounting will increase our 2002 net income by approximately $30 million or $0.18 per share because goodwill will no longer be amortized. The standard also requires a reassessment of the useful lives of identifiable intangible assets other than goodwill and a test for impairment of goodwill and intangibles with indefinite lives annually, unless events and circumstances indicate that the carrying amounts may not be recoverable. The Company expects to complete its assessment by the end of the first quarter of 2002.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which is effective Jan. 1, 2003. We are currently in the process of evaluating the effect the adoption of this standard will have on PPG's consolidated results of operations, financial position and cash flows.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which is effective Jan. 1, 2002. The adoption of this new standard in 2002 will not have a material effect on PPG's consolidated results of operations, financial position and cash flows.

Reclassifications
Certain amounts in the 2000 and 1999 financial statements have been reclassified to be consistent with the 2001 presentation.

2. Acquisitions, Business Divestitures and Realignments

During the past three years, we have acquired a number of businesses, all of which were recorded using the purchase method of accounting. Accordingly, the results of operations of the acquired companies have been included in our consolidated results from their respective acquisition dates.

     The cost of the acquisitions was $10 million in 2001, $115 million in 2000 and $1,343 million in 1999 plus the assumption of indebtedness of $1 million in 2000 and $5 million in 1999.

     In July 2000, PPG and Apogee Enterprises, Inc. (Apogee) combined their U.S. automotive replacement glass distribution businesses, creating a new entity, PPG Auto Glass L.L.C. (PPG Auto Glass). PPG contributed net assets with a basis of $39 million and has a 66 percent ownership interest in PPG Auto Glass. Apogee contributed net assets with a fair value of $31 million in exchange for its 34 percent ownership interest. In February 2000, we acquired Monarch Paint Co., an architectural coatings producer. Additionally, throughout 2001 and 2000, we acquired several smaller businesses.

24 PPG Industries, Inc. 2001 Annual Report

                                     Notes

In October 1999, we acquired a majority interest in privately held powder coatings maker Bellaria S.p.A. In July 1999, we acquired the global automotive refinish, automotive and industrial coatings businesses of Imperial Chemical Industries PLC (the ICI business), except for the businesses in the Indian subcontinent, for approximately $677 million, and aerospace coatings and sealant maker PRC-DeSoto International, Inc. (PRC-DeSoto) from Akzo Nobel N.V. (Akzo) for approximately $524 million. Although included as part of the original purchase price, the majority of the ICI business in Asia was not acquired until the fourth quarter of 1999 and the PRC-DeSoto and ICI businesses in France were not acquired until November 1999. We also acquired the U.S. architectural coatings business of Australian based Wattyl, Ltd. and we completed the acquisition of the German-based specialty coatings business of the ICI business in July 1999. In February 1999, we acquired the commercial transport refinish coatings business of Sigma Coatings B.V., a subsidiary of Belgian refiner PetroFina S.A. Finally, in January 1999, we completed the acquisition of the remaining portion of the global packaging coatings business formerly owned by Courtaulds plc from Akzo and the purchase of certain leased assets associated with our 1998 acquisition of the technical coatings business of Orica Ltd.

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

     The IPR&D projects, which totaled more than 40, primarily related to developing improved environmentally compliant product offerings, such as high solids (low solvents) or waterborne products, were valued through the application of the income approach by independent valuation specialists. The income approach includes an analysis of the markets, projected net cash flows, and technical and commercial risks associated with achieving such cash flows. With respect to the IPR&D projects of PRC-DeSoto and the ICI business, the estimated cash flows were projected over periods ranging from ten to twenty years after the date of the acquisitions, and were discounted at rates ranging from 15% to 30% (the average discount rate utilized was approximately 20%). The discount rates were selected on a project-by-project basis and were based on the Company's weighted average cost of capital adjusted for the risks associated with the estimated growth, profitability, and technical and commercial risks of the acquired IPR&D projects. The nature of the efforts to develop the acquired IPR&D into commercially viable products consists principally of planning, designing and testing activities necessary to determine that the products can meet market expectations, including functionality, technical and performance requirements and specifications. The financial assumptions utilized in the valuation of the IPR&D were consistent with the acquired businesses' historical results, PPG's specific experience and expectations, and general industry levels. Anticipated cost savings and other synergies were not included in the valuation analysis of the IPR&D. The Company expected that the products incorporating the acquired technology will generally be completed and begin to generate cash flows over the three to twenty-four month period after the acquisitions. However, development of these technologies remains a significant risk due to the remaining effort to achieve technical viability, evolving customer markets, uncertain standards and performance specifications for new products, and significant competitive threats from numerous companies.

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

     During 2000 and 2001 work continued on these projects. At Dec. 31, 2001, half of the acquired projects had achieved technological feasibility and have been incorporated into products marketed to customers. About 20% of the acquired projects have been abandoned or reprioritized, none of which are material to the acquired businesses. Most of the remaining projects are expected to be incorporated into products marketed to customers.

     Pro forma information reflecting the 2001 and 2000 acquisitions is not presented as the impact would not be material. The following table reflects the results of our operations on a pro forma basis as if the 1999 acquisitions had been completed on Jan. 1, 1999. The pro forma results of operations do not include 1999 after-tax charges of $33 million for IPR&D and $15 million for the fair-market-value adjustment of acquired inventories sold, both of which are associated with the 1999 acquisitions of the ICI business and PRC-DeSoto. The following unaudited pro forma information also excludes the effects of synergies and cost reduction initiatives directly related to all acquisitions.

----------------------------------------------------------
(Millions, except per share amounts)           1999
----------------------------------------------------------
Net sales                                 $   8,416
----------------------------------------------------------
Earnings before interest, income
  taxes and minority interest             $   1,191
----------------------------------------------------------
Net income                                $     597
----------------------------------------------------------
Earnings per common share                 $    3.44
----------------------------------------------------------
Earnings per common share--
  assuming dilution                       $    3.40
----------------------------------------------------------

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of Jan. 1, 1999, nor are they necessarily indicative of future operating results.

                                     PPG Industries, Inc.  2001 Annual Report 25

                                     Notes

     In July 1999, we completed the sale of our Pittsburgh headquarters complex for $186 million and concurrently entered into a long-term operating lease for the portion of the complex occupied by the Company. The pretax gain of $7 million on the sale was deferred and will be amortized over the term of the long-term operating lease.

     During the first quarter of 2001, the Company finalized plans to reduce costs, increase efficiencies and accelerate performance improvement and took a charge of $101 million for restructuring and other related activities, including severance and other costs of $67 million and asset dispositions of $34 million. It is expected that substantially all of these amounts will be spent by June 2002. The details of this charge were as follows:

-------------------------------------------------------------------
(Millions, except   Severance and      Asset     Total     Employees
employee amounts)   Other Costs    Dispositions  Charge     Covered
-------------------------------------------------------------------
Coatings            $    60          $   23      $  83       1,072
-------------------------------------------------------------------
Glass                     4               6         10         254
-------------------------------------------------------------------
Chemicals                 2               5          7          23
-------------------------------------------------------------------
Corporate                 1              --          1          18
-------------------------------------------------------------------
    Total           $    67          $   34      $ 101       1,367
    ---------------------------------------------------------------
    Activity            (34)            (32)       (66)       (935)
    ---------------------------------------------------------------
    Balance at
    Dec. 31, 2001   $    33          $    2      $  35         432
    ===============================================================

In conjunction with this first quarter charge, an additional $2 million of restructuring costs were recorded in 2001 as incurred.

     During 2000, we finalized restructuring plans for certain locations related to the integration of the ICI business and PRC-DeSoto. These restructuring plans were originally developed at the acquisition date (principally July 1999). The plans covered severance benefits for 618 employees, as well as other costs, and resulted in an increase to goodwill of $24 million and a pretax charge of $1 million in 2000. As of Dec. 31, 2001, $21 million has been paid including $20 million to 618 employees. The remaining reserve of $4 million will cover remaining lease costs and other exit costs.

     During 2000, PPG Auto Glass accrued severance and other restructuring related costs of $10 million, resulting in an increase to goodwill of $6 million and a pretax charge of $4 million. In addition, PPG Auto Glass incurred one-time integration costs of $2 million. The restructuring plans included severance benefits for 133 employees and other exit costs. As of Dec. 31, 2001, $9 million of the reserve has been paid. The remaining reserve of $1 million will cover remaining lease costs.

     In the fourth quarter of 2000, we took charges of $3 million related to work force reductions in our coatings business for 65 people. These actions were completed in 2001.

     During 1999, we approved restructuring plans associated with the integration of the packaging coatings acquisitions and cost reduction activities across all of our businesses that resulted in pretax charges of $47 million. The components of the plans included severance benefits for 519 employees and estimated losses of $17 million on the disposal of a redundant European facility and the disposition of the assets of a U.S. coatings facility. Additionally, in 2000, severance reserves for 121 people totaling $5 million were reversed due to changes in estimates. These actions were completed in 2001. In 1999, we also reversed $5 million related to changes in estimates of reserves originally recorded in 1999, 1998 and 1997.


3. Working Capital Detail

-----------------------------------------------------------------
(Millions)                                  2001         2000
-----------------------------------------------------------------
Receivables
     Customers                             $1,339     $ 1,478
-----------------------------------------------------------------
     Other                                    121         122
-----------------------------------------------------------------
     Allowance for doubtful accounts          (44)        (37)
-----------------------------------------------------------------
         Total                             $1,416     $ 1,563
==================================================================
Inventories/(1)/
     Finished products and work
     in process                            $  622     $    807
     -------------------------------------------------------------
     Raw materials                            166          198
     -------------------------------------------------------------
     Supplies                                 116          116
------------------------------------------------------------------
        Total                              $  904     $  1,121
==================================================================
Accounts payable and
accrued liabilities
     -------------------------------------------------------------
     Trade creditors                       $  610     $     764
     -------------------------------------------------------------
     Accrued payroll                          208           235
     -------------------------------------------------------------
     Other postretirement and
     pension benefits                          79            72
     -------------------------------------------------------------
     Income taxes                              22            12
     -------------------------------------------------------------
     Other                                    340           299
------------------------------------------------------------------
          Total                            $1,259       $ 1,382
==================================================================

(1) Inventories valued using the LIFO method comprised 63% and 65% of total gross inventory values at Dec. 31, 2001 and 2000, respectively. If the first-in, first-out method of inventory valuation had been used, inventories would have been $180 million and $183 million higher at Dec. 31, 2001 and 2000, respectively. During the year ended Dec. 31, 2001, certain inventories accounted for on the LIFO method of accounting were reduced, which resulted in the liquidation of certain quantities carried at costs prevailing in prior years. The net effect on earnings of these liquidations was not material.

4. Property
---------------------------------------------------------------------
                                       Useful
                                        Lives
(Millions)                             (years)      2001         2000
------------------------------------------------------------------------
Property/(1)/
     Land and land improvements        10-30      $     301    $    303
     -------------------------------------------------------------------
     Buildings                         20-50          1,099       1,076
     -------------------------------------------------------------------
     Machinery and equipment            5-25          5,192       5,020
     -------------------------------------------------------------------
     Other                              3-20            384         371
     -------------------------------------------------------------------
     Construction in progress                           177         319
------------------------------------------------------------------------
         Total                                    $   7,153    $  7,089
========================================================================

(1) Interest capitalized in 2001, 2000 and 1999 was $13 million, $16 million and $11 million, respectively.

26 PPG Industries, Inc.  2001 Annual Report

                                     Notes

5. Debt and Bank Credit Agreements and Leases
-------------------------------------------------------------------------
(Millions)                                        2001     2000
-------------------------------------------------------------------------
6 1/4% non-callable notes, due 2002               $100     $100
-------------------------------------------------------------------------
6 3/4% non-callable notes, due 2004                299      299
-------------------------------------------------------------------------
6 7/8% non-callable debentures, due 2005/(1)/      100      100
-------------------------------------------------------------------------
6 1/2% notes due 2007/(1)/                         150      150
-------------------------------------------------------------------------
7.05% notes, due 2009/(1)/                         298      298
-------------------------------------------------------------------------
6 7/8% notes, due 2012                             100      100
-------------------------------------------------------------------------
7 3/8% notes, due 2016                             149      149
-------------------------------------------------------------------------
6 7/8% notes, due 2017                              74       74
-------------------------------------------------------------------------
7.4% notes, due 2019                               199      199
-------------------------------------------------------------------------
9% non-callable debentures, due 2021               148      148
-------------------------------------------------------------------------
ESOP notes/(2)/
     --------------------------------------------------------------------
     Fixed-rate notes,
     weighted average 8.5%                          36       46
     --------------------------------------------------------------------
     Variable-rate notes, weighted
     average 1.9% at Dec. 31, 2001                  60       68
-------------------------------------------------------------------------
Various other U.S. debt, weighted
average 3.1% at Dec. 31, 2001                       55       54
-------------------------------------------------------------------------
Various other non-U.S. debt, weighted
average 5.7% at Dec. 31, 2001                       46       44
-------------------------------------------------------------------------
Capital lease obligations                            9       10
-------------------------------------------------------------------------
        Total                                    1,823    1,839
-------------------------------------------------------------------------
Less payments due within one year                  124       29
-------------------------------------------------------------------------
        Long-term debt                          $1,699   $1,810
=========================================================================

(1) In November 2001, PPG entered into several interest rate swaps which had the effect of converting $400 million of these fixed rate notes to variable rates, based on three-month London Interbank Offered Rate (LIBOR). The weighted average effective interest rate for these borrowings, including the effects of the outstanding swaps was 6.6%.

(2) See Note 14 for discussion of ESOP borrowings. The fixed- and variable-rate notes mature in 2009 and require annual principal payments from 2002 to 2008.

     Aggregate maturities during the next five years are (in millions) $124 in 2002, $33 in 2003, $335 in 2004, $120 in 2005 and $15 in 2006.

     During 2001 the Company renegotiated $1.2 billion in credit lines which support its commercial paper programs in the United States, Europe and Canada. The new facility is comprised of a $600 million portion having a 5-year term and a $600 million portion having a 364-day term. The facility fee paid on the committed amount is 7 1/2 basis points on the 5-year portion and six basis points on the 364-day portion. There is also a $25 million credit line, relating to a subsidiary, that will expire in October 2002 and requires payment of annual fees equal to 10 basis points on the unused portion of the line. At Dec. 31, 2001, we had $2 million outstanding on these credit lines.

     Our non-U.S. operations have other uncommitted lines of credit totaling $282 million of which $74 million was used at Dec. 31, 2001. These uncommitted lines of credit are subject to cancellation at any time and are not subject to any commitment fees.

     PPG is in compliance with the restrictive covenants under its various credit agreements, loan agreements and indentures.

     The Dec. 31, 2001 and 2000, balances for "Short-term debt and current portion of long-term debt" include, respectively, $451 million and $947 million of commercial paper and $121 million and $185 million of short-term notes. Of the $451 million in commercial paper, $281 million relates to our euro-denominated commercial paper program. The weighted-average interest rates of short-term borrowings as of Dec. 31, 2001 and 2000, were 3.7% and 6.4%, respectively.

     Interest payments in 2001, 2000 and 1999 totaled $180 million, $195 million and $123 million, respectively.

     Rental expense for operating leases was $118 million, $120 million and $92 million in 2001, 2000 and 1999, respectively. Minimum lease commitments for operating leases that have initial or remaining lease terms in excess of one year at Dec. 31, 2001, are (in millions) $65 in 2002, $49 in 2003, $36 in 2004,
$27 in 2005, $22 in 2006 and $76 thereafter.

     Outstanding letters of credit and other guarantees at Dec. 31, 2001 and 2000 totaled $109 million and $108 million, respectively. These letters of credit and guarantees secure the Company's performance to third parties under certain self-insurance programs and other commitments made in the ordinary course of business. The Company does not believe any loss related to these letters of credit or guarantees is likely.

6. Financial Instruments, Excluding Derivative
   Financial Instruments

Included in PPG's financial instrument portfolio are cash and cash equivalents, marketable equity securities, company-owned life insurance and short- and long-term debt instruments. The most significant instrument, long-term debt (excluding capital lease obligations), had carrying and fair values totaling $1,814 million and $1,827 million, respectively, at Dec. 31, 2001. The corresponding amounts at Dec. 31, 2000, were $1,829 million and $1,819 million, respectively. The fair values of the other financial instruments approximated their carrying values, in the aggregate.

     The fair values of the debt instruments were based on discounted cash flows and interest rates available to the Company for instruments of the same remaining maturities.


7. Derivative Financial Instruments

PPG is exposed to certain market risks arising from transactions that are entered into in the normal course of business. The Company may enter into derivative financial instrument transactions in order to manage or reduce this market risk. PPG's policies do not permit speculation in derivative financial instruments.

     PPG enters into derivative financial instruments with high credit quality counterparties and diversifies its positions among such counterparties in order to reduce its exposure to

                                     PPG Industries, Inc.  2001 Annual Report 27

                                     Notes

credit losses. The Company has not experienced any credit losses on derivatives during the three-year period ended Dec. 31, 2001.

     PPG manages its foreign currency transaction risk to minimize the volatility of cash flows caused by currency fluctuations by forecasting foreign currency-denominated cash flows of each subsidiary for a 12-month period and aggregating these cash inflows and outflows in each currency to determine the overall net transaction exposures. The expanding use of the euro has reduced our transaction risk because cash flows between our businesses in the twelve Euroland countries are now occurring, effectively, in one currency. Decisions on whether to use derivative financial instruments to hedge the net transaction exposures are made based on the amount of those exposures, by currency, and an assessment of the near-term outlook for each currency. The Company's policy permits the use of foreign currency forward and option contracts to hedge up to 70% of its anticipated net foreign currency cash flows over the next 12-month period. These contracts do not qualify for hedge accounting. Therefore, the change in the fair value of these instruments is recorded in "Other charges" in the statement of income in the period of change. Such amount was not material for the year ended Dec. 31, 2001. The fair value of these contracts was not material as of Jan. 1, 2001 and Dec. 31, 2001.

     The sales, costs, assets and liabilities of our non-U.S. operations must be reported in U.S. dollars in order to prepare consolidated financial statements which gives rise to translation risk. The Company monitors its exposure to translation risk and enters into derivative foreign currency contracts to hedge its exposure, as deemed appropriate. This risk management strategy does not qualify for hedge accounting under the provisions of SFAS No. 133; therefore, the change in the fair value of these instruments is recorded in "Other charges" in the statement of income in the period of change. Such amount was not material for the year ended Dec. 31, 2001. The fair value of these contracts was not material as of Jan. 1, 2001 and Dec. 31, 2001.

     PPG designates forward currency contracts as hedges against the Company's exposure to variability in exchange rates on short-term intercompany borrowings denominated in foreign currencies. To the extent effective, changes in the fair value of these instruments are deferred in other comprehensive income and subsequently reclassified to "Other charges" in the statement of income as foreign exchange gains and losses are recognized on the related intercompany borrowings. The portion of the change in fair value considered to be ineffective is recognized in "Other charges" in the statement of income. Such amount was not material for the year ended Dec. 31, 2001. The fair value of these contracts was not material as of Jan. 1, 2001 and Dec. 31, 2001.

     The Company manages its interest rate risk by balancing its exposure to fixed and variable rates while attempting to minimize its interest costs. Generally, the Company maintains variable interest rate debt at a level of 25% to 50% of total borrowings. PPG principally manages its fixed and variable interest rate risk by retiring and issuing debt from time to time. PPG also manages its interest rate risk through the use of interest rate swaps. Currently, these swaps convert $400 million of fixed rate debt to variable rate debt and are designated as fair value hedges. As such, the swaps are carried at fair value. As of Dec. 31, 2001 the fair value of interest rate swaps was a liability of $20 million, and as of Jan. 1, 2001, the fair value of interest rate swaps was not material. Changes in the fair value of these swaps and that of the related debt are recorded in "Interest expense" in the statement of income.

     The Company uses derivative instruments to manage its exposure to fluctuating natural gas prices through the use of natural gas swap and option contracts. These instruments mature over the next 24 months, with a significant portion maturing in the next twelve months. To the extent that these instruments are effective in hedging PPG's exposure to price changes, changes in the fair values of the hedge contracts are deferred in other comprehensive income and reclassified to cost of sales as the natural gas is purchased. As of Jan. 1, and Dec. 31, 2001, the fair value of these contracts was an asset of $62 million and a liability of $12 million, respectively. Of the contracts outstanding at Dec. 31, 2001, $11 million are to mature in the next twelve months. Changes in the time value of option contracts are excluded from the Company's assessment of hedge effectiveness and reported in earnings immediately. The amount of ineffectiveness, which is reported in "Other charges" in the statement of income for the year ended Dec. 31, 2001, was not material.

     No derivative instrument initially designated as a hedge instrument was undesignated or discontinued as a hedging instrument during the year ended Dec. 31, 2001. During the year ended Dec. 31, 2001, the net change in other comprehensive loss related to derivatives totaled $51 million, excluding the transition adjustment. This was comprised of $7 million of accumulated gain on derivatives, net of tax, which was reclassified from accumulated other comprehensive income to earnings, and a decrease in other comprehensive loss of $44 million, due to changes in the fair value and composition of derivatives held, net of tax. The fair values of all outstanding derivative instruments were determined using quoted market prices.

28 PPG Industries, Inc. 2001 Annual Report

                                     Notes

8. Earnings Per Common Share

The earnings per common share calculations for the three years ended Dec. 31, 2001 are as follows:

-------------------------------------------------------------------
(Millions, except per share amounts)      2001      2000      1999
-------------------------------------------------------------------
Earnings per common share
-------------------------------------------------------------------
    Net income                           $  387    $  620    $  568
    ---------------------------------------------------------------
    Weighted average common shares
    outstanding                           168.3     172.3     173.8
-------------------------------------------------------------------
    Earnings per common share            $ 2.30    $ 3.60    $ 3.27
===================================================================
Earnings per common share--
assuming dilution
    Net income                           $  387    $  620    $  568
    ---------------------------------------------------------------
    Weighted average common shares
    outstanding                           168.3     172.3     173.8
    ---------------------------------------------------------------
    Effect of dilutive securities
      Stock options                         0.2       0.1       0.5
      -------------------------------------------------------------
      Other stock compensation plans        0.7       1.2       1.2
    ---------------------------------------------------------------
    Potentially dilutive common shares      0.9       1.3       1.7
    ---------------------------------------------------------------
    Adjusted weighted average
    common shares outstanding             169.2     173.6     175.5
-------------------------------------------------------------------
    Earnings per common share--
    assuming dilution                    $ 2.29    $ 3.57    $ 3.23
===================================================================

   There were 11.5 million, 12.0 million and 7.4 million stock options excluded in 2001, 2000 and 1999, respectively, from the computation of diluted earnings per common share due to their anti-dilutive effect.

9. Income Taxes

The following is a reconciliation of the statutory U.S. corporate federal income tax rate to our effective income tax rate.

-------------------------------------------------------------------
(Percent of Pre-Tax Income)               2001      2000      1999
-------------------------------------------------------------------
U.S. federal income tax rate              35.00%    35.00%    35.00%
-------------------------------------------------------------------
Changes in rate due to:
    State and local taxes-- U.S.           1.07      1.08      1.85
    ---------------------------------------------------------------
    Taxes on non-U.S.
    earnings net of related
    tax credits                            3.94      2.41      3.52
    ---------------------------------------------------------------
    ESOP dividends                        (1.98)    (1.26)    (1.24)
    ---------------------------------------------------------------
    Other                                 (0.96)    (0.98)    (0.33)
-------------------------------------------------------------------
       Effective income tax rate          37.07%    36.25%    38.80%
===================================================================

   The following table gives details of income tax expense reported in the statement of income.

-------------------------------------------------------------------
(Millions)                                2001      2000      1999
-------------------------------------------------------------------
Current income taxes
    U.S. federal                         $  149    $  210    $  310
    ---------------------------------------------------------------
    Non-U.S.                                 82        85        87
    ---------------------------------------------------------------
    State and local--U.S.                    10        20        28
-------------------------------------------------------------------
       Total current                        241       315       425
-------------------------------------------------------------------
Deferred income taxes
    U.S. federal                             33        39       (43)
    ---------------------------------------------------------------
    Non-U.S.                                (29)       23        (2)
    ---------------------------------------------------------------
    State and local--U.S.                     2        (8)       (3)
-------------------------------------------------------------------
       Total deferred                         6        54       (48)
-------------------------------------------------------------------
       Total                             $  247    $  369    $  377
===================================================================

   Net deferred income tax assets and liabilities as of Dec. 31, 2001 and 2000, are as follows:

-------------------------------------------------------------------
(Millions)                                          2001      2000
-------------------------------------------------------------------
Deferred income tax assets related to
    Employee benefits                              $  329    $  321
    ---------------------------------------------------------------
    Environmental                                      31        28
    ---------------------------------------------------------------
    Operating loss and other carryforwards             75        60
    ---------------------------------------------------------------
    Inventories                                        36        35
    ---------------------------------------------------------------
    Property                                           26        23
    ---------------------------------------------------------------
    Restructuring                                       7         8
    ---------------------------------------------------------------
    Intangibles                                         6        14
    ---------------------------------------------------------------
    Other                                              52        47
    ---------------------------------------------------------------
    Valuation allowance                               (50)      (42)
-------------------------------------------------------------------
       Total                                          512       494
-------------------------------------------------------------------
Deferred income tax liabilities related to
    Property                                          400       406
    ---------------------------------------------------------------
    Employee benefits                                 336       315
    ---------------------------------------------------------------
    Intangibles                                       143       138
    ---------------------------------------------------------------
    Other                                              37        25
-------------------------------------------------------------------
       Total                                          916       884
-------------------------------------------------------------------
       Deferred income tax liabilities--
       net                                         $  404    $  390
===================================================================

   The 2001 overall effective tax rate was unfavorably impacted as the geographic spread of the restructuring charges taken in the first quarter provided a tax benefit of only 30%.

   In 2000, the overall effective tax rate was favorably impacted by an improvement in the regional mix of non-U.S. taxable earnings and a lower effective state tax rate. In addition, the rate impact of the write-off of a 50% owned equity investment, a significant portion of which was not deductible for tax purposes, was offset by the recognition of a U.S. income tax benefit associated with the losses of exiting our Asian glass operations. The 1999 effective tax rate was higher due to the non-deductibility of certain purchased in-process research and development charges recorded in 1999.

                                      PPG Industries, Inc. 2001 Annual Report 29

                                     Notes

   At Dec. 31, 2001, subsidiaries of the Company had available net operating loss (NOL) carryforwards of approximately $254 million for income tax purposes, of which approximately $190 million has an indefinite expiration. The remaining $64 million expires between the years 2002 and 2020. A valuation allowance has been established for carryforwards where the ability to utilize them is not likely.

   Income before income taxes of our non-U.S. operations for 2001, 2000 and 1999 was $140 million, $280 million and $190 million, respectively.

   No deferred U.S. income taxes have been provided on certain undistributed earnings of non-U.S. subsidiaries, which amounted to $715 million at Dec. 31, 2001 and $875 million at Dec. 31, 2000. These earnings are considered to be reinvested for an indefinite period of time or will be repatriated when it is tax effective to do so. It is not practicable to determine the deferred tax liability on these earnings.

   The determination of annual income tax expense takes into consideration amounts which may be needed to cover exposures for open tax years. The Internal Revenue Service (IRS) has examined our U.S. federal income tax returns through 1993, and we have paid all tax claims. In addition the IRS has examined our U.S. federal income tax returns for the years 1994 through 1996. The final resolution of these returns is currently under appeal. The Company does not expect any material impact on earnings to result from the resolution of matters related to open tax years, however, actual settlements may differ from amounts accrued.

   Income tax payments in 2001, 2000 and 1999 totaled $232 million, $319 million and $394 million, respectively.

10. Pensions and Other Postretirement Benefits

We have defined benefit pension plans that cover certain employees worldwide. PPG also sponsors defined benefit plans that provide postretirement medical and life insurance benefits for certain U.S. and Canadian employees and dependents. The Company has the right to modify or terminate certain of these defined benefit plans in the future. In general, U.S. salaried and certain wage employees hired after Jan. 31, 1993, were not, as of Dec. 31, 2000, entitled to postretirement medical benefits. At Dec. 31, 2000, the U.S. plans had provisions that capped the cost of postretirement medical benefits at 2003 levels for certain current and future retirees covered by bargaining plans and non-bargaining plans.

   Effective August 1, 2001, the Company adopted new medical and prescription drug programs in the U.S. with cost sharing provisions that generally replaced the cap of postretirement medical benefits at 2003 levels. These programs require retiree contributions based on selected coverage levels and provide for the equal sharing of future cost increases between PPG and retirees. Other plan modifications were also implemented. Additionally, as of that date, salaried and certain wage employees hired after Jan. 31, 1993 became entitled to postretirement medical benefits at retirement, after ten years of service.

   The following table sets forth the changes in projected benefit obligations, plan assets, the funded status and the amounts recognized in our balance sheet for our defined benefit pension and other postretirement benefit plans.

-----------------------------------------------------------------------
                                                            Other
                                                       Postretirement
                                       Pensions           Benefits
-----------------------------------------------------------------------
(Millions)                          2001      2000      2001     2000
-----------------------------------------------------------------------
Projected benefit obligation,
Jan. 1                             $2,247    $2,012    $  601   $  637
-----------------------------------------------------------------------
Service cost                           48        43        12        5
-----------------------------------------------------------------------
Interest cost                         159       154        48       45
-----------------------------------------------------------------------
Plan amendments                        11        35        26       (2)
-----------------------------------------------------------------------
Actuarial losses (gains)              103       113       210      (15)
-----------------------------------------------------------------------
Benefits paid                        (152)     (145)      (72)     (68)
-----------------------------------------------------------------------
Businesses acquired                     6        50        --       --
-----------------------------------------------------------------------
Businesses disposed                    --        (1)       --       --
-----------------------------------------------------------------------
Foreign currency translation
adjustments                           (16)      (19)       (2)      (1)
-----------------------------------------------------------------------
Other                                   8         5        --       --
-----------------------------------------------------------------------
   Projected benefit obligation,
   Dec. 31                         $2,414    $2,247    $  823   $  601
=======================================================================
Fair value of plan assets,
Jan. 1                             $2,637    $2,730
----------------------------------------------------
Actual return on plan assets          (80)      (21)
----------------------------------------------------
Contributions                          15        15
----------------------------------------------------
Benefits paid                        (142)     (133)
----------------------------------------------------
Businesses acquired                     6        66
----------------------------------------------------
Plan expenses and other--net            3        --
----------------------------------------------------
Foreign currency translation
adjustments                           (16)      (20)
----------------------------------------------------
   Fair value of plan assets,
   Dec. 31                         $2,423    $2,637
====================================================
Funded status                      $    9    $  390    $ (823)  $ (601)
-----------------------------------------------------------------------
Accumulated unrecognized:
   Actuarial losses                   801       355       213        6
   --------------------------------------------------------------------
   Prior service cost                  99       103        24       --
   --------------------------------------------------------------------
   Transition asset                    (4)       (8)       --       --
-----------------------------------------------------------------------
Minimum pension liability             (80)      (52)       --       --
-----------------------------------------------------------------------
   Net prepaid (accrued) benefit
   cost                            $  825    $  788    $ (586)  $ (595)
=======================================================================

   The accumulated unrecognized actuarial losses for pensions relate primarily to the actual return on plan assets being less than the expected return on plan assets. The accumulated unrecognized actuarial losses for other postretirement benefits in 2001 relate primarily to the use of higher medical healthcare cost trend rate assumptions in the valuation of the year end 2001 projected benefit obligation. To the extent that the accumulated unrecognized actuarial losses exceed 10% of the higher of the fair value of plan assets or the projected benefit obligation at the beginning of the year, amortization of such excess over a period of 11 to 13 years will occur and be included in net pension cost.

30 PPG Industries, Inc. 2001 Annual Report

                                     Notes

   The following summarizes the amounts recognized in the balance sheet:

-------------------------------------------------------------------
                                                        Other
                                                   Postretirement
                                    Pensions          Benefits
-------------------------------------------------------------------
(Millions)                       2001      2000     2001      2000
-------------------------------------------------------------------
Prepaid benefit cost            $ 982     $ 919    $  --     $  --
-------------------------------------------------------------------
Accrued benefit cost             (157)     (131)    (586)     (595)
-------------------------------------------------------------------
   Net prepaid (accrued)
   benefit cost                 $ 825     $ 788    $(586)    $(595)
===================================================================

   The minimum pension liability impacted the following balance sheet captions:

-------------------------------------------------------------------
(Millions)                                          2001      2000
-------------------------------------------------------------------
Other assets                                       $   5     $   6
-------------------------------------------------------------------
Accumulated other comprehensive loss               $  49     $  29
-------------------------------------------------------------------
Deferred income taxes                              $  26     $  17
-------------------------------------------------------------------
   Minimum pension liability                       $  80     $  52
===================================================================

   The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with benefit obligations in excess of plan assets were $266 million, $231 million and $89 million, respectively, at Dec. 31, 2001, and were $249 million, $218 million and $92 million, respectively, at Dec. 31, 2000.

   The accrued pension benefit cost reflected in the balance sheet includes $7 million and $6 million, at Dec. 31, 2001 and 2000, for defined contribution plans.

   Net periodic benefit (income) cost includes the following:

--------------------------------------------------------------------------------
                                                                    Other
                                                               Postretirement
                                        Pensions                  Benefits
--------------------------------------------------------------------------------
(Millions)                       2001      2000     1999      2001   2000   1999
--------------------------------------------------------------------------------
Service cost                    $  48     $  43    $  48     $  12   $   5  $  8
--------------------------------------------------------------------------------
Interest cost                     159       154      140        48      45    45
--------------------------------------------------------------------------------
Expected return on plan assets   (279)     (296)    (271)       --      --    --
--------------------------------------------------------------------------------
Amortization of transition
assets                             (5)       (5)      (5)       --      --    --
--------------------------------------------------------------------------------
Amortization of prior service
cost                               17        16       12         3      12     5
--------------------------------------------------------------------------------
Amortization of actuarial
losses (gains)                      7         2        5         1      (2)    5
--------------------------------------------------------------------------------
   Net periodic benefit
   (income) cost                $ (53)    $ (86)   $ (71)    $  64   $  60  $ 63
================================================================================

   In determining net periodic benefit (income) cost, unrecognized prior service costs are amortized over periods ranging from 5 to 14 years.

   The following weighted average assumptions were used to determine the benefit obligations and net periodic benefit (income) cost for our defined benefit pension and other postretirement benefit plans:

-------------------------------------------------------------------
                                 2001      2000     1999
-------------------------------------------------------------------
Discount rate/(1)/                7.0%      7.3%     7.8%
-------------------------------------------------------------------
Expected return on assets/(2)/   10.9%     10.9%    10.9%
-------------------------------------------------------------------
Rate of compensation increase     4.1%      4.1%     4.1%
-------------------------------------------------------------------

(1) Net periodic benefit (income) cost is determined using the previous year's discount rate.
(2) Applies only to defined benefit pension plans.

   The weighted-average medical healthcare cost trend rate used was 5.3% for 2001 declining ratably to 3.5% in the year 2007. For 2002, the weighted-average medical healthcare cost trend rate used will be 10.0% declining gradually to 4.0% in the year 2007. If these 2002 trend rates were increased or decreased by one percentage point per year, such increases or decreases would have the following effects:

-------------------------------------------------------------------
                                             One-Percentage Point
(Millions)                                  Increase     Decrease
-------------------------------------------------------------------
Increase (decrease) in the
aggregate of service and interest
cost components                             $      6     $     (4)
-------------------------------------------------------------------
Increase (decrease) in the
benefit obligation                          $     58     $    (51)
-------------------------------------------------------------------

   The Company also incurred costs for multi-employer pension plans of $1 million in each of the years 2001, 2000 and 1999. Multi-employer healthcare costs totaled $1 million in each of the years 2001, 2000 and 1999.

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

   Effective Oct. 1, 2000, the plan was amended to provide participants with expanded investment alternatives and the ability to transfer amounts between the phantom non-PPG stock investment accounts. Concurrent with the plan amendment and to mitigate the impact on compensation expense of changes in the market value of the liability, the Company purchased a portfolio of marketable securities that mirror the phantom non-PPG stock investment accounts selected by the participants except the money market accounts. The changes in market value of these securities are also included in earnings. Trading will occur in this portfolio to align the securities held with the participant's phantom non-PPG stock investment accounts except the money market accounts.

                                      PPG Industries, Inc. 2001 Annual Report 31

                                     Notes

   The cost of the deferred compensation plan, comprised of dividend equivalents accrued on the phantom PPG stock account, investment income and, in 2001 and 2000, the change in market value of the liability, was income of $6 million and $1 million in 2001 and 2000, respectively, and expense of $5 million in 1999. These amounts are reflected in selling, general and administrative expenses in the accompanying statement of income. The change in market value of the investment portfolio in 2001 and 2000 was a loss of $7 million and $5 million, respectively, and is also reflected in selling, general and administrative expenses.

   The Company's obligations under this plan were $89 million and $94 million at Dec. 31, 2001 and 2000, respectively, and the investments in marketable securities, which are included in investments in the accompanying balance sheet, were $61 million and $79 million at Dec. 31, 2001 and 2000, respectively.

11. Commitments and Contingent Liabilities

PPG is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which substantial monetary damages are sought. These lawsuits and claims, some of which are described below, relate to product liability, contract, patent, environmental, antitrust and other matters arising out of the conduct of PPG's business. Except with respect to any PPG contribution arising out of a possible voluntary settlement of asbestos claims as discussed below, the amount of which cannot be predicted, management believes that, in the aggregate, the outcome of all lawsuits and claims involving PPG will not have a material effect on PPG's consolidated financial position or liquidity; however, such outcome may be material to the results of operations of the period in which the costs, if any, are recognized.

   The Company has been named in a number of antitrust lawsuits alleging that PPG acted with competitors to fix prices and allocate markets in the automotive refinish industry and for certain glass products. The automotive refinish claims have been consolidated, but the proceedings are still at an early stage. All of the initial defendents in the glass antitrust cases other than PPG, have settled. PPG believes it has meritorious defenses to these claims.

   The Company has been a defendant since April 1994 in a suit filed by Marvin Windows and Doors (Marvin) alleging numerous claims, including breach of warranty. All of the plaintiff's claims, other than breach of warranty, have been dismissed. However, on Feb. 14, 2002, a federal jury awarded Marvin $136 million on the remaining claim. PPG believes it has meritorious defenses to the plaintiff's claims and intends to appeal the jury's decision.

   For over thirty years, PPG has been a defendant in lawsuits involving claims alleging personal injury from exposure to asbestos. Aggregate settlements by PPG to date have been immaterial. At Dec. 31, 2001, PPG was one of many defendants in numerous asbestos-related lawsuits involving about 116,000 claims. In many of the cases, the plaintiffs allege that PPG should be liable for injuries involving asbestos-containing thermal insulation products manufactured and distributed by Pittsburgh Corning Corporation ("PC"). PPG and Corning Incorporated are each 50% shareholders in PC. PPG believes that it is not responsible for any injuries caused by PC products and intends to defend against such claims. Prior to 2000, PPG had never been found liable for any such claims, and in numerous cases PPG had been dismissed on motions prior to trial. In January 2000, in a trial in a state court in Texas involving six plaintiffs, the jury found PPG not liable. However, a week later in a separate trial also in state court in Texas, another jury found PPG, for the first time, partly responsible for injuries to five plaintiffs alleged to be caused by PC products. PPG intends to appeal the adverse verdict.

   On April 16, 2000, PC filed for Chapter 11 Bankruptcy in the Federal Bankruptcy Court in Pittsburgh, Pennsylvania. Accordingly, in the first quarter of 2000, PPG recorded an after-tax charge of $35 million for the write-off of all of its investment in PC. As a consequence of the bankruptcy filing and the various motions and orders in that proceeding, the asbestos litigation against PPG (and against PC and Corning Incorporated) related to PC products has been stayed and the filing of additional asbestos suits against them has been enjoined, until March 1, 2002. During the pendency of the stay, interested parties, including PC and PPG, among others, have been engaged in discussions to determine whether a settlement of current and potential asbestos claims can be agreed on within the context of the PC bankruptcy proceeding. The court has extended the stay several times with the parties' consent in order to facilitate settlement discussions. These settlement discussions involve numerous, complex issues. Accordingly, it is impossible to predict whether, when, or on what terms a voluntary settlement, if any, on the part of PPG might be reached.

   Although PPG believes it has adequate insurance for the personal injury and property damage claims against PPG described above, certain of PPG's insurers are contesting coverage with respect to some of these claims. PPG's lawsuits and claims against others include claims against insurers and other third parties with respect to actual and contingent losses related to environmental, asbestos and other matters.

   It is PPG's policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are generally not discounted. As of Dec. 31, 2001 and 2000, PPG had reserves for environmental contingencies totaling $94 million and $84 million, respectively. Pretax charges against income for environmental remediation costs in 2001, 2000 and 1999 totaled $29 million, $18 million and $10 million, respectively, and are included in "Other charges" in the statement of income. Cash outlays related to such environmental remediation aggregated $19 million, $16 million and $22 million in 2001, 2000 and 1999, respectively.

   Management anticipates that the resolution of the Company's environmental contingencies will occur over an extended period of time and could result in charges against

32 PPG Industries, Inc. 2001 Annual Report

                                     Notes

income of up to $50 million in 2002. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter this expectation. In management's opinion, the Company operates in an environmentally sound manner and the outcome of the Company's environmental contingencies will not have a material effect on PPG's financial position or liquidity.

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

   Although the unreserved exposure to future loss relates to all sites, a significant portion of such exposure involves three operating plant sites in our chemicals segment. Initial remedial actions are occurring at these sites. Studies to determine the nature of the contamination are reaching completion and the need for additional remedial actions, if any, is presently being evaluated. The loss contingencies related to the remaining portion of such unreserved exposure include significant unresolved issues such as the nature and extent of contamination, if any, at sites and the methods that may have to be employed should remediation be required.

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

    A major customer of one of the Company's Asian coatings joint ventures is experiencing financial difficulties. Should this customer be unable to pay the amounts owed to our investee or cease operations, our loss would be limited to the value of the Company's investment in the joint venture which was approximately $20 million at Dec. 31, 2001.

12. Shareholders' Equity

A class of 10 million shares of preferred stock, without par value, is authorized but unissued. Common stock has a par value of $1.66 2/3 per share; 600 million shares are authorized and 290,573,068 were issued at Dec. 31, 2001, 2000 and 1999. Shares outstanding at Dec. 31, 2001 and 2000, exclude unreleased new ESOP shares (see Note 14).

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

   Treasury shares held at Dec. 31, 2001 and 2000, were 121,859,854 shares and 122,350,519 shares, respectively. Purchases of treasury stock totaled 109,400, 6,126,000 and 1,452,600 shares in 2001, 2000 and 1999, respectively. Issuances of treasury stock totaled 600,065, 248,100 and 428,510 shares in 2001, 2000 and 1999, respectively.

   Per share cash dividends paid were $1.68 in 2001, $1.60 in 2000 and $1.52 in 1999.

13. Accumulated Other Comprehensive Loss

--------------------------------------------------------------------------------
                             Minimum      Unrealized                Accumulated
                Currency     Pension    (Losses) Gains Accumulated     Other
               Translation  Liability   on Marketable  Derivative  Comprehensive
(Millions)     Adjustment   Adjustment    Securities      Loss         Loss
--------------------------------------------------------------------------------
Balance,
Jan. 1, 2000     $(162)       $(13)         $(3)            $--        $(178)
--------------------------------------------------------------------------------
Net change        (120)        (16)           3              --         (133)
--------------------------------------------------------------------------------
Balance,
Dec. 31, 2000     (282)        (29)          --              --         (311)
--------------------------------------------------------------------------------
Net change        (131)        (20)          10              (8)        (149)
--------------------------------------------------------------------------------
Balance,
Dec. 31, 2001    $(413)       $(49)         $10             $(8)       $(460)
================================================================================

   Foreign currency translation adjustments exclude income tax expense (benefit) given that the earnings of non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time. The income tax benefit associated with the minimum pension liability adjustment was $9 million in 2001 and $11 million in 2000.

   The 2000 net change in unrealized losses on marketable securities includes the reclassification to "Other charges" in the statement of income for unrealized losses of $14 million, $9 million net of tax, due to an other than temporary decline in the market value of an investment in marketable equity securities.

14. Employee Stock Ownership Plan

Our employee stock ownership plan (ESOP) covers substantially all U. S. employees. The Company makes matching contributions to the ESOP based upon participants' savings, subject to certain limitations, the matching percentage being based upon our return on average capital for the previous year.

                                      PPG Industries, Inc. 2001 Annual Report 33

                                     Notes

     Compensation expense related to the ESOP for 2001, 2000 and 1999 totaled $6 million, $11 million and $18 million, respectively. Interest expense totaled $7 million, $9 million and $9 million for 2001, 2000 and 1999, respectively. Dividends on PPG shares held by the ESOP, to service ESOP debt, totaled $42 million for 2001 and 2000 and $40 million for 1999. The fair value of unreleased new ESOP shares was $12 million and $22,000 at Dec. 31, 2001 and 2000, respectively. The average cost of the unreleased old ESOP shares was $21 per share. Shares held by the ESOP as of Dec. 31, 2001 and 2000, are as follows:

--------------------------------------------------------------------------------
                                   2001                           2000
--------------------------------------------------------------------------------
                            Old           New               Old           New
                           Shares        Shares            Shares        Shares
--------------------------------------------------------------------------------
Allocated shares         9,970,943     3,749,488         9,255,641     3,390,372
--------------------------------------------------------------------------------
Unreleased shares        3,429,391       224,958         4,144,693           476
--------------------------------------------------------------------------------
     Total              13,400,334     3,974,446        13,400,334     3,390,848
================================================================================

15. Other Earnings

--------------------------------------------------------------------------------
(Millions)                                               2001     2000     1999
--------------------------------------------------------------------------------
Interest income                                           $15     $ 12     $  8
--------------------------------------------------------------------------------
Royalty income                                             26       27       26
--------------------------------------------------------------------------------
Share of net earnings of equity
affiliates                                                 15       39       28
--------------------------------------------------------------------------------
Other                                                      42       60       62
--------------------------------------------------------------------------------
     Total                                                $98     $138     $124
================================================================================

     PPG's share of undistributed net earnings of equity affiliates was $52 million and $66 million at Dec. 31, 2001 and 2000, respectively. Dividends received from equity affiliates were $26 million, $20 million and $16 million in 2001, 2000 and 1999, respectively.

16. Stock Option Plans

Under PPG's stock option plan, certain employees of the Company have been granted options to purchase shares of common stock at prices equal to the fair market value of the shares on the date the option was granted. Options are exercisable beginning from six to 12 months after granting and have a maximum term of 10 years. Shares available for future grants were 3,751,911 and 5,562,305 at Dec. 31, 2001 and 2000, respectively.

     On July 1, 1998, the Company granted to substantially all active employees of the Company and its majority owned subsidiaries the option to purchase 100 shares of common stock at its then fair market value of $70 per share. Options are exercisable beginning July 1, 2003 and expire on June 30, 2008.

     PPG applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost for PPG's stock option plan has been recognized in the accompanying financial statements. Had compensation cost been determined based upon the fair value at the grant date for awards granted in 2001, 2000 and 1999 consistent with the methodology prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," net income and earnings per common share, assuming dilution, would have been reduced by $24 million and $0.14 in 2001, $23 million and $0.13 in 2000 and $26 million and $0.14 in 1999. The weighted average fair value of options granted was $11.93 per share in 2001, $13.08 per share in 2000 and $10.20 per share in 1999. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions.

--------------------------------------------------------------------------------
                                                      2001     2000     1999
--------------------------------------------------------------------------------
Risk-free interest rate                                5.2%     6.1%     5.4%
--------------------------------------------------------------------------------
Expected life of option in years                       5.3      5.7      5.2
--------------------------------------------------------------------------------
Expected dividend yield                                2.7%     2.6%     2.6%
--------------------------------------------------------------------------------
Expected volatility                                   26.3%    24.5%    22.2%
================================================================================

     The following table summarizes stock option activity under all plans for the three years ended Dec. 31, 2001:

                                                                       Weighted
                                                    Number of          average
                                                      shares           exercise
                                                    subject to          price
Stock option activity                                options          per share
--------------------------------------------------------------------------------
Outstanding, Jan. 1, 1999                           10,761,030          $59.13
--------------------------------------------------------------------------------
      Granted                                        3,117,845           57.40
      --------------------------------------------------------------------------
      Exercised                                     (1,711,732)          51.21
      --------------------------------------------------------------------------
      Terminated                                      (374,022)          66.58
--------------------------------------------------------------------------------
Outstanding, Dec. 31, 1999                          11,793,121           59.58
--------------------------------------------------------------------------------
      Granted                                        2,048,445           52.99
      --------------------------------------------------------------------------
      Exercised                                       (301,432)          43.00
      --------------------------------------------------------------------------
      Terminated                                      (353,405)          64.30
--------------------------------------------------------------------------------
Outstanding, Dec. 31, 2000                          13,186,729           58.81
--------------------------------------------------------------------------------
      Granted                                        2,697,920           51.52
      --------------------------------------------------------------------------
      Exercised                                       (871,389)          45.99
      --------------------------------------------------------------------------
      Terminated                                      (502,581)          62.66
--------------------------------------------------------------------------------
Outstanding, Dec. 31, 2001                          14,510,679          $58.09
================================================================================

     The following table summarizes information about stock options outstanding and exercisable at Dec. 31, 2001:

--------------------------------------------------------------------------------
                   Options outstanding               Options exercisable
                  --------------------------------------------------------------
                                Weighted       Weighted                Weighted
 Range of                        average       average                 average
 exercise                       remaining      exercise                exercise
  price             Number     contractual       price      Number       price
per share          of shares   life (years)    per share   of shares   per share
--------------------------------------------------------------------------------
$29.37-$39.75        518,679       2.09         $36.10       518,679   $36.10
--------------------------------------------------------------------------------
$40.68-$60.00      7,829,444       6.89         $52.80     5,588,728   $53.71
--------------------------------------------------------------------------------
$60.06-$76.31      6,162,556       4.85         $66.67     3,717,356   $64.48
--------------------------------------------------------------------------------
                  14,510,679                               9,824,763
                  ==========                               =========

34 PPG Industries, Inc. 2001 Annual Report

                                     Notes

     At Dec. 31, 2000, options were exercisable for 8.8 million shares at a weighted average exercise price of $56.80 per common share. The corresponding amounts at Dec. 31, 1999, were 7.0 million and $57.17 per common share, respectively.

17. Advertising Costs

Advertising costs are expensed as incurred and totaled $62 million, $75 million and $101 million in 2001, 2000 and 1999, respectively.

18. Research and Development

--------------------------------------------------------------------------------
(Millions)                                            2001        2000    1999
--------------------------------------------------------------------------------
Research and development-- total                      $283        $301    $301
--------------------------------------------------------------------------------
Less depreciation                                       17          19      17
--------------------------------------------------------------------------------
     Research and development-- net                   $266        $282    $284
================================================================================

19. Quarterly Financial Information
    (unaudited)

--------------------------------------------------------------------------------
                                                                      Earnings
                                                                        Per
                                                           Earnings    Common
                              Net       Gross       Net       Per     Share--
                             Sales     Profit     Income    Common    Assuming
                          (Millions) (Millions) (Millions)   Share    Dilution
--------------------------------------------------------------------------------
2001 quarter ended
--------------------------------------------------------------------------------
March 31/(1)/              $ 2,099    $   775     $  56     $  .33     $  .33
--------------------------------------------------------------------------------
June 30                      2,164        822       155        .92        .92
--------------------------------------------------------------------------------
September 30                 1,999        738        93        .56        .55
--------------------------------------------------------------------------------
December 31                  1,907        697        83        .49        .49
--------------------------------------------------------------------------------
     Total                 $ 8,169    $ 3,032     $ 387     $ 2.30     $ 2.29
================================================================================
2000 quarter ended
--------------------------------------------------------------------------------
March 31/(2)/              $ 2,152    $   833     $ 139     $  .80     $  .79
--------------------------------------------------------------------------------
June 30                      2,275        883       205       1.18       1.17
--------------------------------------------------------------------------------
September 30/(3)/            2,144        807       150        .87        .86
--------------------------------------------------------------------------------
December 31/(4)/             2,058        772       126        .75        .75
--------------------------------------------------------------------------------
     Total                 $ 8,629    $ 3,295     $ 620     $ 3.60     $ 3.57
================================================================================

(1) First quarter 2001 earnings were reduced by pretax charges of $101 million for restructuring and other related activities, including severance and other costs of $67 million and asset dispositions of $34 million.
(2) First-quarter 2000 earnings were reduced by pretax charges of $39 million for the write-off of a 50% owned equity investment in Pittsburgh Corning Corporation which has filed for reorganization under the federal bankruptcy code.
(3) Third-quarter 2000 earnings were reduced by a pretax charge of $7 million for restructuring and one-time integration costs related to PPG Auto Glass.
(4) Fourth-quarter 2000 earnings were reduced by a pretax charge of $14 million due to an other than temporary decline in the market value of an investment in marketable equity securities, previously recorded net of tax as an unrealized loss in other comprehensive loss.

20.  Business Segment Information

Refer to pages 20 through 22 for information on our business segments for 2001, 2000 and 1999.

                                 Officer Changes

Douglas B. Atkinson was named vice president of investor relations. He had been director of investor relations. Also, Susan M. Kreh was elected treasurer. She succeeds Daniel W. Kiener, who left the company. Kreh had been general manager of PPG's optical monomers and coatings business.

     During the year, Garry Goudy was named vice president of automotive refinish. He had been vice president of automotive replacement glass. Douglas C. Hepper was named vice president of market initiatives, coatings. He had been vice president of automotive refinish. Maurice V. Peconi was named vice president of corporate development. He had been vice president of electronic commerce. David E. Sharick was named vice president of automotive replacement glass. He had been vice president of corporate development. Also, Thomas M. Von Lehman, former vice president of specialty chemicals, left the company.

                                      PPG Industries, Inc. 2001 Annual Report 35

                              Eleven-Year Digest


                               2001     2000    1999     1998     1997     1996     1995     1994     1993     1992      1991
-----------------------------------------------------------------------------------------------------------------------------
Statement of Income
Net sales                     8,169    8,629   7,995    7,751    7,631    7,466    7,311    6,570    5,980    6,042     5,889
-----------------------------------------------------------------------------------------------------------------------------
Gross profit (%)               37.1     38.2    38.0     39.1     39.1     38.5     38.9     37.5     35.5     35.1      33.9
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes      634      989     945    1,267    1,149    1,215    1,248      840      531      538       348
-----------------------------------------------------------------------------------------------------------------------------
Income taxes                    247      369     377      466      435      471      480      325      236      218       147
-----------------------------------------------------------------------------------------------------------------------------
Income before
accounting changes              387      620     568      801      714      744      768      515      295      319       201
-----------------------------------------------------------------------------------------------------------------------------
Cumulative effect of
accounting changes/(1)/          --       --      --       --       --       --       --       --     (273)      --        75
-----------------------------------------------------------------------------------------------------------------------------
Net income                      387      620     568      801      714      744      768      515       22      319       276
-----------------------------------------------------------------------------------------------------------------------------
Return on average
capital (%)/(2)(3)/             8.4     12.1    12.7     19.6     19.1     20.3     21.6     15.3  2.2/8.9      9.7   8.7/7.0
-----------------------------------------------------------------------------------------------------------------------------
Return on average
equity (%)/(2)/                12.6     19.7    19.3     29.4     28.8     29.5     28.8     20.1  .9/10.7     11.8  10.7/8.0
-----------------------------------------------------------------------------------------------------------------------------
Earnings per common
share before
accounting changes             2.30     3.60    3.27     4.52     3.97     3.96     3.80     2.43     1.39     1.51       .95
-----------------------------------------------------------------------------------------------------------------------------
Cumulative effect of
accounting changes on
earnings per common
share                            --       --      --       --       --       --       --       --    (1.29)      --       .35
-----------------------------------------------------------------------------------------------------------------------------
Earnings per
common share                   2.30     3.60    3.27     4.52     3.97     3.96     3.80     2.43      .10     1.51      1.30
-----------------------------------------------------------------------------------------------------------------------------
Average number
of common shares              168.3    172.3   173.8    177.0    179.8    187.8    202.0    211.9    212.6    212.2     212.4
-----------------------------------------------------------------------------------------------------------------------------
Earnings per common
share--
assuming dilution              2.29     3.57    3.23     4.48     3.94     3.93     3.78     2.42      .10     1.50      1.29
-----------------------------------------------------------------------------------------------------------------------------
Dividends                       283      276     264      252      239      237      239      238      221      200       183
-----------------------------------------------------------------------------------------------------------------------------
      Per share                1.68     1.60    1.52     1.42     1.33     1.26     1.18     1.12     1.04      .94       .86
-----------------------------------------------------------------------------------------------------------------------------
Balance Sheet
Current assets                2,703    3,093   3,062    2,660    2,584    2,296    2,275    2,168    2,026    1,951     2,173
-----------------------------------------------------------------------------------------------------------------------------
Current liabilities           1,955    2,543   2,384    1,912    1,662    1,769    1,629    1,425    1,281    1,253     1,341
-----------------------------------------------------------------------------------------------------------------------------
Working capital                 748      550     678      748      922      527      646      743      745      698       832
-----------------------------------------------------------------------------------------------------------------------------
Property (net)                2,752    2,941   2,933    2,905    2,855    2,913    2,835    2,742    2,787    2,972     3,183
-----------------------------------------------------------------------------------------------------------------------------
Total assets                  8,452    9,125   8,914    7,387    6,868    6,441    6,194    5,894    5,652    5,662     6,056
-----------------------------------------------------------------------------------------------------------------------------
Long-term debt                1,699    1,810   1,836    1,081    1,257      834      736      773      774      905     1,190
-----------------------------------------------------------------------------------------------------------------------------
Shareholders' equity          3,080    3,097   3,106    2,880    2,509    2,483    2,569    2,557    2,473    2,699     2,655
-----------------------------------------------------------------------------------------------------------------------------
      Per share               18.28    18.41   17.86    16.46    14.11    13.57    13.23    12.35    11.57    12.71     12.50
-----------------------------------------------------------------------------------------------------------------------------
Other Data
Capital spending/(4)/           301      676   1,833      877      829      489      454      356      293      283       335
-----------------------------------------------------------------------------------------------------------------------------
Depreciation expense            375      374     366      354      348      340      332      318      331      352       351
-----------------------------------------------------------------------------------------------------------------------------
Quoted market price
      High                    59.75    65.06   70.75    76.63    67.50    62.25    47.88    42.13    38.13    34.13     29.63
      -----------------------------------------------------------------------------------------------------------------------
      Low                     38.99    36.00   47.94    49.13    48.63    42.88    34.88    33.75    29.63    25.00     20.75
      -----------------------------------------------------------------------------------------------------------------------
      Year-end                51.72    46.31   62.56    58.19    57.13    56.13    45.75    37.13    37.88    32.88     25.25
      -----------------------------------------------------------------------------------------------------------------------
Price/earnings ratio/(5)/
      High                       26       18      22       17       17       16       13       17       27       23        31
      -----------------------------------------------------------------------------------------------------------------------
      Low                        17       10      15       11       12       11        9       14       21       17        22
      -----------------------------------------------------------------------------------------------------------------------
Average number of
 employees                   34,900   36,000  33,800   32,500   31,900   31,300   31,200   30,800   31,400   32,300    33,700
-----------------------------------------------------------------------------------------------------------------------------

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

36 PPG Industries, Inc. 2001 Annual Report

                          PPG Shareholder Information

World Headquarters
One PPG Place
Pittsburgh, PA 15272, U.S.A.
Phone (412) 434-3131
Internet: www.ppg.com

Annual Meeting
Thursday, April 18, 2002, 11:00 A.M.
Pittsburgh Marriott Hotel, City Center
112 Washington Place
Pittsburgh, PA 15219

Transfer Agent & Registrar
Mellon Investor Services LLC
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660

PPG-dedicated phone 1-800-648-8160
Internet inquiries: www.mellon-investor.com
                    -----------------------
As a convenience to shareholders, account information, address changes, requests for replacement checks, and Form 1099's can be accessed by way of the Internet. Log on to Investor ServiceDirect(TM) at www.mellon-investor.com. Shareholders
                                        -----------------------
with specific questions regarding dividend checks, transfer or replacement of stock certificates or dividend tax information should contact Mellon Investor Services.

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

PPG's Environment, Health and Safety Policy -- a statement describing the Company's commitment, worldwide, to manufacturing, selling and distributing products in a manner that is safe and healthful for its employees, neighbors and customers, and that protects the environment.

PPG's Environment, Health and Safety Progress Report -- a report of progress during the year with respect to the Company's environment, health and safety commitment.

PPG's Responsible Care Commitment -- a brochure outlining the Company's voluntary activities under the Responsible Care initiative of the Chemical Manufacturers Association for safe and ethical management of chemicals.

Dividend Information
PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 42 cents per share, voted by the board of directors on Jan. 17, 2002, results in an annual dividend rate of $1.68 per share.

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

For more information, call Mellon Investor Services at 1-800-648-8160.

Investor Relations
General PPG shareholder information may be obtained by calling (412) 434-3312, or by writing PPG Industries, Investor Relations, One PPG Place, 40E, Pittsburgh, PA 15272.

Quarterly Stock Market Price

-------------------------------------------------------------------------------------------------------------
                                           2001                                          2000
-------------------------------------------------------------------------------------------------------------
Quarter Ended             High              Low           Close           High            Low           Close
-------------------------------------------------------------------------------------------------------------
March 31                $55.50           $43.00          $46.09         $65.06         $44.38          $52.31
-------------------------------------------------------------------------------------------------------------
June 30                  59.75            45.55           52.57          58.13          41.56           44.31
-------------------------------------------------------------------------------------------------------------
Sept. 30                 55.78            38.99           45.75          46.50          36.00           39.69
-------------------------------------------------------------------------------------------------------------
Dec. 31                  55.56            44.15           51.72          47.44          37.19           46.31
-------------------------------------------------------------------------------------------------------------

     The number of holders of record of PPG common stock as of Jan. 31, 2002, was 29,005, as shown on the records of the Company's transfer agent.


Dividends

--------------------------------------------------------------------------------------------------
                                               2001                                2000
--------------------------------------------------------------------------------------------------
                                     Amount               Per            Amount              Per
Month of Payment                   (Millions)            Share         (Millions)           Share
--------------------------------------------------------------------------------------------------
March                                 $ 70              $  .42             $ 70             $  .40
--------------------------------------------------------------------------------------------------
June                                    71                 .42               70                .40
--------------------------------------------------------------------------------------------------
September                               71                 .42               69                .40
--------------------------------------------------------------------------------------------------
December                                71                 .42               67                .40
--------------------------------------------------------------------------------------------------
Total                                 $283              $ 1.68             $276             $ 1.60
==================================================================================================

                                      PPG Industries, Inc. 2001 Annual Report 37