Form 10-K, Exhibit 13
period 2007-12-31
PPG INDUSTRIES INC
filed 2008-02-21
CIK 79879

Exhibit 13.1

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Market Information, Dividends and Holders of Common Stock

For the Year Ended December 31, 2007

Market Information

Stock Exchange Listings

PPG common stock is traded on the New York and Philadelphia stock exchanges (symbol: PPG).

Quarterly Stock Market Price

	2007		2006
Quarter Ended	High	Low	High	Low
March 31	$72.40	$64.01	$64.32	$56.53
June 30	78.80	69.94	68.88	61.54
September 30	82.42	67.81	68.22	60.42
December 31	79.95	64.93	69.80	63.02

Dividends

	2007		2006
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$82	$0.50	$78	$0.47
June	83	0.50	79	0.48
September	85	0.52	80	0.48
December	85	0.52	79	0.48

Total	$335	$2.04	$316	$1.91

PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 52 cents per share was approved by the board of directors on January 17, 2008, payable March 12, 2008 to shareholders of record February 22, 2008.

Holders of Common Stock

The number of holders of record of PPG common stock as of January 31, 2008, was 21,644, as shown on the records of the Company’s transfer agent.