Form 10-K, Exhibit 13
period 2007-12-31
PPG INDUSTRIES INC
filed 2008-02-21
CIK 79879

Exhibit 13.2

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Selected Financial Data

(Millions, except per share amounts)

	Year Ended December 31
	2007	2006(1)	2005(1)	2004(1)	2003(1)
Net sales	$11,206	$9,861	$9,028	$8,325	$7,514
Income from continuing operations	815	653	558	604	415
Income from discontinued operations, net of tax	19	58	38	79	85
Cumulative effect of accounting change(2)	—	—	—	—	(6)
Net income	834	711	596	683	494
Earnings per common share:
Income from continuing operations	4.95	3.94	3.29	3.52	2.44
Income from discontinued operations	0.12	0.35	0.22	0.46	0.50
Cumulative effect of accounting change(2)	—	—	—	—	(0.03)
Net income	5.07	4.29	3.51	3.98	2.91
Earnings per common share - assuming dilution:
Income from continuing operations	4.91	3.92	3.27	3.49	2.42
Income from discontinued operations	0.12	0.35	0.22	0.46	0.50
Cumulative effect of accounting change(2)	—	—	—	—	(0.03)
Net income	5.03	4.27	3.49	3.95	2.89
Dividends per share	2.04	1.91	1.86	1.79	1.73
Total assets	12,629	10,067	8,681	8,932	8,424
Long-term debt	1,201	1,155	1,169	1,184	1,339

(1)	The financial information for all prior periods presented has been reclassified to reflect the automotive glass businesses and fine chemicals business as discontinued operations.

(2)	The 2003 change in the method of accounting relates to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”