Form 10-K, Exhibit 13
period 2008-12-31
PPG INDUSTRIES INC
filed 2009-02-19
CIK 79879

Exhibit 13.1

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Market Information, Dividends and Holders of Common Stock

For the Year Ended December 31, 2008

Market Information

Stock Exchange Listings

PPG common stock is traded on the New York stock exchange (symbol: PPG).

Quarterly Stock Market Price

	2008		2007
Quarter Ended	High	Low	High	Low
March 31	$71.00	$57.15	$72.40	$64.01
June 30	66.53	56.39	78.80	69.94
September 30	69.89	54.04	82.42	67.81
December 31	59.10	35.94	79.95	64.93

Dividends

	2008		2007
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$85	$0.52	$82	$0.50
June	86	0.52	83	0.50
September	85	0.52	85	0.52
December	87	0.53	85	0.52

Total	$343	$2.09	$335	$2.04

PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 53 cents per share was approved by the board of directors on January 15, 2009, payable March 12, 2009 to shareholders of record February 20, 2009.

Holders of Common Stock

The number of holders of record of PPG common stock as of January 31, 2009, was 21,784, as shown on the records of the Company’s transfer agent.