Form 10-K, Exhibit 13
period 2008-12-31
PPG INDUSTRIES INC
filed 2009-02-19
CIK 79879

Exhibit 13.2

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Selected Financial Data

(Millions, except per share amounts)

	Year Ended December 31
	2008(1)	2007(2)	2006(2)	2005(2)	2004(2)
Net sales	$15,849	$12,220	$10,938	$10,126	$9,417
Income from continuing operations	538	856	707	622	682
Income from discontinued operations, net of tax	—	(22)	4	(26)	1
Net income	538	834	711	596	683
Earnings per common share:
Income from continuing operations	3.27	5.20	4.27	3.66	3.97
Income from discontinued operations	—	(0.13)	0.02	(0.15)	0.01
Net income	3.27	5.07	4.29	3.51	3.98
Earnings per common share - assuming dilution:
Income from continuing operations	3.25	5.16	4.25	3.64	3.94
Income from discontinued operations	—	(0.13)	0.02	(0.15)	0.01
Net income	3.25	5.03	4.27	3.49	3.95
Dividends per share	2.09	2.04	1.91	1.86	1.79
Total assets	14,698	12,629	10,067	8,681	8,932
Long-term debt	3,009	1,201	1,155	1,169	1,184

(1)	The financial information presented for 2008 includes the acquired businesses of SigmaKalon from January 2, 2008.
(2)	The financial information presented for 2004-2007 reflects the reclassification of the automotive glass and services business from discontinued operations, as presented in the 2007 annual report, to continuing operations.