Form 10-K, Exhibit 13
period 2009-12-31
PPG INDUSTRIES INC
filed 2010-02-18
CIK 79879

Exhibit 13.1

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Market Information, Dividends and Holders of Common Stock

For the Year Ended December 31, 2009

Market Information

Stock Exchange Listings

PPG common stock is traded on the New York Stock Exchange (symbol: PPG).

Quarterly Stock Market Price

	2009		2008
Quarter Ended	High	Low	High	Low
March 31	$45.45	$28.16	$71.00	$57.15
June 30	46.91	35.61	66.53	56.39
September 30	60.45	41.21	69.89	54.04
December 31	62.31	55.27	59.10	35.94

Dividends

	2009		2008
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$87	$0.53	$85	$0.52
June	87	0.53	86	0.52
September	88	0.53	85	0.52
December	91	0.54	87	0.53

Total	$353	$2.13	$343	$2.09

PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 54 cents per share was approved by the board of directors on January 21, 2010, payable March 12, 2010 to shareholders of record February 19, 2010.

Holders of Common Stock

The number of holders of record of PPG common stock as of January 31, 2009, was 19,467, as shown on the records of the Company’s transfer agent.