Form 10-K, Exhibit 13
period 2009-12-31
PPG INDUSTRIES INC
filed 2010-02-18
CIK 79879

Exhibit 13.2

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Selected Financial Data

(Millions, except per share amounts)

	Year Ended December 31
	2009(1)	2008(1)(2)	2007(2)	2006(2)	2005(2)
Net sales	$12,239	$15,849	$12,220	$10,938	$10,126
Income from continuing operations, net of tax	336	538	856	707	622
(Loss) income from discontinued operations, net of tax	—	—	(22)	4	(26)
Net income (attributable to PPG)	336	538	834	711	596
Earnings per common share:
Income from continuing operations	2.04	3.27	5.20	4.27	3.66
(Loss) income from discontinued operations	—	—	(0.13)	0.02	(0.15)
Net income	2.04	3.27	5.07	4.29	3.51
Earnings per common share - assuming dilution:
Income from continuing operations	2.03	3.25	5.16	4.25	3.64
(Loss) income from discontinued operations	—	—	(0.13)	0.02	(0.15)
Net income	2.03	3.25	5.03	4.27	3.49
Dividends per share	2.13	2.09	2.04	1.91	1.86
Total assets	14,240	14,698	12,629	10,067	8,681
Long-term debt	3,074	3,009	1,201	1,155	1,169

(1)	The financial information presented includes the acquired businesses of SigmaKalon from January 2, 2008, onward.
(2)	The financial information presented includes the results of the automotive glass and services business through September 30, 2008.