Form 10-K, Exhibit 13
period 2010-12-31
PPG INDUSTRIES INC
filed 2011-02-17
CIK 79879

Exhibit 13.1

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Market Information, Dividends and Holders of Common Stock

For the Year Ended December 31, 2010

Market Information

Stock Exchange Listings

PPG common stock is traded on the New York Stock Exchange (symbol: PPG).

Quarterly Stock Market Price

	2010		2009
Quarter Ended	High	Low	High	Low
March 31	$66.63	$56.96	$45.45	$28.16
June 30	72.24	59.01	46.91	35.61
September 30	73.99	59.69	60.45	41.21
December 31	84.59	72.10	62.31	55.27

Dividends

	2010		2009
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$90	$0.54	$87	$0.53
June	90	0.54	87	0.53
September	90	0.55	88	0.53
December	90	0.55	91	0.54

Total	$360	$2.18	$353	$2.13

PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 55 cents per share was approved by the board of directors on January 20, 2011, payable March 11, 2011 to shareholders of record February 18, 2011.

Holders of Common Stock

The number of holders of record of PPG common stock as of January 31, 2011, was 18,894, as shown on the records of the Company’s transfer agent.