Form 10-K, Exhibit 13
period 2010-12-31
PPG INDUSTRIES INC
filed 2011-02-17
CIK 79879

Exhibit 13.2

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Selected Financial Data

(Millions, except per share amounts)

	Year Ended December 31
	2010	2009	2008(1)(2)	2007(2)	2006(2)
Net sales	$13,423	$12,239	$15,849	$12,220	$10,938
Income from continuing operations, net of tax	769	336	538	856	707
(Loss) income from discontinued operations, net of tax	—	—	—	(22)	4
Net income (attributable to PPG)	769	336	538	834	711
Earnings per common share:
Income from continuing operations	4.67	2.04	3.27	5.20	4.27
(Loss) income from discontinued operations	—	—	—	(0.13)	0.02
Net income	4.67	2.04	3.27	5.07	4.29
Earnings per common share - assuming dilution:
Income from continuing operations	4.63	2.03	3.25	5.16	4.25
(Loss) income from discontinued operations	—	—	—	(0.13)	0.02
Net income	4.63	2.03	3.25	5.03	4.27
Dividends per share	2.18	2.13	2.09	2.04	1.91
Total assets	14,975	14,240	14,698	12,629	10,067
Long-term debt	4,043	3,074	3,009	1,201	1,155

(1)	The financial information presented includes the acquired businesses of SigmaKalon from January 2, 2008, onward.
(2)	The financial information presented includes the results of the automotive glass and services business through September 30, 2008.