Form 10-K, Exhibit 13
period 2011-12-31
PPG INDUSTRIES INC
filed 2012-02-16
CIK 79879

Exhibit 13.1

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Market Information, Dividends and Holders of Common Stock

For the Year Ended December 31, 2011

Market Information

Stock Exchange Listings

PPG common stock is traded on the New York Stock Exchange (symbol:PPG).

Quarterly Stock Market Price

	2011		2010
Quarter Ended	High	Low	High	Low
March 31	$96.56	$78.75	$66.63	$56.96
June 30	97.81	82.76	72.24	59.01
September 30	93.85	68.27	73.99	59.69
December 31	90.00	66.43	84.59	72.10

Dividends

	2011		2010
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$89	$0.55	$90	$0.54
June	89	0.57	90	0.54
September	90	0.57	90	0.55
December	87	0.57	90	0.55

Total	$355	$2.26	$360	$2.18

PPG has paid uninterrupted annual dividends since 1899. The latest quarterly dividend of 57 cents per share was approved by the board of directors on January 19, 2012, payable March 12, 2012 to shareholders of record February 17, 2012.

Holders of Common Stock

The number of holders of record of PPG common stock as of January 31, 2012 was 18,151, as shown on the records of the Company’s transfer agent.