Form 10-K, Exhibit 13
period 2011-12-31
PPG INDUSTRIES INC
filed 2012-02-16
CIK 79879

Exhibit 13.2

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Selected Financial Data

(Millions, except per share amounts)

	Year Ended December 31
	2011	2010	2009	2008(1)(2)	2007(2)
Net sales	$14,885	$13,423	$12,239	$15,849	$12,220
Income from continuing operations, net of tax	1,095	769	336	538	856
(Loss) income from discontinued operations, net of tax	—	—	—	—	(22)
Net income (attributable to PPG)	1,095	769	336	538	834
Earnings per common share:
Income from continuing operations	6.96	4.67	2.04	3.27	5.2
(Loss) income from discontinued operations	—	—	—	—	(0.13)
Net income	6.96	4.67	2.04	3.27	5.07
Earnings per common share—assuming dilution:
Income from continuing operations	6.87	4.63	2.03	3.25	5.16
(Loss) income from discontinued operations	—	—	—	—	(0.13)
Net income	6.87	4.63	2.03	3.25	5.03
Dividends per share	2.26	2.18	2.13	2.09	2.04
Total assets	14,382	14,975	14,240	14,698	12,629
Long-term debt	3,574	4,043	3,074	3,009	1,201

(1)	The financial information presented includes the acquired businesses of SigmaKalon from January 2, 2008, onward.
(2)	The financial information presented includes the results of the automotive glass and services business through September 30, 2008.