Form 10-K, Exhibit 13
period 2012-12-31
PPG INDUSTRIES INC
filed 2013-02-21
CIK 79879

Exhibit 13.1
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Market Information, Dividends and Holders of Common Stock
For the Year Ended December 31, 2012

Market Information
Stock Exchange Listings
PPG common stock is traded on the New York Stock Exchange (symbol:PPG).

Quarterly Stock Market Price

	2012		2011
Quarter Ended	High	Low	High	Low
March 31	$96.40	$83.27	$96.56	$78.75
June 30	107.95	91.85	97.81	82.76
September 30	119.86	99.12	93.85	68.27
December 31	136.79	113.39	90.00	66.43

Dividends

	2012		2011
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$87	$0.57	$89	$0.55
June	90	0.59	89	0.57
September	90	0.59	90	0.57
December	91	0.59	87	0.57
Total	$358	$2.34	$355	$2.26

PPG has paid uninterrupted annual dividends since 1899. The latest quarterly dividend of 59 cents per share was approved by the board of directors on January 17, 2013, payable March 12, 2013 to shareholders of record February 22, 2013.
Holders of Common Stock
The number of holders of record of PPG common stock as of January 31, 2013 was 17,348, as shown on the records of the Company’s transfer agent.