Form 10-K, Exhibit 13
period 2012-12-31
PPG INDUSTRIES INC
filed 2013-02-21
CIK 79879

Exhibit 13.2
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Selected Financial Data
(Millions, except per share amounts)

	Year Ended December 31
	2012	2011	2010	2009	2008 (1)
Net Sales	$15,200	$14,885	13,423	$12,239	$15,849
Net income (attributable to PPG)	$941	$1,095	769	$336	$538
Earnings per common share:
Net Income	$6.13	$6.96	$4.67	$2.04	$3.27
Earnings per common share - assuming dilution:
Net Income	$6.06	$6.87	$4.63	$2.03	$3.25
Dividends per share	$2.34	$2.26	$2.18	$2.13	$2.09
Total assets	$15,878	$14,382	$14,975	$14,240	$14,698
Long-term debt	$3,368	$3,574	$4,043	$3,074	$3,009
(1) The financial information presented includes the results of the automotive glass and services business through September 30, 2008.