Form 10-K, Exhibit 13
period 2013-12-31
PPG INDUSTRIES INC
filed 2014-02-20
CIK 79879

Exhibit 13.1
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Market Information, Dividends and Holders of Common Stock
For the Year Ended December 31, 2013

Market Information
Stock Exchange Listings
PPG common stock is traded on the New York Stock Exchange (symbol:PPG).

Quarterly Stock Market Price

	2013		2012
Quarter Ended	High	Low	High	Low
March 31	$147.99	$128.20	$96.40	$83.27
June 30	160.83	130.56	107.95	91.85
September 30	172.21	144.58	119.86	99.12
December 31	190.07	160.76	136.79	113.39

Dividends

	2013		2012
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$84	$0.59	$87	$0.57
June	87	0.61	90	0.59
September	88	0.61	90	0.59
December	86	0.61	91	0.59
Total	$345	$2.42	$358	$2.34

PPG has paid uninterrupted annual dividends since 1899. The latest quarterly dividend of 61 cents per share was approved by the board of directors on January 16, 2014, payable March 12, 2014 to shareholders of record February 21, 2014.
Holders of Common Stock
The number of holders of record of PPG common stock as of January 31, 2014 was 16,282 as shown on the records of the Company’s transfer agent.