Form 10-K, Exhibit 13
period 2013-12-31
PPG INDUSTRIES INC
filed 2014-02-20
CIK 79879

Exhibit 13.2
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Selected Financial Data
(Millions, except per share amounts)

	Year Ended December 31
	2013	2012	2011	2010	2009
Net Sales	$15,108	$13,512	$13,153	$11,989	$10,966
Amounts Attributable to PPG
Continuing Operations	$1,034	$726	$858	$658	$244
Discontinued Operations	$2,197	$215	$237	$111	$92
Net income (attributable to PPG)	$3,231	$941	$1,095	$769	$336
Earnings per common share:
Continuing Operations	$7.21	$4.73	$5.45	$4.00	$1.48
Discontinued Operations	$15.32	$1.40	$1.51	$0.67	$0.56
Net Income	$22.53	$6.13	$6.96	$4.67	$2.04
Earnings per common share - assuming dilution:
Continuing Operations	$7.13	$4.69	$5.40	$3.96	$1.47
Discontinued Operations	$15.14	$1.37	$1.47	$0.67	$0.56
Net Income	$22.27	$6.06	$6.87	$4.63	$2.03
Dividends per share	$2.42	$2.34	$2.26	$2.18	$2.13
Total assets	$15,863	$15,878	$14,382	$14,975	$14,240
Long-term debt	$3,372	$3,368	$3,574	$4,043	$3,074