Form 10-K, Exhibit 13
period 2014-12-31
PPG INDUSTRIES INC
filed 2015-02-19
CIK 79879

Exhibit 13.1
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Market Information, Dividends and Holders of Common Stock
For the Year Ended December 31, 2014

Market Information
Stock Exchange Listings
PPG common stock is traded on the New York Stock Exchange (symbol:PPG).

Quarterly Stock Market Price

	2014		2013
Quarter Ended	High	Low	High	Low
March 31	$201.29	$173.83	$147.99	$128.20
June 30	213.01	185.18	160.83	130.56
September 30	211.66	196.38	172.21	144.58
December 31	233.67	171.56	190.07	160.76

Dividends

	2014		2013
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$85	$0.61	$84	$0.59
June	92	0.67	87	0.61
September	92	0.67	88	0.61
December	92	0.67	86	0.61
Total	$361	$2.62	$345	$2.42

PPG has paid uninterrupted annual dividends since 1899. The latest quarterly dividend of 67 cents per share was approved by the board of directors on January 15, 2015, payable March 12, 2015 to shareholders of record February 20, 2015.
Holders of Common Stock
The number of holders of record of PPG common stock as of January 31, 2015 was 15,519 as shown on the records of the Company’s transfer agent.