Form 10-K, Exhibit 13
period 2014-12-31
PPG INDUSTRIES INC
filed 2015-02-19
CIK 79879

Exhibit 13.2
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Selected Financial Data
(Millions, except per share amounts)

	Year Ended December 31
	2014	2013	2012	2011	2010
Net Sales	$15,360	$14,265	$12,686	$12,304	$11,168
Amounts Attributable to PPG
Continuing Operations	$1,133	$950	$663	$778	$537
Discontinued Operations	$969	$2,281	$278	$317	$232
Net income (attributable to PPG)	$2,102	$3,231	$941	$1,095	$769
Earnings per common share:
Continuing Operations	$8.19	$6.62	$4.32	$4.94	$3.26
Discontinued Operations	$7.01	$15.91	$1.81	$2.02	$1.41
Net Income	$15.20	$22.53	$6.13	$6.96	$4.67
Earnings per common share - assuming dilution:
Continuing Operations	$8.10	$6.55	$4.27	$4.88	$3.23
Discontinued Operations	$6.93	$15.72	$1.79	$1.99	$1.40
Net Income	$15.03	$22.27	$6.06	$6.87	$4.63
Dividends per share	$2.62	$2.42	$2.34	$2.26	$2.18
Total assets	$17,583	$15,863	$15,878	$14,382	$14,975
Long-term debt	$3,544	$3,372	$3,368	$3,574	$4,043

Note: The financial information of all prior periods has been reclassified to reflect discontinued operations.