Form 10-K, Exhibit 13
period 2015-12-31
PPG INDUSTRIES INC
filed 2016-02-18
CIK 79879

Exhibit 13.1
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Market Information, Dividends and Holders of Common Stock
For the Year Ended December 31, 2015

Market Information
Stock Exchange Listings
PPG common stock is traded on the New York Stock Exchange (symbol:PPG).

Quarterly Stock Market Price

	2015†		2014†
Quarter Ended	High	Low	High	Low
March 31	$118.95	$109.91	$100.65	$86.92
June 30	117.48	110.33	106.51	92.59
September 30	118.27	84.40	105.83	98.19
December 31	106.87	82.93	116.84	85.78

Dividends

	2015†		2014†
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$91	$0.33	$85	$0.31
June	98	0.36	92	0.33
September	97	0.36	92	0.33
December	97	0.36	92	0.34
Total	$383	$1.41	$361	$1.31

†  On April 16, 2015, the PPG Board of Directors approved a 2-for-1 split of the company's common stock. PPG common stock began trading on a split-adjusted basis on June 15, 2015. All historical per share and share data give retroactive effect to the 2-for-1 stock split.

PPG has paid uninterrupted annual dividends since 1899. The latest quarterly dividend of 36 cents per share was approved by the board of directors on January 21, 2016, payable March 11, 2016 to shareholders of record February 19, 2016.
Holders of Common Stock
The number of holders of record of PPG common stock as of January 31, 2016 was 14,435 as shown on the records of the Company’s transfer agent.