Form 10-K, Exhibit 13
period 2015-12-31
PPG INDUSTRIES INC
filed 2016-02-18
CIK 79879

Exhibit 13.2
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Selected Financial Data
(Millions, except per share amounts)

	Year Ended December 31
	2015	2014	2013	2012	2011
Net Sales	$15,330	$15,360	$14,265	$12,686	$12,304
Amounts Attributable to PPG
Continuing Operations	$1,405	$1,133	$950	$663	$778
Discontinued Operations	1	969	2,281	278	317
Net income (attributable to PPG)	$1,406	$2,102	$3,231	$941	$1,095
Earnings per common share:
Continuing Operations	$5.18	$4.10	$3.31	$2.16	$2.47
Discontinued Operations	—	3.50	7.96	0.91	1.01
Net Income	$5.18	$7.60	$11.27	$3.07	$3.48
Earnings per common share - assuming dilution:
Continuing Operations	$5.14	$4.05	$3.27	$2.14	$2.44
Discontinued Operations	—	3.47	7.86	0.89	1.00
Net Income	$5.14	$7.52	$11.13	$3.03	$3.44
Dividends per share	1.41	1.31	1.21	1.17	1.13
Total assets	17,076	17,535	15,804	15,811	14,332
Long-term debt	4,042	3,533	3,358	3,352	3,558

Note: The financial information of all prior periods has been reclassified to reflect discontinued operations and retroactive adoption of certain Accounting Standard Updates.
On April 16, 2015, the PPG Board of Directors approved a 2-for-1 split of the company's common stock. PPG common stock began trading on a split-adjusted basis on June 15, 2015. All historical per share and share data give retroactive effect to the 2-for-1 stock split.