Form 10-K, Exhibit 13
period 2016-12-31
PPG INDUSTRIES INC
filed 2017-02-16
CIK 79879

Exhibit 13.1
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Market Information, Dividends and Holders of Common Stock
For the Year Ended December 31, 2016

Market Information
Stock Exchange Listings
PPG common stock is traded on the New York Stock Exchange (symbol:PPG).

Quarterly Stock Market Price

	2016		2015†
Quarter Ended	High	Low	High	Low
March 31	$112.10	$88.37	$118.95	$109.91
June 30	117.00	98.08	117.48	110.33
September 30	110.14	99.78	118.27	84.40
December 31	104.08	89.64	106.87	82.93

Dividends

	2016		2015†
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$96	$0.36	$91	$0.33
June	107	0.40	98	0.36
September	106	0.40	97	0.36
December	105	0.40	97	0.36
Total	$414	$1.56	$383	$1.41

† On April 16, 2015, the PPG Board of Directors approved a 2-for-1 split of the company's common stock. PPG common stock began trading on a split-adjusted basis on June 15, 2015. All historical per share and share data give retroactive effect to the 2-for-1 stock split.

PPG has paid uninterrupted annual dividends since 1899. The latest quarterly dividend of 40 cents per share was approved by the board of directors on January 19, 2017, payable March 10, 2017 to shareholders of record February 17, 2017.
Holders of Common Stock
The number of holders of record of PPG common stock as of January 31, 2017 was 14,048 as shown on the records of the Company’s transfer agent.