Form 10-K, Exhibit 13
period 2016-12-31
PPG INDUSTRIES INC
filed 2017-02-16
CIK 79879

Exhibit 13.2
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Selected Financial Data
(Millions, except per share amounts)

	Year Ended December 31
	2016	2015	2014	2013	2012
Net Sales	$14,751	$14,766	$14,791	$13,736	$12,169
Amounts Attributable to PPG
Continuing Operations	$564	$1,338	$1,085	$932	$649
Discontinued Operations	313	68	1,017	2,299	292
Net income (attributable to PPG)	$877	$1,406	$2,102	$3,231	$941
Earnings per common share:
Continuing Operations	$2.12	$4.93	$3.92	$3.25	$2.12
Discontinued Operations	1.18	0.25	3.68	8.01	0.95
Net Income	$3.30	$5.18	$7.60	$11.26	$3.07
Earnings per common share - assuming dilution:
Continuing Operations	$2.11	$4.89	$3.88	$3.22	$2.09
Discontinued Operations	1.17	0.25	3.64	7.92	0.94
Net Income	$3.28	$5.14	$7.52	$11.14	$3.03
Dividends per share	1.56	1.41	1.31	1.21	1.17
Total assets	15,769	17,076	17,535	15,804	15,811
Long-term debt	3,787	4,026	3,516	3,339	3,332

Note: The financial information of all prior periods has been reclassified to reflect discontinued operations and retroactive adoption of certain Accounting Standard Updates.