Form 10-K, Exhibit 13
period 2017-12-31
PPG INDUSTRIES INC
filed 2018-02-15
CIK 79879

Exhibit 13.1
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Market Information, Dividends and Holders of Common Stock
For the Year Ended December 31, 2017

Market Information
Stock Exchange Listings
PPG common stock is traded on the New York Stock Exchange (symbol:PPG).

Quarterly Stock Market Price

	2017		2016
Quarter Ended	High	Low	High	Low
March 31	$113.49	$94.57	$112.10	$88.37
June 30	113.00	104.18	117.00	98.08
September 30	113.67	100.45	110.14	99.78
December 31	119.85	108.43	104.08	89.64

Dividends

	2017		2016
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$103	$0.40	$96	$0.36
June	102	0.40	107	0.40
September	116	0.45	106	0.40
December	113	0.45	105	0.40
Total	$434	$1.70	$414	$1.56

PPG has paid uninterrupted annual dividends since 1899. The latest quarterly dividend of 45 cents per share was approved by the board of directors on January 18, 2018, payable March 12, 2018 to shareholders of record February 16, 2018.

Holders of Common Stock
The number of holders of record of PPG common stock as of January 31, 2018 was 13,739 as shown on the records of the Company’s transfer agent.