Form 10-K, Exhibit 13
period 2017-12-31
PPG INDUSTRIES INC
filed 2018-02-15
CIK 79879

Exhibit 13.2
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Selected Financial Data
(Millions, except per share amounts)

	Year Ended December 31
	2017	2016	2015	2014	2013
Net Sales	$14,750	$14,270	$14,241	$14,250	$13,198
Amounts Attributable to PPG
Continuing Operations	$1,371	$547	$1,311	$1,067	$917
Discontinued Operations	220	330	95	1,035	2,314
Net income (attributable to PPG)	$1,591	$877	$1,406	$2,102	$3,231
Earnings per common share:
Continuing Operations	$5.35	$2.06	$4.83	$3.86	$3.20
Discontinued Operations	0.86	1.24	0.35	3.74	8.07
Net Income	$6.21	$3.30	$5.18	$7.60	$11.27
Earnings per common share - assuming dilution:
Continuing Operations	$5.32	$2.05	$4.79	$3.82	$3.16
Discontinued Operations	0.85	1.23	0.35	3.70	7.98
Net Income	$6.17	$3.28	$5.14	$7.52	$11.14
Dividends per share	1.70	1.56	1.41	1.31	1.21
Total assets	16,538	15,769	17,076	17,535	15,804
Long-term debt	4,134	3,787	4,026	3,516	3,339

Note: The financial information of all prior periods has been reclassified to reflect discontinued operations and retroactive adoption of certain Accounting Standard Updates.