Form 10-K/A, Exhibit 13
period 2017-12-31
PPG INDUSTRIES INC
filed 2018-06-28
CIK 79879

Exhibit 13.2
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Selected Financial Data
(Millions, except per share amounts)

	Year Ended December 31
	2017	2016	2015	2014	2013
	As Restated	As Restated
Net Sales	$14,748	$14,270	$14,241	$14,250	$13,198
Amounts Attributable to PPG
Continuing Operations	$1,369	$543	$1,311	$1,067	$917
Discontinued Operations	225	330	95	1,035	2,314
Net income (attributable to PPG)	$1,594	$873	$1,406	$2,102	$3,231
Earnings per common share:
Continuing Operations	$5.34	$2.05	$4.83	$3.86	$3.20
Discontinued Operations	0.88	1.24	0.35	3.74	8.07
Net Income	$6.22	$3.29	$5.18	$7.60	$11.27
Earnings per common share - assuming dilution:
Continuing Operations	$5.31	$2.04	$4.79	$3.82	$3.16
Discontinued Operations	0.87	1.23	0.35	3.70	7.98
Net Income	$6.18	$3.27	$5.14	$7.52	$11.14
Dividends per share	1.70	1.56	1.41	1.31	1.21
Total assets	16,538	15,771	17,076	17,535	15,804
Long-term debt	4,134	3,787	4,026	3,516	3,339

The financial information for the years ended December 31, 2017 and 2016 and as of December 31, 2017 and 2016 has been derived from our restated consolidated financial statements. The financial information has been restated for the matters described in Note 2, "Restatement of Previously Reported Consolidated Annual Financial Statements" included in Item 8 of this Form 10-K/A.

The financial information of all prior periods has been reclassified to reflect discontinued operations and retroactive adoption of certain Accounting Standard Updates.