Form 10-K, Exhibit 13
period 2018-12-31
PPG INDUSTRIES INC
filed 2019-02-21
CIK 79879

Exhibit 13.1
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Market Information, Dividends and Holders of Common Stock
For the Year Ended December 31, 2018

Market Information
Stock Exchange Listings
PPG common stock is traded on the New York Stock Exchange (symbol:PPG).

Quarterly Stock Market Price

	2018		2017
Quarter Ended	High	Low	High	Low
March 31	$122.07	$108.74	$113.49	$94.57
June 30	113.90	100.36	113.00	104.18
September 30	116.73	101.17	113.67	100.45
December 31	111.42	94.37	119.85	108.43

Dividends

	2018		2017
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$112	$0.45	$103	$0.40
June	110	0.45	102	0.40
September	116	0.48	116	0.45
December	115	0.48	113	0.45
Total	$453	$1.86	$434	$1.70

PPG has paid uninterrupted annual dividends since 1899. The latest quarterly dividend of 48 cents per share was approved by the board of directors on January 17, 2019, payable March 12, 2019 to shareholders of record February 22, 2019.

Holders of Common Stock
The number of holders of record of PPG common stock as of January 31, 2019 was 13,470 as shown on the records of the Company’s transfer agent.