Form 10-K, Exhibit 13
period 2018-12-31
PPG INDUSTRIES INC
filed 2019-02-21
CIK 79879

Exhibit 13.2
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Selected Financial Data
(Millions, except per share amounts)

	Year Ended December 31
	2018	2017	2016	2015	2014
Net Sales	$15,374	$14,748	$14,270	$14,241	$14,250
Amounts Attributable to PPG
Continuing Operations	$1,323	$1,369	$543	$1,311	$1,067
Discontinued Operations	18	225	330	95	1,035
Net income (attributable to PPG)	$1,341	$1,594	$873	$1,406	$2,102
Earnings per common share:
Continuing Operations	$5.43	$5.34	$2.05	$4.83	$3.86
Discontinued Operations	0.07	0.88	1.24	0.35	3.74
Net Income	$5.50	$6.22	$3.29	$5.18	$7.60
Earnings per common share - assuming dilution:
Continuing Operations	$5.40	$5.31	$2.04	$4.79	$3.82
Discontinued Operations	0.07	0.87	1.23	0.35	3.70
Net Income	$5.47	$6.18	$3.27	$5.14	$7.52
Dividends per share	1.86	1.70	1.56	1.41	1.31
Total assets	16,015	16,538	15,771	17,076	17,535
Long-term debt	4,365	4,134	3,787	4,026	3,516
The financial information of all prior periods has been reclassified to reflect discontinued operations and retroactive adoption of certain Accounting Standard Updates.