Form 10-K, Exhibit 13
period 2019-12-31
PPG INDUSTRIES INC
filed 2020-02-20
CIK 79879

Exhibit 13.1
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Market Information, Dividends and Holders of Common Stock
For the Year Ended December 31, 2019

Market Information
Stock Exchange Listings
PPG common stock is traded on the New York Stock Exchange (symbol:PPG).

Quarterly Stock Market Price

	2019		2018
Quarter Ended	High	Low	High	Low
March 31	$113.31	$96.82	$122.07	$108.74
June 30	121.29	104.44	113.90	100.36
September 30	121.00	105.99	116.73	101.17
December 31	134.36	112.02	111.42	94.37

Dividends

	2019		2018
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$113	$0.48	$112	$0.45
June	114	0.48	110	0.45
September	120	0.51	116	0.48
December	121	0.51	115	0.48
Total	$468	$1.98	$453	$1.86

PPG has paid uninterrupted annual dividends since 1899. The latest quarterly dividend of 51 cents per share was approved by the board of directors on January 16, 2020, payable March 12, 2020 to shareholders of record February 21, 2020.

Holders of Common Stock
The number of holders of record of PPG common stock as of January 31, 2020 was 13,574 as shown on the records of the Company’s transfer agent.