Form 10-K, Exhibit 13
period 2020-12-31
PPG INDUSTRIES INC
filed 2021-02-18
CIK 79879

Exhibit 13.2
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Selected Financial Data
(Millions, except per share amounts)

	Year Ended December 31
	2020	2019	2018	2017	2016
Net Sales	$13,834	$15,146	$15,374	$14,748	$14,270
Amounts Attributable to PPG
Continuing Operations	$1,056	$1,243	$1,323	$1,369	$543
Discontinued Operations	3	—	18	225	330
Net income (attributable to PPG)	$1,059	$1,243	$1,341	$1,594	$873
Earnings per common share:
Continuing Operations	$4.46	$5.25	$5.43	$5.34	$2.05
Discontinued Operations	0.01	—	0.07	0.88	1.24
Net Income	$4.47	$5.25	$5.50	$6.22	$3.29
Earnings per common share - assuming dilution:
Continuing Operations	$4.44	$5.22	$5.40	$5.31	$2.04
Discontinued Operations	0.01	—	0.07	0.87	1.23
Net Income	$4.45	$5.22	$5.47	$6.18	$3.27
Dividends per share	2.10	1.98	1.86	1.70	1.56
Total assets	19,556	17,708	16,015	16,538	15,771
Long-term debt	5,171	4,539	4,365	4,134	3,787
The financial information of all prior periods has been reclassified to reflect discontinued operations and retroactive adoption of certain Accounting Standards Updates.