Form 10-K, Exhibit 13
period 2023-12-31
PPG INDUSTRIES INC
filed 2024-02-15
CIK 79879

Exhibit 13.1
PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Market Information, Dividends, Holders of Common Stock and Stock Performance Graph
For the Year Ended December 31, 2023
Market Information
PPG common stock is traded on the New York Stock Exchange (symbol: PPG).

Quarterly Stock Market Price

	2023		2022
Quarter Ended	High	Low	High	Low
March 31	$137.74	$120.90	$177.32	$111.32
June 30	$149.01	$130.65	$138.10	$107.06
September 30	$152.89	$126.94	$137.93	$109.78
December 31	$151.16	$120.33	$137.72	$107.40

Dividends

$ in millions, except per share data	2023		2022
Month of Payment	$	Per Share	$	Per Share
March	$146	$0.62	$139	$0.59
June	146	0.62	140	0.59
September	153	0.65	145	0.62
December	153	0.65	146	0.62
Total	$598	$2.54	$570	$2.42

PPG has paid uninterrupted annual dividends since 1899. The latest quarterly dividend of 65 cents per share was approved by the board of directors on January 18, 2024, payable March 12, 2024 to shareholders of record February 16, 2024.

Holders of Common Stock
The number of holders of record of PPG common stock as of January 31, 2024 was 12,791 as shown on the records of the Company’s transfer agent.

Stock Performance Graph
The following graph compares the yearly percentage changes in the cumulative total shareholder value return of the company’s common stock with the cumulative total return of the Standard & Poor’s Composite 500 Stock Index (“S&P 500”) and a defined Peer Group, for the five-year period beginning December 31, 2018 and ending December 31, 2023. This graph assumes that the investment in the company’s common stock and each index was $100 on December 31, 2018 and that all dividends were reinvested.
The Peer Group includes 3M Co., Akzo Nobel N.V., Axalta Coatings Systems Ltd., Dow, Inc., Dupont de Nemours, Inc., Eastman Chemical Co., Masco Corp., RPM International Inc., and The Sherwin-Williams Co.
The following table summarizes stock performance graph data points in dollars:

	December 31,
	2018	2019	2020	2021	2022	2023
PPG	$100	$133	$146	$177	$132	$160
S&P 500	$100	$131	$156	$200	$164	$207
Peer Group	$100	$119	$133	$160	$120	$143